 As filed with the Securities and Exchange Commission on December 19, 1997
                                                        Registration No. 333-___
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            CRF Lodging Company, L.P.
       (Exact name of registrant as specified in its governing instrument)

             Delaware                                    7011                            52-2067660
   (State or Other Jurisdiction              (Primary Standard Industrial             (I.R.S. Employer
of Incorporation or Organization)             Classification Code Number)            Identification No.)

                               10400 Fernwood Road
                            Bethesda, Maryland 20817
                                 (301) 380-9000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             ----------------------

                             Robert E. Parsons, Jr.
                                    President
                            CRF Lodging Company, L.P.
                               10400 Fernwood Road
                            Bethesda, Maryland 20817
                                 (301) 380-9000

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                             ----------------------

                                   Copies to:
                          J. Warren Gorrell, Jr., Esq.
                            Bruce W. Gilchrist, Esq.
                             Hogan & Hartson L.L.P.
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                                 (202) 637-5600

                             ----------------------

           Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                             ----------------------

                                        CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                 Proposed Maximum     Proposed Maximum
               Title Of Each Class Of             Amount        Offering Price Per   Aggregate Offering        Amount Of
             Securities To Be Registered     To Be Registered        Unit(1)              Price(1)         Registration Fee(1)
-----------------------------------------------------------------------------------------------------------------------------
Units of Limited Partnership Interest         22,500,000 (2)          $20.00            $450,000,000         $132,750
-----------------------------------------------------------------------------------------------------------------------------
Notes                                                                 $ N/A                $______(3)        $  -0-(3)
=============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2) Represents the maximum number of Units issuable upon consummation of the transactions described herein.

(3) The maximum principal amount of the Notes that will be issued is $____. Investors whose securities are exchanged or canceled will receive Units or Notes. To the extent Notes are issued in lieu of Units, the proposed maximum aggregate offering price of the Units will be proportionately reduced. Accordingly, no further fee is due for the registration of the Notes.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+ OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+ BECOMES EFFECTIVE. THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT SHALL NOT + + CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL + + THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, +
+ SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR              +
+ QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                            DATED DECEMBER 22, 1997
                    PROSPECTUS/CONSENT SOLICITATION STATEMENT
                            CRF Lodging Company, L.P.

           CRF Lodging Company, L.P. (the "Company"), a newly formed Delaware limited partnership, whose sole general partner will be CRF Lodging Trust ("CRFLT"), a Maryland real estate investment trust, is proposing the consolidation (the "Consolidation") of six limited partnerships (the "Hotel Partnerships") into an umbrella partnership real estate investment trust (an "UPREIT"), as more fully described in this Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), in order to consolidate and expand the limited service and extended-stay hotel businesses currently conducted separately by the Hotel Partnerships and Host Marriott Corporation ("Host"). Following the Consolidation, the Company will own a portfolio of up to 221 limited service and extended-stay hotels operating under three Marriott brand names (Courtyard by Marriott(R), Residence Inn by Marriott(R) and Fairfield Inn by Marriott(R)) (the "Hotels"). Partners in the Hotel Partnerships will exchange their partnership interests in the Hotel Partnerships (the "Hotel Partnership Interests") for units of limited partnership interests in the Company ("Units") through the Mergers (as more fully described herein).

           Concurrently with the Consolidation, CRFLT will consummate an initial public offering (the "Offering") of its common shares of beneficial interest, par value $.01 per share (the "Common Shares"), and contribute the proceeds thereof to the Company in exchange for Units. Following the Offering, CRFLT anticipates that its Common Shares will be listed on the New York Stock Exchange ("NYSE"). Beginning one year after the Consolidation (the "Initial Holding Period"), Limited Partners will have the right to redeem their Units and receive, at the election of CRFLT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right"). CRFLT expects to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

           Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Company will lease the Hotels to subsidiaries of Host (the "Lessees") under leases with initial terms of __ years (the "Leases"). The Lessees will operate the Hotels pursuant to management agreements (the "Management Agreements") with subsidiaries of Marriott International, Inc. (the "Managers") that currently manage the Hotels. The Lessees will pay rent to the Company equal to the greater of a fixed dollar amount of base rent ("Base Rent") or specified percentages of gross sales from the Lessees' operation of the Hotels ("Percentage Rent").

           The allocation of Units among the Hotel Partnerships will be based upon their respective Exchange Values, which in turn are based upon the Appraised Value of each Hotel Partnership's Hotels, with certain adjustments for non-real estate assets, indebtedness and certain other items. The estimated Exchange Values set forth in this Consent Solicitation may increase or decrease as a result of various adjustments, which will be finally calculated shortly before the closing of the Consolidation (the "Closing Date").

        See "Risk Factors" beginning on page 9 for certain factors relevant to an investment in Units, including:

      . There is uncertainty at the time of voting as to the Hotel Partnerships that will participate in the Consolidation and thus, uncertainty as to the size and leverage of the Company until after the end of the Solicitation Period.

      . The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in a fixed portfolio, limited life partnership where a Limited Partner could receive a distribution upon liquidation of the partnership into an investment in a public real estate company which expects to acquire additional hotels and where a Limited Partner likely may realize value from his investment only through a sale of Common Shares received pursuant to the Unit Redemption Right.

      . As a result of the Consolidation, a Limited Partner will own an interest in a much larger portfolio of Hotels, including multiple brands, and a material adverse change affecting any of the Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously held an interest in such asset.

      . No independent representative was retained to negotiate on behalf of the Limited Partners of the Hotel Partnerships. If one had been, the terms of the Consolidation may have been more favorable to the Limited Partners in the Hotel Partnerships.

      . Conflicts of interest exist in connection with the structuring of the Consolidation, including the fact that subsidiaries of Host serve as the general partners of all of the Hotel Partnerships and other subsidiaries of Host will serve as the Lessees of the Hotels. Such conflicts of interest may result in decisions that do not fully reflect the interests of all Partners in the Hotel Partnerships.

      . Host and its subsidiaries will realize substantial benefits from the Consolidation, including receipt of Units with an estimated value of at least $____ million in exchange for their Hotel Partnership Interests (based upon the estimated Exchange Values) and $____ million in cash from the sale of two limited service and extended-stay hotels owned by Host (the "Acquisition Hotels") based upon their aggregate Appraised Value, as adjusted, economic benefits under the Leases and, because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the ability to defer significant potential tax liabilities attributable to taxable gain in excess of sale proceeds of approximately $____ million.

      . The allocation of Units among the Hotel Partnerships is based upon their respective Exchange Values, the calculation of which involves numerous assumptions and estimates. There is no assurance that the value of the Units to be received in the Consolidation equals the fair market value of the Hotels and other assets contributed by the Hotel Partnerships.

      . Current federal income tax law prohibits the Company from operating the Hotels directly. Therefore, the Company will be substantially dependent upon the Lessees and Managers for its revenue and the Company will have limited control over the operations of the Hotels.

      . Approval of the Consolidation by Limited Partners holding a majority of the outstanding Partnership Units of a Hotel Partnership will bind all Limited Partners of such Hotel Partnership.

      . Limited Partners of Hotel Partnerships who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their Hotel Partnership Interests but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value (as defined herein) of their Hotel Partnership Interests. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario (as defined herein), the Company would have had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million.

      . There are limitations on actual or constructive ownership of more than of 9.9% of the number or value of CRFLT's outstanding Common Shares.

      . Taxation of CRFLT as a regular corporation if it fails to qualify as a REIT, and taxation of the Company as a corporation if it fails to qualify as a partnership for federal income tax purposes, either of which would, among other things, result in a decrease in cash available for distribution and a material reduction in the value of the Common Shares and Units.

      The Hotel Partnership GPs believe that the terms of the Consolidation provide substantial benefits and are fair to the Limited Partners in each of the Hotel Partnerships and recommend that all Limited Partners vote FOR the Consolidation. See "Background and Reasons for the Consolidation -- Expected Benefits of the Consolidation."

      The Hotel Partnership GPs also have established certain additional conditions to the consummation of the Consolidation, including the following:

      . At least four Hotel Partnerships, including CBM1, CBM2 and RIBM1, must participate in the Consolidation (the "Minimum Participation Condition").

      . The value of the Units received by each Partner in the Consolidation
        (based on each Unit being considered to have a value equal to the price per Common Share sold in the Offering) must be at least equal to the Exchange Value attributable to the Partner's Hotel Partnership Interest (the "Minimum Value Condition").

      . Dissenting Partners who elect to tender the Units they receive in the Consolidation in exchange for Notes cannot request Notes with an aggregate principal amount in excess of either 15% of the aggregate Exchange Values of the Participating Hotel Partnerships or 20% of the Exchange Value of any individual Participating Hotel Partnership (collectively, the "Maximum Note Limitation"), except that the Company, in its sole discretion, may waive such condition if such waiver does not result in violation of any other condition to the Consolidation.


      THIS SOLICITATION OF CONSENTS EXPIRES AT 5:00 P.M., EASTERN TIME ON __________ __, 1998, UNLESS EXTENDED.


      THIS CONSENT SOLICITATION IS DIRECTED ONLY TO THE LIMITED PARTNERS IN THE HOTEL PARTNERSHIPS DESCRIBED HEREIN AND IS NOT TO BE CONSIDERED AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO OR FROM ANYONE TO WHOM DELIVERY OF THIS CONSENT SOLICITATION IS NOT AUTHORIZED BY THE COMPANY IN CONNECTION WITH THE SOLICITATION OF CONSENTS FOR THE CONSOLIDATION. THIS CONSENT SOLICITATION DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE UNITS AND NOTES REFERRED TO HEREIN. THIS CONSENT SOLICITATION IS ONLY AUTHORIZED FOR DELIVERY TO PARTNERS WHEN ACCOMPANIED BY ONE OR MORE SUPPLEMENTS RELATING TO THE HOTEL PARTNERSHIPS IN WHICH SUCH PARTNERS HOLD INTERESTS. ALL INFORMATION CONCERNING THE OFFERING PRICE OF THE COMMON SHARES IN THE OFFERING REFERRED TO HEREIN, AND INFORMATION

DERIVED FROM OR DEPENDENT UPON THAT PRICE, SHOULD NOT BE RELIED UPON AS PREDICTIVE OF THE ACTUAL OFFERING PRICE.

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/CONSENT SOLICITATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus/Consent Solicitation Statement is ______ __, 1998.

Forward-Looking Statements

           Certain matters discussed herein are forward-looking statements and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Among the factors that could affect such forward-looking statements are: market and general economic conditions, interest rates, capital expenditure requirements, the ability of the Company to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations, the ability of the Company to compete effectively in areas such as access, location, quality of accommodations and room rate structures, changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs and the availability of credit. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                                   TABLE OF CONTENTS


                                                                                                                      Page
                                                                                                                      ----
SUMMARY................................................................................................................6
       Summary of Transaction..........................................................................................6
       Risk Factors....................................................................................................9
       The Consolidation...............................................................................................13
       Determination of Exchange Values and Allocation of Units........................................................17
       Comparison of Alternatives......................................................................................19
       Prices for Partnership Units in the Hotel Partnerships..........................................................20
       Fairness Analysis and Opinion...................................................................................21
       Solicitation Materials..........................................................................................22
       Voting Procedures...............................................................................................22
       Rights of Dissenting Partners...................................................................................23
       Federal Income Tax Considerations...............................................................................23
       Summary Financial Information...................................................................................25
RISK FACTORS...........................................................................................................27
       Risks and Effects of the Consolidation..........................................................................27
       Risks of Ownership of Units and Common Shares...................................................................32
       Risks of Ownership of the Notes.................................................................................35
       Risks of Operation..............................................................................................35
       Federal Income Tax Risks........................................................................................37
       Conflicts of Interest -- The Consolidation......................................................................41
       Conflicts of Interests -- Operations............................................................................42
       Miscellaneous Risks.............................................................................................42
CONFLICTS OF INTEREST..................................................................................................45
       Affiliated General Partners.....................................................................................45
       No Arm's Length Negotiations; Absence of Independent Representation.............................................45
       Substantial Benefits to Related Parties.........................................................................46
       Future Dealings with Related Parties............................................................................46
       Host's Continued Ownership of Certain Limited Service and Extended-Stay Hotels..................................46
       Tax Consequences upon Sale or Refinancing of Hotels.............................................................47
       Policies with Respect to Conflicts of Interest..................................................................47
BACKGROUND AND REASONS FOR THE CONSOLIDATION...........................................................................48
       Background of the Hotel Partnerships............................................................................48
       Background of the Consolidation.................................................................................51
       Reasons for the Consolidation...................................................................................51
       Expected Benefits from the Consolidation........................................................................52
       Reimbursements and Distributions to Hotel Partnership GPs.......................................................54
       Alternatives to the Consolidation...............................................................................55
       Comparison of Alternative Consideration.........................................................................57
       RECOMMENDATION OF THE HOTEL PARTNERSHIP GPs.....................................................................59
THE CONSOLIDATION......................................................................................................60
       General.........................................................................................................60
       The Hotel Partnership Mergers...................................................................................62
       Conditions to Consummation of the Consolidation.................................................................64
       Right to Exclude Hotel Partnerships.............................................................................66
       Extension, Amendment and Termination of the Consolidation.......................................................66
       Restrictions on Transfer of Units...............................................................................66
       Rights of Dissenting Partners...................................................................................67
       Effect of Consolidation on Nonparticipating Hotel Partnerships..................................................67

       Consolidation Expenses .........................................................................................68
       Accounting Treatment............................................................................................69
       The Offering....................................................................................................69
DETERMINATION OF EXCHANGE VALUES AND ALLOCATION OF UNITS...............................................................71
       Overview........................................................................................................71
       Methodology for Determining Exchange Values.....................................................................71
       Allocation of Units in the Consolidation........................................................................74
FAIRNESS ANALYSIS AND OPINION..........................................................................................76
       Fairness Analysis...............................................................................................76
       Fairness Opinion................................................................................................77
BUSINESS AND PROPERTIES................................................................................................81
       Business of the Company.........................................................................................81
       Business Strategy...............................................................................................83
       External Growth -- Acquisition/Development Strategy.............................................................83
       Internal Growth Strategy........................................................................................85
       Competitive Advantages..........................................................................................85
       Hotel Lodging Properties........................................................................................86
       The Acquisition Hotels..........................................................................................88
       Marketing.......................................................................................................89
       Properties......................................................................................................89
       The Leases......................................................................................................93
       Management Agreements...........................................................................................98
       Noncompetition Agreements.......................................................................................108
       Indebtedness....................................................................................................109
       Credit Facility.................................................................................................111
       Ground Leases...................................................................................................112
       Competition.....................................................................................................114
       Employees.......................................................................................................115
       Environmental Matters...........................................................................................115
       Legal Proceedings...............................................................................................116
DISTRIBUTION AND OTHER POLICIES........................................................................................117
       Distribution Policy.............................................................................................117
       Investment Policies.............................................................................................117
       Financing Policies..............................................................................................118
       Lending Policies................................................................................................119
       Conflicts of Interest Policies..................................................................................119
       Policies with Respect to Other Activities.......................................................................120
SELECTED FINANCIAL DATA................................................................................................121
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................................123
MANAGEMENT.............................................................................................................132
       Trustees, Executive Officers and Key Employees of CRFLT.........................................................132
       Committees of the Board of Trustees.............................................................................132
       Compensation of Trustees........................................................................................133
       Executive Compensation..........................................................................................133
       Employment Agreements...........................................................................................134
       Option and Restricted Share Plans...............................................................................134
       Incentive Compensation..........................................................................................134
       Limitation of Liability and Indemnification.....................................................................134
       The Lessees.....................................................................................................134
       Executive Officers and Key Employees of the Lessees.............................................................136
       Executive Officers and Key Employees of the Managers............................................................136
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................................................................138
PRINCIPAL SECURITY HOLDERS.............................................................................................139
DESCRIPTION OF UNITS...................................................................................................140
       General.........................................................................................................140

       Formation.......................................................................................................140
       Purposes, Business and Management...............................................................................141
       Ability of CRFLT to Engage in Other Businesses; Conflicts of Interest...........................................141
       Distributions; Allocations of Income and Loss...................................................................141
       Borrowing by the Company........................................................................................142
       Reimbursement of CRFLT; Transactions with CRFLT and its Affiliates..............................................142
       Liability of CRFLT and Limited Partners.........................................................................143
       Exculpation and Indemnification of CRFLT........................................................................143
       Sales of Assets and Lock-out Provisions.........................................................................144
       Removal of the General Partner; Transfer of CRFLT's Interests...................................................144
       Certain Voting Rights of Holders of Units During the Initial Holding Period.....................................145
       Restrictions on Transfers of Units by Limited Partners..........................................................145
       Unit Redemption Right...........................................................................................146
       No Withdrawal by Limited Partners...............................................................................146
       Issuance of Limited Partnership Interests.......................................................................147
       Meetings; Voting................................................................................................147
       Amendment of the Partnership Agreement..........................................................................147
       Books and Reports...............................................................................................148
       Power of Attorney...............................................................................................148
       Dissolution, Winding Up and Termination.........................................................................149
       Ownership Limitation............................................................................................149
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST...........................................................................150
       General.........................................................................................................150
       Common Shares...................................................................................................150
       Preferred Shares................................................................................................151
       Power to Issue Additional Common Shares and Preferred Shares....................................................151
       Restrictions on Ownership and Transfer..........................................................................151
       Changes in Control Pursuant to Maryland Law.....................................................................154
DESCRIPTION OF THE NOTES...............................................................................................156
       General.........................................................................................................156
       Principal and Interest..........................................................................................157
       Optional Redemption.............................................................................................157
       Limitations on Incurrence of Debt...............................................................................158
       Merger, Consolidation or Sale...................................................................................159
       Events of Default, Notice and Waiver............................................................................159
       Modification of the Indenture...................................................................................161
       Satisfaction and Discharge......................................................................................162
       No Conversion Rights............................................................................................162
       Governing Law...................................................................................................162
COMPARISON OF OWNERSHIP OF HOTEL PARTNERSHIP INTERESTS, UNITS AND COMMON SHARES........................................163
ERISA CONSIDERATIONS...................................................................................................184
       Status of CRFLT and the Company Under ERISA.....................................................................184
FEDERAL INCOME TAX CONSIDERATIONS......................................................................................186
       Introduction....................................................................................................186
       Summary of Tax Opinions.........................................................................................187
       Tax Status of the Company.......................................................................................189
       Tax Consequences of the Formation of the Company................................................................191
       Tax Treatment of Limited Partners Who Exercise Dissenters' Rights in Connection with the Consolidation..........205
       Tax Treatment of Limited Partners Who Hold Units Following the Consolidation....................................206
       Federal Income Taxation of CRFLT Following the Consolidation....................................................219
       Taxation of Taxable U.S. Shareholders of CRFLT Generally........................................................229
       Backup Withholding for Limited Service REIT Distributions.......................................................231

       Taxation of Tax-Exempt Shareholders of CRFLT....................................................................231
       Taxation of Non-U.S. Shareholders of CRFLT......................................................................232
       Tax Aspects of CRFLT's Ownership of Interests in the Company....................................................235
       Other Tax Consequences for CRFLT and Its Shareholders...........................................................237
VOTING PROCEDURES......................................................................................................238
       Distribution of Solicitation Materials..........................................................................238
       No Special Meetings.............................................................................................239
       Required Vote and Other Conditions..............................................................................239
EXPERTS................................................................................................................241
LEGAL MATTERS..........................................................................................................241
AVAILABLE INFORMATION..................................................................................................241
FINANCIAL STATEMENTS...................................................................................................F-1

                                     SUMMARY

           This Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Consent Solicitation Statement, including the appendices hereto (this "Consent Solicitation"), and is presented solely to provide an overview of the transactions described in detail in the remainder of this Consent Solicitation and of the business and investment considerations and risks related to the proposed transactions. Prospective investors are advised not to rely on this Summary, but to review carefully this entire Consent Solicitation.

           As used in this Consent Solicitation, the term "Company" means CRF Lodging Company, L.P., a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries or any of such subsidiaries. The term "Host" refers to Host Marriott Corporation, a Delaware corporation and an affiliate of the general partner of each Hotel Partnership. The term "CRFLT" means CRF Lodging Trust, a Maryland real estate investment trust, which will be the sole general partner of the Company. The terms "Hotel Partnership" and "Hotel Partnerships" mean individually and collectively: Courtyard by Marriott Limited Partnership ("CBM1"), a Delaware limited partnership; Courtyard by Marriott II Limited Partnership ("CBM2"), a Delaware limited partnership; Marriott Residence Inn Limited Partnership ("RIBM1"), a Delaware limited partnership; Marriott Residence Inn II Limited Partnership ("RIBM2"), a Delaware limited partnership; Marriott Residence Inn USA Limited Partnership ("Res USA"), a Delaware limited partnership; and Fairfield Inn by Marriott Limited Partnership ("FIBM"), a Delaware limited partnership. The term "Hotel Partnership GP" means the general partner of a Hotel Partnership, each of which general partner is a wholly owned direct or indirect subsidiary of Host. The term "Partners" means all partners of the Hotel Partnerships, including the Hotel Partnership GPs. The term "Limited Partners" means only the limited partners of the Hotel Partnerships. The proposed mergers of subsidiaries of the Company into the Hotel Partnerships, the purchase by the Company of the Acquisition Hotels from Host, the initial public offering of CRFLT (the "Offering") and the related transactions described in detail herein are referred to as the "Consolidation." See the "Glossary" for the definitions of other capitalized terms used in this Consent Solicitation.

           The information contained herein, unless otherwise indicated, assumes the Consolidation occurs with an Offering yielding gross proceeds of $800 million, all Hotel Partnerships participate, no Notes are issued and $539 million of outstanding indebtedness is repaid (the "Full Consolidation Scenario").


Summary of Transaction

           This Consent Solicitation is being furnished to Limited Partners in the Hotel Partnerships to solicit their approval of the Consolidation. If the Consolidation is consummated as contemplated, the Company will acquire and own up to 221 limited service and extended-stay hotels, located in 35 states across the United States, containing 30,783 rooms and operating under three Marriott brand names (Courtyard by Marriott(R), Residence Inn by Marriott(R) and Fairfield Inn by Marriott(R)), including the Acquisition Hotels currently owned by Host. These three Marriott brands are among the leading competitors within their industry segments. Partners in the Hotel Partnerships will acquire units of limited partnership interest ("Units") in the Company, which will be one of the largest owners of hotels in the United States.

           The following table sets forth certain information as of September 12, 1997 (or, in the case of average daily rate, average occupancy and revenues per available room ("REVPAR"), the thirty-six weeks then ended) regarding the Hotels that will comprise the Company's initial lodging portfolio:

                                             Number of       Number of     Average Daily       Average
               Brand Name                     Hotels           Rooms            Rate          Occupancy     REVPAR/(1)/
               ----------                 --------------   --------------       ----          ---------     -----------
Courtyard Hotels (moderate-priced)......       120            17,558       $     81.95          82.1%       $ 67.31
Residence Inns (extended-stay)..........        49             5,910       $     91.00          85.9%       $ 78.14
Fairfield Inns (economy)................        50             6,681       $     50.89          78.4%       $ 39.92
                                              ----         ---------
           Subtotal                            219            30,149
Acquisition Hotels
   Chicago Downtown Courtyard...........         1               334       $    133.90          84.1%       $ 112.56
   Pentagon City Residence Inn..........         1               300       $    120.52          81.1%       $  97.74
                                              ----         ---------
           Total                               221            30,783
                                               ===         =========

--------------

/(1)/ REVPAR is a commonly used indicator of market performance of hotels.
      REVPAR measures daily room revenues generated on a per room basis by combining the average daily room rate charged and the average daily occupancy achieved. REVPAR excludes food and beverage and other ancillary revenues generated by the hotel.

           In connection with the Consolidation, CRFLT, which will be the sole general partner of the Company, will consummate the Offering and contribute the proceeds thereof to the Company. The Company will use the proceeds to pay off certain indebtedness previously incurred by the Hotel Partnerships, to purchase the Acquisition Hotels from Host and for other partnership purposes. Beginning one year after the Consolidation (the "Initial Holding Period"), Limited Partners will have the right to redeem their Units and receive, at the election of CRFLT, either Common Shares of CRFLT on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such Common Shares (the "Unit Redemption Right"). CRFLT expects that its Common Shares will be listed on the New York Stock Exchange ("NYSE"). The Company and CRFLT expect to pay regular quarterly cash distributions following the Consolidation.

           CRFLT expects to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The Company and CRFLT, which will be the sole general partner of the Company, have been formed to consolidate and expand the limited service and extended-stay hotel businesses currently conducted separately by the Hotel Partnerships and Host through a structure referred to as an "umbrella partnership real estate investment trust" (an "UPREIT"). The primary business objectives of the Company and CRFLT will be to (i) achieve long-term sustainable growth in Funds From Operations (as defined herein) per Unit or Common Share, (ii) increase asset values by improving and expanding the initial Hotels, as appropriate, (iii) acquire additional existing and newly developed hotels in targeted markets across the United States and (iv) pursue other real estate investments. By converting the existing private, non-traded limited partnerships into a publicly traded real estate company focused on a more diverse and expanded ownership of limited service and extended-stay hotels, Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which in many instances is resulting in market valuations of public real estate companies in excess of the estimated net asset values of those companies. Those Limited Partners who so desire will be able, following the Initial Holding Period, to liquidate their investment in the Company for cash at prices that reflect the public market valuation of CRFLT, while Limited Partners who wish to continue their investments should be able to defer recognition of at least a substantial portion of any built-in taxable gain on their interests in the Hotel Partnerships.

           Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Company will lease the Hotels to subsidiaries of Host (the "Lessees") under leases with initial terms of __ years (the "Leases"). The Lessees will operate the Hotels under their current Marriott brand names pursuant to management agreements (the "Management Agreements") with the managers (the "Managers") that currently manage the Hotels. The Managers are subsidiaries of Marriott International, Inc. ("Marriott International"). The Lessees will pay rent to the Company generally equal to the greater of a fixed dollar amount of base rent ("Base Rent") or specified percentages of gross sales from the Lessees' operation of the Hotels

("Percentage Rent"). The Company is not obligated to use subsidiaries of Host as a lessee with respect to any hotels acquired after the Consolidation. See "Business and Properties -- The Leases."

           Upon consummation of the Consolidation (and assuming all of the related transactions occur in the manner described herein and the Full Consolidation Scenario), the structure of, and ownership of interests in, the Company and the leasing arrangements will be as shown in the following diagram:


                           [FLOW CHART APPEARS HERE]


           The former general and Limited Partners in the Hotel Partnerships will hold Units in the Company as limited partners and CRFLT will hold Units in the Company as general partner and limited partner. CRFLT will be owned by the public shareholders. The Company will own 100% of the equity interests in the Hotel Partnerships and the Acquisition Hotels both directly and through other direct or indirect wholly owned subsidiaries of the Company or CRFLT. The Lessees of the Hotels, pursuant to the leases, are wholly owned subsidiaries of Host Marriott Corporation. The Managers of the Hotels, pursuant to the Management Agreements, are wholly owned subsidiaries of Marriott International, Inc.

/(1)/ Dissenting Partners may elect to tender the Units they receive in the Consolidation for Notes, subject to the Maximum Note Limitation (as defined herein). See "Rights of Dissenting Partners."

/(2)/ The Company will own 100% of the equity interests in the Hotel Partnerships and the Acquisition Hotels both directly and through other direct or indirect wholly owned subsidiaries of the Company or CRFLT.

Risk Factors

           The following is a summary of the potential risks of the Consolidation. This summary is qualified in its entirety by the detailed discussion in the section entitled "Risk Factors" contained in this Consent Solicitation. Some of the significant matters that Partners should consider carefully include:

           . Uncertainties at the Time of Voting. There are several uncertainties at the time the Partners must vote on the Consolidation, including (i) the identity of the Hotel Partnerships that will participate in the Consolidation and, thus, the Hotels that will be acquired by the Company (which will affect such matters as the size, scope and leverage of the Company), (ii) the Exchange Value for each Hotel Partnership (which will be adjusted for changes in working capital, indebtedness and various other items prior to the Closing Date) and (iii) the costs of prepaying certain indebtedness of the Hotel Partnerships (which costs will be determined based upon the interest rates on applicable U.S. Treasuries at the time of the prepayment). See "Determination of Exchange Values and Allocation of Units."

           . Fundamental Change in Nature of Investment; Potential Underperformance. The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from holding an interest in one or more Hotel Partnerships, each of which has a fixed portfolio of a single brand of hotels where Limited Partners participate in the profits from the operation of its Hotels, to holding an interest in an operating company that owns interests in up to 221 Hotels with multiple brands where limited partners will receive rents from lessees who will bear the risks and receive the benefits of the hotels' operations, has the ability to acquire additional hotels, can reinvest proceeds from sales or refinancings of existing hotels in other hotels, and has a publicly traded general partner. In addition, each Limited Partner's investment will change from an investment in which a Limited Partner is entitled to receive distributions from any net proceeds of a sale or refinancing of the partnership's assets, to an investment in an entity in which Limited Partners may likely realize the value of their investment only through the exercise of the Unit Redemption Right and sale of the Common Shares received as a result thereof and not from liquidation proceeds. Continuing the Hotel Partnerships could allow Limited Partners eventually to receive liquidation proceeds, if any, from the sale of the Hotel Partnership's properties, and a Limited Partner's share of these sale proceeds could be higher than the amount realized from the sale of Units or exercise of the Unit Redemption Right (or payments on any Notes received by Dissenting Partners). An investment in the Company may not outperform an investment in a single Hotel Partnership. See "Comparison of Hotel Partnership Interests, Units and Common Shares."

           . Exposure to Risks from Other Hotels. As a result of the Consolidation, Limited Partners will own interests in a much larger partnership with a broader range of assets, including multiple brands, than any of the Hotel Partnerships individually. A material adverse change affecting one of the Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected asset. In addition, each of the three Marriott brands which initially will comprise the Company operates in a different market segment and targets different consumers and, as a result, may be affected differently by different economic and market conditions.

           . Conflicts of Interest in the Consolidation. Conflicts of interest exist in connection with the Consolidation which include conflicts arising from the fact that subsidiaries of Host have varying limited and general partner interests in the different Hotel

           . Partnerships and other subsidiaries of Host will serve as Lessees of the Hotels at the same time as the Hotel Partnerships GPs, all of which are subsidiaries of Host, are recommending the Consolidation and are involved in establishing the terms and structure of the Consolidation, including the structuring of the Leases. In addition, Host and its subsidiaries will receive substantial benefits from the Consolidation. These conflicts of interest may result in decisions that do not fully reflect the interests of all Limited Partners in the Hotel Partnerships.

           . Substantial Benefits to Related Parties. The Consolidation will permit Host to continue to be involved in the ownership and operation of the Hotels and realize substantial benefits therefrom. Host and its subsidiaries will receive Units with an estimated value of at least $__ million in exchange for their Hotel Partnership Interests (based upon the estimated Exchange Values) and $__ million in cash from the sale of the Acquisition Hotels to the Company (based upon their aggregate Appraised Value, as adjusted). Subsidiaries of Host will be the Lessees of the Hotels and may receive significant economic benefits in connection with the Leases, including the receipt of income to the extent sales from the Hotels exceed operating costs and expenses payable by the Lessees, management fees and rental payments to the Company. Because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the Consolidation will also permit the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, to defer significant tax liabilities attributable to taxable gain in excess of sale proceeds (estimated at approximately $____ million) that otherwise would be incurred upon any sale of the assets of CBM1 or CBM2 (the "Courtyard Hotels") (other than in a tax-deferred exchange such as the Consolidation) or upon substantial reductions in the amount of debt now secured by the Courtyard Hotels. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of such Hotels and the refinancing, prepayment or reduction of the debt secured by the Courtyard Hotels for __ years from the Closing Date of the Consolidation without the consent of Host in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The Company also will repay, either in cash or Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1.

           . Method of Allocation of Units. The allocation of Units among the Hotel Partnerships will be based upon their respective Exchange Values, which in turn are based upon the Appraised Value of each Hotel Partnership's Hotels as adjusted for such things, among others, as net non-real estate assets (including cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves) ("Net Other Assets"), existing indebtedness (including an adjustment for prepayment and defeasance costs), deferred maintenance and FF&E shortfalls, deferred management fees and Consolidation Expenses (as defined herein). There is, however, no assurance that the value of the Units to be received by participants in the Consolidation will equal the fair market value of the Hotels and other assets contributed by such participants.

           . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Limited Partners of the Hotel Partnerships. The Hotel Partnership GPs have obtained an opinion from American Appraisal Associates, an independent, nationally recognized hotel valuation and financial advisory firm ("AAA"), as to
                     (i) the fairness, from a financial point of view, to the Limited Partners of each Hotel Partnership, of the methodologies used to determine the Exchange Value of each Hotel Partnership and the allocation of Units among the Hotel Partnerships in the Consolidation, (ii) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels), (iii) the fairness and reasonableness to the Limited Partners of each Hotel Partnership of the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners, (iv) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) and (v) the fairness and reasonableness, from the Company's standpoint, of the economic terms of the Leases. However, AAA has not negotiated with the Hotel Partnership GPs and has not participated in establishing the terms of the Consolidation. Consequently, the terms and conditions of the Consolidation may have been more favorable to Limited Partners in the Hotel Partnerships if such terms and conditions were the result of arm's length negotiations.

           . Lack of Control over Hotel Operations. Due to current federal income tax law prohibitions on a REIT's ability to derive revenues directly from the operation of a hotel, the Company will lease its Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. Neither CRFLT nor the Company will operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Company will have certain rights as lessor under the Leases (including control over certain owner-funded capital expenditures), neither CRFLT nor the Company will have the authority to require the Lessees or the Managers to operate the Hotels in any particular manner or to govern any particular aspect of their operation.

           . Expiration of Leases. The Leases expire at the end of __ years and there can be no assurance that such Leases will be renewed. If such Leases are terminated at the end of their terms, the Company will be required to find other lessees (which lessees must be satisfactory to the Managers). There can be no assurance as to whether satisfactory lessees could be found or as to the terms and conditions on which the Company would be able to enter into new leases with such lessees.

           . The Company's Dependence on the Lessees and Managers for Revenue. The Company will be dependent upon the Lessees for its revenue, and the Lessees' ability to pay rent to the Company will be substantially dependent upon the Managers' ability to operate the Hotels profitably.

           . No Limitation on Debt. There are no limitations in CRFLT's or the Company's organizational documents which limit the amount of indebtedness either may incur.

           . Risks of Leverage. The Company has substantial indebtedness. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company had outstanding indebtedness totaling $780 million. The Company's business is capital intensive and the Company will have significant capital requirements in the future. The Company's leverage level could affect its ability to
                     (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Company, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

           .         Rental Revenues from Hotels Subject to Rights of Lenders.
                     In accordance with the loan agreements with respect to outstanding indebtedness of the Hotel Partnerships, the rental revenues received by the Company under the Leases will first be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy all other obligations of the Company (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners (including CRFLT).

           . Ownership Limitations. No person may own in excess of 9.9% of the number or value of outstanding Common Shares of CRFLT, without the consent of the Board of Trustees of CRFLT, in its sole and absolute discretion. During the period of time subsidiaries of Host are acting as Lessees, Host and its affiliates are prohibited from owning in excess of 4.9% (by value) of the Company.

           . Majority Vote of Limited Partners of Hotel Partnerships Bind All Limited Partners. Approval of the Consolidation by Limited Partners holding a majority of the outstanding limited partnership interests (the "Partnership Units") of a Hotel Partnership will cause the Hotel Partnership to participate in the Consolidation, and such approval will bind all Limited Partners in such Hotel Partnership, including Limited Partners who voted against or abstained from voting with respect to the Consolidation.

           . Effect of Subsequent Events upon Recognition of Gain. Even though the Limited Partners who do not receive Notes as a result of exercising Dissenters' Rights generally are not expected to recognize significant taxable gain at the time of the Consolidation, there are a variety of events and transactions (including the sale of one or more of the Hotels or the reduction of indebtedness securing one or more of the Hotels) that could cause a Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Effect of Subsequent Events." The partnership agreement of the Company, which is substantially in the form attached hereto as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Company's ability to dispose of the Hotels or to refinance debt secured by the Hotels, other than with respect to the Courtyard Hotels (which restriction can be waived with the consent of Host). In addition, the Partnership Agreement expressly provides that CRFLT, as general partner of the Company, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Company to undertake specific transactions, and the limited partners have no right to approve or disapprove such transactions. See "Description of Units -- Sales of Assets and Lock-out Provisions."

           . Failure of the Company to Qualify as a Partnership for Tax Purposes. Taxation of the Company as a corporation if it fails to qualify as a partnership, and the Company's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to holders of Units, would cause CRFLT to fail to qualify as a REIT for tax purposes and could cause the holders of Units to recognize taxable gain at the time the Company ceases to qualify as a partnership.

           .         Failure of CRFLT to Qualify as a REIT for Tax Purposes.
                     Taxation of CRFLT as a corporation if it fails to qualify as a REIT, and CRFLT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to CRFLT's shareholders and materially reducing the value of the Common Shares and Units.

           . Dissenting Partners Have No Cash Appraisal Rights and May Elect to Receive Only Notes. Limited Partners of Hotel Partnerships who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their Hotel Partnership Interests or otherwise, but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured seven-year notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value of their Hotel Partnership Interests. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full face amount of the Notes only if they hold the Notes to maturity, which is approximately seven years after the Consolidation, or if the Company repays or refinances the Notes at or prior to maturity or realizes net sales or excess refinancing proceeds from Hotels owned by a Noteholder's former Hotel Partnership. Because the Notes are unsecured obligations of the Company, they will be effectively subordinate to all secured debt of the Company and all obligations of the Hotel Partnerships, which will be the owners of the Hotels. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company would have had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million. See "Rights of Dissenting Partners" and "Description of the Notes."


The Consolidation

           Reasons for the Consolidation. The Consolidation is being proposed at this time for two principal reasons. First, the Hotel Partnership GPs believe that the expected benefits of the Consolidation, as set forth below, outweigh the risks of the Consolidation, as set forth in "Risk Factors" above. The expected benefits include the following:

           . Enhanced Liquidity of Investment. The Consolidation will offer Limited Partners significantly enhanced liquidity with respect to their investments in the Hotel Partnerships because, after expiration of the Initial Holding Period, Limited Partners would be able to exercise their Unit Redemption Right (subject to certain limited exceptions) and receive, at CRFLT's election, either freely tradeable Common Shares of CRFLT or the cash equivalent thereof. The exercise of the Unit Redemption Right, however, would result in recognition of taxable income or gain at that time.

           . Public Market Valuation of Assets. The Hotel Partnership GPs believe that the public market valuations of the equity securities of many publicly traded real estate companies, including REITs that focus on the lodging industry, are in part based on the growth potential of such companies and currently exceed the private market values of their real estate assets. There can be no assurance, however, that the Common Shares of CRFLT will trade at a premium to the private market values of the Hotels or that the relative pricing differential will not change or be eliminated in the future.

           . Regular Quarterly Cash Distributions. The Hotel Partnership GPs expect that the Company will make regular quarterly cash distributions to holders of Units in proportion to their percentage interests in the Company. While these distributions may not be higher than certain Hotel Partnerships' current distributions, the ability to receive distributions quarterly and in regular amounts would be enhanced. See "Background and Reasons for the Consolidation -- Expected Benefits of the Consolidation.

           . Substantial Tax Deferral. The Hotel Partnership GPs expect that Limited Partners who do not exercise Dissenters' Rights generally should be able to obtain the benefits of the Consolidation while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their

                     Hotel Partnership Interests that otherwise would be recognized in the event of a liquidation of the Hotel Partnership or a sale or other disposition of its Hotels in a taxable transaction. Thereafter, such Limited Partners generally should to be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right, the Hotels currently owned by their Hotel Partnerships are sold or otherwise disposed of in a taxable transaction by the Company or, in the case of CBM1, the debt now secured by such Hotels is repaid, prepaid or substantially reduced. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of those Hotels and the refinancing, prepayment or reduction of the debt secured by those Hotels for the __ year period beginning with the consummation of the Consolidation without the consent of Host in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The federal income tax consequences of the Consolidation are highly complex and, with respect to each Limited Partner, are dependent upon many variables, including the particular circumstances of such Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company." Each Limited Partner is urged to consult with his own tax advisors as to the consequences of the Consolidation in light of his particular circumstances.

           . Risk Diversification. The consolidation of the Hotels, as well as future hotel acquisitions by the Company, will diversify the investment risks to Limited Partners over a broader group of hotels, range of product types, geographic locations and market segments and will reduce the dependence of an investment upon the performance of, and the exposure to the risks associated with, any particular group of Hotels currently owned by a Hotel Partnership and the single market segment in which each Hotel Partnership currently operates.

           . Reduction in Leverage and Interest Costs. Upon consummation of the Consolidation and the Offering, it is expected that the aggregate amount of consolidated indebtedness of the Company will be reduced, by application of a portion of the net proceeds from the Offering, by between approximately $390 million and $539 million (excluding prepayment and defeasance costs which also will be required to be paid), depending upon the Hotel Partnerships which participate in the Consolidation and the proceeds raised in the Offering, resulting in significant interest and debt service savings and a reduced overall leverage level for Limited Partners in the Hotel Partnerships.

           . Growth Potential. The Hotel Partnership GPs believe that substantial opportunities exist to acquire or develop limited service and extended-stay hotel properties at attractive prices and that the Hotel Partnerships are not in a position to take advantage of such opportunities because of their lack of access to additional sources of capital on favorable terms and restrictions on additional acquisitions and development imposed by their partnership agreements. In addition, the Company's structure and capitalization as part of an UPREIT should provide it with substantial flexibility to structure acquisitions of additional hotels utilizing debt, cash, Units or Common Shares (or any combination thereof), which may permit the Company to structure acquisitions of hotel properties on an income tax-deferred basis to sellers.

           . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a greater equity value than any of the Hotel Partnerships individually, CRFLT expects to have greater access to the capital necessary for funding the operations of the Company and consummating acquisitions on more attractive terms than would be available to any of the Hotel Partnerships individually. This greater access to capital should provide greater financial stability to the Company and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to the Hotel Partnerships individually.

           Second, the Hotel Partnership GPs believe the Consolidation is better than any of the alternatives that they considered, such as (i) reorganization of each Hotel Partnership into a separate UPREIT, (ii) continuation of the Hotel Partnerships or (iii) liquidation of the Hotel Partnerships.

           Terms of the Consolidation. If the requisite votes of the Limited Partners and other required approvals are obtained and other conditions are satisfied or waived, the following related transactions are expected to occur (referred to collectively herein as the "Consolidation"):

           . CRFLT will become the sole general partner and a substantial limited partner of the Company.

           . Each Hotel Partnership whose Limited Partners vote in favor of participation in the Consolidation (a "Participating Hotel Partnership") will merge (a "Merger") with a newly formed direct or indirect wholly owned subsidiary of the Company (a "Merger Partnership"). In each Merger, the Partners will receive Units in exchange for their Hotel Partnership Interests based upon the Exchange Value of each Hotel Partnership. The Hotel Partnerships will be the surviving entities of the Mergers and will continue in existence as direct or indirect wholly owned subsidiaries of the Company. Limited Partners who vote against the Merger and comply with certain specified procedures, as discussed below (see "Rights of Dissenting Partners"), will tender the Units they receive in the Consolidation in exchange for Notes.

           . The Hotel Partnerships will lease the Hotels to the Lessees pursuant to the Leases.

           . The Hotels will be operated by the Lessees under their existing Marriott brand names pursuant to the Management Agreements, which will be assumed by the Lessees. See "Business and Properties -- The Management Agreements."

           . CRFLT will sell Common Shares in the Offering, which shares are expected to trade on the NYSE. The proceeds from the Offering will be contributed by CRFLT to the Company in exchange for Units. The net proceeds of the Offering will be used by the Company to: (i) prepay between $390 million and $539 million of indebtedness (excluding prepayment and defeasance costs which also will be required to be paid), depending upon the Hotel Partnerships which participate in the Consolidation and the proceeds raised in the Offering,
                     (ii) purchase the Acquisition Hotels from Host for $_____ million in cash, which represents their aggregate Appraised Value, as adjusted, (iii) satisfy the $____ million obligation of the Hotel Partnerships to Marriott International relating to certain deferred management fees by payment of approximately $____ million, (iv) repay a loan, either in cash or Common Shares, at the election of a subsidiary of Host, of approximately $13 million owed to such subsidiary of Host by CBM1 and (v) pay expenses incurred in connection with the Consolidation (the "Consolidation Expenses") and the Offering. See "The Consolidation -- General."

           . The Company will purchase the Acquisition Hotels from Host for $____ million in cash, which represents their aggregate Appraised Value, as adjusted. See "The Consolidation -- General."

           . The Company will obtain a revolving credit facility from institutional lenders that will provide for borrowings of up to $400 million for future acquisitions and other purposes (the "Credit Facility").

           . The Company, through the Hotel Partnerships and assuming the Full Consolidation Scenario, will continue to have approximately $780 million of indebtedness outstanding as of June 30, 1998, less scheduled amortization payments, which will result in a debt-to-total market capitalization ratio of approximately __ % (assuming the value of the Units is just equal to but does not exceed the estimated Exchange Values).

           Conditions to the Consolidation. The Hotel Partnership GPs have established certain conditions that must be satisfied in order for the Consolidation to be consummated, including the following:

           . At least four Hotel Partnerships, including CBM1, CBM2 and RIBM1, must participate in the Consolidation (the "Minimum Participation Condition").

           . The value of the Units received by each Partner in the Consolidation (based on each Unit being considered to have a value equal to the price per Common Share sold in the Offering) must be at least equal to the Exchange Value attributable to such Partner's Hotel Partnership Interests (the "Minimum Value Condition").

           . For any Hotel Partnership to participate in the Consolidation, the Consolidation must be approved by Limited Partners holding a majority of the limited partner interests in such Hotel Partnership. See "Voting Procedures -- Required Vote and Other Conditions." If Limited Partners of any Hotel Partnership do not approve the Consolidation, such Hotel Partnership will not participate in the Consolidation but the Hotel Partnerships for which the requisite consent is obtained will participate, subject to the satisfaction of Minimum Participation Condition and the Minimum Value Condition and satisfaction or waiver of the Maximum Note Limitation, the Maximum Debt Limitation and other conditions.

           . In order to consummate the Consolidation, Dissenting Partners who elect to tender the Units they receive in the Consolidation in exchange for Notes cannot request Notes with an aggregate principal amount in excess of either 15% of the aggregate Exchange Values of all of the Participating Hotel Partnerships or 20% of the Exchange Value of any individual Participating Hotel Partnership (collectively, the "Maximum Note Limitation"). Such condition may be waived, in the sole discretion of the Company, so long as such waiver does not result in violation of any other condition to the Consolidation.

           . The Consolidation will not be consummated if the Company's debt-to-total market capitalization ratio, including the Notes to be issued to Dissenting Partners, exceeds 50% at the Closing Date (the "Maximum Debt Limitation"). Such condition may be waived, in the sole discretion of the Company, so long as such waiver does not result in violation of any other condition of the Consolidation.

           . All required consents of third parties to the Consolidation, including approvals of rating agencies and certain lenders in connection with existing debt arrangements, must be obtained or waived.

           . The Consolidation must be consummated on or before December 31, 1999. This extended deadline has been set so that, in the event market conditions are not favorable at the end of the Solicitation Period, the Company will have significant flexibility with respect to timing the Consolidation in order to help maximize the value to be received by the Partners.

           For a discussion of the conditions to the Consolidation, see "The Consolidation -- Conditions to the Consolidation." Subject to the consummation of the Consolidation, the managers (which are subsidiaries of Marriott International) have waived their rights of first refusal under the Management Agreements with respect to the Leases of the Hotels to the Lessees pursuant to the Consolidation.

           The Company has reserved the right to exclude any Hotel Partnership from participation in the Consolidation (even if the requisite vote of Limited Partners in a Hotel Partnership to approve of and participate in the Consolidation has been obtained and each of the other conditions to the Consolidation has been satisfied) if the Company determines, in its sole discretion, that such exclusion is in the best interest of the Company. A Hotel Partnership that does not participate in the Consolidation (a "Nonparticipating Hotel Partnership") will continue to operate as an independent entity with its current Hotel Partnership GP remaining as general partner.

           Consolidation Expenses. If the Consolidation is consummated, all costs and expenses incurred in connection with the Consolidation ("Consolidation Expenses") will be borne by the Company, with the result that Partners in each Hotel Partnership (including the Hotel Partnership GPs) would bear the Consolidation Expenses in proportion to the number of Units received in the Consolidation. If the Consolidation is rejected, then each Hotel Partnership would bear the portion of the total Consolidation Expenses allocated to the Hotel Partnerships (based upon their relative Exchange Values) based upon the percentage of "yes" votes and the Hotel Partnership GPs would bear the portion of such Consolidation Expenses based upon the percentage of "no" votes and abstentions. If the Consolidation is consummated but any Hotel Partnership fails to approve the Consolidation, then such Hotel Partnership GPs would pay all Consolidation Expenses attributable to such Hotel Partnership.

Determination of Exchange Values and Allocation of Units

           Following consummation of the Consolidation, Units will be owned by two different groups: (i) Partners (including the Hotel Partnership GPs) in the Participating Hotel Partnerships, in exchange for the contribution of their Hotel Partnership Interests through the Mergers; and (ii) CRFLT, which will be the sole general partner and a substantial limited partner of the Company, in exchange for the proceeds received from public investors in the Offering. The equity interests in the Company to be received in the Consolidation by each of these groups will be determined by the methods summarized below and set forth in detail in the section entitled "Determination of Exchange Values and Allocation of Units."

           The total number of Units to be issued in connection with the Consolidation and the Offering and the number of Units to be allocated to CRFLT in exchange for the proceeds received from public investors in the Offering will be based upon (i) the estimated total market value of the Company at the time of the Offering, (ii) the percentage of the Company that must be sold in order to raise the Offering proceeds and (iii) the price per Unit in the Consolidation (which will be equal to the price per Common Share in the Offering, which is assumed for purposes of this Consent Solicitation to be $20.00). The estimated and actual total market value of the Company will be determined based upon negotiations between CRFLT, as general partner of the Company, and the lead underwriters of the Offering based upon then prevailing equity and debt market conditions and other factors. See "Determination of Exchange Values and Allocation of Units." All Units not required to be issued to CRFLT in connection with the Offering will be allocated to the Hotel Partnerships as a group.

           The Units allocated to the Hotel Partnerships as a group will be allocated among the Participating Hotel Partnerships based upon the respective Exchange Values of each such Participating Hotel Partnership relative to the aggregate Exchange Values of all Participating Hotel Partnerships. The Exchange Value for each Hotel Partnership has been established by the Company and the Hotel Partnership GPs based upon the Appraised Values of each Hotel Partnership's Hotels plus, among other things, the amount of its Net Other Assets, existing indebtedness (including an adjustment for prepayment and defeasance costs), deferred maintenance and FF&E shortfalls, deferred management fees and Consolidation Expenses, with various adjustments to be made at the time of the closing of the Consolidation, as described under "Determination of Exchange Values and Allocation of Units." As a result of the Minimum Value Condition, the value of the Units received by each Hotel Partnership will be at least equal to the Exchange Value of each such Hotel Partnership.

           The following table sets forth the estimated Exchange Value of each Hotel Partnership (based upon the Appraised Values of the Hotels and certain estimates as of _______ __, 1998). The estimated Exchange Values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated immediately prior to the closing of the Consolidation but will not change as a result of less than all of the Hotel Partnerships participating in the Consolidation.

                                               Estimated                   Percentage of
                                               Exchange                 Aggregate Estimated
Hotel Partnership                               Value                     Exchange Value
-----------------                        --------------------       --------------------------
    CBM1                                $                                                    %
    CBM2
    RIBM1
    RIBM2
    Res USA
    FIBM
                                         --------------------       --------------------------
                                        $                                                100.0%
                                         ====================       ===========================

           The Units allocated to each Participating Hotel Partnership will be issued to and allocated between the Limited Partners, on the one hand, and the applicable Hotel Partnership GP, on the other hand, in the same manner as net liquidation proceeds would be distributed under the applicable partnership agreement as if the Hotels were sold and the Hotel Partnership received net liquidation proceeds in an amount equal to the total Exchange Value of such Hotel Partnership.

           The following table sets forth the allocation of Units among the Partners of each Hotel Partnership, assuming that the aggregate value of the Units to be issued to the Hotel Partnerships is just equal to (but does not exceed) the estimated Exchange Value of such Hotel Partnership. As stated above, the estimated Exchange Values for the Hotel Partnerships (and thus the number and value of Units the Partners in each Hotel Partnership will receive) are subject to various adjustments. As a result of the Minimum Value Condition, in no event will the value of the Units allocated to any Hotel Partnership be less than its actual Exchange Value.

                                                            Limited Partners                       General Partners
                                                  ----------------------------------     -----------------------------------
                                                                     Estimated Value
                                                                     Value of Units
                                                                       per $1,000
                                                  Estimated % of        Limited          Estimated % of
                      Estimated     Estimated %   Units Received        Partner          Units Received      Estimated Value
                     Total Value        of           by Hotel           Original            by Hotel               of
Hotel Partnership   of Units/(1)/   Total/(2)/     Partnership       Investment/(2)/      Partnership          Units/(1)/
-----------------   -------------   -----------  ---------------     ---------------     --------------      ---------------
CBM1                 $                        %              %       $                                %      $
CBM2
RIBM1
RIBM2
Res USA
FIBM
                     ------------   ----------    -----------        ---------------      ------------       ---------------
       Totals:       $                   100.0%              %       $                                %      $
                     ============   ==========    ===========        ===============      ============       ===============

----------------
(1) Assumes the value of the Units is equal to the Public Offering Price of CRFLT's Common Shares and that the aggregate value of the Units received by each Hotel Partnership is just equal to (but does not exceed) the estimated Exchange Value.

(2) Represents the estimated percentage of the total value of the Units allocated to the Hotel Partnerships as a group and does not reflect the issuance of Units to CRFLT in exchange for the proceeds of the Offering (which will reduce the percentage of each Hotel Partnership in the Company in proportion to their respective Exchange Values). Thus, for example, if CRFLT purchases 50% of the Company using the proceeds received from public investors in the Offering, then each of the percentages set forth above would be reduced by 50%. The estimated value of the Units would be not affected.

Comparison of Alternatives

           To assist Limited Partners in evaluating the Consolidation, the Hotel Partnership GPs have attempted to compare the estimated value of Units to be received in the Consolidation with: (i) the face amount of Notes that will be issued to Dissenting Partners who elect to tender the Units they receive in the Consolidation in exchange for Notes; (ii) estimates of the value of the Hotel Partnership Interests assuming that the Hotel Partnerships continue as operating businesses and their assets are sold in ten years (the "Continuation Value"); and (iii) estimates of the value of the Hotel Partnership Interests on a liquidation basis, assuming that the Hotel Partnerships' Hotels are sold at their Appraised Values and the net proceeds (together with its net other assets), after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Values of the Hotels (the "Liquidation Value"), are distributed to the Partners in accordance with their respective partnership agreements. The Hotel Partnership GPs have not attempted to estimate the value of Hotel Partnership Interests following standalone UPREIT reorganizations because the Hotel Partnership GPs do not believe such reorganizations are feasible and such valuation estimates would be subject to substantial uncertainties. Since the estimated value of the Units and the estimated values under the alternatives to the Consolidation are dependent upon a number of estimates, variables and assumptions, as well as varying market conditions, no assurance can be given that the estimated values indicated could be realized. However, the Hotel Partnership GPs believe that analyzing the alternatives in terms of estimated values, based upon currently available market data and reasonable estimates and assumptions, establishes a reasonable basis for comparing the Units to the alternatives. The results of this comparative analysis (including the methodology and assumptions used to derive estimated values) are summarized under "Background and Reasons for the Consolidation -- Comparison of Alternative Consideration" and "Fairness Analysis and Opinion -- Comparison of Alternatives."

           The following table summarizes the results of the comparative analysis described above. There can be no assurance, however, that the actual value of Units received in the Consolidation, the actual face amount of Notes offered to Dissenting Partners, the actual value of continuing the Hotel Partnerships or the actual net liquidation proceeds would not differ substantially from those estimated for purposes of this analysis.

               Summary of Comparative Valuation Alternatives/(1)/
               (Per $1,000 Limited Partner Original Investment)

                                                       Face Amount of
                                Estimated              Notes Offered               Estimated                Estimated Liquidation
                                  Value                to Dissenting             Continuation               Value if Assets Sold
Hotel Partnership             of Units/(2)/            Partners/(3)/              Value/(4)/               at Appraised Value/(5)/
-----------------             -------------            -------------             ------------              -----------------------
CBM1......................   $                      $                          $                          $
CBM2......................
RIBM1.....................
RIBM2.....................
Res USA...................
FIBM......................

--------------------

/(1)/ The information shown on this table assumes all Hotel Partnerships are Participating Hotel Partnerships. A limited partner original investment of $1,000 equates to one Partnership Unit in RIBM1, RIBM2 and FIBM and 1/100th of a Partnership Unit in CBM1, CBM2 and Res USA.

/(2)/ Assumes that each Hotel Partnership is allocated Units with a value equal only to its estimated Exchange Value. The amounts in this column represent the portion of the estimated Exchange Value of each Hotel Partnership that would be reflected in the Notes to be issued to Dissenting Partners per $1,000 limited partner original investment.

/(3)/ The amounts in this column are equivalent to the portion of the Liquidation Value of each Hotel Partnership that would be allocable to Limited Partners per $1,000 limited partner original investment. See footnote (5) below.

/(4)/ The amounts in this column represent the estimated amount that would be distributed to Limited Partners per $1,000 limited partner original investment if each Hotel Partnership were continued for ten years and then sold for its estimated value, determined using a discounted cash flow analysis applied to the anticipated cash flows from the operation and sale of each Hotel and taking into account the terms of existing debt obligations (the "Continuation Value").

/(5)/ The amounts in this column represent the amount that would be distributed to Limited Partners per $1,000 limited partner original investment if each Hotel Partnership sold its Hotels at their Appraised Values as of _____ __, 1998, and distributed the net proceeds (after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Value of the Hotels), (the "Liquidation Value") in accordance with its partnership agreement.

Prices for Partnership Units in the Hotel Partnerships

           No formal market exists for the purchase and sale of Partnership Units in the Hotel Partnerships, and because of provisions in the Code which tax "publicly traded partnerships" as corporations, the partnership agreement for each Hotel Partnership prohibits such a market from developing. The table below, however, sets forth the highest, lowest and weighted average prices for sales of Partnership Units in the Hotel Partnerships as reported to the Hotel Partnership GPs for the twelve months ended November 30, 1997. The Hotel Partnership GPs do not believe these prices generally reflect the current value of the Hotel Partnerships' net assets. These prices are not indicative of total return to Limited Partners in the respective Hotel Partnerships because prior cash distributions and tax benefits received by each Limited Partner are not reflected in the price. There can be no assurance that transactions in Partnership Units of any Hotel Partnership have not occurred at prices either above the high price or below the low price set forth below.

                            Partnership Unit Prices
                  (All price information on a per unit basis)

                                      Transaction        Number of
                                        Period          Partnership
   Hotel                               12 months           Units                                    Weighted         Estimated
Partnership      Original Cost           ended            Traded           High          Low        Average      Exchange Value/(1)/
-----------      -------------       -------------      -----------        ----          ---        --------     -----------------
CBM1............   $ 100,000            11/30/97              45        $  60,000     $  30,000     $ 45,635     $
CBM2............   $ 100,000            11/30/97              54        $  78,500     $  34,800     $ 47,169     $
RIBM1...........   $   1,000            11/30/97           2,096        $     583     $     275     $    414     $
RIBM2...........   $   1,000            11/30/97           2,731        $     600     $     143     $    500     $
Res USA.........   $ 100,000            11/30/97               0              N/A           N/A          N/A     $
FIBM............   $   1,000            11/30/97           3,462        $     887     $     450     $    621     $

--------------------

/(1)/ Based upon the Appraised Values of each Hotel Partnership's Hotels and certain estimates as of ____ __, 1998. The actual Exchange Values will be finally determined as of the Final Valuation Date (as defined herein). Assumes that each Hotel Partnership is allocated Units with a value equal only to its estimated Exchange Value. The amounts in this column represent the portion of the estimated Exchange Value of each Hotel Partnership that would be allocable to Limited Partners per $1,000 limited partner original investment.


Fairness Analysis and Opinion

           Fairness Analysis. The Hotel Partnership GPs believe that the terms of the Consolidation provide substantial benefits and are fair to the Limited Partners of each Hotel Partnership and recommend that all Limited Partners consent to the Consolidation. In arriving at this conclusion, the Hotel Partnership GPs have relied primarily on the following factors, as well as other factors described under "Fairness Analysis and Opinion -- Fairness Analysis:"
(i) their view that the expected benefits of the Consolidation for the Limited Partners outweigh the risks and potential detriments to the Limited Partners (see "Background and Reasons for the Consolidation -- Reasons for the Consolidation"), (ii) their view that the estimated Exchange Value established for each Hotel Partnership and the resulting value allocable to the Limited Partners in the Hotel Partnerships represent fair consideration for the interests held by the Limited Partners of such Hotel Partnership and are fair to such Limited Partners from a financial point of view and (iii) the fairness opinion of AAA as described below.

           Fairness Opinion. AAA, an independent, nationally recognized hotel valuation and financial advisory firm, has rendered the fairness opinion (the "Fairness Opinion"), attached as Appendix B to this Consent Solicitation, which concluded that: (i) the methodologies used to determine the Exchange Value of each Hotel Partnership and to allocate the Units among each of the Hotel Partnerships are fair, from a financial point of view, to the Limited Partners of each Hotel Partnership; (ii) the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership; (iii) the methodology used to allocate Units received by each

Hotel Partnership among its general and Limited Partners is fair and reasonable to the Limited Partners; (iv) the methodologies and the underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership; and (v) the economic terms of the Leases are fair and reasonable from the standpoint of the Company. See "Fairness Analysis and Opinion -- Fairness Opinion."


RECOMMENDATION

           For the reasons stated herein, the Hotel Partnership GPs believe that the terms of the Consolidation provide substantial benefits and are fair to the Limited Partners of each Hotel Partnership and recommend that all Limited Partners vote FOR the participation of their Hotel Partnership in the Consolidation. See "Fairness Analysis and Opinion -- Fairness Analysis."


Solicitation Materials

           This Consent Solicitation (including the accompanying transmittal letter), together with the consent form and power of attorney (collectively, the "Consent Form"), constitute the "Solicitation Materials" being distributed to Limited Partners to obtain their consents to the Consolidation.

           The date of first distribution of this Consent Solicitation is ___________ ____, 1998.


Voting Procedures

           The voting procedures applicable to Limited Partners in each Hotel Partnership are set forth in this Consent Solicitation under the heading "Voting Procedures -- Required Vote and Other Conditions."

           A Limited Partner may mark the Consent Form to vote "FOR" or "AGAINST" participation in the Consolidation by the Hotel Partnership. The failure of any Limited Partner to vote will have the same effect as if such Limited Partner had voted "AGAINST" the Consolidation. The Hotel Partnership GP of FIBM intends to vote its limited partner interests in FIBM "FOR" the Consolidation. The Hotel Partnership GPs of CBM1 and CBM2 are not permitted to vote their limited partner interests. The Hotel Partnership GPs of RIBM1, RIBM2 and Res USA do not own any limited partner interests in such Hotel Partnerships.

           Whether or not a particular Hotel Partnership will participate in the Consolidation will depend upon whether Limited Partners in such Hotel Partnership vote to approve of and participate in the Consolidation by the required vote, which is a majority of all outstanding limited partner interests in such Hotel Partnership, and satisfaction or waiver of the other conditions to the Consolidation.

           The period during which consents will be solicited pursuant to this Consent Solicitation (the "Solicitation Period") will commence on the date this Consent Solicitation and the other Solicitation Materials are first distributed to the Limited Partners and will continue until the later of (i) _______ ____, 1998 or (ii) such later date as the Company may elect, in its sole and absolute discretion. Any Consent Form RECEIVED by the Company (in original or by facsimile) prior to 5:00 p.m., Eastern time, on the last day of the Solicitation Period will be effective, provided that such Consent Form has been properly signed. A Consent Form that is properly signed but not marked will be voted FOR the Consolidation. A Consent Form may be withdrawn or revoked at any time prior to the expiration of the Solicitation Period.

           Investor Lists. Under Rule 14a-7 of the Exchange Act, each Hotel Partnership (other than Res USA) is required, upon the written request of a Limited Partner, to provide to the requesting Limited Partner (i) a statement of the approximate number of Limited Partners in such Limited Partner's Hotel Partnership, and (ii) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such Limited Partners. In addition, a Limited Partner has the right, at his option, either to (a) have his Hotel Partnership mail (at the Limited Partner's expense) copies of any proxy statement, proxy form or other soliciting material furnished by the Limited Partner to the Hotel Partnership's Limited Partners designated by the Limited Partner, or (b) have the Hotel Partnership deliver to the requesting Limited Partner, within five business days of the receipt of the request, a reasonably current list of the names, addresses and class of units held by the Hotel Partnership's Limited Partners. The right to receive the list of Limited Partners is subject to the requesting Limited Partner's payment of the cost of mailing and duplication at a rate of $0.15 per page. See "Voting Procedures --Investor Lists."


Rights of Dissenting Partners

           Upon consummation of the Consolidation, Dissenting Partners in Participating Hotel Partnerships will have the right to tender the Units they receive in the Consolidation in exchange for Notes by making the required election on the Consent Form. If a Limited Partner votes against the Consolidation but does not elect to receive Notes, the Limited Partner will receive and retain Units. A Limited Partner in a Participating Hotel Partnership that fails to vote also will receive and retain Units. The Notes will (i) be unsecured obligations of the Company, (ii) have a face amount equal to the Liquidation Value attributable to the Dissenting Partner's Hotel Partnership Interests, (iii) have a maturity of seven years after the closing of the Consolidation, (iv) bear interest at 120% of the applicable federal rate as of the date of the last preliminary prospectus distributed to potential investors in the Offering (the "Last Preliminary Prospectus") (estimated to be approximately ___% as of ________ __, 1998), payable semi-annually, (v) provide for prepayment of principal from a ratable portion of the net proceeds (after repayment of debt, sales expenses and deferred management fees) realized from any sale of Hotels formerly owned by the Dissenting Partner's Hotel Partnership and from certain excess refinancing proceeds and (vi) provide for the payment of the remaining principal balance at maturity. See "Description of the Notes."


Federal Income Tax Considerations

           Tax Consequences of the Formation of the Company. Based on certain assumptions and representations of the Hotel Partnership GPs, the Company and CRFLT, Hogan & Hartson L.L.P., counsel to CRFLT and the Company, has opined that the formation of the Company will not result in the recognition of taxable gain or loss at the time of the Consolidation to a Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Consolidation; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of debt with the proceeds from the Offering), in connection with the Consolidation in excess of such Limited Partner's aggregate adjusted basis in his Hotel Partnership Interest at the time of the Consolidation; (iii) who does not receive Notes upon exercise of Dissenters' Rights; (iv) who is not required to recognize gain by reason of an election by other Limited Partners who exercise Dissenters' Rights to receive Notes and (v) whose "at risk" amount does not fall below zero as a result of the Consolidation.

           With respect to the foregoing potential exceptions to nonrecognition treatment, Hogan & Hartson L.L.P. has opined as follows: (i) it is more likely than not that a Limited Partner's exercise of the Unit Redemption Right more than one year after the date of consummation of the Consolidation but less than two years after such date will not cause the Consolidation itself to be a taxable transaction for such Limited Partner (or for the other Limited Partners); (ii) although the matter is not free from doubt, a Limited Partner who does not exercise Dissenters' Rights and receive

Notes in connection with the Consolidation should not be required to recognize gain by reason of another Limited Partner's exercise of such rights; and (iii) a Limited Partner's relief from Hotel Partnership liabilities allocable to such Limited Partner in connection with the Consolidation and the concurrent pay down of certain Hotel Partnership debts with proceeds of the Offering will not cause such Limited Partner to recognize taxable gain at the time of the Consolidation unless (and only to the extent that) the amount thereof exceeds such Limited Partner's adjusted basis in his Hotel Partnership Interest at the time of the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company." An opinion of counsel, however, does not bind the Internal Revenue Service (the "IRS") or the courts, and no assurance can be provided that any such opinion will not be challenged by the IRS or will be sustained by a court if so challenged. The Company has not sought any ruling from the IRS with respect to the consequences of the Consolidation.

           With respect to a Limited Partner's relief from Hotel Partnership liabilities in connection with the Consolidation, the Hotel Partnership GPs and the Company have determined, based on the intended allocation of Company liabilities following the Consolidation and certain information compiled by the Hotel Partnership GPs, that no Limited Partner in a Hotel Partnership whose adjusted basis in his Hotel Partnership Interests is the same as or greater than the "pro forma" basis used by CRFLT and Company in preparing Appendix C will recognize taxable gain at the time of the Consolidation as a result either of relief from Hotel Partnership liabilities allocable to such Limited Partner or a reduction in his "at risk" amount below zero. See "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" and Appendix C to this Consent Solicitation. Limited Partners in Hotel Partnerships whose adjusted bases are less than the "pro forma" basis used by CRFLT and the Company in preparing Appendix C, however, could recognize gain, depending upon their particular circumstances.

           Even though a Limited Partner whose adjusted basis in his Hotel Partnership Interests is the same as or greater than the "pro forma" basis used by CRFLT and Company in preparing Appendix C is not expected to recognize gain at the time of the Consolidation, a variety of events and transactions subsequent to the Consolidation could cause the Limited Partner to recognize all or part of the gain that has been deferred through the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Effect of Subsequent Events." The Partnership Agreement expressly provides that CRFLT is not required to take into account the tax consequences for the limited partners in deciding whether to cause the Company to undertake specific transactions, and the limited partners have no right to approve or disapprove such transactions. See "Description of Units -- Sales of Assets and Lock-out Provisions."

           The particular tax consequences of the Consolidation for a Limited Partner will depend upon a number of factors related to the tax situation of that individual Limited Partner and the Hotel Partnerships in which he is a Limited Partner, including, without limitation, such factors as the Limited Partner's adjusted tax basis in his various Hotel Partnership Interests, the extent to which the Limited Partner has unused passive losses with respect to his Hotel Partnership Interests or other investments generating passive losses that could offset income arising from the Consolidation, the actual allocation of Company liabilities to the Limited Partner following the Consolidation and the amount of built-in gain with respect to the Hotels contributed to the Company by Hotel Partnerships in which he is a Limited Partner.

           A Dissenting Partner will be treated as having made a taxable disposition of his Hotel Partnership Interest. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Notes) plus the portion of the Hotel Partnership's liabilities allocable to the Dissenting Partner for federal income tax purposes. To the extent the amount realized exceeds the Dissenting Partner's adjusted basis in his Hotel Partnership Interest, the Dissenting Partner will recognize gain. A Dissenting Partner may be eligible to defer at least a portion of that gain under the "installment sale" rules, see "Federal Income Tax

Considerations--Tax Treatment of Limited Partners Who Exercise Dissenters' Rights in Connection with the Consolidation," but those rules may not permit a Dissenting Partner to defer all of the gain (and may require that a Dissenting Partner who defers gain pay to the IRS interest on a portion of the resulting tax that has been deferred).

           The discussion of federal income tax considerations in this Consent Solicitation is not exhaustive of all possible tax considerations. For example, it does not give a detailed discussion of any state, local or foreign tax considerations. In addition, except to the extent discussed under the heading "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders of CRFLT," it does not purport to deal with all tax considerations that might be relevant to foreign corporations and persons who are not citizens or residents of the United States.

           The gain, if any, required to be recognized by a Limited Partner in the Consolidation can be offset by unused passive activity losses from the Hotel Partnerships and other investments.

           EACH LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH LIMITED PARTNER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE CONSOLIDATION.

           Qualification of CRFLT as a REIT. CRFLT expects to qualify as a REIT for federal income tax purposes. If it so qualifies, CRFLT will be permitted to
(i) deduct dividends paid to its shareholders, allowing the income represented by such dividends to avoid taxation at the entity level and to be taxed only at the shareholder level and (ii) treat retained net capital gains in a manner so that such gains are taxed at the CRFLT level but effectively avoid taxation at the shareholder level.


Summary Financial Information

           The following table sets forth unaudited pro forma financial and other information for the Company and combined consolidated historical financial information for the Hotel Partnerships (as defined in Note 1 to the Notes to the Combined Consolidated Financial Statements included herein). The following summary financial information should be read in conjunction with the financial statements and notes thereto included elsewhere in this Consent Solicitation.

           The unaudited pro forma financial statements as of September 12, 1997 for 100% Participation and the Minimum Participation and for the thirty-six weeks ended September 12, 1997 (the "First Three Quarters 1997") and the fiscal year ended January 3, 1997, are presented as if the Consolidation and the repayment of certain related party balances, had occurred as of September 12, 1997 for the pro forma balance sheet and at the beginning of each period presented for the pro forma statements of operations. The pro forma information incorporates certain assumptions that are described in the Notes to the Unaudited Pro Forma Financial Statements included elsewhere in this Consent Solicitation.

           The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

           In addition, the historical information contained in the following table is not comparable to the operations of the Company on a going-forward basis because the historical information relates to an operating entity which owns and operates its hotels while the Company will own the Hotels but lease them to the lessees and receive rental payments in connection therewith.

                                                        Summary Financial Information
                                                                (in millions)

                                                         For the First Three Quarters
                                     -------------------------------------------------------------------
                                              1997            1997              1997            1996
                                          -----------     -----------       ------------    ------------
                                                              100%
                                          Minimum         Participation
                                       Participation        Pro Forma               Historical
                                       -------------      -------------     ----------------------------
REVENUES:
  Hotel revenues                          $        --     $        --       $        269    $        254
  Rental income                                   167             211                 --              --
                                          -----------     -----------       ------------    ------------
                                                  167             211                269             254
                                          -----------     -----------       ------------    ------------

OPERATING COSTS
  AND EXPENSES:
    Depreciation                                   41              55                 53              54
    Base, system and incentive
       management fees                             --              --                 56              52
    Ground rent                                    14              16                 16              16
    Property taxes                                 15              18                 17              18
    Insurance and other                             4               6                  6               5
                                          -----------     -----------       ------------    ------------
Total operating costs and expenses                 74              95                148             145
                                          -----------     -----------       ------------    ------------

Operating profit                                   93             116                121             109
Corporate expenses/(1)/                            --              --                 --              --
Interest expense                                  (42)            (51)               (83)            (83)
Interest income                                     3               4                  4               4
                                          -----------     -----------       ------------    ------------
Income before extraordinary item
   and consolidation expenses             $        54     $        69       $         42    $         30
                                          ===========     ===========       ============    ============

                                                                       As of September 12, 1997
                                                                    ------------------------------
                                                                           100% Participation

                                                                       Pro Forma/(2)/   Historical
                                                                      --------------   ------------
Balance Sheet Data:
   Property and equipment, net                                          $    1,284      $    1,284
   Total assets                                                              1,629           1,467
   Debt                                                                        780           1,319
   Total liabilities                                                           939           1,478
   Equity (deficit)                                                            690             (11)

                                                        Summary Financial Information
                                                                (in millions)

                                                                Fiscal Year
                                     -------------------------------------------------------------------
                                              1996            1996              1996            1995
                                          -----------     -----------       ------------    ------------
                                           Minimum             100%
                                       Participation      Participation
                                         Pro Forma          Pro Forma               Historical
                                       -------------      -------------     ----------------------------
REVENUES:
  Hotel revenues                          $        --     $        --       $        358    $        333
  Rental income                                   223             285                 --              --
                                          -----------     -----------       ------------    ------------
                                                  223             285                358             333
                                          -----------     -----------       ------------    ------------

OPERATING COSTS
  AND EXPENSES:
    Depreciation                                   58              79                 77              78
    Base, system and incentive
       management fees                             --              --                 75              69
    Ground rent                                    19              22                 22              21
    Property taxes                                 21              27                 25              24
    Insurance and other                             6               7                  7               7
                                          -----------     -----------       ------------    ------------
Total operating costs and expenses                104             135                206             199
                                          -----------     -----------       ------------    ------------

Operating profit                                  119             150                152             134
Corporate expenses/(1)/                            --              --                 --              --
Interest expense                                  (61)            (73)              (120)           (116)
Interest income                                     5               6                  6               6
                                          -----------     -----------       ------------    ------------
Income before extraordinary item
   and consolidation expenses             $        63     $        83       $         38    $         24
                                          ===========     ===========       ============    ============
                                                                 January 3, 1997      December 29, 1995
                                                              -------------------    -------------------
                                                                              Historical
                                                              ------------------------------------------
Balance Sheet Data:
   Property and equipment, net                                  $     1,287               $   1,318
   Total assets                                                       1,470                   1,507
   Debt                                                               1,305                   1,343
   Total liabilities                                                  1,476                   1,521
   Equity (deficit)                                                      (6)                    (14)

--------------------

/(1)/ The amount of corporate expenses to be incurred by the Company is not known at this time and will be filed by amendment.

/(2)/ Does not include the impact of the purchase of the Acquisition Hotels as the purchase price is not known at this time.

                                  RISK FACTORS

           In considering whether to approve of or participate in the Consolidation, Limited Partners should consider carefully, among other factors, the matters described below.


Risks and Effects of the Consolidation

           Uncertainties at the Time of Voting. Because the Consolidation may be completed without all of the Hotel Partnerships participating, no assurance can be given as to the Hotels that will be acquired by the Company until after the end of the Solicitation Period. Limited Partners, therefore, cannot know at the time they vote on the Consolidation the extent to which the actual level of participation may affect the Company's business and operations, including the size and amount of leverage of the Company. In addition, the Exchange Value for each Hotel Partnership is subject to adjustment for working capital, debt and various other items prior to the Closing Date. Also, the amount of the prepayment premiums and/or defeasance costs on certain indebtedness, which will affect the Exchange Values of the applicable Hotel Partnerships, will not be known until immediately prior to the Closing Date since such premiums and/or costs are calculated based on applicable U.S. Treasury rates in effect immediately preceding the prepayment date. See "Determination of Exchange Values and Allocation of Units."

           Fundamental Change in Nature of Investment; Potential Underperformance. The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in which a Limited Partner could receive a distribution from the net proceeds of the sale of the Hotel Partnership's assets to an investment in an entity in which Limited Partners likely may realize value from their investment only through the exercise of the Unit Redemption Right and sale of Common Shares received as a result thereof and not from liquidation proceeds. In addition, each Limited Partner's investment will change from holding an interest in one or more Hotel Partnerships, each of which has a fixed portfolio of a single brand of hotels where Limited Partners participate in the profits from the operation of its Hotels to holding an interest in an operating company that (i) owns interests in up to 221 Hotels with multiple brands where limited partners will receive rents from lessees who will bear the risks and receive the benefits of the hotels' operations, (ii) has the ability to acquire additional hotels (including hotels with additional brands), (iii) can reinvest proceeds from sales on refinancings of existing hotels in additional hotels and (iv) has a publicly traded general partner. Continuing the Hotel Partnerships could allow Limited Partners to eventually receive liquidation proceeds, if any, from the sale of the Hotel Partnership's properties, and a Limited Partner's share of those sale proceeds could be higher than the amount realized from the sale of Units or Common Shares received upon exercise of the Unit Redemption Right (or from payments on the Notes received in the Consolidation by Dissenting Partners who elect to receive such Notes). See "Comparison of Hotel Partnership Interests, Units and Common Shares."

           Assets Owned by Certain Hotel Partnerships May Outperform the Portfolio of Assets Owned by the Company. The Consolidation will combine into a single entity all of the assets and liabilities associated with the Hotel Partnerships. Assets of certain Participating Hotel Partnerships may, over time, outperform Units in the Company, which represent undivided interests in all of the assets of the Company. Any Limited Partner who exchanges an interest in one Hotel Partnership for an interest in the Company would receive a lower return on investment if the assets of the Hotel Partnership in which the Limited Partner held an interest prior to the Consolidation were to outperform the Units of the Company.

           Exposure to Risks from Other Hotels. As a result of the Consolidation, Limited Partners will own interests in an operating company with a broader range of assets, including multiple hotel brands, than any of the Hotel Partnerships individually. A material adverse change affecting one of the Company's assets will affect all Limited Partners regardless of whether a particular Limited

Partner previously was an investor in the affected asset. Absent the Consolidation, a Limited Partner in a Hotel Partnership would not be exposed to the risk of adverse events occurring with respect to assets of other Hotel Partnerships in which such Limited Partner did not previously have an interest.

           Substantial Benefits to Related Parties. The Consolidation will permit Host to continue to be involved in the ownership of the Hotels and realize substantial benefits therefrom. Host and its subsidiaries will receive Units with an estimated value of at least $__________ million in exchange for their Hotel Partnership Interests (general and limited) in the Hotel Partnerships (based upon the estimated Exchange Values) and $___ million in cash from the sale of the Acquisition Hotels to the Company (based upon their aggregate Appraised Value, as adjusted). Subsidiaries of Host will be the Lessees of the Hotels and may receive significant economic benefits in connection with the Leases, including the receipt of future income to the extent sales from the Hotels exceed operating costs and expenses payable by the Lessees, management fees and rental payments to the Company. In addition, because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the Consolidation will permit the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, to defer significant tax liabilities attributable to taxable gain in excess of sale proceeds (estimated at approximately $____ million) that otherwise would be incurred upon any sale of the Courtyard Hotels (other than in a tax-deferred transaction such as the Consolidation) or upon substantial reductions in the amount of debt now secured by the Courtyard Hotels. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of such Hotels and the refinancing, prepayment or reduction of the debt secured by those Hotels for __ years from the Closing Date of the Consolidation without the consent of Host in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The Company also will repay, either in cash or Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1.

           Method of Allocation of Units. The allocation of Units among the Hotel Partnerships will be based upon their respective Exchange Values, which in turn are based upon the Appraised Value of each Hotel Partnership's Hotels, as adjusted for such things, among others, as Net Other Assets, existing indebtedness (including an adjustment for prepayment and defeasance costs), deferred maintenance and FF&E shortfalls, deferred management fees and Consolidation Expenses. There is, however, no assurance that the value of the Units to be received by participants in the Consolidation will equal the fair market value of the Hotels and other assets contributed by such participants.

           Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Limited Partners of the Hotel Partnerships. The Hotel Partnership GPs have obtained an opinion from AAA as to
(i) the fairness, from a financial point of view, to the Limited Partners of each Hotel Partnership, of the methodologies used to determine the Exchange Value of each Hotel Partnership and the allocation of Units among each of the Hotel Partnerships in the Consolidation, (ii) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels), (iii) the fairness and reasonableness to the Limited Partners of each Hotel Partnership of the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners, (iv) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) and (v) the fairness and reasonableness, from the Company's standpoint, of the economic terms of the Leases. However, AAA has not negotiated with the Hotel Partnership GPs and has not participated in establishing the terms of the Consolidation. Consequently, the terms and conditions of the Consolidation may have been more favorable to Limited Partners in the Hotel Partnerships if such terms and conditions were the result of arm's length negotiations or if an independent representative had been retained. See "Fairness Analysis and Opinion." In this regard, the Fairness Opinion specifically does not conclude that other methodologies for allocation of Units among the Hotel Partnerships might not have been more favorable to the Limited Partners in certain of the Hotel Partnerships.

           Lack of Control over Hotel Operations. Due to current federal income tax law prohibitions on a REIT's ability to derive revenues from the operation of hotels, the Company will lease its Hotels to the Lessees, which will operate the Hotels pursuant to the Management Agreements with the Managers. Neither CRFLT nor the Company will operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Company will have certain rights as lessor under the Leases, including control over certain owner-funded capital expenditures, neither CRFLT nor the Company will have the authority to require the Lessees or the Managers to operate the Hotels in any particular manner or to govern any particular aspect of their operation (e.g., setting room rates). Thus, even if CRFLT's management believes the Lessees or the Managers are operating the Hotels inefficiently or in a manner that does not result in the maximization of rental payments to the Company under the Leases, neither CRFLT nor the Company may require the Lessees or the Managers to change their method of operation. The Company is limited to seeking redress only if the Lessees violate the terms of the Leases and then only to the extent of the remedies set forth therein. Remedies under the Leases include the Company's ability to terminate a Lease upon events of default by the applicable Lessee in the payment of rent or failure to maintain certain net worth requirements or other breaches of other specified obligations under the Leases. See "Business and Properties -- The Leases." The exercise of that remedy, however, would impair CRFLT's ability to qualify as a REIT and the Company's ability to qualify as a partnership for federal income tax purposes unless another suitable lessee could be found.

           Expiration of the Leases. The Leases expire at the end of __ years and there can be no assurance that such Leases will be renewed. If such Leases are terminated at the end of their terms, the Company will be required to find other lessees (which lessees must be satisfactory to the Managers). There can be no assurance as to whether satisfactory lessees could be found or as to the terms and conditions on which the Company would be able to enter into new leases with such lessees.

           Leases Could Impair the Sale or Other Disposition of the Company's Hotels. Each Lease provides for a termination payment if the Lease is terminated by the Company prior to the expiration of the term of such Lease, except for cause and unless the Company leased to the Lessee a substitute hotel or hotels that would create a leasehold interest in such substitute hotel or hotels with a fair market value equal to or exceeding the fair market value of the Lessee's remaining leasehold interest under the relevant Lease with respect to the Hotel that is sold or otherwise transferred. The payment of such termination fee under a Lease could have the effect of impairing the ability of the Company to sell its Hotels if market conditions otherwise warrant such a sale. See "Business and Properties -- The Leases -- Termination of Lease upon Disposition of the Hotels."

           Limitations on Sales or Refinancings of the Courtyard Hotels. Because of the substantial taxable gains that would be recognized by the Hotel Partnership GPs of CBM1 and CBM2 (which are subsidiaries of Host), none of the Courtyard Hotels can be sold for a period of __ years from the Closing Date of the Consolidation (other than pursuant to a tax-deferred exchange) without the consent of Host (the "Lock-out Provisions"). Such Lock-out Provisions are only applicable so long as Host holds the Units received in the Consolidation relating to its Hotel Partnership Interests in CBM1 and CBM2 (the "Courtyard Units") and has not transferred, sold or otherwise disposed of the Courtyard Units in a taxable transaction. In addition, the Partnership Agreement contains certain restrictions regarding the ability of the Company to repay or refinance indebtedness secured by the Courtyard Hotels. See "Description of Units -Borrowing by the Company" and "-- Sales of Assets and Lock-out Provisions." These restrictions will limit the ability of the Company to change its portfolio in response to changing market conditions. To the extent the

Courtyard Hotels do not perform as well as other hotels in its portfolio, the Company will have limited flexibility to dispose of any such underperforming assets. The Management Agreements also contain certain limitations on the ability of the Company, as owner of the Hotels, to dispose of such assets. See "Business and Properties -- The Management Agreements."

           Reduced Control over Major Decisions. Currently, Limited Partners in the Hotel Partnerships generally have the right to vote on certain major Hotel Partnership transactions, such as (i) a sale of all or substantially all of a Hotel Partnership's assets, (ii) a merger or consolidation of a Hotel Partnership with another entity, (iii) incurrence of certain types and amounts of debt, (iv) amendments to the partnership agreement or (v) removal of the Hotel Partnership GP. In contrast, limited partners in the Company generally will have no voting rights as to management (including a change in control of management), debt financing (including reduction of mortgage indebtedness, except for Host in certain limited circumstances), sale or other disposition of one or more Hotels (except with respect to Host's rights relating to the Courtyard Hotels or a sale of all or substantially all of the Hotels) and removal of CRFLT as general partner of the Company. See "Description of Units -Borrowing by the Company" and "-- Sales of Assets and Lock-out Provisions." However, limited partners in the Company will have certain voting rights during the Initial Holding Period. See "Description of Units -- Certain Voting Rights of Holders of Units During the Initial Holding Period." After the Consolidation, substantially all decisions will be made by the management and Board of Trustees (as constituted from time to time) of CRFLT, in its absolute discretion, as the sole general partner of the Company.

           Assumption of Debt of Other Hotel Partnerships. The Company will have consolidated aggregate long-term indebtedness with an outstanding principal balance upon consummation of the Consolidation of between approximately $780 million (based upon the Full Consolidation Scenario) and $930 million (if only the CBM2 Certificates (as defined herein) are repaid). Limited Partners will be exposed to the risks regarding the aggregate indebtedness of the Company, rather than only the indebtedness of the Hotel Partnership in which they are currently Limited Partners.

           Foregoing Potential Benefits of Alternatives to the Consolidation. The Hotel Partnership GPs considered other alternatives to the Consolidation, including: (i) organizing each Hotel Partnership into a separate UPREIT, (ii) continuation of the Hotel Partnerships in accordance with their existing business plans and (iii) liquidation of the Hotel Partnerships. Each of such strategies would avoid exposing the Limited Partners to certain of the risks associated with the Consolidation and would offer the Limited Partners certain potential benefits. See "Background and Reasons for the Consolidation -Alternatives to the Consolidation."

           Consolidation Expenses. Significant expenses will be incurred by the Hotel Partnerships and the Company in connection with the Consolidation. Such Consolidation Expenses will be borne by the Company if the Consolidation is successfully consummated (whether or not all of the Hotel Partnerships elect to participate), with the result that Partners in each Hotel Partnership (including the Hotel Partnership GPs) would bear the expenses in proportion to the number of Units received by such Partners in the Consolidation. If the Consolidation is rejected, then each Hotel Partnership would bear the portion of the total Consolidation Expenses allocated to the Hotel Partnerships (based upon their relative Exchange Values) based upon the percentage of "yes" votes and the Hotel Partnership GP would bear the portion of such expenses based upon the percentage of "no" votes and abstentions. If the Consolidation is consummated but any Hotel Partnership fails to approve the Consolidation, then such Hotel Partnership GP would bear those Consolidation Expenses attributable to such Hotel Partnership. See "The Consolidation -- Consolidation Expenses."

           No Limitation on Debt. Upon completion of the Consolidation, CRFLT's debt-to-total market capitalization ratio will be approximately ___% (assuming the value of the Units is just equal to but does not exceed the aggregate estimated Exchange Value of the Hotel Partnerships). CRFLT will have a policy of incurring debt only if immediately following such incurrence its debt-to-total market capitalization would be 50% or less; however, there are no limitations in CRFLT's or the

Company's organizational documents that limit the amount of indebtedness either may incur. Accordingly, the Board of Trustees could alter or eliminate this policy. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service payments that could adversely affect the Company's cash flow, and consequently, the cash available for distribution to holders of Units and Common Shares and could increase the risk of default on the Company's indebtedness.

           Majority Vote of Limited Partners of Hotel Partnerships Bind All Limited Partners. Approval of the Consolidation by Limited Partners holding a majority of the outstanding Partnership Units of a Hotel Partnership will cause the Hotel Partnership to participate in the Consolidation, and such approval will bind all Limited Partners in such Hotel Partnership, including Limited Partners who voted against or abstained from voting with respect to the Consolidation. Host and its subsidiaries have limited partner interests in FIBM of 9.95% which they intend to vote for the Consolidation.

           Potential Litigation Related to the Consolidation. Over the last several years, business reorganizations involving the combination of several partnerships into a single entity occasionally have given rise to investor lawsuits. These lawsuits have involved claims against the general partners of the participating partnerships, the partnerships themselves, and related persons involved in the structuring of, or benefiting from, the conversion or reorganization, as well as claims against the surviving entity and its trustees and officers. If any lawsuits are filed in connection with the Consolidation, such lawsuits could delay the closing of the Consolidation or result in substantial damage claims against the Company, CRFLT or the Hotel Partnership GPs. The Hotel Partnerships are obligated to indemnify the Hotel Partnership GPs for claims against them arising from their role as general partners, other than to the extent the Hotel Partnership GPs were guilty of negligence, fraud, misconduct or breach of fiduciary duty. In this regard, CBM1 Limited Partners and CBM2 Limited Partners currently have pending litigation against the CBM1 and CBM2 Hotel Partnership GPs, respectively, Host and Marriott International, among others, involving claims unrelated to the Consolidation. Because the Company will be acquiring the Participating Hotel Partnerships themselves, CRFLT and the Company indirectly will be subject to the indemnification obligations of the Hotel Partnerships to the Hotel Partnership GPs and any obligations of the Hotel Partnerships to pay damages to the extent not covered by any available insurance. See "Business and Properties -- Legal Proceedings."

           No Indemnification. The merger agreements pursuant to which subsidiaries of the Company will merge with and into the Hotel Partnerships will provide that the Company will not have any recourse against any contributing entity or the Partners in the Hotel Partnerships in the event the Company suffers a loss as the result of an inaccuracy in any representation or warranty made in such merger agreements.

           Dissenting Partners Have No Cash Appraisal Rights and May Elect to Receive Only Notes. Dissenting Partners do not have a right to receive cash based on an appraisal of their Hotel Partnership Interests or otherwise, but instead, if they comply with specified procedures, will have the right to tender the Units they receive in the Consolidation in exchange for Notes, subject to certain limitations. See "--Risks of Ownership of the Notes," below and "The Consolidation -- Rights of Dissenting Partners."

           Maximum Note Limitation. If Dissenting Partners of one or more Participating Hotel Partnerships elect to receive Notes in excess of the Maximum Note Limitation, either the Consolidation will not be consummated or one or more of such Hotel Partnerships would be excluded from the Consolidation (except that the Company, in its sole discretion, may waive such condition if such waiver does not result in violation of any other condition to the Consolidation).

           Dilution. While currently there are no specific proposals for the Company to issue Units beyond those to be issued in the Consolidation and the Offering, the Company expects to pursue acquisitions of additional hotels. These acquisitions may be financed through the issuance of Units or other limited partnership interests directly to property owners or to CRFLT in exchange for cash. Any such Units or other limited partnership interests in the Company may have certain preferences. Additional issuances of equity securities of CRFLT or Units in connection with acquisitions of additional hotels or offerings of securities for cash may occur in the discretion of CRFLT's Board of Trustees, and would result in proportional reduction of the percentage ownership interests of the limited partners (or other holders of Units) in the Company. See "Description of Units."


Risks of Ownership of Units and Common Shares

           Inability to Remove CRFLT as General Partner of the Company. The Partnership Agreement provides that limited partners may not remove CRFLT as general partner of the Company with or without cause (unless neither the general partner nor its parent entity is a "public company," in which case the general partner may be removed for cause). The inability to remove CRFLT as general partner may not be in the best interests of the limited partners of the Company. See "Description of Units -- Removal of the General Partner; Transfer of CRFLT's Interests."

           No Prior Public Market. Prior to the Consolidation, there will have been no public market for Units or Common Shares. The Units will not be listed on a national securities exchange or quoted on a market quotation system and, consequently, no trading market is expected to develop for the Units. The Unit Redemption Right may be exercised only after termination of the Initial Holding Period so that a holder of Units will be required to hold his Units for at least one year prior to being able to receive cash or Common Shares in exchange therefor. Although the Common Shares are expected to be listed on the NYSE, there can be no assurance that an active trading market will develop.

           Restrictions on Transfer of Units. The Partnership Agreement contains certain restrictions on the ability of partners to transfer their Units, except in certain limited circumstances, without the prior written consent of CRFLT.

           Limitations on Acquisition and Change in Control. CRFLT's Declaration of Trust (the "Declaration of Trust") and the Partnership Agreement are expected to contain a number of provisions that may limit the ability of outside parties to acquire control of CRFLT, including the following:

                     Ownership Limit. The 9.9% ownership limit described under "-- Possible Adverse Consequences of Limits on Ownership of Common Shares" below may have the effect of precluding a change in control of CRFLT by a third party without the consent of the Board of Trustees, even if a change in control would be in the interest of the limited partners in the Company or the shareholders of CRFLT (and even if a change in control would not reasonably jeopardize the REIT status of CRFLT).

                     Staggered Board. The Board of Trustees of CRFLT will have three classes of trustees. The terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Trustees for each class will be chosen for a three-year term upon the expiration of the then current class' term, beginning in 1999. The staggered terms for trustees may affect the shareholders' ability to effect a change in control of CRFLT even if a change in control would be in the interest of the limited partners of the Company or shareholders of CRFLT.

                     Shares of Beneficial Interest. The Declaration of Trust will authorize the Board of Trustees to issue up to __________ shares of beneficial interest and to establish the preferences and rights of any beneficial interests issued. __________ of those shares will be classified as Common Shares and the remaining __________ shares will be classified as preferred shares. See "Description of Shares of Beneficial Interest." The issuance of shares of beneficial interest having special preferences or rights could have the effect of delaying or preventing a change in control of CRFLT even if a change in control would be in the interest of the shareholders of CRFLT or limited partners of the Company.

                     Consent Rights of the Limited Partners. Under the Partnership Agreement, CRFLT generally will be able to merge or consolidate with another entity with the consent of the holders of a majority of the outstanding Units (including Units held by CRFLT) as long as the holders of Units either will receive or will have the right to receive the same consideration as the holders of Common Shares. CRFLT, as a holder of a significant number of Units, would be able to significantly influence (or, depending upon the number of Units it holds, possibly control the outcome of) such a vote.

                     Transfer of CRFLT's Interests. The Partnership Agreement provides that CRFLT may not transfer any of its interests as general or limited partner in the Company, except in certain circumstances. See "Description of Units -- Removal of the General Partner; Transfer of CRFLT's Interests."

                     Maryland Business Combination Law. Under the Maryland General Corporation Law (the "MGCL"), as applicable to real estate investment trusts, certain "business combinations" (including certain issuances of equity securities) between a Maryland real estate investment trust and any person who owns 10% or more of the voting power of the trust's then outstanding shares of beneficial interest (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date in which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be approved by a supermajority (80%) of outstanding voting shares, and by two-thirds of voting shares other than voting shares held by an Interested Shareholder unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder.

           Possible Adverse Consequences of Limits on Ownership of Common Shares. To maintain its qualification as a REIT for federal income tax purposes, not more than 50% in value of the outstanding shares of beneficial interest of CRFLT may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code, to include certain entities). See "Federal Income Tax Considerations -- Federal Income Taxation of CRFLT Following the Consolidation -- Requirements for Qualification." In addition, a person who owns, directly or by attribution, 10% or more of a tenant of CRFLT cannot own, directly or by attribution, 10% or more of the shares of CRFLT without jeopardizing CRFLT's qualification as a REIT. To facilitate maintenance of its qualification as a REIT for federal income tax purposes, CRFLT generally will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 9.9% of the issued and outstanding Common Shares and generally will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 9.9% of the issued and outstanding shares of any class or series of CRFLT's preferred shares (collectively, the "Ownership Limit"). The Board of Trustees, in its sole and absolute discretion, may waive or modify the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon information required to be provided by the party seeking the waiver, that ownership in excess of this limit will not cause a person who is an individual to be treated as owning Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize CRFLT's status as a REIT for federal income tax purposes. Common Shares acquired or held in violation of the Ownership Limit will be transferred automatically to a trust for the benefit of a designated charitable beneficiary, with the person who acquired such Common Shares in violation of the Ownership Limit not entitled to any distributions thereon, to vote such Common Shares or to receive any proceeds from the subsequent sale thereof in excess of the lesser of the price paid therefor or the amount realized from such sale. A transfer of Common Shares to a person who, as a result of the transfer, violates the Ownership Limit may be void under certain circumstances. See "Description of Shares of Beneficial Interest --Restrictions on Transfer." The Ownership Limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the shareholders' ability to realize a premium over the then-prevailing market price for the Common Shares in connection with such transaction.

           Effect on Common Share Price of Shares Available for Future Sale. Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for Common Shares. Beginning at least one year after the closing of the Offering (or less in certain circumstances), holders of Units may be able to sell Common Shares received upon exercise of their Unit Redemption Right in the public market pursuant to registration or exemptions from registration. In addition, a substantial number of Common Shares would, pursuant to employee benefit plans, be issued or reserved for issuance from time to time, including Common Shares reserved for issuance pursuant to options issued concurrently with the consummation of the Offering, and these Common Shares would be available for sale in the public markets from time to time pursuant to exemptions from registration or upon registration. No prediction can be made about the effect that future sales of Common Shares would have on the market price of the Common Shares.

           Effect on Common Share Price of Market Conditions. As with other publicly traded equity securities, the value of the Common Shares will depend upon various market conditions, which may change from time to time. Among the market conditions that may affect the value of the Common Shares would be the following: (i) the extent to which a secondary market develops for the Common Shares following the Offering, (ii) the extent of institutional investor interest in CRFLT, (iii) the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), (iv) CRFLT's financial performance and (v) general stock and bond market conditions. Although the Public Offering Price of the Common Shares will be determined by CRFLT in consultation with the lead underwriters of the Offering, there can be no assurance that the Common Shares would not trade at prices below the Public Offering Price following the Offering.

           Effect on Common Share Price of Earnings and Cash Distributions. It is generally believed that the market value of the equity securities of a REIT is primarily based upon the market's perception of the REIT's growth potential for its core portfolio, the value of its real estate portfolio and its prospects for accretive acquisitions and development. The combination of these factors create a market perception of a REIT's current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancings, and is secondarily based upon the value of the underlying assets. For that reason, Common Shares may trade at prices that are higher or lower than the net asset value per Common Share or per Unit. To the extent CRFLT retains operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing such cash flow to shareholders, these retained funds, while increasing the value of CRFLT's underlying assets, may not correspondingly increase the market price of the Common Shares. The failure of CRFLT to meet the market's expectation with regard to future earnings and cash distributions would likely adversely affect the market price of the Common Shares.

           Effect on Common Share Price of Market Interest Rates. One of the factors that will influence the price of the Common Shares will be the dividend yield on the Common Shares (as a percentage of the price of the Common Shares) relative to market interest rates. Thus, an increase in market interest rates may lead prospective purchasers of Common Shares to expect a higher dividend yield, which would adversely affect the market price of the Common Shares.

           Effect on Common Share Price of Unrelated Events. As with other publicly traded equity securities, the value of the Common Shares will depend upon various market conditions, including conditions unrelated to real estate investments generally. Thus, events which depress equity market prices may not have any effect on real estate market values, with the result that the Common Shares may trade at prices below CRFLT's net asset value.

           Dependence on External Sources of Capital. As with other REITs, but unlike corporations generally, CRFLT's growth largely must be funded by external sources of capital because CRFLT generally will have to distribute to its shareholders 95% of its taxable income in order to qualify as a REIT. CRFLT's access to external capital will depend upon a number of factors, including the market's perception of CRFLT's growth potential, its current and potential future earnings, cash distributions and the market price of the Common Shares.


Risks of Ownership of the Notes

           No Public Market for the Notes. A public market for the Notes is not expected to develop. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full face amount of the Notes only if they hold the Notes to maturity, which is approximately seven years after the closing of the Consolidation, or if the Company repays or refinances the Notes at or prior to maturity or realizes net sales or excess refinancing proceeds from Hotels owned by a Noteholder's former Hotel Partnership. See "Description of the Notes -- Principal and Interest."

           Priority of the Notes. The Notes, which are prepayable at any time, are unsecured obligations of the Company. Thus, the Notes will be effectively subordinated to any secured debt of the Company and to all obligations of the Hotel Partnerships. On a pro forma basis assuming the Full Consolidation Scenario, as of September 12, 1997, the aggregate consolidated liabilities of the Company to which the Notes would be effectively subordinated would have been approximately $939 million.

           Limited Protection for Noteholders in the Event of a Restructuring or Similar Transaction. Other than (i) certain restrictions on the incurrence of indebtedness, (ii) a financial covenant requiring the Company to maintain certain coverage ratios and (iii) the basic requirements that the surviving entity assume the obligations under the Notes and the Indenture (as defined herein) and be in full compliance with all of the provisions of the Indenture, the Indenture does not contain any special provisions protecting Noteholders in the event of a restructuring, reorganization or similar transaction involving the Company, which could increase the risk that the Notes may not be paid in full at maturity. See "Description of the Notes."


Risks of Operation

           Competition. The profitability of the Hotels is subject to general economic conditions, the management ability of the managers (including Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The economy, moderately-priced and extended-stay segments of the lodging industry in which the Hotels operate are highly competitive, and the Hotels generally operate in markets that contain numerous other competitors. The Hotels' success in their respective markets will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure and, to a lesser extent, the quality and scope of food and beverage facilities. The lodging industry, including the Hotels (and thus the Company), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs and (iv) the availability of credit.

           General Real Estate Investment Risks. Partners in the Company will continue to bear risks associated with real estate investments. Real estate investments are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt depend, in large part, on the amount of rental revenues generated, expenses incurred and capital expenditures required in the operation of its business. The Company's income and ability to make distributions to limited partners will be dependent upon the rent payable by the Lessees exceeding the amounts required for debt service, property taxes and other expenses payable by the Company (including required FF&E reserves and capital expenditures). The rental payments payable by the Lessees will be affected in part by the sales generated by the Managers from the operations of the Hotel. The Lessees' ability to pay rent accrued under the Leases will depend in significant part upon the ability of the Managers to generate gross sales in excess of its requirements to meet operating expenses. The Company's rental income from hotels may, therefore, be adversely affected by a number of factors, including the general economic climate, local real estate conditions, such as an oversupply of, or a reduction in demand for, hotel space, the attractiveness of the Company's Hotels to consumers, the quality, philosophy and performance of management, the ability of the Lessees to maximize rental payments to CRFLT, the ability of the Manager to effectively operate the Hotels, competition from comparable hotels, changes in room rates, the need to periodically repair and renovate the Hotels and to pay the costs thereof and increases in operating costs due to inflation and other factors (including increased real estate taxes), which increases may not necessarily be passed through fully to guests. In addition, income from the Hotels and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment in a hotel (such as mortgage payments, if any, real estate taxes and maintenance costs) also may not decrease if circumstances cause a reduction in income from the hotel. If any of the above occurs, the Company's ability to make expected distributions to limited partners, including CRFLT, could be adversely affected.

           Risks of Leverage. The Company has substantial indebtedness. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company had outstanding indebtedness totaling $780 million. The Company's business is capital intensive and the Company will have significant capital requirements in the future. The Company's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Company, (iii) make distributions to Partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

           If prevailing interest rates or other factors at the time of any refinancing result in higher interest rates, the Company's interest expenses would increase, which would adversely affect the Company's cash flow from operations and the level of, or its ability to make, distributions to limited partners. If the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company could be forced to dispose of Hotels upon disadvantageous terms, which could result in losses to the Company, adversely affect the cash flow available for distribution and may have an adverse tax impact on partners. In addition, if one or more Hotels are mortgaged to secure payment of indebtedness and the Company is unable to generate funds to cover debt service, the mortgage securing such Hotels could be foreclosed upon by, or such Hotels could otherwise be transferred to, the mortgagee with a consequent loss of income and asset value to the Company and adverse tax impact on the partners.

           Rental Revenues from Hotels Subject to Prior Rights of Lenders. In accordance with the loan agreements with respect to outstanding indebtedness of the Hotel Partnerships, the rental revenues received by the Company under the Leases will first be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy all other obligations of the Company (including paying property taxes and insurance and funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to the partners (including CRFLT).

           Acquisition Risks. In the future, the Company expects to pursue acquisitions of additional limited service and extended-stay hotels. Acquisitions entail the risk that such investments will fail to perform in accordance with expectations. The Company anticipates that, in certain circumstances, it may use Units as consideration to acquire hotels from tax-sensitive sellers and, in connection with such acquisitions, it may agree to certain restrictions on the Company's ability to sell, or reduce the amount of mortgage indebtedness on, such acquired hotels, which may increase the Company's level of leverage and which may impair the Company's ability to take actions that would otherwise be in the best interests of limited partners.

           Seasonality. The hotel industry is seasonal in nature. The seasonality of the industry may, from time to time, affect the ability of the lessees to make timely rent payments under the leases. An inability of the lessees to make timely rent payments to the Company could adversely affect the ability of the Company to make distributions to partners (including CRFLT).

           Illiquidity of Real Estate. Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to sell and purchase hotels promptly in response to changes in economic or other conditions. This could make it difficult for the Company to sell any of its Hotels, even if a sale were in the interest of limited partners. See also "Limitations on Sales or Refinancing of the Courtyard Hotels," above.

           Hotels Subject to Ground Leases May Affect the Company's Revenues. Of the Company's 221 Hotels, 116 are subject to ground leases with Marriott International and its affiliates and 11 are subject to ground leases with third parties. Such ground leases generally require increases in ground rent payments every five years. To the extent that the increasing thresholds under the Leases do not increase at the same rate as the increases under the ground leases, it could affect the Company's cash available for distribution and its ability to make distributions to partners (including CRFLT). In addition, any sale of a Hotel encumbered by a ground lease would be made subject to such ground lease and the value realized by the Company in such sale might not be as high if such Hotel were not sold subject to such ground lease or were sold subject thereto.


Federal Income Tax Risks

           Tax Consequences of the Consolidation. The Company has received an opinion of Hogan & Hartson L.L.P., counsel to CRFLT and the Company, to the effect that the receipt of Units in exchange for Hotel Partnership Interests as part of the Consolidation will not result in the recognition of taxable income or gain by a Limited Partner at the time of the Consolidation, except to the extent that a Limited Partner (i) receives a cash distribution (or deemed cash distribution) in excess of such Limited Partner's aggregate adjusted tax basis in his Hotel Partnership Interest(s) as a result of relief from liabilities in connection with the Consolidation (including from the use of the proceeds from the Offering to prepay indebtedness of the Hotel Partnerships); (ii) exercises Dissenters' Rights and elects to receive Notes in connection with the Consolidation; (iii) exercises his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Consolidation; (iv) is required to recognize gain by reason of the exercise by another Limited Partner of Dissenters' Rights; or (v) has his "at risk" amount fall below zero as a result of the Consolidation. CRFLT and the Company do not believe that the Consolidation will result in a Limited Partner who acquired his Hotel Partnership Interest in the original offering of such interest for cash and has held that interest at all times since (a) receiving a distribution (or deemed distribution) of cash in excess of such Limited Partner's adjusted basis in his Hotel Partnership Interest or (b) having his "at risk" amount fall below zero. The adjusted tax basis of a Limited Partner who did not acquire his Hotel Partnership Interest in the original offering of such interest, however, could vary materially from the adjusted tax basis of a Limited Partner who did. Therefore, depending on the adjusted tax basis of such a Limited Partner in his Hotel Partnership Interest, the Consolidation could result in the receipt by such Limited Partner of a cash distribution (or deemed cash distribution) in excess of such Limited Partner's adjusted basis in his Hotel Partnership

Interest, and accordingly, could result in the recognition of taxable income or gain by such Limited Partner.

           With respect to the exercise of Dissenters' Rights, Hogan & Hartson L.L.P. is of the opinion that although the matter is not free from doubt, a Limited Partner who does not exercise Dissenters' Rights and elect to receive Notes in connection with the Consolidation should not be required to recognize gain by reason of another Limited Partner's exercise of such rights. With respect to a Limited Partner's exercise of his Unit Redemption Right, Hogan & Hartson L.L.P. is of the opinion that it is more likely than not that a Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Consolidation but less than two years after such date will not cause the Consolidation itself to be a taxable transaction for the Limited Partner or for the other Limited Partners. Opinions of counsel, however, do not bind the IRS or the courts, and no assurance can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

           The particular tax consequences of the Consolidation for a Limited Partner will depend upon a number of factors related to the tax situation of that individual Limited Partner and the Hotel Partnerships in which he is a Limited Partner, including such factors as the Limited Partner's aggregate adjusted tax basis in his Hotel Partnership Interest(s), the extent to which the Limited Partner has other investments that have generated passive losses that could offset income arising from the Consolidation, the allocation of Company liabilities to the Limited Partner following the Consolidation and the amount of built-in gain with respect to the Hotels owned by the Hotel Partnership(s) in which he is a Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company." The Company has consulted with its advisors in connection with structuring the Consolidation, but it has not sought a ruling from the IRS as to the tax consequences of the Consolidation. See "Federal Income Tax Considerations -- Summary of Tax Opinions." Each Limited Partner is urged to consult with his own tax advisor before determining whether to approve of and participate in the Consolidation in order to determine the anticipated tax consequences of the Consolidation for such Limited Partner.

           Tax Status of the Company. The Company and CRFLT have received an opinion of Hogan & Hartson L.L.P. to the effect that the Company will be treated as a partnership for federal income tax purposes. An opinion of counsel, however, does not bind the IRS or the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged. If the IRS were to successfully treat the Company as an entity that is taxable as a corporation, CRFLT would cease to qualify as a REIT because the value of CRFLT's ownership interest in the Company would exceed 5% of CRFLT's assets and because CRFLT would be considered to hold more than 10% of the voting securities of another corporation. See "Federal Income Tax Considerations -- Federal Income Taxation of CRFLT Following the Consolidation-- Asset Tests Applicable to REITs." Moreover, the imposition of a corporate tax on the Company would reduce significantly the amount of cash available for distribution to the Limited Partners. See "Federal Income Tax Considerations -- Tax Status of the Company" and " -- Tax Aspects of CRFLT's Ownership of Interests in the Company."

           There is a significant risk that the Company will be considered to be a "publicly traded partnership." The opinion of Hogan & Hartson L.L.P. regarding the tax status of the Company will be based on the Company's expectation that it will have sufficient "qualifying income" so that even if it were considered to be a publicly traded partnership it would qualify as a partnership for federal income tax purposes. See "Federal Income Tax Considerations -- Tax Status of the Company." In this regard, the Partnership Agreement will prohibit Host, while any of its subsidiaries are acting as a Lessee, and any direct or indirect owner of 10% or more of Host or any of the Lessees from holding in excess of 4.9% by value of the interests in the Company. If the Company were a publicly traded partnership, however, a Limited Partner could be subject to certain special rules applicable to publicly traded partnerships. In particular, a Limited Partner would be unable to use passive losses from other passive activities to offset his allocable share of Company gain and income, and any Company losses allocable to a Limited Partner could be used only as an offset against such Limited Partner's allocable share of future Company income and gains and not against income and gains from other passive activities.

           Exercise of Dissenters' Rights. A Limited Partner who exercises his Dissenters' Rights and elects to receive Notes in connection with the Consolidation will be treated as having made a taxable disposition of his Hotel Partnership Interest. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Notes) plus the portion of the Hotel Partnership's liabilities allocable to the Limited Partner for federal income tax purposes. To the extent the amount realized exceeds the Limited Partner's adjusted basis in his Hotel Partnership Interest, the Limited Partner will recognize gain. A Limited Partner may be eligible to defer at least a portion of that gain under the "installment sale" rules, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Exercise Dissenters' Rights in Connection with the Consolidation," but those rules may not permit a Limited Partner to defer all of the gain recognized (and may require that a Limited Partner who defers gain pay to the IRS interest on a portion of the resulting tax that has been deferred).

           Effects of Subsequent Events upon Recognition of Gain. In addition to any gain that might be recognized by the Limited Partners, at the time of the Consolidation, there are a variety of subsequent events and transactions (including (i) the sale or other taxable disposition of one or more of the Hotels, (ii) the refinancing or repayment of nonrecourse liabilities secured by one or more of the Hotels, (iii) the issuance of additional Units, including in connection with the issuance of Common Shares or other equity interests by CRFLT and the acquisition of additional properties in exchange for Units or other equity interests in the Company; (iv) an increase to the basis of the Hotels resulting from capital expenditures and (v) the elimination over time of the disparity between the current tax basis of the Hotels and the "book basis" of the Hotels based upon their fair market value at the time of the Consolidation) that could cause a Limited Partner who holds Units to recognize part or all of the taxable gain that otherwise has been deferred through the Consolidation.

           The Partnership Agreement does not impose any restrictions on the Company's ability to dispose of the Hotels or to refinance or repay debt secured by the Hotels (or to direct that a Hotel Partnership or Subsidiary Partnership engage in such a transaction) other than with respect to the Courtyard Hotels, where such actions would require the consent of Host. In addition, the Company specifically is not required to take into account the tax consequences to the holders of Units in deciding whether to undertake specific transactions, and the holders of Units generally have no right to approve or disapprove such transactions. See "Federal Income Tax Considerations," "Description of Units -Sales of Assets and Lock-out Provisions" and "-- Borrowing by the Company."

           Exercise of Unit Redemption Right. The receipt of either cash or Common Shares, as determined by CRFLT, by a Limited Partner in connection with the exercise of such Limited Partner's Unit Redemption Right will be a taxable transaction and likely will result in the recognition of substantial gain for federal income tax purposes. The amount realized in connection with a Limited Partner's exercise of his Unit Redemption Right will equal the sum of either the amount of cash or the value of the Common Shares received plus the portion of the Company's liabilities allocable to the Units redeemed for federal income tax purposes. To the extent the amount realized exceeds the Limited Partner's adjusted basis in the redeemed Units, the Limited Partner will recognize gain. See "Federal Income Tax Consequences -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Dissolution of the Company" and " -Tax Treatment of Exercise of Unit Redemption Right." State and local income and transfer taxes may apply to such a redemption as well.

           Failure of CRFLT to Qualify as a REIT. CRFLT intends to operate so as to qualify as a REIT under the Code commencing with CRFLT's taxable year ending December 31, 1998. A REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders as long as it distributes currently at least 95% of its taxable income (excluding net capital gain). No assurance can be provided, however, that CRFLT will so qualify or be able to remain so qualified or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to CRFLT's qualification as a REIT or the federal income tax consequences of such qualification. In this regard, CRFLT expects to receive an opinion of Hogan & Hartson L.L.P. to the effect that CRFLT, commencing with its taxable year ending December 31, 1998, will be organized in conformity with the requirements for qualification as a REIT under the Code, and that CRFLT's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. This opinion will be conditioned upon certain representations made by CRFLT and the Company as to factual matters relating to the organization and operation of CRFLT, the Company, the Hotel Partnerships and the Subsidiary Partnerships. In addition, this opinion will be based upon the factual representations of CRFLT concerning its business and properties as set forth in this Consent Solicitation and assumes that the actions described in this Consent Solicitation are completed in a timely fashion. An opinion of counsel, however, does not bind the IRS or the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

           Among the requirements for REIT qualification are that (i) at least 75% of CRFLT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property") or from certain types of temporary investments; and
(ii) at least 95% of such income must be derived from such real property investments plus dividends, interest, certain hedging instruments, and gain from the sale or disposition of stock or securities, including certain hedging instruments. See "Federal Income Tax Considerations -- Federal Income Taxation of CRFLT Following the Consolidation -- Income Tests Applicable to REITs." Rent paid pursuant to the Leases will constitute substantially all of the gross income of CRFLT. In order for the rent paid pursuant to the Leases to constitute "rents from real property," (a) the Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement; and (b) the Lessees must not be regarded as Related Party Tenants. If the Leases are not respected as true leases for federal income tax purposes, part or all of the payments that the Company receives from the Lessees will not constitute "rents from real property." The Leases have been structured with the intent that they qualify as true leases for federal income tax purposes. In this regard, Hogan & Hartson, L.L.P. expects to provide to the Company at the Closing Date of the consolidation an opinion to the effect that the Leases will be respected as leases for federal income tax purposes. An opinion of counsel, however, does not bind the IRS or the courts. Moreover, Limited Partners should be aware that there are no controlling Treasury Regulations, published IRS rulings, or judicial decisions involving leases with terms substantially the same as the Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, there can be no assurance that the IRS might not assert that the Leases should not be respected as true leases for federal income tax purposes. If the Lessees are regarded as Related Party Tenants, the payments that the Company receives from the Lessees also would not qualify as "rents from real property." In order to preclude the Lessees from being regarded as Related Party Tenants, the Declaration of Trust will expressly prohibit Host and its subsidiaries (and/or any 10% or greater shareholder of Host) from owning more than 9.9% of the value of CRFLT, and will contain self-executing mechanisms intended to enforce this prohibition. Assuming that this prohibition is enforced at all times, the Lessees will not be regarded as Related Party Tenants. If the Leases were not respected as true leases for federal income purposes or if the Lessees were regarded as Related Party Tenants, CRFLT would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status. See "Federal Income Tax Considerations -- Federal Income Taxation of CRFLT Following the Consolidation-- Income Tests Applicable to REITs."

           If CRFLT fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, CRFLT will be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification is lost. The additional tax would significantly reduce the cash available for distributions by CRFLT to its shareholders. Failure of CRFLT to qualify as a REIT would reduce materially the value of the Common Shares and Units. See "Federal Income Tax Considerations -- Federal Income Taxation of CRFLT Following the Consolidation -- Failure of CRFLT to Qualify as a REIT."

           Other Tax Liabilities. Even if CRFLT qualifies as a REIT, it will be subject, through the Company, the Hotel Partnerships and the Subsidiary Partnerships, to certain federal, state and local taxes on its income and property. See "Federal Income Tax Considerations --Other Tax Consequences for CRFLT and Its Shareholders." In addition, holders of Units will be subject to state and local taxation in the jurisdictions in which the Company directly or indirectly holds real property and such holders will be required to file periodic tax returns in at least some of those jurisdictions. The Company initially will own Hotels located in 35 different states.


Conflicts of Interest -- The Consolidation

           Affiliated General Partners. Subsidiaries of Host have varying limited and general partner interests in each of the Hotel Partnerships and act as Hotel Partnership GPs of all of the Hotel Partnerships. Each Hotel Partnership GP has an independent obligation to assess whether the terms of the Consolidation are fair and equitable to the Limited Partners in its Hotel Partnership without regard to whether the Consolidation is fair and equitable to any of the other participants (including the Limited Partners in other Hotel Partnerships for which other subsidiaries of Host are the Hotel Partnership GPs, and in the case of FIBM, have significant limited partner interests). While each Hotel Partnership GP has sought faithfully to discharge its obligations as Hotel Partnership GP to its Hotel Partnership, there is an inherent conflict of interest in its serving, directly or indirectly, in a similar capacity with respect to all of the other Hotel Partnerships.

           No Arm's Length Negotiations; Absence of Independent Representation. No independent representative was retained to negotiate on behalf of the Limited Partners of the Hotel Partnerships. Consequently, the terms and conditions of the Consolidation may have been more favorable to Limited Partners of the Hotel Partnerships if such terms and conditions were the result of arm's length negotiations or if an independent representative had been retained. The Hotel Partnership GPs have obtained an opinion from AAA as to (i) the fairness, from a financial point of view, to the Limited Partners of each Hotel Partnership, of the methodologies used to determine the Exchange Value of each Hotel Partnership and the allocation of Units among the Hotel Partnerships in the Consolidation,
(ii) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels), (iii) the fairness and reasonableness to the Limited Partners of each Hotel Partnership of the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners, (iv) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) and
(v) the fairness and reasonableness, from the Company's standpoint, of the economic terms of the Leases. In this regard, the Fairness Opinion specifically does not conclude that other methodologies for allocation of Units among the Hotel Partnerships might not have been more favorable to the Limited Partners in certain of the Hotel Partnerships. See "Fairness Analysis and Opinion."

           Substantial Benefits to Related Parties. Host and its subsidiaries will receive substantial benefits in connection with the Consolidation that other participants in the Consolidation will not receive. Host and its subsidiaries will receive Units with an estimated value of at least $____ million in exchange for their Hotel Partnership Interests (based upon the estimated Exchange Values) and $____ million in cash from the sale of the Acquisition Hotels. Subsidiaries of Host are

Lessees of the Hotels and will receive substantial benefits in connection with the Leases including the receipt of income to the extent sales from the Hotels exceed operating costs and expenses payable by the Lessees, management fees and rental payments paid to the Company. The Consolidation will also permit the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, to defer significant tax liabilities (estimated at approximately $____ million) that otherwise would be incurred with respect to any sale of the Courtyard Hotels (other than in a tax-deferred transaction such as the Consolidation) or upon substantial reductions in the amount of debt now secured by the Courtyard Hotels. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of those Hotels and the refinancing, prepayment or reduction of the debt secured by those Hotels for __ years from the Closing Date of the Consolidation without the consent of Host in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The Company will also repay, either in cash of Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1.


Conflicts of Interests -- Operations

           After the consummation of the Consolidation, it is anticipated that affiliates of Host will continue to provide certain services to the Company that such entities currently provide to the Hotel Partnerships. See "Conflicts of Interest -- Future Dealings with Related Parties." These services include the provision of, among others, payroll, benefits and other administrative services and office space. For additional information regarding amounts historically paid for such services and the basis of such payments, see the Notes to the Combined Consolidated Financial Statements. The terms upon which these services will be provided will be substantially the same as the current terms, which were not the result of arm's length negotiations. As a result, the terms and conditions of such arrangements may be less favorable to the Company than could have been obtained from a third party. Alternately, in the event Host were to decide not to provide such services in the future, the Company would incur incremental costs to obtain such services from third parties or to establish an internal capability to perform such services.

           For a discussion of the Company's policies and agreements designed to minimize any adverse effects from these conflicts of interest, see "Distribution and Other Policies -- Conflicts of Interest Policies."


Miscellaneous Risks

           Dependence on Key Personnel. The Company is dependent on the efforts of the executive officers of CRFLT. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a significant adverse effect on the operations of the Company. The Company does not intend to obtain key-man life insurance with respect to any of the executive officers of CRFLT.

           Changes in Laws. Increases in real estate or business improvement district taxes will not result in increased rental payments to the Company under the Leases, with the result that they may adversely affect the Company's cash flow from operations and its ability to make distributions to partners, including CRFLT. Similarly, changes in laws increasing the potential liability for environmental conditions existing on Hotels or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting construction and safety requirements, may result in significant unanticipated expenditures, which, to the extent such expenditures must be borne by the Company as the Lessor of the Hotels, would adversely affect the Company's cash flow from operations and its ability to make distributions to limited partners.

           Uninsured Loss. The Company will carry comprehensive liability, fire, flood, extended coverage and rental loss (for rental losses extending up to 12 months) with respect to its Hotels with policy specification and insured limits customarily carried for similar Hotels. Certain types of losses (such as from wars and environmental hazards), however, may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its capital invested in, and anticipated profits from, one or more of its Hotels.

           Americans with Disabilities Act. The Company's Hotels must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that such Hotels are "public accommodations" or "commercial facilities" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of the Company's Hotels where such removal is readily achievable. The Company believes that the Hotels will not be required to make substantial non-budgeted capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in substantial capital expenditures to remove structural barriers, as well as the imposition of fines or an award of damages to private litigants which might adversely affect the Company's ability to make expected distributions to limited partners and shareholders. Under the Leases, the Company would be required to fund all such expenditures.

           Other Regulatory Risks. The Company's Hotels are subject to various forms of regulation in addition to the ADA, including building codes, regulations pertaining to fire safety and handicapped access, and other regulations which may from time to time be enacted. The Company may be required to incur significant costs to comply with any future changes in such regulations.

           Possible Environmental Liabilities. Under various federal, state and local laws, ordinances and regulations, owners or operators of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. No assurances can be given that (i) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to the Company, (ii) a material environmental condition with respect to any Hotel does not exist, or (iii) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

           The Company has engaged an environmental consulting firm to perform Phase I environmental assessments on all of the Hotels in order to assess existing environmental conditions.

           A Phase II Environmental Assessment was undertaken with respect to the Deerfield, Illinois Courtyard Hotel (the "Deerfield Hotel"). A report of such assessment, dated November 29, 1995, disclosed contamination of the shallow groundwater at the site resulting from the prior use of the site as a landfill and not from any use of such site by CBM2 or its subsidiary. The Company has analyzed the results of this Phase II Environmental Assessment and its potential liability, if any. Based on currently available information, the Company is unable to determine the need for remediation, its potential responsibility, if any, for remediation, the scope of any remediation that may be required, and the extent of the Company's possible liability for any remediation costs. The Company currently estimates that the costs to evaluate the situation further are not likely to be significant. Based on the foregoing, including the limited amount of information currently available concerning the Deerfield Hotel, and while there can be no assurance that the Company will not have liability in respect of remediation of contamination at that site, the Company does not believe that any of the environmental matters described above are likely to have a material adverse effect on the business and operations of the Company as a whole.

           A Phase II Environmental Assessment was undertaken with respect to the Shreveport-Bossier City, Louisiana Residence Inn (the "Bossier City Residence Inn"). A report of such assessment dated February 5, 1996, disclosed the presence of ACM in a 70 square foot wall covering in the pool/jacuzzi mechanical room which would not require an Operations and Maintenance Plan for asbestos management if such wall was removed. The Company has analyzed the results of this Phase II Environmental Assessment and its potential liability, if any. Based on currently available information, the Company is unable to determine the need for remediation, its potential responsibility, if any, for remediation, the scope of any remediation that may be required, and the extent of the Company's possible liability for any remediation costs. The Company currently estimates that the costs to evaluate the situation further are not likely to be significant. Based on the foregoing, including the limited amount of information currently available concerning the Bossier City Residence Inn, and while there can be no assurance that the Company will not have liability in respect of remediation of contamination at that site, the Company does not believe that any of the environmental matters described above are likely to have a material adverse effect on the business and operations of the Company as a whole.

           No assurances can be given, however, that all potential environmental liabilities have been identified or properly quantified or that no prior owner, operator, or past or current guest or occupant has created an environmental condition not known to the Company. Moreover, no assurances can be given that
(i) future laws, ordinances, or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Hotels will not be affected by the condition of land or operations in the vicinity of the Hotels (such as the presence of underground storage tanks), or by third parties unrelated to the Company.

                             CONFLICTS OF INTEREST

           The Consolidation was initiated by Host and is being proposed by Host, the Company and the Hotel Partnership GPs, which are subsidiaries of Host. The terms and conditions of the Consolidation and the structure of the Company also were formulated by Host, the Hotel Partnership GPs and the Company. See "Background and Reasons for the Consolidation -- Background of the Consolidation."

           As discussed below, the establishment of the terms of the Consolidation, the recommendation by the Hotel Partnership GPs with respect to the Consolidation and the operation of the Company involve conflicts of interest. In resolving any conflicts of interest, each of the Hotel Partnership GPs must act in accordance with its fiduciary duties to the Limited Partners of its Hotel Partnership. The trustees of CRFLT, which will be the sole general partner of the Company, also must act in accordance with their fiduciary duties to the shareholders of CRFLT and, to a certain extent, the limited partners of the Company as limited by the Partnership Agreement. See "Comparison of Ownership of Hotel Partnership Interests, Units and Common Shares -- Fiduciary Duties" for a general description of these duties.


Affiliated General Partners

           Subsidiaries of Host have varying limited and general partner interests in each of the Hotel Partnerships and act as Hotel Partnership GPs of all of the Hotel Partnerships. Each Hotel Partnership GP has an independent obligation to assess whether the terms of the Consolidation are fair and equitable to the Limited Partners in its Hotel Partnership without regard to whether the Consolidation is fair and equitable to any of the other participants (including the Limited Partners in other Hotel Partnerships for which subsidiaries of Host are the Hotel Partnership GPs and, in the case of FIBM, have significant limited partner interests). While each of the Hotel Partnership GPs has sought faithfully to discharge its obligations as Hotel Partnership GP to its Hotel Partnership, there is an inherent conflict of interest in its serving, directly or indirectly, in a similar capacity with respect to all of the other Hotel Partnerships.


No Arm's Length Negotiations; Absence of Independent Representation

           No independent representative was retained to negotiate on behalf of the Limited Partners of the Hotel Partnerships. Consequently, the terms and conditions of the Consolidation may have been more favorable to Limited Partners of the Hotel Partnerships if such terms and conditions were the result of arm's length negotiations or if an independent representative had been retained. The Hotel Partnership GPs have obtained an opinion from AAA as to (i) the fairness, from a financial point of view, to the Limited Partners of each Hotel Partnership, of the methodologies used to determine the Exchange Value of each Hotel Partnership and the allocation of Units among the Hotel Partnerships in the Consolidation, (ii) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels), (iii) the fairness and reasonableness to the Limited Partners of each Hotel Partnership of the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners, (iv) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) and (v) the fairness and reasonableness, from the Company's standpoint, of the economic terms of the Leases. In this regard, the Fairness Opinion specifically does not conclude that other methodologies for allocation of Units among the Hotel Partnerships might not have been more favorable to the Limited Partners in certain of the Hotel Partnerships. See "Fairness Analysis and Opinion."

Substantial Benefits to Related Parties

           Host and its subsidiaries will receive substantial benefits in connection with the Consolidation including (i) the receipt of Units with an estimated value of at least $__ million in exchange for their Hotel Partnership Interests (based upon the estimated Exchange Values), (ii) $___ million in cash from the sale of the Acquisition Hotels and (iii) because subsidiaries of Host are Lessees of the Hotels, Host will receive benefits under the Leases including the receipt of income to the extent sales from the Hotels exceed operating costs and expenses payable by the Lessees, management fees and rental payments paid to the Company. The Consolidation will also permit the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, to defer significant tax liabilities attributable to taxable gain in excess of sale proceeds (estimated at approximately $____ million) that would otherwise be incurred with respect to any sale of the Courtyard Hotels other than in a tax-deferred transaction such as the Consolidation or upon any substantial reductions in the amount of debt now secured by the Courtyard Hotels. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of those Hotels and the refinancing, prepayment or reduction of the debt secured by those Hotels for __ years from the Closing Date of the Consolidation without the consent of Host in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The Company also will repay, either in cash or Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1.


Future Dealings with Related Parties

           After the consummation of the Consolidation, it is anticipated that affiliates of Host will continue to provide certain services to the Company that such entities currently provide to the Hotel Partnerships. These services include the provision of, among others, payroll, benefits and other administrative services and office space. For additional information regarding amounts historically paid for such services and the basis of such payments, see the Notes to the Combined Consolidated Financial Statements. The terms upon which these services will be provided will be substantially the same as the current terms, which were not the result of arm's length negotiations. As a result, the terms and conditions of such arrangements may be less favorable to the Company than could have been obtained from a third party. Alternatively, in the event Host were to decide not to provide such services in the future, the Company would incur incremental costs to obtain such services from third parties or to establish an internal capability to perform such services.

           For a discussion of the Company's policies and agreements designed to minimize any adverse effects from these conflicts of interest, see "Distribution and Other Policies -- Conflicts of Interest Policies."


Host's Continued Ownership of Certain Limited Service and Extended-Stay Hotels

           Following the Consolidation, Host will continue to own interests in two hotels which operate under the Courtyard by Marriott(R), Residence Inn by Marriott(R) or Fairfield Inn by Marriott(R) brand names. Host will maintain its 50% interest in the Westport Residence Joint Venture, which was formed in 1983 to own and operate the 128 room St. Louis Westport Plaza Residence Inn (the "Westport Residence Inn"). In addition, Host will maintain its ownership interest in the limited service operations of the Miami Airport Marriott (the "Miami Airport Marriott"). This 772 room hotel contains six separate buildings, including two towers. Four of the buildings (totaling 409 rooms) were converted to limited service concepts (Courtyard by Marriott and Fairfield Inn by Marriott) to attract travelers from different segments, while the towers remained a full service Marriott. As these operations are virtually inseparable, Host will maintain all of its interests in the Miami Airport Marriott.

Tax Consequences upon Sale or Refinancing of Hotels

           Certain holders of Units may experience different and more adverse tax consequences compared to those experienced by other holders of Units or by holders of Common Shares upon the sale or reduction of indebtedness on any of the Hotels (including, particularly, Host and its subsidiaries with respect to the Courtyard Hotels). Therefore, such holders, including Host and its subsidiaries, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of an individual Hotel. For reasons relating to the federal income tax considerations of subsidiaries of Host, the Partnership Agreement prohibits the Company from selling or refinancing the Courtyard Hotels without the consent of Host for a period of __ years following the Closing Date of the Consolidation. See "Risk Factors -- Risks and Effects of the Consolidation -- Limitations on Sales or Refinancings of the Courtyard Hotels." If the Courtyard Hotels do not perform as well as other hotels in its portfolio, the Company may be unable to dispose of them because it may not be in Host's economic interest to consent to such disposition. The Company has no current plans to sell any individual Hotels.


Policies with Respect to Conflicts of Interest

           The Company has adopted certain policies and will enter into agreements with Host and its affiliates designed to minimize the adverse effects from these potential conflicts of interest. See "Distribution and Other Policies -- Conflicts of Interest Policies" and "Business and Properties -Noncompetition Agreements." There can be no assurance, however, that the policies and agreements always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made at the CRFLT level that might fail to reflect fully the interests of the limited partners of the Company.

                 BACKGROUND AND REASONS FOR THE CONSOLIDATION


Background of the Hotel Partnerships

           Formation of the Hotel Partnerships. During the latter half of the 1980s and early 1990s, Host sponsored six limited partnerships formed to acquire, own and operate limited service and extended-stay hotels operating under three Marriott brand names (Courtyard by Marriott(R), Residence Inn by Marriott(R) and Fairfield Inn by Marriott(R)). The Hotel Partnerships raised capital from over 10,000 investors in two Regulation D private placements to accredited investors only (CBM1 and CBM2), three registered public offerings (RIBM1, RIBM2 and FIBM) and one private placement to substantial foreign companies (Res USA). Separate wholly owned subsidiaries of Host are the sole general partners of each Hotel Partnership. The Hotels were purchased (or leased) from Host and its subsidiaries and have been managed continuously since then by the Managers, which were, prior to 1993, subsidiaries of Host.

           The table below sets forth the capital raised, distributions made and number of Hotels owned, by each of the Hotel Partnerships as of September 12, 1997:

           Historical Information Concerning the Hotel Partnerships



                                                                     Distributions to Limited
                                                   Aggregate            Partners Per $1,000
                                               Distributions to      Limited Partner Original       Date of Last
                             Total             Limited Partners         Investment through          Admission of           No. of
                            Capital          through September 12,         September 12,          Original Partners        Hotels
Hotel Partnership           Raised                    1997                      1997                  (Mo./Yr.)            Owned
-----------------           ------           ---------------------   -------------------------    -----------------        ------
                        (in thousands)           (in thousands)             (in dollars)
  CBM1                     $121,100                 $65,758                        $572                 8/86                 50

  CBM2                      158,300                  78,564                         534                 1/88                 70

  RIBM1                      66,300                  39,908                         608                 4/88                 15

  RIBM2                      70,700                  42,140                         602                 12/88                23

  Res USA                    64,000                  36,990                         578                 12/91                11

  FIBM                       84,100                  51,269                         615                 7/90                 50

     The following paragraphs describe, on a partnership-by-partnership basis, the original investment objectives of each Hotel Partnership and the extent to which such objectives have been met.

          CBM1. The offering was intended to provide investors with an opportunity to participate in the growth of the Courtyard by Marriott hotel system. The private placement memorandum and related documents projected that, based upon the facts and circumstances at the time and subject to various risks and other uncertainties, Limited Partners could benefit from potential increases in cash flow from operation of the Hotels owned by CBM1, as well as potential capital appreciation and tax benefits. Based upon a financial forecast (and subject to the qualifications, limitations and uncertainties described therein and in the related private placement memorandum), it was forecast that cash flow to the Limited Partners would commence in 1987 at approximately 12% of Invested Capital (as defined in the partnership agreement) and increase through 1995 to approximately 23.5% of Invested Capital. It was also forecast that the Limited Partners could receive $100,000 per Partnership Unit on a tax-sheltered basis from Refinancing Proceeds (as defined in the partnership agreement) ($50,000 per Partnership Unit in 1991 and $50,000 per Partnership Unit in 1995). Tax savings through 1988 were forecast to be $13,481 per Partnership Unit for a Limited Partner in the highest federal income tax bracket for 1986 decreasing to a 28% tax bracket beginning on July 1, 1987. Through September 12, 1997, Limited Partners in CBM1 have received $57,181 per Partnership Unit.

          CBM2. The objectives for this offering were similar to those for the CBM1 offering. The offering was intended to provide investors with an opportunity to participate in the growth of the Courtyard by Marriott hotel system. The private placement memorandum and related documents projected that, based upon the facts and circumstances at the time and subject to various risks and other uncertainties, Limited Partners could benefit from potential increases in cash flow from operations, as well as potential capital appreciation. Based upon a financial forecast (and subject to the qualifications, limitations and uncertainties described therein and in the related private placement memorandum), it was forecast that cash distributions to the Limited Partners would commence in 1988 at approximately 10% of Invested Capital (as defined in the partnership agreement) and increase through 1996 to approximately 27% of Invested Capital. It was also forecast that the Limited Partners could receive $102,307 per Partnership Unit on a tax-sheltered basis from Refinancing Proceeds (as defined in the partnership agreement) ($50,000 per Partnership Unit in 1992 and $52,307 per Partnership Unit in 1996). Through September 12, 1997, Limited Partners in CBM2 have received $53,445 per Partnership Unit.

          RIBM1. RIBM1's principal investment objectives were to (i) preserve investor capital; (ii) provide quarterly cash distributions from operations, none of which distributions through 1992 were anticipated to be subject to current federal income taxation (assuming a Limited Partner's losses were not used to offset passive income from other sources) and (iii) participate in expected annual increases in cash distributions from operations and in potential long-term appreciation in the value of its properties. Based upon a financial forecast (and subject to the qualifications, limitations and uncertainties described therein and in the related offering document), it was forecast that cash flow to the Limited Partners would commence in 1988 at approximately 10.3% of original capital contributions. Through September 12, 1997, Limited Partners in RIBM1 have received $608 per Partnership Unit.

          RIBM2. The principal investment objectives of RIBM2 were to (i) preserve investor capital; (ii) provide quarterly cash distributions from operations, sheltered from federal taxation through 1995 (assuming a Limited Partner's losses were not used to offset passive income from other sources) and
(iii) participate in expected annual increases in cash distributions from operations and potential long-term appreciation in the value of its properties. Based upon a financial forecast (and subject to the qualifications, limitations and uncertainties described therein and in the related offering document), it was forecast that cash distributions to the Limited Partners would commence in 1989 at approximately a 9.0% annual return on original capital contributions, increasing to 10.1% of original capital contributions in 1990. Through September 12, 1997, Limited Partners in RIBM2 have received $602 per Partnership Unit.

          Res USA. The offering was intended to provide cash distributions to its Limited Partners based upon expected increases in operating performance of its properties. Based upon a financial forecast (and subject to the qualifications, limitations and uncertainties described therein and in the related private placement memorandum), it was forecast that cash distributions to the Limited Partners would commence in 1992 at approximately 10% of original capital contributions, increasing through 1996 to approximately 11% of original capital contributions. Through September 12, 1997, Limited Partners in Res USA have received $60,839 per Partnership Unit.

          FIBM. FIBM's principal investment objectives were to (i) provide quarterly cash distributions, which were anticipated to be free from significant current federal taxation through 1998 (assuming that a Limited Partner did not use tax losses from the partnership to offset passive activity income from other sources); (ii) participate in expected annual increases in cash distributions and in potential long-term appreciation in value of its properties and (iii) preserve investor capital. Based upon a financial forecast (and subject to the qualifications, limitations and uncertainties described therein and in the related offering document), it was forecast that cash flow to FIBM's Limited Partners would commence in 1990 at approximately 9% of original capital contributions, increasing through 1993 to approximately 12.4% of original capital contributions. Through September 12, 1997, Limited Partners in FIBM have received $615 per Partnership Unit.

          Anticipated Holding Periods. The offering documents of each of RIBM1 and RIBM2 stated that the Hotel Partnership GP expected to sell all of Hotel Partnership's Hotels before the end of 1998 but if all of the Hotels were not sold by the end of 2001, then the Hotel Partnership GP would use its reasonable best efforts to sell such Hotels thereafter. Similarly, the offering document of FIBM stated that the Hotel Partnership GP expected to sell all of FIBM's Hotels before the end of 2000, at which time the Hotel Partnership would be liquidated. However, if all of FIBM's Hotels were not sold by the end of 2001, then the Hotel Partnership GP would use its reasonable best efforts to sell such Hotels at such time. The offering documents of Res USA stated that the Hotel Partnership GP, subject to certain agreements and the majority consent of the Limited Partners, would sell Res USA's Hotels by December 31, 1998 for the best price it could reasonably obtain under the circumstances. The offering documents of each of CBM1 and CBM2 did not contain any such provisions regarding anticipated holding periods.

     The following table sets forth, with respect to each Hotel Partnership, the age of the Hotel Partnership relative to (i) the original term of the Hotel Partnership as set forth in the applicable partnership agreement and (ii) the anticipated holding period of the Hotel Partnership's investments as set forth in the applicable offering materials.

              Legal Life and Original Anticipated Holding Period
                           of the Hotel Partnerships


                         Legal Life of Hotel                                    Original Anticipated
                             Partnership             Commenced Operations          Holding Period        Remaining Holding Period
Hotel Partnership              (years)                     (Mo./Yr.)                   (years)                   (years)
-----------------        -------------------         --------------------       --------------------     ------------------------

     CBM1                        100                         8/86                   no provision                    --

     CBM2                        100                         1/88                   no provision                    --

     RIBM1                       100                         4/88                      10-13                         1

     RIBM2                       100                         12/88                     10-13                         1

     Res USA                     100                         12/91                      7                            1

     FIBM                        100                         7/90                      11-12                         3

     Investment Liquidity. Since the Partnership Units of the Hotel Partnerships are not listed on any national or regional stock exchange, nor quoted on any automated quotations system, there has been limited liquidity available to Partners. No formal market for such Partnership Units exists and because of provisions in the Code which tax "publicly traded partnerships" as corporations, the partnership agreement for each Hotel Partnership prohibits such a market from developing. Sales activity in the Partnership Units has been limited and sporadic.

     The information in the following table shows the highest, lowest and weighted average prices for sales of the Partnership Units in the Hotel Partnerships as reported to the Hotel Partnership GPs for the twelve months ended November 30, 1997. The Hotel Partnership GPs do not believe these prices generally reflect the current value of the Hotel Partnership's net assets. These prices are not indicative of total return to investors in the respective Hotel Partnerships because prior cash distributions and tax benefits received by each Limited Partner are not reflected in the price. There can be no assurance that transactions in Partnership Units of any Hotel Partnership have not occurred at prices either above the high price or below the low price set forth below.

                            Partnership Unit Prices
                  (All price information on a per unit basis)


                                   Transaction
                                       Period         Number of
                       Original      12 months    Partnership Units                               Weighted         Estimated
Hotel Partnership        Cost          ended           Traded           High         Low           Average      Exchange Value/(1)/
--------------------  -----------   ----------   -----------------   ----------  -----------    -----------     -------------------
CBM1................  $   100,000    11/30/97            45          $   60,000  $    30,000    $    45,635     $

CBM2................  $   100,000    11/30/97            54          $   78,500  $    34,800    $    47,169     $

RIBM1...............  $     1,000    11/30/97           2,096        $      583  $       275    $       414     $

RIBM2...............  $     1,000    11/30/97           2,731        $      600  $       143    $       500     $

Res USA.............  $   100,000    11/30/97              0                N/A          N/A            N/A     $

FIBM................  $     1,000    11/30/97           3,462        $      887  $       450    $       621     $

--------------------

/(1)/ Based upon the Appraised Values of each Hotel Partnership's Hotels and certain estimates as of ________ __, 1998. The actual Exchange Values will be determined as of the Final Valuation Date. Assumes that each Hotel Partnership is allocated Units with a value equal only to its estimated Exchange Value. The amounts in this column represent the portion of the estimated Exchange Value of each Hotel Partnership that would be allocable to Limited Partners per $1,000 limited partner original investment.

Background of the Consolidation

     To increase the Limited Partners' liquidity in their investment, Host and the Hotel Partnership GPs began to seriously explore the concept of the Consolidation in July 1997. By forming a separate public entity to own the limited service and extended-stay hotels, the newly created public entity would be able to focus solely on these segments of the lodging industry, thereby affording Limited Partners with an opportunity to invest in a more diverse lodging enterprise and also to have access to a public trading market. Following the Consolidation, Host intends to concentrate its efforts on the full service lodging industry. By structuring the transaction as proposed, however, Host retains some economic interest in the limited service and extended-stay hotels through the Lessees and its ownership of Units received in exchange for its Hotel Partnership Interests. All of the discussions and negotiations with respect to the Consolidation have taken place within Host and with its financial and legal advisors.

Reasons for the Consolidation

     The Consolidation is being proposed at this time for two principal reasons. First, the Hotel Partnership GPs believe that the expected benefits of the Consolidation, as set forth below, outweigh the risks connected with the Consolidation, as set forth in "Risk Factors."

  Expected Benefits from the Consolidation

          Enhanced Liquidity of Investment. Limited Partners' Hotel Partnership Interests currently represent relatively illiquid investments. Although currently there is a limited resale market for such Partnership Units (except interests in Res USA, for which there is no market), the trading volume of such Partnership Units is thin and the prices at which those Partnership Units trade are generally below their Appraised Value (and applicable federal income tax rules and the terms of the partnership agreements of the Hotel Partnerships effectively prevent the development of a more active or substantial market for these interests). See "Partnership Unit Prices" above. The Consolidation will offer Limited Partners significantly enhanced liquidity with respect to their investments in the Hotel Partnerships because, after the expiration of the Initial Holding Period, Limited Partners would be able to exercise their Unit Redemption Right (subject to certain limited exceptions). Limited Partners thereby would be able to receive, at CRFLT's option, either freely tradeable Common Shares of CRFLT or the cash equivalent thereof. In addition, CRFLT expects that the Common Shares will be listed on the NYSE and that a public market will develop for the Common Shares following the Consolidation. The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

          Public Market Valuation of Assets. Typically, Limited Partners' interests in the Hotel Partnerships currently trade at a discount to the Appraised Values of the Hotel Partnership's real estate assets. In contrast, the Hotel Partnership GPs believe that the public market valuations of securities of many publicly traded real estate companies, including REITs that focus on the lodging industry, are in part based on the growth potential of such companies and currently exceed the private market values of their real estate assets. Therefore, the Consolidation offers Limited Partners the opportunity to obtain Units (and, upon the exercise of the Unit Redemption Right following the expiration of the Initial Holding Period, Common Shares) whose public market valuation may exceed the Appraised Value of the underlying assets of the Company on a per Unit/Common Share basis. There can be no assurance, however, that the Common Shares of CRFLT will trade at a premium to the private market values of the Hotels or that the relative pricing differential will not change or be eliminated in the future.

          Regular Quarterly Cash Distributions. Over the last five full calendar years, Limited Partners (except CBM2 Limited Partners) generally have received biannual or annual cash distributions. In contrast, the Hotel Partnership GPs expect that the Company will make regular quarterly cash distributions to holders of Units (including CRFLT) in proportion to their percentage interests in the Company (with such distributions to be an amount at least sufficient to permit CRFLT to make distributions with respect to the Common Shares in the amount required by the Code as it relates to REITs). The ability to make these regular quarterly distributions would be attributable primarily to (i) reduced interest expense resulting from a reduction in indebtedness following the Consolidation and (ii) the Company's greater access to capital both directly and through CRFLT (as compared to any of the Hotel Partnerships individually). Upon exercise of the Unit Redemption Right, Limited Partners who receive Common Shares would be entitled to receive cash distributions with respect to such Common Shares in an amount per Common Share equal to the amount distributed per Unit.

     The following table sets forth the cash distributions per $1,000 limited partner original investment for all of the Hotel Partnerships for 1996, actual and expected distributions for 1997 and expected distributions for 1998, assuming the Consolidation does not occur, and the distributions estimated to be paid by the Company to the Limited Partners in each Hotel Partnership if the Consolidation occurs and all of the Hotel Partnerships participate (computed assuming the Consolidation were to occur on January 1, 1998).


                                                                                    1998 Distributions
                                                                           -------------------------------------
                                                                                                   Expected
                                                    Actual and                                       With
                                                     Expected                   Expected         Consolidation
                                  1996                 1997                      Without         (Distribution
  Hotel Partnership          Distributions       Distributions/(1)/           Consolidation       at  ____ %)
  -----------------          -------------       ------------------           -------------       -----------
     CBM1...........               $20                 $80/(2)/               $                   $
     CBM2...........                47                  99
     RIBM1..........                75                  25
     RIBM2..........                 0                  50
     Res USA........               116                  85
     FIBM...........               100                  10
----------------------------

/(1)/ Actual through September 12, 1997 and expected for September 13, 1997 through January 2, 1998.
/(2)/ Excludes a return of capital distribution of $250 per $1,000 limited partner original investment.

     Substantial Tax Deferral. The Hotel Partnership GPs expect that Limited Partners who do not exercise Dissenters' Rights generally should be able to obtain the benefits of the Consolidation while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Hotel Partnership Interests that otherwise would be recognized in the event of a liquidation of the Hotel Partnership or a sale or other disposition of its Hotels in a taxable transaction. Thereafter, such Limited Partners generally should to be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right, the Hotels currently owned by their Hotel Partnerships are sold or otherwise disposed of in a taxable transaction by the Company or, in the case of CBM1, the debt now secured by such Hotels is repaid, prepaid or substantially reduced. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of those Hotels and the refinancing, repayment or reduction of the debt secured by those Hotels for __ years from the Closing Date of the Consolidation without the consent of Host in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The federal income tax consequences of the Consolidation are highly complex, and with respect to each Limited Partner, are dependent upon many variables, including the particular circumstances of such Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company." Each Limited Partner is urged to consult with his own tax advisors as to the consequences of the Consolidation in light of his particular circumstances.

     Risk Diversification. Upon consummation of the Consolidation, each Limited Partner's investment will be converted from an investment in a single Hotel Partnership owning from 11 to 70 hotels of a single product type and market segment into an investment in an entity that initially owns up to 221 hotels in multiple product types, geographic locations and market segments. The consolidation of the Hotels, as well as future hotel acquisitions by the Company, will reduce the dependence upon the performance of, and the exposure to the risks associated with, any particular group of Hotels currently owned by a single Hotel Partnership and the single market segment, product type and geographic locations in which each Hotel Partnership currently operates and spread such risk over a broader portfolio, multiple market segments and geographic locations.

     Reduction in Leverage and Interest Costs. Upon consummation of the Consolidation and the Offering, it is expected that the aggregate amount of consolidated indebtedness will be reduced, by application of a portion of the net proceeds of the Offering, by between approximately $390 million and $539 million (excluding prepayment and defeasance costs which also will be required to be paid) depending upon which Hotel Partnerships participate in the Consolidation and the proceeds of the Offering. This reduction in the level of indebtedness will result in significant debt service savings (principal and interest) to the Company, as compared to the current aggregate debt service expenses of the Hotel Partnerships. This reduction also will reduce overall leverage for Limited Partners in the Hotel Partnerships.

     Growth Potential. The Hotel Partnership GPs believe that the conversion of each Limited Partner's investment into an investment in the Company will allow Limited Partners to participate in growth opportunities that would not otherwise be available to them. The Hotel Partnership GPs believe that substantial opportunities exist to acquire or develop limited service or extended-stay hotel properties at attractive prices and that the Hotel Partnerships are not in a position to take advantage of such opportunities because of (i) their lack of access to additional sources of capital on favorable terms, (ii) restrictions on additional acquisitions and development imposed by the partnership agreements of the Hotel Partnerships and (iii) the fact that the Hotel Partnerships have already committed their capital and generally are not authorized to raise additional funds for (or reinvest net sale or refinancing proceeds in) new investments, absent amendment of the partnership agreements of the Hotel Partnerships.

     The Company's structure and capitalization as part of an UPREIT should provide it with substantial flexibility to structure acquisitions of additional hotels utilizing debt, cash, Units or Common Shares (or any combination thereof). In particular, the ability of the Company to issue Units in the future for the purpose of acquiring additional properties may permit the Company to structure acquisitions of hotel properties on an income tax-deferred basis to the sellers (i.e., sellers of properties generally will be able to exchange their ownership interests in those properties for Units without incurring an immediate income tax liability).

     Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a greater equity value than any of the Hotel Partnerships individually, CRFLT should be able to obtain the capital necessary to fund the Company's operations and to consummate acquisitions with greater ease and on more attractive terms than would be available to any of the Hotel Partnerships individually. CRFLT and the Company should have more sources of capital available to it than the Hotel Partnerships through access to the public equity and debt capital markets, as well as from more traditional sources of real estate financing. In addition, the Hotel Partnership GPs expect that the Company's proposed Credit Facility could be used to facilitate acquisitions of additional hotel properties, for capital expenditures and for working capital and other permitted purposes. This greater access to capital should provide greater financial stability to the Company and should reduce the level of risk associated with refinancing existing loans upon maturity, as compared to the Hotel Partnerships individually.

     Second, the Hotel Partnership GPs believe the Consolidation is better than any of the alternatives which they considered, such as (i) reorganization of each individual Hotel Partnership into a standalone UPREIT, (ii) continuation of the Hotel Partnerships or (iii) liquidation of the Hotel Partnerships. See "--Alternatives to the Consolidation."


Reimbursements and Distributions to the Hotel Partnership GPs

     Under the partnership agreements of the Hotel Partnerships, the Hotel Partnership GPs do not receive any fees or compensation for services rendered to the Hotel Partnerships as general partner but the Hotel Partnership GPs and their affiliates are reimbursed for certain costs and expenses incurred on behalf of the Hotel Partnerships. Each Hotel Partnership GP is entitled to distributions related to its respective interests in the Hotel Partnerships. Following the Consolidation, the Hotel Partnership GPs will receive only distributions with respect to the Units received for their Hotel Partnership Interests and affiliates of the Hotel Partnership GPs will receive reimbursement for certain services provided to the Company.

     The following table sets forth the reimbursements and distributions paid by the Hotel Partnerships to the Hotel Partnership GPs on a combined basis ("Historical") for the last three fiscal years and the thirty-six weeks ended September 12, 1997 ("First Three Quarters 1997") and the reimbursements and distributions that would have been paid to the Hotel Partnership GPs over such periods if the Consolidation had been in effect, assuming the Full Consolidation Scenario ("Pro Forma").

                           Historical and Pro Forma
           Reimbursements and Distributions to Hotel Partnership GPs
                                (in thousands)

                                                              First Three Quarters                     Fiscal Year
                                                              --------------------           ------------------------------
                                                                     1997                    1996          1995        1994
                                                                     ----                    ----          ----        ----
Historical
----------

   Reimbursements                                                $     758                 $   923      $   838     $   757
   Distributions                                                     2,410                     498          235         168
                                                                  --------                  ------       ------      ------
           Total Historical                                      $   3,168                 $ 1,421      $ 1,073     $   925
                                                                  ========                  ======       ======      ======

Pro Forma
---------

   Reimbursements                                                $                         $            $           $
   Distributions
                                                                  --------                  ------       ------      ------
           Total Pro Forma                                       $                         $            $           $
                                                                  ========                  ======       ======      ======

Alternatives to the Consolidation

     In determining whether to propose the Consolidation, the Hotel
Partnership GPs considered three principal alternatives to the Consolidation that could have been pursued by each Hotel Partnership: (i) reorganization of each Hotel Partnership into a standalone UPREIT; (ii) continuation of each Hotel Partnership and (iii) liquidation of each Hotel Partnership.

          Reorganization of each Hotel Partnership into a Standalone UPREIT. The Hotel Partnership GPs considered the advisability of reorganizing each of the Hotel Partnerships as a standalone UPREIT. If approved, such action would have provided some of the benefits contemplated by the Consolidation, including providing partners in the reorganized entities with enhanced liquidity and the potential to form the UPREIT without recognition of significant taxable gain or loss to the Limited Partners at the time of formation.

     However, the Hotel Partnership GPs believe that single partnership reorganizations have a number of significant disadvantages. First, it is believed that the costs and expenses associated with six separate reorganizations in the aggregate would substantially exceed the costs expected for the Consolidation. Second, because of the relatively small size of the Hotel Partnerships (as compared with existing publicly traded UPREITs), such reorganizations would, in the opinion of the Hotel Partnership GPs, result in significantly more limited markets for the equity securities of the newly formed REITs than is expected to be the case for CRFLT as a result of the Consolidation. Third, single partnership reorganizations would not achieve the objective of placing a significant percentage of the Hotels under a single ownership entity and, accordingly, would not be likely to realize certain advantages expected to arise from the Consolidation, such as growth potential, asset diversification and improved access to capital markets.

     Continuation of each Hotel Partnership.

     Benefits of Continuation. An alternative to the Consolidation would be to
     ------------------------
continue each Hotel Partnership in accordance with its existing business plan and pursuant to its current partnership agreement. Continuing each Hotel Partnership without change would have the following effects, some of which effects Limited Partners may perceive as benefits:

     (i) no Hotel Partnership would be subject to the risks associated with the Consolidation, and instead each Hotel Partnership would remain a separate entity, with its own assets and liabilities, and would pursue its original investment objectives consistent with the guidelines, restrictions and safeguards contained in its partnership agreement;

     (ii) no Hotel Partnership's performance would be affected by the performance of the other Hotel Partnerships, including the investment objectives, interests and intentions of the Limited Partners in the other Hotel Partnerships;

     (iii) there would be no change in the nature of the Limited Partners' voting rights;

     (iv) there would be no change in the cash distribution policy of the Hotel Partnership; and

     (v) none of the Hotel Partnerships would incur the Consolidation Expenses, currently estimated to be approximately $_______ million in the aggregate.

     Disadvantages of Continuation. However, maintaining the Hotel Partnerships
     -----------------------------
as separate entities would have the following disadvantages, among others: (i) continued illiquidity of a Limited Partner's investment due to the absence of an established market for interests in the Hotel Partnerships that provides full value for such interests and the restrictions in the federal income tax law and the partnership agreements that prevent the development of such markets; (ii) the inability from time to time of the Hotel Partnerships to make regular distributions and (iii) the inability of the Hotel Partnerships to take advantage of public market valuation of their assets, growth opportunities and other potential benefits of the Consolidation.

     Liquidation of each Hotel Partnership.

     Benefits of Liquidation. In lieu of participating in the Consolidation,
     -----------------------
each Hotel Partnership could sell its assets, pay off its existing liabilities not assumed by the buyer and distribute the net sales proceeds to the Partners (including the Hotel Partnership GPs) in accordance with the distribution provisions of its partnership agreement. The primary advantage of this alternative would be to provide immediate liquidity to Limited Partners based upon the current market value of each Hotel Partnership's real estate assets. See "Summary of Comparative Valuation Alternatives" for estimates of the net liquidation proceeds that might be available to the Limited Partners upon the liquidation of each Hotel Partnership.

     Disadvantages of Liquidation. The Hotel Partnership GPs do not believe that
     ----------------------------
this alternative would be as beneficial to Limited Partners as the Consolidation, for the following reasons, among others: (i) a Hotel Partnership's sale of its Hotels would not be likely to benefit from the public market valuation of real estate assets in the same manner as the sale of an interest in an operating real estate company like the Company (through exercise of the Unit Redemption Right and the sale of any Common Shares received as a result thereof); (ii) certain existing Hotel Partnership debt cannot be defeased or prepaid at the present time (such as the indebtedness of CBM1, RIBM2 and FIBM) and when the existing debt can be defeased or prepaid, the costs of defeasance or prepayment (with the exception of Res USA) would significantly decrease the sales proceeds available to Limited Partners in an individual Hotel Partnership and (iii) a sale and liquidation would be a taxable event for Limited Partners, who would lose the ability to individually plan the timing of the recognition of their taxable gain. In addition, liquidation of the Hotels at this time would be, in the Hotel Partnership GPs' opinion, premature, and could result in various adverse consequences, including one or more of the following:

     (a) in the event of an aggressive bulk sale of individual Hotels, significant discounts from appraised values, which assume a gradual and orderly liquidation; and

     (b) in the event of a gradual liquidation approach, ongoing Hotel Partnership administration costs, which are largely independent of asset size, over time could reach disproportionately high levels in relation to hotel revenues and thus reduce the portion of net sales proceeds available for distribution to Limited Partners.

Comparison of Alternative Consideration

     To assist Limited Partners in evaluating the Consolidation, the Hotel Partnership GPs have attempted to compare the estimated value of Units to be received in the Consolidation with: (i) the face amount of Notes that will be issued to Dissenting Partners who elect to exchange the Units they receive in the Consolidation for Notes; (ii) estimates of the Continuation Value of the Hotel Partnership Interests and (iii) estimates of the Liquidation Value of the Hotel Partnership Interests. The Hotel Partnership GPs have not attempted to estimate the value of Hotel Partnership Interests following standalone UPREIT reorganizations because the Hotel Partnership GPs do not believe such reorganizations are feasible and such valuation estimates would be subject to substantial uncertainties. Since the value of the Units and the possible consideration under alternatives to the Consolidation are dependent upon a number of estimates, variables and assumptions, as well as varying market conditions, no assurance can be given that the estimated values indicated could be realized. However, the Hotel Partnership GPs believe that analyzing the alternatives in terms of estimated values, based upon currently available market data and reasonable estimates and assumptions, establishes a reasonable basis for comparing the value of the Units to the alternatives. The results of this comparative analysis (including the methodology and assumptions used to derive estimated values) are summarized under "Fairness Analysis and Opinion -- Comparison of Alternatives."

     The Hotel Partnership GPs believe that the comparison of the values that might be realized by the Limited Partners from various alternatives, when considered together with the anticipated effect of the Consolidation on distributions and with all the other differences between continued ownership of Hotel Partnership Interests as compared with the receipt of Units, supports the Hotel Partnership GPs conclusion that the Consolidation is fair to Limited Partners. Limited Partners should, however, bear in mind that the estimated values assigned to the Units and alternative forms of consideration are based on a variety of assumptions. These assumptions include the assumptions used by AAA in preparing the Appraisals and the estimates of Continuation Value and Liquidation Value. In addition, these estimates are based upon certain information available at the time the estimates were prepared and no assurance can be given that the same conditions will exist at the time of the Consolidation. While AAA and the Hotel Partnership GPs believe AAA has a reasonable basis for the assumptions selected, it is unlikely that the assumptions will prove to be accurate in all respects, and some assumptions as to future events have been selected to simplify the analysis and may not approximate the actual experience of the Hotel Partnerships. The estimated values of the Units and alternate forms of consideration would have been different had different assumptions been made.

     The following table summarizes the results of the comparative analysis described above. There can be no assurance, however, that the actual value of Units received in the Consolidation, the actual face amount of Notes offered to Dissenting Partners, the actual value of continuing the Hotel Partnerships or the actual net liquidation proceeds will not differ substantially from those estimated for purposes of this analysis.

              Summary of Comparative Valuation Alternatives/(1)/
               (Per $1,000 Limited Partner Original Investment)

                                                           Face Amount                                             Estimated
                                                                of                                                Liquidation
                                      Estimated           Notes Offered                                              Value
                                      Value of            to Dissenting        Estimated Continuation          if Assets Sold at
       Hotel Partnership             Units/(2)/           Partners/(3)/              Value/(4)/               Appraised Value/(5)/
       -----------------            ------------          -------------              ----------               --------------------
CBM1...........................  $                    $                       $                          $
CBM2...........................
RIBM1..........................
RIBM2..........................
Res USA........................
FIBM...........................
--------------------

/(1)/ The information shown in this table assumes all Hotel Partnerships are Participating Hotel Partnerships. A limited partner original investment of $1,000 equates to one Partnership Unit in RIBM1, RIBM2 and FIBM and to 1/100th of a Partnership Unit in CBM1, CBM2 and Res USA.

/(2)/ The amounts in this column represent the portion of the estimated Exchange
      Value of each Hotel Partnership that would be allocable to Limited Partners per $1,000 limited partner original investment. Assumes the value of Units is equal to the Public Offering Price of CRFLT's Common Shares in the Offering and that the aggregate value of Units received by each Hotel Partnership is just equal to (but does not exceed) the estimated Exchange Value.

/(3)/ The amounts in this column are equivalent to the portion of the Liquidation Value of each Hotel Partnership that would be reflected in the Notes to be issued to Dissenting Partners per $1,000 limited partner original investment. See footnote (5) below.

/(4)/ The amounts in this column represent the estimated amount that would be distributed to Limited Partners per $1,000 limited partner original investment if each Hotel Partnership were continued for ten years and then sold for its estimated value, determined using a discounted cash flow analysis applied to the anticipated cash flows from the operation and sale of each Hotel and taking into account the terms of existing debt obligations (the "Continuation Value").

/(5)/ The amounts in this column represent the amount that would be distributed to Limited Partners per $1,000 limited partner original investment if each Hotel Partnership sold its Hotels at their Appraised Values as of _____ __, 1998, and distributed the net proceeds (after payment of debts and other obligations (including defeasance costs or prepayment penalties), and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Value of the Hotels), in accordance with its respective partnership agreement (the "Liquidation Value").

RECOMMENDATION OF THE HOTEL PARTNERSHIP GPs

           For the reasons stated herein, the Hotel Partnership GPs believe that the terms of the Consolidation provide substantial benefits and are fair to the Limited Partners in each of the Hotel Partnerships and recommend that all Limited Partners vote FOR the Consolidation. See "Fairness Analysis and Opinion -- Fairness Analysis."

                                THE CONSOLIDATION


General

           Limited Partners of the Hotel Partnerships are being asked to approve the Mergers of the Merger Partnerships into such Hotel Partnerships with the Hotel Partnerships surviving and becoming subsidiaries of the Company and the Partners (including the Hotel Partnership GPs) receiving Units of the Company in exchange for their Hotel Partnership Interests. If the Consolidation is consummated as contemplated, the Company will acquire and initially own 221 limited service and extended-stay hotels located in 35 states across the United States, operating under three Marriott brand names (Courtyard by Marriott(R), Residence Inn by Marriott(R) and Fairfield Inn by Marriott(R)). The Company will be one of the largest owners of hotels in the United States.

           The following table sets forth certain information as of September 12, 1997 (or, in the case of average daily rate, average occupancy and REVPAR, for the thirty-six weeks then ended) regarding the Hotels that will comprise the Company's initial lodging portfolio (including the Acquisition Hotels):


                                               Number of       Number of     Average Daily        Average
                Brand Name                       Hotels           Rooms           Rate           Occupancy            REVPAR/(1)/
                ----------                    -----------     -----------         ----           ---------            -----------
Courtyard Hotels (moderate-priced).......         120             17,558        $  81.95            82.1%              $67.31
Residence Inns (extended-stay)...........          49              5,910        $  91.04            85.9%              $78.14
Fairfield Inns (economy)..................         50              6,681        $  50.89            78.4%              $39.92
                                                  ---              -----
           Subtotal                               219             30,149
Acquisition Hotels
   Chicago Downtown Courtyard............           1                334        $ 133.90            84.1%             $112.56
   Pentagon City Residence Inn...........           1                300        $ 120.52            81.1%             $ 97.74
                                                  ---             ------
           Total                                  221             30,783
                                                  ===             ======
--------------

/(1)/ REVPAR is a commonly used indicator of market performance of hotels.
      REVPAR measures daily room revenues generated on a per room basis by combining the average daily room rate charged and the average daily occupancy achieved. REVPAR excludes food and beverage and other ancillary revenues generated by the hotel.

          If all requisite approvals are obtained and other conditions are satisfied or waived, the following related transactions constituting the Consolidation, are expected to occur:

          .          CRFLT will become the sole general partner of the Company.

          . Each Hotel Partnership whose Limited Partners vote in favor of participation in the Consolidation (a "Participating Hotel Partnership") will merge (a "Merger") with a newly formed direct or indirect wholly owned subsidiary of the Company (a "Merger Partnership"). In each Merger, the Partners will receive Units in exchange for their existing Hotel Partnership Interests based upon the Exchange Value of each Hotel Partnership. The Hotel Partnerships will be the surviving entities of the Mergers and will continue in existence as direct or indirect wholly owned subsidiaries of the Company. Limited Partners who vote against the Mergers and comply with certain specified procedures, can elect to tender the Units they receive in the Consolidation in exchange for Notes. See " -- Rights of Dissenting Partners" and "Description of the Notes."

          . The Hotel Partnerships will lease the Hotels to the Lessees pursuant to the Leases.

          . The Lessees will assume the Management Agreements with the Managers relating to the operation of the Hotels. See "Business and Properties -- The Management Agreements."

          . CRFLT will sell Common Shares in the Offering, which Common Shares are expected to trade on the NYSE. The proceeds from the Offering will be contributed by CRFLT to the Company in exchange for Units.

          . The Company will repay (i) $390.1 million of CBM2 Certificates (together with an estimated prepayment penalty of $25.5 million), (ii) $93.3 million outstanding under the RIBM1 Senior Mortgage (together with an estimated prepayment penalty of $5.8 million) and (iii) $55.7 million of mortgage debt owed by Res USA (together with an estimated $1.4 million prepayment penalty).

          . The Company will purchase the Acquisition Hotels from Host for $___ million in cash, which represents their aggregate Appraised Value, as adjusted.

          . The Company will satisfy the $___ million obligation of the Hotel Partnerships relating to certain deferred management fees payable by the Hotel Partnerships to Marriott International by the payment of $___ million in cash.

          . The Company will repay, either in cash or Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1.

          .          The Company will pay the Consolidation Expenses and
                     Offering Costs.

          . The Company will obtain the Credit Facility which will provide for borrowings of up to $400 million for future acquisitions and other purposes.

          . The Company, through the Hotel Partnerships and assuming the Full Consolidation Scenario, will continue to have approximately $780 million of indebtedness outstanding as of June 30, 1998, less scheduled amortization payments, which will result in a debt-to-total market capitalization ratio of approximately __% (assuming the value of the Units is just equal to but does not exceed the estimated Exchange Values).

           Following the Consolidation, assuming the Full Consolidation Scenario, the organizational structure of CRFLT will be as follows:


                           [FLOW CHART APPEARS HERE]


           The former general and Limited Partners in the Hotel Partnerships will hold Units in the Company as limited partners and CRFLT will hold Units in the Company as general partner and limited partner. CRFLT will be owned by the public shareholders. The Company will own 100% of the equity interests in the Hotel Partnerships and the Acquisition Hotels both directly and through other direct or indirect wholly owned subsidiaries of the Company in CRFLT. The Lessees of the Hotels, pursuant to the leases, are wholly owned subsidiaries of Host Marriott Corporation. The Managers of the Hotels, pursuant to the Management Agreements, are wholly owned subsidiaries of Marriott International, Inc.

(1) Dissenting Partners may elect to tender the Units they receive in the Consolidation for Notes, subject to the Maximum Note Limitation (as defined herein). See "Rights of Dissenting Partners."

(2) The Company will own 100% of the equity interests in the Hotel Partnerships and the Acquisition Hotels both directly and through other direct or indirect wholly owned subsidiaries of the Company or CRFLT.



The Hotel Partnership Mergers

           Issuance of Units. If the Consolidation is consummated and the requisite percentage of Limited Partners of a Hotel Partnership votes to approve the Consolidation, then each such Participating Hotel Partnership will merge with a Merger Partnership, with the Participating Hotel Partnership being the surviving entity. The Partners of each Participating Hotel Partnership will receive Units in exchange for their respective Hotel Partnership Interests based upon the Exchange Value of such Hotel Partnership Interests. The Units allocable to each Participating Hotel Partnership will be allocated among the Partners in such Participating Hotel Partnership (including the Hotel Partnership GP) in the same manner in which net liquidation proceeds would be distributed under the applicable partnership agreement if the Hotels were sold and the Hotel Partnership received net liquidation proceeds in an amount equal to the Exchange Value for that Hotel Partnership for distribution as sales proceeds. See "Determination of Exchange Values and Allocation of Units." The Exchange Value for each Hotel Partnership's assets has been established by the Company and the Hotel Partnership GPs based upon the Appraised Value of such Hotel Partnership's assets, with various adjustments as described in detail under "Determination of Exchange Values and Allocation of Units." The Exchange Value of each Hotel Partnership will be subject to adjustment to reflect the actual Net Other Assets of the Hotel Partnership as of the Final Valuation Date and certain other adjustments.

           No fractional Units will be issued by the Company in the Consolidation. In lieu thereof, fractional amounts less than or equal to 0.50 of a Unit will be rounded down to the next whole number of Units and fractional amounts greater than 0.50 will be rounded up to the next whole number of Units.

           For a description of the Units, including restrictions on transfer and the Unit Redemption Right, see "Description of Units."

           Vote Required for Merger. The following table sets forth the required vote for each of the Hotel Partnerships to approve the Merger of such Hotel Partnership with the applicable Merger Partnership, with the Hotel Partnership surviving and the Partners in the Hotel Partnership receiving Units. For information regarding the number of outstanding Partnership Units in each Hotel Partnership, see "Voting Procedures -- Required Vote and Other Conditions -- Record Date and Outstanding Partnership Units."

             Hotel Partnership              Required Vote
             -----------------              -------------

                     CBM1 Consent of Limited Partners holding more than 50% of the outstanding limited partner interests and the approval of the Hotel Partnership GP. The Hotel Partnership GP may not vote any of its limited partner interests.



                     CBM2 Consent of Limited Partners holding more than 50% of the outstanding limited partner interests and the approval of the Hotel Partnership GP. The Hotel Partnership GP may not vote any of its limited partner interests.



                     RIBM1 Consent of Limited Partners holding more than 50% of the outstanding limited partner interests and the approval of the Hotel Partnership GP.



                     RIBM2 Consent of Limited Partners holding more than 50% of the outstanding limited partner interests and the approval of the Hotel Partnership GP.


                     Res USA Consent of Limited Partners holding more than 50% of the outstanding limited partner interests and the approval of the Hotel Partnership GP.

                     FIBM Consent of Limited Partners holding more than 50% of the outstanding limited partner interests and the approval of the Hotel Partnership GP. The Hotel Partnership GP may vote its limited partner interests.

           Amendments to Partnership Agreements. In order to consummate the Consolidation as currently proposed, there are a number of amendments required to the partnership agreements of the Hotel Partnerships. A consent to such amendments does not constitute consent to participation in the Consolidation. In addition, the effectiveness of such amendments will be conditioned upon the Hotel Partnership's participation in the Consolidation. The required amendments include (i) allowing the transfer of interests of the Hotel Partnership GPs to the Company prior to the Closing Date; (ii) permitting the Hotel Partnerships to enter into the Leases with the Lessees prior to the Closing Date and (iii) any and all other amendments required to delete obsolete references, reflect the passage of time or allow the transactions constituting the Consolidation to be consummated.

           No Indemnification. The Hotel Partnerships will make certain representations and warranties regarding each Hotel and each Hotel Partnership in connection with the Company's acquisition of all of the interests in the Hotel Partnerships. These representations and warranties, however, will not survive the Closing of the Consolidation. In addition, neither the Hotel Partnerships nor the Hotel Partnership GPs will be required to indemnify the Company for inaccuracies in such representations and warranties.

           Closing Adjustments. The estimated Exchange Values may increase or decrease as a result of adjustments made as of the Final Valuation Date to reflect (i) the amount of Net Other Assets, the actual principal balances of mortgage and other debt (including an adjustment for prepayment and defeasance costs) and the amount of deferred management fees, (ii) any amounts actually expended by a Hotel Partnership after the Initial Valuation Date to perform deferred maintenance or make up FF&E shortfalls previously subtracted in determining the estimated Exchange Value of such Hotel Partnership and (iii) any revised estimate and allocation of Consolidation Expenses. See "Determination of Exchange Values and Allocation of Units."

           Property Operations Prior to Closing. Pursuant to an agreement entered into with the Company, each Hotel Partnership has covenanted that it will use reasonable efforts to continue to operate its Hotels in the ordinary course of business between now and the consummation of the Consolidation.

           Effective Time of the Consolidation. The Effective Time of the Consolidation will be at the time of the Certificates of Merger with respect to the Mergers of the Merger Partnerships into the Participating Hotel Partnerships are filed with the Secretary of State of the State of Delaware and the consummation of the Offering. It is anticipated that such filings will be made as promptly as practicable following the requisite approval of the Limited Partners being obtained, the Offering being consummated and the other conditions to the Consolidation being satisfied or waived, as the case may be.

           Date by Which the Consolidation Must be Consummated. The Consolidation must be consummated on or before December 31, 1999. This extended deadline has been set so that, in the event market conditions are not favorable at the end of the Solicitation Period, the Company will have significant flexibility with respect to timing the Consolidation in order to help maximize the value to be received by the Limited Partners.


Conditions to Consummation of the Consolidation

           The consummation of the Consolidation and the participation of Hotel Partnerships therein are subject to the satisfaction or waiver of a number of conditions, including the conditions set forth below. If any of the conditions set forth below are not satisfied or waived, the Consolidation will not be consummated; provided, however, that CRFLT, as general partner of the Company, may elect to complete the Consolidation notwithstanding that certain required third-party consents are not obtained, if CRFLT determines that sufficient consents have been obtained to permit consummation of the Consolidation on substantially the same terms as described in this Consent Solicitation. In addition, the Maximum Note Limitation and the Maximum Debt Limitation may be waived by the Company, in its sole discretion, so long as such waiver does not result in a violation of any other condition to the Consolidation. Subject to the consummation of the Consolidation, the Managers (which are subsidiaries of Marriott International) have waived their rights of first refusal under the Management Agreements with respect to the Leases, of the Hotels to the Lessees pursuant to the Consolidation. The conditions that must be satisfied or waived in order for the Consolidation to be consummated include the following:

           Minimum Hotel Partnership Participation. At least four Hotel Partnerships, including CBM1, CBM2 and RIBM1, must participate in the Consolidation (the "Minimum Participation Condition").

           Requisite Level of Approval by Hotel Partnerships. With respect to any particular Hotel Partnership engaged in the Consent Solicitation, the Consolidation must be approved by Limited Partners holding a majority of the Partnership Units in such Hotel Partnership. See "-- Vote Required for Merger." If Limited Partners in any Hotel Partnership do not approve the Consolidation, such Hotel Partnership will not participate in the Consolidation but the other Hotel Partnerships for which the requisite consent is obtained will participate, subject to the Minimum Participation Condition, the Minimum Value Condition and satisfaction or waiver of other conditions.

           Minimum Value Condition. The value of the Units received by each Partner in the Consolidation (based on each Unit being considered to have a value equal to the price per Common Share sold in the Offering) must be at least equal to the Exchange Value attributable to such Partner's Hotel Partnership Interest.

           Maximum Debt Limitation. The Consolidation will not be consummated if the Company's debt-to-total market capitalization ratio, including the Notes to be issued to Dissenting Partners, exceeds 50% at the Closing Date. Such condition may be waived by the Company, in its sole discretion, so long as such waiver does not result in a violation of any other condition to the Consolidation.

           Maximum Note Limitation. The Consolidation will not be consummated if Dissenting Partners who elect to tender the Units they receive in the Consolidation in exchange for Notes request Notes with an aggregate principal amount in excess of either 15% of the aggregate Exchange Values of all of the Participating Hotel Partnerships or 20% of the Exchange Value of any individual Participating Hotel Partnership. Such condition may be waived by the Company, in its sole discretion, so long as such waiver does not result in a violation of any other condition to the Consolidation.

           Approval from Federal and State Authorities. The Consolidation will not be consummated if any moratorium on transactions of its type are imposed by federal, state or regulatory authorities or if any state blue sky or securities authority imposes any restriction upon or prohibits any aspect of the transactions contemplated by the Consolidation which, in the judgment of the Company, renders the Consolidation undesirable or impractical.

           Third-Party Consents. The Consolidation will not be consummated if any required consent of any third party, including approvals of rating agencies and certain lenders in connection with existing debt arrangements, is not obtained or waived.

           Expiration. The Consolidation will not be consummated if it is not completed on or before December 31, 1999. This extended deadline has been set so that, in the event market conditions are not favorable at the end of the Solicitation Period, the Company will have significant flexibility with respect to timing the Consolidation in order to help maximize the value to be received by the Partners.

Right to Exclude Hotel Partnerships

           The Company has reserved the right to exclude any Hotel Partnership from participation in the Consolidation (even if the requisite number of Limited Partners of a Hotel Partnership has voted to approve of the Consolidation and each of the other conditions to the Consolidation has been satisfied or waived) if the Company determines, in its sole discretion, that such exclusion is in the best interests of the Company. A Nonparticipating Hotel Partnership will continue to operate as a separate legal entity with its current Hotel Partnership GP remaining as general partner.

Extension, Amendment and Termination of the Consolidation

           The Company and the Hotel Partnership GPs reserve the right, subject to limitations under applicable law, to (i) amend the terms of the Consolidation by giving written notice of such amendment to the Limited Partners, (ii) extend the Solicitation Period or delay consummation of the Consolidation, (iii) terminate the solicitation of consents pursuant to this Consent Solicitation and
(iv) terminate the Consolidation whether or not all of the conditions to the Consolidation have been satisfied or waived. If the terms of the Consolidation are amended in a manner determined by the Company and the Hotel Partnership GPs to constitute a material adverse change with respect to any Limited Partner, they will promptly disclose such amendment in a manner reasonably calculated to inform the Limited Partners of such amendment and will extend the Solicitation Period for an appropriate time period if the Solicitation Period would otherwise expire during such extension period.

           If an event occurs or any matter is brought to the attention of the Company that, in its judgment, materially affects, whether adversely or not, one or more of the Hotel Partnerships or the Consolidation, the Company reserves the right (but does not have the obligation) to terminate the solicitation of consents with respect to the Consolidation or with respect to such Hotel Partnership, decide not to consummate the Consolidation, modify the terms of the Consolidation or take such other actions as may be in its best interests.


Restrictions on Transfer of Units

           The Partnership Agreement provides that no holder of Units shall, without the prior written consent of CRFLT, sell, assign, distribute or otherwise transfer all or any portion of his interest in the Company, except that a limited partner may transfer, with or without the consent of CRFLT, all or a portion of its limited partnership interest (i) in the case of a limited partner who is an individual, to a member of his immediate family, any trust formed for the benefit of himself and/or members of his immediate family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his immediate family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his immediate family, (ii) in the case of a limited partner which is a trust, to the beneficiaries of such trust, (iii) in the case of a limited partner which is a partnership, limited liability company, joint venture, corporation or other business entity to which Units were transferred pursuant to (i) above, to its partners, owners, or stockholders, as the case may be, who are members of the immediate family of or are actually the person(s) who transferred Units to it pursuant to (i) above, (iv) in the case of a limited partner which acquired Units as of the closing of the Consolidation and which is a partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, or stockholders, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or stockholders which are entities, (v) pursuant to a gift or other transfer without consideration, (vi) pursuant to applicable laws of descent or distribution, (vii) to another limited partner and (viii) pursuant to a grant of security interest or other encumbrance effected in a bona fide transaction or
                                                     ---- ----
as a result of the exercise of remedies related thereto. All of the foregoing transfers are subject to the provisions of the Partnership

Agreement which require compliance with securities laws, prohibit transfers affecting the tax status of the Company, prohibit transfers to holders of nonrecourse liabilities of the Company, and are also subject to the rules on substitution of limited partners. See "Description of Units -- Restrictions on Transfers of Units by Limited Partners." In addition, holders of Units will be permitted to dispose of their Units following the expiration of the Initial Holding Period by exercising their Unit Redemption Right. See "Description of Units -- Unit Redemption Right."

           While the transfer of Units by any partner of the Company will not be restricted as long as certain requirements set forth in the Partnership Agreement are satisfied, the right of any permitted transferee of Units to become a substitute limited partner is subject to the consent of CRFLT, as the sole general partner of the Company, which consent CRFLT may withhold in its sole and absolute discretion. If CRFLT does not consent to the admission of a transferee of Units as a substitute limited partner, then the transferee would succeed to all economic rights and benefits attributable to such Units, but would not become a limited partner or possess any other rights of a limited partner.

           Transfers of Units may be effected only by means of entries in the records of the Company, and CRFLT will require evidence satisfactory to it of compliance with all transfer restrictions prior to recording any transfer.


Rights of Dissenting Partners

           Upon consummation of the Consolidation, Dissenting Partners in Participating Hotel Partnerships will have the right to tender the Units they receive in the Consolidation in exchange for Notes by making the required election on the Consent Form. If a Limited Partner votes against the Consolidation but does not elect to receive Notes, the Limited Partner will receive and retain Units. A Limited Partner in a Participating Hotel Partnership that fails to vote will also receive and retain Units. For a summary of the terms of the Notes, see "Description of the Notes."

           Investor Lists. Under Rule 14a-7 of the Exchange Act, each Hotel Partnership (other than Res USA) is required, upon the written request of a Limited Partner, to provide to the requesting Limited Partner (i) a statement of the approximate number of Limited Partners in such Limited Partner's Hotel Partnership, and (ii) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such Limited Partners. In addition, a Limited Partner has the right, at his or her option, either (a) to have his Hotel Partnership mail (at the Limited Partner's expense) copies of any proxy statement, proxy form or other soliciting material furnished by the Hotel Partnership to the Hotel Partnership's Limited Partners designated by the Limited Partner, or (b) to have the Hotel Partnership deliver to the requesting Limited Partner, within five business days of the receipt of the request, a reasonably current list of the names, addresses and class of units held by the Hotel Partnership's Limited Partners. The right to receive the list of Limited Partners is subject to the requesting Limited Partner's payment of the cost of mailing and duplication at a rate of $0.15 per page. See "Voting Procedures -- Investor Lists."

Effect of Consolidation on Nonparticipating Hotel Partnerships

           Each Nonparticipating Hotel Partnership will continue to operate as a separate legal entity with its own assets and liabilities. There will be no change in its investment objectives, policies or restrictions, or fees or distributions payable to the applicable Hotel Partnership GP or Manager. Each Nonparticipating Hotel Partnership will remain subject to the terms of its current partnership agreement and each Hotel Partnership GP will remain as general partner.

Consolidation Expenses

           The Company and the Hotel Partnerships will incur substantial costs and expenses in connection with structuring and consummating the Consolidation, including legal fees, accounting fees and other costs and expenses associated with all aspects of these transactions (the "Consolidation Expenses"). These Consolidation Expenses do not include costs and expenses of the Offering or those which have been incurred by the Hotel Partnerships in the ordinary course of business and which are not related to these transactions.

           Consolidation Expenses will be borne by the Company, the Hotel Partnerships and the Hotel Partnership GPs as follows:

           . In the event the Consolidation is consummated and all Hotel Partnerships participate, the Company will pay all Consolidation Expenses, with the result that Partners in each Hotel Partnership (including the Hotel Partnership GPs) will bear the Consolidation Expenses in proportion to the number of Units allocated to such Partners in the Consolidation (including Host) in proportion to the ratio that the Exchange Value (or the purchase price for the Acquisition Hotels) represents to the aggregate Exchange Values of all the Hotel Partnerships and the purchase price of the Acquisition Hotels.

           . In the event the Consolidation is not consummated, each Hotel Partnership will bear the portion of the Consolidation Expenses allocated to the Hotel Partnerships (based upon their relative Exchange Values) based upon the percentage of "yes" votes and the applicable Hotel Partnership GP will bear the portion of such Consolidation Expenses based upon the percentage of "no" votes and abstentions.

           . In the event the Consolidation is consummated but any Hotel Partnership fails to approve the Consolidation, then such Nonparticipating Hotel Partnership will not bear any expenses of the Consolidation. The Hotel Partnership GP of such Hotel Partnership will be required to pay all of the expenses attributable to such Hotel Partnership.

           Certain Consolidation Expenses will be incurred and payable prior to the completion of the solicitation and determination of which and how many Hotel Partnerships have elected to participate in the Consolidation. For purposes of determining the amount of pre-consummation Consolidation Expenses for which each Hotel Partnership will be responsible, the Company and the Hotel Partnership GPs have allocated such expenses in a manner they believe to be fair and reasonable. Upon completion of the solicitation and the determination of the actual Consolidation Expenses and which Hotel Partnerships will participate in the Consolidation, the Consolidation Expenses will be allocated among the parties as outlined above, and the Hotel Partnership GPs, the Company and the Hotel Partnerships will each reimburse the others, to the extent necessary, for overpayment, if any, of Consolidation Expenses.

           If the Consolidation is not consummated, it is expected that each Hotel Partnership's share of Consolidation Expenses will be funded from the Hotel Partnership's available cash reserves and cash flow from operations. If the Consolidation is consummated, the Company will pay the Consolidation Expenses from the proceeds of the Offering.

           Assuming all Hotel Partnerships participate, the Consolidation Expenses and Offering Costs are estimated to be as follows:

                        Solicitation/Communication Costs
Information Agent ..............................................................................     $
Printing, postage and brochure..................................................................
Travel, public relations, graphics, etc.........................................................
                                                                                                       ------------------
           Subtotal.............................................................................     $
                                                                                                       ------------------
                          Pre-closing Transaction Costs
Legal fees and expenses.........................................................................     $
Appraisals (including fees and expenses)........................................................
Fairness Opinion (including fees and expenses)..................................................
Environmental and Engineering (including fees and expenses)
Registration, listing and filing fees...........................................................
Accounting fees and expenses....................................................................
Contingency.....................................................................................
                                                                                                       ------------------
           Subtotal.............................................................................     $
                                                                                                       ------------------
                            Closing Transaction Costs
Transfer fees, taxes and title..................................................................     $
           Subtotal Consolidation Expenses......................................................     $
                                                                                                       ------------------

                                 Offering Costs
Legal fees and expenses.........................................................................     $
Registration and filing fees....................................................................
NYSE listing fee................................................................................
Printing and mailing costs......................................................................
Accounting fees and expenses....................................................................
Underwriting fees and expenses..................................................................
Miscellaneous...................................................................................
                                                                                                       ------------------
           Subtotal Offering Costs..............................................................     $
                                                                                                       ------------------
                     Total Consolidation Expenses and Offering Costs............................     $
                                                                                                       ==================

Accounting Treatment

           The Partners are expected to have, upon completion of the Consolidation, significant economic interests in the operations and activities of the Company. Accordingly, the Consolidation will be accounted for as a reorganization of affiliated entities under common control, similar to the pooling of interests method. Under this method, the assets of the entities are carried over at historical cost.


The Offering

           The Consolidation contemplates and is conditioned upon, among other things, the sale by CRFLT of Common Shares in the Offering resulting in the value of the Units received by each Partner (including the Hotel Partnership GP) in the Consolidation (based on each Unit being considered to have a value equal to the price per Common Share sold in the Offering) being at least equal to the Exchange Value attributable to such Partner's Hotel Partnership Interests. See "The Consolidation -- Conditions to Consummation of the Consolidation -- Minimum Value Condition." The actual number of Common Shares to be sold in the Offering will be determined by CRFLT prior to the Offering in consultation with the lead underwriters of the Offering. The Public Offering Price per share will be determined by CRFLT through negotiations with the lead underwriters at the time the Offering is consummated.

           The proceeds from the Offering (net of underwriters' discounts and other Offering Costs) will be contributed by CRFLT to the Company in exchange for a number of Units equal to the number of

Common Shares sold in the Offering. The net proceeds from the Offering, after payment of all Offering Costs, are estimated to be approximately $748 million. The actual proceeds of the Offering will be determined at the time of the Offering and may vary from the estimate set forth above. The net proceeds from the Offering are expected to be used to: (i) repay (a) $390.1 million of CBM2 Certificates (together with an estimated prepayment penalty of $25.5 million),
(b) $93.3 million outstanding under the RIBM1 Senior Mortgage (together with an estimated prepayment penalty of $5.8 million) and (c) $55.7 million of mortgage debt owed by Res USA (together with an estimated $1.4 million prepayment penalty), (ii) purchase the Acquisition Hotels from Host for $____ million in cash, which represents their aggregate Appraised Value, as adjusted, (iii) satisfy the $___ million obligation of the Hotel Partnerships relating to certain deferred management fees payable by the Hotel Partnerships to Marriott International by the payment of $___ million in cash, (iv) repay, either in cash or Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1 and (v) pay the Consolidation Expenses and Offering Costs.

           Following the Offering, CRFLT expects that the Common Shares will be listed on the NYSE.

            DETERMINATION OF EXCHANGE VALUES AND ALLOCATION OF UNITS


Overview

           Following the consummation of the Consolidation, Units will be owned by two different groups: (i) Partners (including the Hotel Partnership GPs) in the Participating Hotel Partnerships who receive such Units in exchange for the contribution of the Hotels through the Mergers and (ii) CRFLT, which will be the sole general partner of the Company and which receive such Units in exchange for the net proceeds of the Offering. The equity interests in the Company to be received in the Consolidation by each of these groups will be determined by the following methods, each of which is described in greater detail below:

           . The Partners in the Participating Hotel Partnerships will receive Units based on the respective Exchange Value of the assets their Hotel Partnerships are contributing to the Company in the Consolidation. The Exchange Value for each Hotel Partnership's assets has been established by the Company and the Hotel Partnership GPs based upon the Appraised Value of each Hotel Partnership's real property, which was then adjusted for other assets and liabilities, mortgage and other debt, deferred management fees, deferred maintenance costs and FF&E shortfalls and certain other items. The Units issued in connection with the Merger of each Participating Hotel Partnership will be allocated among its Partners in accordance with the liquidation distribution provisions of the partnership agreement for such Participating Hotel Partnership.

           . CRFLT will acquire Units in exchange for the net proceeds from the Offering. The number of Units received by CRFLT will equal the number of Common Shares sold by CRFLT in the Offering.


Methodology for Determining Exchange Values

           Summary. The Company and the Hotel Partnership GPs established the estimated Exchange Values for the equity interests in each Hotel Partnership by
(i) obtaining an independent appraisal of the value of each Hotel owned by such Hotel Partnership, as of ________ __, 1998 (the "Appraised Value"), as described below; (ii) adding the amount of other assets (such as cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves), net of liabilities (excluding mortgage and other debt and deferred management fees) ("Net Other Assets") as of _________ __, 1998 (the "Initial Valuation Date"); (iii) subtracting the estimated balance of the mortgage debt owed by such Hotel Partnership as of June 30, 1998, which is the estimated closing date for the Consolidation; (iv) subtracting the estimated balance of other debt of such Hotel Partnership as of June 30, 1998;
(v) adjusting for the estimated prepayment and defeasance costs; (vi) subtracting the amount of deferred management fees payable to the applicable Manager under the Management Agreement for such Hotels; (vii) subtracting an amount equal to the estimated cost to complete any deferred maintenance items identified in the engineer's report relating to the applicable Hotels; (viii) subtracting an amount equal to the estimated cost (if any) of bringing the condition of FF&E at the applicable Hotels to normal levels, (ix) subtracting such Hotel Partnership's pro rata share (based upon relative Exchange Values) of estimated Consolidation Expenses and (x) making certain other adjustments.

           Prior to the distribution of the Last Preliminary Prospectus in the Offering, final determination of the Exchange Values will be made, as of the date that is the end of the most recent accounting period that has ended at least ___ days prior to the date on which the Last Preliminary Prospectus is distributed to investors (the "Final Valuation Date") to reflect (i) the amount of Net Other Assets, the actual principal balances of mortgage and other debt (including an adjustment for prepayment and defeasance costs) and the amount of deferred management fees payable,

(ii) any amounts actually expended by a Hotel Partnership after the Initial Valuation Date to perform deferred maintenance or make up FF&E shortfalls previously subtracted in determining the estimated Exchange Value of such Hotel Partnership and (iii) any revised estimate and allocation of Consolidation Expenses. The actual value of Units issued to Partners in each Participating Hotel Partnership will be based on these final Exchange Values.

           The following table sets forth the Appraised Values, adjustments thereto and Exchange Values for each Hotel Partnership.

                   Calculation of Estimated Exchange Values
                       as of the Initial Valuation Date
                                (in thousands)


                                          CBM1            CBM2           RIBM1          RIBM2          Res USA         FIBM
                                          ----            ----           -----          -----          -------         ----
Appraised Value                           $               $              $              $               $              $
Net Other Assets
Mortgage debt
Other debt
Prepayment penalties and/or
  defeasance costs
Deferred management fees
Deferred maintenance costs
FF&E shortfall
Consolidation expenses
Other adjustments/(1)/
                                           -----           -----          -----          -----           -----          -----

      Exchange Value                      $               $              $              $               $              $
                                           =====           =====          =====          =====           =====          =====

-----------------------------
/(1)/ Includes environmental remediation and certain other costs.

           Appraisals. The Hotels were appraised as of ________ __, 1998, by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as the Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of the Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of the Hotel Partnerships.

           The purpose of each Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specific date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are typically motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest;
(iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

           With respect to the Hotels, 127 properties were encumbered by ground leases as of the date of the Appraisal. Accordingly, the Appraised Values of these Hotels have been decreased to reflect the encumbrance of the ground leases and the interest of the ground lessor in the operating cash flows of such Hotels. The Appraised Values do not incorporate any extraordinary deferred maintenance, FF&E shortfalls, or environmental remediation costs with respect to the Hotels. The Exchange Values have been separately adjusted in some instances for such items.

           The Appraisals reflect a correlation of values based upon the "Sales Comparable Approach," the "Cost Approach," and the "Income Approach" to the extent that the approaches are applicable. The Appraisals are based, in part, upon data, such as land comparables, to the extent available, and assumptions such as general market conditions, which are subject to change. The Appraised Values and the assumptions underlying these estimates are contingent upon a series of future events, the outcomes of which are not necessarily within the Company's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at different, and perhaps significantly different, results, particularly if such other appraiser utilized different capitalization and/or discount rates, or a different acceptable appraisal approach. Some of the assumptions inevitably will not materialize, and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from the Hotels will vary from the results assumed in the Appraisals and the variations may be material.

           Net Other Assets. The Net Other Assets of each Hotel Partnership includes cash and liquid investments, escrows, FF&E and debt service reserves, and net working capital (excluding mortgage and other debt and deferred management fees). All intangible assets, such as deferred financing fees, are treated as having no value. The amounts included in the estimated Exchange Values shown above reflect the Net Other Assets as of the Initial Valuation Date. Prior to the distribution of the Final Preliminary Prospectus in the Offering, a determination of the Net Other Assets of each Hotel Partnership as of the Final Valuation Date will be made. Any accounts receivable will be valued based on estimates of credit quality and likelihood of collection, and any liabilities will be valued based on the likely extent of the liability, in the judgment of the Company. The final Exchange Values, and accordingly the number and value of Units actually issued to Partners in each Participating Hotel Partnership, will be based upon this determination.

           Prepayment Penalties and/or Defeasance Costs. The Exchange Values reflect an adjustment for the amount of prepayment penalties and/or defeasance costs that would be payable in connection with the prepayment or defeasance of indebtedness of the Hotel Partnerships. Such amounts will be recalculated as of the Final Valuation Date.

           Deferred Management Fees. The Exchange Values have been reduced by the amount of deferred management fees payable under the Management Agreement of each Hotel Partnership. These deferred fees will be paid in cash to the Managers in connection with the Consolidation. Such amounts will be revised as of the Final Valuation Date.

           Deferred Maintenance Costs and FF&E Shortfall. The Exchange Values have been reduced, as indicated, by an amount equal to the estimated cost to complete any deferred maintenance items identified in the engineer's report relating to the applicable Hotels and by an amount equal to the estimated cost (if any) of bringing the condition of FF&E at the applicable Hotels to normal levels, as determined by the Company and the Hotel Partnership GPs based on information provided by the Managers. The adjustments for these items will be reduced to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance or make up any FF&E shortfall.

           Consolidation Expenses. The Exchange Value of each Hotel Partnership has been reduced by the Hotel Partnership's proportionate share of estimated Consolidation Expenses (excluding the Offering Costs), which are currently estimated to aggregate $_________ million, based on the proportionate share of the aggregate Exchange Value for all Hotel Partnerships allocable to such

Hotel Partnership. The estimate and allocation of Consolidation Expenses will be revised as of the Final Valuation Date.

Allocation of Units in the Consolidation

           Percentage Equity Interest in the Company Allocable to the Hotel Partnerships as a Group. The total number of Units to be issued in connection with the Consolidation and the Offering and the number of Units to be allocated to CRFLT in exchange for the proceeds received from public investors in the Offering will be based upon (i) the estimated total market value of the Company at the time of the Offering, (ii) the percentage of the Company that must be sold in order to raise the Offering proceeds and (iii) the price per Unit in the Consolidation (which will be equal to the price per Common Share in the Offering, which is assumed for purposes of the Consent Solicitation to be $20.00). The estimated and actual total market value of the Company will be determined based upon negotiations between CRFLT (as general partner of the Company) and the lead underwriters of the Offering based upon then prevailing equity and debt market conditions and other factors. All Units not required to be issued to CRFLT in connection with the Offering will be allocated to the Hotel Partnerships as a group.

           Allocation of Units Among the Participating Hotel Partnerships. The number of Units to be issued to each Participating Hotel Partnership will be equal to the product of (i) the aggregate number of Units to be issued to all Participating Hotel Partnerships times (ii) a fraction, the numerator of which is the Exchange Value of such Participating Hotel Partnership and the denominator of which is the aggregate of the Exchange Values of all Participating Hotel Partnerships.

           Allocation of Units Among Partners in the Participating Hotel Partnerships. The number of Units issued to each Participating Hotel Partnership will be allocated between the Limited Partners, on the one hand, and the applicable Hotel Partnership GP, on the other hand, in accordance with the provisions of the applicable partnership agreement relating to distribution of net liquidation proceeds. The Limited Partners, as a group, will be allocated a percentage of the Units equal to the percentage of liquidation proceeds that they would receive if the partnership's assets were sold for their Exchange Value, and the Hotel Partnership GP will receive the remaining Units. Each Limited Partner will receive a number of Units based on the Limited Partner's percentage interest in the aggregate limited partner interest in the Hotel Partnership. No fractional Units will be issued. Fractional amounts less than or equal to 0.50 of a Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of Units.

           The following table sets forth the allocation of Units among the Partners of each Hotel Partnership, assuming that the aggregate value of the Units to be issued to the Hotel Partnerships is just equal to (but does not exceed) the estimated Exchange Value for such Hotel Partnership. As stated above, the estimated Exchange Values for the Hotel Partnerships (and thus the number and value of Units the Partners in each Hotel Partnership will receive) are subject to various adjustments. As a result of the Minimum Value Condition, in no event will the value of the Units allocated to any Hotel Partnership be less than its actual Exchange Value.

                                                                Limited Partners                       General Partners
                                                      ----------------------------------------  --------------------------------
                                                                            Estimated Value of
                                                       Estimated % of        Units per $1,000     Estimated % of
                     Estimated         Estimated %     Units Received        Limited Partner      Units Received     Estimated
                     Total Value           of            by Hotel                Original           by Hotel         Value of
Hotel Partnership    of Units/(1)/      Total/(2)/      Partnership          Investment/(1)/       Partnership       Units/(1)/
-----------------    -------------     -----------     --------------       ------------------    --------------     -----------
CBM1                 $                       %                       %      $                                  %     $
CBM2
RIBM1
RIBM2
Res USA
FIBM
                      ------------     -----------        -----------        ------------           -----------      ------------
      Total          $                    100%                       %      $                                  %    $
                      ============     ===========        ===========        ============           ===========      ============

----------------
/(1)/ Assumes the value of the Units is equal to the Public Offering Price of CRFLT's Common Shares in the Offering and that the aggregate value of the Units received by each Hotel Partnership is just equal to (but does not exceed) the estimated Exchange Value.

/(2)/ Represents the estimated percentage of the total value of Units allocated to the Hotel Partnerships as a group and does not reflect the issuance of Units to CRFLT in exchange for the proceeds of the Offering (which will reduce the percentage of each Hotel Partnership in proportion to their respective Exchange Values). Thus, for example, if CRFLT purchases 50% of the Company using the proceeds received from public investors in the Offering, then each of the percentages set forth above would be reduced by 50%. The estimated values of Units would not be affected.

                          FAIRNESS ANALYSIS AND OPINION



Fairness Analysis

           The Hotel Partnership GPs believe that the terms of the Consolidation provide substantial benefits and are fair to the Limited Partners of each of the Hotel Partnerships and recommend that all Limited Partners consent to the Consolidation. The Hotel Partnership GPs base this recommendation primarily on
(i) their view that the expected benefits of the Consolidation for the Limited Partners outweigh the risks and potential detriments to the Limited Partners (see "Background and Reasons for the Consolidation -- Expected Benefits from the Consolidation" and "Risk Factors"), (ii) their view that the estimated Exchange Values established for each Hotel Partnership and the resulting value allocable to the Limited Partners in the Hotel Partnerships represent fair consideration for the interests held by the Limited Partners of such Hotel Partnership and are fair to such Limited Partners from a financial point of view, and (iii) the Fairness Opinion of AAA which concluded that (a) the methodologies used to determine the Exchange Value of each Hotel Partnership and to allocate Units among each of the Hotel Partnerships are fair, from a financial point of view, to the Limited Partners of each Hotel Partnership, (b) the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership, (c) the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners is fair and reasonable to the Limited Partners, (d) the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership and (e) the economic terms of the Leases are fair and reasonable from the standpoint of the Company. In this regard, the Fairness Opinion specifically does not conclude that other methodologies for allocation of Units among the Hotel Partnerships might not have been more favorable to the Limited Partners in certain of the Hotel Partnerships.

           The Consolidation may be consummated with the participation by less than all of the Hotel Partnerships. It is a condition to consummation of the Consolidation, however, that at least four of the Hotel Partnerships participate in the Consolidation (including CBM1, CBM2 and RIBM1). The Hotel Partnership GPs have considered these facts in evaluating the fairness of the Consolidation. The Hotel Partnership GPs believe that the fairness of the Consolidation will not be materially affected by the presence or absence of any individual Hotel Partnership or by any particular combination of Hotel Partnerships (so long as the Minimum Participation Condition is satisfied) and that the Consolidation will be fair to the Limited Partners, individually and as a whole, if it is consummated with any combination of Participating Hotel Partnerships. The Hotel Partnership GPs base this belief primarily on the fact that the consideration to be paid to the Limited Partners in each individual Hotel Partnership has been established based upon such Hotel Partnership's Exchange Value, without regard to any possible combination of Hotel Partnerships and the Minimum Participation Condition has been established so that the Company would, in any event, have sufficient Hotels to permit the Limited Partners in the Participating Hotel Partnerships to achieve the intended benefits of the Consolidation.

           In reaching the conclusions implicit in the above recommendation, the Hotel Partnership GPs have taken into account the following considerations:

           . The Hotel Partnership GPs have concluded that the Exchange Value for each Hotel Partnership represents fair consideration for the Hotel Partnership Interests of the Partners (including the Hotel Partnership GPs) in the Consolidation in relation to such Hotel Partnership. The Hotel Partnership GPs also have concluded that the

                 Exchange Value established for the Partners in each Hotel Partnership fairly reflects the value of the assets held by such Hotel Partnership. In addition, the Fairness Opinion supports these conclusions.

           . The Hotel Partnership GPs have concluded that the potential benefits of the Consolidation to the Limited Partners, as described under "Background and Reasons for Consolidation -- Expected Benefits from the Consolidation," outweigh the potential risks and detriments of the Consolidation for the Limited Partners, as described in "Risk Factors."

           . The Fairness Opinion, in the view of the Hotel Partnership GPs, supports the fairness of the Consolidation, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that Limited Partners should consider carefully.

           . CRFLT will receive no compensation for its services to the Company, although it will be reimbursed for certain expenses it incurs relating to the management of the Company. Thus, CRFLT will benefit from the management and operations of the Company, in the same manner as the limited partners, each solely to the extent of distributions made by the Company, as allocated to its partners in accordance with their partnership interests. Because CRFLT will share in the value of the Company solely through distributions and not through any separate compensation structure, the Hotel Partnership GPs believe that this is a factor supporting the fairness of the Consolidation to the Limited Partners.

           . The Hotel Partnership GPs believe that the value of the consideration to be received by the Limited Partners in each Hotel Partnership in the Consolidation is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for Consolidation -- Alternatives to the Consolidation." The Hotel Partnership GPs do not believe that continuation of any of the Hotel Partnerships will obtain for the Limited Partners in such Hotel Partnership more than the value to be received by such Limited Partners following the Consolidation. The Hotel Partnership GPs do not believe that the sale of any Hotel and liquidation of the associated Hotel Partnership will obtain for Limited Partners in such Hotel Partnership as much value as the value to be received by such Limited Partners following the Consolidation.

           . The Hotel Partnership GPs believe that the economic terms of the Leases are fair and reasonable from the standpoint of the Company and that the Fairness Opinion specifically addresses such issue.

           The Hotel Partnership GPs believe that the factors described above, which support the fairness of the Consolidation to the Limited Partners in the Hotel Partnerships, when weighed against the factors that may be disadvantageous, taken as a whole indicate that the Consolidation is fair to the Limited Partners.


Fairness Opinion

           AAA, an independent, nationally recognized hotel valuation and financial advisory firm with substantial real estate, hotel and partnership transaction experience, was engaged by the Hotel Partnerships to render the Fairness Opinion as to (i) the fairness, from a financial point of view, to the Limited Partners of each Hotel Partnership of the methodologies used to determine the Exchange Value of each Hotel Partnership and the allocation of Units among the Hotel Partnerships in the Consolidation, (ii) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels), (iii) the fairness and reasonableness to the Limited Partners of each Hotel Partnership of the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners, (iv) the fairness and reasonableness from the standpoint of each Hotel Partnership of the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) and (v) the fairness and reasonableness, from the Company's standpoint, of the economic terms of the Leases. In this regard, the Fairness Opinion specifically does not conclude that other methodologies for allocation of Units among the Hotel Partnerships might not have been more favorable to the Limited Partners in certain of the Hotel Partnerships. The Fairness Opinion is addressed to each of the Hotel Partnerships and it may be relied upon by each of the Limited Partners in the Hotel Partnerships and the Hotel Partnership GPs. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to this Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "---Qualifications to Fairness Opinion" and "---Assumptions" below.

           The Fairness Opinion assumes the participation of all of the Hotel Partnerships in the Consolidation and does not attempt to address the fairness of the allocations of Units that result under possible combinations of less than all of the Hotel Partnerships.

           Although the Hotel Partnership GPs advised AAA that certain assumptions were appropriate in their view, the Hotel Partnership GPs imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Consolidation Expense and will be paid by the Company if the Consolidation is consummated. For a description of how Consolidation Expenses are handled if the Consolidation is not consummated, see "The Consolidation -- Expenses of the Consolidation Expenses." In addition, the Hotel Partnerships have agreed to indemnify AAA against certain liabilities. See "-- Compensation and Material Relationships."

           Qualifications to Fairness Opinion. In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion.

           Compensation and Material Relationships. AAA has been paid a fee of $500,000 for its services as described herein and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses up to $35,000, including legal fees, if any, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between the Hotel Partnership GPs and AAA. Payment of the fee to AAA is not dependent upon completion of the Consolidation.

           Comparison of Alternatives. To assist Limited Partners in evaluating the Consolidation, the Hotel Partnership GPs have attempted to compare the estimated value of Units to be received in the Consolidation with: (i) the face amount of Notes that will be issued to Dissenting Partners who elect to tender the Units they receive in the Consolidation in exchange for Notes; (ii) estimates of the Continuation Value of the Hotel Partnership Interests; and
(iii) estimates of the Liquidation Value of the Hotel Partnership Interests. The Hotel Partnership GPs have not attempted to estimate the value of Hotel Partnership Interests following standalone UPREIT reorganizations because the Hotel Partnership GPs do not believe such reorganizations are feasible and such valuation estimates would be subject to substantial uncertainties. Since the estimated value of the Units and the estimated values under the alternatives to the Consolidation are dependent upon a number of estimates, variables and assumptions, as well as varying market conditions, no assurance can be given that the estimated values indicated could be realized. However, the Hotel Partnership GPs believe that analyzing the alternatives in terms of estimated values, based upon currently available market data and reasonable estimates and assumptions, establishes a reasonable basis for comparing the Units to the alternatives. The results of this comparative analysis (including the methodology and assumptions used to derive estimated values) are set forth below.

           The following table summarizes the results of the comparative analysis described above. There can be no assurance, however, that the actual value of Units received in the Consolidation, the actual face amount of Notes offered to Dissenting Partners, the actual value of continuing the Hotel Partnerships or the actual net liquidation proceeds will not differ substantially from those estimated for purposes of this analysis.

              Summary of Comparative Valuation Alternatives/(1)/
               (Per $1,000 Limited Partner Original Investment)

                                                          Face Amount                                            Estimated
                                                               of                                                Liquidation
                                     Estimated            Notes Offered                                             Value
                                     Value of             to Dissenting              Estimated                 if Assets Sold at
       Hotel Partnership             Units/(2)/           Partners/(3)/        Continuation Value/(4)/        Appraised Value/(5)/
       -----------------            -----------           -------------        -----------------------        --------------------
CBM1...........................  $                    $                       $                              $
CBM2...........................
RIBM1..........................
RIBM2..........................
Res USA........................
FIBM...........................

--------------------
/(1)/ The information shown in this table assumes all Hotel Partnerships are Participating Hotel Partnerships. A limited partner original investment of $1,000 equates to one Partnership Unit in RIBM1, RIBM2 and FIBM and to 1/100th of a Partnership Unit in CBM1, CBM2 and Res USA.

/(2)/ The amounts in this column represent the portion of the estimated Exchange
      Value of each Hotel Partnership that would be allocable to Limited Partners per $1,000 limited partner original investment. Assumes the value of Units is equal to the Public Offering Price of CRFLT's Common Shares in the Offering and that the aggregate value of Units received by each Hotel Partnership is just equal to (but does not exceed) the estimated Exchange Value.

/(3)/ The amounts in this column are equivalent to the portion of the Liquidation Value of each Hotel Partnership that would be reflected in the Notes to be issued to Dissenting Partners per $1,000 limited partner original investment. See footnote (5) below.

/(4)/ The amounts in this column represent the estimated amount that would be distributed to Limited Partners per $1,000 limited partner original investment if each Hotel Partnership were continued for ten years and then sold for its estimated value, determined using a discounted cash flow analysis applied to the anticipated cash flows from the operation and sale of each Hotel and taking into account the terms of existing debt obligations (the "Continuation Value").

/(5)/ The amounts in this column represent the amount that would be distributed to Limited Partners per $1,000 limited partner original investment if each Hotel Partnership sold its Hotels at their Appraised Values as of ______ __, 1998, and distributed the net proceeds (after payment of debts and other obligations (including defeasance costs or prepayment penalties), and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Value of the Hotels), in accordance with its respective partnership agreement (the "Liquidation Value").

                             BUSINESS AND PROPERTIES


Business of the Company

           CRFLT and the Company have been formed to (i) own the Hotels, (ii) expand the portfolio through the acquisition of new hotels and (iii) improve the portfolio through selective capital improvements and renovations to existing Hotels. CRFLT will operate as a self-managed and self-administered REIT and its operations will be conducted solely through the Company and its subsidiaries. The Hotels consist of 221 hotels (121 Courtyard Hotels, 50 Residence Inns and 50 Fairfield Inns), representing 30,783 rooms, and located in 35 states throughout the United States. Assuming that all six of the Hotel Partnerships participate in the Consolidation, CRFLT will be one of the four largest hotel REITs in the United States (based on number of hotels owned). All of the Hotels are operated under Marriott brand names and managed by subsidiaries of Marriott International. Subsequent to the Consolidation, the Hotels will be leased to subsidiaries of Host and will be managed on behalf of the Lessees by subsidiaries of Marriott International. All three Marriott brands under which the Hotels are operating are among the leading competitors within their respective industry segments.

           The Company intends to actively seek to acquire additional limited service and extended-stay hotels, both in the form of existing hotels and newly constructed properties. The Company's acquisition activities will focus on identifying hotels in markets which have high barriers to entry and strong real estate fundamentals, thereby limiting the likelihood of overdevelopment. In addition, the Company expects its greater access to capital to allow it to selectively renovate and upgrade certain Hotels where such renovations or upgrades will provide attractive returns on its investment. Such selective renovations and upgrades should enhance such Hotels' competitive position within their respective markets.

           CRFLT will be the sole general partner of the Company and will manage all aspects of the business of the Company. This will include decisions with respect to (i) sales and purchases of hotels, (ii) the financing of the hotels,
(iii) the leasing of the hotels and (iv) expenditures for the hotels. CRFLT will be managed by its Board of Trustees.

           Under current federal income tax law, REITs are not permitted to derive revenues directly from the operation of hotels. Therefore, the Company will lease the Hotels to the Lessees under the Leases. See "The Leases" below. The Lessees will pay rent to the Company generally equal to the greater of Base Rent or Percentage Rent. The Company is not obligated to use subsidiaries of Host as lessees with respect to any hotels acquired after the Consolidation. The Lessees will operate the Hotels pursuant to the Management Agreements with the Managers, which are subsidiaries of Marriott International, one of the largest hotel management companies in the country, with more than ___ hotels under management. Each of the Management Agreements provides for certain base and incentive management fees, plus reimbursement of system and/or chain services fees, as further described below. See "-- Management Agreements." Such fees will be the obligation of the Lessees and not the Company (although the obligation to pay such fees could adversely affect the ability of the Lessees to pay the required rent to the Company). In addition to the brands described below, other Marriott brands include Marriott Hotels, Resorts and Suites, Ritz-Carlton, TownePlace Suites, Executive Residences, Renaissance, New World and Ramada International.

Courtyard by Marriott

           Introduced by Marriott in 1981, Courtyard by Marriott was designed to meet the needs of business and leisure travelers who desire high quality accommodations at moderate prices, as opposed to a group meeting or convention business. Approximately 60% of the guests at Courtyard by Marriott hotels are individual business travelers, 30% are leisure travelers and 10% are guests attending small group meetings. The typical Courtyard hotel has 150 rooms and is located proximate to business parks or airports. Each hotel generally contains an attractive but condensed lobby, a lounge with seating for approximately 80 guests, a pool, an exercise room and two meeting rooms. Reflecting Courtyard by Marriott's focus on business travelers, the guest rooms are full sized, with furnishings comparable to those found in traditional hotels -- including desks or designated work areas.

           To limit operating costs, the public spaces and related facilities are generally smaller than those found in Marriott Hotels, Resorts and Suites brand hotels, and the food and beverage service operations are generally focused on providing breakfast, plus beverage options during the evening hours. The more simplified scale of operations allows for more standardized operations and facilitates more centralized management. These program modifications permit a Courtyard by Marriott hotel to operate with substantially fewer employees per hotel room, one employee per four rooms, as compared to a more traditional hotel, which averages approximately three employees per four rooms. The lower staffing levels and other operating cost savings result in higher operating profit margins (profits as a percentage of room sales) as compared to more traditional hotels.

           Courtyard by Marriott hotels compete successfully against a variety of traditional hotel brands, including Hilton Inn, Holiday Inn and Ramada Inn, as well as newer brands such as Hampton Suites, Sheraton Four Points and Wyndham Garden Hotels, which have sought to imitate the Courtyard by Marriott approach. Since 1992, the average room rate for the Courtyard by Marriott brand has increased by 35% and the average REVPAR has increased by 45%. During this same period, the Company believes that the competitive brands have collectively achieved a 24% increase in average room rate and a 32% increase in REVPAR.

Residence Inn by Marriott

           The Company believes that Residence Inn by Marriott is the largest lodging brand (based on number of hotels) that has been specifically designed for extended-stay guests (i.e., guests who seek lodging for five or more consecutive nights). Typical guests include relocated employees who have not yet secured a permanent residence, trainees attending seminars or employer-sponsored training programs, vacationers and other persons involved in extended project assignments. Residence Inn by Marriott targets these guests by providing a spacious suite (the average suite size of approximately 500 square feet is 50% larger than the typical hotel room), which is furnished to create a homelike atmosphere, plus a full kitchen. Amenities provided to guests include laundry and shopping services as well as a free continental breakfast served each morning in the "Gatehouse," the lounge and lobby facility serving each Residence Inn. The typical Residence Inn, which ranges in size from 88 to 144 rooms, also provides a pool and workout facility.

           Several aspects of the extended-stay concept tend to increase occupancy rates and reduce operating costs. Extended-stay guests check in and check out with less frequency than shorter-stay guests and longer stays contribute to higher than average weekend occupancy, which raises overall occupancy rates. During 1996 and 1997, the average stay at all Residence Inns was estimated to be 4.9 nights, as compared to an estimated average stay of 1.6 nights in a typical full service hotel. As a result, occupancy for this period for the Residence Inn by Marriott brand averaged approximately 83%, versus an estimated 64% for the lodging industry as a whole. Operating costs are generally lower in Residence Inns than for full service hotels because extended-stay guests require less frequent housekeeping services and because Residence Inns do not contain as much public space or the facilities normally found in a full service hotel, such as ballrooms, catering facilities, specialty restaurants or gift shops. All of these differences result in fewer employees required per hotel room, approximately one employee per four rooms, versus a full service hotel, which averages three employees per four rooms.

           Although several new brands have recently sought to focus on the extended-stay guest, Residence Inn by Marriott generally competes against the upper tier of this market, which includes Amerisuites, Hawthorne Suites, Homewood Suites and Summerfield Suites. As compared to this competition, the Residence Inn by Marriott brand generates a higher average room rate of $93 as compared to an estimated $91 average room rate for the competition and occupancy of 84% as compared to an estimated 74% occupancy for the competition, which leads to a significantly higher REVPAR of $78 as compared to an estimated REVPAR of $67 for the competition.

Fairfield Inn by Marriott

           Fairfield Inn by Marriott competes in the economy segment of the hotel business. The Fairfield Inn by Marriott brand seeks to provide superior service and clean, modern rooms with certain key amenities to price sensitive business and pleasure travelers. Although a significant portion of the lodging industry is focused on this market segment, Fairfield Inn by Marriott seeks to generate superior performance by capitalizing on the Marriott brand name and on the Marriott standard for quality. Fairfield Inn by Marriott has its own central reservation system, which operates nationwide, thereby permitting cross selling throughout the system. This system is accessible to both travel agents and the Marriott central reservation system.

           Fairfield Inns are typically comprised of a single three-story building of approximately 135 rooms situated on a 2.5 acre site. Each Fairfield Inn is designed to be aesthetically appealing as well as functional and easy to maintain. In addition to the signature Fairfield tower, each Fairfield Inn contains a swimming pool and a 10 to 12 seat meeting room. Individual rooms provide either two double-sized beds or one king-size bed, plus a work desk. Consistent with the focus on providing value for a careful price, food and beverage service is limited to a complimentary continental breakfast.

           Fairfield Inn by Marriott competes against a wide variety of local, regional and, in certain cases, national brands. Its primary national competitors include Best Western, Comfort Inn, Days Inn, Hampton Inn and Holiday Inn Express. The success of the Fairfield Inn by Marriott concept is indicated by the 44% increase in average room rate for the Fairfield Inn brand over the last five years as compared to an estimated 13% increase in average room rate for these competitors and the 49% increase in REVPAR for the Fairfield Inn by Marriott brand during this same period as compared to an estimated 27% increase in REVPAR for these competitors.


Business Strategy

           The Company's primary business objective is to maximize its cash available for distribution and enhance its value by:

           . Acquiring additional existing hotels which satisfy the Company's investment criteria.

           . Acquiring or developing new hotels which satisfy the Company's investment criteria, employing transaction structures which mitigate risk.

           . Participating in the growth in sales for each of the hotels, through leases which provide for the payment of rent based upon the lessees' gross hotel sales.

           . Enhancing existing hotel operations by completing selective capital improvements which are designed to increase gross sales.

           .    Pursuing other real estate investments, as appropriate.


External Growth -- Acquisition/Development Strategy

           The Company will target (i) asset acquisitions located in markets with high entry costs, which may allow for purchases at less than replacement cost, (ii) newly developed or converted assets located in markets with strong real estate fundamentals and (iii) underperforming assets where operating results can be improved by conversion to a Marriott brand. As described above, the Company believes that within the moderate price and economy segments of the lodging industry, the Courtyard by Marriott and Fairfield Inn by Marriott brands have achieved higher REVPAR increases than their competition over the last five years. While the level of increases is likely to moderate, the benefits of association with the Marriott brand are likely to continue. The Company will seek to capitalize on this competitive advantage.

           The extended-stay segment of the lodging industry offers significant opportunity. Based on a market analysis prepared by D.K. Shifflet & Associates Ltd., the demand for extended-stay units currently exceeds available supply by a ratio of 7 to 1. This demand is driven by increased reliance by American businesses on outside contractors and temporary workers, as well as the continued increase in the general mobility of society. Accordingly, only a small portion of the available demand is being satisfied by lodging facilities with rooms designed to accommodate the extended-stay guest's needs. The dominant participant in this segment has been Residence Inn by Marriott, which is targeted toward the upper end of the extended-stay market. In response to strong demand in the mid-priced segment of this market, Marriott International has also developed a new product known as TownePlace Suites. Given the attractive supply/demand fundamentals of this business, the Company expects to seek to acquire additional Residence Inns and TownePlace Suites.

           Emphasizing the benefit of the Company's geographically diverse portfolio, the Company will seek to manage its expansion to provide exposure to all major markets, while avoiding over-concentration in any single market or region. This diversity will permit the Company to benefit from the varied regional economic expansions, while cushioning the negative impact of any regional downturn. This approach recognizes that the supply of new hotels has not been evenly allocated across the nation, but rather has been focused in certain markets where the economy has recovered from the slowdown of the early 1990's first, and where the barriers to entry were lower, such as the Southeast and Southwest. Markets such as the West coast and the New England/Mid-Atlantic regions have experienced significantly less new construction due to delayed economic recovery and greater restrictions on development.

           The Company's national presence results in a strong understanding of the relative opportunities and real estate fundamentals of various markets located throughout the nation. This will enable the Company to focus its acquisition efforts in metropolitan areas offering the best opportunity for sales and income growth. The Company's acquisition efforts will also focus on the various submarkets within different metropolitan areas, especially downtown or urban locations which have experienced significantly reduced levels of new construction. These urban-focused projects may include the conversion of older office buildings into hotels. The higher barriers to entry inherent in these markets offer the potential for faster room rate and REVPAR growth.

           The Company expects there will be numerous opportunities to improve the performance of acquired hotels by replacing the existing hotel manager with Marriott International and converting the hotels to a Marriott brand. As outlined above, the Company believes that Marriott brand properties have consistently outperformed the industry, especially in the limited service and extended-stay markets, which are characterized by a large number of smaller competitors that provide uneven levels of lodging service. Accordingly, the Company anticipates that additional hotels acquired by the Company should achieve higher occupancy and average room rates, resulting in higher lease payments to the Company. However, the Company is not obligated to use the Marriott brand name for hotels acquired after the Consolidation and it may elect to use other brand names under appropriate circumstances.

           The Company believes it is well qualified to pursue its acquisition strategy. Management has extensive experience in acquiring and financing lodging properties and believes its industry knowledge, relationships and access to market information provide a competitive advantage over other hotel companies with respect to identifying, evaluating and acquiring hotel assets. In addition, the Company is well positioned to convert acquired properties to high quality Marriott brand names because of its relationship with Marriott International.


Internal Growth Strategy

           The Leases are designed to allow the Company to participate in any growth in room sales at the Hotels, which management expects can be achieved through increases in room rates and occupancies. Although the economic trends affecting the hotel industry will be the major factor in generating growth in lease revenues, the abilities of the Company, Lessees and Managers will also have a material impact on future sales growth. As summarized below, and described in greater detail herein, (see "The Leases" and "Management Agreements"), each of the parties is motivated to improve operating results.

           In addition to external growth generated by new acquisitions, the Company intends to carefully and periodically review its portfolio to identify opportunities to selectively enhance existing assets to improve operating performance. The Company's Leases provide the Company with control over major capital improvements and the Company intends to work closely with the Lessees and the Managers to assure that its lodging properties continue to benefit from their established, often infill, locations to generate above-market room rates and occupancies.


Competitive Advantages

           Based on current information, the Company will be the largest owner of limited service and extended-stay hotels in the nation and will have hotels located in 35 states. The Company believes that the size and geographic diversity of its portfolio provide the Company with superior market insight and information, which are critical to accurately evaluating acquisition opportunities. Although market information compiled by a number of sources is available to other industry competitors, accurate data with respect to operating costs and sub-market conditions is often harder to obtain. The scale and breadth of the Company's portfolio should result in more accurate assessments of actual operating costs and true demand generators, thereby enhancing the Company's ability to identify appropriate acquisitions.

           If all of the Hotel Partnerships participate in the Consolidation, the Company will be the largest owner of Marriott International managed hotels, resulting in a strong relationship with Marriott International, which is one of the three largest hotel management companies in the United States. As the owner of 221 hotels currently managed by Marriott International, the Company's Hotels will represent more than ___% of Marriott International's management portfolio (based upon the number of hotels managed). As the manager or franchiser of more than ___ hotels, Marriott International is one of the largest hotel operators in the nation and the world. A strong relationship with Marriott International and its franchises offers both opportunities for acquiring existing Marriott brand hotels, as well as the potential for reflagging other properties.

           Senior management has extensive hotel and real estate experience and extensive relationships with both Host and the Managers, as well as others within the hotel and financial community. This experience should enable the Company to identify market opportunities and successfully consummate its strategy. See "Management."

           The financial structure of the Company following the Consolidation has been designed to provide the Company with substantial financial flexibility, including the ability to issue Units as consideration for acquisitions, thereby reducing its dependence on the public equity and debt markets for financing. In addition, the scale of the Company's activities provides the Company with the ability to finance its growth at competitive interest rates, plus the capability to acquire a significant number of hotels prior to returning to the equity capital markets. This will permit the

Company to implement its strategic plan without the potential disruptions caused by frequent equity raising requirements.


Hotel Lodging Properties

           The Company's hotel lodging properties represent quality assets in the limited service and extended-stay lodging segments. All of the Company's properties are operated under Marriott brand names and are managed by Marriott International.

           The following table sets forth information regarding the hotel properties that will comprise the initial lodging portfolio:

                                                                              Number         Number
                     Brand Name                                              of Hotels      of Rooms
                     ----------                                              ---------     -----------
           Courtyard Hotels (moderate-priced).............................       120            17,558
           Residence Inns (extended-stay).................................        49             5,910
           Fairfield Inns (economy).......................................        50             6,681
                                                                               -----       -----------
                Subtotal..................................................       219            30,149
           Acquisition Hotels.............................................         2               634
                                                                               -----       -----------
                Total.....................................................       221            30,783
                                                                                 ===       ===========

           To maintain the overall quality of the Company's Hotels, each Hotel undergoes refurbishments and capital improvements on a regularly scheduled basis. Typically, refurbishing has been provided at intervals of five years, based on an annual review of the condition of each Hotel. In 1996, 1995 and 1994, the Hotel Partnerships spent approximately $40 million, $38 million and $33 million, respectively, on capital improvements to existing Hotels. As a result of these expenditures, the Hotel Partnerships have been able to maintain high quality rooms at their Hotels.

           The following table sets forth certain information with respect to the operations of the Hotel Partnerships and the Company on a historical and pro forma basis for the fifty-three weeks ended September 12, 1997:

                                                                      Fifty-three Weeks Ended September 12, 1997
                                            ------------------------------------------------------------------------------------
                                                            Pro Forma
                                                            Lease Net
                      Number                               Income Plus    Pro Forma                      Average
    Hotel               of      Number of      Hotel         Lease          Lease                         Daily
Partnerships          Hotels      Rooms       Revenues      Payments      Payments       Occupancy        Rate       REVPAR/(1)/
------------          ------   -----------    --------      --------      ---------      ---------      ---------   ------------
                                                                (in thousands)
CBM1.................   50         7,223      $  95,070    $              $                  79.9%        $79.44        $63.51

CBM2.................   70        10,335        141,717                                      80.6%         80.34         64.74

RIBM1................   15         2,129         32,484                                      82.6%         90.50         74.74

RIBM2................   23         2,487         34,940                                      84.0%         87.58         73.59

Res USA..............   11         1,294         21,857                                      86.8%         92.04         79.85

FIBM.................   50         6,681         46,010                                      76.1%         50.03         38.09
                        --         -----      ---------    ----------     ----------

Totals                 219        30,149      $ 372,078    $              $
                       ===        ======      =========    ==========     ==========

Weighted Average                                                                             80.1%        $75.66        $60.63

------------------
/(1)/ REVPAR is a commonly used indicator of market performance of hotels.
      REVPAR measures daily room revenues generated on a per room basis by combining the average daily room rate charged and the average daily occupancy achieved. REVPAR excludes food and beverage and other ancillary revenues generated by the hotel.

           Courtyard Hotels. The Company's Courtyard Hotels are moderate-priced, limited service hotels aimed at individual business and pleasure travelers, as well as families. Courtyard Hotels typically have approximately 150 rooms with locations in suburban areas or near airports throughout the United States. The Courtyard Hotels include well-landscaped grounds, a courtyard with a pool and socializing areas. Each Hotel features meeting rooms and a lounge with approximately 80 seats. The Company's Courtyard Hotels have substantially matured and are operating at high occupancy rates. The Company believes this competitive position will enable the Manager to continue to improve sales by adjusting the mix of business to increase room rates. The table below sets forth certain performance information for the Company's Courtyard Hotels (excluding the Acquisition Hotels) for the indicated periods.

                                               First Three Quarters                               Fiscal Year
                                              ----------------------              -------------------------------------------
                                              1997              1996              1996                1995               1994
                                              ----              ----              ----                ----               ----
Number of properties .................          120              120                120                 120                 120
Number of rooms.......................       17,558           17,558             17,558              17,558              17,558
Average daily rate...................       $ 81.95          $ 76.88            $ 76.44             $ 71.38             $ 66.69
Occupancy.............................         82.1%            81.6%              79.9%              81.2%                81.2%
REVPAR................................      $ 67.31          $ 62.70            $ 61.10             $57.97              $ 54.16
% REVPAR change.......................          7.4%              --                5.4%               7.0%                  --

           The Company's Courtyard Hotels benefited in the First Three Quarters of 1997 from higher demand. REVPAR increased over 7% due to increases in room rates of over 6% and a slight increase in occupancy as compared to the same period in 1996. House profit margins also increased by 1%, reflecting the operating leverage inherent in properties already running at close to capacity.

           The Company's Courtyard Hotels were generally fully occupied during the business week and enjoyed high occupancies during the weekends. The Company believes this competitive position will enable the Manager to continue to improve sales through yield management and selective room rate increases. However, there can be no assurance that sales will continue to improve.

           Residence Inns. The Company's Residence Inns are extended-stay, limited service hotels which cater primarily to business and family travelers who stay more than five consecutive nights. Residence Inns typically have 88 to 144 studio and two-story suites. Residence Inns generally are located in suburban settings throughout the United States and feature a series of residential-style buildings with landscaped walkways, courtyards and recreational areas. Residence Inns do not have restaurants, but offer a complimentary continental breakfast. In addition, most Residence Inns provide a complimentary evening hospitality hour. Each suite contains a fully-equipped kitchen and many suites have woodburning fireplaces. The table below sets forth certain performance information for the Company's Residence Inns (excluding the Acquisition Hotels) for the indicated periods.

                                               First Three Quarters                               Fiscal Year
                                              ----------------------              -------------------------------------------
                                              1997              1996              1996                1995               1994
                                              ----              ----              ----                ----               ----
Number of properties .................           49               49                 49                  49                  49
Number of rooms.......................        5,910            5,910              5,910               5,910               5,910
Average daily rate....................     $  91.00         $  86.74           $  86.67            $  81.40            $  76.03
Occupancy.............................         85.9%            86.6%              84.6%               86.8%               87.4%
REVPAR................................     $  78.14         $  75.12           $  73.33            $  70.62            $  66.43
% REVPAR change.......................            4%              --                3.8%                6.3%                 --

           The Company's Residence Inns performed well in the First Three Quarters of 1997. REVPAR increased over 4% due to increases in room rates of nearly 5%, while occupancy decreased by less than one percentage point as compared to the same period in 1996. Continued popularity of this product with customers combined with increasing business travel resulted in superior performance for the period. At an average occupancy rate of 86% for the First Three Quarters of 1997, these properties were near full occupancy during the business week and enjoyed high occupancies during the weekends. Given this strong demand, the Company's Residence Inns were able to improve room rates through managing their mix of business.

           Fairfield Inns. The Company's Fairfield Inns are economy-priced, limited service hotels aimed at budget conscious individual business and pleasure travelers, as well as families. Fairfield Inns typically have approximately 135 rooms at locations in suburban areas or near airports throughout the United States. Fairfield Inns have limited public space and do not include restaurants; however, they do offer a complimentary continental breakfast. The Company believes this competitive position will enable the Manager to continue to improve sales by adjusting the mix of business to increase room rates. The table below sets forth certain performance information for the Company's Fairfield Inns for the indicated periods.

                                               First Three Quarters                               Fiscal Year
                                              ----------------------              -------------------------------------------
                                              1997              1996              1996                1995               1994
                                              ----              ----              ----                ----               ----
Number of properties..................           50               50                 50                  50                  50
Number of rooms.......................        6,681            6,681              6,681               6,681               6,681
Average daily rate....................     $  50.89         $  50.23           $  49.57            $  45.26            $  41.51
Occupancy.............................         78.4%            79.1%              76.6%               80.6%               81.5%
REVPAR................................     $  39.92         $  39.76           $  37.98            $  36.47            $  33.83
% REVPAR change........................         0.4%              --                4.1%                7.8%                 --

           The Company's Fairfield Inns benefited in the First Three Quarters of 1997 from continued high demand. REVPAR increased less than 1% with increases in room rates of over 1% while occupancy decreased less than 1% as compared to the same period in 1996. Operations in 1996 were favorably impacted by the six Fairfield Inns located in the Atlanta area which had an especially strong third quarter in 1996 due to the 1996 Summer Olympics.


The Acquisition Hotels

           The Acquisition Hotels consist of a Residence Inn in Pentagon City, Virginia and a Courtyard Hotel located in downtown Chicago, Illinois. The Company is purchasing the Acquisition Hotels for cash due to restrictions in the debt agreements of the Host subsidiary that owns such Hotels, which require that assets sold by such Host subsidiary be sold for consideration consisting of at least 75% cash.

           Courtyard Hotel; Downtown Chicago, Illinois. The Chicago Courtyard Hotel, which opened in April 1992, contains 334 rooms. The Chicago Courtyard Hotel has several amenities, including 9,000 square feet of meeting space, a multi-purpose restaurant and room service, which, along with its size (approximately twice the size of a typical Courtyard Hotel), distinguishes it from a typical Courtyard Hotel. The table below sets forth certain performance information for the Chicago Courtyard Hotel for the indicated periods.


                                                First Three Quarters                            Fiscal Year
                                             --------------------------          -------------------------------------------
                                                1997             1996               1996            1995             1994
                                                ----             ----               ----            ----             ----
           Number of rooms.............           334              334                 334             334             334
           Average daily rate..........       $133.90          $115.32             $119.17         $104.13          $98.88
           Occupancy...................          84.1%            83.6%               83.4%           83.8%           82.3%
           REVPAR......................       $112.56          $ 96.38             $ 99.39         $ 87.26          $81.36
           % REVPAR change.............          16.8%              --                13.9%            7.3%             --

           Residence Inn; Pentagon City, Virginia. The Pentagon City Residence Inn, which opened in March 1996, contains 300 rooms. This Hotel has several amenities, including 5,000 square feet of meeting space, an indoor pool and an underground garage which, along with its size (approximately three times the size of a typical Residence Inn), distinguishes it from a typical Residence Inn. The table below sets forth certain performance information for the Pentagon City Residence Inn for the indicated periods.

                                                         First Three Quarters             Fiscal Year
                                                     ---------------------------        --------------
                                                         1997           1996                 1996
                                                         ----           ----            --------------
           Number of rooms...................            300              300                  300
           Average daily rate................        $120.52          $113.33              $113.88
           Occupancy.........................           81.1%            79.4%                75.0%
           REVPAR............................        $ 97.74          $ 89.96              $ 85.41
           % REVPAR change...................            8.6%              --                   --

Marketing

           All of the Company's Hotels are currently, and following the Consolidation will remain, managed by Marriott International and its subsidiaries as Marriott brand hotels. The Company believes that these Marriott properties will continue to enjoy competitive advantages arising from their participation in the Marriott International hotel system. Marriott International's nationwide marketing programs and reservation systems as well as the advantage of the strong customer preference for Marriott brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates. Repeat guest business in the Marriott hotel system is enhanced by the recently created Marriott Rewards program, which expanded the previous Marriott Honored Guest Awards program. Marriott Rewards membership includes more than nine million members.

           The Marriott reservation system provides Marriott reservation agents complete descriptions of the rooms available for sale and up-to-date rate information from the properties. The reservation system also features connectivity to airline reservation systems, providing travel agents with access to available rooms inventory for all Marriott lodging properties. In addition, software at Marriott's centralized reservations centers enables agents to immediately identify the nearest Marriott brand property with available rooms when a caller's first choice is fully occupied.



Properties

      The following table sets forth certain information relating to each of the Hotels owned by the Hotel Partnerships and the Acquisition Hotels. All Hotels are operated by Marriott International and its subsidiaries and the land on which the hotel is built is fee owned unless otherwise indicated.

Courtyard Hotels
----------------

                                                No. of        Date
                  Location                       Rooms       Opened
                  --------                      ------       ------

Alabama
    Birmingham-Homewood                           140         1985
    Birmingham-Hoover(1)......................    153         1987
    Huntsville(1).............................    149         1987
    Montgomery(1).............................    146         1987
Arizona
    Phoenix Airport(1)........................    145         1987
    Phoenix-Mesa(1)...........................    148         1988
    Phoenix Metrocenter(1)....................    146         1987
    Tucson Airport(1).........................    149         1988
Arkansas
    Little Rock(1)............................    149         1988
California
    Bakersfield(1)............................    146         1988
    Buena Park(1).............................    145         1986
    Cupertino(2)..............................    149         1988
    Foster City(1)............................    147         1987
    Fremont(1)................................    146         1987
    Fresno(2).................................    146         1986
    Hacienda Heights(1).......................    150         1990
    Marin-Larkspur Landing(1).................    146         1987
    Palm Springs(1)...........................    149         1988
    Pleasanton................................    145         1986
    Torrance(1)...............................    149         1988
    Sacramento-Rancho Cordova.................    144         1987
    San Francisco Airport(2)..................    147         1986
    Santa Ana(1)..............................    145         1987
Colorado
    Boulder(1)................................    149         1988
    Denver....................................    146         1987
    Denver-Southeast(1).......................    155         1987
Connecticut
    Norwalk(2)................................    145         1988
    Wallingford(1)............................    149         1990
    Windsor(1)................................    149         1987
Florida
    Ft. Myers(1)..............................    149         1988
    Ft. Lauderdale-Plantation(1)..............    149         1988
    Melbourne(1)..............................    146         1987
    Miami Airport West(1).....................    145         1987
    St. Petersburg(1).........................    149         1989
    Tallahassee(1)............................    154         1987
    Tampa-Westshore(2)........................    145         1986
    West Palm Beach(1)........................    149         1989
Georgia
    Atlanta-Airport South.....................    144         1986
    Atlanta-Delk Road(1)......................    146         1986
    Atlanta-Executive Park(1).................    145         1987
    Atlanta-Gwinnett Mall(1)..................    146         1987
    Atanta-Northlake(2).......................    128         1984
    Atlanta-Peachtree Corners.................    131         1985
    Atlanta-Peachtree Dunwoody................    128         1983
    Atlanta-Perimeter Center(1)...............    145         1987
    Atlanta-Roswell(2)........................    154         1988
    Atlanta-Windy Hill........................    127         1983
    Augusta...................................    130         1985
    Columbus..................................    139         1985
    Savannah..................................    144         1986
Illinois
    Arlington Heights South...................    146         1985
    Chicago-Deerfield.........................    131         1986
    Chicago-Glenview(1).......................    149         1989
    Chicago-Highland Park(1)..................    149         1988
    Chicago-Lincolnshire......................    146         1987
    Chicago-Naperville(1).....................    147         1986
    Chicago-Oakbrook Terrace..................    147         1986
    Chicago-Waukegan(1).......................    149         1988
    Chicago-Wood Dale(1)......................    149         1988
    Rockford..................................    147         1986
Indiana
    Indianapolis-Castleton(1).................    146         1987
Kansas
    Kansas City-Overland Park(1)..............    149         1989
Kentucky
    Lexington North(1)........................    146         1988
Maryland
    Annapolis(1)..............................    149         1989
    Baltimore-Hunt Valley(1)..................    146         1986
    Landover..................................    152         1986
    Rockville(1)..............................    147         1987
    Silver Spring(1)..........................    146         1988
Massachusetts
    Boston-Andover(1).........................    146         1988
Michigan
    Detroit Airport(1)........................    146         1987
    Detroit Dearborn(1).......................    147         1987
    Detroit-Livonia(1)........................    149         1988
    Detroit-Southfield........................    147         1986
    Detroit-Troy..............................    147         1986
    Detroit-Warren............................    147         1986
Minnesota
    Minneapolis Airport(1)....................    146         1987
Missouri
    St. Louis-Creve Coeur(1)..................    154         1987
    St. Louis-Westport(1).....................    149         1988
New Jersey
    Lincroft-Red Bank(1)......................    146         1988
New York
    Poughkeepsie(2)...........................    149         1988
    Rye(1)....................................    145         1988
    Tarrytown.................................    139         1987
North Carolina
    Charlotte-Arrowood Road(1)................    146         1987
    Charlotte-Southpark(2)....................    149         1989
    Raleigh-Cary(1)...........................    149         1988
    Raleigh-Wake Forest Road..................    153         1986

---------------------------
                                                No. of        Date
                  Location                       Rooms       Opened
                  --------                      ------       ------

Ohio
    Cincinnati-Blue Ash(1)....................    149         1986
    Columbus-Dublin(1)........................    147         1986
    Columbus-Worthington(1)...................    145         1987
    Dayton Mall(1)............................    146         1987
    Toledo(1).................................    149         1988
Oklahoma
    Oklahoma City Airport(1)..................    149         1988
Oregon
    Portland-Beaverton(1).....................    149         1989
Pennsylvania
    Philadelphia-Devon(2).....................    149         1988
    Valley Forge(1)...........................    150         1987
South Carolina
    Columbia(1)...............................    149         1989
    Greenville(1).............................    146         1988
Tennessee
    Brentwood(1)..............................    145         1986
    Memphis Airport(1)........................    145         1987
    Memphis-Park Avenue East(1)...............    146         1986
    Nashville Airport(1)......................    145         1988
Texas
    Arlington.................................    147         1986
    Bedford(1)................................    145         1987
    Dallas-Addison(1).........................    145         1987
    Dallas-Las Colinas........................    147         1986
    Dallas-LBJ Northwest(1)...................    146         1987
    Dallas-Northeast(1).......................    149         1988
    Dallas-Plano..............................    149         1988
    Dallas-Stemmons(1)........................    146         1987
    San Antonio Airport(1)....................    145         1987
    San Antonio Downtown(1)...................    149         1990
    San Antonio-Medical Center(1).............    146         1987
Virginia
    Charlottesville(1)........................    150         1989
    Fair Oaks.................................    144         1986
    Herndon(1)................................    146         1987
    Hampton(1)................................    146         1987
    Manassas(1)...............................    149         1989
    Richmond(1)...............................    145         1986
    Virginia Beach(1).........................    146         1987
Washington
    Seattle Southcenter(1)....................    149         1989
                                               ------

                                               17,558
Subtotal

Acquisition Hotel
Illinois
    Chicago-Downtown.........................     334         1992
                                               ------
TOTAL                                          17,892
                                               ======

Residence Inns
--------------
                                                  No. of      Date
                  Location                         Rooms     Opened
                  --------                        ------     ------

Alabama
    Birmingham...................................   128       1986
    Montgomery...................................    94       1990
California
    Arcadia......................................   120       1989
    Bakersfield..................................   114       1990
    Costa Mesa...................................   144       1986
    Irvine.......................................   112       1989
    La Jolla.....................................   287       1986
    Long Beach...................................   216       1987
    Placentia....................................   112       1988
    Pleasant Hill................................   126       1990
    San Ramon....................................   106       1990
Colorado
    Boulder......................................   128       1986
Connecticut
    Meriden(2)...................................   106       1990
Florida
    Boca Raton...................................   120       1988
    Jacksonville.................................   112       1986
    Pensacola....................................    64       1985
    St. Petersburg...............................    88       1986
Georgia
    Atlanta Airport..............................   126       1990
    Atlanta-Buckhead.............................   136       1987
    Atlanta-Cumberland...........................   130       1987
    Atlanta-Dunwoody.............................   144       1984
Illinois
    Chicago-Deerfield............................   128       1989
    Chicago-Lombard..............................   144       1987
Louisiana
    Shreveport/Bossier City......................    72       1983
Massachusetts
    Boston-Danvers...............................    96       1989
    Boston-Tewksbury.............................   130       1990
Michigan
    Kalamazoo....................................    83       1989
    Southfield...................................   144       1986
Mississippi
    Jackson......................................   120       1986
Missouri
    St. Louis-Chesterfield.......................   104       1986
    St. Louis-Galleria...........................   152       1986
Nevada
    Las Vegas....................................   192       1989
New Mexico
    Santa Fe.....................................   120       1986
North Carolina
    Charlotte North..............................    91       1988
    Greensboro...................................   128       1987
    Raleigh......................................   144       1986
Ohio
    Akron........................................   112       1987
    Cincinnati-Blue Ash..........................   118       1990
    Cincinnati North.............................   144       1985
    Columbus North...............................    96       1985
    Dayton North.................................    64       1987
    Dayton South.................................    96       1985
Pennsylvania
    Valley Forge.................................    88       1988
South Carolina
    Columbia.....................................   128       1988
    Spartanburg..................................    88       1985
Tennessee
    Memphis......................................   105       1986








Texas
    Dallas-Las Colinas...........................   120       1989
    Houston-Clear Lake...........................   110       1990
    Lubbock......................................    80       1986
                                                  -----
        Subtotal                                  5,910

Acquisition Hotel
Virginia
      Pentagon City..............................   300       1996
                                                  -----
        TOTAL                                     6,210
                                                  =====

Fairfield Inns
--------------
                                                  No. of      Date
                  Location                         Rooms     Opened
                  --------                        ------     ------

Alabama
    Birmingham-Homewood(1).......................   132       1988
    Montgomery...................................   133       1988
California
    Los Angeles-Buena Park(1)....................   135       1990
    Los Angeles-Placentia........................   135       1990
Florida
    Gainesville(1)...............................   135       1990
    Miami-West(1)................................   135       1989
    Orlando-International Drive(1)...............   135       1989
    Orlando-South(1).............................   133       1988
Georgia
    Atlanta Airport(1)...........................   132       1987
    Atlanta-Gwinnett Mall........................   135       1988
    Atlanta-Northlake(1).........................   133       1988
    Atlanta-Northwest(1).........................   130       1987
    Atlanta-Peachtree Corners....................   135       1989
    Atlanta-Southlake............................   134       1989
    Savannah(1)..................................   135       1990
Iowa
    Des Moines-West(1)...........................   135       1990
Illinois
    Bloomington-Normal(1)........................   132       1988
    Chicago-Lansing(1)...........................   135       1989
    Peoria.......................................   135       1989
    Rockford.....................................   135       1989
Indiana
    Indianapolis-Castleton(1)....................   132       1988
    Indianapolis-College Park....................   132       1988
Kansas
    Kansas City-Merriam..........................   135       1989
    Kansas  City-Overland Park...................   134       1989
Michigan
    Detroit-Airport(1)...........................   133       1988
    Detroit-Auburn Hills(1)......................   134       1989
    Detroit-Madison Heights(1)...................   134       1989
    Detroit-Warren(1)............................   131       1988
    Detroit-West (Canton)(1).....................   133       1988
    Kalamazoo(1).................................   133       1988
Missouri
    St. Louis-Hazelwood..........................   135       1989
North Carolina
    Charlotte-Airport(1).........................   135       1989
    Charlotte-Northeast(1).......................   133       1988
    Durham(1)....................................   135       1990
    Fayetteville(1)..............................   135       1989
    Greensboro(1)................................   135       1989
    Raleigh-Northeast(1).........................   132       1988
    Wilmington...................................   134       1989
Ohio
    Cleveland-Airport............................   135       1989
    Columbus-North(1)............................   135       1989
    Dayton-North(1)..............................   135       1989
    Toledo-Holland...............................   135       1989
South Carolina
    Florence.....................................   135       1989
    Greenville...................................   132       1989
    Hilton Head(1)...............................   120       1989
Tennessee
    Johnson City(1)..............................   132       1988
Virginia
    Hampton......................................   134       1989
    Virginia Beach(1)............................   134       1990

Wisconsin
    Madison(1)...................................   135       1988
    Milwaukee-Brookfield.........................   135       1989
                                                  -----
           TOTAL                                  6,681
                                                  =====

-------------------
(1) The land on which the Hotel is built is leased by the Hotel Partnerships from Marriott International or its affiliates under long term lease agreements.

(2) The land on which the Hotel is built is leased by the Hotel Partnerships from third parties unaffiliated with Marriott International under long term lease agreements.


The Leases

     In order for CRFLT to qualify as a REIT, neither CRFLT nor the Company may operate the Hotels or related properties. The Company will lease the Hotels to the Lessees for a term of __ years pursuant to separate Leases for both Hotel Partnership and for both of the Acquisition Hotels. Each Lessee will be a wholly owned subsidiary of Host. The Company is not obligated to use subsidiaries of Host as a lessee with respect to any hotels acquired after the Consolidation. The following summary of the principal terms of the Leases is qualified in its entirety by reference to the Leases, a form of which has been filed as an exhibit to the Registration Statement of which this Consent Solicitation is a part.

           Lease Terms. Each Lease will have a term of __ years, subject to earlier termination upon the occurrence of certain contingencies described in the Leases (including, particularly, the provisions described herein under "Damage to the Hotels," "Condemnation of the Hotels" and "Termination of Leases upon Disposition of the Hotels").

           Base Rent; Percentage Rent; Additional Charges. Each Lease requires the Lessee to pay the greater of (i) Base Rent in a fixed dollar amount or (ii) Percentage Rent (Base Rent and Percentage Rent are collectively referred to herein as "Rents"), based on specified percentages of aggregate sales (including room sales, food and beverage sales and telephone and other sales) ("Total Sales") from the Hotels that are subject to the Lease, plus in either case, certain other amounts, including interest accrued on any late payments or charges ("Additional Charges").

     The following table sets forth, for each Hotel Partnership and the Acquisition Hotels, the 1998 Annualized Base Rent, the Percentage Rent formula and the 1998 Pro Forma Percentage Rent payments under the applicable Lease:


                                     1998                                                    1998 Pro Forma
                                  Annualized               Percentage Rent                     Percentage
      Hotel Partnership           Base Rent                    Formula                        Rent Payments
      -----------------           ---------               -----------------                 -----------------
CBM1..........................  $                      __% of Total Sales up to $__;            $
                                                       __% of Total Sales in excess
                                                       of $__.

CBM2..........................                        __% of Total Sales up to $__;
                                                      __% of Total Sales in excess
                                                      of $__.

RIBM1.........................                        __% of Total Sales up to $__;
                                                      __% of Total Sales in excess
                                                      of $__.

RIBM2.........................                        __% of Total Sales up to $__;
                                                      __% of Total Sales in excess
                                                      of $__.

Res USA.......................                        __% of Total Sales up to $__;
                                                      __% of Total Sales in excess
                                                      of $__.

FIBM..........................                        __% of Total Sales up to $__;
                                                      __% of Total Sales in excess
                                                      of $__.

Acquisition Hotels............                        __% of Total Sales up to $__;
                                                      __% of Total Sales in excess
                                                      of $__.
                                 ----------------                                             --------------
                Totals:         $                                                            $
                                 ================                                             ==============

           As of January 1, 1999 and each January 1 thereafter, the Base Rent and each of the Percentage Rent thresholds under each of the Leases will be increased to reflect a specified portion of any increase in the Consumer Price Index ("CPI") as compared to January 1 of the preceding year. The effect of those adjustments will be to increase the Base Rent payable under the Leases, but to reduce the Percentage Rent payable under the Leases unless Total Sales with respect to a particular Lease increase at least by the same percentage as the CPI adjustment.

     Base Rent is required to be paid monthly in arrears on the first day of each calendar month. Percentage Rent is payable monthly in arrears on the tenth day of each calendar month. Percentage Rent for such purposes will be calculated based on the year-to-date Total Sales as of the end of the preceding month, and a prorated amount of each of the applicable thresholds, determined based on the portion of the fiscal year for which the calculation is being made, and crediting against such amount the total Percentage Rent previously paid for such fiscal year and the cumulative Base Rent paid for such fiscal year as of the end of the preceding month. A final adjustment of the Percentage Rent for each fiscal year will be made based on audited statements of sales for each Lease within days after the end of the fiscal year.

     Other than real estate and personal property taxes, casualty insurance (including loss of income insurance), capital impositions and capital replacements and refurbishments (determined in accordance with generally accepted accounting principles), which are obligations of the Company, the Leases require the Lessees to pay rent, insurance, all costs and expenses and all utility and other charges incurred in the operation of the Hotels. The Leases also provide for rent reductions and abatements in the event of damage or destruction or a partial taking of any Hotel as described under "Damage to the Hotels" and "Condemnation of the Hotels."

           Lessee Capitalization. Each Lessee will be required to maintain liquid assets in an amount equal to the Minimum Net Worth, which must be equal to the greater of (i) a specified dollar amount ranging from $____ million to $____ million or (ii) ____% of the initial projected annual lease payments for all Hotels leased by the Company to each such Lessee. The Minimum Net Worth will be available to make payments under the Lease and to fund operational shortfalls in the event operating cash flow is inadequate. To the extent that a Lessee is required to fund operational shortfalls because operating cash flow is inadequate, the Minimum Net Worth for such Lessee will be reduced by an amount equal to such operational shortfall payment. In the event that one or more of the Hotels is terminated under the Lease (other than as a result of a default by a Lessee), the specified dollar amount portion of the Minimum Net Worth requirement will be reduced on a pro rata basis, provided that if the Lessee has leased additional hotels, such pro rata reduction shall be decreased by the pro rata amount of the Lessee's net worth requirement attributable to such additional hotels. There can be no assurance that the Minimum Net Worth will be sufficient to make all required payments under the Leases or to fund all operating shortfalls.

           Maintenance and Improvements. Each Lease obligates the Company to maintain annually a reserve for capital improvements at the Hotels (including the periodic replacement or refurbishment of FF&E).

     The aggregate amount of such reserves will average __% of Total Sales for the Hotels for the preceding twelve months (which, on a pro forma basis for the fifty-three weeks ended September 12, 1997, represented approximately $____ million or ___% of Total Sales). Any unexpended amounts will remain the property of the Company upon termination of the Leases. Otherwise, the Lessees will be required, at their expense, to maintain the Hotels in good order and repair, except for ordinary wear and tear, and to make non-structural, foreseen and unforeseen, and ordinary and extraordinary, repairs (other than capital repairs) which may be necessary and appropriate to keep the Hotels in good order and repair.

     The Lessees will not be obligated to bear the cost of any capital improvements or capital repairs to the Hotels. With the consent of the Company, however, the Lessees, at their expense, may make non-capital and capital additions, modifications or improvements to the Hotels, provided that such action does not significantly alter the character or purposes and maintains or enhances the value of the Hotels and is permitted under the Company's debt agreements. All such alterations, replacements and improvements shall be subject to all the terms and provisions of the Leases and will become the property of the Company upon termination of the Leases. The Company will own substantially all personal property (other than inventory, linens and other nondepreciable personal property) not affixed to, or deemed a part of, the real estate or improvements on the Hotels, except to the extent that ownership of such personal property would cause any portion of the rents under the Leases not to qualify as "rents from real property" for REIT income test purposes. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests."

           Insurance and Property Taxes. The Company is responsible for paying for (i) real estate and personal property taxes on the Hotels (except to the extent that personal property associated with the Hotels is owned by the Lessees), (ii) casualty insurance on the Hotels and (iii) business interruption insurance on the Hotels. The aggregate real estate and personal property tax obligations for the Hotels during the year ended January 2, 1998 were approximately $___ million. The aggregate insurance obligations for the Hotels during the year ended January 2, 1998 were approximately $___ million. The Lessees are required to pay or reimburse the Company for all liability insurance on the Hotels, with extended coverage, including comprehensive general public liability, workers' compensation and other insurance appropriate and customary for properties similar to the Hotels and naming the Company as an additional named insured.

                     Events of Default. Events of Default under each of the Leases include, among others, the following:

                     (i) the failure by the Lessee to pay Base Rent or Percentage Rent when due;

                     (ii) the failure of the Lessee to maintain required liability insurance;

                     (iii) the failure of the Lessee to maintain the Minimum Net Worth;

                     (iv) if the Lessee shall generally not be paying its debts as they become due or file a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, make an assignment for the benefit of its creditors, consent to the appointment of a custodian, receiver, trustee or other similar officer with respect to it or any substantial part of its assets, be adjudicated insolvent or take corporate action for the purpose of any of the foregoing; or if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Lessee, a custodian, receiver, trustee or other similar officer with respect to the Lessee or any substantial part of its assets, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Lessee or if any petition for any such relief shall be filed against the Lessee and such petition shall not be dismissed within 120 days;

                     (v) if the Lessee is liquidated or dissolved or commences proceedings to effect the same, or ceases to do business or sells all or substantially all of its assets;

                     (vi) the failure by the Lessee to observe or perform any other term of the Lease and the continuation of such failure for a period of 30 days after receipt by the Lessee of notice from the Company thereof, unless the Lessee is diligently proceeding to cure, in which case the cure period will be extended to _____ days; if such failure cannot be cured within the _____ day period and the Lessee continues to act, with diligence, to correct such failure within said _____ days, the Lessee will be afforded up to an additional ____ days to cure such failure;

                     (vii) if the Lessee voluntarily discontinues operations of a Hotel for more than 30 days, except as a result of material damage, destruction, condemnation or force majeure; or

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                     (viii)    any action or inaction on the part of the Lessee
which causes an event of default under any indebtedness of the Company or any Hotel Partnership.

                     Assignment and Subleasing. The Lessees will not be permitted to sublet all or any part of the Hotels or assign its interest under any of the Leases, other than to an affiliate of the Lessee that satisfies certain requirements specified in each Lease, without the prior written consent of the Company. The Company has generally agreed to consent to any sublease of a retail portion of the Hotels (provided such sublease will not cause any Rents to fail to qualify as "rents from real property" for REIT purposes). No assignment or subletting will release the Lessee from any of its obligations under the Leases.

                     Damage to the Hotels. In the event of damage to or destruction of any Hotel covered by insurance which then renders the Hotel unsuitable for its intended use and occupancy as a hotel, the Lease shall terminate as to such Hotel and the Company shall generally be entitled to retain the proceeds of insurance. In the event that damage to or destruction of a Hotel which is covered by insurance does not render the Hotel unsuitable for its intended use and occupancy as a hotel, the Company or, at the Company's option, the Lessee generally will be obligated to repair or restore the Hotel to substantially the same condition as existed immediately prior to such damage. In the event of damage to or destruction of any Hotel that is not covered by insurance, the Company may either repair, rebuild or restore the Hotel (at the Company's expense) to substantially the same condition as existed immediately prior to such damage or terminate the Lease on the terms and conditions set forth in such Lease.

                     Condemnation of the Hotels. In the event of a total condemnation of a Hotel, the relevant Lease will terminate with respect to such Hotel as of the date of taking, and the Company and the Lessee will be entitled to their respective shares of any condemnation award in accordance with the provisions of the Lease. In the event of a partial taking which does not render the Hotel unsuitable for its intended use as a hotel, then the Company or, at the Company's election, the Lessee shall restore the untaken portion of the Hotel, and the Company shall contribute to the cost of such restoration that part of the condemnation award specified for restoration.

                     Termination of Leases upon Disposition of the Hotels. In the event the Company enters into an agreement to sell or otherwise transfer a Hotel, the Company, at its option, must either (i) pay the Lessee the fair market value of the Lessee's leasehold interest in the remaining term of the relevant Lease with respect to such Hotel or (ii) lease to the Lessee a substitute hotel or hotels on terms that would create a leasehold interest in such substitute hotel or hotels with a fair market value equal to or exceeding the fair market value of the Lessee's remaining leasehold interest under the relevant Lease with respect to such Hotel that is sold or otherwise transferred. For purposes of computing the fair market value of the leasehold interest, a __% discount rate will be applied to the projected profit to be earned by the Lessee with respect to such Hotel that is sold over the balance of the term of the Lease with respect to such Hotel (taking into account any renewal options under the relevant Lease).

                     Termination of Leases upon Changes in Tax Laws. In the event that changes in federal income tax laws allow the Company, a subsidiary or an affiliate to directly operate hotels, the Company will have the right (but not the obligation) to terminate all, but not less than all, Leases with the Lessees, in which event the Company will pay the Lessees the fair value of the remaining term of the Leases (determined as set forth above in "Termination of Leases upon Disposition of Hotels").

                     Other Lease Covenants. The Lessees have agreed that during the term of the Leases, the Lessees will not engage in any business activities other than acting as Lessees under their respective Leases. Host has agreed that, for the term of the Leases, any transfer of its interest in a

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Lessee or of the Lessee's business is subject to the approval of the Company, unless the assignment is to an entity which is 100% owned by Host.

                     Covenant Not to Compete. For a period of __ years from the execution of the Leases, the Company will not acquire or develop any full service hotels and Host will not acquire or develop any limited service or extended-stay hotels. However, Host's ownership of the Westport Residence Inn and Miami Airport Marriott are exempt from such prohibition. See "Conflicts of Interest -- Host's Continued Ownership of Certain Limited Service and Extended-Stay Hotels."


The Management Agreements

           General

           The Lessees will lease the Hotels from the Participating Hotel Partnerships subject to the Management Agreements between the Hotel Partnerships and Marriott International or its subsidiaries and will succeed to all of the rights and obligations of the Participating Hotel Partnerships under the Management Agreements. Following the Consolidation, the Lessees will have all of the rights and obligations of the owners of the Hotels under the Management Agreements for the period during which the Leases are in effect (including the obligation to pay the management and other fees thereunder) and will hold the Company harmless with respect thereto. In connection with the Consolidation, Marriott International will receive a payment of $____ million to satisfy the $____ million obligation of the Hotel Partnerships with respect to deferred management fees payable to the Managers.

           Relationship with Marriott International

           Marriott International or its subsidiaries will serve as Managers for all of the Hotel Partnerships' Hotels which will be leased to the Lessees, as well as the Acquisition Hotels, pursuant to the Management Agreements. Marriott International and its subsidiaries also provide various other services to Host and its affiliates. With respect to these contractual arrangements, the potential exists for disagreement as to contract compliance. Additionally, the possible desire of CRFLT and the Company to finance, refinance or effect a sale of any of the Hotels managed by subsidiaries of Marriott International may, depending upon the structure of such transactions, result in a need to modify the Management Agreements with respect to such Hotel. Any such modification proposed by CRFLT or the Company may not be acceptable to Marriott International and the lack of consent from either Marriott International or the applicable Lessee that has assumed the Management Agreement could adversely affect the Company's ability to consummate such financing or sale. In addition, certain situations could arise where actions taken by Marriott International in its capacity as manager of competing lodging properties would not necessarily be in the best interests of the Company, CRFLT or the Lessees. Nevertheless, the Company believes that there is sufficient mutuality of interest between the Company, the Lessees and Marriott International to result in a mutually productive relationship.

           Management Services

           Under each Management Agreement, the Manager will provide complete management services to the applicable Lessees in connection with its management of such Lessee's Hotels following the Consolidation. Except where specifically noted, these relationships are identical to those that exist between the applicable Manager and the applicable Hotel Partnership currently, and that would exist between the Company and the Manager in the event the Leases expire or otherwise terminate while the Management Agreements remain in effect. The services provided by each Manager to each Lessee will include the following:

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                     Operational Services.  The Manager will have sole
responsibility and exclusive authority for all activities necessary for the day-to-day operation of the Hotels, including establishment of all room rates, the processing of reservations, procurement of inventories, supplies and services, periodic inspection and consultation visits to the Hotels by the Manager's technical and operational experts and promotion and publicity of the Hotels.

                     Executive Supervision and Management Services.  The
Manager will provide all managerial and other employees for the Hotels; review the operation and maintenance of the Hotels; prepare reports, budgets and projections; provide other administrative and accounting support services, such as planning and policy services, financial planning, divisional financial services, risk planning services, product planning and development, employee planning, corporate executive management, legislative and governmental representation and certain in-house legal services; and protect the "Marriott," "Courtyard by Marriott," "Residence Inn by Marriott" or "Fairfield Inn by Marriott" trademark, as the case may be, and other tradenames and service marks. The Manager also will provide a national reservations system for each Marriott brand.

                     Chain Services. The Management Agreements will require the Manager to furnish certain services (the "Chain Services") that are furnished generally on a central or regional basis to hotels in the Courtyard by Marriott, Residence Inn by Marriott or Fairfield Inn by Marriott systems, as the case may be. Such services will include the following: (i) the development and operation of computer systems and reservation services, (ii) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation costs of regional personnel and (iii) such additional central or regional services as may from time to time be more efficiently performed on a regional or group level. Costs and expenses incurred in providing such services are allocated among all hotels in the Courtyard by Marriott, Residence Inn by Marriott or Fairfield Inn by Marriott system, as the case may be, managed by the Manager or its affiliates and each applicable Lessee will be required to reimburse the Manager for its allocable share of such costs and expenses.

                     Working Capital and Fixed Asset Supplies. The Lessee will be required to maintain working capital for each Hotel and fund the cost of fixed asset supplies, which principally consist of linen and similar items. The applicable Lessee will also be responsible for providing funds to meet the cash needs for the operations of the Hotels if at any time the funds available from operations are insufficient to meet the financial requirements of the Hotels.

                     Use of Affiliates. The Manager employs the services of its affiliates to provide certain services under the Management Agreements. The terms of any such employment must be no less favorable to the applicable Lessee, in the reasonable judgment of the Manager, than those that would be available from the Manager.

                     FF&E Replacements. The Management Agreements will provide that once each year the Manager will prepare a list of FF&E to be acquired and certain routine repairs that are normally capitalized to be performed in the next year ("FF&E Replacements") and an estimate of the funds necessary therefor and provide such list to the Company for its approval. Under each Lease, the Company will be responsible for the costs of FF&E Replacements and for decisions with respect thereto. Therefore, the Lessee will be required to obtain the consent of the Company prior to agreeing to make any FF&E Replacements proposed by the Manager that are not contained on the annual list which was approved by the Company. If the Manager and the Company agree, the Company will acquire or otherwise provide the FF&E Replacements set forth on the approved list. If the Company and the Manager are unable to agree on the list within 60 days of its submission, the Company will be required to make only those FF&E Replacements specified on such list that are no more extensive than the system standards for FF&E Replacements that the Manager requires for Courtyard by Marriott, Residence Inn by Marriott or Fairfield Inn by Marriott hotels generally, as the case may be. For purposes of funding the FF&E Replacements required to be paid for by the

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Company, each Management Agreement and the Company's loan agreements require the
Company to deposit a designated amount into a segregated FF&E reserve account (the "FF&E Reserve Account") periodically.

                     Building Alterations, Improvements and Renewals. The Management Agreements require the Manager to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each Hotel. Such estimate will be submitted to the Company [and the Lessee] for [their] approval. Under the terms of the Leases, the Company will be responsible for the costs of such items and for decisions with respect thereto. If the Company and the Manager are unable to agree on the estimate within 60 days of its submission, the Company will be required to make only those expenditures that are no more extensive than the Manager requires for Courtyard by Marriott, Residence Inn by Marriott or Fairfield Inn by Marriott hotels generally, as the case may be.

                     Service Marks. During the term of the Management Agreements, the service marks "Courtyard by Marriott," "Residence Inn by Marriott" and "Fairfield Inn by Marriott" and other symbols, logos and service marks currently used by the Manager and its affiliates in the Courtyard by Marriott system, Residence Inn by Marriott system or Fairfield Inn by Marriott system may be used in the operation of the Hotels, as the case may be. Marriott International (or its applicable affiliates) intends to retain its legal ownership of these marks. Any right to use the service marks, logo and symbols and related trademarks will terminate with respect to a Hotel upon termination of the Management Agreement with respect to such Hotel.

                     Termination Fee. If the Management Agreement is terminated prior to its full term due to casualty, condemnation or the sale of the Hotel, the Manager will receive a termination fee as specified in the specific Management Agreement. Under the Leases, the responsibility for the payment of any such termination fee as between the Lessee and the Company will depend upon the cause for such termination. The termination of a Management Agreement with respect to a Hotel will result in the loss of any right to use the Courtyard, Residence Inn, Fairfield Inn or Marriott names, trademarks, symbols, logos or designs for the Hotel. The Management Agreements may also be terminated based upon a failure to meet certain performance criteria.

                     Events of Default. Events of default under the Management Agreements include, among others, the following: (i) the failure of either party to make payments pursuant to the Management Agreement within ten days after written notice of such nonpayment has been made, (ii) the failure of either party to perform, keep or fulfill any of the covenants, undertakings, obligations or conditions set forth in the Management Agreement and the continuance of such default for a period of 30 days after notice of said failure or, if such default is not susceptible of being cured within 30 days, the failure to commence said cure within 30 days and thereafter to complete said cure within a commercially reasonable time, (iii) a receiver or liquidator by order of a court of competent jurisdiction with respect to the property of either party is appointed and not dismissed within 60 days of such appointment,
(iv) if either party is liquidated or dissolved or if either party files a voluntary bankruptcy petition seeking liquidation or dissolution under the Bankruptcy Code or similar state or federal law or (v) if any creditor of either party files a petition to liquidate or dissolve either party pursuant to the Bankruptcy Code or similar state or federal law and such petition is not discharged or denied within 60 days of its filing.

           As described above, all fees payable under the Management Agreements will become obligations of the Lessees, to be paid by the Lessees, as modified prior to the consummation of the Consolidation, for so long as the Leases remain in effect. The obligation to pay these fees, however, could adversely affect the ability of one or more Lessees to pay Base Rent or Percentage Rent payable under the Leases, even though such amounts otherwise are due and owing to the Company.

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

           The following summaries of the compensation and reimbursement terms and other various conditions of the existing Management Agreements for each Hotel Partnership do not purport to be complete and are qualified in their entirety by reference to the Management Agreements. Capitalized terms not otherwise defined below have the meanings ascribed to such terms in the applicable Management Agreements, copies of which have been filed as exhibits to the Registration Statement of which this Consent Solicitation is a part.

           CBM1 Management Agreement. The initial term of the CBM1 Management
           -------------------------
Agreement expires December 29, 2017. The Manager can extend the CBM1 Management Agreement for up to four successive periods of ten years each. Under the CBM1 Management Agreement, the Manager is entitled to receive the following compensation for its services:

                     Base Management Fee. The Manager is paid an annual Base Management Fee equal to 3% of all income derived from the operation of the Hotels except retail sales, use and excise taxes, gratuities, extraordinary revenues or interest earned on bank accounts ("Gross Revenues"). For the fiscal years 1996, 1995 and 1994, CBM1 paid $5,449,000, $5,124,000 and $4,855,000, respectively, in Base Management Fees.

                     Courtyard Management Fee. The Manager earns an annual "Courtyard Management Fee" equal to 3% of Gross Revenues in each fiscal year for providing divisional executive management, divisional financial services, product planning and development, employee planning, protection of the Courtyard by Marriott tradename and trademark, food service product development and the services of the Manager's technical and operational experts making periodic inspection and consultation visits to the Hotels. The Manager has agreed to subordinate a portion of the Courtyard Management Fee equal to 1% of Gross Revenues to debt service on the CBM1 mortgage loan (the "Subordinated Courtyard Management Fee"). For fiscal years 1996, 1995 and 1994, CBM1 paid $5,449,000, $5,124,000 and $4,855,000, respectively, in Courtyard Management Fees.

                     Incentive Management Fee. The Manager earns an "Incentive Management Fee" equal to 15% of Operating Profit attributable to the Hotels on a combined basis. Operating Profit equals Gross Revenues minus operating costs and expenses, including the Base Management Fee, the Courtyard Management Fee and ground rent payments (but not other rental payments owed by the Lessee to the Company). Deferred and current year Incentive Management Fees are payable from 50% of available cash after payment of (i) debt service, (ii) deferred Courtyard Management Fees, if any, (iii) deferred ground rent payments to Marriott International and (iv) a priority return to the owner, which will be the Lessee following the Consolidation, of approximately $9.1 million plus 10% of various capital expenditures by the owner and certain additional working capital advances. Deferred management fees are not payable to the Manager from sale or refinancing proceeds and future unpaid incentive management fees will not accrue interest. For fiscal years 1996, 1995 and 1994, CBM1 accrued $9,365,000, $8,615,000 and $7,616,000, respectively, in Incentive Management Fees. Deferred Incentive Management Fees were $25,596,000 and $16,231,000 as of January 3, 1997 and December 29, 1995, respectively.

                     Chain Services. For fiscal years 1996, 1995 and 1994, CBM1 reimbursed the Manager $6,540,000, $6,412,000 and $6,265,000, respectively, for Chain Services. Chain Services fees cannot exceed 5% of Gross Revenues for any year. Following the Consolidation, the Lessees will be obligated to reimburse the Manager for Chain Services.

                     FF&E Reserve Account. An amount equal to 5% of Gross Revenues are contributed by the Hotel Partnership to the Manager to ensure that the physical condition and product quality of the Hotels are maintained. Beginning in 1999, contributions to the FF&E Reserve Account can be increased to 6% of Gross Revenues if certain operating profit levels are obtained. See "-- FF&E Replacements" and "-- Building Alterations,

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Improvements and Renewals" above. For fiscal years 1996, 1995 and 1994, CBM1 contributed $9,082,000, $8,540,000 and $8,092,000, respectively to the FF&E Reserve Account.

                     Sale of Hotels. No more than 15 Hotels may be sold prior to December 31, 2001 free and clear of the CBM1 Management Agreement. After such time, any Hotels may be sold free and clear of the Management Agreement. Upon the sale of a Hotel, the Manager is entitled to a termination fee and if a Hotel is sold subject to the CBM1 Management Agreement, the Manager has the right to terminate the CBM1 Management Agreement if, in its sole discretion, the Manager reasonably believes: (i) the proposed purchaser is a competitor of the Manager or any affiliate of the Manager, (ii) the business character and reputation of the proposed purchaser have not been firmly established or (iii) the financial condition and prospects of the proposed purchaser may not be adequate to discharge the obligations of the owner pursuant to the CBM1 Management Agreement.

                     Termination for Failure to Meet Performance Criteria.
The CBM1 Management Agreement is subject to termination if the average Operating Profit during any three consecutive fiscal years fails to exceed approximately $40.2 million plus 8% of the sum of the capital expenditures. The Manager will have the right to avoid termination by paying the Lessee the amount of the deficiency within 30 days of the notice to terminate. Following the Consolidation, the Lessee and the Company will, individually or collectively, have the right to provide the notice of termination to the Manager.

                     Termination Fee. The termination fee equals the net present value of the reasonably anticipated Incentive Management Fees which would be earned by the Manager over the lesser of the next 40 years or the remaining term of the CBM1 Management Agreement. Such fee will be the obligation of the Lessee under the Lease so long as the Lease remains in effect.

           CBM2 Management Agreement. The initial terms of the CBM2 Management
           -------------------------
Agreements expire February 28, 2013. The Manager may renew the CBM2 Management Agreements, as to one or more of the Hotels, at its option, for up to three successive terms of ten years each and one final term of five years. Under the CBM2 Management Agreements, the Manager is entitled to receive the following compensation:

                     Base Management Fee. The Manager receives a Base Management Fee of 3.5% of Gross Revenues. For fiscal years 1996, 1995 and 1994, CBM2 paid $9,230,000, $8,604,000 and $8,123,000, respectively, in Base
Management Fees.

                     Courtyard Management Fee. The Manager receives a Courtyard Management Fee of 2.5% of Gross Revenues. For fiscal years 1996, 1995 and 1994, CBM2 paid $6,592,000, $6,145,000 and $5,802,000, respectively, in
Courtyard Management Fees.

                     Incentive Management Fee. The Manager is entitled to an Incentive Management Fee of 15% of Operating Profit. The Incentive Management Fee is payable only out of available cash flow after payment of debt service and other obligations and after a priority return of up to approximately $15.5 million to the owner under the CBM2 Management Agreements which will be the Lessee following the Consolidation. Any portion of Incentive Management Fees not paid will accrue without interest. For fiscal years 1996, 1995 and 1994, CBM2 paid the Manager $11,407,000, $10,480,000 and $3,839,000, respectively, in
Incentive Management Fees. CBM2 accrued Incentive Management Fees of $633,000 and $5,564,000 in fiscal years 1996 and 1994, respectively. Deferred Incentive Management Fees were $6,197,000 and $5,564,000 as of January 3, 1997 and December 29, 1995, respectively.

                     Chain Services. Following the Consolidation, the Lessees will be obligated to reimburse the Manager for Chain Services. For fiscal years 1996, 1995 and 1994, CBM2 paid $9,474,000, $9,224,000 and
$8,981,000, respectively, for Chain Services reimbursements.

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                     FF&E Reserve Account.  Contributions of 5% of Gross
Revenues are required under the CBM2 Management Agreement until the year 2000; thereafter contributions of 6% of Gross Revenues may be required. See "-- FF&E Replacements" and "-- Building Alterations, Improvements and Renewals" above. For fiscal years 1996, 1995 and 1994, CBM2 contributed $13,185,000, $14,749,000 and $13,925,000, respectively, to the FF&E Reserve Account.

                     Sale of Hotels. No more than 20 Hotels may be sold prior to December 31, 2007 free and clear of the CBM2 Management Agreement. After such time, any Hotels may be sold free and clear of the Management Agreement. Upon the sale of a Hotel, the Manager is entitled to a termination fee and if the Hotel is sold subject to the CBM2 Management Agreement, the Manager has the right to terminate the CBM2 Management Agreement if, in its sole discretion, the Manager reasonably believes: (i) the proposed purchaser is a competitor of the Manager or any affiliate of the Manager, (ii) the business character and reputation of the proposed purchaser have not been firmly established or (iii) the financial condition and prospects of the proposed purchaser may not be adequate to discharge the obligations of the owner pursuant to the CBM2 Management Agreement.

                     Termination for Failure to Meet Performance Criteria.
The CBM2 Management Agreement is subject to termination if the average Operating Profit during any three consecutive fiscal years fails to exceed 8% of the sum of the aggregate original costs of approximately $644.5 million for the Hotels subject to the CBM2 Management Agreement. The Manager will have the right to avoid termination by paying the Lessee the amount of the deficiency within 30 days of the notice to terminate. Following the Consolidation, the Lessee and the Company will, individually or collectively, have the right to provide the notice of termination to the Manager.

                     Termination Fee. The termination fee equals the net present value of the reasonably anticipated Incentive Management Fees which would be earned by the Manager over the lesser of the next 20 years or the remaining term of the CBM2 Management Agreement. Such fee will be the obligation of the Lessee under the Lease so long as the Lease remains in effect.

           RIBM1 Management Agreement. The initial term of the RIBM1 Management
           --------------------------
Agreement expires on December 28, 2007. The Manager may renew the RIBM1 Management Agreement for up to five successive terms of ten years each. Under the RIBM1 Management Agreement, the Manager is entitled to receive the following compensation:

                     Base Management Fee. The Manager receives a Base Management Fee of 2% of Gross Revenues. For fiscal years 1996, 1995 and 1994, RIBM1 paid $1,216,000, $1,135,000 and $1,069,000, respectively, in Base
Management Fees. RIBM1 also paid deferred Base Management Fees of $515,000 and $491,000 in fiscal years 1996 and 1995, respectively.

                     Residence Inn System Fee.  The Manager receives a
Residence Inn System Fee of 4% of that portion of Gross Revenues attributable to the rental of guest suites ("Suite Revenues") for providing system financial planning and policy services, product planning and development, human resources management and planning for the system, protection of the "Residence Inn" and related tradenames, trademarks, logos and service marks and development and implementation of the Manager's technical and operational programs designed for periodic inspection and consultation visits to the Hotels. For fiscal years 1996, 1995 and 1994, RIBM1 paid $2,321,000, $2,158,000 and $2,032,000, respectively, in Residence Inn System Fees.

                     Incentive Management Fee. The Manager is entitled to an Incentive Management Fee of 15% of annual Operating Profit on a combined basis increasing to 20% in any year Operating Profit is equal to or greater than $23.5 million. The Incentive Management Fee is payable out of cash flow from operations remaining after payments of qualifying debt service, the Base

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Management Fee, any Contingent Base Management Fees and retention by RIBM1 (or following the Consolidation, the Lessee) of approximately $6.6 million, subject to reduction by the distribution of capital proceeds. For fiscal years 1996, 1995 and 1994, RIBM1 accrued $3,366,000, $3,130,000 and $2,838,000, respectively, in Incentive Management Fees. Deferred Incentive Management Fees were $19,326,000 and $15,960,000 as of January 3, 1997 and December 29, 1995,
respectively.

                     Chain Services.  Following the Consolidation, the
Lessees will be obligated to reimburse the Manager for Chain Services for so long as the Lease remains in effect. For fiscal years 1996, 1995 and 1994, RIBM1 paid $1,031,000, $988,000 and $982,000, respectively, for Chain Services reimbursements.

                     Marketing Fund. The Manager maintains a marketing fund for costs associated with developing, producing and administering advertising, marketing, promotional and public relations materials and programs and operating the reservation center used by hotels in the Residence Inn by Marriott system (the "Marketing Fund"). The Marketing Fund is administered by the Manager but the Manager has no ownership interest in the Marketing Fund. RIBM1 is required to contribute 2.5% of each Hotel's Suite Revenues. RIBM1 contributed $1,450,000, $1,349,000 and $1,270,000 to the Marketing Fund for fiscal years 1996, 1995 and 1994, respectively.

                     FF&E Reserve Account. Contributions to the FF&E Reserve Account equal 5% of Gross Revenues. RIBM1 contributed $3,041,000, $2,836,000 and $2,672,000 to the FF&E Reserve Account for fiscal years 1996, 1995 and 1994, respectively. See "-- FF&E Replacements" and -- Building Alterations, Improvements and Renewals" above.

                     Sale of the Hotels. The RIBM1 Management Agreement provides for the sale or lease of one or more of the Hotels without the consent of the Manager provided the sale does not result in more than four separate owners of the Hotels. If the sale would result in more than four owners of the Hotels, the sale is subject to the consent of the Manager. The Manager has a right of first refusal to purchase or lease any Hotel subject to approval. If the Manager decides not to purchase the Hotel, it must enter into a management agreement with the proposed purchaser on substantially the same terms unless, in its sole discretion, the Manager reasonably believes: (i) the proposed purchaser is a competitor in the lodging business of the Manager or any affiliate of the Manager, (ii) the business character and reputation of the proposed purchaser have not been firmly established or (iii) the financial condition and prospects of the proposed purchaser may not be adequate to discharge the obligations of the owner pursuant to the RIBM1 Management Agreement. Upon the sale of any Hotel, the net sales proceeds after payment of mortgage or other indebtedness, transaction costs and a priority return will be applied to unpaid current Incentive Management Fees and unpaid accrued Incentive Management Fees.

                     Termination for Failure to Meet Certain Performance Criteria. The RIBM1 Management Agreement is subject to termination if the sum of the Operating Profit during any three consecutive fiscal years does not equal or exceed 8% of the sum total of the total original cost ($____) and any additional hotel investments. The Manager will have the right to avoid termination by paying the Lessee the amount of the deficiency within 60 days of the notice to terminate. Following the Consolidation, the Lessee and the Company will, individually or collectively, have the right to provide the notice of termination to the Manager.

           RIBM2 Management Agreement. The initial terms of the RIBM2 Management
           --------------------------
Agreements expire on December 28, 2012. The Manager may renew the RIBM2 Management Agreements for one term of five years followed by up to four successive terms of ten years each. Under the RIBM2 Management Agreements, the Manager is entitled to receive the following compensation for its services:

                     Base Management Fee. The Manager is entitled to a Base Management Fee of 2% of Gross Revenues. For fiscal years 1996, 1995 and 1994, RIBM2 paid Base Management Fees of $1,393,000, $1,337,000 and $1,261,000,
respectively. In fiscal years 1996 and 1995, RIBM2 also paid deferred Base Management Fees of $743,000 and $2,296,000 respectively.

                     Residence Inn System Fee. The Manager is entitled to a Residence Inn System Fee of 4% of Suite Revenues. For fiscal years 1996, 1995 and 1994, RIBM2 paid the Manager a Residence Inn System Fee of $2,639,000, $2,535,000 and $2,384,000, respectively.

                     Incentive Management Fee. The Manager is entitled to an Incentive Management Fee equal to 15% of annual Operating Profit on a combined basis which increases to 23.5% when Operating Profit is equal to or greater than $24.8 million. The Incentive Management Fee is payable out of available cash flow from operations remaining after payments of qualifying debt service, a provision for Hotel Partnership administrative expenses, the Base Management Fee, any Contingent Base Management Fees and after a priority return of approximately $7.0 million to the owner under the Management Agreement, which will be the Lessee following the Consolidation. Incentive Management Fees of $1,190,000 were paid in fiscal year 1996. For fiscal years 1996, 1995 and 1994, RIBM2 accrued $2,352,000, $3,502,000 and $3,133,000, respectively, in Incentive Management Fees. Deferred Incentive Management Fees were $14,610,000 and $12,258,000 as of January 3, 1997 and December 29, 1995, respectively.

                     Chain Services. Following the Consolidation, the Lessees will be obligated to reimburse the Manager for Chain Services. For fiscal years 1996, 1995 and 1994, RIBM2 reimbursed the Manager $1,558,000, $1,498,000 and
$1,486,000 for Chain Services, respectively.

                     Marketing Fund. RIBM2 is required to contribute 2.5% of Suite Revenues to the Marketing Fund. Following the Consolidation, such contribution will be the obligation of the Lessee so long as the Lease remains in effect. The Marketing Fund is administered by the Manager but the Manager has no ownership interest in such Marketing Fund. For fiscal years 1996, 1995 and 1994, RIBM2 contributed $1,649,000, $1,584,000 and $1,490,000 to the Marketing
Fund, respectively.

                     FF&E Reserve Account. RIBM2 is required to contribute 5% of Gross Revenues to the FF&E Reserve Account through 2000; thereafter such contributions of 6% of Gross Revenues may be required. See " -- FF&E Replacements" and " -- Building Alterations, Improvements and Renewals" above. Total contributions to the FF&E Reserve Account for fiscal years 1996, 1995 and 1994 were $3,482,000, $3,343,000 and $3,152,000, respectively.

                     Sale of the Hotels. The RIBM2 Management Agreement provides for the sale or lease of one or more of the Hotels without the consent of the Manager provided the sale does not result in more than five separate owners of the Hotels and provided prompt written notice is given to the Manager. If the sale would result in more than five owners of the Hotels, the sale is subject to the consent of the Manager. The Manager has a right of first refusal within 30 days of the receipt of written notice of an offer to purchase. If the Manager exercises its right to purchase the Hotel, the Manager must purchase such Hotel on the same terms and conditions contained in the written notice. If the Manager decides not to purchase the Hotel, it must enter into a management agreement with the proposed purchaser on substantially the same terms unless, in its sole discretion, the Manager reasonably believes: (i) the proposed purchaser is a competitor in the lodging business of the Manager or any affiliate of the Manager, (ii) the business character and reputation of the proposed purchaser have not been firmly established or (iii) the financial condition and prospects of the proposed purchaser may not be adequate to discharge the obligations of the owner pursuant to the RIBM2 Management Agreement. Upon the sale of any hotel, the net sales proceeds after payment of mortgage or other indebtedness, transaction costs and a priority return will be applied to unpaid current Incentive Management Fees and unpaid accrued Incentive Management Fees.

                     Termination for Failure to Meet Certain Performance Criteria. The RIBM2 Management Agreement is subject to termination if the sum of the Operating Profit during any three consecutive fiscal years does not equal or exceed 8% of the sum total of the total original cost of approximately $186.9 million for the Hotels and any additional hotel investments. The Manager will have the right to avoid termination by paying the Lessee the amount of the deficiency within 60 days of the notice to terminate. Following the Consolidation, the Lessee and the Company will, individually or collectively, have the right to provide the notice of termination to the Manager.

                     Res USA Management Agreement.  The initial term of the
                     ----------------------------
Res USA Management Agreement expires on December 30, 2011. The Manager can renew the Res USA Management Agreement for up to five successive terms of ten years each. Under the Res USA Management Agreement, the Manager is entitled to receive the following compensation for its services:

                     Base Management Fee. The Manager is paid a Base Management Fee equal to 2% of Gross Revenues. For fiscal years 1996, and 1995, Res USA paid $774,000, and $731,000, respectively, in Base Management Fees.

                     Residence Inn System Fee. The Manager is entitled to a Residence Inn System Fee of 4% of Suite Revenues. For fiscal years 1996, 1995 and 1994, Res USA paid Residence Inn System Fees of $1,473,000, $1,383,000 and $1,300,000, respectively.

                     Incentive Management Fee. Under the Res USA Management Agreement, the Manager is entitled to Incentive Management Fees equal to 20% of the excess of annual Operating Profit on a combined basis over $9.5 million. The Incentive Management Fee is payable only out of available cash flow from operations after debt service payments and other obligations and a priority return of approximately $7.0 million to the owner under the Res USA Management Agreement, which will be the Lessee following the Consolidation. Through fiscal year 1996, Incentive Management Fees not paid currently were waived by the Manager. Beginning in fiscal year 1997, any portion of fees not paid will accrue without interest. For fiscal years 1996 and 1995, Res USA paid Incentive Management Fees of $468,000 and $98,000, respectively.

                     Chain Services. Following the Consolidation, the Lessees will be obligated to reimburse the Manager for Chain Services. For fiscal years 1996, 1995 and 1994, Res USA reimbursed the Manager for $748,000, $719,000 and $713,000, respectively, of Chain Services.

                     Marketing Fund.  Res USA is required to contribute
2.5% of Suite Revenues to the Marketing Fund. For fiscal years 1996, 1995 and 1994, Res USA contributed $920,000, $864,000 and $813,000, respectively, to the Marketing Fund. The Marketing Fund is administered by the Manager but the Manager has no ownership interest in such Marketing Fund. Following the Consolidation, such contribution will be the obligation of the Lessee so long as the Lease remains in effect.

                     FF&E Reserve Account. Res USA is required to contribute 5% of Suite Revenues to the FF&E Reserve Account. See -- FF&E Replacements" and "-- Building Alterations, Improvements and Renewals" above. For fiscal years 1996, 1995 and 1994, Res USA contributed $1,936,000, $1,827,000 and $1,722,000, respectively, to the FF&E Reserve Account.

                     Sale of the Hotels. The Res USA Management Agreement provides for the sale or lease of one or more of the Hotels without the consent of the Manager provided prompt written notice is given to the Manager. The Manager has a right of first refusal with respect to an offer to purchase a Hotel. If the Manager exercises its right to purchase the Hotel, the Manager must purchase such Hotel on the same terms and conditions contained in the written notice. If the Manager decides not to purchase the Hotel, it must enter into a management agreement with the proposed purchaser on substantially the same terms unless, in its sole discretion, the Manager reasonably believes: (i) the proposed purchaser is a competitor in the lodging business of the Manager or any affiliate of the Manager (unless the proposed purchaser is a financial institution that is solely a passive owner of competitive properties in the lodging business), (ii) the proposed purchaser is known as being of bad moral character or is in control of or controlled by persons known as being of bad moral character or (iii) the financial condition and prospects of the proposed purchaser may not be adequate to discharge the obligations of the owner pursuant to the Res USA Management Agreement.

                     Termination for Failure to Meet Certain Performance Criteria. The Management Agreement is subject to termination if the sum of the Operating Profit during any two consecutive fiscal years does not equal or exceed the sum total of $9.5 million for each of the two years plus 8% of the weighted average outstanding balance of any additional hotel investments for each of two years. The Manager will have the right to avoid termination by paying the Lessee the amount of the deficiency within 60 days of the notice to terminate. Following the Consolidation, the Lessee and the Company will, individually or collectively, have the right to provide the notice of termination to the Manager.

                     FIBM Management Agreement.  The initial term of the FIBM
                     -------------------------
Management Agreement expires on December 31, 2019. The Manager can extend the FIBM Management Agreement for up to four successive terms of ten years each and one final period of five years. Under the FIBM Management Agreement, the Manager is entitled to receive the following compensation for its services:

                     Base Management Fee. The Manager is entitled to a Base Management Fee of 2% of Gross Revenues. For fiscal years 1996, 1995 and 1994, FIBM paid $1,949,000, $1,834,000 and $851,000 respectively, in Base Management Fees.

                     Fairfield Inn System Fee. The Manager is entitled to a Fairfield Inn System Fee of 3% of Gross Revenues for providing system financial planning and policy services, product planning and development, human resources management and planning for the system, protection of the "Fairfield Inn" and related tradenames, trademarks, logos and service marks and development and implementation of the Manager's technical and operational programs designed for periodic inspection and consultation visits to the Hotels. For fiscal years 1996, 1995 and 1994, FIBM paid $2,923,000, $2,751,000 and $2,555,000, respectively, in Fairfield Inn System Fees.

                     Incentive Management Fee. The Manager is entitled to Incentive Management Fees equal to 15% of annual Operating Profit on a combined basis increasing to 20% in any year in which Operating Profit equals or exceeds $33.9 million. The Incentive Management Fee is payable out of cash flow from operations remaining after payment of ground rent, debt service, partnership administrative expenses and a priority return of approximately $8.4 million plus 10% of additional investments from time to time to the owner under the Management Agreement, which will be the Lessee following the Consolidation. Any portion of Incentive Management Fees not paid will accrue without interest. For fiscal years 1996, 1995 and 1994, FIBM accrued $2,470,000, $2,857,000 and
$3,429,000, respectively, in Incentive Management Fees. At January 3, 1997 and December 29, 1995, deferred Incentive Management Fees were $12,786,000 and $10,316,000, respectively. For fiscal years 1996, 1995 and 1994, FIBM paid $2,428,000, $1,809,000 and $875,000, respectively, in Incentive Management Fees.

                     Chain Services. Following the Consolidation, the Lessees will be obligated to reimburse the Manager for Chain Services. FIBM paid $1,267,000, $1,192,000 and $1,004,000 for Chain Services for fiscal years 1996,
1995 and 1994, respectively.

                     Marketing Fund. FIBM is required to contribute 2.5% of Gross Revenues to the Marketing Fund. For fiscal years 1996, 1995 and 1994, FIBM contributed $2,436,000, $2,292,000 and $2,129,000, respectively, to the
Marketing Fund. The Marketing Fund is administered by the Manager but the Manager has no ownership interest in such Marketing Fund. Following the Consolidation, such contribution will be the obligation of the Lessee so long as the Lease remains in effect.

                     FF&E Reserve Account. For fiscal years 1996, 1995 and 1994, FIBM contributed $5,846,000, $5,502,000 and $5,109,000, respectively, to the FF&E Reserve Account. Such contributions are equal to 6% of Gross Revenues through 1996, increasing to 7% in 1997.

                     Sale of the Hotels. The FIBM Management Agreement provides for the sale or lease of one or more of the Hotels without the consent of the Manager provided prompt written notice is given to the Manager. The Manager has a right of first refusal with respect to an offer to purchase a Hotel. If the Manager exercises its right to purchase the Hotel, the Manager must purchase such Hotel on the same terms and conditions contained in the written notice. If the Manager decides not to purchase the Hotel, it must enter into a management agreement with the proposed purchaser on substantially the same terms unless, in its sole discretion, the Manager reasonably believes: (i) the proposed purchaser is a competitor in the lodging business of the Manager or any affiliate of the Manager (unless the proposed purchaser is a financial institution that is solely a passive owner of competitive properties in the lodging business), (ii) the proposed purchaser is known in the community as being of bad moral character or (iii) the financial condition and prospects of the proposed purchaser may not be adequate to discharge the obligations of the owner pursuant to the FIBM Management Agreement. Upon the sale of any Hotel, the net sales proceeds after payment of mortgage or other indebtedness, ground lease obligations and a priority return will be applied to unpaid current Incentive Management Fees and unpaid accrued Incentive Management Fees. Any fees not paid are assumed by the purchaser.

                     Termination for Failure to Meet Certain Performance Criteria. The FIBM Management Agreement is subject to termination if the sum of the operating profit during any three consecutive fiscal years does not equal or exceed 8% of the sum of the total of the same three years of the total original cost of the Hotels of approximately $239.1 million plus the weighted average outstanding balance of any additional investments to the Hotels multiplied by three years. The Manager will have the right to avoid termination by paying the Lessee the amount of the deficiency within 60 days of the notice to terminate. Following the Consolidation, the Lessee and the Company will, individually or collectively, have the right to provide the notice of termination to the Manager.

           Chicago Courtyard Hotel Management Agreement. The initial term of the
           --------------------------------------------
Chicago Courtyard Hotel Management Agreement expires December 27, 2013. The Manager can extend the Chicago Courtyard Management Agreement for up to three successive periods of ten years each. Under the Chicago Courtyard Hotel Management Agreement, the Manager is entitled to receive the following compensation for its services:

              Base Management Fee. The Manager is paid an annual Base Management Fee equal to 2% of Gross Revenues.

              Courtyard Management Fee. The Manager receives a Courtyard Management Fee of 3% of Gross Revenues.

              Incentive Management Fee. The Manager is entitled to an Incentive Management Fee of 50% of the available cash flow in each fiscal year. However, at no time may the cumulative Incentive Management Fee received by the Manager exceed 20% of the cumulative Operating Profit and in no event may such cumulative limitation require the Manager to refund to the Lessee any Incentive Management Fees which were paid in a previous fiscal year and were within such limitation as of the time when they were paid. As defined in the Chicago Courtyard Hotel Management Agreement, "available cash flow" means an amount equal to the excess, if any, of the Operating Profit over the sum of (i) a priority return to the owner, (ii) the Base Management Fee and (iii) any deferred Contingent Base Management Fees paid to the Manager in such fiscal year.

              Chain Services. Following the Consolidation, the Lessee will be obligated to reimburse the Manger for Chain Services.

              FF&E Reserve Account. Contributions of 5% of Gross Revenues to the FF&E Reserve Account are required under the Chicago Courtyard Hotel Management Agreement. See "--FF&E Replacements" and "--Building Alterations, Improvements and Renewals" above.

              Sale of the Hotel. The Chicago Courtyard Hotel Management Agreement permits the sale or the lease of the Hotel without the consent of the Manager. The Manager must enter into a management agreement with the proposed purchaser unless such proposed purchaser is an individual or entity which: (i) has insufficient financial resources and liquidity to fulfill the Lessee's obligations under the Management Agreement; (ii) is in control of or controlled by persons who have been convicted of felonies involving moral turpitude in any state or federal court; or (iii) is engaged in the business of operating (as distinguished from owning) a branded hotel chain having 1,500 or more guest rooms in competition with the Manger. An individual or entity will not be deemed to be in the business of operating hotels in competition with the Manager solely by virtue of (x) the ownership of such hotels, either directly or through subsidiaries, affiliates and partnerships, or (y) holding a mortgage or mortgages secured by one or more hotels.

               Termination for Failure to Meet Certain Performance Criteria. The Chicago Courtyard Hotel Management Agreement is subject to termination if, (i) with respect to any two consecutive fiscal years, Operating Profit, less the amount of the ground lease rental, if applicable, for each of two consecutive fiscal years is less than approximately $2.1 million plus 8% of various capital expenditures by the owner, and (ii) the percentage derived by dividing the average REVPAR for the Hotel by the REVPAR of the Hotel's competitors is less than 95%. The Manager will have the right to avoid termination by paying the Lessee 105% of the amount of deficiency within 60 days of the notice to terminate. Following the Consolidation, the Lessee and the Company will, individually or collectively, have the right to provide the notice of termination to the Manager.

           Pentagon City Residence Inn Management Agreement. The initial term of
           ------------------------------------------------
the Pentagon City Residence Inn Management Agreement expires March 31, 2016. The Manager can extend the Pentagon City Residence Inn Management Agreement for up to two successive periods of eight years each. Under the Pentagon City Residence Inn Management Agreement, the Manager is entitled to receive the following compensation for its services:

              Base Management Fee. The Manager is paid an annual Base Management Fee equal to 2% of Gross Revenues.

              Residence Inn System Fee. The Manager receives a Residence Inn System Fee of 4% of Suite Revenues through June 1998. Thereafter, the Manager receives a Residence Inn System Fee of 5% of Suite Revenues.

              Incentive Management Fee. The Manager is entitled to an Incentive Management Fee of (i) 30% of the available cash flow until 12% of total Inn investment is returned to the owner, which will be the Lessee following the Consolidation, (ii) then 35% of available cash flow until the owner, which will be the Lessee following the Consolidation, recovers 13% of its total investment and (iii) then 40% of available cash flow, which will be the Lessee following the Consolidation, thereafter. In the Pentagon City Residence Inn Management Agreement "available cash flow" means an amount equal to excess Operating Profit in each fiscal year over 10.5% of owner investment.

              Chain Services. Following the Consolidation, the Lessee will be obligated to reimburse the Manager for Chain Services.

              Marketing Fund. Pentagon City Residence Inn is required to contribute 2.5% of Suite Revenues to the Marketing Fund. Following the Consolidation, such contribution will be the obligation of the Lessee. The Marketing Fund is administered by the Manager but the Manager has no ownership interest in such Marketing Fund.

              FF&E Reserve Account. Pentagon City Residence Inn is required to contribute 3% of Gross Revenues to the FF&E Reserve Account through June 1998. Thereafter, a contribution of 5% of Gross Revenues to the FF&E Reserve Account is required. See "--FF&E Replacements" and "-- Building Alterations, Improvements and Renewals" above.

              Sale of the Inn. The Pentagon City Residence Inn Management Agreement provides for the sale or the lease of the Inn without the consent of the Manager. The Manager must enter into a management agreement with the proposed purchaser unless such proposed purchaser is an individual or entity which: (i) has insufficient financial resources and liquidity to fulfill the Lessee's obligations under the Management Agreement; (ii) is in control of or controlled by persons who have been convicted of felonies involving moral turpitude in any state or federal court; or (iii) is engaged in the business of operating (as distinguished from owning) a branded hotel chain having five thousand or more guest rooms in competition with the Manager. An individual or entity will not be deemed to be in the business of operating hotels in competition with the Manager solely by virtue of (x) the ownership of such hotels, either directly or through subsidiaries, affiliates and partnerships, or
(y) holding a mortgage or mortgages secured by one or more hotels.

              Termination for Failure to Meet Certain Performance Criteria. The Pentagon City Residence Inn Management Agreement is subject to termination if, with respect to any two consecutive fiscal years (not including any fiscal year prior to fiscal year 1999), Operating Profit for each of the two fiscal years is less than 8% of various capital expenditures by the owner which will be the Lessee following the Consolidation. The Manager will have the right to avoid termination by paying the Lessee the amount of the deficiency within 60 days of the notice to terminate. Following the Consolidation, the Lessee and the Company will, individually or collectively, have the right to provide the notice of termination to the Manager.

Noncompetition Agreements

           In connection with the Consolidation, the Company will agree with Host that the Company will not acquire or develop any full service hotels for a period of ____ years from the Closing Date of the Consolidation and Host will not acquire or develop any limited service or extended-stay hotels for a period of _____ years from the Closing Date of the Consolidation. Following the Consolidation, Host will continue to own direct and indirect interests in two hotels which operate under the Courtyard by Marriott, Residence Inn by Marriott and Fairfield Inn by Marriott brand names. See "Conflicts of Interest -- Host's Continued Ownership of Certain Limited Service and Extended-Stay Hotels."

Indebtedness

           At September 12, 1997, the Hotel Partnerships had the following debt outstanding (in thousands):


                                                     Third Party Debt                                        Related Party Payable
                     ----------------------------------------------------------------------------------     ------------------------
                                         Annual Debt
                        Principal          Service                                       Balance due
                         Balance         Payment(1)     Maturity Date  Interest Rate     at Maturity        Balance          Payment
                         -------       -------------    -------------  -------------     -----------        -------          -------
CBM1

   First Mortgage    $      322,158    $    32,294        April 2012      7.865%        $     134,956

   General Partner
      Advance                                                                                               $13,406          $    0

CBM2

   Senior Notes             127,400         13,696     February 1, 2008  10.75%               127,400

   First Mortgage           390,099         43,544     January 28, 2008   8.5% (2)            186,050

RIBM1

   Senior Mortgage           93,341         10,490    September 30, 2002  8.60%                74,922

   Second Mortgage           28,019          4,807    September 30, 2002 15.25%                24,008

RIBM2                       139,455         13,926      March 10, 2006    8.85%               121,562

Res USA                      55,662          6,152    December 31, 1998   9.66%                54,756

FIBM                        163,250         17,099     January 11, 2017   8.40%                     0
                     --------------    -----------                                      -------------   --------------        -----
                     $    1,319,384    $   142,008                                      $     723,654   $       13,406        $   0
                     ==============    ===========                                      =============   ==============        =====

------------------
/(1)/ Includes interest and principal amortization where applicable.
/(2)/ Weighted average rate for September 1997. The rate increases as the First
      Mortgage is repaid.

           At September 12, 1997, outstanding third party debt of CBM1 consisted of a $322.2 million mortgage loan secured by first mortgages on its 50 Courtyard Hotels, related personal property and the land on which they are located or an assignment of the interest under the land leases. The mortgage debt is non-recourse and requires monthly payments of interest at a fixed rate of 7.865% and principal based on a 20-year amortization schedule. The loan has a scheduled maturity in April of 2012; however, the loan maturity can by extended for an additional five years. During the extended loan term, the loan will bear interest at an adjusted rate, as defined, and all cash flow from operations will be applied to amortize the principal balance of the loan.

           At September 12, 1997, CBM1 had an outstanding related party payable of $13.4 million to a subsidiary of Host resulting from debt service guarantee advances made by the CBM1 Hotel Partnership GP to CBM1. The advances bear interest at the prime rate. Principal and accrued interest are payable at maturity, on April 11, 2023 (or earlier in certain events). Payment of this indebtedness is subordinated to payment of CBM1's mortgage loan.

           At September 12, 1997, the outstanding consolidated debt of CBM2 consisted of $127.4 million of senior notes (the "CBM2 Senior Notes") and $390.1 million of multi-class commercial pass-through certificates (the "CBM2 Certificates"), relating to a mortgage loan (the "CBM2 Mortgage Loan") under which the borrower is a subsidiary of CBM2, Courtyard II Associates, L.P. ("Associates"). The CBM2 Mortgage Loan is divided into several components with interest rates varying from 6.88% to 8.645% (weighted average rate of 8.5% at September 12, 1997), and requires monthly payments of principal and interest based on a 17-year amortization schedule. The CBM2 Mortgage Loan requires that CBM2 make payments in amounts and at times sufficient to fund all required payments on the CBM2 Certificates. The CBM2 Mortgage Loan matures on January 28, 2008. Prepayments of the Mortgage Loan are permitted with the payment of a premium equal to the greater of one percent of the mortgage loan being prepaid or yield maintenance amounts based on a spread of .25% or .55% over the U.S. Treasury rate, as defined. The Company expects to prepay the CBM2 Mortgage Loan in connection with the Consolidation.

           The CBM2 Senior Notes bear interest at 10.75% and mature on February 1, 2008. The CBM2 Senior Notes are secured by a first priority pledge by CBM2 of its 99% partnership interest in Associates and its 100% equity interest in the managing general partner of Associates. The terms of the CBM2 Senior Notes include requirements that CBM2 maintain a debt service reserve of approximately $7 million and maintain certain levels of excess cash flow. If the required level of cash flow is not met, CBM2 will be required to (i) suspend distributions to its Partners (ii) fund additional debt service reserves and
(iii) if such failure were to continue, offer to repurchase a portion of the CBM2 Senior Notes at par. The CBM2 Senior Notes are not redeemable prior to February 1, 2001. Afterward, they may be redeemed at premiums declining to par in 2004. In connection with the Consolidation, the Company will be required to make an offer to repurchase the CBM2 Senior Notes at 101% of their principal amount.

           At September 12, 1997, the outstanding debt of RIBM1 was comprised of a $93.3 million first mortgage (the "Senior Mortgage"), which bears interest at 8.6%, and a $28 million second mortgage (the "Second Mortgage"), which bears interest at 15.25%, for a blended interest rate of 10.13%, both of which mortgages mature on September 30, 2002. The Senior Mortgage and Second Mortgage are both secured by the 15 Residence Inns owned by RIBM1. The principal of the Second Mortgage can be prepaid annually at RIBM1's option up to specified amounts without premium.

           At September 12, 1997, the outstanding debt of RIBM2 consisted of $139.5 million in first mortgage debt. The mortgage debt bears interest at a fixed rate of 8.85% per annum through March 10, 2006 and requires monthly payments of interest and principal amortization based upon a 25-year amortization schedule. The loan can be repaid without penalty on or after March 11, 2006. Subsequent to March 11, 2006, the mortgage loan will bear interest at an adjustable rate per annum equal to the greater of 10.85% or the comparable U.S. Treasury rate plus 4.47% and all excess cash flow will be applied to repay the mortgage loan. The mortgage debt is secured by first mortgages on 22 of the 23 Residence Inns owned by RIBM2, the land on which they are located, a security interest in all personal property associated with those Hotels, including furniture and equipment, inventory, contracts and other intangibles and rights under the RIBM2 Management Agreement.

           At September 12, 1997, the outstanding debt of Res USA was comprised of $29.7 million of fixed rate mortgage debt at 9.66% per annum and $26 million of adjustable rate mortgage debt which bears interest at 1.85% over three month LIBOR, both of which are secured by all of the Hotels owned by Res USA and mature on December 31, 1998. At the time the adjustable rate loan was entered into, Res USA entered into an interest rate swap agreement with a third party which fixed the interest rate on the adjustable rate loan at 9.66%.

           At September 12, 1997, the outstanding debt of FIBM consisted of a $163.3 million mortgage loan secured by first mortgages on all Hotels owned by FIBM, the land on which they are located, a security interest in all personal property associated with these Hotels, including furniture and equipment, inventory, contracts and other intangibles and rights under the FIBM Management Agreement. The mortgage loan bears interest at 8.4% per annum and requires monthly payments of interest and principal amortization based upon a 20-year amortization schedule through January 11, 2007. Thereafter, until the final maturity date of January 11, 2017, interest is payable at an adjusted rate and all excess cash flow is applied toward principal amortization. The loan can be repaid with penalty on or after January 11, 2007.

           Assuming the Full Consolidation Scenario, a portion of the net proceeds of the Offering would be utilized to prepay certain indebtedness of the Company as follows:

                                                                                         Net Proceeds of
                                                Principal Balance       Prepayment           Offering
                                                     Prepaid              Penalty            Utilized
                                                ---------------      --------------      ---------------
                                                                     (in thousands)
CBM2 Certificates                               $       390,099      $       25,493      $       415,592
RIBM1 Senior Mortgage                                    93,341               5,759               99,100
Res USA Mortgage Debt                                    55,662               1,400               57,062
                                                ---------------      --------------      ---------------
               Total                            $       539,102      $       32,652      $       571,754
                                                ===============      ==============      ===============

           After completion of the Offering, and the anticipated prepayment of certain indebtedness described above, the Company will have the following debt outstanding on a pro forma basis as of September 12, 1997 (in thousands):


                                              Annual Debt
                             Principal          Service                                 Interest       Balance due
                               Balance           Payment         Maturity Date             Rate        at Maturity
                            -----------     --------------       -------------          ---------     -------------
CBM1
   First Mortgage         $    322,158      $      32,294          April 2012              7.865%     $    134,956
CBM2
   Senior Notes                127,400             13,696       February 1, 2008           10.75%          127,400
RIBM1
   Second Mortgage              28,019              4,807      September 30, 2002          15.25%           24,008
RIBM2                          139,455             13,926        March 10, 2006             8.85%          121,562
FIBM                           163,250             17,099       January 11, 2017            8.40%               --
                          ------------      -------------                                             ------------
                          $    780,282      $      81,822                                             $    407,926
                          ============      =============                                             ============

Credit Facility

           Host is currently negotiating on behalf of the Company with an institutional lender to obtain the Credit Facility, which will provide for a $400 million secured revolving line of credit at the time of the Closing of the Consolidation. The currently contemplated terms of the Credit Facility are as follows:

           The proceeds of the Credit Facility will be used to fund future acquisitions and working capital and for general corporate purposes. There can be no assurances that the final terms of the Credit Facility will not differ materially from the terms described above.

Ground Leases

CBM1
----

Leases with Marriott International and its Affiliates

           The land on which 31 of the CBM1 50 Hotels are located is leased from Marriott International and its affiliates. The ground leases on those hotel sites expire on December 31, 2081. These leases provide for an annual rental payment equal to the greater of a minimum rent or a percentage rent. The minimum rent varies from Hotel to Hotel from $60,000 to $437,000. The percentage rent also varies from Hotel to Hotel and ranges from 2% to 7.5% of gross revenues. As of the beginning of the eleventh fiscal year after the opening of each Hotel, and as of every fifth anniversary thereafter, the minimum rent per fiscal year will be increased to equal the larger of (i) the then existing minimum rental increased by percentage increases in the CPI, or (ii) the average rental per fiscal year during the three preceding fiscal years. As of the beginning of the seventy-first full fiscal year after the opening of each Hotel, there will be no percentage rent payable, only minimum rent. Minimum rent for such seventy-first fiscal year will be the average of total rent paid in the two preceding fiscal years. Thereafter, such minimum rent will be increased at the beginning of every fiscal year by the increase in the CPI, up to a maximum of 5%, for the previous calendar year.

           Upon the final termination of the ground leases with Marriott International and its affiliates in 2081, the landlords will purchase the Hotels at their then fair market value. The landlord will not purchase any improvements that the tenant has made and may require the tenant to remove such improvements from the land or the improvements will become the property of the landlord upon termination.

Ground Leases with Third Parties

           The land on which 2 of the 50 CBM1 Hotels are located is leased from third parties not affiliated with Marriott International. The initial lease terms vary from 30 to 45 years and the leases have renewal options for up to an additional 30 to 45 years. One lease provides for an annual rent payment equal to the greater of a minimum rent varying from $412,700 to $560,400 or percentage rent of 9.75% of gross sales. The second lease provides for annual minimum rental payments of $51,750 with the rent increased every five years by 115% of the product of the Ground Rental (as defined in the lease) for the previous five years. Such ground leases provide that during the lease term, the tenant shall have all ownership rights in the improvements located thereon. Generally upon termination of such ground leases, the hotel and any other improvements (other than furniture, furnishings, trade equipment, inventories and other personal property) become the property of the landlord. The tenant under the ground leases has the right to assign its interest in the lease subject to certain limitations, which may include the landlord's consent.

CBM2
----

Leases with Marriott International and its Affiliates

           The land on which 53 of the 70 CBM2 Hotels are located is leased from Marriott International and its affiliates. The ground leases expire on December 31, 2068. These leases provide for an annual rental payment by CBM2 equal to the greater of a minimum rent or a percentage rent. The minimum rent varies from Hotel to Hotel and ranges from $96,000 to $329,000. The percentage rent also varies from Hotel to Hotel and ranges from 3% to 8% of gross revenues. As of the beginning of the sixth fiscal year after the opening of each Hotel, and as of every three years thereafter, the minimum rent per fiscal year will be increased to equal the greater of (i) 75% of the average rent per year during the three preceding years, (ii) the prior year's minimum rent or (iii) the prior year's minimum rent increased by 80% of the percentage increase in the CPI for the prior three years. As of the beginning of the sixty-first full fiscal year after the opening of each Hotel, there will be no percentage rent payable, only minimum rent. Minimum rent for such sixty-first fiscal year will be the average of total rent paid in the two preceding years. Thereafter, such minimum rent will be increased at the beginning of every fiscal year by the increase in the CPI, up to a maximum of 5%, for the previous year.

           The ground leases provide for the option to acquire the land and the landlord's reversionary interest in the improvements made from the lessor at its then fair market value after the earliest to occur of a sale of such hotel and February 1, 2008. Upon the final termination of the ground leases with Marriott International and its affiliates in 2068, the ground lessors will purchase the Hotels at their then fair market value. The ground lessors will not purchase any improvements that the tenant has made and may require the tenant to remove such improvements from the land or the improvements will become the property of the ground lessor upon termination.

Ground Leases with Third Parties

           The land on which 8 of the 70 CBM2 Hotels are located is leased from third parties not affiliated with Marriott International. The initial lease terms vary from 33 to 99 years and certain leases have renewal options up to an additional 15 to 40 years. The leases generally provide for an annual rental payment equal to the greater of a minimum rent or percentage rent. The minimum rent varies from Hotel to Hotel and ranges from $19,294 to $352,057. The minimum rentals are adjusted generally based on changes in the CPI at various anniversary dates throughout the lease terms. The percentage rent also varies from Hotel to Hotel and ranges from 3.5% to 6% of gross sales.

           Each third party ground lease provides that during the term thereof, the tenant will have all ownership rights in the improvements located thereon. Upon termination of each such ground lease, the Hotel and any other improvements (other than furniture, furnishings, trade equipment, inventories and other personal property) become the property of the landlord. The tenant under each such ground lease will have a limited right to assign its interest thereunder subject to restrictions set forth in such ground lease. In general, other than rentals, terms and casualty provisions of such leases, the ground leases with third parties contain provisions and conditions similar to those contained in the ground leases with affiliates of Marriott International. The tenants under the ground leases with third parties have no option to purchase the landlords' fee interests.

Res USA
-------

           The land on which the Meriden Residence Inn is situated is subject to a ground lease. The initial term expires on August 14, 2013. Thereafter, the lease may be extended for up to ten additional terms of five years each. The entire rent of $1.2 million for the initial term was prepaid by Host; therefore, no further monetary liability to the landlord exists. The rent due under each extension of the initial term has been fixed and must be prepaid (on a present value basis) on or before the first day of each such extension. The ground lease is assignable without the consent of the landlord only if the lease is assigned to an affiliate of Host. The landlord's consent is required if the lease is assigned to a third party.

FIBM
----

           The land on which 32 of the 50 FIBM Fairfield Inns are situated is leased from Marriott International pursuant to long-term ground leases (the "Fairfield Ground Leases"). The Fairfield Ground Leases expire on November 30, 2088. Annual rents equal the greater of (i) the minimum rent for each such Hotel or (ii) the percentage rent for each such Hotel in each fiscal year. The minimum rent varies from Hotel to Hotel ranging from $48,000 to $134,000 per Hotel through 1999.

Thereafter, beginning in 2000, the minimum rent will be adjusted upward or downward every five years to equal the greater of (i) the average minimum rent for the previous five years, plus an amount equal to such average rent multiplied by 50% of the increase in the CPI over the previous five years or
(ii) 80% of the average annual rent actually paid for the previous five years. The percentage rent varies from Hotel to Hotel through 2002, ranging from 2% of gross revenues to 6% of gross revenues. Thereafter, beginning in 2003, the percentage rent will vary from Hotel to Hotel, ranging from 2% of gross revenues to 8% of gross revenues.

           The Fairfield Ground Leases provide for options (the "Site Purchase Options") to purchase any land subject to a ground lease in connection with a sale of the Hotel operated thereon. The Site Purchase Options will be exercisable only at the time of the sale of a Hotel and only on or after September 30, 1999. In the event a Hotel is sold prior to that date, the purchaser of such Hotel will automatically receive the Site Purchase Option with respect to the land on which such Hotel is situated, exercisable by such purchaser at any time during the period from September 30, 1999 to September 30, 2001. If the Site Purchase Option is not exercised on or after September 30, 2001, the Site Purchase Option for such land will expire. The purchase price for the land under each Site Purchase Option will be equal to the greater of (i) the cost of such land to Marriott International and its affiliates, increased annually by one percent plus the actual percentage increase in the CPI or (ii) a specified minimum purchase price for such land.

           The tenant will be given the right of first refusal to purchase all or a part of the land subject to a Fairfield Ground Lease in the event that Marriott International or its affiliate which owns the land desires to sell all or part of it to an unaffiliated third party. The Site Purchase Option will survive any sale of the land as to which the tenant does not exercise its right of first refusal.


Competition

           The United States lodging industry generally is comprised of two broad segments: full service hotels and limited service hotels. Full service hotels generally offer restaurant and lounge facilities and meeting spaces, as well as a wide range of services, typically including bell service and room service. Limited service hotels generally offer accommodations with limited or no services and amenities. As moderately-priced, extended-stay and economy hotels, the Hotels compete effectively with both full service and limited service hotels in their respective markets by providing streamlined services and amenities exceeding those provided by typical limited service hotels at prices that are significantly lower than those available at full service hotels.

           The lodging industry in general, and the limited service segment in particular, is highly competitive, but the degree of competition varies from location to location and over time. The Hotels compete with several other major lodging brands. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of locations and room rates. The following table presents key participants in the limited service segments of the lodging industry in which the Hotels compete:


           Segment                                                      Representative Participants
           -------                                                      ---------------------------
           Moderate-priced....................................          Courtyard by Marriott, Hampton Inn and Suites, Hilton Inn,
                                                                        Holiday Inn, Ramada Inn, Sheraton Four Points, Wyndham
                                                                        Garden

           Extended-stay......................................          AmeriSuites, Hawthorne Suites, Homewood Suites, Residence
                                                                        Inn by Marriott, Summerfield Suites

           Economy............................................          Best Western, Comfort Inn and Suites, Days Inn, Fairfield
                                                                        Inn by Marriott, Hampton Inn and Suites, Holiday Inn Express


Employees

           The Company has no employees. All of its management services will be provided by employees of CRFLT.


Environmental Matters

           Under various federal, state and local laws, ordinances and regulations, owners or operators of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. No assurances can be given that (i) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to the Company, (ii) a material environmental condition with respect to any Hotel does not exist, or (iii) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

           The Company has engaged an environmental consulting firm to perform Phase I environmental assessments on all of the Hotels in order to assess existing environmental conditions.

           A Phase II Environmental Assessment was undertaken with respect to the Deerfield Hotel. A report of such assessment, dated November 29, 1995, disclosed contamination of the shallow groundwater at the site resulting from the prior use of the site as a landfill and not from any use of such site by CBM2 or its subsidiary. The Company has analyzed the results of this Phase II Assessment and its potential liability, if any. Based on currently available information, the Company is unable to determine the need for remediation, its potential responsibility, if any, for remediation, the scope of any remediation that may be required, and the extent of the Company's possible liability for any remediation costs. The Company currently estimates that the costs to evaluate the situation further are not likely to be significant. Based on the foregoing, including the limited amount of information currently available concerning the Deerfield Hotel, and while there can be no assurance that the Company will not have liability in respect of remediation of contamination at that site, the Company does not believe that any of the environmental matters described above are likely to have a material adverse effect on the business and operations of the Company as a whole.

           A Phase II Environmental Assessment was undertaken with respect to the Bossier City Residence Inn. A report of such assessment dated February 5, 1996, disclosed the presence of ACM in a 70 square foot wall covering in the pool/jacuzzi mechanical room which would not require an Operations and Maintenance Plan for asbestos management if such wall was removed. The Company has analyzed the results of this Phase II Environmental Assessment and its potential liability, if any. Based on currently available information, the Company is unable to determine the need for remediation, its potential responsibility, if any, for remediation, the scope of any remediation that may be required, and the extent of the Company's possible liability for any remediation costs. The Company currently estimates that the costs to evaluate the situation further are not likely to be significant. Based on the foregoing, including the limited amount of information currently available concerning the Bossier City Residence Inn, and while there can be no assurance that the Company will not have liability in respect of remediation of contamination at that site, the Company does not believe that any of the environmental matters described above are likely to have a material adverse effect on the business and operations of the Company as a whole.

           No assurances can be given, however, that all potential environmental liabilities have been identified or properly quantified or that no prior owner, operator, or past or current guest or occupant has created an environmental condition not known to the Company. Moreover, no assurances can be given that
(i) future laws, ordinances, or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Hotels will not be affected by the condition of land or operations in the vicinity of the Hotels (such as the presence of underground storage tanks), or by third parties unrelated to the Company.


Legal Proceedings

           Whitey Ford, et al. v. Host Marriott Corporation, et al. In the 285th
           -------------------------------------------------------
Judicial District Court of Bexar County, Texas; Case No. 96-CI-08327. This lawsuit was filed by a group of CBM2 Limited Partners in a state district court in San Antonio, Texas, against Host, Marriott International and others, alleging breach of fiduciary duty, breach of contract, fraud, negligent misrepresentation, tortious interference, violation of the Texas Free Enterprise and Antitrust Act and conspiracy in connection with the formation, operation and management of CBM2 and the CBM2 Hotels. Initial discovery efforts are underway. The defendants (which do not include CBM2) believe that the lawsuit is without merit and intend to vigorously defend the suit.

           Marvin Schick, et. al. v. Host Marriott Corporation, et al. In the
           ----------------------------------------------------------
Chancery Court for New Castle County, Delaware; C.A. No. 15991. The plaintiffs, two members of an ad hoc committee of CBM1 Limited Partners, recently filed this
                  ------
purported class action lawsuit against Host, Marriott International and others, alleging breach of fiduciary duty, breach of contract, tortious interference and aiding and abetting liability in connection with the refinancings of CBM1's debt. Among other things, the plaintiffs contend that certain changes to CBM1's Management Agreement could not be made without the consent of a majority vote of the CBM1 Limited Partners. The defendants (which do not include CBM1) believe that the lawsuit is without merit and, if current discussions fail to resolve the dispute, intend to vigorously defend the suit.

           While the Hotel Partnerships have not been named as defendants in the lawsuits described above, the partnership agreements of CBM1 and CBM2 entitle the Hotel Partnership GPs of CBM1 and CBM2 to indemnification of such claims, including expenses.

                        DISTRIBUTION AND OTHER POLICIES

           The following is a discussion of the anticipated policies with respect to distributions, investments, financing, lending, conflicts of interest and certain other activities of the Company and CRFLT. Upon consummation of the Consolidation, the Company's policies with respect to these activities will be determined by the Board of Trustees of CRFLT and may be amended or revised from time to time at the discretion of the Board of Trustees without notice to or a vote of the shareholders of CRFLT or the limited partners of the Company, except that changes in certain policies with respect to conflicts of interest must be consistent with legal requirements.


Distribution Policy

           CRFLT and the Company intend to pay regular quarterly distributions to holders of Common Shares and Units. The distributions to shareholders per Common Share will be in an amount equal to the amount distributed by the Company per Unit. The Company will establish its initial distribution based upon its estimate of the annualized cash flow that will be available for distribution after the Offering. The actual distributions made by the Company will be affected by a number of factors, including the rental payments received by the Company from the Lessees with respect to the Leases on the Hotels, the operating expenses of the Company, the interest expense incurred in borrowing and unanticipated capital expenditures. No assurance can be given that the Company's estimates will prove accurate or that any level of distributions will be made or sustained. The Company anticipates that distributions will exceed net income determined in accordance with generally accepted accounting principles due to non-cash expenses, primarily depreciation and amortization.

           For a discussion of the tax treatment of distributions to holders of Units, see "Federal Income Tax Considerations -- Tax Treatment of Holders of Units-- Treatment of Company Distributions." For a discussion of the annual distribution requirements applicable to REITs, see "Federal Income Tax Considerations -- Taxation of CRFLT Following the Consolidation -- Annual Distribution Requirements Applicable to REITs." For a discussion of the tax treatment of distributions to the holders of Common Shares, see "Federal Income Tax Considerations -- Taxation of Taxable U.S. Shareholders of CRFLT Generally" "-- Taxation of Tax-Exempt Shareholders of CRFLT" and "-- Taxation of Non-U.S. Shareholders of CRFLT."


Investment Policies

           Investments in Real Estate or Interests in Real Estate. CRFLT is required to conduct all of its investment activities through the Company. The Company's investment objectives are to (i) increase cash flow and the value of the Hotels, (ii) acquire additional hotel properties with growth potential,
(iii) lease such additional hotels to lessees pursuant to leases and (iv) pursue other real estate investments. The Company is not required to use subsidiaries of Host as lessee with respect to any hotels acquired after the Consolidation. Additionally, where prudent and possible, the Company will seek to upgrade the existing Hotels and any newly acquired hotels. The Company's business will be focused on limited service and extended-stay hotels. Where appropriate, and subject to REIT qualification rules and limitations contained in the Partnership Agreement, the Company may sell certain of its Hotels.

           The Company also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over the Company's equity interest in such property.

           Investments in Real Estate Mortgages. While the Company will emphasize equity real estate investments, it may, in its discretion, invest in mortgages and other similar interests. The Company does not intend to invest to a significant extent in mortgages or deeds of trust, but may acquire mortgages as a strategy for acquiring ownership of a property or the economic equivalent thereof, subject to the investment restrictions applicable to REITs. See "Federal Income Tax Considerations -- Taxation of CRFLT Following the Consolidation -- Income Tests Applicable to REITs" and "-- Asset Tests Applicable to REITs." In addition, the Company may invest in mortgage-related securities and/or may seek to issue securities representing interests in such mortgage-related securities as a method of raising additional funds.

           Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage of ownership limitations and gross and asset income tests necessary for REIT qualification, the Company also may invest in securities of other entities engaged in real estate activities or invest in securities of other issuers, including for the purpose of exercising control over such entities. The Company may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with the Company's investment policies. No such investments will be made, however, unless the Board of Trustees determines that the proposed investment would not cause either CRFLT or the Company to be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.


Financing Policies

           The Company's and CRFLT's organizational documents currently contain no restrictions on incurring debt. CRFLT and the Company, however, will have a policy of incurring debt only if upon such incurrence the debt-to-total market capitalization of CRFLT and the Company would be 50% or less. In addition, the indenture pursuant to which the Notes will be issued (the "Indenture") limits the amount of Debt (as defined in the Indenture) that the Company may incur if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (as defined in the Indenture) on a consolidated basis is greater than 60% of the Total Market Capitalization (as defined herein) of the Company on the date of such incurrence. The Company may, from time to time, reduce its outstanding indebtedness by repurchasing a portion of such outstanding indebtedness, subject to certain restrictions contained in the Partnership Agreement and the terms of its outstanding indebtedness. The Company will from time to time reevaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. Consequently, the Company's financing policy is subject to modification and change. The Company may modify its borrowing policy without any vote of the shareholders of CRFLT or the limited partners of the Company.

           To the extent that the Board of Trustees determines to seek additional capital, CRFLT or the Company may raise such capital through equity offerings, debt financing or retention of cash flow or a combination of these methods. As long as the Company is in existence, the net proceeds of all equity capital raised by CRFLT will be contributed to the Company in exchange for Units in the Company, which will dilute the ownership interest of limited partners of the Company.

           The Company is negotiating to obtain the Credit Facility providing for borrowings of up to $400 million to be used for working capital and other permitted purposes. In the future, the Company may seek to extend, expand, reduce or renew the Credit Facility, or obtain new credit facilities or lines of credit, subject to its general policy relating to the ratio of debt-to-total market capitalization, for the purpose of making acquisitions or capital improvements or providing working capital or meeting the taxable income distribution requirements for REITs under the Code. In the future, CRFLT and the Company also may determine to issue securities senior to the Common Shares or Units, including preferred shares and debt securities (either of which may be convertible into Common Shares or Units or may be accompanied by warrants to purchase Common Shares or Units).

           The Company has not established any limit on the number or amount of mortgages that may be placed on any single hotel or on its portfolio as a whole.


Lending Policies

           The Company may consider offering purchase money financing in connection with the sale of a hotel where the provision of such financing will increase the value received by the Company for the hotel sold.


Conflicts of Interest Policies

           The Company and CRFLT will adopt certain policies and currently intends to enter into agreements with Host with respect to certain potential areas of conflicts of interest. In addition, CRFLT's Board of Trustees is subject to provisions of Maryland law designed to address conflicts of interest. There can be no assurance, however, that these policies and provisions or these agreements always will be successful in eliminating the influence of such conflicts. If they are not successful, decisions could be made that may fail to reflect fully the interests of all limited partners of the Company.

           Absence of Arm's Length Negotiations. Pursuant to Maryland law (where CRFLT is organized), any contract or transaction between CRFLT and a trustee, or any entity in which the trustee is a trustee or has a material financial interest, generally must (i) be approved by the affirmative vote of a majority of the trustees not having such an interest ("disinterested trustees") or by the affirmative vote of a majority of the votes cast by disinterested shareholders and, in each case, the fact of the common trusteeship or interests must be disclosed or known to such disinterested trustees or disinterested shareholders (as applicable), or (ii) be in fact fair and reasonable to CRFLT. In addition, under Delaware law (where the Company is formed), CRFLT, as general partner, has a fiduciary duty to the Company and, consequently, such transactions are subject to the duties of care and loyalty that CRFLT, as general partner, owes to limited partners of the Company (to the extent such duties have not been eliminated pursuant to the terms of the Partnership Agreement).

           Business Opportunities; Noncompetition Arrangements. Pursuant to Maryland law, each trustee of CRFLT is obligated to offer to CRFLT any business opportunity (with certain limited exceptions) that comes to such trustee and that CRFLT reasonably could be expected to have an interest in pursuing. After the Consolidation, Host and its subsidiaries will continue to own interests in a number of full service hotels and two limited service and extended-stay hotels. See "Business and Properties -- Noncompetition Agreements." The Company will not have any interest in these hotels. CRFLT and Host will enter into agreements in which Host will agree not to purchase any limited service or extended-stay hotel for a period of ___ years from the Closing Date of the Consolidation and the Company will agree not to acquire or develop any full service hotels for a period of __ years from the Closing Date of the Consolidation. These agreements are subject to any preexisting, contractual or fiduciary obligations Host may owe to existing partnerships or other entities.

           Officers and Trustees of CRFLT. Without the approval of a majority of the disinterested trustees, CRFLT and the Company will not (i) acquire from or sell to any trustee or officer of CRFLT, or any entity in which a trustee or officer of CRFLT owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any assets or other property of CRFLT or the Company, (ii) make any loan to or borrow from any of the foregoing persons or
(iii) engage in any other material transaction with any of the foregoing persons. Each transaction of the type described above will be in all respects on such terms as are, at the time of the transaction and under the circumstances then prevailing, fair and reasonable to CRFLT and the Company. CRFLT will adopt a policy which requires that all contracts and transactions between CRFLT, the Company or any of its subsidiaries, on the one hand, and a trustee or executive officer of CRFLT or any entity in which such trustee or executive officer is a trustee or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested trustees. Where appropriate in the judgment of the disinterested trustees, the Board of Trustees may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although the Board of Trustees will have no obligation to do so.


Policies with Respect to Other Activities

           The Company may, but does not presently intend to, make investments other than as previously described. CRFLT will make investments only through the Company. CRFLT and the Company will have authority to offer their securities and to repurchase or otherwise reacquire their securities and may engage in such activities in the future. CRFLT and the Company also may make loans to joint ventures in which they may participate in the future to meet working capital needs. Neither CRFLT nor the Company will engage in trading, underwriting, agency distribution or sale of securities of other issuers. At all times CRFLT intends to cause the Company to make investments in such a manner as to be consistent with the requirements of the Code for CRFLT to qualify as a REIT unless, because of changing circumstances or changes in the Code (or the regulations promulgated thereunder), the Board of Trustees determines that (i) it is no longer in the best interests of CRFLT to continue to qualify as a REIT and (ii) that the Company will still qualify as a partnership for federal income tax purposes, or, alternatively, it is no longer in the interests of the holders of Units for the Company to continue to qualify as a partnership. CRFLT's policies with respect to such activities may be reviewed and modified from time to time by CRFLT's trustees without notice to or the vote of its shareholders.

                            SELECTED FINANCIAL DATA
                                  THE COMPANY

      The following table presents selected historical combined consolidated financial data derived from the Company's combined consolidated financial statements for the First Three Quarters 1997 and First Three Quarters 1996 and for the five most recent fiscal years ended January 3, 1997. The following data should be read in conjunction with the Company's combined consolidated financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein. Because the Company's Hotels will be leased following the Consolidation, the Company does not believe that the historical results of operations will be comparable to the results of operations of the Company following the Consolidation. For pro forma financial information giving effect to the Consolidation (including the Leases), see "Pro Forma Financial Statements."

                                        First Three Quarters                                   Fiscal Year
                                       ---------------------      ----------------------------------------------------------------
                                        1997          1996         1996          1995         1994             1993         1992
                                        ----          ----         ----          ----         ----             ----         ----
                                            (unaudited)     (in millions, except per limited partner original investment amounts)
Revenues............................   $   269       $   254      $   358        $   333     $    305        $   280       $   258
Operating profit ...................       121           109          152            134          110            101            82
Income (loss) before extraordinary
   item(1)..........................        42            30           38             24           (3)           (12)          (33)
Net income (loss)...................        54            30           38             24           49            (12)          (33)
Distributions
   General partners.................       2.4            .5           .5              .2          .2              .2            .7
   Limited partners.................      56.3          18.2         29.6            23.6        31.8            31.0          40.8
                                       -------       -------      -------        --------    --------        --------      --------
                                          58.7          18.7         30.1            23.8        32.0            31.2          41.5
Per $1,000 limited partner
      original investment:
   Net income (loss)................       424           292          376            238          417           (119)         (301)
   Distributions....................       522           231          352            308          381            370           476
Cash provided by
   operating activities.............        98            79          123            127          100             88            82
Cash used in investing activities...        45            31           45             38           32             33            35
Cash used in financing activities...        59            66           97             59           63             57            38
Increase (decrease) in cash and
   cash equivalents.................        (6)          (18)         (19)            30            5             (2)            9
EBITDA(2) ..........................       178           167          234            218          194            184           168
Funds From Operations ("FFO")(3)....        95            84          115            102           78             68            50
Ratio of earnings to fixed
   charges(4).......................      1.47x         1.34x        1.30x          1.19x          --             --            --
Deficiency of earnings to
     fixed charges(4)...............        --            --           --             --            3             12            33
Total assets at book value..........     1,467         1,477        1,470          1,507        1,501          1,546         1,589
Total assets at value assigned
     for consolidation..............        --            --           --             --           --             --            --
Cash and cash equivalents...........        45            52           51             70           40             35            37
Total debt..........................     1,319         1,322        1,305          1,343        1,369          1,398         1,415
Partner's capital (deficit):
   Limited partners.................       (21)          (11)         (17)           (23)         (22)           (37)            6
   General partners.................        10            10           11              9            8              6             6
Book value per $1,000 limited
     partner original investment....       179           260          188            165          234            195           688
Exchange value per $1,000 limited
     partner original investment....                      --           --             --           --             --            --

----------------
/(1)/ In 1997, the Company recognized a $15 million extraordinary gain on the forgiveness of deferred management fees which was partially offset by an extraordinary loss on the early extinguishment of debt of approximately $3 million. In 1994, the Company recognized a $52 million extraordinary gain on the forgiveness of deferred management fees.
/(2)/ EBITDA consists of the sum of consolidated net income, interest expense, depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Company's ability to meet debt service requirements. The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles ("GAAP"). Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.

/(3)/ Management considers FFO to be an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. FFO has been calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), which may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by GAAP. FFO is also not an indicator of funds available to fund the Company's cash needs, including its ability to make distributions.
/(4)/ The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $81 million, $80 million and $84 million in 1994, 1993 and 1992, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Lack of Comparability Following the Consolidation

           Because the Company's Hotels will be leased following the Consolidation, the Company does not believe that the historical results of operations will be comparable to the results of operations of the Company following the Consolidation. For pro forma financial information giving effect to the Consolidation (including the Leases), see "Pro Forma Financial Statements."

Results of Operations

           Revenues represent house profit from the Company's hotel properties. House profit reflects the net revenues flowing to the Company as property owner and represents hotel sales less property-level expenses excluding depreciation, management fees, property taxes, ground and equipment rent, insurance and certain other costs which are classified as operating costs and expenses. The Company's hotel operating costs and expenses are, to a great extent, fixed. Therefore, the Company derives substantial operating leverage from increases in revenue. This operating leverage is somewhat diluted, however, by the impact of base, system and management fees which are calculated as a percentage of sales, variable lease payments and incentive management fees tied to operating performance above certain established levels.

           For the periods discussed herein, the Company's three lodging concepts have experienced increases in room revenue per available room ("REVPAR"). REVPAR is a commonly used indicator of market performance for hotels which represents the combination of the daily room rate charged and the average daily occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. The REVPAR increases primarily represent strong percentage increases in room rates, while occupancies have generally decreased slightly. Increases in room rates have generally been achieved by the managers through shifting occupancies away from discounted group business to higher-rated group and transient business. This shift has been made possible by the increased travel due to improved economic conditions and by the favorable supply/demand characteristics existing in the hotel industry today. The Company expects this supply/demand imbalance to continue, which management believes should result in improved REVPAR and operating profit at its hotel properties in the near term. However, there can be no assurance that REVPAR will continue to increase in the future.

First Three Quarters 1997 Compared to First Three Quarters 1996

           The following discussion and analysis of operations and financial condition presents the combined results of the Company as if the combination into a single operating partnership discussed in Note 1 to the combined consolidated financial statements was effective for all periods presented but the Leases to be put in place at the time of Consolidation is consummated were not in effect.

           Revenues. Revenues consist of house profit from the Company's Hotels. The Company's First Three Quarters 1997 revenues of $269 million represented a $15 million, or 6%, increase from the First Three Quarters 1996. Revenue and operating profit were impacted primarily by improved lodging results. Hotel sales increased $23 million, or 5%, to $524 million in the First Three Quarters 1997 also reflecting the improvements in REVPAR for the period. The Company's three lodging products all reported growth in REVPAR.

           The Company's moderate-priced Courtyard properties reported a 7% increase in REVPAR for the First Three Quarters 1997 due primarily to an increase in average room rates of 7%, while average occupancy increased one percentage point. Due to the continued high occupancy of these properties, the Company expects future increases in REVPAR to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

           The Company's extended-stay Residence Inn properties reported a 4% increase in REVPAR for the First Three Quarters of 1997 due primarily to an increase in average room rates of 5%, while average occupancy decreased less than one percentage point. Due to the high occupancy of these properties, the Company expects future increases in REVPAR also to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

           The Company's economy-priced Fairfield Inn properties, reported a slight increase in REVPAR for the First Three Quarters 1997 due primarily to an increase in average room rates of 1%, while average occupancy decreased less than one percentage point. Due to the high occupancy of these properties, the Company expects future increases in REVPAR to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

           Operating Costs and Expenses. Operating costs and expenses consist of depreciation, amortization, base, system and incentive management fees, property taxes, ground and equipment rent, insurance and certain other costs. Operating costs and expenses increased $3 million to $148 million for the First Three Quarters 1997 primarily as a result of increased management fees driven by the increase in hotel sales. As a percentage of revenues, operating costs and expenses represented 55% and 57% of revenues for the First Three Quarters 1997 and the First Three Quarters 1996, respectively.

           Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased by $12 million to $121 million, or 45% of revenues, for the First Three Quarters 1997 from $109 million, or 43% of revenues, for the First Three Quarters 1996, reflecting the operating leverage of the Hotels.

           Interest Expense. Interest expense remained unchanged at $83 million for the First Three Quarters 1997.

           Income Before Extraordinary Item. Income before extraordinary item increased $12 million, or 40%, to $42 million, or 16% of revenues, for the First Three Quarters 1997 from $30 million, or 12% of revenues, for the First Three Quarters 1996 due to strong operating results generated by the Company's Hotels.

           Extraordinary Item. The Company recognized a net extraordinary gain in the First Three Quarters 1997 of $12 million, primarily representing the write-off of deferred management fees forgiven by Marriott International, partially offset by a loss on the early extinguishment of debt in conjunction with the refinancing of certain debt.

           Net Income. Net income for the First Three Quarters 1997 increased $24 million to $54 million, or 20% of revenues, compared to net income of $30 million, or 12% of revenues, for the First Three Quarters 1996 due to improved operating results and the 1997 extraordinary gain.

1996 Compared to 1995

           Revenues. Revenues increased $25 million, or 8%, to $358 million in 1996 from $333 million in 1995 as a result of strong growth in REVPAR. Hotel sales increased $44 million, or 7%, to $712 million in 1996 also reflecting improvements in REVPAR.

           Improved results were driven by strong increases in REVPAR for all three of the Company's' lodging concepts. The Company's moderate-priced Courtyard properties reported an overall REVPAR increase of over 5%. The increase in REVPAR was primarily a result of a 7% increase in average room rates with a slight decrease in average occupancy of one percentage point. The Company's extended-stay Residence Inns reported a REVPAR increase of nearly 4% resulting from an increase in average room rates of 6% with a decrease in average occupancy of two percentage points. The Company's economy-priced Fairfield Inns reported a REVPAR increase of 4%, due primarily to an increase in average room rates of nearly 10% while average occupancy decreased four percentage points. Management believes REVPAR will continue to grow in the near future through steady increases in average room rates, combined with less significant changes in occupancy. However, there can be no assurance that REVPAR will continue to grow in the future.

           Operating Costs and Expenses. Operating costs and expenses increased $7 million, or 4%, to $206 million in 1996 from $199 million in 1995, primarily reflecting an increase in base, system and incentive management fees associated with the increase in revenue discussed above and the improved profitability of the Hotels. As a percentage of revenues, operating costs and expenses represented 58% of revenues for 1996 and 60% in 1995.

           Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $18 million to $152 million, or 42% of total revenues, in 1996 from $134 million, or 40% of revenues, in 1995.

           Interest Expense. Interest expense increased approximately $4 million, or 3%, to $120 million, due to the impact of higher average interest rates, as a result of refinancing debt at fixed rates which are higher than the prior year's variable rates.

           Net Income. Net income increased $14 million to $38 million, or 11% of revenues, in 1996 from $24 million, or 7% of revenues, in 1995 due to improved lodging results, partially offset by the change in interest expense discussed above.

1995 Compared to 1994

           Revenues. Revenues increased $28 million, or 9%, to $333 million in 1995 from $305 million in 1994 as a result of strong growth in REVPAR in all three lodging concepts. The Company's Courtyard Hotels reported an overall growth in REVPAR of 7% driven by an increase in average room rates of 7%, while average occupancy remained unchanged. The Company's Residence Inns reported REVPAR growth of over 6%, resulting from an increase in average room rates of over 7%, which was partially offset by a decrease in average occupancy of less than one percentage point. The Company's Fairfield Inns reported a strong growth in REVPAR of nearly 8% due primarily to an increase in average room rates of 9%, which was partially offset by a decrease in average occupancy of less than one percentage point.

           Operating Costs and Expenses. Operating costs and expenses increased $4 million to $199 million, or 60% of hotel revenues, in 1995, from $195 million, or 64% of hotel revenues, in 1994.

           Operating Profit. Operating profit increased $24 million, or 22%, to $134 million, or 40% of revenues, in 1995 from $110 million, or 36% of revenues, in 1994 due to the changes in revenues and operating costs discussed above.

           Interest Expense. Interest expense remained at $116 million for 1995 and 1994.

           Income (Loss) Before Extraordinary Item. Income (loss) before extraordinary item increased $27 million to $24 million in 1995 from a net loss of $3 million in 1994 primarily due to strong operating results generated by the Company's Hotels.

           Extraordinary Item. The Company recognized an extraordinary gain in 1994 of $52 million representing the write-off of deferred management fees forgiven by Marriott International in conjunction with the 1994 refinancing of the CBM1 debt.

           Net Income. Net income decreased to $24 million, or 7% of revenues, in 1995, from $49 million, or 16% of revenues, in 1994 due to the 1994 extraordinary gain on the forgiveness of deferred management fees, which was partially offset by improved operating results from the hotels.

Liquidity and Capital Resources

           Cash flow provided by operations was $98 million and $79 million for the First Three Quarters of 1997 and 1996, respectively, and $123 million in 1996, $127 million in 1995 and $100 million in 1994.

           Cash used in investing activities was $45 million and $31 million for the First Three Quarters of 1997 and 1996, respectively, and $45 million, $38 million and $32 million in fiscal years 1996, 1995 and 1994, respectively. The Company's cash investing activities consists primarily of contributions to the FF&E Reserves and capital expenditures for improvements to existing hotels.

           The Company through the Manager, routinely makes disbursements to cover the cost of certain non-routine repairs and maintenance to the Hotels which are normally capitalized and the costs of replacements and renewals to the Hotels' property and equipment. Such disbursements are generally equal to 5% of gross hotel sales and were $28 million for the First Three Quarters 1997 and $27 million for the First Three Quarters 1996 and were $37 million, $34 million and $32 million for 1996, 1995 and 1994, respectively.

           Cash used in financing activities was $59 million and $66 million, respectively, for the First Three Quarters 1997 and the First Three Quarters 1996. The Company's cash used in financing activities was $97 million in 1996, $59 million in 1995 and $63 million in 1994. The Company's cash financing activities primarily consisted of distributions to partners and principal payments on debt, as well as the refinancing of certain debt of the Company. The Company's refinanced mortgage debt and other debt of $446 million, $668 million and $129 million in the First Three Quarters 1997 and fiscal years 1996 and 1995, respectively.

           The proceeds of the Offering will be used to repay approximately $539 million of indebtedness, thereby reducing total indebtedness to approximately $780 million. In addition, the proceeds of the Offering will be utilized to pay $33 million of debt prepayment expenses and an estimated $___ million of expenses related to the Consolidation. The Company expects to meet its long-term liquidity requirements such as refinancing mortgages, financing acquisitions and financing certain capital improvements through long-term borrowings, issuances of debt securities and the offering of additional equity securities.

Funds From Operations

           The Company considers Funds From Operations ("FFO") to be an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance of REITs, it does not represent net income or cash flow from operations as defined by GAAP principles and it should not be considered as an alternative to these indicators in evaluating the liquidity or operating performance of the Company.

           The following table computes FFO under the NAREIT definition, which may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to other such REITs. FFO under the NAREIT definition consists of net income computed in accordance with GAAP, excluding gains or losses from debt restructurings and sales of property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

                                                                First Three Quarters                   Fiscal Year
                                                               ----------------------        ------------------------------
                                                               1997              1996        1996          1995        1994
                                                               ----              ----        ----          ----        ----
                                                                    (unaudited)         (in millions)
Funds From Operations (FFO):
----------------------------
Net income..............................................      $    54         $    30       $    38     $    24      $    49
Add back (deduct):
    Extraordinary items/(1)/............................          (12)             --            --          --          (52)
    Depreciation........................................           53              54            77          78           81
                                                              -------         -------       -------     -------      -------
FFO/(2)/................................................      $    95         $    84       $   115     $   102      $    78
                                                              =======         =======       =======     =======      =======
------------------------

/(1)/ In 1997, the Company recognized a $15 million extraordinary gain on the forgiveness of deferred management fees, which was partially offset by an extraordinary loss on the early extinguishment of debt of approximately $3 million. In 1994, the Company recognized a $52 million extraordinary gain on the forgiveness of deferred management fees.
/(2)/ Management considers FFO to be an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. FFO has been calculated in accordance with the standards established by NAREIT, which may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by GAAP. FFO is also not an indicator of funds available to fund the Company's cash needs, including its ability to make distributions.

EBITDA

           The Company believes that consolidated Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("EBITDA") is a meaningful measure of its operating performance due to the significance of the Company's long-lived assets (and the related depreciation thereon), and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business. EBITDA is used by certain investors to determine the Company's ability to meet debt service requirements and to determine the Company's ability to incur additional debt. EBITDA information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by GAAP. EBITDA increased $10.5 million, or 6%, to $178 million in the First Three Quarters 1997 from $167.5 million in the First Three Quarters 1996 and $15.6 million, or 7.1%, to $233.8 million in 1996 from $218.2 million in 1995. The increase in EBITDA is primarily due to improved lodging results, particularly from the Company's Courtyard properties. The Company's ratio of EBITDA to cash interest expense (defined as GAAP interest expense less amortization of deferred financing costs) was 2.2 to 1.0 for the First Three Quarters 1997, 2.1 to 1.0 for the First Three Quarters 1996, 2.0 to 1.0 for 1996 and 1.9 to 1.0 for 1995. The ratio of earnings to fixed charges was 1.5 to 1.0 and 1.3 to 1.0 for the First Three Quarters 1997 and for the First Three Quarters 1996, respectively, and 1.3 to 1.0 and 1.2 to 1.0 in 1996 and 1995, respectively.

           The following is a reconciliation of EBITDA to income before extraordinary item:

                                                                 First Three Quarters                  Fiscal Year
                                                              -------------------------     ---------------------------------
                                                                 1997            1996          1996        1995         1994
                                                                 ----            ----          ----        ----         ----
                                                                     (unaudited)          (in millions)
EBITDA..................................................      $   178         $   167       $   234     $   218      $   194
Interest expense........................................          (83)            (83)         (120)       (116)        (116)
Depreciation and amortization...........................          (53)            (54)          (76)        (78)         (81)
                                                              -------         -------       -------     -------      -------
    Income (loss) before extraordinary item.............      $    42         $    30       $    38     $    24      $    (3)
                                                              =======         =======       =======     =======      =======

Management's Discussion and Analysis of Pro Forma Results of Operations

           Because the Company's Hotels will be leased following the Consolidation, the Company does not believe that the historical results of operations will be comparable to the results of operations of the Company following the Consolidation. Accordingly, a comparison of the Company's pro forma results of operations for the First Three Quarters 1997 and First Three Quarters 1996 has been included below. The following discussion and analysis should be read in conjunction with the Company's combined consolidated financial statements and the Company's pro forma financial statements included elsewhere in this Consent Solicitation. The following discussion and analysis has been prepared assuming the following two scenarios:

     . All six Hotel Partnerships participate and the Consolidation includes an Offering at $20.00 per Common Share with gross proceeds of $800 million and no Notes are issued ("100% Participation with No Notes Issued").

     . Four Hotel Partnerships participate - CBM1, CBM2, RIBM1 and the remaining Hotel Partnership (Res USA) that produces the lowest estimated net operating income. The Consolidation includes an Offering at $20.00 per Common Share with gross proceeds of $540 million and no Notes are issued ("Minimum Condition with No Notes Issued").

           These presentations do not purport to represent what combination will result from the Consolidation, but instead are designed to illustrate what the composition of the Company would have been like under the above scenarios. Furthermore, the pro forma financial statements do not purport to represent what the Company's results of operations would actually have been if the Consolidation had in fact occurred on such date or at the beginning of such period or to project the Company's results of operations for any future date or period. The following table presents the results of operations for the First Three Quarters 1997 and First Three Quarters 1996 under the scenarios discussed above:

                                                                     100% Participation with            Minimum Participation
                                                                          No Notes Issued                with No Notes Issued
                                                                  -----------------------------        -------------------------
                                                                      First Three Quarters                First Three Quarters
                                                                  -----------------------------        -------------------------
                                                                     1997               1996              1997           1996
                                                                  ----------        -----------        -----------    ----------
                                                                                            (in millions)
Revenues..................................................        $    211          $     194          $     167      $     150
Operating costs and expenses..............................              95                 95                 74             74
                                                                  --------          ---------          ---------      ---------

Operating profit before interest and corporate expenses...             116                 99                 93             76

Corporate expenses/(1)/...................................
Interest expense..........................................             (51)               (50)               (42)           (42)
Interest income...........................................               4                  4                  3              3
                                                                  --------          ---------          ---------      ---------

Income before extraordinary items and consolidation expenses      $     69          $      53          $      54      $      37
                                                                  ========          =========          =========      =========
-----------------------------

/(1)/ The amount of corporate expenses are not known at this time and will be filed by amendment.

100% Participation with No Notes Issued - First Three Quarters 1997 Compared to
           First Three Quarters 1996.

           Revenues. Revenues consist of lease revenues from the Lessees. Revenues increased $17 million, or 9%, to $211 million for the First Three Quarters 1997. The increase in revenues was driven by strong lodging results.

           The Company's moderate-priced Courtyard properties reported an 8% increase in REVPAR for the First Three Quarters 1997 due primarily to an increase in average room rates of 7%, while average occupancy increased almost one percentage point. Due to the continued high occupancy of these properties, the Company expects future increases in REVPAR to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

           The Company's extended-stay Residence Inn properties reported a 5% increase in REVPAR for the First Three Quarters of 1997 due primarily to an increase in average room rates of 6%, while average occupancy decreased less than one percentage point. Due to the high occupancy of these properties, the Company expects future increases in REVPAR also to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

           The Company's economy-priced Fairfield Inn properties, reported a slight increase in REVPAR for the First Three Quarters 1997 due primarily to an increase in average room rates of 1%, while average occupancy decreased less than one percentage point. Due to the high occupancy of these properties, the Company expects future increases in REVPAR to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

           Operating Costs and Expenses. Operating costs and expenses consist of depreciation, amortization, property taxes, ground and equipment rent, insurance and other costs. Operating costs and expenses remained unchanged at $95 million for the First Three Quarters 1997. As a percentage of revenues, operating costs and expenses represented 45% and 49% of revenues for the First Three Quarters 1997 and the First Three Quarters 1996, respectively.

           Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $17 million, or 17%, to $116 million for the First Three Quarters 1997 reflecting the strong operating leverage of the Hotels. Operating profit as a percentage of revenues represented 55% of revenues for the First Three Quarters 1997 and 51% of revenues for the First Three Quarters 1996.

           Corporate Expenses. Corporate expenses increased $__ million to $__ million. As a percentage of revenues, corporate expenses represented ___% of revenues for the First Three Quarters 1997 and __% of revenues for the First Three Quarters 1996.

           Interest Expense. Interest expense increased $1 million to $50 million.

           Income Before Extraordinary Items and Consolidation Expenses. Income before extraordinary items and consolidation expenses increased $16 million to $69 million reflecting the strong operating results of the Hotels.

Minimum Condition with No Notes Issued - First Three Quarters 1997 Compared to
           First Three Quarters 1996

           Revenues. Revenues consist of lease revenues from the Lessees. Revenues increased $17 million, or 11%, to $167 million for the First Three Quarters 1997. The increase in revenues was driven by strong lodging results.

           The Company's moderate-priced Courtyard properties reported an 8% increase in REVPAR for the First Three Quarters 1997 due primarily to an increase in average room rates of 7%, while average occupancy increased almost one percentage point. Due to the continued high occupancy of these properties, the Company expects future increases in REVPAR to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

           The Company's extended-stay Residence Inn properties reported an 5% increase in REVPAR for the First Three Quarters of 1997 due primarily to an increase in average room rates of 6%, while average occupancy decreased less than one percentage point. Due to the high occupancy of these properties, the Company expects future increases in REVPAR also to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

           Operating Costs and Expenses. Operating costs and expenses consist of depreciation, amortization, property taxes, ground and equipment rent, insurance and other costs. Operating costs and expenses remained at $74 million for the First Three Quarters 1997. As a percentage of revenues, operating costs and expenses represented 44% and 49% of revenues for the First Three Quarters 1997 and the First Three Quarters 1996, respectively.

           Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $17 million, or 22%, to $93 million reflecting the strong operating leverage of the Hotels. Operating profit as a percentage of revenues represented 56% of revenues for the First Three Quarters 1997 and 51% of revenues for the First Three Quarters 1996.

           Corporate Expenses. Corporate expenses increased $__ million to $__ million. As a percentage of revenues, corporate expenses represented __% of revenues for the First Three Quarters 1997 and ___% of revenues for the First Three Quarters 1996.

           Interest Expense. Interest expense remained unchanged at $42 million for the First Three Quarters 1997.

           Income Before Extraordinary Items and Consolidation Expenses. Income before extraordinary items and consolidation expenses increased $17 million to $54 million reflecting the strong operating results of the Hotels.

Inflation

           The Company's lodging properties are impacted by inflation through its effect on increasing costs, which increasing costs may affect the Lessees' ability to pay rent under the Leases and on the Managers' ability to increase room rates. Unlike other real estate operations, hotels have the ability to change room rates on a daily basis, so the impact of higher inflation generally can be passed on to customers.

New Accounting Standards

           The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," during the first quarter of 1996. The adoption of SFAS No. 121 did not have an effect on the Company's combined consolidated financial statements.

                                  MANAGEMENT


Trustees, Executive Officers and Key Employees of CRFLT

           The following table sets forth certain information with respect to persons who are Trustees or will be elected Trustees ("Proposed Trustees") immediately after the completion of the Consolidation, and the executive officers and other key employees of CRFLT (or the Company):


           Name            Age            Position with CRFLT (or the Company)
--------------------------------------------------------------------------------













           The following is a biographical summary of the experience of the Proposed Trustees and officers of CRFLT:

Committees of the Board of Trustees

           Promptly following the consummation of the Consolidation, the Board of Trustees of CRFLT will establish the following committees:

           Audit Committee. The Audit Committee will consist of at least three independent Trustees. The Audit Committee will be established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accounts, consider the range of audit and non-audit fees and review the adequacy of CRFLT's internal accounting controls.

           Executive Committee. The Executive Committee will consist of ____________, _______ and one independent trustee. The Executive Committee will have such authority as is delegated to it by the Board of Trustees, including authority to acquire, dispose of and finance investments for CRFLT and to authorize the execution of contracts and agreements.

           Compensation Committee. The Compensation Committee will consist of three independent Trustees and will determine compensation for CRFLT's executive officers and will administer CRFLT's Employee Share Option Plan, Restricted Share Plan and Incentive Compensation Plan.

           CRFLT may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Trustees.


Compensation of Trustees

           CRFLT intends to pay its Trustees who are not officers of CRFLT fees for their services as Trustees. These Trustees will receive annual compensation of $_____ plus a fee of $_____ respectively, for attendance (in person or by telephone) at each meeting of the Board of Trustees. Officers of CRFLT who are Trustees will not be paid any trustee fees. In addition, CRFLT will reimburse its Trustees for reasonable travel expenses and out of pocket expenses incurred in connection with their activities on behalf of CRFLT.

           CRFLT intends to adopt a Non-employee Trustee Share Option Plan under which each director who is not an employee of CRFLT will receive, upon the closing of the Consolidation, an option to purchase _____ Common Shares for a price per share equal to $_____. The plan also will provide for automatic grants of options, exercisable for _____ Common Shares, to newly appointed non-employee Trustees. The exercise price per share of all options granted under the plan will be equal to the fair market value of the Common Shares on the date of grant. Each option will have a term of _____ years, and will become exercisable _____ after the date of grant. The exercise price of options granted under the plan may be paid in cash or by delivering Common Shares having a fair market value equal to the purchase price.


Executive Compensation

           The following table sets forth the annual base salary levels and options expected to be paid in 1998 to CRFLT's Chief Executive Officer and CRFLT's four other most highly paid executive officers (the "Named Executive Officers").

                                                                                  1998 Base                       Options
                    Name                                Title                     Salary/(1)/                 Allocated/(2)/
            ---------------------                 ------------------             ------------                 -------------



----------------

/(1)/ Does not include bonuses that may be paid to the Named Executive Officers. See "--Incentive Compensation" below.

/(2)/ Upon the effective date of the Consolidation, options to purchase Common Shares will be granted to officers and other employees of CRFLT under CRFLT's share option plan at a price equal to the initial public offering price.

           For a comparison of the reimbursements and distributions currently payable to the Hotel Partnership GPs and their affiliates and the reimbursements and distributions to be paid by CRFLT, on a pro forma basis, to the Hotel Partnership GPs following the Consolidation, see "Background and Reasons for the Consolidation -- Reimbursements and Distributions to Hotel Partnership GPs."

Employment Agreements

           The Company will have employment agreements with certain of its executive officers. The terms of such agreements currently are under negotiation.


Option and Restricted Share Plans

           Prior to the completion of the Consolidation, CRFLT intends to adopt the 1998 Employee Share Option and Restricted Share Plan (the "Employee Plan") for the purpose of attracting and retaining highly qualified executive officers, trustees and employees.

           The Employee Plan will be qualified under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Employee Plan will be administered by the Compensation Committee and provide for the granting of share options, share appreciation rights or restricted shares with respect to up to ___% of CRFLT's outstanding Common Shares (calculated on a fully diluted basis) to executive or other key employees of CRFLT. Common Share options are expected to be in the form of non-statutory stock options, and are exercisable for up to 10 years following the date of the grant. The exercise price of each option will be set by the Compensation Committee; provided, however, that the price per share must be equal to or greater than the fair market value of the Common Shares on the grant date.

           The Employee Plan also provides for the issuance of share appreciation rights which will generally entitle a holder to receive cash or shares, as determined by the Compensation Committee at the time of exercise, equal to the difference between the exercise price and the fair market value of the Common Shares. In addition, the Employee Plan permits CRFLT to issue restricted Common Shares to executive or other key employees upon such terms and conditions as shall be determined by the Compensation Committee in its sole discretion.


Incentive Compensation

           CRFLT has established an incentive compensation plan for key officers of CRFLT and its subsidiaries. This plan will provide for payment of cash bonuses to participating officers after evaluating the officer's performance and the overall performance of CRFLT. The primary performance target is based on CRFLT's net cash flow from operations. The Chief Executive Officer will make recommendations to the Compensation Committee of the Board of Trustees, which will make the final determination for the award of bonuses. The Compensation Committee will determine such bonuses, if any, for the Chief Executive Officer.


Limitation of Liability and Indemnification

           The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of CRFLT contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

           The Declaration of Trust of CRFLT authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer or (b) any individual who, while a trustee of CRFLT and at the request of CRFLT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Trustee or officer of CRFLT. The Bylaws of CRFLT obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of CRFLT and at the request of CRFLT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit CRFLT to indemnify and advance expenses to any person who served as a predecessor of CRFLT in any of the capacities described above and to any employee or agent of CRFLT or a predecessor of CRFLT. The Bylaws require CRFLT to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

           The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of CRFLT require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by CRFLT as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by CRFLT if it shall ultimately be determined that the standard of conduct was not met.

           The Partnership Agreement also provides for indemnification of CRFLT and its officers and trustees to the same extent that indemnification is provided to officers and trustees of CRFLT in its Declaration of Trust, and limits the liability of CRFLT and its officers and trustees to the Company and its respective partners to the same extent that the liability of the officers and trustees of CRFLT to CRFLT and its shareholders is limited under CRFLT's Declaration of Trust.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, CRFLT has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Lessees

Executive Officers and Key Employees of the Lessees

           The following table sets forth certain information with respect to persons who are executive officers and other key employees of the Lessees (or one or more of its principal operating subsidiaries):


      Name                   Age               Position with the Lessees
--------------------------------------------------------------------------------





           The following is a biographical summary of the experience of the executive officers and key employees of the Lessees:

The Managers


Executive Officers and Key Employees of the Managers

           The following table sets forth certain information with respect to persons who are executive officers and other key employees of the Managers (or one or more of its principal operating subsidiaries):


      Name                   Age               Position with the Manager
--------------------------------------------------------------------------------

           The following is a biographical summary of the experience of the executive officers and key employees of the Manager:

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           Subsidiaries of Host serve as the sole general partner for each of the Hotel Partnerships to be consolidated into the Company. The Hotel Partnership GP has a one percent ownership interest in RIBM1, RIBM2 and FIBM, and a five percent ownership interest in CBM1, CBM2 and Res USA. Host and its subsidiaries own limited partnership interests of 1.25%, 1.39% and 9.95% in CBM1, CBM2 and FIBM, respectively.

           Host, as parent of the Hotel Partnership GPs, has guaranteed mortgage loans for several of the Hotel Partnerships. As of January 3, 1997 and December 29, 1995, $12,975,000 (including $5,634,000 of accrued interest) and $19,834,000
(including $6,004,000 of accrued interest), respectively, had been advanced by Host to the Hotel Partnerships under two of the mortgage loan guarantees. The advance outstanding at January 3, 1997 bore interest at 8.25%.

           In July 1996, Host provided an unsecured nonrecourse loan to Res USA in the amount of $5,393,000 to repay a maturing mortgage loan. The loan bore interest at prime plus one percent (9.25% at January 3, 1997) and was repaid in full in April 1997.

           As parent of the Hotel Partnership GPs, Host provides certain administrative services to them. The cost of these services is reimbursed by the Hotel Partnerships. Total costs reimbursed was approximately $1 million for each fiscal years 1996, 1995 and 1994, respectively.

                          PRINCIPAL SECURITY HOLDERS

           The following table sets forth the expected beneficial ownership of Units of (i) each person who is expected to hold more than a 5% interest in the Company, (ii) trustees of CRFLT, (iii) the Chief Executive Officer and the four most highly compensated executive officers of CRFLT and (iv) the trustees and executive officers of CRFLT as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power.

           The "Percent of All Units" represents the number of Units the person is expected to hold immediately after the Consolidation, as a percentage of the total number of Units expected to be outstanding immediately after the Consolidation (including Units held by CRFLT). The information in this table assumes that all transactions comprising the Consolidation are consummated as currently expected.

                                                     Units
                                   ---------------------------------------
                                    Number of Units             Percent of
Name of Beneficial Owner           Beneficially Owned           All Units
------------------------           ------------------           ---------

                             DESCRIPTION OF UNITS

           Partners whose Hotel Partnership participates in the Consolidation will receive Units in exchange for their Hotel Partnership Interests. Limited Partners who exercise Dissenters' Rights and elect to receive Notes will tender their Units to the Company in exchange for Notes. See "The Consolidation -- Rights of Dissenting Partners." After the Initial Holding Period, each limited partner in the Company (other than CRFLT) will be entitled to have each of his Units redeemed by the Company for cash equal to the fair market value, at the time of redemption, of one Common Share (subject to adjustment to reflect any stock split, stock dividend or other transaction affecting the number of Common Shares outstanding but not affecting the number of Units outstanding), or, at the option of CRFLT, Common Shares (subject to adjustment as described herein). The material terms of the Common Shares, including a summary of certain provisions of CRFLT's Declaration of Trust and Bylaws, are set forth in "Description of Shares of Beneficial Interest." The material terms of the Units, including a summary of certain provisions of the Partnership Agreement, are set forth below. The following description of the terms and provisions of the Units and certain other matters does not purport to be complete and is subject to, and qualified in its entirety by, reference to applicable provisions of Delaware law and the Partnership Agreement. A copy of the Partnership Agreement in substantially the form in which it will be adopted (subject to such modifications as do not materially and adversely affect the rights of the holders of Units to be issued in the Consolidation) is attached as Appendix A to this Consent Solicitation. Each Person acquiring Units in the Consolidation or thereafter will be deemed bound by the terms and conditions of the Partnership Agreement. For a comparison of the voting and certain other rights of Limited Partners in the Hotel Partnerships, holders of Units in the Company and shareholders of CRFLT, see "Comparison of Ownership of Hotel Partnership Interests, Units and Common Shares -- Voting Rights."


General

           Holders of Units (other than CRFLT in its capacity as general partner) will hold a limited partnership interest in the Company, and all holders of Units (including CRFLT in its capacity as general partner) will be entitled to share in cash distributions from, and in the profits and losses of, the Company. Because CRFLT will hold a number of Units equal to the number of Common Shares outstanding, each Unit generally will receive distributions in the same amount paid on each Common Share. See "Distribution and Other Policies -- Distribution Policy."

           Holders of Units will have the rights to which limited partners are entitled under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"). The Units to be issued in the Consolidation will not be registered pursuant to any federal or state securities laws, and they will not be listed on any exchange or quoted on any national market system. The Partnership Agreement imposes certain restrictions on the transfer of Units, as described below.


Formation

           The Company was formed as a Delaware limited partnership under the Delaware Act on December 4, 1997. Upon the consummation of the Consolidation, CRFLT will be admitted to the Company as the sole general partner of the Company. Following the Consolidation and the Offering, CRFLT is expected to hold a substantial amount of the interests in the Company. Of the interests in the Company allocated to CRFLT, a 1% interest in the Company will be held by CRFLT as the general partner of the Company, and the remaining interests in the Company allocated to CRFLT will be held by CRFLT as a limited partner in the Company.

Purposes, Business and Management

           The purpose of the Company includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Delaware Act, except that the Partnership Agreement requires the business of the Company to be conducted in such a manner that will permit CRFLT to qualify as a REIT under Section 856 of the Code, unless CRFLT ceases to qualify as a REIT for reasons other than the conduct of the business of the Company. Subject to the foregoing limitation, the Company may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity.

           CRFLT, as general partner of the Company, has the exclusive power and authority to conduct the business of the Company subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Company by virtue of being a holder of Units.

           In particular, the limited partners expressly acknowledge in the Partnership Agreement that CRFLT is acting on behalf of the Company's limited partners and CRFLT's shareholders collectively, and is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of the Company. Subject to the Lock-out Provisions (which are intended for the benefit of the Hotel Partnership GPs in CBM1 and CBM2 and can be waived with the consent of Host), CRFLT intends to make decisions in its capacity as general partner of the Company so as to maximize the profitability of CRFLT and the Company as a whole, independent of the tax effects on the limited partners. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation." CRFLT and the Company will have no liability to a limited partner as a result of any liabilities or damages incurred or suffered by, or benefits not derived by, a limited partner as a result of an action or inaction of CRFLT as general partner of the Company as long as CRFLT acted in good faith.


Ability of CRFLT to Engage in Other Businesses; Conflicts of Interest

           CRFLT, as general partner, may not conduct any business other than the business of the Company without the consent of the holders of a majority of the limited partnership interests (not including the limited partnership interests held by CRFLT in its capacity as a limited partner in the Company). Other persons (including officers, trustees, employees, agents and other affiliates of CRFLT) will not be prohibited under the Partnership Agreement from engaging in other business activities. See "Distribution and Other Policies -- Conflicts of Interest Policies." However, CRFLT, on behalf of the Company, has adopted certain policies and entered into certain agreements with affiliates of CRFLT and the Company regarding noncompete provisions and avoidance of conflicts of interest. In addition, the Partnership Agreement does not prevent another person or entity that acquires control of CRFLT in the future from conducting other businesses or owning other assets, even though such businesses or assets may be ones that it would be in the best interests of the limited partners for the Company to own.


Distributions; Allocations of Income and Loss

           The Partnership Agreement provides for the quarterly distribution of Available Cash (as defined below), to the extent required under the Code to preserve CRFLT's qualification as a REIT, as determined in the manner provided in the Partnership Agreement, to CRFLT and the limited partners in proportion to their percentage interests in the Company. "Available Cash" is generally defined as net income plus depreciation and amortization and any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments. At the time of the Consolidation, neither CRFLT nor the limited partners will be entitled to any preferential or disproportionate distributions of Available Cash. The Partnership

Agreement provides for the allocation to CRFLT, as general partner, and the limited partners of items of Company income and loss as described in "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Allocations of Company Income, Gain, Loss and Deductions."


Borrowing by the Company

           CRFLT is authorized to cause the Company to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Company, including to finance and refinance the assets of the Company. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Company. CRFLT also may cause the Company to borrow money to enable the Company to make distributions, including distributions in an amount sufficient to permit distributions to holders of Units, including CRFLT, in amounts sufficient to permit CRFLT, as long as it qualifies as a REIT, to avoid the payment of any federal income tax. See "Distribution and Other Policies -- Financing Policies." Pursuant to the Lock-out Provisions, the Company may not, earlier than one year prior to its maturity, repay the existing indebtedness of the Courtyard Hotels during the Lock-out Period (other than the CBM2 Certificates, which are to be prepaid at the closing of the Consolidation) without the consent of the holders of the Units issued in the Consolidation to the original Hotel Partnership GP of CBM1 or CBM2, as the case may be, unless the repayment is in connection with either a refinancing of the outstanding debt (on a basis that is nonrecourse to the Company and the Hotel Partnership GP and with the least amount of principal amortization as is available on commercially reasonable terms) or an involuntary sale pursuant to foreclosure of a mortgage securing the debt (or other similar event). In addition, during the Lock-out Period, the Company is obligated to use commercially reasonable efforts, commencing one year prior to the stated maturity, to refinance at maturity (on a basis that is nonrecourse to the Company and the Hotel Partnership GP and with the least amount of principal amortization as is available on commercially reasonable terms) the existing indebtedness of the Courtyard Hotels (other than the CBM2 Certificates, which are to be prepaid at the closing of the Consolidation) at not less than the principal amount outstanding on the maturity date. Finally, during the Lock-out Period, the Company cannot incur debt secured by any of the Courtyard Hotels if the amount of the new debt would exceed the greater of 60% of the value of the property securing the debt or the amount of existing debt being refinanced (plus the costs associated therewith).


Reimbursement of CRFLT; Transactions with CRFLT and its Affiliates

           CRFLT will not receive any compensation for its services as general partner of the Company. CRFLT, however, as a partner in the Company, has the same right to allocations and distributions as other partners in the Company. In addition, the Company will reimburse CRFLT for all expenses it incurs relating to the Consolidation, the ongoing operation of CRFLT and any other offering of additional Units or Common Shares (or rights, options, warrants or convertible or exchangeable securities), including expenses in connection with the registration of Common Shares for issuance in exchange for Units upon the assumption by CRFLT of a Unit Redemption Right exercised by a limited partner of the Company. See "-- Unit Redemption Right."

           Except as expressly permitted by the Partnership Agreement, CRFLT and its affiliates will not engage in any transactions with the Company except on terms that are fair and reasonable and no less favorable to the Company than would be obtained from an unaffiliated third party.

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

Liability of CRFLT and Limited Partners

           CRFLT, as general partner of the Company, will be liable for all general recourse obligations of the Company to the extent not paid by the Company. CRFLT will not be liable for the nonrecourse obligations of the Company.

           The limited partners of the Company will not be required to make additional capital contributions to the Company. Assuming that a limited partner does not take part in the control of the business of the Company and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of a limited partner for obligations of the Company under the Partnership Agreement and the Delaware Act will be limited, subject to certain exceptions, generally to the loss of such limited partner's investment in the Company represented by his Units. Under the Delaware Act, a limited partner may not receive a distribution from the Company if, at the time of the distribution and after giving effect thereto, the liabilities of the Company, other than liabilities to parties on account of their interests in the Company and liabilities for which recourse is limited to specified property of the Company, exceed the fair value of the Company's assets, other than the fair value of any property subject to nonrecourse liabilities of the Company, but only to the extent of such liabilities. The Delaware Act provides that a limited partner who receives a distribution knowing at the time that it violates the foregoing prohibition is liable to the Company for the amount of the distribution. Unless otherwise agreed, such a limited partner will not be liable for the return of such distribution after the expiration of three years from the date of such distribution.

           The Company expects to qualify to conduct business in various states in which the conduct of its business requires such qualification. Maintenance of limited liability may require compliance with certain legal requirements of those jurisdictions and certain other jurisdictions. Limitations on the liability of a limited partner for the obligations of a limited partnership have not been clearly established in many jurisdictions. Accordingly, if it were determined that the right, or exercise of the right by the limited partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "control" of the Company's business for the purposes of the statutes of any relevant jurisdiction, the limited partners might be held personally liable for the Company's obligations. The Company will operate in a manner CRFLT deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.


Exculpation and Indemnification of CRFLT

           The Partnership Agreement generally provides that CRFLT, as general partner of the Company, will incur no liability to the Company or any limited partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, if CRFLT carried out its duties in good faith. In addition, CRFLT is not responsible for any misconduct or negligence on the part of its agents, provided CRFLT appointed such agents in good faith. CRFLT may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that CRFLT reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

           The Partnership Agreement also provides for indemnification of CRFLT, the trustees and officers of CRFLT and such other persons as CRFLT may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the proceeding unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the

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case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.


Sales of Assets and Lock-out Provisions

           Under the Partnership Agreement, CRFLT generally has the exclusive authority to determine whether, when and on what terms the assets of the Company (including the Hotels) will be sold, subject to the Lock-out Provisions. In addition, CRFLT is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Company to undertake a specific transaction. A sale of all or substantially all of the assets of the Company (or a merger of the Company with another entity), however, requires an affirmative vote of a majority of the outstanding Units (including Units held by CRFLT) but also is subject to the Lock-out Provisions.

           Under the Lock-out Provisions, during such time that Host or its affiliates hold the Units issued in the Consolidation for its interests in CBM1 or CBM2 (the "Courtyard Units"), the Company may not sell or otherwise dispose of any of the Courtyard Hotels for a period of __ years from the Closing Date of the Consolidation (the "Lock-out Period") (except pursuant to a sale or other disposition of all or substantially all of the Company's assets approved as described below, an involuntary sale pursuant to foreclosure of a mortgage secured by one of the Courtyard Hotels or a bankruptcy proceeding, and certain transactions, including a "Section 1031 like-kind exchange," that would not result in the recognition of any gain for tax purposes by the holders of the Courtyard Units) without the consent of the holders of the Units issued in the Consolidation to the original Hotel Partnership GP of CBM1 or CBM2, as the case may be. If, at any time during the Lock-out Period, Host disposes of its Courtyard Units, the Lock-out Provisions are no longer applicable to any sale of any of the Courtyard Hotels. Under the Lock-out Provisions, a sale or other disposition of all or substantially all of the assets of the Company during the Lock-out Period generally would require the consent of the holders of the Units issued in the Consolidation to the original Hotel Partnership GP of CBM1 or CBM2, as the case may be. The consent requirement under the Lock-out Provisions, however, would not apply in the event of a merger or consolidation involving the Company and substantially all of its assets if (i) the transaction would not result in the recognition of any gain with respect to the Courtyard Units, (ii) the Lock-out Provisions would continue to apply with respect to each of the Courtyard Hotels owned by CBM1 and CBM2 at the time of the Consolidation and
(iii) the surviving entity agrees to a number of restrictions and conditions for the benefit of the Hotel Partnership GPs of CBM1 and CBM2 designed to preserve the benefit of certain provisions and restrictions in the Partnership Agreement for such Hotel Partnership GPs (and Host and its affiliates).


Removal of the General Partner; Transfer of CRFLT's Interests

           The Partnership Agreement provides that the limited partners may not remove CRFLT as general partner of the Company with or without cause (unless neither CRFLT nor its parent entity is a "public company," in which case CRFLT may be removed for cause). In addition, CRFLT may not transfer any of its interests as general or limited partner of the Company, except in connection with a merger or sale of all or substantially all of its assets, provided that
(i) the limited partners of the Company either will receive, or will have the right to receive, substantially the same consideration as holders of Common Shares, (ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of Units and (iii) such transaction has been approved by the holders of a majority of the interests in the Company (including interests held by CRFLT). CRFLT initially will hold a majority of the Units and thus would control the outcome of this vote. The Lock-out Provisions do not apply to a sale or other transfer by CRFLT of its interests as a partner in the Company, but they would apply to transfers of assets of the Company undertaken during the Lock-out Period in connection with or as part of any such transaction by CRFLT. See "-- Sales of Assets and Lock-out Provisions."

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

           Although CRFLT cannot transfer its partnership interests except in a transaction in which substantially all of the assets of the surviving entity consist of Units, the Partnership Agreement does not prevent a transaction in which another entity acquires control (or all of the shares of beneficial interest) of CRFLT and that other entity owns assets and conducts businesses outside of the Company.


Certain Voting Rights of Holders of Units During the Initial Holding Period

           During the Initial Holding Period, if a vote of the shareholders of CRFLT is required, then (i) a sale of all or substantially all of the assets of the Company, (ii) a merger involving the Company and (iii) any issuance of Units in connection with an issuance of Common Shares representing 20% or more of the outstanding Common Shares which would require shareholder approval under the rules of the NYSE, would require the approval of a majority of all outstanding Units (or, in the case of clause (iii), a majority of the Units that are voted, provided that at least a majority of the Units are voted), including Units held by CRFLT, voting as a single class with voting its Units in the same proportion as its shareholders vote. In addition, during the Initial Holding Period, any taxable sale or sales of Hotels representing more than 10% of the aggregate Appraised Value of the Hotels of any Hotel Partnership would require, in addition to any other approval requirements, the approval of a majority of all outstanding Units held by persons who formerly were Limited Partners of such Hotel Partnership, voting as a separate class.


Restrictions on Transfers of Units by Limited Partners

           The Partnership Agreement provides that no holder of Units shall, without the prior written consent of CRFLT, sell, assign, distribute or otherwise transfer all or any portion of his interest in the Company, except that a limited partner may transfer, with or without the consent of CRFLT, all or a portion of its limited partnership interest (i) in the case of a limited partner who is an individual, to a member of his immediate family, any trust formed for the benefit of himself and/or members of his immediate family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his immediate family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his immediate family, (ii) in the case of a limited partner which is a trust, to the beneficiaries of such trust, (iii) in the case of a limited partner which is a partnership, limited liability company, joint venture, corporation or other business entity to which Units were transferred pursuant to (i) above, to its partners, owners, or stockholders, as the case may be, who are members of the immediate family of or are actually the person(s) who transferred Units to it pursuant to (i) above, (iv) in the case of a limited partner which acquired Units as of the closing of the Consolidation and which is a partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, or stockholders, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or stockholders which are entities, (v) pursuant to a gift or other transfer without consideration, (vi) pursuant to applicable laws of descent or distribution, (vii) to another limited partner and (viii) pursuant to a grant of security interest or other encumbrance affected in a bona fide transaction or as a result of the exercise of remedies related thereto. All of the foregoing transfers are subject to the provisions of the Partnership Agreement which require compliance with securities laws, prohibit transfers affecting the tax status of the Company, prohibit transfers to holders of nonrecourse liabilities of the Company, and are also subject to the rules on substitution of limited partners. In addition, Limited Partners will be permitted to dispose of their Units following the expiration of the Initial Holding Period by exercising their Unit Redemption Right. See "-- Redemption of Units" below.

           The right of any permitted transferee of Units to become a substitute limited partner is subject to the consent of CRFLT, which consent CRFLT may withhold in its sole and absolute discretion. If CRFLT does not consent to the admission of a transferee of Units as a substitute limited partner, the transferee will succeed to all economic rights and benefits attributable to such Units (including the Unit Redemption Right), but will not become a limited partner or possess any other rights of limited partners (including the right to vote).

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

           Transfers of Units may be effected only by means of entries in the record of the Company and CRFLT will require evidence satisfactory to it of compliance with all transfer restrictions prior to recording any transfer.


Unit Redemption Right

           Subject to certain limitations, holders of Units (other than CRFLT) may exercise the Unit Redemption Right by providing notice to the Company at any time after the Initial Holding Period. Unless CRFLT elects to assume and perform the Company's obligation with respect to the Unit Redemption Right, as described below, the redeeming holder of Units will receive cash from the Company in an amount equal to the market value of the Units to be redeemed. The market value of a Unit for this purpose will be equal to the average of the closing trading price of a Common Share on the NYSE for the ten trading days before the day on which the redemption notice was given. In lieu of the Company's acquiring the Units for cash, CRFLT will have the right (except as described below, if the Common Shares are not publicly traded) to elect to acquire the Units directly from a holder of Units exercising the Unit Redemption Right, in exchange for either cash or Common Shares, and, upon such acquisition, CRFLT will become the owner of such Units. In either case, acquisition of such Units by CRFLT will be treated as a sale of the Units to CRFLT for federal income tax purposes. See "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company -- Unit Redemption Right." Upon exercise of the Unit Redemption Right, the right of the holder of Units to receive distributions for the Units so redeemed or exchanged will cease. At least 1,000 Units (or all remaining Units owned by the holder of Units if less than 1,000 Units) must be redeemed each time the Unit Redemption Right is exercised. The redemption generally will occur on the tenth business day after notice of the exercise of the Unit Redemption Right by a holder of Units is given to the Company, except that no redemption or exchange can occur if delivery of Common Shares would be prohibited either under the provisions of CRFLT's Declaration of Trust designed primarily to protect CRFLT's qualification as a REIT or under applicable federal or state securities laws as long as the Common Shares are publicly traded. In this regard, Host and its subsidiaries are prohibited from exercising the Unit Redemption Right with respect to Units they hold if the issuance by CRFLT to them of Common Shares in satisfaction of the Unit Redemption Right would be prohibited under the special restrictions contained in the Declaration of Trust that are applicable to their acquisition and ownership of Common Shares. See "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer."

           In the event that the Common Shares are not publicly traded but another entity whose stock is publicly traded owns more than 50% of the beneficial interests of CRFLT (referred to as the "Parent Entity"), the Unit Redemption Right will be determined by reference to the publicly traded shares of the Parent Entity and the general partner will have the right to elect to acquire the Units to be redeemed for publicly traded stock of the Parent Entity. In the event that the Common Shares are not publicly traded and there is no Parent Entity with publicly traded stock, the Unit Redemption Right would be based upon the fair market value of the Company's assets at the time the Unit Redemption Right is exercised (as determined in good faith by CRFLT), and CRFLT and the Company would be obligated to satisfy the Unit Redemption Right in cash, payable on the thirtieth business day after notice to the Company of exercise of the Unit Redemption Right.


No Withdrawal by Limited Partners

           No limited partner has the right to withdraw from or reduce his capital contribution to the Company, except as a result of the redemption, exchange or transfer of Units pursuant to the terms of the Partnership Agreement.

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

Issuance of Limited Partnership Interests

           CRFLT is authorized, without the consent of the limited partners, to cause the Company to issue additional Units to CRFLT, to the limited partners or to other persons for such consideration and upon on such terms and conditions as CRFLT deems appropriate. The Company also may issue partnership interests in different series or classes, which may be senior to the Units, including with respect to distributions and upon liquidation. If additional Units are issued to CRFLT, then CRFLT must issue additional Common Shares and must contribute to the Company the proceeds received by CRFLT from such issuance. In addition, CRFLT may cause the Company to issue to CRFLT additional partnership interests in different series or classes of equity securities, which may be senior to the Units, including with respect to distributions and upon liquidation, in connection with an offering of securities of CRFLT having substantially similar rights upon the contribution of the proceeds therefrom to the Company. Consideration for additional partnership interests may be cash or any property or other assets permitted by the Delaware Act. No limited partner has preemptive, preferential or similar rights with respect to capital contributions to the Company or the issuance or sale of any partnership interests therein.


Meetings; Voting

           Meetings of the limited partners may be called only by CRFLT, on its own motion or upon written request of limited partners owning at least 25% of the then outstanding Units (including CRFLT). Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by limited partners owning not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting of the limited partners at which all limited partners entitled to vote on such action were present. On matters in which limited partners are entitled to vote, each limited partner (including CRFLT to the extent it holds Units) will have a vote equal to the number of Units he holds. A transferee of Units who has not been admitted as a substituted limited partner with respect to such Units will have no voting rights with respect to such Units, even if such transferee holds other Units as to which it has been admitted as a limited partner. The Partnership Agreement does not provide for annual meetings of the limited partners and CRFLT does not anticipate calling such meetings.


Amendment of the Partnership Agreement

           Amendments to the Partnership Agreement may be proposed by CRFLT or by limited partners owning at least 25% of the then outstanding Units. Generally, the Partnership Agreement may be amended with the approval of CRFLT, as general partner, and limited partners (including CRFLT) holding a majority of the Units. Certain provisions regarding, among other things, the rights and duties of CRFLT as general partner (e.g., restrictions on CRFLT's power to conduct businesses other than owning Units) or the dissolution of the Company, may not be amended without the approval of a majority of the Units not held by CRFLT. Notwithstanding the foregoing, CRFLT, as general partner, will have the power, without the consent of the limited partners, to amend the Partnership Agreement as may be required to (i) add to the obligations of CRFLT as general partner or surrender any right or power granted to CRFLT as general partner,
(ii) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Partnership Agreement, (iii) establish the rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the Partnership Agreement, (iv) reflect a change of an inconsequential nature that does not materially adversely affect any limited partner, or cure any ambiguity, correct or supplement any provisions of the Partnership Agreement not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement that are not otherwise inconsistent with the Partnership Agreement or applicable law, or (v) satisfy any requirements of federal, state or local law.

           Certain amendments that would, among other things, (i) convert a limited partner's interest into a general partner's interest, (ii) modify the limited liability of a limited partner, (iii) alter the interest of a partner in profits or losses, or the rights to receive any distributions (except as permitted under the Partnership Agreement with respect to the admission of new partners or the issuance of additional Units, either of which actions will have the effect of changing the percentage interests of the partners and thus altering their interests in profits, losses and distributions) or (iv) alter the Unit Redemption Right, must be approved by CRFLT and each limited partner that would be adversely affected by such amendment. In addition, any amendment that would affect the Lock-out Provisions with respect to the Courtyard Hotels originally owned by CBM1 and CBM2 during the Lock-out Period would require the consent of the holders of Units issued in the Consolidation to the original Hotel Partnership GP of CBM1 or CBM2, as the case may be, affected by such amendment. Such consent would be required only if Host and/or the applicable Hotel Partnership GP has not already disposed of the Units received with respect to the CBM1 and CBM2 Hotel Partnership GP interests in a taxable transaction.


Books and Reports

           CRFLT is required to keep the Company's books and records at the principal office of the Company. The books of the Company are required to be maintained for financial and tax reporting purposes on an accrual basis. The limited partners will have the right, subject to certain limitations, to receive copies of the most recent Securities and Exchange Commission filings by CRFLT and the Company, the Company's federal, state and local income tax returns, a list of limited partners, the Partnership Agreement, the partnership certificate and all amendments thereto and certain information about the capital contributions of the partners. CRFLT may keep confidential from the limited partners any information that CRFLT believes to be in the nature of trade secrets or other information the disclosure of which CRFLT in good faith believes is not in the best interests of the Company or which the Company is required by law or by agreements with unaffiliated third parties to keep confidential.

           CRFLT will furnish to each limited partner, no later than the date on which CRFLT mails its annual report to its shareholders, an annual report containing financial statements of the Company (or CRFLT, if it prepares consolidated financial statements including the Company) for each fiscal year, including a balance sheet and statements of operations, cash flow, partners' equity and changes in financial position. The financial statements will be audited by a nationally recognized firm of independent public accountants selected by CRFLT. In addition, if and to the extent that CRFLT mails quarterly reports to its shareholders, CRFLT will furnish to each limited partner, no later than the date on which CRFLT mails such reports to its shareholders, a report containing unaudited financial statements of the Company (or CRFLT) as of the last day of the calendar quarter and such other information as may be required by applicable law or regulation or as CRFLT deems appropriate.

           CRFLT will use reasonable efforts to furnish to each limited partner, within 90 days after the close of each taxable year, the tax information reasonably required by the limited partners for federal and state income tax reporting purposes.


Power of Attorney

           Pursuant to the terms of the Partnership Agreement, each limited partner and each assignee appoints CRFLT, any liquidator and the authorized officers and attorneys-in-fact of each, as such limited partner's or assignee's attorney-in-fact to do the following: execute, swear to, acknowledge,

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

deliver, file and record in the appropriate public offices various certificates, documents and other instruments (including, among other things, the Partnership Agreement and the certificate of limited partnership and all amendments or restatements thereof) that CRFLT deems appropriate or necessary to effectuate the terms or intent of the Partnership Agreement. The Partnership Agreement provides that such power of attorney is irrevocable, will survive the subsequent incapacity of any limited partner and the transfer of all or any portion of such limited partner's or assignee's Units and will extend to such limited partner's or assignee's heirs, successors, assigns and personal representatives.


Dissolution, Winding Up and Termination

           The Company will continue until December 31, 2097, unless sooner dissolved and terminated. The Company will be dissolved prior to the expiration of its term and its affairs wound up upon the occurrence of the earliest of: (i) the withdrawal of CRFLT as general partner without the permitted transfer of CRFLT's interest to a successor general partner (except in certain limited circumstances); (ii) the sale of all or substantially all of the Company's assets and properties (subject to the Lock-out Provisions during the Lock-out Period); (iii) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; (iv) the entry of a final non-appealable order for relief in a bankruptcy proceeding of the general partner, or the entry of a final non-appealable judgment ruling that the general partner is bankrupt or insolvent (except that, in either such case, in certain circumstances the limited partners (other than CRFLT) may vote to continue the Company and substitute a new general partner in place of CRFLT); or (v) on or after December 31, 2057, on election by CRFLT, in its sole and absolute discretion. Upon dissolution, CRFLT, as general partner, or any liquidator will proceed to liquidate the assets of the Company and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.


Ownership Limitation

           In order to avoid the Company being treated as a corporation for federal income tax purposes, the Partnership Agreement expressly provides that during the period of time that a subsidiary of Host is acting as a Lessee, neither Host, Marriott International nor any owner of 10% or more of Host may own, actually or constructively, more than 4.9% by value of interests in the Company. The Partnership Agreement contains self-executing mechanisms intended to enforce this prohibition. For a description of the consequences of the Company being treated as a corporation for federal income tax purposes, see "Federal Income Tax Considerations -- Tax Status of the Company." As general partner of the Company, the CRFLT, in its sole and absolute discretion, may waive or modify this ownership limitation if it is satisfied that ownership in excess of this limit will not cause the Company to be treated as a corporation for federal income tax purposes.

                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

           The summary of the terms of the shares of beneficial interest of CRFLT set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws of CRFLT, copies of which have been filed as Exhibits to the Registration Statement of which this Consent Solicitation is a part.


General

           The Declaration of Trust of CRFLT provides that CRFLT may issue up to ___ million shares of beneficial interest, consisting of ____ million Common Shares and ___ million preferred shares. As of _________ __, 1998, _____ Common Shares were issued and outstanding.

           As permitted by the Maryland REIT Law, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of CRFLT, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that CRFLT has authority to issue.

           Both the MGCL and CRFLT's Declaration of Trust provide that no shareholder of CRFLT will be liable for any debt or obligation of CRFLT solely as a result of his status as a shareholder of CRFLT. CRFLT's Bylaws further provide that CRFLT shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder and that CRFLT shall reimburse each shareholder for all reasonable expenses incurred by him in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by CRFLT. Inasmuch as CRFLT carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which CRFLT's assets plus its insurance coverage would be insufficient to satisfy the claims against CRFLT and its shareholders.


Common Shares

           Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Declaration of Trust regarding restrictions on transfers of shares of beneficial interest, holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees, out of assets legally available therefor and to share ratably in the assets of CRFLT legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of CRFLT. CRFLT currently intends to pay regular quarterly distributions.

           Subject to the provisions of CRFLT's Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

           Holders of Common Shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of CRFLT. Assuming, as expected, that the Common

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

Shares are listed on the NYSE, holders of the Common Shares will generally have no dissenters' appraisal rights. Subject to the exchange provisions of CRFLT's Declaration of Trust regarding restrictions on transfer, Common Shares have equal distribution, liquidation and other rights.

           Pursuant to the Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in CRFLT's Declaration of Trust. CRFLT's Declaration of Trust does not provide for a lesser percentage in such situations. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. CRFLT's Declaration of Trust permits such action by the Board of Trustees.


Preferred Shares

           The Declaration of Trust authorizes the Board of Trustees to issue ______ million preferred shares and to classify any unissued preferred shares or to reclassify any previously classified but unissued preferred shares of any series from time to time, in one or more series. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and the Declaration of Trust to set, subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board of Trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of CRFLT that might involve a premium price for holders of Common Shares or otherwise be in their best interest. As of the date hereof, no preferred shares are outstanding and CRFLT has no present plans to issue any preferred shares.


Power to Issue Additional Common Shares and Preferred Shares

           CRFLT believes that the power of the Board of Trustees to issue additional authorized but unissued Common Shares or preferred shares and to classify or reclassify unissued Common Shares or preferred shares and thereafter to cause CRFLT to issue such classified or reclassified shares of beneficial interest in one or more series will provide CRFLT with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Shares, will be available for issuance without further action by CRFLT's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which CRFLT's securities may be listed or traded. Although the Board of Trustees has no intention at the present time of doing so, it could authorize CRFLT to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of CRFLT that might involve a premium price for holders of Common Shares or otherwise be in their best interest.


Restrictions on Ownership and Transfer

           For CRFLT to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if CRFLT, or an owner (actually or constructively) of 10% or more of CRFLT, actually or constructively owns 10% or more of a tenant of CRFLT (or a tenant of any

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partnership in which CRFLT is a partner), the rent received by CRFLT (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

           Because the Board of Trustees believes it is desirable for CRFLT to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.9% of the lesser of the number or value of Common Shares outstanding or (ii) 9.9% of the lesser of the number or value of the issued and outstanding preferred shares of any class or series of CRFLT (the "Ownership Limit"). The Ownership Limit also prohibits, so long as the Lessees are parties to the Leases and Host owns a 10% or greater interest in the Lessees, Host, Marriott International, their subsidiaries and their affiliates (including members of the Marriott family) from collectively owning shares of beneficial interests in excess of the Ownership Limit. The ownership attribution rules under the Code are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.9% of the Common Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Common Shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.9% of the outstanding Common Shares and thus subject such Common Shares to the Ownership Limit. The Board of Trustees may grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon evidence satisfactory to the Board of Trustees in its sole discretion, that such ownership will not cause a person who is an individual to be treated as owning Common Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize CRFLT's status as a REIT (for example, by causing any tenant of the Company or the Hotel Partnerships to be considered a "related party tenant" for purposes of the REIT qualification rules). As a condition of such waiver, the Board of Trustees may require undertakings or representations from the applicant with respect to preserving the REIT status of CRFLT. Under certain circumstances, the Board of Trustees may, in its sole and absolute discretion, grant an exemption for individuals to acquire Preferred Shares in excess of the Ownership Limit, provided that certain conditions are met and any representations and undertakings that may be required by the Board of Trustees are made.

           The Board of Trustees of CRFLT will have the authority to increase the Ownership Limit from time to time, but will not have the authority to do so to the extent that after giving effect to such increase, five beneficial owners of Common Shares could beneficially own in the aggregate more than 49.5% of the outstanding Common Shares.

           The Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest of CRFLT that would result in CRFLT being "closely held" under Section 856(h) of the Code or otherwise cause CRFLT to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of CRFLT if such transfer would result in shares of beneficial interest of CRFLT being owned by fewer than 100 persons.

           Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of CRFLT that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to CRFLT and provide CRFLT with such other information as CRFLT may request in order to determine the effect of such transfer on CRFLT's status as a REIT.

           If any purported transfer of shares of beneficial interest of CRFLT or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in the Declaration of the Trust, then any such purported transfer will be void and of no force or effect with

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respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "excess shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by CRFLT (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from CRFLT of the transfer of shares to the trust, the trustee of the trust (who shall be designated by CRFLT and be unaffiliated with CRFLT and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by CRFLT with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by CRFLT that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if CRFLT has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by CRFLT that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the excess shares will be void.

           In addition, shares of beneficial interest of CRFLT held in the trust shall be deemed to have been offered for sale to CRFLT, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date of CRFLT, or its designee, accepts such offer. CRFLT will have the right to accept such offer until the trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to CRFLT, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

           The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of CRFLT to attempt to qualify, or to continue to qualify, as a REIT.

           All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

           All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5% as provided in the rules and regulations

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

promulgated under the Code) of the lesser of the number or value of the outstanding shares of beneficial interest of CRFLT must give a written notice to the Company within 30 days after the end of each taxable year. In addition, each shareholder will, upon demand, be required to disclose to CRFLT in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

           These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.


Changes in Control Pursuant to Maryland Law

           Possible Limitations on Changes in Control Pursuant to Maryland Law. Under the MGCL, as applicable to REITs, certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT and any Interested Shareholder or an affiliate of the Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares.

           In addition, also under the MGCL, as applicable to real estate investments, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

           A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

           If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal

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

rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

           The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

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

                           DESCRIPTION OF THE NOTES

           The Notes will be issued under an indenture (the "Indenture"), between the Company and _____________________, as trustee (the "Indenture Trustee"). A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this Consent Solicitation is a part. The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture. As used in this section, the term "Company" means CRF Lodging Company, L.P. and not any of its Subsidiaries, unless otherwise expressly stated or the context otherwise requires.


General

           A separate series of Notes will be issued to Dissenting Partners in each Hotel Partnership who elect to receive Notes in exchange for the Units issued to them in the Consolidation. The terms of each series of Notes will be substantially identical, except with respect to the provisions for mandatory prepayment of principal, as described below (see "Principal and Interest"). The Notes will be direct, senior unsecured and unsubordinated obligations of the Company and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Company to the extent of the value of the property securing such indebtedness. The Notes also will be effectively subordinated to all existing and future third party indebtedness and other liabilities of the Company's Subsidiaries (including the Hotel Partnerships). As of _____ __, 1997, on a pro forma basis assuming the Full Consolidation Scenario, such secured indebtedness would have aggregated approximately $_______ million, and the total liabilities of the Company's Subsidiaries would have been approximately $___ million.

           The Notes will mature on ______ , 2005 (the "Maturity Date"). The Notes are not subject to any sinking fund provisions, although the Company is required to make mandatory prepayments of principal in certain events. See "___ Principal and Interest."

           Except as described under "Certain Covenants -- Limitations on Incurrence of Debt" and "-- Merger, Consolidation or Sale," the Indenture does not contain any other provisions that would limit the ability of the Company or any of its Subsidiaries to incur indebtedness or that would afford Holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Company, the management of the Company or CRFLT, or any subsidiary of any of them, (ii) a change of control of the Company or CRFLT or (iii) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "-- Merger, Consolidation or Sale," the Company may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Company that would increase the amount of the Company's indebtedness or substantially reduce or eliminate the Company's assets, which may have an adverse effect on the Company's ability to service its indebtedness, including the Notes. The Company and its management have no present intention of engaging in a highly leveraged or similar transaction involving the Company.

           The Notes will be issued in fully-registered form.

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

Principal and Interest

           The Notes will bear interest at a fixed rate of interest equal to 120% of the applicable federal rate as of the closing of the Consolidation (as defined in Section 1274 of the Code and published from time to time by the IRS), from the closing of the Consolidation or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on each ______ __ and ______ __, commencing ______ __, 1998 (each, an "Interest Payment Date"), and on the Maturity Date, to the persons (the "Holders") in whose names the Notes are registered in the security register for the Notes at the close of business on the date 15 calendar days prior to such payment day regardless of whether such day is a Business Day, as defined below (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. As of ______, 1997, the interest rate on the Notes would have been ___% per annum.

           The principal of each Note payable on the Maturity Date will be paid against presentation and surrender of such Note at the corporate trust office of the Trustee, located initially c/o _____________________________________________
______________, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

           If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or such Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

           In the event that, following the closing of the Consolidation, any Hotel Partnership (i) sells or otherwise disposes of any Hotel and realizes net cash proceeds in excess of (a) the amount required to repay mortgage indebtedness (outstanding immediately prior to the Consolidation) secured by such Hotel or otherwise required to be applied to the reduction of indebtedness of such Hotel Partnership and (b) the costs incurred by the Hotel Partnership in connection with such sale or other disposition or (ii) refinances (whether at maturity or otherwise) any indebtedness secured by any Hotel and realizes net cash proceeds in excess of (a) the amount of indebtedness secured by such Hotel at the time of the Consolidation, calculated prior to any repayment or other reduction in the amount of such indebtedness in the Consolidation (including from the proceeds of the Offering) and (b) the costs incurred by the Company or such Hotel Partnership in connection with such refinancing ("Net Cash Proceeds"), the Company will be required to prepay an aggregate amount of principal of the series of Notes related to such Hotel Partnership equal to 80% of such Net Cash Proceeds, together with interest accrued on the principal being prepaid to the date of prepayment. Notice of any mandatory principal prepayment will be given to Holders of the applicable series at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for prepayment, which date shall be not more than 60 days after the applicable sale or other disposition of such Hotel. The notice of redemption will specify, among other items, the principal amount of the Notes held by each Holder to be redeemed.


Optional Redemption

           The Notes of any series may be redeemed at any time at the option of the Company, in whole or from time to time in part, at a redemption price equal to the sum of the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date (collectively, the "Redemption Price").

           If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

           Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

           If less than all the Notes of any series are to be redeemed at the option of the Company, the Company will notify the Indenture Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Indenture Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Indenture Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part.


Limitations on Incurrence of Debt

           The Company will not, and will not permit a Subsidiary to, incur any Debt (as defined below), other than intercompany Partnership Debt (representing Debt to which the only parties are CRFLT, the Company and any of their Subsidiaries, but only so long as such Debt is held solely by any of CRFLT, the Company and any Subsidiary) that is subordinate in right of payment to the Notes, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, is greater than 60% of the Total Market Capitalization (as defined below) of the Company on the date of such incurrence.

           As used in the Indenture and the description thereof herein:

                 "Debt" of the Company or any Subsidiary means, without duplication, any indebtedness of the Company and its Subsidiaries, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company and its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company and its Subsidiaries as lessee which is reflected in the Company's consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that "Debt" shall be deemed to be incurred by the Company and its Subsidiaries on a consolidated basis whenever the Company and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof; Debt of a Subsidiary of the Company existing prior to the time it became a Subsidiary of the Company shall be deemed to be incurred upon such Subsidiary's becoming a Subsidiary of the Company; and Debt of a person existing prior to a merger or consolidation of such person with the Company or any Subsidiary of the Company in which such person is the successor to the Company or such Subsidiary shall be deemed to be incurred upon the consummation of such merger or consolidation); provided, however, that the term Debt shall not include any such indebtedness that has been the subject of an "in substance" defeasance in accordance with GAAP.

                 "Total Market Capitalization" means, as of any date, the sum of
           (i) the product of (x) the closing price of a Common Share on the NYSE on the immediately preceding trading day times (y) the total number of Units then outstanding (including Units held by CRFLT), plus (ii) the aggregate liquidation preference of all outstanding preferred units of limited partnership interest in the Company, plus
           (iii) the aggregate principal amount of all outstanding Debt of CRFLT and its subsidiaries on a consolidated basis determined in accordance with GAAP (determined on a pro forma basis after giving effect to the incurrence of any Debt on such date and the application of the proceeds thereof).

                 "Subsidiary" means (i) a corporation, partnership, limited liability company, trust, real estate investment trust or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company, (ii) a partnership, limited liability company, trust, real estate investment trust or other entity not treated as a corporation for federal income tax purposes the majority of the value of the equity interests of which are owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company or (iii) one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined below, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by the Company or by one or more Subsidiaries.


Merger, Consolidation or Sale

           The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust (any such entity, a "Corporation"), provided that (i) the Company shall be the continuing Corporation, or the successor Corporation or its transferees or assignees of such assets (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets by lease (subject to the continuing obligations of the Company set forth in the Indenture) or otherwise shall expressly assume payment of the principal of and interest on all the Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (ii) the successor Corporation formed by or resulting from any such consolidation or merger or which shall have received the transfer of assets shall be a United States Corporation; (iii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary of the Company as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iv) an officer's certificate and legal opinion covering such conditions shall be delivered to the Indenture Trustee.


Events of Default, Notice and Waiver

           The following events are "Events of Default" with respect to the Notes of any series: (i) default for 30 days in the payment of any installment of interest on any Note of such series; (ii) default in the payment of the principal of any Note at its maturity; (iii) default in the payment of any mandatory prepayment of principal on or before the date 90 days after the applicable sale or other disposition of a Hotel giving rise to the obligation to make such prepayment; (iv) default in the performance of any other covenant or warranty of the Company contained in the Indenture, such default having continued for 60 days after written notice as provided in the Indenture; (v) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or any of their respective property; (vi) any other Event of Default provided in the Indenture with respect to the Notes. The term "Significant

Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

           If an Event of Default under the Indenture occurs and is continuing, then in every such case the Indenture Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes (as defined below) may declare the principal amount of all of the Notes to be due and payable immediately by written notice thereof to the Company (and to the Indenture Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the Holders of not less than a majority in principal amount of Outstanding Notes may rescind and annul such declaration and its consequences if (i) the Company shall have paid or deposited with the Indenture Trustee all required payments of the principal of and interest on the Notes, plus certain fees, expenses, disbursements and advances of the Indenture Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Notes have been cured or waived as provided in the Indenture. The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Notes may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of or interest payable on any Note or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Note affected thereby.

           The Indenture Trustee will be required to give notice to the Holders of Notes within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Indenture Trustee may withhold notice to the Holders of any default (except a default in the payment of the principal of or interest on any Note or in the payment of any mandatory prepayment installment in respect of any Note) if specified Responsible Officers (as defined in the Indenture) of the Indenture Trustee consider such withholding to be in the interest of such Holders.

           The Indenture provides that no Holders of Notes may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any Holder of Notes from instituting suit for the enforcement of payment of the principal of (and premium, if any) interest on such Notes at the respective due dates thereof.

           Subject to provisions in the Indenture relating to its duties in case of default, the Indenture Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any Notes then Outstanding under the Indenture, unless such Holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The Holders of not less than a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or of exercising any trust or power conferred upon the Indenture Trustee. However, the Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Indenture Trustee in personal liability or which may be unduly prejudicial to the Holders of Notes of such series not joining therein.

           Within __ days after the close of each fiscal year, the Company must deliver to the Indenture Trustee a certificate, signed by one of several specified officers of CRFLT, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

           Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Notes which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each such Note affected thereby, (i) change the Stated Maturity of the principal of or premium (if any) or any installment of interest on, any such Note; (ii) reduce the principal amount of, or the rate or amount of interest on, any such Note, (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Note; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Note; (v) reduce the above stated percentage of outstanding Notes of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of each such Note affected thereby. A Note shall be deemed outstanding ("Outstanding") if it has been authenticated and delivered under the Indenture unless, among other things, such Note has been canceled or redeemed.

           The Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Notes have the right to waive compliance by the Company with certain covenants in the Indenture.

           Modifications and amendments of the Indenture will be permitted to be made by the Company and the Indenture Trustee without the consent of any Holder of Notes for any of the following purposes: (i) to evidence the succession or addition of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of the Notes; (iv) to permit or facilitate the issuance of the Notes in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of Notes in any material respect; (v) to secure the Notes; (vi) to establish the form or terms of additional notes of any series; (vii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under the Indenture by more than one Indenture Trustee; (viii) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Notes in any material respect; (ix) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Notes or additional notes under the Indenture, provided that such action shall not adversely affect the interests of the Holders of the Notes in any material respect.

           The Indenture contains provisions for convening meetings of the Holders of Notes. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Notes, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Notes of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding

Notes. Any resolution passed or decision taken at any meeting of Holders of Notes duly held in accordance with the Indenture will be binding on all Holders of Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Notes; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Notes, the Persons holding or representing such specified percentage in principal amount of the Outstanding Notes will constitute a quorum.

           Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Notes of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Notes affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.


Satisfaction and Discharge

           The Company may discharge certain obligations to Holders of Notes that have not already been delivered to the Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Indenture Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Notes are payable in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal and interest to the date of such deposit (if such Notes have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.


No Conversion Rights

           The Notes will not be convertible into or exchangeable for any capital stock of CRFLT or equity interest in the Company.


Governing Law

           The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

                 COMPARISON OF OWNERSHIP OF HOTEL PARTNERSHIP
                      INTERESTS, UNITS AND COMMON SHARES

           The information below highlights a number of the significant differences between the Hotel Partnerships, the Company and CRFLT relating to, among other things, form of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, compensation and fees and investor rights, and compares certain legal rights associated with the ownership of Hotel Partnership Interests, Units and Common Shares, respectively. These comparisons are intended to assist Limited Partners in understanding how their investments will be changed if, as a result of the Consolidation, their Hotel Partnership Interests are exchanged for Units, which are redeemable at the option of the holder thereof beginning one year after the Consolidation, at the option of CRFLT, for either Common Shares or the cash equivalent thereof. This discussion is summary in nature and does not constitute a complete discussion of these matters, and Limited Partners should carefully review the balance of this Consent Solicitation for additional important information.


------------------------------------------------------------------------------------------------------------------------------------
       HOTEL PARTNERSHIPS                                  COMPANY                                      CRFLT
------------------------------------------------------------------------------------------------------------------------------------
                                                 Form of Organization and Purpose
                                                 --------------------------------

All of the Hotel Partnerships are                The Company is a Delaware limited             CRFLT is a Maryland REIT and will
Delaware limited partnerships. The               partnership. Following the                    be the sole general partner of the
Hotel Partnership GP of each Hotel               Consolidation, the Company will               Company. CRFLT will make an
Partnership is a wholly owned                    succeed to the ownership of the               election to be taxed as a REIT under
subsidiary of Host. The purpose of               Participating Hotel Partnerships.             the Code and intends to maintain its
each Hotel Partnership includes                  The sole general partner of the               qualification as a REIT. CRFLT's
acquiring, operating, selling or                 Company, will be CRFLT. The                   only significant asset will be its
disposing of hotel properties and                Participating Hotel Partnerships, as          interest in the Company and
engaging in other activities related             wholly owned subsidiaries of the              consequently an indirect investment
or incidental thereto.                           Company, will own the Hotels and              in the Hotels owned by subsidiaries
                                                 lease them to the Lessees. The                of the Company. See "Distribution
                                                 Company will invest in a real estate          and Other Policies."
                                                 portfolio primarily consisting of
                                                 limited service and extended-stay
                                                 hotels. The business of the Company
                                                 will be limited to and conducted in
                                                 such a manner as to permit CRFLT
                                                 at all times to be qualified as a REIT
                                                 under the Code. See "Distribution and
                                                 Other Policies."


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                     COMPANY                                        CRFLT
------------------------------------------------------------------------------------------------------------------------------------
                                                 Length and Type of Investment
                                                 -----------------------------

Each of the Hotel Partnerships is a              The Company has a stated term of             CRFLT has a perpetual term and
finite-life entity with a stated term            approximately 100 years. The                 intends to continue its operations for
which expires between 2086 and 2090.             Company has no specific plans for            an indefinite time period. To the
Partners are entitled to receive cash            disposition of the assets acquired           extent CRFLT sells or refinances its
distributions out of the Hotel                   through the Consolidation or that            assets, the net proceeds therefrom
Partnership's net operating income,              may be subsequently acquired. To the         will generally be retained by CRFLT
if any, and to receive cash distributions,       extent the Company sells or refinances       for working capital and other
if any, upon liquidation of the Hotel            its assets, the net proceeds therefrom       corporate purposes, except to the
Partnership's real estate investments.           will generally be retained by the            extent distributions thereof must be
See "Background and Reasons for the              Company for working capital and new          made to permit CRFLT to qualify as
Consolidation -- Background of the Hotel         investments rather than being distributed    a REIT for tax purposes. See
Partnerships."                                   to its partners (including CRFLT), except    "Distribution and Other Policies --
                                                 to the extent distributions thereof must     Investment Policies."
                                                 be made to permit CRFLT to qualify as a
                                                 REIT for tax purposes. See "Background
                                                 and Reasons for the Consolidation --
                                                 Expected Benefits from the Consolidation"
                                                 and "Distribution and Other Policies --
                                                 Investment Policies."

       The Hotel Partnerships are structured to dissolve when the assets of the Hotel Partnerships are liquidated (or after approximately 100 years, if no liquidation occurs sooner). In contrast, the Company and CRFLT generally will constitute an operating company and will reinvest the proceeds of asset dispositions, if any, in new properties or other appropriate investments consistent with the Company's and CRFLT's investment objectives.


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                      COMPANY                                   CRFLT
------------------------------------------------------------------------------------------------------------------------------------

                                                             Liquidity
                                                             ---------

The Partnership Units in each of the            Each limited partner will have the         The Common Shares of CRFLT will
Hotel Partnerships represent                    right, beginning one year after the        be freely transferable upon
relatively illiquid investments with a          closing of the Consolidation, to           registration under the Securities Act.
limited resale market for such                  exercise his Unit Redemption Right.        The Common Shares are expected to
Partnership Units (except interests             Upon redemption, such limited              be listed on the NYSE and CRFLT
in Res USA, which has no resale                 partner will receive, at the election      expects a public market for the
market). The trading volume of such             of CRFLT, either Common Shares of          Common Shares to develop. The
Partnership Units in the resale                 CRFLT or the cash equivalent               breadth and strength of this market
market is thin and the prices at                thereof in exchange for such Units.        will depend, among other things,
which Partnership Units trade are               A limited partner may in certain           upon the number of Common Shares
generally not equal to their net asset          circumstances, transfer his Units.         outstanding, CRFLT's financial
value (and applicable federal income            See "Description of Units --               results and prospects and the
tax rules and the partnership                   Restrictions on Transfers of Units by      general interest in CRFLT's dividend
agreements of the Hotel                         Limited Partners."                         yield compared to that of other debt
Partnerships effectively prevent the                                                       and equity securities. See
development of a more active or                                                            "Background and Reasons for the
substantial market for these                                                               Consolidation -- Expected Benefits
interests). No Limited Partner can                                                         from the Consolidation."
require a Hotel Partnership to
dispose of the Hotel Partnership's
assets or redeem the Limited
Partner's interest in the Hotel
Partnership.

         Partnership Units in the Hotel Partnerships have a relatively limited resale market and Partnership Units in Res USA have no resale market. Beginning one year after the Consolidation, limited partners of the Company (other than CRFLT) will be able to exercise their Unit Redemption Right and receive, at the option of CRFLT, either cash or Common Shares on a one-for-one basis. The Common Shares of CRFLT will be freely transferable upon registration under the Securities Act. Shareholders of CRFLT are expected to achieve liquidity of their investments by trading the Common Shares in the open market.


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                      COMPANY                                 CRFLT
------------------------------------------------------------------------------------------------------------------------------------

                                                       Nature of Investment
                                                       --------------------

The limited partnership interests of           The Units constitute equity interests      The Common Shares constitute
each Hotel Partnership constitute              entitling each limited partner to his      equity interests in CRFLT. CRFLT is
equity interests entitling each                pro rata share of cash distributions       entitled to receive its pro rata share
Partner to his pro rata share of cash          made to the limited partners of the        of distributions made by the
distributions made to the Partners of          Company. The Company generally             Company with respect to the Units it
the Hotel Partnership. The Hotel               intends to retain and reinvest             holds, and each shareholder will be
Partnerships generally maintain a              proceeds of the sale of property or        entitled to his pro rata share of any
policy of long-term ownership for              excess refinancing proceeds in its         dividends or distributions paid with
current cash flow and long-term                business. See "Distribution and            respect to the Common Shares. The
appreciation. The partnership                  Other Policies."                           dividends payable to the shareholders
agreement for each Hotel Partnership                                                      are not fixed in amount and are only
specifies how the cash available                                                          paid if, when and as declared by the
for distribution, whether arising from                                                    Board of Trustees. In order to qualify
operation or sales or refinancing, is                                                     as a REIT, CRFLT must distribute at
to be shared among the Hotel                                                              least 95% of its taxable income
Partnership GP and the Limited Partners.                                                  (excluding capital gains), and any
The distributions payable to the                                                          taxable income (including capital gains)
Partners are not fixed in amount and                                                      not distributed will be subject to
depend upon the operating results and                                                     corporate income tax. See
net sale or refinancing proceeds available                                                "Distribution and Other Policies."
from the disposition of the Hotel
Partnership's assets. The Hotel
Partnerships are not authorized to raise
additional funds for (or reinvest net
sale or refinancing proceeds in) new
investments, absent amendments to the
partnership agreements of the Hotel
Partnerships.

           The limited partnership interests in the Hotel Partnerships and the Company, and the Common Shares in CRFLT, constitute equity interests in each, respectively. Each limited partner is entitled to his pro rata share of the cash distributions of his respective Hotel Partnership, and each shareholder is entitled to his pro rata share of any dividends or distributions of CRFLT which are paid with respect to the Common Shares.


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                      COMPANY                                     CRFLT
------------------------------------------------------------------------------------------------------------------------------------

                                                  Properties and Diversification
                                                  ------------------------------

The investment portfolio of each of            As a result of the Consolidation, the        As a result of the Consolidation,
the Hotel Partnerships currently               Company will own a portfolio of up           CRFLT will be the sole general
consists of 11 to 70 hotels and                to 221 hotels. The Company will              partner and a substantial limited
certain related assets. Each Hotel             own multiple brands of hotels in             partner of the Company, which will
Partnership owns hotels of a single            multiple market segments and                 own a portfolio of up to 221 hotels.
brand and in a single market                   geographic locations.
segment. See "Background and
Reasons for the Consolidation --
Background of the Hotel
Partnerships."

           The investment portfolio of each Hotel Partnership is currently limited to between 11 and 70 hotels in one brand and market segment and certain related assets. Through the Consolidation, and through additional investments that may be made from time to time, CRFLT and the Company intend to create an investment portfolio substantially larger and more diversified than the assets of any of the Hotel Partnerships individually. In addition, the larger portfolio will diversify the risks to the limited partners and shareholders over a broader group of hotels with multiple brands and market segments and would reduce the dependence of an investment upon the performance of, and the exposure to the risks associated with, any particular group of hotels currently owned by an individual Hotel Partnership.


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                     COMPANY                               CRFLT
------------------------------------------------------------------------------------------------------------------------------------

                                             Additional Equity/Potential Dilution
                                             ------------------------------------

Each Hotel Partnership was                    The Company is authorized to issue           CRFLT may issue additional equity
designed as a finite-life investment          Units and other partnership                  securities, including shares of
vehicle. None of the Hotel                    interests (including partnership             beneficial interest which may be
Partnerships are authorized to raise          interests of different series or classes     classified as one or more classes or
additional funds for (or reinvest net         that may be senior to Units) as              series of common or preferred shares
sale or refinancing proceeds in) new          determined by CRFLT in its sole              and contain certain preferences, in
investments, absent amendments to             discretion including in connection           the discretion of the Board of
their partnership agreements. Since           with acquisitions of properties. The         Trustees. Any proceeds from the
such Hotel Partnerships were not              Company may issue Units and other            issuance of equity securities by
structured to issue additional equity         partnership interests to CRFLT, as           CRFLT must be contributed to the
securities, there is little chance for        long as such interests are issued in         Company in exchange for Units. The
dilution of the Partners' share of            connection with a comparable                 issuance of additional equity
cash available for distribution.              issuance of Common Shares of                 securities by CRFLT may result in
                                              CRFLT and proceeds raised in                 the dilution of the interests of the
                                              connection with the issuance of such         shareholders, as well as interests of
                                              shares are contributed to the                holders of Units in the Company.
                                              Company. In addition, the Company            See "Distribution and Other Policies --
                                              may issue additional Units upon              Investment Policies."
                                              exercise of the options granted
                                              pursuant to option plans or
                                              restricted shares issued under
                                              restricted share plans or other
                                              employee benefit plans adopted by
                                              CRFLT.


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                               COMPANY                                           CRFLT
------------------------------------------------------------------------------------------------------------------------------------

                                                 Borrowing Policies
                                                 ------------------

The Hotel Partnership GP of each           The Company may incur debt or                    CRFLT is not restricted under its
Hotel Partnership is authorized to         enter into similar credit, guarantee,            Declaration of Trust from incurring
borrow money from itself or others         financing or refinancing                         debt. However, under the Partnership
and issue evidence of indebtedness         arrangements for any purpose with                Agreement, CRFLT, as general partner
necessary, convenient or incidental        any Person that is not CRFLT upon                of the Company, may not incur any
to the accomplishment of the               such terms that CRFLT, as sole                   debts except those for which it may
purposes of the Hotel Partnership.         general partner, determines                      be liable as general partner of the
                                           appropriate; provided, that, the                 Company and certain other limited
                                                        --------  ----                      circumstances. Therefore, all
                                           Company shall not incur any debt                 indebtedness incurred by CRFLT will
                                           that is recourse to CRFLT, except to             be through the Company. CRFLT will
                                           the extent otherwise agreed to by                have a policy of incurring debt
                                           CRFLT in its sole discretion. See                only if immediately following such
                                           "Distribution and Other Policies --              incurrence the debt-to-total market
                                           Borrowing Policies."                             capitalization ratio would be 50% or
                                                                                            less. The Board of Trustees could
                                                                                            alter or eliminate this policy. See
                                                                                            "Distribution and Other Policies --
                                                                                            Borrowing Policies."

           In conducting their business, each of the Hotel Partnerships, CRFLT and the Company may incur indebtedness to the extent deemed appropriate by their general partner or Board of Trustees, as the case may be.


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                         COMPANY                                        CRFLT
------------------------------------------------------------------------------------------------------------------------------------

                                                   Other Investment Restrictions
                                                   -----------------------------

The partnership agreements of RIBM2, Res USA  There are no restrictions upon the Company's     Neither CRFLT's Declaration of Trust
and FIBM contain provisions that prohibit     authority to enter into certain transactions,    nor its Bylaws impose any restric-
(i) the reinvestment in the Hotel Partner-    including among others, making investments,      tions upon the types of investments
ship of cash available for distribution,      lending Company funds or reinvesting the         that may be made by CRFLT, except
(ii) the purchase or lease of any real        Company's cash flow and net sale or              that under the Declaration of Trust,
property without the support of an appraisal  refinancing proceeds except (i) restrictions     the Board of Trustees is prohibited
report of an independent, nationally          precluding investments by the Company that       from taking any action that would
recognized appraiser of hotel properties,     would adversely affect CRFLT's status as a       terminate  CRFLT's status as a REIT,
(iii) the acquisition of any property in      REIT, (ii) general restrictions on trans-        unless a majority of the shareholders
exchange for interests in the Hotel Part-     actions with Affiliates, (iii) the Lock-out      vote to terminate such status.
nership or (iv) the investment in limited     Provisions and (iv) the Noncompetition           CRFLT's Declaration of Trust and
partnership interests or general partnership  Agreement.                                       Bylaws do not impose any restrictions
interests in other entities or joint                                                           upon vote to terminate such status.
ventures. The partnership agreements of                                                        CRFLT's Declaration of Trust and
CBM1, CBM2 and RIBM1 are silent as to                                                          dealings between CRFLT and trustees,
investment restrictions. None of the Hotel                                                     officers and affiliates thereof.
Partnerships are authorized to raise                                                           Maryland's REIT Law, however,
additional funds for (or reinvest net sale                                                     requires that the material facts of
or refinancing proceeds in) new investments,                                                   the relationship, the interest and
absent amendments to their partnership                                                         the transaction must be (i) disclosed
agreements.                                                                                    to the Board of Trustees and approved
                                                                                               by the affirmative vote of a
                                                                                               majority of the disinterested
                                                                                               trustees, (ii) disclosed to the
                                                                                               shareholders and approved by the
                                                                                               affirmative vote of a majority of the
                                                                                               disinterested shareholders or (iii)
                                                                                               in fact fair and reasonable. In
                                                                                               addition, CRFLT has adopted a policy
                                                                                               which requires that all contracts and
                                                                                               transactions between CRFLT and
                                                                                               trustees, officers or affiliates
                                                                                               thereof must be approved by the
                                                                                               affirmative vote of a majority of the
                                                                                               disinterested trustees. Lastly, CRFLT
                                                                                               has adopted a policy that it must
                                                                                               conduct its investment activities
                                                                                               through the Company for so long as
                                                                                               the Company exists.

     Some of the Hotel Partnership's partnership agreements contain provisions which prohibit or hinder further investment by the Hotel Partnership. The Partnership Agreement permits the Company wide latitude in choosing the type of investments to pursue. CRFLT has adopted a policy to conduct all investment activities through the Company.


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                      COMPANY                                     CRFLT
------------------------------------------------------------------------------------------------------------------------------------

                                                        Management Control
                                                        ------------------

Under each of the partnership agreements of   All management powers over the business      The Board of Trustees will direct the
the Hotel Partnerships, the Hotel Partner-    and affairs of the Company are vested in     management of CRFLT's business and
ship GPs are, subject to certain              CRFLT, as sole general partner, and no       affairs subject to restrictions contained
limitations, vested with the exclusive        limited partner of the Company will have     in CRFLT's Declaration of Trust and
right and power to conduct the business and   any right to participate in or exercise      Bylaws, the Partnership Agreement and
affairs of the Hotel Partnership and may      control or management power over the         applicable law. The Board of Trustees
appoint, contract or otherwise deal with      business and affairs of the Company          will be classified into three classes of
any Person, including employees of its        except (i) CRFLT, as sole general            trustees, the majority of which will be
affiliates, to perform any acts or services   partner, may not, without written con-       independent trustees. At each annual
for the Hotel Partnership necessary or        sent of all the limited partners or such     meeting of the shareholders, the suc-
appropriate for the conduct of the business   lower percentage of Units as may be          cessors of the class of trustees whose
and affairs of the Hotel Partnership. A       specifically provided for in the Part-       terms expire at that meeting will be
Limited Partner has no right to participate   nership Agreement or the Delaware Act,       elected. The policies adopted by the
in the management and control of a Hotel      take any action in contravention of the      Board of Trustees may be altered or
Partnership and has no voice in its affairs   Partnership Agreement; (ii) CRFLT, as        eliminated without a vote of the
except on certain limited matters that may    general partner, may not dispose of all      shareholders. Accordingly, except for
be submitted to a vote of the Limited         or substantially all of the Company's        their vote in the elections of
Partners under the terms of the Hotel         assets without the consent of the            trustees and their vote in certain
Partnership agreements. Under each Hotel      holders of a majority of the outstanding     major transactions, shareholders will
Partnership agreement, other than CBM2        Units (including Units held by CRFLT);       have no control over the ordinary
which requires a 662/3% vote, Limited         and (iii) until December 31, 2057, CRFLT     business policies of CRFLT. The Board
Partners have the right to remove their       may not cause or permit the Company to       of Trustees cannot change CRFLT's
general partner by a majority vote subject    dissolve if more than 10% of the limited     policy of maintaining its status as a
to certain conditions. The Hotel Partner-     partners object to such dissolution.         REIT, however, without the approval
ship partnership agreements for CBM1 and      CRFLT may not be removed as general          of a majority of the votes entitled
CBM2 permit removal of the general partner    partner by the limited partners with or      to be cast thereon.
only for fraud or unremedied acts of bad      without cause unless CRFLT ceases to be
faith or gross negligence. The Hotel          a "public company." See "Risk Factors
Partnership partnership agreements for        -- Risks and Effect of the Consolidation
RIBM1, RIBM2, Res USA and FIBM permit         -- Reduced Control Over Major Decisions."
removal of the general partner with or
without cause. In all cases of removal of
the general partner, however, the removal
can only occur if the Limited Partners
find a successor general partner.


     Under the partnership agreements for the Hotel Partnerships and the Partnership Agreement of the Company, the general partners are vested with the exclusive right and power to conduct the business and affairs of the partnerships. In both cases, limited partners have no voice in the affairs of the partnership except on certain limited matters. All of the Hotel Partnerships permit removal of the general partner by the limited partners, some only with, and some without, cause. The Partnership Agreement of the Company does not permit removal of CRFLT as general partner by the limited partners with or without cause. Under the Declaration of Trust and Bylaws, the Board of Trustees directs management of CRFLT. Except for their vote in the elections of trustees and their vote in certain major transactions, shareholders have no control over the management of CRFLT.

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
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      HOTEL PARTNERSHIPS                                       COMPANY                                 CRFLT
-----------------------------------------------------------------------------------------------------------------------------
                                                           Fiduciary Duties
                                                           ----------------
The Delaware Act provides that the              Under the Delaware Act, CRFLT, as         Under Maryland law, the trustees
Hotel Partnership GPs are                       general partner of the Company, is        must perform their duties in good
accountable as fiduciaries to the               accountable to the Company as a           faith, in a manner that they
Hotel Partnerships and are required             fiduciary and, consequently, is           reasonably believe to be in the best
to exercise good faith, loyalty and             required to exercise good faith and       interests of CRFLT and with the care
integrity in their dealings in                  integrity in all of its dealings          of an ordinary prudent person in a
conducting the affairs of the Hotel             with respect to partnership affairs.      like position. Trustees of CRFLT who
Partnership. The duty of good faith             However, under the Partnership            act in such a manner generally will
requires that the Hotel Partnership             Agreement, CRFLT, as general              not be liable to CRFLT for monetary
GPs deal fairly and with complete               partner, is under no obligation to        damages arising from their
candor toward the limited partners.             consider the separate interests of        activities.
The duty of loyalty requires that,              the limited partners in deciding
without the limited partners'                   whether to cause the Company to take
consent, the Hotel Partnership GPs              (or decline to take) any actions,
may not have business or other                  and CRFLT, as general partner, is
interests that are adverse to the               not liable for monetary damages for
interests of the Hotel Partnerships.            losses sustained, liabilities
The duty of fair dealing also                   incurred, or benefits not derived by
requires that all transactions                  limited partners in connection with
between the Hotel Partnership GPs               such decision, provided that CRFLT,
and the Hotel Partnerships be fair              as general partner, has acted in
in the manner in which the                      good faith and pursuant to its
transactions are effected and in the            authority under the Partnership
amount of the consideration received            Agreement.
by the Hotel Partnership GPs.

           The Hotel Partnerships GPs, CRFLT, as general partner of the Company, and the Board of Trustees of CRFLT, respectively, owe fiduciary duties to their constituent parties. Some courts have interpreted the fiduciary duties of the Board of Trustees in the same way as the duties of a general partner in a limited partnership. Therefore, although it is unclear whether, or to what extent, there are differences in such fiduciary duties, it is possible that the fiduciary duties of the trustees of CRFLT to the shareholders may be less than those of the Hotel Partnership GPs to the Hotel Partnership limited partners and CRFLT, as general partner of the Company, to the limited partners of the Company.

           The Partnership Agreement contains a specific provision to the effect that CRFLT, as general partner of the Company, is under no obligation to consider the separate interests of the limited partners of the Company in taking partnership action. Since the partnership agreements of the Hotel Partnerships do not contain such a provision, the fiduciary duties of CRFLT, as general partner of the Company, to the limited partners of the Company may be less than those of the Hotel Partnership GPs to their limited partners.

-----------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                       COMPANY                                 CRFLT
-----------------------------------------------------------------------------------------------------------------------------
                                             Management Liability and Indemnification
                                             ----------------------------------------
Under the Delaware Act, each Hotel          Under the Delaware Act, CRFLT, as         CRFLT's Declaration of Trust
Partnership GP is liable for the            general partner of the Company, is        provides that the liability of
payment of partnership obligations          liable for the payment of the             CRFLT's trustees and officers to CRFLT
and debts, unless limitations upon          obligations and debts of the              and its shareholders for money damages
such liability are expressly stated in      Company unless limitations upon           is limited to the fullest extent permitted
the document or instrument evidencing       such liability are stated in the          under Maryland law. The Declaration of
the obligation (e.g., a loan structured     document or instrument evidencing         Trust and Maryland law provide broad
as a nonrecourse obligation). Each Hotel    the obligation. Under the                 indemnification to trustees and officers,
Partnership agreement generally provides    Partnership Agreement, the                whether serving CRFLT or at its request any
that the Hotel Partnership GP will not be   Company agrees to indemnify               other entity, to the fullest extent permitted
held liable for any costs arising out of    CRFLT or any trustee or officer of        under Maryland law. CRFLT will indemnify
its action or inaction except that the      CRFLT from and against all losses,        its present and former trustees and officers,
Hotel Partnership GP will be liable for     claims, damages, liabilities, joint       among others, against judgments, penalties,
any costs which arise from the Hotel        or several, expenses (including           fines, settlements and reasonable expenses
Partnership GP's own fraud, negligence,     legal fees), fines, settlements and       actually incurred by them in connection with
misconduct or other breach of fiduciary     other amounts incurred in connection      any proceeding to which they may be made a
duty. In cases in which the Hotel           with any actions relating to the          party by reason of their service in those or
Partnership GP is indemnified, any          operations of the Company as set forth    other capacities unless it is established
indemnity is payable only from the          in the Partnership Agreement in which     that (a) the act or omission of the trustee
assets of the Hotel Partnership.            CRFLT or any such trustee or officer      or officer was material to the matter giving
                                            is involved, unless (i) the act or        rise to the proceeding and (i) was committed
                                            omission of CRFLT was material to the     in bad faith or (ii) was the result of
                                            matter giving rise to the proceeding and  active and deliberate dishonesty, (b) the either was committed in bad faith or was  trustee or officer actually
                                            the result of active and deliberate       received an improper personal benefit
                                            dishonesty; (ii) CRFLT or the other       in money, property or services
                                            person to be indemnified actually         or (c) in the case of any criminal proceeding,
                                            received an improper personal             the trustee or officer had reasonable
                                            benefit in money, property or             cause to believe that the act or omission was
                                            services or (iii) in the case             unlawful. However, under Maryland law, CRFLT
                                            of any criminal proceeding, CRFLT or      may not indemnify for an adverse judgment in
                                            the other person to be indemnified had    a suit by or in the right of the corporation.
                                            reasonable cause to believe the act or    The Bylaws of CRFLT require it, as
                                            omission was unlawful. The reasonable     a condition to advancing expenses, to obtain
                                            expenses incurred by CRFLT may be         (a) a written affirmation by the trustee
                                            reimbursed by the Company in advance of   or officer of his good faith belief that
                                            the final disposition of the proceeding   he has met the standard of conduct necessary
                                            upon receipt by the Company of an         for indemnification by CRFLT as authorized
                                            affirmation by CRFLT or the other         by the Bylaws and (b) a written statement
                                            person to be indemnified of its good      by or on his behalf to repay the amount paid
                                            faith belief that the standard of         or reimbursed by CRFLT if it shall ultimately
                                            conduct necessary for indemnification     be determined that the standard
                                            has been met and an undertaking           of conduct was not met.
                                            by CRFLT to repay the amount if it is
                                            determined that such standard was not met.

           In each of the Hotel Partnerships, the Hotel Partnership GPs will only be held liable for costs which arise from the Hotel Partnership GPs' own fraud, negligence, misconduct or other breach of fiduciary duty, and may be indemnified in certain cases. While CRFLT, as general partner of the Company, is generally liable for the payment of the obligations and debts of the Company, the Company generally agrees to indemnify CRFLT, except regarding certain unauthorized acts of CRFLT. The liability of CRFLT's trustees and officers is limited to the fullest extent permitted under Maryland law and such trustees and officers are indemnified by CRFLT to the fullest extent permitted by Maryland law.

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      HOTEL PARTNERSHIPS                                     COMPANY                                     CRFLT
----------------------------------------------------------------------------------------------------------------------------------

                                                       Liability of Investors
                                                       ----------------------
Under each of the Hotel Partnership               Under the Partnership Agreement            Under Maryland law, shareholders
agreements and the Delaware Act, the              and the Delaware Act, the                  are not personally liable for
partnership liability of Limited Partners         liability of limited partners              the debts or obligations of CRFLT.
for the Hotel Partnership's debts and             for the Company's debts and
obligations is generally limited to               obligations is generally limited
the amount of their investment in the             to the amount of their
Hotel Partnership, together with an               investment in the Company,
interest in undistributed income,                 together with an interest in
if any.                                           undistributed income, if any.


           In the Hotel Partnerships and the Company, a limited partner's liability is limited to the amount of his investment. Shareholders of CRFLT generally have no liability for the debts and obligations of CRFLT.

----------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                      COMPANY                                   CRFLT
----------------------------------------------------------------------------------------------------------------------------------

                                                       Antitakeover Provisions
                                                       -----------------------
For each of the Hotel Partnerships,           Except in limited circumstances             The Declaration of Trust and
a change in management may be effected        (see "Voting Rights" below) CRFLT,          Bylaws of CRFLT contain a
only by removal of the Hotel Partnership      in its capacity as general partner          number of provisions that
GP. See "Management Control" above for a      of the Company, has exclusive               may have the effect of
discussion of the ability to remove a         management power over the business          delaying or discouraging a
Hotel Partnership GP. In addition, the        and affairs of the Company. CRFLT           change in control of CRFLT
Hotel Partnership GP may restrict             may not be removed as general               that might be in the best
transfers of the Hotel Partnership            partner of the Company by the               interests of shareholders.
Interests. An assignee of a limited           limited partners with or without            These provisions include,
partner interest may not become a             cause (unless CRFLT is no longer            among others, (i) a Board of
substitute limited partner, entitling         a "public company," in which case           Trustees with three-year
him to vote on matters that may be            the general partner may be removed          staggered terms, (ii)
submitted to the Partners for approval,       for cause). Under the Partnership           authorized capital stock
unless the Hotel Partnership GP               Agreement, CRFLT may, in its sole           that may be classified and
consents to such substitution.                discretion, prevent a limited               issued as a variety of
                                              partner from transferring his               equity securities in the
                                              interest or any rights as a limited         discretion of the Board of
                                              partner except in certain limited           Trustees, including
                                              circumstances. CRFLT may exercise           securities having superior
                                              this right of approval to deter,            voting rights to the Common
                                              delay or hamper attempts by Persons         Shares, (iii) restrictions
                                              to acquire a majority interest in           on business combinations
                                              the Company. In addition, CRFLT has         with persons who acquire
                                              the power to impose limits on               more than a certain
                                              transfers if, and to the extent,            percentage of Common Shares,
                                              necessary to cause the Company              (iv) a requirement that
                                              not to be a "publicly traded                trustees be removed only
                                              partnership" that would be taxed            for cause and only by a
                                              as a corporation.                           vote of shareholders
                                                                                          holding at least a majority
                                                                                          of all of the shares entitled
                                                                                          to be cast for the election
                                                                                          of trustees and (v) certain
                                                                                          ownership limitations which
                                                                                          are designed to protect
                                                                                          CRFLT's status as a REIT
                                                                                          under the Code. See
                                                                                          "Description of Shares of
                                                                                          Beneficial Interest."


           Certain provisions of the governing documents of the Hotel Partnerships, the Company and CRFLT could be us ed to deter attempts to obtain control of the Hotel Partnerships, the Company and CRFLT in transactions not approved by the Hotel Partnership GPs, the general partner of the Company or the Board of Trustees, respectively.


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                COMPANY                                         CRFLT
------------------------------------------------------------------------------------------------------------------------------------

                                                      Voting Rights
                                                      -------------
Generally, with some exceptions,          Under the Partnership Agreement, the            CRFLT will be managed and controlled by
the Limited Partners of the Hotel         limited partners have voting rights as to       a Board of Trustees consisting of three
Partnerships have voting rights only      the sale of substantially all of the assets     classes having staggered terms of office.
as to major partnership transactions      of the Company, certain consolidations and      Each class is to be elected by the
to the extent provided in the Hotel       mergers and amendments of the Partnership       shareholders at annual meetings of CRFLT.
Partnership partnership agreements.       Agreement. Otherwise, all decisions relating    Maryland law requires that certain major
Such voting rights include: incurrence    to the operation and management of the Company  transactions, including most amendments
of debt, merger or consolidation with     will be made by CRFLT, in its capacity as       to CRFLT's Declaration of Trust, may not
another entity, sale of all or            general partner of the Company.                 be consummated without the approval of
substantially all of the assets of a                                                      shareholders. Each Common Share will have
Hotel Partnership, certain amendments                                                     one vote and CRFLT's Declaration of Trust
to the partnership agreement or removal                                                   permits the Board of Trustees to classify
of the Hotel Partnership GP.                                                              and issue shares of capital stock in one
                                                                                          or more series having voting power which
                                                                                          may differ from that of the Common Shares
                                                                                          See "Description of Shares of Beneficial
                                                                                          Interest."

                     The limited partners of the Hotel Partnerships and the Company have only limited voting rights. The shareholders of CRFLT will have voting rights that permit them to elect the Board of Trustees and to approve or disapprove certain major transactions. See "Risk Factors -- Reduced Control over Major Decisions."


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                    COMPANY                                         CRFLT
------------------------------------------------------------------------------------------------------------------------------------
Sale
----
The partnership agreements of                 Under the Partnership Agreement, CRFLT         Under Maryland law, the Board of
RIBM2, Res USA and FIBM allow                 generally has the exclusive authority to       Trustees is required to obtain approval
the sale of all or substantially              determine whether, when and on what terms      of the shareholders by the affirmative
all of the assets of the partnership          the assets of the Company (including the       vote of two-thirds of all the votes
with the consent of a majority of             Hotels) will be sold, subject to the           entitled to be cast on the matter in
the outstanding limited partnership           Lock-out Provisions. See "Description of       order to sell all or substantially
interests, including any limited              Units -- Sales of Assets and Lock-out          all of the assets of CRFLT. No
partnership interests held by the             Provisions." However, CRFLT, as general        approval of the shareholders is
Hotel Partnership GP unless the               partner of the Company, generally may not      required for the sale of less than
Hotel Partnership GP has an interest          sell, exchange, transfer or otherwise dispose  substantially all of CRFLT's assets.
in the vote. The partnership agreement        of all or substantially all of the Company's
of RIBM1 allows the sale of all or            assets in a single transaction or a series
substantially all of the assets of the        of related transactions (including by way
partnership with the consent of a             of merger, consolidation or other combination
majority of the outstanding limited           with any other Persons), without the consent of
partnership interests excluding any           more than 50% of the outstanding limited
limited partnership interests held by         partnership interests, including any limited
the Hotel Partnership GP. The partnership     partnership interests held by CRFLT and by the
agreements of CBM1 and CBM2 allow the         Hotel Partnership GPs or their affiliates.
sale of up to 10 or 20 hotels, respectively,  In addition, during the Initial Holding Period, without the consent of the Limited Partners.  the holders of Units of the Company have certain
CBM1's partnership agreement does not address voting rights if a vote of shareholders is
the sale of more than 10 hotels. CBM2's       required.  In connection with a sale of all or
partnership agreement implicitly allows the   substantially all of the assets of the Company
sale of more than 20 hotels with the consent  the approval of a majority of all outstanding Units,
of a majority of the outstanding limited      including the Units held by CRFLT, voting as a
partnership interests excluding any limited   single class with CRFLT voting its Units in the same
partnership interests held by the Hotel       proportion as its shareholders vote would be required.
Partnership GP.                               In addition, during the Initial Holding Period, any
                                              taxable sale or sales of Hotels representing more
                                              than 10% of the aggregate Appraised Value of the
                                              Hotels of any Hotel Partnership would require, in
                                              addition to any other approval requirements, the
                                              approval of a majority of all outstanding Units held
                                              by persons who formerly were Limited Partners of such
                                              Hotel Partnership, voting as a separate class.





                     Under each of the Hotel Partnership partnership agreements, the Partnership Agreement and CRFLT's Declaration of Trust, the sale of assets may be effected with various levels of limited partner or shareholder consent. Under most of the partnership agreements and the Declaration of Trust, the sale of assets which do not amount to all or substantially all of the assets of the Hotel Partnerships, the Company or CRFLT does not require any consent of the limited partners or shareholders, respectively.

------------------------------------------------------------------------------------------------------------------------------------
         HOTEL PARTNERSHIPS                                     COMPANY                                     CRFLT
------------------------------------------------------------------------------------------------------------------------------------
Sale to an Affiliate of the General Partner
------------------------------------------
The Hotel Partnership GPs of RIBM1, RIBM2,        The Company shall not, directly or            The Declaration of Trust has no
Res USA and FIBM may cause those Hotel            indirectly, sell, transfer or convey any      specified additional requirements
Partnerships to sell all or substantially         property to any affiliate of CRFLT that       for sales of assets to affiliates
all of their assets to its Hotel Partnership      is not also a subsidiary of the Company,      of CRFLT.
GP (or an affiliate of the Hotel Partnership      except as expressly permitted in the
GP) (A) with the consent of the Limited           Partnership Agreement or except on terms
Partners holding of a majority of the             that are fair and reasonable and no less
outstanding limited partnership interests         favorable to the Company than would be
in the Hotel Partnership excluding any            obtained from an unaffiliated third party.
limited partnership interests held by the
Hotel Partnership GP and (B) by complying
with certain notice and independent
appraisal requirements as follows:
(i) the Hotel Partnership GP must provide
to its Limited Partners at least 30 days'
notice of the proposed sale, which notice
must set forth the price and other material
terms and conditions of the proposed
transaction, (ii) the Hotel Partnership
must obtain three appraisals of the fair
market sales value of the Hotels to be
sold, which appraisals must be prepared by
independent, nationally recognized
appraisers experienced in the valuation
of hotel properties selected by the
Hotel Partnership GP (the cost of all
such appraisals must be borne by the Hotel
Partnership GP or an affiliate), (iii) such
appraisers may not have, directly or
indirectly, any material interest in or
material business or professional
relationship with the Hotel Partnership
GP or any of its affiliates and the
compensation of each such appraiser must
be determined in accordance with a
written contract before such appraisal is
prepared, (iv) the price at which the
sale is effected must not be less than
the average of the three amounts
determined by the three appraisers,
disregarding entirely any appraisal that
differs by more than 20% from the amount
determined by the appraiser whose
determination is between the highest and
lowest of the amounts determined by the
three appraisers, (v) the purchase price
must be payable in cash, (vi) no real
estate commission may be paid by the
Hotel Partnership in connection with such
sale and (vii) the Hotel Partnership GP
must include copies of such appraisals
with the above-described notice to its
Limited Partners.


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                      COMPANY                                         CRFLT
------------------------------------------------------------------------------------------------------------------------------------
The Hotel Partnership GPs of CBM1
and CBM2 may cause those Hotel
Partnerships to sell any hotels to
the Hotel Partnership GP or any
affiliate (A) with the consent of
Limited Partners holding of a majority
of the outstanding limited partnership
interests in the Hotel Partnership,
excluding any limited partnership
interests held by the Hotel Partnership
GP and (B) by complying with certain
notice and independent appraisal
requirements as follows: (i) the Hotel
Partnership GP must provide at least
30 days' notice of the proposed sale to its
Limited Partners, who thereafter must have
30 days to elect a nationally recognized
appraiser having the approval of the holders
of a majority of the Hotel Partnership
interests, (ii) such appraiser must have
30 days from the date of election to prepare
and submit to the Hotel Partnership GP an
appraisal of the fair market value of the
Hotel in question, (iii) the purchaser must
submit to the Hotel Partnership GP an
appraisal of the fair market value of the
Hotel, such appraisal to be submitted within
the time limit provided by clause (ii)
above in the case of the appraisal to be
submitted by the appraiser elected by
the Limited Partners, and (iv) the
Hotel Partnership GP must thereafter
seek the required consent and
include therewith copies of the
two appraisals.

              Under the Hotel Partnership partnership agreements and the Partnership Agreement, in addition to the general restrictions on sale of assets, there are provisions which must be met when partnership assets are sold to an affiliate of the general partner. Under the Declaration of Trust of CRFLT, however, there are no specified additional requirements.


----------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS             COMPANY                         CRFLT
----------------------------------------------------------------------------------------------

Merger
------

The partnership                   Under the Partnership                 Under Maryland law,
agreements of RIBM2,              Agreement, CRFLT generally            the Board of Trustees
Res USA and FIBM allow            may not cause a merger or             is required to obtain
a merger of each Hotel            consolidation of the Company          approval of the
Partnership with the              without the consent of a              shareholders by the
consent of a majority             majority of the outstanding           affirmative vote of
of the outstanding                limited partnership                   two-thirds of all the
limited partnership               interests (including the              votes entitled to be
interests, including              limited partnership interests         cast on the matter in
the limited partnership           held by CRFLT).                       order to merge or
interests held by the             In addition, during the               consolidate CRFLT.
Hotel Partnership GP. The         Initial Holding Period, the
partnership agreement             holders of Units of the Company
of RIBM1 allows for the           have certain voting rights if
merger of RIBM1 with              a vote of shareholders is
the consent of a majority         required. In connection with
of the outstanding                a merger of the Company the
limited partnership               approval of a majority of all
interests, excluding the          outstanding Units, including the
limited partnership               Units held by CRFLT, voting as a
interests held by the             single class with CRFLT voting its
Hotel Partnership GP.             Units in the same proportion as its
Each of the CBM1 and CBM2         shareholders vote would be required.
partnership agreements
contain no merger
provision. Under the
Delaware Act, a merger of
each of CBM1 or CBM2 could
be effected upon approval
by its Hotel Partnership GP
and the holders of a
majority of the limited
partnership interests.

        Under applicable law, most of the Hotel Partnership partnership agreements, the Partnership Agreement, and the Declaration of Trust of CRFLT, the merger of the respective partnerships and CRFLT is permitted subject to a certain level of limited partner or shareholder consent, respectively.

--------------------------------------------------------------------------------
 HOTEL PARTNERSHIPS           COMPANY                    CRFLT
--------------------------------------------------------------------------------

Dissolution
-----------

RIBM1, Res USA and          The Company will             Under Maryland law,
FIBM may be dissolved       continue until               the Board of Trustees
with the consent of a       December 31, 2097,           must obtain approval
majority of the             unless sooner dissolved      of holders of at least
outstanding limited         and terminated. The          two-thirds of the
partnership interests,      Company will be              outstanding Common
including any limited       dissolved prior to the       Shares in order to
partnership interests       expiration of its term,      dissolve CRFLT.
owned by the Hotel          and its affairs wound
Partnership GP. RIBM2       up upon the occurrence
may be dissolved with       of the earliest of: (i)
the consent of a            the withdrawal of CRFLT
majority of the             as general partner
outstanding limited         without the permitted
partnership interests,      transfer of CRFLT's
excluding any limited       interest to a successor
partnership interests       general partner (except
held by the Hotel           in certain limited
Partnership GP. The         circumstances), (ii)
partnership agreements      the sale of all or
for CBM1 and CBM2           substantially all of the
require the consent of      Company's assets and
a majority (66 2/3% vote    properties (subject to
for CBM2) of the            the Lock-out Provisions
outstanding limited         during the Lock-out
partnership interests,      Period), (iii) the entry
excluding the limited       of a decree of judicial
partnership interests       dissolution of the
owned by the Hotel          Company pursuant to the
Partnership GP, and a       provisions of the
commission of fraud,        Delaware Act, (iv)
unremedied bad faith        the entry of a final
or gross negligence         non-appealable order for
on the part of the          relief in a bankruptcy
Hotel Partnership GP.       proceeding of the
                            general partner, or the
                            entry of a final non-
                            appealable judgment
                            ruling that the
                            general partner is
                            bankrupt or insolvent
                            (except that, in either
                            such case, in certain
                            circumstances the
                            limited partners (other
                            than CRFLT) may vote to
                            continue the Company
                            and substitute a new
                            general partner in place
                            of CRFLT), or (v) on or
                            after December 31, 2057,
                            on election by CRFLT, in
                            its sole and absolute
                            discretion. Upon
                            dissolution, CRFLT, as
                            general partner, or any
                            liquidator will proceed
                            to liquidate the assets
                            of the Company and apply
                            the proceeds therefrom
                            in the order of priority
                            set forth in the
                            Partnership Agreement.


        Under each of the Hotel Partnership partnership agreements, the Partnership Agreement and CRFLT's Declaration of Trust, the respective entities may be dissolved with the consent of a certain percentage of the outstanding interests. Under some Hotel Partnership partnership agreements, the limited partnership interests of the Hotel Partnership GP may be voted; in others, the Hotel Partnership GP's limited partnership interest may not be voted.


-----------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                COMPANY                                          CRFLT
------------------------------------------------------------------------------------------------------------------------------------
Amendments
----------
Each of the partnership agreements           Amendments to the Partnership                   Amendments to CRFLT's Declaration
for CBM1, CBM2 and RIBM1 allows              Agreement may be proposed by                    of Trust must be approved by the
amendment of most of its provisions          CRFLT, as general partner of the                Board of Trustees and by the vote
with the consent of a majority of            Company, or any limited partner                 of at least two-thirds of the
outstanding partnership interests,           holding 25% or more of the limited              votes entitled to be cast at a
excluding those held by the Hotel            partnership interests. Subject to               meeting of shareholders, except
Partnership GP. The partnership              certain exceptions, such proposed               that an amendment of the provisions
agreements for RIBM2, Res USA and            amendment must be approved by the               relating to the classified Board of
FIBM allow amendments with the               vote of CRFLT, as general partner,              Trustees and the power to remove
consent of a majority of the                 and the holders of at least a                   trustees must be approved by an 80%
outstanding partnership interests,           majority of the outstanding limited             vote. An amendment relating to
including those held by the Hotel            partnership interests of the Company,           termination of REIT status requires a
Partnership GP as long as the Hotel          including limited partnership                   majority of the votes entitled to be
Partnership GP does not have an              interests held by CRFLT. In addition,           cast thereon.
interest in the vote. Amendments to          with certain exceptions, CRFLT, as
the Hotel Partnership partnership            general partner, has broad discretion
agreements that require the unanimous        to amend the Partnership Agreement
consent (subject to the exclusion of         without the consent of the limited
Hotel Partnership GP votes as                partners.
described above) include: (i)
converting the interest of a Limited
Partner into a general partner's
interest; (ii) any act adversely
affecting the liability of a Limited
Partner; (iii) altering the interest
of a Partner in net profits, net
losses, gain, loss, or distributions
of cash available for distribution,
sale proceeds or refinancing
proceeds; (iv) reducing the
percentage of Partners which is
required to consent to any action
in the partnership agreement; (v)
limiting in any manner the liability
of the Hotel Partnership GP; or (vi)
causing the Hotel Partnership to be
taxed, for federal income tax
purposes, as an association taxable
as a corporation.


                     Under both the Hotel Partnership partnership agreements and the Partnership Agreement, amendment to the respective partnership agreement may be made with the consent of the limited partners. Under the provisions of the Partnership Agreement, CRFLT, as general partner of the Company, has broad discretion to make amendments even without the consent of the limited partners. Amendment of CRFLT's Declaration of Trust requires the consent of both the Board of Trustees and a certain percentage of the votes entitled to be cast at a meeting of shareholders.


------------------------------------------------------------------------------------------------------------------------------------
      HOTEL PARTNERSHIPS                                  COMPANY                                   CRFLT
------------------------------------------------------------------------------------------------------------------------------------

                                               Compensation, Fees and Distributions
                                               ------------------------------------
Under the partnership agreements of            CRFLT will not receive any                   The trustees of CRFLT will receive
the Hotel Partnerships, the Hotel              compensation for its services as             compensation for their services as
Partnership GPs do not receive any             general partner of the Company.              described herein under "Management."
fees or other compensation from                CRFLT, however, has the same right
their Hotel Partnerships in exchange           to allocations and distributions
for their services as general partner.         as other partners of the Company. In
The Hotel Partnership GP of each               addition, the Company will reimburse
Hotel Partnership is entitled,                 CRFLT for expenses incurred relating
however,  to reimbursement for the             to the Consolidation, the ongoing
cost of providing any administrative           operation of CRFLT and any other
or other services rendered to its              offering of additional Units or Common
Hotel Partnership. The Hotel                   Shares, including all expenses,
Partnership GPs are entitled to                damages and other payments resulting
distributions with respect to their            from or arising in connection with
respective percentage interests in             litigation related to any of the
the Hotel Partnerships, as well as             foregoing.
certain additional back-end
participations in cash flow and
excess sale and refinancing proceeds
after the Limited Partners have
received certain investment returns.
See "Background and Reasons for the
Consolidation -- Reimbursements and
Distributions to  Hotel Partnership
GPs."


                     Neither the Hotel Partnership GPs nor CRFLT, as general partner of the Company, receive compensation in exchange for their services as general partner. The trustees of CRFLT, however, do receive compensation for their services as trustees.

                             ERISA CONSIDERATIONS

Status of CRFLT and the Company Under ERISA

           This section discusses the extent to which the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code would apply to CRFLT or the Company because one or more investors in CRFLT or the Company is an ERISA Plan or Other Plan.

           If the underlying assets of CRFLT are deemed to be assets of an investing ERISA Plan and Other Plan ("Plan Assets"), (i) the prudence standards and other provisions of Part 4 of Title I of ERISA and the prohibited transaction provisions of ERISA and the Code would be applicable to any transactions involving CRFLT's assets, and (ii) persons who exercise any authority or control over CRFLT's assets, or who provide investment advice to CRFLT for a fee or other compensation, would be (for purposes of ERISA and the Code) fiduciaries of ERISA Plans and Other Plans that acquire Common Shares of CRFLT. Similarly, if the underlying assets of the Company are deemed to be Plan Assets, (i) the prudence standards and other provisions of Part 4 of Title I of ERISA and the prohibited transaction provisions of ERISA and the Code would be applicable to any transactions involving the Company's assets, and (ii) persons who exercise any authority or control over the Company's assets, or who provide investment advice to the Company for a fee or other compensation, would be (for purposes of ERISA and the Code) fiduciaries of ERISA Plans and Other Plans that acquire Common Shares of CRFLT.

           The United States Department of Labor ("DOL"), which has certain administrative responsibility over ERISA Plans and certain Other Plans, has issued a regulation defining plan assets for certain purposes ("DOL Regulation"). The DOL Regulation generally provides that when an ERISA Plan or Other Plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the assets of the ERISA Plan or Other Plan include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an "operating company" (as defined in the DOL Regulation) or that equity participation in the entity by "benefit plan investors" is not "significant."

            The DOL Regulation defines a "publicly offered security" as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days, or such later time as may be allowed by the Commission (the "Registration Period"), after the end of the fiscal year of the issuer during which the offering occurred). CRFLT anticipates that the Common Shares will be considered "publicly offered securities," and therefore the underlying assets of CRFLT would not be deemed to be Plan Assets of any ERISA Plan or Other Plan that invests in the Common Shares.

           The DOL Regulation defines "benefit plan investors" to consist of any employee benefit plan as defined in section 3(3) of ERISA, any Other Plan, or any entity whose underlying assets include Plan Assets by reason of an employee benefit plan's investment in the entity. Equity participation in an entity by "benefit plan investors" is deemed "significant" if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interest is held by "benefit plan investors." Furthermore, for purposes of determining the percentage interest in a class of equity held by "benefit plan investors," the value of interests held by persons who either have discretionary authority or control over the entity's assets, or who provide investment advice for a fee, or are affiliates of such persons, is disregarded.

           Based upon the value of the interests in the Hotel Partnerships owned by "benefit plan investors" relative to the value of the interests in the Hotel Partnerships owned by other Hotel Partnership investors, and the expected Exchange Value for each of the Hotel Partnerships, the Company believes that immediately following the Consolidation "benefit plan investors" will not own a "significant" percentage of Units, and, thus, the underlying assets of the Company will not constitute Plan Assets of any ERISA Plan or Other Plan that owns Units. Furthermore, the Partnership Agreement will restrict ownership of Units by benefit plan investors to less than 25%.

                       FEDERAL INCOME TAX CONSIDERATIONS



Introduction

           The following discussion summarizes the federal income tax considerations reasonably anticipated to be material to a Limited Partner in connection with (i) the acquisition of the Hotel Partnerships by the Company through the mergers of the Merger Partnerships into the Hotel Partnerships and the resulting distribution of Units to the Partners; (ii) the ownership and subsequent disposition by the Limited Partners of such Units; (iii) the acquisition and ownership of Notes received by Limited Partners who exercise Dissenters' Rights and tender the Units received in the Consolidation to the Company; and (iv) the ownership and disposition of Common Shares that could be issued to Limited Partners upon the exercise of their Unit Redemption Right. The following discussion is intended to address only those federal income tax considerations that are generally applicable for all Limited Partners in a Hotel Partnership. Accordingly, it does not discuss all aspects of federal income taxation that might be relevant to a specific Limited Partner in light of his particular investment or tax circumstances. Therefore, it is imperative that a Limited Partner review the following discussion and consult with his own tax advisors to determine the interaction of his individual tax situation with the anticipated tax consequences of the Consolidation and the subsequent ownership and disposition of Units, Notes and/or Common Shares, as applicable.

           The following description is for general information only, is not exhaustive of all possible tax considerations, and is not intended to be (and should not be construed as) tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, the description does not purport to deal with all aspects of taxation that may be relevant to Limited Partners subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the extent discussed under the heading "Taxation of Tax-Exempt Shareholders of CRFLT") or foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "Taxation of Non-U.S. Shareholders of CRFLT").

           The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. Neither CRFLT, the Company nor the Hotel Partnership GPs have requested or plan to request any rulings from the IRS concerning the tax consequences of the Consolidation or the treatment of either the Company or CRFLT subsequent to the Consolidation. Thus, no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

           CRFLT, the Company and the Hotel Partnership GPs have obtained an opinion of counsel to the effect that the discussion contained in this section, to the extent it describes applicable federal income tax law, is correct in all material respects. Such opinion, however, does not purport to address the tax consequences of the Consolidation to any particular Limited Partner in a Hotel Partnership in light of his particular circumstances, nor does it purport to predict whether, and the extent to which, future events and transactions, some of which may be in the control of CRFLT and/or the Company and some of which may not be in the control of CRFLT and/or the Company, will have a material adverse impact on the income tax positions of Limited Partners, either in particular Hotel Partnerships or as a whole.

           The following description does not address the income tax consequences of the Consolidation for Host or the Hotel Partnership GPs.

           As used in this section, the term "CRFLT" refers solely to CRF Lodging Trust, and the term "Company" refers solely to CRF Lodging Company, L.P.

           The following discussion is not intended to be, and should not be construed by a Limited Partner as, tax advice. THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE CONSOLIDATION, THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF UNITS, AND/OR THE SUBSEQUENT OWNERSHIP OF COMMON SHARES. THEREFORE, IT IS ESSENTIAL THAT LIMITED PARTNERS CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION. THE FOLLOWING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND LIMITED PARTNERS SHOULD RELY ONLY ON THE ADVICE OF THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE CONSOLIDATION AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF UNITS AND COMMON SHARES.


Summary of Tax Opinions

           Hogan & Hartson L.L.P., counsel to CRFLT and the Company, has provided to CRFLT and the Company an opinion letter (substantially in the form of Appendix E hereto) as to certain federal income tax consequences of the Consolidation. The opinion letter is based upon certain assumptions and certain representations provided by CRFLT, the Company and the Hotel Partnership GPs. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Hotel Partnerships prior to the Consolidation and of CRFLT, the Company and the Hotel Partnerships following the Consolidation.

           The specific opinions that Hogan & Hartson L.L.P. has provided are:

           1. The proposed method of operation of the Company is such that it and each of the Hotel Partnerships will be treated as a partnership for federal income tax purposes and will not be subject to tax as a corporation or an association taxable as a corporation.

           2. The formation of the Company will not result in the recognition of taxable gain or loss at the time of the Consolidation to a Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Consolidation; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of debt with the proceeds from the Offering) in connection with the Consolidation in excess of such Limited Partner's aggregate adjusted basis in his Hotel Partnership Interest at the time of the Consolidation; (iii) who does not receive Notes upon exercise of any applicable Dissenters' Rights under Delaware law; (iv) who is not required to recognize gain by reason of the exercise by another
                     Limited Partner of Dissenters' Rights and the option to receive Notes; and (v) whose "at risk" amount does not fall below zero as a result of the Consolidation.

           3. The Unit Redemption Right will not be considered "other consideration" such that its receipt in the Consolidation would result in a Limited Partner being treated under the "disguised sale" rules as having sold all or a portion of his Hotel Partnership Interest to the Company in the Consolidation.

           4. A Limited Partner's exercise of his Unit Redemption Right more than two years after the date of consummation of the Consolidation will not cause the Consolidation itself to be a taxable transaction for the Limited Partner.

           5. It is more likely than not that a Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Consolidation but less than two years after such date will not cause the Consolidation itself to be a taxable transaction for the Limited Partner or for the other Limited Partners.

           6. Although the matter is not free from doubt, a Limited Partner who does not exercise Dissenters' Rights and receive Notes in connection with the Consolidation should not be required to recognize gain by reason of another Limited Partner's exercise of such rights. In any event, such Limited Partner should not recognize gain in excess of the amount by which such Partner's allocable share of such gain (determined pursuant to the Hotel Partnership's partnership agreement) exceeds his basis in his Hotel Partnership Interest.

           7. A Limited Partner's relief from Hotel Partnership liabilities allocable to such Limited Partner in connection with the Consolidation and the concurrent pay down of certain Hotel Partnership debts with proceeds from the Offering will not cause such Limited Partner to recognize taxable gain at the time of the Consolidation unless (and only to the extent that) the amount thereof exceeds such Limited Partner's adjusted basis in his Hotel Partnership Interest at the time of the Consolidation.

           8. The discussion herein under the heading "Federal Income Tax Considerations," to the extent it describes applicable federal income tax law, is correct in all material respects.

           In addition, on the Closing Date, Hogan & Hartson L.L.P. expects to provide to CRFLT and the Company an opinion letter (substantially in the form of Appendix E hereto) to the effect that (i) CRFLT, commencing with its taxable year ending December 31, 1998, will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code; and (ii) the Leases will be respected as leases for federal income tax purposes. This opinion letter will be based upon certain assumptions and certain representations provided by CRFLT, the Company and the Hotel Partnership GPs. These representations generally will involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of CRFLT, the Company and the Hotel Partnerships following the Consolidation.

           The opinions already rendered by Hogan & Hartson L.L.P. are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson L.L.P. on the Closing Date will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will not be sustained by a court if so challenged. Neither CRFLT, the Company nor the Hotel Partnership GPs have requested or plan to request any rulings from the IRS concerning the tax consequences of the Consolidation or the treatment of either the Company or CRFLT subsequent to the Consolidation.


Tax Status of the Company

           An entity classified as a partnership for federal income tax purposes generally is not itself a taxable entity and incurs no federal income tax liability. Therefore, partners are required to take into account in computing their federal income tax liability their allocable shares of income, gains, losses, deductions and credits of the partnership, regardless of whether cash distributions are made by the partnership to the partners. A distribution of money by a partnership to a partner generally is not taxable unless the amount of the distribution is in excess of the partner's adjusted basis in his partnership interest.

           Under recently issued Treasury Regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither the Company, any of the Hotel Partnerships, nor any of the partnerships or limited liability companies in which the Hotel Partnerships have an interest (the "Subsidiary Partnerships") will elect to be treated as a corporation, and therefore, subject to the disclosure below, will be treated as partnerships for federal income tax purposes.

           Pursuant to Section 7704 of the Code, however, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," unless at least ninety percent (90%) of its income consists of "qualifying income" under that section. A "publicly traded partnership" is any partnership (i) interests in which are traded on an established securities market, or (ii) interests in which are readily tradeable on a "secondary market (or the substantial equivalent thereof)." Units will not be traded on an established securities market. There is a significant risk, however, that after the Unit Redemption Right becomes exercisable, the Units would be considered readily tradeable on the substantial equivalent of a secondary market.

           Hogan & Hartson L.L.P. is of the opinion, based upon representations by CRFLT and the Company as to the expected ownership and operations of the Company, that even if the Company were considered to be a publicly traded partnership because Units were considered to be readily tradeable on the substantial equivalent of a secondary market, the proposed method of operation of the Company is such that it will qualify as a partnership for federal income tax purposes because it will have sufficient "qualifying income." In this regard, the income requirements generally applicable to REITs and the definition of "qualifying income" under
Section 7704 of the Code are similar in most key respects. There is one significant difference, however, that is relevant to the Company. For a REIT, rent from a tenant does not qualify as rent from real property if an actual or constructive owner of 10% or more of the REIT actually or constructively owns 10% or more of the tenant; under Section 7704 of the Code, however, rent from a tenant is not qualifying income if an actual or constructive owner of 5% or more of the partnership actually or constructively owns 10% or more of the tenant. A significant majority of the Company's income will come from rent payments by the Lessees, which will be wholly owned subsidiaries of Host. Accordingly, if Host (or an owner of 10% or more of Host) were to own 5% or more of the Company, none of the rent from the Lessees would be qualifying income for purposes of determining whether the Company should be taxed as a corporation. In order to avoid this result, the Partnership Agreement expressly provides that neither Host, Marriott International nor any owner of 10% or more of Host or any of the Lessees may during the period of time that a subsidiary of Host is acting as a Lessee own, actually or constructively, more than 4.9% by value of the interests in the Company, and the Partnership Agreement contains self-executing mechanisms intended to enforce this prohibition. Assuming that the prohibition is enforced at all times, so long as the Company's income is such that CRFLT could meet the gross income tests applicable to REITs (see "Federal Income Taxation of CRFLT Following the Consolidation -- Income Tests Applicable to REITs" and "-- Ownership of Partnership Interests by a REIT"), the Company's qualifying income should be sufficient for it to avoid being classified as a corporation even if it were considered a publicly traded partnership. As general partner of the Company, CRFLT may, in its sole and absolute discretion, waive or modify this ownership limit if it is satisfied that ownership in excess of this limit will not cause the Company to be treated as a corporation for federal income tax purposes.

           If the Company were considered a publicly traded partnership (because the Units were considered readily tradeable on the substantial equivalent of a secondary market) but not treated as a corporation for federal income tax purposes (because it meets the "qualifying income" exception), a Limited Partner still could be subject to certain special rules applicable to publicly traded partnerships. In particular, if the Company were a publicly traded partnership, a Limited Partner would be unable to use passive losses from other passive activities to offset his allocable share of Company gain and income. Conversely, any Company losses allocable to a Limited Partner could be used only as an offset against such Limited Partner's allocable share of Company income and gains and not against income and gains from other passive activities.

           The entire discussion of the federal income tax consequences of the Consolidation and the subsequent ownership of Units is based on the Company being classified as a partnership for federal income tax purposes. If the Company instead were taxable as a corporation, most, if not all, of the tax consequences described below would be inapplicable. In particular, the Company itself would be subject to federal and state income tax, thereby reducing the cash available for distribution to holders of Units. Under such circumstances, the Mergers should be treated for federal income tax purposes as contributions of the Hotel Partnership Interests to a corporation under Section 351 of the Code, and accordingly, a Limited Partner would recognize gain or loss on the transaction only to the extent that the Hotel Partnership liabilities allocable to the Limited Partner at the time of the Consolidation (see "Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" below) exceeded the Limited Partner's adjusted basis in his Hotel Partnership Interest (i.e., the Limited Partner had a "negative capital account"). Finally, under such circumstances, CRFLT would not qualify as a REIT because the value of CRFLT's ownership interest in the Company would exceed 5% of CRFLT's assets and CRFLT would be considered to hold more than 10% of the voting securities of another corporation (see "Federal Income Taxation of CRFLT Following the Consolidation -- Asset Tests Applicable to REITs"), which would adversely affect the value of the Common Shares (and, indirectly, the value of the Units) (see "Federal Income Taxation of CRFLT Following the Consolidation -- Failure of CRFLT to Qualify as a REIT"). However, as described above, Hogan & Hartson L.L.P., counsel to the Company, is of the opinion that the proposed method of operation of the Company (as represented by the Company) is such that it will be treated as a partnership for federal income tax purposes and will not be subject to tax as a corporation or an association taxable as a corporation. As noted previously, an opinion of counsel does not bind the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.


Tax Consequences of the Formation of the Company

           Overview. As described in greater detail above (see "The Consolidation"), the Company will acquire the Hotel Partnerships through the mergers of the Merger Partnerships into the Hotel Partnerships, resulting in the receipt of Units by the Partners. The Company intends that the Mergers will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Hotel Partnerships to the Company in exchange for Units, and the discussion herein assumes that the Mergers will be so treated. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Hotel Partnership followed by the distribution by the Hotel Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Company in exchange for Units or (ii) the transfer by a Hotel Partnership of its assets to the Company in exchange for Units and the subsequent distribution of such Units to its Partners. For a discussion of the tax consequences that would occur if the Mergers are recharacterized in either of these two alternative manners, see "-- Alternative Recharacterizations of the Mergers."

           Section 721 of the Code provides that no gain or loss is recognized in the case of a contribution of property to the partnership in exchange for an interest in the partnership. The nonrecognition rule of Section 721 ordinarily applies even when the property transferred is subject to liabilities (so long as the assumption of such liabilities does not result in a deemed distribution of cash in excess of a transferor's basis in the property transferred to a partnership). Accordingly, Section 721 generally would apply to prevent the recognition of gain by a Limited Partner in the Consolidation. However, there are several potential exceptions to the availability of nonrecognition treatment under Section 721, including the following:

           1. Any decrease in a contributing partner's liabilities (including its share of liabilities with respect to a partnership interest contributed to another partnership), if not offset by a corresponding increase in the partner's share of other partnership liabilities, could cause the partner to recognize taxable gain as a result of the partner being deemed to have received a cash distribution from the partnership. This recognition of gain could occur even if the decrease arose in connection with a contribution that would otherwise qualify for tax-free treatment under Section 721 of the Code. A decrease in a partner's liabilities (and a resulting deemed cash distribution) also might occur after a contribution upon a repayment of part or all of such liabilities. For example, a Limited Partner will be deemed to receive a cash distribution upon the expected use of proceeds from the Offering to prepay certain indebtedness of the Hotel Partnerships.

           2. A contribution of property that is treated in whole or in part as a "disguised sale" of the contributed property under the Code.

           3. A contribution of property to a partnership that is classified as an "investment company" under the Code.

           4.  Recapture under Section 465(e) of the Code.

           CRFLT, the Company, and Hogan & Hartson L.L.P believe that the foregoing exceptions, which are discussed in greater detail below, should not result in the recognition of taxable gain or loss at the time of the Consolidation to a Limited Partner (i) who does not receive a distribution (or a deemed distribution resulting from relief from liabilities) that exceeds such Limited Partner's aggregate adjusted basis in his Units after the Consolidation (including as a result of the use of proceeds from the Offering to pay down indebtedness of the Hotel Partnerships); and (ii) whose at risk amount does not go below zero as a result of the Consolidation. CRFLT and the Company also believe that a Limited Partner who acquired his Hotel Partnership Interests in the original offering of such interests for cash and who has held such interests at all times since (a) should not be considered to receive, as a result of the Consolidation, a distribution (or a deemed distribution resulting from relief from liabilities) that exceeds such Limited Partner's aggregate adjusted basis in his Units at the time of the Consolidation, and (b) should not have his "at risk" amount fall below zero as a result of the Consolidation. See "-- Assumptions Used in Determining Tax Consequences of the Consolidation" below. (The adjusted tax basis of a Limited Partner who did not acquire his Hotel Partnership Interest in the original offering of such interests for cash, however, could vary materially from that of a Limited Partner who did so, and thus the Consolidation could result in the receipt by such Limited Partner of a distribution (or deemed distribution) of cash in excess of such Limited Partner's adjusted tax basis in his Hotel Partnership Interest and/or a reduction in his "at risk" amount below zero, either of which could result in the recognition of income or gain by such Limited Partner.)

           Even if a Limited Partner does not recognize gain at the time of the Consolidation as a result of the foregoing exceptions to nonrecognition treatment, a variety of events and transactions subsequent to the Consolidation could cause a Limited Partner to recognize all or part of the gain that has been deferred through the Consolidation. See "-- Effect of Subsequent Events" below. CRFLT, as general partner of the Company, specifically is not required to take into account the tax consequences for the Limited Partners in deciding whether to cause the Company (or to have the Company cause a Hotel Partnership or a Subsidiary Partnership) to undertake specific transactions in the future and the Limited Partners have no right to approve or disapprove such transactions (except that without the consent of Host, CRFLT cannot cause the Company to sell the Courtyard Hotels or refinance or pay off the debt secured by the Courtyard Hotels during the __-year period immediately following the consummation of the Consolidation). See "Description of Units -- Sales of Assets and Lock-out Provisions."

           Relief from Liabilities/Deemed Cash Distribution. A Limited Partner will be deemed to receive a cash distribution in connection with the Consolidation to the extent that his share of Company liabilities immediately after the Consolidation is less than his share of Hotel Partnership liabilities immediately prior to the Consolidation (for example, because of the use of proceeds from the Offering to prepay the CBM2 Certificates, the RIBM1 Senior Mortgage, and all of the outstanding indebtedness of Res USA). A Limited Partner will recognize taxable gain as a result of this deemed cash distribution, however, only to the extent that the deemed cash distribution exceeds such Limited Partner's adjusted tax basis in his Hotel Partnership Interest immediately prior to the

Consolidation. Whether the deemed cash distribution results in taxable gain depends upon a number of circumstances that can be determined only with full knowledge of the circumstances of both the Company and the particular Limited Partner.

           Under the applicable provisions of the Code, partners in a partnership include their share of the partnership's liabilities, determined in accordance with the Treasury Regulations under Section 752 of the Code, in determining the basis of their partnership interests. Partners also include in the basis of their partnership interests the adjusted tax basis of any capital contributions that they have actually made to the partnership and their allocable share of all partnership income and gains; partners reduce the basis in their partnership interests by the amount of all distributions that they receive from the partnership and their allocable share of all partnership losses. For purposes of these rules, if a partner's share of the partnership's liabilities is reduced for any reason, the partner is deemed to have received a cash distribution equal to the amount of such reduction.

           In the case of the Consolidation, these rules generally will be applied by reference to a Limited Partner's share of liabilities in a Hotel Partnership immediately before the Consolidation and such Limited Partner's share of liabilities in the Company immediately after the Consolidation. Any deemed cash distribution resulting from a reduction in such Limited Partner's share of liabilities will be considered to be a deemed cash distribution from the Company (rather than from the Hotel Partnership with respect to which such Limited Partner's share of liabilities would be reduced). A Limited Partner may offset his share of the liabilities of the Company against the elimination of the Limited Partner's share of liabilities of a Hotel Partnership in determining the amount of the deemed cash distribution to the Limited Partner from the Company; however, if a Limited Partner is deemed under these rules to receive a cash distribution from the Company in an amount in excess of the basis of the Hotel Partnership Interest owned by that Limited Partner immediately prior to the Consolidation, the Limited Partner may recognize taxable gain. If a Limited Partner owns interests in more than one Hotel Partnership, then such Limited Partner should be able to aggregate his bases in such Hotel Partnership Interests in determining whether such Limited Partner is deemed to receive a taxable cash distribution from the Company so long as the intended characterization of the Mergers is respected (i.e., the Mergers are treated as contributions by the Partners of their Hotel Partnership Interests in exchange for Units).

           Section 752 of the Code and the Treasury Regulations thereunder provide that a partner's share of partnership liabilities includes the partner's share of partnership recourse liabilities plus the partner's share of partnership nonrecourse liabilities. A partnership liability is a recourse liability to the extent that any partner (or a person related to any partner) bears the "economic risk of loss" for that liability within the meaning of the Treasury Regulations; a partnership liability is nonrecourse to the extent that no partner (or related person) bears the "economic risk of loss." No Limited Partner (other than possibly Host or an affiliate of Host) will have any share of any recourse liability of the Company, but each Limited Partner will have a share of the nonrecourse liabilities of the Company. The following paragraphs describe the manner in which a Limited Partner's share of the nonrecourse liabilities of the Company will be determined.

           Pursuant to Section 752 of the Code and the Treasury Regulations thereunder, a partner's share of partnership nonrecourse liabilities is determined under a three-tier approach. Under this approach, a partner's share of partnership nonrecourse liabilities equals the sum of (i) the partner's share of "partnership minimum gain," determined in accordance with the rules of
Section 704(b) of the Code and the Treasury Regulations thereunder; (ii) the amount of any taxable gain that would be allocated to the partner under Section 704(c) of the Code (or in the same manner as Section 704(c) of the Code in connection with a revaluation of partnership property) if the partnership disposed of all partnership property (in a taxable transaction) subject to one or more nonrecourse liabilities of the partnership in full satisfaction of such liabilities and for no other consideration ("Section 704(c) Minimum Gain"); and
(iii) the partner's share of "excess nonrecourse liabilities" (i.e., those not allocated under (i) and (ii) above), which are allocated in accordance with the partner's "share of partnership profits." A partner's "share of partnership profits" is determined by taking into account all facts and circumstances of the economic arrangement among the partners.

           At the time of the Consolidation, the Company will not have any "partnership minimum gain," determined in accordance with the rules of Section 704(b) of the Code and the Treasury Regulations thereunder. Therefore, each nonrecourse liability of the Company secured by a Hotel will be allocated to each Limited Partner in accordance with tiers two and three described in Section 752 of the Code and the Treasury Regulations thereunder. First, pursuant to tier two, such liabilities will be allocated to each Limited Partner in the amount of such Limited Partner's share of any Section 704(c) Minimum Gain with respect to such Hotel, after taking into account any reduction in the liabilities occurring in connection with the Consolidation (including pursuant to the use of proceeds from the Offering to prepay the CBM2 Certificates, the RIBM1 Senior Mortgage and all of the outstanding indebtedness of Res USA). Next, pursuant to tier three, any remaining nonrecourse liabilities will be allocated to each Limited Partner in accordance with such Limited Partner's share of Company profits, taking into account for such purposes CRFLT's share of Company profits.

           The nonrecourse liabilities, if any, allocable to a Limited Partner by reason of Section 704(c) Minimum Gain will depend upon a number of factors, including, for example, (i) the Limited Partner's share of existing Section 704(c) Minimum Gain of the Hotel Partnerships at the time of the Consolidation;
(ii) the extent to which the Company causes nonrecourse liabilities as to which there exists Section 704(c) Minimum Gain immediately prior to the Consolidation to be repaid or refinanced in connection with the Consolidation in a manner that reduces or eliminates that Section 704(c) Minimum Gain; and (iii) the method selected by the Company to allocate gain under Section 704(c) of the Code. The Company will elect to allocate gain under Section 704(c) of the Code under the "traditional method," which in the case of the Limited Partners of a participating Hotel Partnership that owns a Hotel with Section 704(c) Minimum Gain, will minimize such Limited Partners' share of Company nonrecourse liabilities to be allocated by reason of Section 704(c) Minimum Gain. However, the use of this method will decrease the taxable income that will be allocated to such Limited Partners, as compared with the amount that would be allocated had another method been selected. See "Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Tax Allocations With Respect to Book-Tax Difference on Contributed Hotels."

           The Company will allocate any "excess nonrecourse liabilities" in accordance with a Limited Partner's share of Company profits as represented by the Limited Partner's percentage ownership interest the Company.

           CRFLT and the Company believe that immediately after the Consolidation, and taking into account the election described above and the assumptions set forth below (see "-- Assumptions Used in Determining Tax Consequences of the Consolidation"), each Limited Partner who does not exercise Dissenters' Rights will be allocated nonrecourse liabilities in an amount such that no such Limited Partner will be deemed for federal income tax purposes to have received a deemed cash distribution in excess of such Limited Partner's basis in his Hotel Partnership Interest as a result of the Consolidation. The chart below sets forth for each Hotel Partnership (based on the assumptions set forth below) an estimate of (i) the amount of Hotel Partnership debt currently allocated to a Limited Partner in such Hotel Partnership per $1,000 limited partner original investment, (ii) the amount of Company debt that would be allocated to a Limited Partner in each Hotel Partnership per $1,000 limited partner original investment immediately after the Consolidation, (iii) the amount, if any, of the deemed cash distribution resulting from a relief from liabilities, and (iv) the estimated basis of a Limited Partner in such Hotel Partnership per $1,000 limited partner original investment in the Company immediately after giving effect to the Consolidation. THIS INFORMATION IS FOR ILLUSTRATIVE PURPOSES ONLY. HENCE, IT IS ESSENTIAL IN ASSESSING THE POTENTIAL IMPACT RESULTING FROM THE CONSOLIDATION THAT A LIMITED PARTNER CONSULT WITH HIS OWN TAX ADVISOR AS TO HIS PARTICULAR CIRCUMSTANCES.

                                                        Post Consolidation            Deemed Cash
                            Current Allocation of    Allocation of Operating  Contribution/(Distribution)
                              Hotel Partnership      Partnership Liabilities      (per $1,000 Limited      Estimated Basis in Units
                           Liabilities (per $1,000     (per $1,000 Limited         Partner Original           (per $1,000 Limited
                          Limited Partner Original      Partner Original      Investment) Resulting from       Partner Original
     Hotel Partnership           Investment)               Investment)              the Consolidation             Investment)
     -----------------    ------------------------   -----------------------  --------------------------   ------------------------
CBM1

CBM2

RIBM1

RIBM2

Res USA

FIBM

           Assumptions Used in Determining Tax Consequences of the Consolidation. The estimated adjusted tax basis in the Units indicated per $1,000 limited partner original investment in each Hotel Partnership has been computed on the assumption that each of the Limited Partners acquired his Hotel Partnership Interests in the original offering of such interests for cash. The actual adjusted tax basis of a Limited Partner in a Hotel Partnership Interest (and thus the resulting gain, if any) could vary materially from this estimated amount, depending upon a number of factors, including when and the manner in which such Limited Partner acquired his Hotel Partnership Interest. See "Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Initial Basis of Units."

           Also, the determination of the amount of the Company's nonrecourse liabilities that will be allocated to a Limited Partner following the Consolidation assumes that the method to be used by CRFLT to allocate the liabilities among the Hotels will be respected for federal income tax purposes. Finally, the determination of the amount of the Company's nonrecourse liabilities that will be allocated to a Limited Partner is based on the Full Consolidation Scenario (i.e., that the Offering will yield gross proceeds of $800 million, that $539 million of outstanding indebtedness will be repaid, that all of the Hotel Partnerships will elect to participate in the Consolidation and that no Notes will be issued.) If any of the Hotel Partnerships should elect not to participate in the Consolidation, the tax consequences of the Consolidation to the participating Limited Partners (including, without limitation, the liabilities allocable to the Limited Partners in the Participating Hotel Partnerships and any deemed distribution to the Limited Partners resulting therefrom) could change significantly.

CRFLT, however, believes that even under such circumstances, Limited Partners who acquired their Hotel Partnership Interests in the original offering of such interests for cash and held such interests at all times since still would be allocated nonrecourse liabilities in an amount such that no such Limited Partner would be deemed for federal income tax purposes to have received a deemed cash distribution in excess of such Limited Partner's basis in his Hotel Partnership Interest as a result of the Consolidation. For a more detailed discussion of the assumptions used in determining the tax consequences of the Consolidation, see Appendix __.

           Disguised Sale Regulations. The Consolidation also will not be tax free to a Limited Partner to the extent that it is treated as a "disguised sale" of all or a portion of such Limited Partner's Hotel Partnership Interest under the Code or Treasury Regulations. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of certain prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous transfer of money or other consideration (other than an interest in the partnership) from the partnership to the partner will be treated as a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that transfers of money or other consideration between a partnership and a partner that are made within two years of each other are presumed to be a sale unless the facts and circumstances clearly establish that either the transfers do not constitute a sale or an exception to disguised sale treatment applies.

           For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. The method of computing the existence and amount of any such reduction under the Disguised Sale Regulations is different from, and generally more onerous than, that applied under the rules discussed at "-- Relief From Liabilities/Deemed Cash Distribution," above. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" (discussed below) also will not be treated as part of a disguised sale. Moreover, even if some
     -----------
or all of the transfer does otherwise constitute a disguised sale, the amount of the reduction in the partner's share of "qualified liabilities" may in some cases be computed under a more favorable method than the amount of the reduction in the partner's share of other liabilities.

           1.  Impact of Distributions of Cash Flow from the Company. Cash
               -----------------------------------------------------
distributions from a partnership to a partner may be treated as a transfer of property for purposes of the "disguised sale" rules. However, one exception to "disguised sale" treatment in the Disguised Sale Regulations relates to distributions of "operating cash flow," as such term is defined in the Disguised Sale Regulations. Operating cash flow distributions are presumed not to be a part of a sale of property to a partnership unless the facts and circumstances clearly establish that the distribution of operating cash flow is part of a sale. The Disguised Sale Regulations define operating cash flow distributions as distributions which are not presumed to be guaranteed payments for capital under the Disguised Sale Regulations, are not reasonable preferred returns under the Disguised Sale Regulations, and are not characterized by the parties as distributions to the partner acting in a capacity other than as a partner, to the extent of the net cash flow of the partnership from operations multiplied by the lesser of the percentage interest of the partner receiving the distribution for that year or the partner's percentage interest in overall partnership profits for the life of the partnership. The Disguised Sale Regulations contain a safe harbor for calculating a partner's interest in such operating cash flow.

           No distribution of cash will be made by the Company to the participating Limited Partners at the time of the Consolidation. CRFLT and the Company believe that the Company's periodic distributions of cash to holders of Units will qualify as distributions of "operating cash flow" under the Disguised Sale Regulations, and that there will be no facts or circumstances indicating that such distributions should be considered part of a sale.

           2.  Impact of Assumption of Liabilities by the Company. As described
               --------------------------------------------------
above, a second exception to the "disguised sale" presumption relates to the assumption of "qualified liabilities" in connection with a contribution of property to a partnership. For purposes of the Disguised Sale Regulations, a "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer. A liability incurred within two years of the transfer is presumed to be incurred in anticipation of the transfer unless the facts and circumstances clearly establish that the liability was not incurred in anticipation of the transfer. However, to the extent that the proceeds of a partner or partnership liability are allocable under the Treasury Regulations to payments discharging all or part of any other liability of that partner or of the partnership, as the case may be, the newer liability is considered the same as the older liability for purposes of the Disguised Sale Regulations. Finally, if a partner treats a liability described in (ii) above as a "qualified liability" because the facts clearly establish that it was not incurred in anticipation of the transfer, such treatment must be disclosed to the IRS in the manner set forth in the Disguised Sale Regulations.

           The Hotel Partnerships and the Hotel Partnership GPs believe that all direct or indirect liabilities of the Hotel Partnerships fall into one of the four categories of "qualified liabilities" described above. However, approximately $31.75 million of CBM1 indebtedness may be "qualified liabilities" solely by reason of exception (ii) in the preceding paragraph (i.e., a liability incurred within two years of the Consolidation but not in anticipation of the Consolidation), and thus CBM1 and its Limited Partners may be required to make disclosure with respect to the indebtedness in their tax returns for the year in which the Consolidation occurs. There can be no assurance, however, that the IRS will not challenge the position of CBM1 that this indebtedness is a "qualified liability."

           3.  Impact of Unit Redemption Right. For a discussion of the impact
               -------------------------------
of the receipt and exercise of the Unit Redemption Right upon the potential characterization of the Consolidation as a disguised sale, see "-- Unit Redemption Right," below.

           4.  Impact of Limited Partners Who Exercise Dissenters' Rights. If
               ----------------------------------------------------------
the Consolidation is recharacterized as partnership level transfers of the Hotel Partnership assets, as described below in

"-- Alternative Recharacterizations of the Mergers -- Transfer of Hotel Partnership Assets," there can be no assurance that the IRS would not assert that a Limited Partner who does not exercise his Dissenters' Rights in connection with the Consolidation must nevertheless recognize gain under the "disguised sale" rules if another Limited Partner in the Hotel Partnership does exercise such rights and receives Notes in connection with the Consolidation. As described in such section below, however, Hogan & Hartson L.L.P. is of the opinion that although the matter is not free from doubt, a Limited Partner who does not exercise Dissenters' Rights and receive Notes in connection with the Consolidation should not be required to recognize gain by reason of another Limited Partner's exercise of such rights. As noted previously, an opinion of counsel does not bind the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

           5.  Effect of Disguised Sale Characterization. If a transfer of
               -----------------------------------------
property to a partnership and one or more transfers of money or other consideration (including the assumption or taking subject to a liability) by the partnership to that partner are treated as a disguised sale, then the transfers will be treated as a sale of property, in whole or in part, to the partnership by the partner acting in a capacity other than as a member of a partnership, rather than a contribution under Section 721 of the Code and a partnership distribution. Accordingly, in any case in which a Limited Partner's transfer of his Hotel Partnership Interest to the Company is found to be a "disguised sale," all or a substantial portion of the gain represented by the excess of the fair market value of such Hotel Partnership Interest (plus all liabilities attributable to such Hotel Partnership Interest) over the Limited Partner's tax basis in the Hotel Partnership Interest could be recognized by the Limited Partner.

           A transfer that is treated as a sale is treated as a sale for all purposes of the Code and the sale is considered to take place on the date that, under general principles of federal income tax law, the partnership is considered to become the owner of the property. If the transfer of money or other consideration from the partnership to the partner occurs after the transfer of property to the partnership, the partner and the partnership are treated as if, on the date of the transfer of the property, the partnership transferred to the partner an obligation to transfer to the partner money or other consideration. Moreover, if a transfer of property to a partnership is treated as part of a sale without regard to the partnership's assumption of or taking subject to a "qualified liability," as defined above, then the partnership's assumption of or taking subject to that liability is treated as a transfer of additional consideration to the transferring partner. The amount of such "qualified liability" treated as additional consideration is generally the lesser of (x) the amount of the "qualified liability" and (y) an amount determined by multiplying the "qualified liability" by the partner's "net equity percentage." The "net equity percentage" is generally the amount of consideration received by such partner (other than relief from "qualified liabilities") divided by the partner's net equity in the property sold, as calculated under the Disguised Sale Regulations.

           Investment Company Regulations. If a transfer of property to a partnership (such as the transfer of the Hotel Partnership Interests to the Company which will be deemed to occur when the Merger Partnerships merge into the Hotel Partnerships) were considered to be a transfer to an "investment company," as defined in the Treasury Regulations, gain would be recognized on such transfer under Section 721 of the Code. In the case of a transfer of property to a partnership, the Treasury Regulations provide that such transfer would be treated as having been made to an investment company if the transfer results in a diversification of the interests of two or more transferors, and the transferee is a partnership more than 80% of the value of whose assets (excluding cash and nonconvertible debt) are held for investment and are readily marketable stock or securities or interests in Regulated Investment Companies ("RICs") or REITs. The Treasury

Regulations further provide that a transfer ordinarily will result in diversification for this purpose if two or more persons contribute non-identical assets. Although the transfers to the Company will result in the diversification of the interests of the Partners, no significant portion of the Company's assets will constitute readily marketable stocks or securities or interests in RICs or REITs. Accordingly, the transfers to the Company will not constitute transfers to an investment company.

           The tax consequences of the Consolidation described above are based in part on the conclusion that the deemed contributions of the Hotel Partnership Interests to the Company will not be treated as transfers to an investment company under Section 721 of the Code and the Treasury Regulations. The Company, however, might not meet the IRS's guidelines for obtaining an advance ruling with respect to this issue. Revenue Procedure 97-3 states that the question of whether Section 721 of the Code applies to the contribution of widely held developed or undeveloped real property to a partnership in exchange for an interest in the partnership is an area under "extensive study" with respect to which the IRS will not issue rulings or determination letters when (i) the contribution is the result of solicitation by promoters, brokers, or investment houses, or (ii) the interest in the transferee partnership is issued in a form designed to render it readily tradable. The key terms used in this Revenue Procedure have not been defined and the IRS has not issued Treasury Regulations, proposed Treasury Regulations, rulings, or other pronouncements with respect to such contributions. The IRS could take the position in the future that contributions of the sort described in the Revenue Procedure do not qualify for nonrecognition treatment under Section 721 of the Code, that such contributions should include the contributions of Hotel Partnership Interests to the Company as part of the Consolidation and that such conclusions should apply retroactively. It is by no means clear, however, that even if the IRS were to take such position, a court would sustain it.

           If Section 721 of the Code were not to apply to the deemed contributions of Hotel Partnership Interests to the Company, then such contributions would be treated as taxable exchanges for federal income tax purposes. Each Limited Partner would be treated as if he had sold, in a fully taxable transaction, his Hotel Partnership Interest to the Company in exchange for an amount equal to (x) the value of the Units received and (y) the liabilities assumed by the Company. Any gain or loss on such a sale would generally be treated as capital gain or loss under the Code. For a discussion of the treatment of capital gain and loss under the Code, see "Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Disposition of Units by Limited Partners," below.

           Section 465(e) Recapture. In general, the "at risk" rules of Section 465 of the Code limit the use of losses, see "-- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Limitations on Deductibility of Losses," below. Under Section 465(e) of the Code, a taxpayer may be required to include in gross income (i.e., to "recapture") losses previously allowed to the taxpayer with respect to an "activity," if the amount for which the taxpayer is "at risk" in the activity is less than zero at the close of the taxable year.

           The identification of a taxpayer's activities for purposes of the "at risk" rules and the determination of a taxpayer's amount at risk in an activity are complex and uncertain. However, as a general matter a taxpayer's amount at risk in an activity is increased by the taxpayer's income, and reduced by the taxpayer's losses, from the activity. Therefore, any income taken into account by a Limited Partner as a result of a deemed cash distribution, disguised sale treatment or investment company treatment is likely to reduce the extent to which Section 465(e) of the Code would apply to that Limited Partner.

           Nevertheless, it is possible that the consummation of the Consolidation or the repayment of certain "qualified nonrecourse financing" (as defined in Section 465(b)(6) of the Code) of the

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

Company at the time of or following the Consolidation could, singularly or in combination, cause a Limited Partner's amount at risk in an activity to be reduced below zero and could, therefore, cause an income inclusion to the Partner under Section 465(e) of the Code. In this regard, the definition of "qualified nonrecourse financing" is different from, and more restrictive than, the definition of "nonrecourse liabilities" under Section 752 of the Code. Hence, it is possible that a Limited Partner could incur a reduction in his share of "qualified nonrecourse financing" that causes him to recognize income under Section 465(e) of the Code even though he has a sufficient share of "nonrecourse liabilities" under Section 752 of the Code so that he would not be deemed to have received a taxable deemed cash distribution in connection with the Consolidation. However, CRFLT expects that the majority of the current debt with respect to the Hotel Partnerships that will be assumed by the Company in the Consolidation should qualify as "qualified nonrecourse financing" and that, subject to the assumptions described in Appendix ___, the use of proceeds from the Offering to prepay the CBM2 Certificates, the RIBM1 Senior Mortgage and all of the outstanding indebtedness of Res USA will not cause any Limited Partner's amount at risk with respect to a Hotel Partnership to be reduced below zero. However, there can be no assurance that debt incurred by the Company in the future to refinance existing debt would qualify as "qualified nonrecourse financing," or that the repayment of obligations assumed by the Company in connection with a refinancing of such obligations would not cause income inclusion to a Limited Partner under Section 465(e) of the Code.

           The "at risk" provisions of the Code generally do not apply to losses attributable to real property placed in service prior to January 1, 1987, by the taxpayer or to losses attributable to a partnership in which the taxpayer acquired its interests before that date. Except with respect to certain of the Hotels held by CBM1, all of the Hotels were placed in service on or after January 1, 1987. Moreover, if a Limited Partner in CBM1 acquired his interest on or after January 1, 1987, then such Limited Partner will be subject to the "at risk" provisions of the Code with respect to his entire interest in CBM1 (rather than just the CBM1 Hotels placed in service after that date). To the extent that a Limited Partner of CBM1 was not subject to the "at risk" provisions of the Code with respect to CBM1's pre-1987 Hotels, he will become so as a result of the Consolidation.

           Unit Redemption Right. The Partnership Agreement provides that, subject to certain limitations, a Limited Partner may, one year after the consummation of the Offering, upon notice to the Company, require the Company to redeem all or a portion of such Limited Partner's Units for an amount of cash equal to the deemed fair market value of such Units at the time of redemption (the "Redemption Amount"). See "Description of Units -- Unit Redemption Right." The Redemption Amount shall equal the value on a defined valuation date of a number of Common Shares per Unit determined pursuant to a defined "conversion factor," which the Company expects will be one. Thus, it is intended that the Redemption Amount will be determined by reference to a number of Common Shares equal to the number of Units being redeemed. In addition, CRFLT may, in its sole and absolute discretion, elect to assume and satisfy the Company's redemption obligation by purchasing from a redeeming Limited Partner the Units that such Limited Partner wishes to redeem for an amount equal to the Redemption Amount, payable at the option of CRFLT in either Common Shares or cash. If CRFLT assumes the redemption obligation in the manner just described, the Partnership Agreement provides that the redemption will be treated by CRFLT, the Company, and the redeeming Limited Partner as a sale of Units by such Limited Partner to CRFLT at the time of such purchase. (A Limited Partner's rights described in this paragraph are referred to as the "Unit Redemption Right.")

           Based on certain representations of the Company and CRFLT, Hogan & Hartson L.L.P., counsel to CRFLT, has opined as follows with respect to the Unit Redemption Right: (1) the Unit Redemption Right will not be considered "other consideration" such that its receipt would result in a

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

Limited Partner being treated under the "disguised sale" rules as having sold all or a portion of his Hotel Partnership Interest to the Company in the Consolidation; (2) a Limited Partner's exercise of his Unit Redemption Right more than two years after the date of consummation of the Consolidation will not cause the Consolidation itself to be a taxable transaction for the Limited Partner (or for the other Limited Partners); and (3) it is more likely than not that a Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Consolidation but less than two years after such date will not cause the Consolidation itself to be a taxable transaction for the Limited Partner (or for the other Limited Partners). As noted previously, however, an opinion of counsel does not bind the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

           In the event the Disguised Sale Regulations were determined to apply to a Limited Partner who exercises his Unit Redemption Right, such Limited Partner would be treated as though he sold in a fully taxable transaction property to the Company on the date of the consummation of the Consolidation and received on such date an obligation of the Company to transfer money or other consideration to him. Such disguised sale treatment might result in taxable gain being allocated only to the redeeming Limited Partner. If, however, the Consolidation were recharacterized as partnership level transfers of the Hotel Partnership assets as described below in "-- Alternative Recharacterizations of the Mergers -- Transfer of Hotel Partnership Assets," there could be no assurance that the IRS would not assert that any such gain is allocable to all Partners who were partners in a Hotel Partnership with such redeeming Limited Partner on the date of consummation of the Consolidation.

           For a discussion of the expected federal income tax effects of a Limited Partner's exercise of his Unit Redemption Right (other than the effects of such exercise on the Consolidation described in this section), see "Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Tax Treatment of Exercise of Unit Redemption Right" below.

           Impact of Partnership Anti-Abuse Regulations. The United States Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the IRS, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partner's aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

           The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the

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

formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS.

           Based on the foregoing, Hogan & Hartson L.L.P. and CRFLT believe that the Anti-Abuse Rule will not have any adverse impact on either CRFLT's ability to qualify as a REIT, or the federal income tax consequences of the Consolidation with respect to the Limited Partners. However, the Unit Redemption Right does not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to the Company and CRFLT. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Company for federal income tax purposes or treating one or more of its partners as nonpartners (including, perhaps as shareholders of CRFLT). If the Company were ignored for federal income tax purposes, the Hotel Partnerships could be treated as receiving (and then distributing to the Partners) Common Shares in the mergers of the Merger Partnerships into the Hotel Partnerships, instead of Units, which would be a taxable exchange.

           Withholding. If a Limited Partner is not considered a U.S. resident for tax purposes, withholding (in an amount equal to 10% of the "amount realized" by such Limited Partner, which would include both the value of the Units received and such Limited Partner's share of the liabilities of his Hotel Partnership, as determined for federal income tax purposes) under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") may be required. As a condition to the receipt of Units in the Consolidation, each Limited Partner who does not want to be subject to such withholding will have to provide to the Company either a certification, made under penalties of perjury, that it is a United States citizen or resident (or if an entity, an entity organized under the laws of the United States) or, alternatively, a withholding certificate from the IRS providing that no withholding is required with respect to such Limited Partner in connection with the Consolidation. A Limited Partner who is not a United States citizen or resident (or if an entity, not an entity organized under the laws of the United States) should consult with his U.S. tax advisor with respect to obtaining a withholding certificate from the IRS.

           Alternative Recharacterizations of the Mergers. As described above, the Company intends that the Mergers of the Merger Partnerships into the Hotel Partnerships will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Hotel Partnerships to the Company in exchange for Units, and the discussion herein assumes that the Mergers will be so treated. The IRS, however, may seek to recharacterize each Merger as either
(i) the liquidation of a Hotel Partnership, followed by the distribution by the Hotel Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Company in exchange for Units, or (ii) the transfer by a Hotel Partnership of its assets to the Company in exchange for Units and the subsequent distribution of such Units to its Partners.

           1. Liquidation of Hotel Partnership. If each of the Mergers of the
              --------------------------------
Merger Partnerships into the Hotel Partnerships were treated as the liquidation of a Hotel Partnership followed by the distribution by the Hotel Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Company in exchange for Units, the resulting tax consequences to a Limited Partner would be the same in all material respects as those described in "-- Overview," above. Section 731 of the Code provides that a distribution by a partnership to a partner of property,

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

other than "money" (which would include a distribution of "marketable securities" in certain circumstances), does not result in taxable gain to the partner. A partner will recognize gain on a partnership distribution of money only to the extent that the money exceeds the partner's basis in his partnership interest. If the Hotel Partnerships are treated as having distributed their assets to their Partners, any money (or marketable securities, where applicable) deemed distributed to a Limited Partner who acquired his Hotel Partnership Interest in the original offering of such interests for cash would not exceed such Limited Partner's basis in his Hotel Partnership Interest. Accordingly,
Section 731 would generally apply to prevent the recognition of gain by such a Limited Partner upon the distribution to such Limited Partner of his share of the assets of the Hotel Partnership.

           Pursuant to Section 732 of the Code, upon receipt of the liquidating distribution, the Limited Partner would take a basis in the assets received equal to his basis in his Hotel Partnership Interest. The contribution of such assets by such Limited Partner to the Company would be treated under Section 721 of the Code in the same manner as the contributions by Limited Partners of their Hotel Partnership Interests to the Company described above in "-- Overview." Accordingly, Section 721 of the Code would generally apply to prevent the recognition of gain by a Limited Partner in the Consolidation, subject to the exceptions discussed above in "-- Overview," (i) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds such Limited Partner's aggregate adjusted basis in his Units after the Consolidation; and (ii) whose "at risk" amount does not go below zero as a result of the Consolidation.

           2. Transfer of Hotel Partnership Assets. The IRS also may seek to
              ------------------------------------
recharacterize each of the Mergers of a Merger Partnership into a Hotel Partnership as the transfer by the Hotel Partnership of its assets to the Company in exchange for Units (and possibly Notes) and the subsequent distribution of such Units (and possibly Notes) to its Partners. If the Mergers are treated for federal income tax purposes as partnership level transfers of Hotel Partnership assets to the Company, CRFLT and the Company intend to take the position that in exchange for such assets, each Hotel Partnership would receive solely Units from the Company, which the Hotel Partnership then would distribute to its Partners. A Limited Partner who exercised his Dissenters' Rights and elected to receive Notes would then redeem the Units for Notes. For a discussion of the treatment of such Limited Partners, see "Tax Treatment of Limited Partners Who Exercise Dissenters' Rights in Connection with the Consolidation." If the partnership level transfer of assets were so treated, the Hotel Partnerships would not recognize gain on such transfers under Section 721 of the Code, and accordingly, the Limited Partners, subject to the exception discussed in "-- Overview" above would not recognize gain.

           There can be no assurance, however, that the IRS would not assert that in exchange for its assets, each Hotel Partnership should be deemed to have received from the Company a mixture of Units and Notes. If so treated, a Hotel Partnership would recognize gain equal to the difference between (x) the initial issue price (i.e., the face amount) of the Notes that it would be deemed to have received from the Company, and (y) the adjusted basis of the portion of the assets considered transferred to the Company for the Notes. In that event, all Limited Partners in the Hotel Partnership would recognize their share of such gain, regardless of whether or not they exercised their Dissenters' Rights. Hogan & Hartson L.L.P. is of the opinion, however, that although the matter is not entirely free from doubt, the Hotel Partnerships should not be treated as receiving from the Company the Notes that are ultimately issued to the Limited Partners who exercise their Dissenters' Rights and elect to receive Notes in exchange for Units. As noted previously, an opinion of counsel does not bind the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

           Under Section 731 of the Code, the deemed subsequent distribution of Units (and possibly Notes) by each Hotel Partnership to its Partners would not result in the recognition of gain by Limited Partners, unless the distribution of the Units is treated as a distribution of "marketable securities" under
Section 731(c) of the Code.

           Section 731(c) of the Code, enacted in 1993, provides that "money" includes marketable (actively traded) securities, which would include publicly traded REIT shares, or equity interests in another entity that are readily convertible into or exchangeable for money or marketable securities. The Common Shares that can be issued to a Limited Partner upon exercise of the Unit Redemption Right (and which in any event will determine the amount received by a Limited Partner upon such exercise) will be marketable securities. Accordingly, the Units may be considered "exchangeable for money or marketable securities" and therefore treated as "money" under Section 731(c). Regulations under Section 731(c) provide, however, that a distribution of a marketable security will not be treated as a distribution of "money" under Section 731(c) if (i) the security was acquired by the partnership in a nonrecognition transaction; (ii) the value of any marketable securities and money exchanged by the partnership (that is, by a Hotel Partnership) in the nonrecognition transaction was less than 20 percent of the value of all the assets exchanged in such transaction; and (iii) the partnership distributes the security within 5 years of the date the security was acquired by the partnership. The Company and Hotel Partnership GPs believe that, if the Consolidation were characterized in this manner, the distributions of Units by the Hotel Partnerships would not be treated as distributions of "money" because the conditions described above will be satisfied. Hence, the Limited Partners should not be required to recognize gain under Section 731(c) of the Code on the deemed distributions by the Hotel Partnerships of the Units.

           Effect of Subsequent Events. In addition to any gain that might be recognized by the Limited Partners at the time of the Consolidation, a variety of future events and transactions could cause some or all of the Limited Partners holding Units to recognize part or all of the taxable gain that otherwise has been deferred through the Consolidation including, but not limited to, the following:

           (i) the sale or other taxable disposition of one or more of the individual Hotels (see "-- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Sale of Individual Hotels," below);

           (ii) the reduction in the amount of existing nonrecourse liabilities secured by one or more of the individual Hotels as a result of a refinancing or repayment thereof (including, without limitation, the use of proceeds from the Offering to prepay debts in addition to the CBM2 Certificates, the RIBM1 Senior Mortgage, and all of the outstanding indebtedness of Res USA, or any other refinancing or repayment of nonrecourse liabilities with the proceeds of public or private debt financing obtained by the Company that is not secured by individual assets of the Company or that is secured by assets of the Company other than those that were owned by a Hotel Partnership immediately prior to the Consolidation) (see "Financing Transactions" above and "-- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Refinancing of the Indebtedness Secured by Individual Hotels," below);

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

           (iii) the issuance of additional Units, including in connection with either the issuance of Common Shares or other equity interests by CRFLT or the acquisition of additional properties in exchange for Units or other equity interests in the Company;

           (iv) an increase to the tax basis of the Hotels resulting from capital expenditures; and

           (v) the elimination over time of the disparity between the current tax basis of the Hotels and the "book basis" of the Hotels based upon their fair market values at the time of the Consolidation (see "-- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels," below), which could have the effect of reducing the amount of indebtedness allocable to the Limited Partners for basis purposes and therefore can result in deemed cash distributions.

           In addition, Limited Partners can expect that the aggregate adjusted tax basis in their Units following the Consolidation will be substantially lower following the Consolidation than such Limited Partners' aggregate adjusted basis in their Hotel Partnership Interests immediately before the Consolidation.
See "-- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation --Initial Basis of Units" below. Therefore, the Limited Partners can expect to receive taxable distributions of cash and taxable deemed cash distributions resulting from the reduction of their share of Company nonrecourse liabilities sooner than would have been the case if the Consolidation had not occurred. See "-- Relief From Liabilities/Deemed Cash Distributions," above.

           Except with respect to the Courtyard Hotels and the debt secured by such Hotels, the Partnership Agreement does not impose any restrictions on the Company's ability to dispose of the Hotels or to refinance debt secured by the Hotels (or to direct that the Hotel Partnerships engage in such transactions), and the restrictions relating to the Courtyard Hotels may be waived by Host. In addition, CRFLT, as general partner of the Company, specifically is not required to take into account the tax consequences to the holder of Units in deciding whether to cause the Company to undertake specific transactions (although it is expressly permitted to do so), and the holders of Units have no right to approve or disapprove such transactions. See "Description of Units -- Sales of Assets and Lock-out Provisions."


Tax Treatment of Limited Partners Who Exercise Dissenters' Rights in Connection with the Consolidation

           A Limited Partner who exercises his Dissenters' Rights and elects to receive Notes in connection with the Consolidation will be treated as having made a taxable disposition of his Hotel Partnership Interest. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Notes) plus the portion of the Hotel Partnership's liabilities allocable to the Limited Partner for federal income tax purposes. To the extent the amount realized exceeds the Limited Partner's adjusted basis in his Hotel Partnership Interest, the Limited Partner will recognize gain. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "-- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Disposition of Units by Limited Partners."

           A Limited Partner who exercises Dissenters' Rights and elects to receive Notes may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, may not permit the Limited Partner to defer all of the gain, and to the extent that the face amount of the Notes outstanding at the end of the taxable year (and any other installment obligations received by the Limited Partner during the year) exceeds $5,000,000, will require that the Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The Limited Partner, for instance, will not be eligible to defer that gain to the extent that such gain would be taxed as ordinary income under Section 1245 of the Code. In addition, to the extent that the Limited Partner's share of Hotel Partnership liabilities exceeds his adjusted tax basis in his Hotel Partnership Interest immediately prior to the Consolidation, the Limited Partner will not be eligible to defer gain recognized upon the receipt of Notes. Lastly, if a Limited Partner disposes of Notes, any gain that had been deferred would be recognized in the year of disposition.

           The gain, if any, required to be recognized by a Limited Partner in the Consolidation can be offset by unused passive activity losses from the Hotel Partnerships and other investments.

           THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR DISSENTING PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE CONSOLIDATION, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT SUCH LIMITED PARTNERS CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.


Tax Treatment of Limited Partners Who Hold Units Following the Consolidation

           Income and Deductions in General. Each Limited Partner that holds Units following the Consolidation will be required to report on his income tax return his allocable share of income, gains, losses, deductions and credits of the Company. Such items must be included on the Limited Partner's federal income tax return without regard to whether the Company makes a distribution of cash or other assets to the Limited Partner. No federal income tax will be payable by the Company.

           Treatment of Company Distributions. Distributions of money (including for such purposes decreases in a Limited Partner's share of Company liabilities) by the Company to a Limited Partner generally will not be taxable to such Limited Partner for federal income tax purposes to the extent of the Limited Partner's aggregate basis in his Units immediately before the distribution. Distributions of money in excess of such basis generally will be considered to be gain in the amount of such excess, a portion of which may be ordinary income. As discussed above, any reduction in a Limited Partner's share of the Company's nonrecourse liabilities, either through repayment, refinancing with recourse liabilities, refinancing with nonrecourse liabilities secured by the other Hotels or otherwise, will be treated as a distribution of money to such Limited Partner. An issuance of additional Units by the Company without a corresponding increase in debt, so that the overall debt to capitalization ratio declines, will decrease the existing Limited Partners' share of nonrecourse liabilities of the Company and, thus, will result in a corresponding deemed distribution of money.

           A non-pro rata distribution of money or property may result in ordinary income to a Limited Partner, regardless of his basis in his Units, if such distribution reduces the Limited Partner's share of the Company's "unrealized receivables" (including depreciation recapture) and/or "substantially appreciated inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Limited Partner will be treated as having received a distribution of his proportionate share of the Section 751 Assets and having exchanged such assets with the Company in return for a portion of the actual distribution made equal to the fair market value of his proportionate share of the Section 751 Assets. This latter deemed exchange will generally result in the Limited Partner's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the portion of such distribution deemed received in exchange for his proportionate share of the Section 751 Assets over (2) the Limited Partner's basis of the share of such Section 751 Assets deemed relinquished in the exchange. Although the Company does not currently expect to make an actual non-pro rata distribution of money or property, a deemed distribution of money resulting either upon the Consolidation or upon the Company's subsequent issuance of additional Units (as a result of a reduction in nonrecourse liabilities or the shifting of nonrecourse liabilities from existing to new partners or CRFLT) would constitute a non-pro rata distribution for purposes of Section 751(b).

           The IRS has ruled that the change in an existing partner's share of
Section 751 Assets that would normally occur upon such an issuance, when coupled with such deemed distribution of money, will cause the application of Section 751(b) of the Code. The Partnership Agreement provides that recapture income will be allocated, to the extent possible, to the Partners who were allocated the deductions giving rise to the treatment of gain as recapture income. Such allocations, if respected, along with allocations in accordance with Section 704(c) principles, should minimize the risk of recognition of ordinary income under Section 751(b) of the Code upon an Company offering of additional interests. The IRS may contend, however, that such a deemed exchange of Section 751 Assets has occurred and, therefore, that ordinary income must be realized under Section 751(b) of the Code by Partners whose percentage interests in the Company have decreased due to such offering of additional interests.

           Initial Tax Basis of Units. In general, a Limited Partner will have an initial tax basis in his Units received in the Consolidation ("Initial Basis") equal to the aggregate basis in his Hotel Partnership Interests, adjusted as set forth below to reflect the effects of the Consolidation (that is, reduced to reflect any deemed cash distributions resulting from a reduction in the Limited Partner's share of Hotel Partnership liabilities and increased to reflect any gain required to be recognized in connection with the Consolidation).

           If a Limited Partner's share of nonrecourse liabilities decreases as a result of the Consolidation (see "-- Tax Consequences of Formation of the Company -- Relief from Liabilities/Deemed Cash Distributions"), such Limited Partner may have an Initial Basis in his Units that is significantly lower than the basis in his Hotel Partnership Interest immediately before the Consolidation. A Limited Partner whose basis is so reduced can expect to receive taxable distributions of cash and taxable deemed distributions of cash resulting from a reduction of such Limited Partner's share of Company nonrecourse liabilities sooner than he would have if such basis reduction had not occurred. Such basis reduction also will affect the Limited Partner's ability to deduct his share of any Company tax losses. For the effect on a Limited Partner of a reduction in basis that may result from the Consolidation, see "-- Tax Consequences of Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" and "-- Treatment of Company Distributions," above and "-- Limitations on Deductibility of Losses," below.

           A Limited Partner's Initial Basis in his Units generally will be increased by the Limited Partner's share of (a) Company taxable income and (b) subsequent increases in nonrecourse liabilities incurred by the Company, if any. Generally, a Limited Partner's Initial Basis in his Units will be decreased (but not below zero) by his share of (i) Company distributions, (ii) subsequent decreases in liabilities of the Company, including any decrease in their respective shares of nonrecourse liabilities of the Company (see "-- Tax Consequences of Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution"), (iii) losses of the Company, and (iv) nondeductible expenditures of the Company that are not chargeable to capital.

           Allocations of Company Income, Gain, Loss and Deduction. The Partnership Agreement provides that if the Company operates at a net loss, net losses shall be allocated to CRFLT and the limited partners in proportion to their respective percentage ownership interests in the Company, provided that net losses that would have the effect of creating a deficit balance in a limited partner's capital account (as specially adjusted for such purpose) ("Excess Losses") will be reallocated to CRFLT, as general partner of the Company. The Partnership Agreement also provides that, if the Company operates at a net profit, net income shall be allocated first to CRFLT to the extent of Excess Losses with respect to which CRFLT has not previously been allocated net income and any remaining net income shall be allocated in proportion to the respective percentage ownership interests of CRFLT and the limited partners.

           Under Section 704(b) of the Code, a partnership's allocation of any item of income, gain, loss, or deduction to a partner will be given effect for federal income tax purposes so long as it has "substantial economic effect," or is otherwise in accordance with the "partner's interest in the partnership." If an allocation of an item does not satisfy this standard, it will be reallocated among the partners on the basis of their respective interests in the partnership, taking into account all facts and circumstances. CRFLT believes that the allocations of items of income, gain, loss and deduction under the Partnership Agreement will be considered to have substantial economic effect under the applicable Treasury Regulations.

           Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as "Book-Tax Difference"). It is anticipated that at the time of the Consolidation, there will exist a substantial amount of Book-Tax Difference with respect to each of the Hotels. Because of prior depreciation deductions, this will be the case even if a particular Hotel has not appreciated in value in economic terms.

           The Partnership Agreement requires allocations of income, gain, loss and deduction attributable to the Hotels with respect to which there is a Book-Tax Difference be made in a manner that is consistent with Section 704(c) of the Code. The Partnership Agreement provides CRFLT, as general partner, with substantial latitude in determining how to apply the Section 704(c) requirements to the Company. CRFLT intends to use the "traditional method" described in the Treasury Regulations under Section 704(c). Under the traditional method, in the case of a Hotel with respect to which there is a Book-Tax Difference, a Limited Partner who was a Limited Partner in the Hotel Partnership that is deemed to have contributed such Hotel will be allocated less depreciation (or perhaps no depreciation) with respect to such Hotel (and thus more taxable income) than would be the case if the Consolidation had not occurred and the Limited Partner continued to hold his Hotel Partnership Interest. For such a Limited Partner, these incremental allocations of income should be offset, at least in part by depreciation deductions allocable to such Limited Partner with respect to Hotels held by the Company through its ownership interest in Hotel Partnerships in which the Limited Partner was not a limited partner prior to the Consolidation. Nevertheless, it is possible that, as a result of these various allocations, the income allocable to a Limited Partner from the Company (and possibly in the case of Limited Partners from some Hotel Partnerships, the resulting tax liability attributable to such income) could equal or exceed, perhaps by a substantial amount, the actual cash distributions to be received by the Limited Partner from the Company.

           To illustrate the consequences of these allocations for a Limited Partner, the Company and the Hotel Partnership GPs have produced an estimate, based upon and subject to the assumptions and other limitations described in Appendix __, that if the Consolidation were consummated on January 1, 1998, of the amount of income for 1998 that would be allocated to a Limited Partner who acquired his Hotel Partnership Interests in the original offering of such interests for cash and held such interests at all times since. The estimated amount (per $1,000 limited partner original investment) for each of the Hotel Partnerships is set forth in the chart below. With respect to the same period, the chart also indicates, for the Limited Partners in each Hotel Partnership, the total amount of taxable income estimated to be allocated to the Limited Partners of each Hotel Partnership by the Company per $1,000 limited partner original investment and the estimated amount of cash projected to be distributed to such Limited Partners per $1,000 limited partner original investment.

                                                704(c)
                                              Additional                         Total                        Estimated
                                                Income                          Taxable                         Cash
                                              Allocation                        Income                      Distributions
                                              (per $1,000                     (per $1,000                    (per $1,000
                                            Limited Partner                 Limited Partner                Limited Partner
                                               Original                        Original                       Original
Hotel Partnership                             Investment)                     Investment)                    Investment)
-----------------                             -----------                     -----------                    -----------
CBM1
CBM2
RIBM1
RIBM2
Res USA
FIBM

           If a Hotel with a Book-Tax Difference is sold, any Book-Tax Difference remaining at the time the Hotel is sold would be required to be allocated exclusively to the Partners who were Partners in the Hotel Partnership that owned that Hotel, even though the proceeds of such sale would be allocated proportionately among all the partners in the Company. Under the "traditional method" of allocation that will be used by the Company, however, the gain required to be specially allocated under these rules would not exceed the gain that is actually recognized by the Hotel Partnership on the sale and allocated to the Company (unlike under certain alternative allocation methods available, pursuant to which the gain allocated to the former partners of a Hotel Partnership that sells a Hotel after the Consolidation could exceed the gain actually recognized by the Hotel Partnership and allocated to the Company). For a discussion of the impact to the Limited Partners of the Book-Tax Difference from a sale of a Hotel, see "-- Sale of Individual Hotels" below.

           The Partnership Agreement also requires that any gain allocated to the Limited Partners (i) upon the sale or other taxable disposition of any Company asset or (ii) due to the allocation of gain to the Company from its interest in a Hotel Partnership, shall, to the extent possible, after taking into account other required allocations of gain pursuant to the Partnership Agreement, be characterized as recapture income in the same proportions and to the same extent as such Limited Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income (including by reason of any deductions previously allocated to them as holders of Hotel Partnership Interests).

           Sale of Individual Hotels. The current value of each of the Hotels exceeds its adjusted basis by a significant amount. Therefore, the Hotels owned by the Hotel Partnerships have significant Book-Tax Differences. In the event CRFLT were to cause a Hotel Partnership to sell a Hotel, the former Partners in that Hotel Partnership who hold Units would be specially allocated by the Company an amount of taxable gain equal to the Hotel's Book-Tax Difference at the time of the sale, which will equal the Book-Tax Difference at the time of the Consolidation, adjusted as described above in "Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels." This special allocation will be made to the Limited Partners in that Hotel Partnership in accordance with the manner in which gain would have been allocated under the applicable Hotel Partnership partnership agreement if the Hotel Partnership had sold all of its assets at the time of the Consolidation for an amount equal to aggregate Appraised Value of its Hotels. Such Limited Partners would report the additional gain on their individual federal income tax returns. In addition, such Limited Partners would not be entitled to any special distributions from the Company in connection with such a sale, and thus they would not necessarily receive cash distributions from the Company sufficient to pay such additional taxes. The Partnership Agreement does not impose any restriction upon the Company's ability to cause a Hotel Partnership or a Subsidiary Partnership to sell an individual Hotel, except with respect to the restriction on sales of the Courtyard Hotels during the __-year period following consummation of the Consolidation (which restriction (i) can be waived by Host and (ii) ceases to be applicable with respect to the CBM1 Hotels if the Hotel Partnership GP of CBM1 disposes of the Units it received in the Consolidation in a taxable transaction and ceases to be applicable with respect to the CBM2 Hotels if the Hotel Partnership GP of CBM2 disposes of the Units it received in the Consolidation in a taxable transaction). If a Limited Partner is required to recognize gain from the sale of a Hotel, however, a Limited Partner with passive losses or passive loss carryforwards may be able to use such losses to offset such gain, unless the Company is treated as a publicly traded partnership for federal income tax purposes. See "Tax Status of the Company" above.

           The estimated Book-Tax Difference per $1,000 limited partner original investment with respect to the Hotels owned by each of the Hotel Partnerships (computed assuming that the value of the Units received in the Consolidation equals, but does not exceed, the Exchange Value of each Hotel Partnership) is set forth below. The amount of the Book-Tax Difference could be substantially different for a Limited Partner in a Hotel Partnership who acquired his Hotel Partnership Interest subsequent to the formation of such Hotel Partnership.

                                                                                     704(c)
                                                                               Book-Tax Difference
                                                                               (per $1,000 Limited
                                                                                Partner Original
Hotel Partnership                                                                  Investment)
-----------------                                                             ----------------------
CBM1
CBM2
RIBM1
RIBM2
Res USA
FIBM

           For a discussion of impact to the Limited Partners of the Book-Tax Difference in the absence of a sale of the Hotel, see "--Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels" above.

           Refinancing of the Indebtedness Secured by Individual Hotels. As described above under "Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distributions," CRFLT does not expect that a participating Limited Partner who acquired his Hotel Partnership Interest would recognize taxable gain at the time of the Consolidation as a result of relief from liabilities resulting in a taxable deemed distribution in connection with the Consolidation (based on the assumptions set forth under the caption "Assumptions Used in Determining Tax Consequences of the Consolidation" above). However, there can be no assurance that any future refinancing of the indebtedness securing the Hotels would not result in a reduction of the liabilities allocated to the Limited Partners, thus resulting in a taxable deemed distribution. The Partnership Agreement does not impose any restriction upon on the Company's ability to cause a Hotel Partnership to refinance debt secured by Hotels, other than with respect to the restriction on refinancing or repaying debt secured by Courtyard Hotels during the __-year period following the Consolidation (which restriction (i) can be waived with the consent of Host and (ii) ceases to be applicable with respect to CBM1 if the Hotel Partnership GP of CBM1 disposes of its Units received in the Consolidation in a taxable transaction and ceases to be applicable with respect to CBM2 if the Hotel Partnership GP of CBM2 disposes of its Units received in the Consolidation in a taxable transaction). The Company has no present plan to refinance any of the debt of the Hotel Partnerships secured by the Hotels. In this regard, however, it is important to note that the Company's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much of its debt as is possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to CRFLT, as general partner of the Company. Depending upon its terms, such debt may not qualify either as "nonrecourse liabilities" for purposes of the rules under
Section 752 of the Code (see "Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution") or as "qualified nonrecourse financing" for purposes of the "at risk" rules (see "Tax Consequences of the Formation of the Company -- Section 465(e) Recapture"). Moreover, even if such debt qualifies as a nonrecourse liability, the amount of
Section 704(c) Minimum Gain with respect to properties that previously secured traditional mortgage indebtedness would likely be reduced significantly (thereby resulting in a reduction of the nonrecourse liabilities allocable to the Limited Partners to whom such Section 704(c) Minimum Gain was allocable (and a resulting deemed cash distribution to such Limited Partners)).

           Generally, the maximum amount of gain that a Limited Partner could recognize as a result of a reduction in nonrecourse liabilities is (i) the amount by which his share of the liabilities of a Hotel Partnership
(determined as set forth in "Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution") immediately prior to the Consolidation exceeds his adjusted basis in his Hotel Partnership Interest immediately prior to the Consolidation (which amount generally should be reflected as a "negative capital account" with respect to the Hotel Partnership Interest held at the time of the Consolidation), plus (ii) actual cash distributions received with respect to Units subsequent to the Consolidation to the extent such cash distributions exceed the net taxable income allocated to the Limited Partner with respect to the Units. The chart below sets forth the estimated "negative capital accounts" for limited partners in each of the Hotel Partnerships (per $1,000 limited partner original investment) as of the time of the Consolidation (computed using the assumptions described under "Assumptions Used in Determining Tax Consequences to the Consolidation" above).

                                                      Estimated Negative
                                                       Capital Account
                                                     (per $1,000 Limited
                                                       Partner Original
Hotel Partnership                                        Investment)
-----------------                                   ----------------------
CBM1
CBM2
RIBM1
RIBM2
FIBM
Res USA

           Dissolution of the Company. In the event of the dissolution of the Company, see "Description Of Units - Dissolution, Winding Up and Termination," above, a distribution of Company property (other than money) will not result in taxable gain to a holder of Units (except to the extent provided in Sections 737, 704(c)(1)(B) and 731(c) of the Code), and a Limited Partner that holds Units at the time of the dissolution will hold such distributed property with a basis equal to the adjusted basis of his Units, reduced by any money distributed in liquidation. The liquidation of the Company, however, will be taxable to a Limited Partner that holds Units to the extent that any money distributed in liquidation (including any money deemed distributed as a result of relief from liabilities) exceeds such Limited Partner's tax basis in his Units. If CRFLT were to issue to Limited Partners Common Shares of CRFLT upon dissolution of the Company, a Limited Partner likely would be treated as if it had exchanged his Units for such Common Shares and would recognize gain or loss as if such Units were sold in a fully taxable exchange. See "-- Tax Treatment of Unit Redemption Right," below.

           Limitations on Deductibility of Losses; Treatment of Passive Activities and Portfolio Income. The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Company for limited partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. A Limited Partner will be able to offset losses from other passive activities against income from the Company that is considered passive income (but not portfolio income) so long as the Company is not treated as a publicly traded partnership. There can be no assurance, however, that the Company will not be classified as a publicly traded partnership. See "-- Tax Status of the Company," above. In the event that the Company is classified as a publicly traded partnership, any losses or deductions of the Company allocable to a Limited Partner could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to the Hotel Partnerships for periods prior to the Consolidation) could not be applied to offset income of the Company allocated to a Limited Partner.

           In addition to the foregoing limitations, a Limited Partner that holds Units may not deduct from taxable income his share of Company losses, if any, to the extent that such losses exceed the lesser of (i) the adjusted tax basis of his Units at the end of the Company's taxable year in which the loss occurs and (ii) the amount for which such holder is considered "at risk" at the end of that year. In general, a Limited Partner will initially be "at risk" to the extent of the basis in his Unit (unless he has borrowed amounts on a nonrecourse basis to acquire or carry his Hotel Partnership Interest), including for such purpose only such Limited Partner's share of the Company's liabilities, as determined under Section 752 of the Code, that are considered "qualified nonrecourse financing" for purposes of the "at risk" rules. The Company believes that, other than the CBM2 Certificates, the existing debt secured by the Hotels (to the extent not guaranteed by Host or one of the Hotel Partnership GPs) will constitute qualified nonrecourse financing for this purpose, but there can be no assurance that the IRS might not contend otherwise. If the proceeds from the Offering are used to prepay the CBM2 Certificates, the RIBM1 Senior Mortgage, and the indebtedness of Res USA, after the Consolidation, all of the remaining debt of the Hotel Partnerships, other than the CBM2 Senior Notes and the RIBM1 Second Mortgage, should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules. In addition, there can be no assurance that debt incurred by the Company in the future to refinance existing debt will be considered qualified nonrecourse financing. After consummation of the Consolidation, in general, a Limited Partner's "at risk" amount will increase or decrease as the adjusted basis in his Units increases or decreases. Losses disallowed to a holder of Units as a result of these rules can be carried forward and may be allowable to such holder to the extent that his adjusted basis or at risk amount (whichever was the limiting factor) is increased in a subsequent year. The "at risk" rules apply to an individual partner, an individual shareholder of a corporate partner that is an S corporation and a corporate partner if fifty percent (50%) or more of the value of stock of such corporate partner is owned directly or indirectly by five or fewer individuals at any time during the last half of the taxable year.

           The "at risk" provisions of the Code generally do not apply to losses attributable to real property placed in service prior to January 1, 1987, by the taxpayer or by or to losses attributable to a partnership in which the taxpayer acquired its interests before that date. Except with respect to certain of the Hotels held by CBM1, all of the Hotels were placed in service on or after January 1, 1987. Moreover, if a Limited Partner of CBM1 acquired his CBM1 Hotel Partnership Interest on or after January 1, 1987, then such Limited Partner may be subject to the "at risk" provisions of the Code with respect to his entire interest in CBM1 (rather than just the CBM1 Hotels placed in service after that date). To the extent that a Limited Partner of CBM1 was not subject to the "at risk" provisions of the Code with respect to CBM1's pre-1987 Hotels, he will become so as a result of the Consolidation.

           Section 754 Election. The Company will make the election permitted by
Section 754 of the Code effective for the taxable year commencing January 1, 1998. It is irrevocable unless the consent of the IRS is obtained. The election will generally permit a purchaser of Units in 1998 or thereafter, such as CRFLT when it acquires Units from Limited Partners upon a redemption of Units, to adjust its share of the basis in the Company's properties ("inside basis") pursuant to Section 743(b) of the Code to fair market value (as reflected by the value of consideration paid for the Units), as if such purchaser had acquired a direct interest in the Company's assets. The Section 743(b) adjustment is attributed solely to a purchaser of Units and is not added to the bases of the Company's assets associated with all of the holders of Units in the Company. An acquirer of Units (such as CRFLT when it acquires Units from Limited Partners upon a redemption of Units) that obtains a Section 743(b) adjustment by reason of such acquisition will be allowed depreciation with respect to such adjustment beginning as of the date of the exchange as if the adjustment were new property placed in service as of that date. A similar basis adjustment would be permitted for the Company when there is a distribution or a deemed distribution to a holder of Units that results in the recognition of gain to such holder of Units.

           Effect of Consolidation on Depreciation. Under Section 708(b)(1)(B) of the Code, a partnership will be considered to have been terminated if within a twelve-month period there is a sale or exchange of 50% or more of the interests in partnership capital and profits. As a result of the mergers of the Merger Partnerships into the Hotel Partnerships, the Hotel Partnerships and the Subsidiary Partnerships will terminate under Section 708(b)(1)(B) of the Code.
Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the Hotels acquired by the Company from the Hotel Partnerships in the Consolidation will be depreciated over 39 years, rather than over the remaining current life of the Hotels (which ranges from 8 years to 25 years). The Hotel Partnerships are presently depreciating such remaining bases over shorter, in some cases significantly shorter, periods of time. Thus, the Consolidation will adversely affect the computation of depreciation deductions with respect to the Hotels owned by the participating Hotel Partnerships, as compared to the computation of depreciation deductions with respect to the Hotels by such Hotel Partnerships prior to the Consolidation. The effect upon the depreciation deductions to be taken with respect to the Hotels held by each Hotel Partnership will be significant.

           Disposition of Units by Limited Partners. If a Unit is sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the tax basis for such Unit. See "-- Tax Basis of Units," above. Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property received for the Unit plus the portion of the Company's liabilities considered allocable to the Unit sold. Similarly, upon a gift of a Unit, a Limited Partner will be deemed to have realized gain with respect to the portion of the Company's nonrecourse liabilities considered allocable to such Unit. To the extent that the amount of cash or property received plus the allocable share of the Company's nonrecourse liabilities exceeds the Limited Partner's basis for the Unit disposed of, such Limited Partner will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon such disposition.

           Such gain will be capital gain if the Unit has been held by the Limited Partner as a capital asset. For corporations, the maximum rate of tax on the net capital gain from a sale or exchange of a capital asset held for more than 12 months is currently 28%. The Taxpayer Relief Act of 1997 (the "1997 Act") altered the taxation of capital gain income for non-corporate taxpayers. Pursuant to the 1997 Act, for individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange of a capital asset held for more than 18 months is currently 20%, and the maximum rate for capital assets held for more than one year but not more than 18 months is currently 28%. However, to the extent that the amount realized upon the sale of a Unit attributable to a Partner's share of "unrealized receivables" of the Company (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously includible in Company income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Company had sold its assets at their fair market value at the time of the transfer of a Unit, such as "depreciation recapture" under Sections 1245 and 1250 of the Code. In addition, the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is currently 25% (rather than 20%) to the extent of the prior deductions for "unrecaptured Section 1250 gain" (that is previously claimed depreciation deductions that would not be recaptured as ordinary income). The 1997 Act also provides special rules for "qualified 5-year gain," and other changes to prior law.

           The 1997 Act provides the IRS with authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of "pass-through" entities such as the Company. The IRS has not yet issued such regulations, and if it does not issue such regulations in the future, the rate of tax that would apply to the disposition of a Unit by an individual, trust or estate likely would be determined based upon the period of time over the which such individual, trust or estate held such Unit. No assurance, however, can be provided that the IRS will not issue regulations that would provide that the rate of tax that would apply to the disposition of a Unit by an individual, trust or estate would be determined based upon the nature of the assets of the Company and the periods of time over which the Company held such assets. Moreover, no assurance can be provided that such regulations would not be applied retroactively. If such regulations were to apply to the disposition of a Unit, any gain on such sale possibly could be treated partly as gain from the sale of a capital asset held for more than 18 months, partly as gain from the sale of a capital asset held for more than one year but not more than 18 months, partly as gain from the sale of a capital asset held for one year or less, and partly as gain that is considered "unrecognized Section 1250 gain." Limited Partners are urged to consult with their own tax advisors with respect to the new rules contained in the 1997 Act.

           Tax Treatment of Exercise of Unit Redemption Right. In the event that a Limited Partner exercises his Unit Redemption Right, see "Terms of the Consolidation -- Acquisition of the Limited Partners' Interest and Related Assets -- Issuances of Units" and "Description of Units -- Unit Redemption Right," it is generally anticipated that CRFLT will elect to exercise its right (under the Partnership Agreement) to acquire the redeeming Limited Partner's Units in exchange for cash or Common Shares; however, CRFLT will be under no obligation to exercise such right. In the event that CRFLT does so elect, such transaction will be a fully taxable sale to the redeeming Limited

Partner, and such redeeming Limited Partner will be treated as realizing in connection with such sale an amount equal to the amount of the cash or the value of the Common Shares received in the exchange plus the amount of Company liabilities allocable to the redeemed Units at the time of the redemption.

           If CRFLT does not elect to assume the obligation to redeem a Limited Partner's Units, the Company generally will be required to redeem such Units for cash. If the Company redeems Units for cash that CRFLT contributes to the Company to effect such redemption, the redemption likely will be treated as a sale of such Units to CRFLT in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming Limited Partner will recognize taxable gain or loss to the extent that the amount he is treated as realizing (the amount of the cash received in the exchange plus the amount of Company liabilities allocable to the redeemed Units at the time of the redemption) exceeds or is less than, respectively, his adjusted tax basis in his Units redeemed. If, instead, the Company chooses to redeem a Limited Partner's Units for cash that is not contributed by CRFLT to effect the redemption, the tax consequences will be the same as described in the previous sentence, except that if the Limited Partner redeems less than all of his Units, the Limited Partner will not be permitted to recognize any taxable loss in connection with the redemption and will recognize taxable gain on the redemption only to the extent that the cash, plus the share of Company liabilities allocable to the redeemed Units, exceed the Limited Partner's adjusted tax basis in all of his Units held immediately before the redemption (rather than just the basis of the Units redeemed).

           For a discussion of the impact of the receipt and exercise of a Limited Partner's Unit Redemption Right upon the tax consequences of the formation of the Company, see "Tax Consequences of the Formation of the Company -- Unit Redemption Right," above.

           Tax Shelter Registration. Under Section 6111 of the Code, the person principally responsible for organizing certain "tax shelters" must register the "tax shelter" with the IRS. CRFLT may be required to register the Company with the IRS as a "tax shelter" pursuant to this provision. The following rules will apply if such registration is required. CRFLT will be required to provide each Limited Partner with the tax shelter registration number assigned to the Company by the IRS. Each Limited Partner will then be required to include this tax shelter registration number on any tax return on which the Limited Partner claims any deduction, credit, loss, or other tax benefit, or reports any income, from the Company. Each Limited Partner must report the tax shelter registration number by preparing a Form 8271 ("Investor Reporting of Tax Shelter Registration Number") with respect to the Company and attaching it to his return. The penalty for failure to include the tax shelter registration number in a return is $250 per failure per return.

           In addition, if a Limited Partner transfers any Units, he is required to provide the transferee with the Company's tax shelter registration number generally in the same manner and form in which such registration number is originally provided to the Limited Partner by CRFLT. The penalty for failure to provide the tax shelter registration number to a transferee of Units is $100 per occurrence.

           In connection with the registration of the Company as a tax shelter, CRFLT would be required, under Section 6112 of the Code, to maintain a list of all investors purchasing Units. Such list must include the name, address and taxpayer identification number of each purchaser, the number of Units acquired and the date of acquisition. Section 6112 requires that such list be maintained and made available for inspection upon the request of the Service for a period of seven years.

           In addition, Section 6112 requires that any Limited Partner who transfers any Units maintain and make available to the Service, for seven years, a list specifying the name, address and taxpayer identification number of the transferee of such Units, as well as the date of transfer. As an alternative to maintaining such list for seven years, a Limited Partner may satisfy his obligation under Section 6112 by sending the information required to be included on such list to CRFLT at the time the Units are transferred. The penalty for failure either to maintain such a list or to send the required information to CRFLT is $50.

           REGISTRATION OF THE COMPANY WITH THE INTERNAL REVENUE SERVICE AND THE ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE INTERNAL REVENUE SERVICE.

           Company Income Tax Information Returns and Company Audit Procedures. The Company plans to furnish the holders of Units with the tax information reasonably required by the holders of Units for federal and state income tax reporting purposes within 90 days of the close of each of the Company's taxable years.

           The federal income tax information returns filed by the Company may be audited by the IRS. The Code contains partnership audit procedures governing the manner in which IRS audit adjustments of partnership items are resolved. The Company will be able to elect (i) to participate in the simplified pass-through system for audits that was enacted as part of the 1997 Act, which election is available to partnerships that have 100 or more partners and meet certain other requirements set forth in the 1997 Act; or (ii) to have its audits governed under the audit rules which were enacted as part of the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"). The Company has not yet made this determination, but in making the determination, CRFLT, as general partner of the Company, will not be required (but will be expressly permitted) to take into account the tax consequences of the determination to any holder of Units, and the holders of Units will have no right to approve or disapprove of such determination.

           Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding, rather than in separate proceedings with each partner. The Code provides for one person to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints CRFLT as the Tax Matters Partner for the Company.

           Under TEFRA, the Tax Matters Partner is authorized, but not required, to take certain actions on behalf of the Company and the Limited Partners and can extend the statute of limitations for assessment of tax deficiencies against Limited Partners with respect to Company items. The Tax Matters Partner will make a reasonable effort to keep each Limited Partner informed of administrative and judicial tax proceedings with respect to Company items in accordance with Treasury Regulations issued under Section 6223 of the Code. In connection with adjustments to Company tax returns proposed by the IRS, the Tax Matters Partner may bind any Limited Partner with less than a one percent (1%) profits interest in the Company to a settlement with the IRS unless the Limited Partner elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the Limited Partners are bound) of a final Company administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Limited Partner having at least a one

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

percent (1%) interest in the profits of the Company and by partners in the Company having, in the aggregate, at least a five percent (5%) profits interest. Only one judicial proceeding will go forward, however, and each Limited Partner with an interest in the outcome may participate.

           The Limited Partners will generally be required to treat Company items on their federal income tax returns in a manner consistent with the treatment of the items on the Company information return. In general, that consistency requirement is waived if the Limited Partner files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the Limited Partner to the treatment on the Company return. Even if the consistency requirement is waived, adjustments to the Limited Partner's tax liability with respect to Company items may result from an audit of the Company's or the Limited Partner's tax return. Intentional or negligent disregard of the consistency requirement may subject a Limited Partner to substantial penalties. In addition, an audit of the Company return may also lead to an audit of an individual Limited Partner's tax return and such audit could result in adjustment of nonpartnership items.

           If a partnership makes an election to have the simplified audit procedure for large partnerships enacted as part of the 1997 Act apply, there would be differences in the rights of Limited Partners. For example, as under the TEFRA rules, the IRS would challenge a reporting position taken by the Company by conducting a single administrative proceeding, the outcome under which would bind all partners. Unlike partners in a TEFRA partnership, partners in an electing large partnership under the 1997 Act have no individual right to notice of the adjustment proceedings, and no individual right to participate in the proceedings. Like other partnerships, an electing partnership under the 1997 Act may request judicial review of a partnership adjustment. However, unlike partnerships governed by TEFRA, the individual partners in an electing large partnership have no right to file petitions for readjustment of the partnership items. Finally, a partner in an electing partnership must report all partnership items consistently with their treatment on the partnership return. Unlike the comparable TEFRA audit rule, an inconsistency cannot be excused by notifying the IRS of the differing treatment. Limited Partners who fail to report partnership items consistently with their treatment on the partnership return are subject to accuracy-related and fraud penalties.

           Alternative Minimum Tax on Items of Tax Preference. The Code contains different sets of minimum tax rules applicable to corporate and non-corporate taxpayers. The discussion below relates only to the alternative minimum tax applicable to non-corporate taxpayers. LIMITED PARTNERS THAT ARE CORPORATIONS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF THE CORPORATE MINIMUM TAX PROVISIONS FOLLOWING CONSUMMATION OF THE CONSOLIDATION.

           Non-corporate taxpayers are subject to an alternative minimum tax to the extent the tentative minimum tax ("TMT") exceeds the regular income tax otherwise payable. The rate of tax imposed on alternative minimum taxable income ("AMTI") in computing TMT is 26% for AMTI under $175,500 and 28% for AMTI over $175,000. AMTI consists of the taxpayer's taxable income, as adjusted under
Section 56 and 58 of the Code, plus its items of tax preference; certain taxpayers are entitled to an exemption amount equal to $45,000 for a joint return or as surviving spouse, $33,750 for a single return, $22,500 for single returns, married persons filing separate returns, estates and trusts.

           In computing alternative minimum taxable income, for all depreciable property placed in service after May 13, 1993, an alternative cost recovery (depreciation) system is substituted for the

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regular tax cost recovery (depreciation) system. For example, cost recovery for real property is computed on the straight-line basis over a 40-year life, rather than the 27.5- or 39-year lives used under the regular tax system. The 1997 Act eliminates this requirement for any property placed in service after December 31, 1998. The limitation on deduction of passive activity losses (as recomputed for AMTI purposes) applies to the calculation of AMTI. The utilization of itemized deductions is also limited.

           The Company will not be subject to the alternative minimum tax, but the Limited Partners are required to take into account on their own tax returns their respective shares of the Company's tax preference items and adjustments (and their shares of tax preference items and adjustments of the Hotel Partnerships which are allocated to the Company) in order to compute alternative minimum taxable income. Since the impact of this tax depends on each Limited Partner's particular situation, the Limited Partners are urged to consult their own tax advisors as to the applicability of the alternative minimum tax following consummation of the Consolidation.

           State and Local Taxes. In addition to the federal income tax aspects described above, a Limited Partner should consider the potential state and local tax consequences of owning Units. Tax returns may be required and tax liability may be imposed both in the state or local jurisdictions where a Limited Partner resides and in each state or local jurisdiction in which the Company has assets or otherwise does business. Thus, Limited Partners holding Units in the Company either directly or through one or more partnerships or limited liability companies may be subject to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Consolidation, the Company will own properties in 35 states across the United States. The Company anticipates providing the Limited Partners with any information reasonably necessary to permit them to satisfy state and local return filing requirements. To the extent that a Limited Partner pays income tax with respect to the Company to a state where it is not resident (or the Company is required to pay such tax on behalf of the Limited Partner), the Limited Partner may be entitled, in whole or in part, to a deduction or credit against income tax that otherwise would be owed to his state of residence with respect to the same income. A Limited Partner should consult with his personal tax advisor with respect to the state and local income tax implications for such Limited Partner of owning Units.


Federal Income Taxation of CRFLT Following the Consolidation

                     General. CRFLT plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1998. CRFLT believes that, commencing with its taxable year ending December 31, 1998, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and CRFLT intends to continue to operate in such a manner, but no assurance can be given that it in fact will continue to operate in such a manner so as to qualify or remain qualified.

                     These sections of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the rules that govern the federal income tax treatment of a REIT and its shareholders. This summary, however, is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

                     Hogan & Hartson L.L.P. has acted as counsel to CRFLT in connection with the Consolidation and CRFLT's election to be taxed as a REIT. CRFLT expects that Hogan & Hartson

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

L.L.P. will provide to CRFLT at the Closing an opinion to the effect that, commencing with CRFLT's taxable year ending December 31, 1998, CRFLT will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be conditioned upon certain representations made by CRFLT and the Company as to factual matters relating to the organization and operation of CRFLT, the Company, the Hotel Partnerships, and the Subsidiary Partnerships, including the structure of each Lease. In addition, this opinion will be based upon the factual representations of CRFLT concerning its business and properties as set forth in this Consent Solicitation and will assume that the actions described in this Consent Solicitation are completed in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon CRFLT's ability to meet (through actual annual operating results, distribution levels and diversity of share ownership) the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Hogan & Hartson L.L.P. Accordingly, no assurance can be given that the actual results of CRFLT's operations for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Consent Solicitation may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "-- Failure of CRFLT to Qualify as a REIT," below.

                     If CRFLT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, CRFLT will be subject to federal income tax as follows:

                     1. CRFLT will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level. A REIT's "REIT taxable income" is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

                     2. Under certain circumstances, CRFLT may be subject to the "alternative minimum tax" on its items of tax preference.

                     3. If CRFLT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

                     4. If CRFLT has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax.

                     5. If CRFLT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which CRFLT fails the 75% or 95% test multiplied by (b) a fraction intended to reflect CRFLT's profitability.

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

                     6. If CRFLT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, CRFLT would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

                     7. If CRFLT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the hands of CRFLT is determined by reference to the basis of the asset in the hands of the C corporation (a "Built-In Gain Asset"), and CRFLT recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by CRFLT (the "Recognition Period"), then, to the extent of the asset's "Built-In Gain" (i.e., the excess of (a) the fair market value of such asset over (b) CRFLT's adjusted basis in the asset, determined when CRFLT acquired the asset), such gain will be subject to tax at the highest regular corporate rate applicable.

                     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets.

                     The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi). In connection with condition (vi), a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If the REIT complies with this requirement, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet condition (vi), then it will be treated as having met condition (vi). If the REIT fails to properly send such annual letters, it is required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. The IRS may require such a REIT to take further action to ascertain actual ownership of its shares, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty is assessed in the first instance, however, if the failure to properly send the letters is due to reasonable cause and not to willful neglect.

                     CRFLT believes that it will meet conditions (i) through
(iv). In addition, CRFLT believes that it will have issued sufficient Common Shares with sufficient diversity of ownership in

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

the Offering to allow it to satisfy conditions (v) and (vi). With respect to condition (vi) CRFLT intends to comply with the requirement that it send annual letters to its shareholders requesting information regarding the actual ownership of its shares. In addition, CRFLT's Declaration of Trust provides for restrictions regarding the transfer and ownership of Common Shares, which restrictions are intended to assist CRFLT in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Common Shares of Beneficial Interest -- Restrictions on Ownership and Transfer." These restrictions together with compliance with the annual shareholder letter requirement described above, however, may not ensure that CRFLT will, in all cases, be able to satisfy the share ownership requirements described above. If CRFLT fails to satisfy such share ownership requirements, CRFLT's status as a REIT will terminate. See " -- Failure of CRFLT to Qualify as a REIT."

                     A corporation may not elect to become a REIT unless its taxable year is the calendar year. CRFLT will have a calendar year taxable year.

                     In order to qualify as a REIT, CRFLT cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a "C corporation" taxable year. CRFLT itself will be a newly formed entity and will make a REIT election for its first taxable year. Hence, CRFLT will not have any undistributed "C corporation earnings and profits."

                     Qualified REIT Subsidiary. If CRFLT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary will be disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and items of CRFLT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by the REIT. CRFLT anticipates owning one or more qualified REIT subsidiaries for purposes of holding a de minimis indirect interest in the Hotel Partnerships.

                     Ownership of Partnership Interests by a REIT. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, CRFLT's proportionate share of the assets and items of income of the Company (including the Company's share of such items of the Hotel Partnerships and any other subsidiaries that are partnerships or LLCs) will be treated as assets and items of income of CRFLT for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "-- Tax Aspects of CRFLT's Ownership of an Interest in the Company." As the sole general partner of the Company, CRFLT will have direct control of the Company (and indirect control over the Hotel Partnerships and the partnerships in which the Hotel Partnerships have a controlling interest) and intends to operate these entities consistent with the requirements for qualification of CRFLT as a REIT.

                     Income Tests Applicable to REITs. In order to maintain qualification as a REIT, CRFLT annually must satisfy two gross income requirements. First, at least 75% of CRFLT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of CRFLT's gross income (excluding gross income from

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

"prohibited transactions") for each taxable year must be derived from such real property investments, dividends, interest, certain hedging instruments, and gain from the sale or disposition of stock or securities, including certain hedging instruments (or from any combination of the foregoing).

                     Rents received by CRFLT will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if CRFLT, or an actual or constructive owner of 10% or more of CRFLT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property," (the "15% Personal Property Test").

                     Finally, if (i) CRFLT operates or manages a property or furnishes or renders services to the tenants at the property other than through an independent contractor from whom CRFLT derives no revenue and not including services "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant," and (ii) the greater of (a) the income derived from such services or (b) 150% of the cost of providing such services (the "Impermissible Tenant Service Income") exceeds one percent of the total amount received by CRFLT with respect to the property (or, if such services are not available to all tenants at a property, possibly with respect to each tenant to whom the services are made available), then no amount received by CRFLT with respect to the property (or, where possibly applicable, such tenant) will qualify as "rents from real property." If the Impermissible Tenant Service Income is one percent or less of the total amount received by the REIT with respect to the property (or, where possibly applicable, such tenant), then only the Impermissible Tenant Service Income will not qualify as "rents from real property." To the extent that services (other than those customarily furnished or rendered in connection with the rental of real property) are rendered to the tenants of the property by an independent contractor, the cost of the services must be borne by the independent contractor.

                     Each Hotel Partnership will enter into a Lease with a Lessee, pursuant to which the Hotel Partnership will lease the Hotels owned by the Hotel Partnership to the Lessee for a term of ___ years from the date of the consummation of the Consolidation. In addition, the Company will execute two Leases, pursuant to each of which it will lease an Acquisition Hotel to a Lessee for the same term. Each Lease will provide for thirteen payments per annum of the greater of the specified Base Rent or Percentage Rent, which Percentage Rent will be calculated based upon the gross sales of the Hotels subject to the particular Lease plus certain other amounts. See "Business and Properties -- The Leases."

                     CRFLT will not (i) provide any services to the Lessees with respect to the operation of the Hotels; (ii) charge rent for any Hotel that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above),
(iii) rent any Hotel to a Related Party Tenant (unless the Board of Trustees determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize CRFLT's status as a REIT), or
(iv) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease).

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

                     In order for the rent paid pursuant to the Leases to constitute "rents from real property," (i) the Lessees must not be regarded as Related Party Tenants; and (ii) the Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. A Lessee will be regarded as a Related Party Tenant only if CRFLT, or an actual or constructive owner of 10% or more of CRFLT, actually or constructively owns 10% or more of such Lessee. Host will own, directly or indirectly, 100% of each Lessee. Accordingly, each Lessee would be regarded as a Related Party Tenant if Host were to own, actually or constructively, 10% or more of CRFLT. In order to preclude the Lessees from being regarded as Related Party Tenants, the Declaration of Trust will expressly prohibit Host and its subsidiaries (and/or any 10% or greater shareholder of Host, which would include for this purpose Marriott International) from owning more than 9.9% of CRFLT, and will contain self-executing mechanisms intended to enforce this prohibition. Assuming that this prohibition is enforced at all times, the Lessees will not be regarded as Related Party Tenants.

                     The determination of whether the Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties; (ii) the form of the agreement; (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

                     In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and
(vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence or any single factor may not be dispositive in every case.

                     The Leases have been structured with the intent to qualify as true leases for federal income tax purposes. [For example, with respect to each Lease (i) the Company (or, where appropriate, the applicable Hotel Partnership or Subsidiary Partnership) and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by a lease agreement, (ii) the Lessee has the right to exclusive possession and use and quiet enjoyment of the Hotels covered by the Lease during the term of the Lease, (iii) the Lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of certain capital expenditures, and dictate how the Hotels are operated, maintained, and improved, (iv) the Lessee bears all of the costs and expenses of operating the Hotels (including the cost of any inventory

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

used in their operation) during the term of the Lease (other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures),
(v) the Lessee benefits from any savings (and bears the burdens of any increases) in the costs of operating the Hotels during the term of the Lease,
(vi) in the event of damage or destruction to a Hotel, the Lessee is at economic risk because it will be obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds or (B) in certain circumstances, terminate the Lease, (vii) the Lessee has indemnified the Company (or, where appropriate, the applicable Hotel Partnership or Subsidiary Partnership) against all liabilities imposed on the Company (or, where appropriate, the applicable Hotel Partnership or Subsidiary Partnership) during the term of the Lease by reason of (A) injury to persons or damage to property occurring at the Hotels or (B) the Lessee's use, management, maintenance or repair of the Hotels, (viii) the Lessee is obligated to pay, at a minimum, substantial Base Rent for the period of use of the Hotels under the Lease, and (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels.] Moreover, upon termination of a Lease, each Hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the date of the consummation of the Consolidation, and a fair market value equal to at least 20% of its fair market value on the date of the consummation of the Consolidation.

                     Based upon representations made by CRFLT and the Company (including but not limited to a representation as to the matters described in the previous paragraph, Hogan & Hartson L.L.P., counsel to CRFLT, expects to provide to CRFLT an opinion letter to the effect that the Leases will be respected as leases for federal income tax purposes. As noted previously, however, an opinion of counsel does not bind the IRS or the courts. Moreover, Limited Partners should be aware that there are no controlling Treasury Regulations, published IRS rulings, or judicial decisions involving leases with terms substantially the same as the Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, there can be no assurance that the IRS will not assert a contrary position or that such position will be sustained by a court if so challenged If the Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Company receives from the Lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, CRFLT very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

                     As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. Payments made pursuant to the Leases should qualify as "rents from real property" since they will be based on specified percentages of gross sales which percentages will be fixed at the time the Leases are entered into, assuming that the Leases (i) are not renegotiated during their term in a manner that has the effect of basing Percentage Rent or Base Rent on income or profits and (ii) are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the Leases would not qualify as "rents from real property" if, considering the Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing rent on income or profits. Because each of the Percentage Rent and the Base Rent will be based on fixed percentages of the gross sales of each Hotel that are established in the Leases, and CRFLT has represented that (i) the percentages will not be renegotiated during the terms of the Leases in a manner that has the effect of basing rent on income or profits and (ii) the Leases conform with normal business practice, the rent payable under the Leases should not be considered based in whole or in part on the income or profits of any person. Furthermore, CRFLT has represented that, with respect to other properties that it acquires in the future, it will not charge rent for any property that

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is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

                     CRFLT may lease certain items of personal property to the Lessees in connection with the Leases. The 15% Personal Property Test provides that if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rent from real property." If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then the portion of the rent that is attributable to personal property does not qualify as "rent from real property." The amount of rent attributable to personal property is that amount which bears the same ratio to total rent for the taxable year as the average of the adjusted tax bases of the personal property at the beginning and end of the year bears to the average of the aggregate adjusted tax bases of both the real and personal property at the beginning and end of such year. CRFLT has represented that with respect to each Lease that includes a lease of items of personal property, the amount of rent attributable to personal property with respect to such Lease, determined as set forth above, will not exceed 15% of the total rent due under the Lease.

                     If any of the Hotels were to be operated directly by the Company, a Hotel Partnership or a Subsidiary Partnership as a result of a default by a Lessee under the applicable Lease, such Hotel would constitute foreclosure property until the close of the third tax year following the tax year in which it was acquired (or for up to an additional three years if an extension is granted by the IRS), provided that (i) the operating entity conducts operations through an independent contractor (which would not include Host and its affiliates) within 90 days after the date the Hotel is acquired,
(ii) the operating entity does not undertake any construction on the foreclosed property other than completion of improvements that were more than 10% complete before default became imminent, and (iii) foreclosure was not regarded as foreseeable at the time the applicable Hotel Partnership entered into such Leases. For as long as any of these Hotels constitute foreclosure property, the income from the Hotels would be subject to tax at the maximum corporate rates, but it would qualify under the 75% and 95% gross income tests. However, if any of these Hotels does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests.

                     "Interest" generally will not qualify under the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest will not fail to so qualify solely by reason of being based on a fixed percentage or percentages of receipts or sales. CRFLT does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

                     If CRFLT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if CRFLT's failure to meet such tests was due to reasonable cause and not due to willful neglect, CRFLT attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances CRFLT would be entitled to the benefit of these relief provisions. For example, if CRFLT fails to satisfy the gross income tests because nonqualifying income that CRFLT intentionally incurs exceeds the limits on such income, the IRS could conclude that CRFLT's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving CRFLT, CRFLT will not qualify as a REIT. As discussed

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

above in "Federal Income Taxation of CRFLT Following the Consolidation -- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

                     Any gain realized by CRFLT on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including CRFLT's share of any such gain realized by the Company) will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon CRFLT's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company intends that both it and the Hotel Partnerships will hold the Hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning the Hotels (and other hotels) and to make such occasional sales of the Hotels as are consistent with the Company's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

                     Asset Tests Applicable to REITs. CRFLT, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of CRFLT's total assets must be represented by real estate assets including for this purpose (i) its allocable share of real estate assets held by partnerships in which CRFLT owns an interest (including its allocable share of the assets held through the Company) and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of CRFLT, cash, cash items and government securities. Second, not more than 25% of CRFLT's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by CRFLT may not exceed 5% of the value of CRFLT's total assets, and CRFLT may not own more than 10% of any one issuer's outstanding voting securities.

                     CRFLT will represent that neither CRFLT, the Company nor any of the Hotel Partnerships will own more than 10% of the voting securities of any entity that would be treated as a corporation for federal income tax purposes. In addition, CRFLT and its senior management believe, and will represent, that the securities of any one issuer owned by CRFLT, the Company, and the Hotel Partnerships will not exceed 5% of the total value of CRFLT's assets. There can be no assurance, however, that the IRS might not contend that the value of such securities exceeds the 5% value limitation.

                     After initially meeting the asset tests at the close of any quarter, CRFLT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including, for example, as a result of CRFLT increasing its interest in the Company as a result of the exercise of a Unit Redemption Right or an additional capital contribution of proceeds of an offering of Common Shares by CRFLT), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. CRFLT intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be

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

required to cure any noncompliance. If CRFLT fails to cure noncompliance with the asset tests within such time period, CRFLT would cease to qualify as a REIT.

                     Annual Distribution Requirements Applicable to REITs. CRFLT, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to
(i) the sum of (a) 95% of CRFLT's REIT taxable income (computed without regard to the dividends paid deduction and CRFLT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if CRFLT disposes of any Built-In Gain Asset during its Recognition Period, CRFLT will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before CRFLT timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. CRFLT intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Partnership Agreement authorizes CRFLT, as managing general partner, to take such steps as may be necessary to cause the Company to distribute to its partners an amount sufficient to permit CRFLT to meet these distribution requirements.

                     To the extent that CRFLT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. CRFLT, however, may designate some or all of its retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a shareholder would include its proportionate share of such amount in income, as capital gain, and would be treated as having paid its proportionate share of the tax paid by CRFLT with respect to such amount. The shareholder's basis in its Common Shares would be increased by the amount the shareholder included in income and decreased by the amount of the tax the shareholder is treated as having paid. CRFLT would make an appropriate adjustment to its earnings and profits. For a more detailed description of the tax consequences to a shareholder of such a designation, see "Taxation of Taxable U.S. Shareholders of a REIT Generally."

                     It is expected that CRFLT's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, CRFLT anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that CRFLT, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of CRFLT. If such timing differences occur, in order to meet the distribution requirements, CRFLT may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

                     CRFLT intends to calculate its REIT taxable income based upon the conclusion that the Hotel Partnerships, the Subsidiary Partnerships or the Company, as applicable, are the owners of the Hotels for federal income tax purposes. As a result, CRFLT expects that the depreciation deductions with respect to the Hotels will reduce its REIT taxable income. This conclusion is consistent with the conclusion above that the Leases will be treated as true leases for federal income tax purposes. If the IRS were to successfully challenge this position, in addition to likely failing the 75% and 95% gross income tests described above, CRFLT also might be deemed retroactively to have failed to meet the REIT

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

distribution requirements and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

                     Under certain circumstances, CRFLT may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in CRFLT's deduction for dividends paid for the earlier year. Thus, CRFLT may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CRFLT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

                     Furthermore, if CRFLT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, CRFLT would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained with respect to which the REIT pay federal income tax.

                     Failure of CRFLT to Qualify as a REIT. If CRFLT fails to qualify for taxation as a REIT in any taxable year, and if the relief provisions do not apply, CRFLT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which CRFLT fails to qualify will not be deductible by CRFLT nor will they be required to be made. As a result, CRFLT's failure to qualify as a REIT would significantly reduce the cash available for distribution by CRFLT to its shareholders. In addition, if CRFLT fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of CRFLT's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, CRFLT also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances CRFLT would be entitled to such statutory relief.


Taxation of Taxable U.S. Shareholders of CRFLT Generally

                     As used herein, the term "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

                     As long as CRFLT qualifies as a REIT, distributions made by CRFLT out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income Such distributions will not be eligible for the dividends received deduction in the case of U.S. Shareholders that are corporations. To the extent that CRFLT makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in its Common Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in its Common Shares taxable as capital gains (provided that the Common Shares have been held as

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

a capital asset). Dividends declared by CRFLT in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by CRFLT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by CRFLT on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of CRFLT.

                     Distributions made by CRFLT that are properly designated by CRFLT as capital gain dividends will be taxable to taxable non-corporate (individuals, estates or trusts) U.S. Shareholders as gain from the sale or exchange of a capital asset held for more than one year (to the extent that they do not exceed CRFLT's actual net capital gain for the taxable year) without regard to the period for which such non-corporate U.S. Shareholder has held his Common Shares. On November 10, 1997, the IRS issued Notice 97-64, which provides generally that CRFLT may classify portions of its designated capital gain dividend as (i) a 20% gain distribution (which would be taxable to non-corporate U.S. Shareholders at a maximum rate of 20%), (ii) an unrecaptured Section 1250 gain distribution (which would be taxable to non-corporate U.S. Shareholders at a maximum rate of 25%), or (iii) a 28% rate gain distribution (which would be taxable to non-corporate U.S. Shareholders at a maximum rate of 28%). (If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution.) Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

                     Distributions made by CRFLT that are properly designated by CRFLT as capital gain dividends will be taxable to taxable corporate U.S. Shareholders as long-term gain (to the extent that they do not exceed CRFLT's actual net capital gain for the taxable year) without regard to the period for which such corporate U.S. Shareholder has held his Common Shares. Such U.S. Shareholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

                     Distributions made by CRFLT and gain arising from the sale or exchange by a U.S. Shareholder of Common Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain.

                     Upon any sale or other disposition of Common Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such Common Shares for tax purposes. Such gain or loss will be capital gain or loss if the Common Shares have been held by the U.S. Shareholder as a capital asset. In the case of a U.S. Shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such Common Shares have been held for more than one year. In the case of a U.S. Shareholder who is an individual or an estate or trust, the characterization of such gain or loss may turn on whether the IRS issues certain regulations. The 1997 Act altered the taxation of capital gain income of non-corporate taxpayers. Under the 1997 Act, such taxpayers that hold certain investments for more than 18 months may be axed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Non-corporate taxpayers that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The 1997 Act also provides a

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

maximum rate of 25% for "unrecaptured section 1250 gain" for non-corporate shareholders, special rules for "qualified 5-year gain," and other changes to prior law. The 1997 Act allows the IRS to prescribe regulations on how the 1997 Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," which include REITs such as CRFLT, and to sales of interests in "pass-through entities." To date, such regulations have not been prescribed. Shareholders are urged to consult with their own tax advisors with respect to the new rules contained in the 1997 Act. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Common Shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, more likely than not in a manner similar to the distributions received by such U.S. Shareholder from CRFLT which were required to be treated as long-term capital gains.

                     CRFLT may designate its net capital gain so that with respect to retained net capital gains, a U.S. Shareholder would include its proportionate share of such gain in income, as long-term capital gain, and would be treated as having paid its proportionate share of the tax paid by CRFLT with respect to the gain. The U.S. Shareholder's basis in its Common Shares would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. Shareholder that is an individual or an estate or trust, the IRS, as described above in this section, has authority to issue regulations that could apply the special tax rate applicable generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property. IRS Notice 97-64, described above in this section, did not address the taxation of non-corporate REIT shareholders with respect to retained net capital gains.


Backup Withholding for Limited Service REIT Distributions

                     CRFLT will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide CRFLT with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, CRFLT may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to CRFLT. See "-- Taxation of Non-U.S. Shareholders of CRFLT."


Taxation of Tax-Exempt Shareholders of CRFLT

                     The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its Common Shares as "debt financed property" within the meaning of the Code and such Common Shares are not otherwise used in a trade or business, the dividend income from CRFLT will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Common Shares will not constitute UBTI unless such tax-exempt shareholder has held such

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

Common Shares as "debt financed property" within the meaning of the Code or has used the Common Shares in a trade or business.

                     For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in CRFLT will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in CRFLT. Such prospective shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

                     Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and
(iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

                     A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code (added by the 1993 Act) provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either
(a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

                     Based on the anticipated ownership of Common Shares immediately following the Consolidation, and as a result of certain limitations on transfer and ownership of Common Shares contained in the Declaration of Trust, CRFLT does not expect to be classified as a "pension held REIT."


Taxation of Non-U.S. Shareholders of CRFLT

                     The rules governing federal income taxation of the ownership and disposition of Common Shares by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that CRFLT qualifies for taxation as a REIT. Prospective Non-U.S. Shareholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Shares, including any reporting requirements.

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

                     Distributions by CRFLT. Distributions by CRFLT to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by CRFLT of United States real property interests nor designated by CRFLT as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of CRFLT. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a United States trade or business. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as CRFLT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. CRFLT expects to withhold United Sates income tax at the rate of 30% on any distribution made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that lower rate is filed with CRFLT or
(ii) a Non-U.S. Shareholder files an IRS Form 4224 with CRFLT claiming that the distribution is effectively connected income.

                     Distributions in excess of current or accumulated earnings and profits of CRFLT will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to gain from the sale or exchange of its Common Shares, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that CRFLT will be required to withhold 10% of any distribution in excess of CRFLT's current and accumulated earnings and profits. Consequently, although CRFLT intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that CRFLT does not do so any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of CRFLT, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

                     Distributions to a Non-U.S. Shareholder that are designated by CRFLT at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless
(i) the investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as domestic shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

                     Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by CRFLT of United States real property interests (whether or not designated as capital gain dividends) will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to domestic shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation, as discussed above. CRFLT is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Shareholder's federal income tax liability.

                     Although the law is not entirely clear on the matter, it appears that amounts designated by CRFLT pursuant to the 1997 Act as undistributed capital gains in respect of the Common Shares held by U.S. Shareholders (see "-- Annual Distribution Requirements Applicable to REITs" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding two paragraphs for actual distributions by CRFLT of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by CRFLT on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by CRFLT were to exceed their actual United States federal income tax liability).

                     Sale of Common Shares. Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Common Shares generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The Common Shares will not constitute a "United States real property interest" so long as CRFLT is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Shareholders. CRFLT is unable at this time to predict whether it will be a "domestically controlled REIT," and therefore whether the sale of Common Shares will be subject to taxation under FIRPTA. Moreover, even if CRFLT initially qualifies as a "domestically controlled REIT," because the Common Shares are expected to be publicly traded, no assurance can be given that CRFLT would continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of Common Shares not otherwise subject to FIRPTA will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

                     Even if CRFLT does not qualify as or ceases to be a domestically-controlled REIT, gain arising from the sale or exchange by a Non-U.S. Shareholder of Common Shares would not be subject to United States taxation under FIRPTA as a sale of a United States real property interest if (i) the Common Shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE), and (ii) such Non-U.S. Shareholder owned 5% or less of the Common Shares throughout the five-year period ending on the date of the sale or exchange. If gain on the sale or exchange of Common Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.

                     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by CRFLT of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Shares by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

                     The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certifications procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 1998, subject to certain transition rules. Valid withholding certificates that are hold on December 31, 1998, will remain valid until the earlier of December 31, 1999 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). A Non-U.S. Shareholder should consult its own advisor regarding the effect of the new Treasury Regulations.


Tax Aspects of CRFLT's Ownership of Interests in the Company

                     General. Substantially all of CRFLT's investments will be held through the Company, and the Company holds most of the Hotels through the Hotel Partnerships, some of which in turn hold Hotels through certain Subsidiary Partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. CRFLT will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, CRFLT will include its proportionate share of assets held through the Company, the Hotel Partnerships and any Subsidiary Partnerships.

See "-- Federal Income Taxation of CRFLT Following the Consolidation -- Ownership of Partnership Interests by a REIT."

                     Entity Classification. If the Company, any of the Hotel Partnerships, any of the Subsidiary Partnerships, or any other partnership in which the Company has a direct or indirect interest were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of CRFLT's assets and items of gross income would change and could preclude CRFLT from qualifying as a REIT (see "Federal Income Taxation of CRFLT Following the Consolidation -- Asset Tests Applicable to REITs" and "-- Income Tests Applicable to REITs").

                     At the time of the closing of the Consolidation, Hogan & Hartson L.L.P. will deliver an opinion to CRFLT stating that, based on certain factual assumptions and representations described in the opinion, the Company, each of the Hotel Partnerships, and each of the Subsidiary Partnerships will be treated as a partnership (or disregarded) for federal income tax purposes (and not treated as an association taxable as a corporation).

                     Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

                     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the Partnership Agreement and the partnership agreements for the Hotel Partnerships are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

                     Tax Allocations with Respect to the Hotels. As described above, pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Hotels) that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the Book-Tax Difference associated with the property at the time of the contribution. The Partnership Agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code.

                     In general, the partners of the Company who contributed depreciated assets having an adjusted tax basis less than their fair market value at the time of contribution (which includes all of the Limited Partners owning interests in the Hotel Partnerships) will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have such a Book-Tax Difference, all income attributable to such Book-Tax Difference generally will be allocated to such partners. These allocations will tend to eliminate the Book-Tax Difference over the life of the Company. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the

Company may cause CRFLT to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. Such an allocation might cause CRFLT to recognize taxable income in excess of cash proceeds, which might adversely affect CRFLT's ability to comply with the REIT distribution requirements. See "Federal Income Taxation of CRFLT Following the Consolidation -- Annual Distribution Requirements Applicable to REITs."

                     As described above, the Company and CRFLT have determined to use the "traditional method" for accounting for Book-Tax Differences with respect to the Hotels contributed to the Company in connection with the Consolidation. This method is generally the most favorable method for accounting for Book-Tax Differences from the perspective of those Limited Partners (including the Hotel Partnership GPs) receiving Units in exchange for property at the time of the Consolidation and is the least favorable from the perspective of CRFLT to the extent it contributes cash (such as the proceeds from the Offering) to the Company.

                     With respect to any property purchased by the Company subsequent to the Consolidation, such property will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.


Other Tax Consequences for CRFLT and Its Shareholders

                     CRFLT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of CRFLT and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CRFLT.

                               VOTING PROCEDURES


Distribution of Solicitation Materials

           This Consent Solicitation, together with the accompanying transmittal letter, the power of attorney and the Limited Partner consent (the power of attorney and Limited Partner consent are referred to collectively as the "Consent Form"), constitute the Solicitation Materials being distributed to the Limited Partners to obtain their votes for or against their Hotel Partnership's participation in the Consolidation.

           In order to participate in the Consolidation, each Hotel Partnership must approve participation by a majority vote of all interests of Limited Partners in the Hotel Partnership, as set forth in the table below under "Required Vote and Other Conditions." Each Hotel Partnership will participate in the Consolidation by a Merger as set forth below and in the Supplement relating to the individual Hotel Partnership. Each Limited Partner, therefore, should complete and return the Consent Form before the expiration of the Solicitation Period. The Solicitation Period is the time period during which Limited Partners may vote for or against the Consolidation. The Solicitation Period will commence upon delivery of the Solicitation Materials to the Limited Partners (on or about ________ __, 1998 and will continue until the later of (a) _______ __, 1998 (a date not less than 60 calendar days from the initial delivery of the Solicitation Materials) or (b) such later date as may be selected by the Hotel Partnership GPs and the Company and as to which notice is given to the Limited Partners. At their discretion, the Hotel Partnership GPs and the Company may elect to extend the Solicitation Period. Under no circumstances will the Solicitation Period be extended beyond ______ __, 1998. Any Consent Form received by the information agent (the "Information Agent") prior to 5:00 p.m., Eastern time, on the last day of the Solicitation Period will be effective provided that such Consent Form has been properly completed and signed. If you fail to return a signed Consent Form by the end of the Solicitation Period, your Hotel Partnership Interests will be counted as voting AGAINST the Consolidation, which may jeopardize completion of the Consolidation.

           The Consent Form consists of two parts. Part A seeks the Limited Partners' consent to the Consolidation and certain related matters. The exact matters which a vote in favor of the Consolidation will be deemed to approve differ for each Hotel Partnership and are explained in detail in the individual Supplement for each Hotel Partnership. If a Limited Partner has interests in more than one Hotel Partnership, all of such interests will be set forth on the Consent Form and the Consent Form will provide for separate votes by the Limited Partner for each Hotel Partnership listed. Limited Partners who return a signed Consent Form but fail to indicate their approval or disapproval as to any matter (including the Consolidation) will be deemed to have voted to APPROVE such matter.

           Part B of the Consent Form is a power of attorney, which must be signed separately. The power of attorney appoints ________________, _______________ and _______________ as your attorneys-in-fact for the purpose of executing, among other things, the Partnership Agreement (if necessary) and all other documents and instruments advisable or necessary to complete the Consolidation. The power of attorney is intended solely to ease the administrative burden of completing the Consolidation without needing to obtain signatures of Partners on multiple documents.

No Special Meetings

           None of the Hotel Partnerships has scheduled a special meeting of its Limited Partners to discuss the Solicitation Materials or the terms of the Consolidation. The Hotel Partnership GPs, members of CRFLT's management and the Information Agent intend to solicit actively the support of the Limited Partners for the Consolidation and, subject to applicable federal and state securities laws, hold informal meetings with Limited Partners, answer questions about the Consolidation and the Solicitation Materials and explain the reasons for the recommendation that Limited Partners vote to approve the Consolidation. Costs of solicitation will be allocated as set forth in "The Consolidation -- Consolidation Expenses." No person will receive compensation contingent upon solicitation of a favorable vote.


Required Vote and Other Conditions

           The Hotel Partnership GPs and the Company have conditioned participation in the Consolidation by each Hotel Partnership upon obtaining the required votes set forth in the table below. See "The Consolidation."


                     Hotel Partnership                                        Required Vote
                     -----------------                                        -------------
                     CBM1                                                     Consent of Limited Partners holding more than 50% of
                                                                              the outstanding limited partner interests and the
                                                                              approval of the Hotel Partnership GP. The Hotel
                                                                              Partnership GP may not vote any of its limited partner
                                                                              interests.

                     CBM2                                                     Consent of Limited Partners holding more than 50% of
                                                                              the outstanding limited partner interests and the
                                                                              approval of the Hotel Partnership GP. The Hotel
                                                                              Partnership GP may not vote any of its limited partner
                                                                              interests.

                     RIBM1                                                    Consent of Limited Partners holding more than 50% of
                                                                              the outstanding limited partner interests and the
                                                                              approval of the Hotel Partnership GP.

                     RIBM2                                                    Consent of Limited Partners holding more than 50% of
                                                                              the outstanding limited partner interests and the
                                                                              approval of the Hotel Partnership GP.

                     Res USA                                                  Consent of Limited Partners holding more than 50% of
                                                                              the outstanding limited partner interests and the
                                                                              approval of the Hotel Partnership GP.


                     FIBM                                                     Consent of Limited Partners holding more than 50% of
                                                                              the outstanding limited partner interests and the
                                                                              approval of the Hotel Partnership GP. The Hotel
                                                                              Partnership GP may vote its limited partner interest.


           Record Date and Outstanding Partnership Units. The Record Date is ________ __, 1998 for all Hotel Partnerships. As of the Record Date, the following number of units were held of record by the number of Limited Partners indicated below:


                                                         Number of          Number of Units     Number of Units Required for
                Hotel Partnership                        Partners            Held of Record      Approval of Consolidation
--------------------------------------------------------------------------------------------------------------------------------
CBM1                                                      1,267                  1,150                      576
CBM2                                                      1,681                  1,470                      736
RIBM1                                                     4,225                 65,600                   32,801
RIBM2                                                     3,915                 70,000                   35,001
Res USA                                                       3                    608                      305
FIBM                                                      3,148                 83,337                   41,669

           Each Limited Partner is entitled to one vote for each Partnership Unit held. Accordingly, the number of Partnership Units entitled to vote with respect to the Consolidation is equivalent to the number of Partnership Units held of record at the Record Date.

           Investor Lists. Under Rule 14a-7 of the Exchange Act, each Hotel Partnership is required, upon the written request of a Limited Partner, to provide to the requesting Limited Partner (i) a statement of the approximate number of Limited Partners in such Limited Partner's partnership, and (ii) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such Limited Partners. In addition, a Limited Partner has the right, at his or her option, either (a) to have his Hotel Partnership mail (at the Limited Partner's expense) copies of any proxy statement, proxy form or other soliciting materials furnished by the Hotel Partnership to the Hotel Partnership's Limited Partners designated by the Limited Partner, or (b) to have the Hotel Partnership deliver to the requesting Limited Partner, within five business days of the receipt of the request, a reasonably current list of the names, addresses and class of Partnership Units held by the Hotel Partnership's Limited Partners. The right to receive the list of Limited Partners is subject to the requesting Limited Partner's payment of the cost of mailing and duplication at a rate of $0.15 per page.

           Tabulation of Votes. An automated system administered by ________________ will tabulate the votes. Abstentions will be tabulated with respect to the Consolidation and related matters. Abstentions will have the effect of a vote against the Consolidation, as will the failure to return a Consent Form and broker nonvotes (where a broker submits a consent but does not have authority to vote a Limited Partner's Partnership Units on one or more matters). The number of Partnership Units that must be voted in favor of the Consolidation for it to be approved by the respective Hotel Partnerships is shown in the table above.

                                    EXPERTS


           The financial statements and schedules of CRF Group as of January 3, 1997 and December 29, 1995 and for each of the three fiscal years in the period ended January 3, 1997 and the financial statements of CBM1, CBM2, RIBM1, RIBM2, Res USA and FIBM as of January 3, 1997 and December 29, 1995 and for each of the three fiscal years in the period ended January 3, 1997 included in this Consent Solicitation and in the Supplements hereto have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                                 LEGAL MATTERS


           Certain legal matters, including certain tax matters, will be passed upon for the Company and CRFLT by Hogan & Hartson L.L.P., Washington, D.C.


                             AVAILABLE INFORMATION

           The Hotel Partnerships (except Res USA) are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file reports and other information with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street N.W., Washington, D.C. 20549. In addition, the Company has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder, with respect to the securities offered pursuant to this Prospectus/Consent Solicitation Statement. This Prospectus/Consent Solicitation Statement, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Consolidation, please refer to the reports of the Hotel Partnerships (except Res USA) filed under the Exchange Act and the Company's Registration Statement and such exhibits and schedules, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and which will also be available for inspection and copying at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at "http:\\www.sec.gov".

           A separate supplement to this Prospectus/Consent Solicitation Statement has been prepared for each Hotel Partnership and will be delivered to each Partner of the Hotel Partnership covered thereby. Upon receipt of a written request by a Partner or representative so designated in writing, the Hotel Partnership GPs will send a copy of any supplement without charge. All requests should be directed to: ____________________________.

           Statements contained in this Prospectus/Consent Solicitation Statement or any supplements hereto as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

           Upon consummation of the Consolidation, CRFLT and the Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or NYSE requirements, if any, holders of the Common Shares will receive annual reports containing audited financial statements with a report thereon by CRFLT's independent public accountants, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year. CRFLT will include in its Exchange Act filings all reports for the Lessees which they would be required to file if they were subject to the filing requirements of the Exchange Act. If a Hotel Partnership does not participate in the Consolidation, such Hotel Partnership will continue to file reports and other information with the Commission as required by law.

                                   GLOSSARY


           "15% Personal Property Test" means rent paid to the REIT will not be considered "rent from real property" if personal property accounts for more than 15% of the total rent received under the lease of real property.


           "1993 Act" means the Omnibus Budget Reconciliation Act of 1993.


           "1997 Act" means the Taxpayer Relief Act of 1997.


           "AAA" means American Appraisal Associates, an independent, nationally recognized hotel valuation and financial advisory firm that appraised the Hotels and rendered the Fairness Opinion.


           "Acquisition Hotels" means the Pentagon City Residence Inn and the Chicago Downtown Courtyard Hotel, both of which will be purchased by the Company from Host for cash in connection with the Consolidation.


           "ADA" means the Americans with Disabilities Act.


           "Additional Charges" means certain other amounts, including interest accrued on any late payments or charges, payable under the leases.


           "AMTI" means alternative minimum taxable income.


           "Anti-Abuse Rule" means a regulation under the partnership provisions of the Code that authorizes the IRS, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate.


           "Appraisal" means an appraisal of a Hotel performed by AAA.


           "Appraised Value" means the value of the Hotels owned by the Hotel Partnerships, as determined by AAA as of ___________ __, 1998.


           "Available Cash" means net income plus depreciation and amortization and any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments.


           "Bankruptcy Code" means Title 11 of the U.S. Code.


           "Base Rent" means a fixed dollar amount of rent payable monthly by the Lessee to the Company unless the amount payable under the Percentage Rent provision is higher, in which case only Percentage Rent will be payable.


           "Beneficiary" means a qualified charitable organization selected by CRFLT.


           "Book-Tax Difference" means the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of such contribution.

           "Built-In Gain Asset" means an asset which has been acquired from a C corporation in a transaction in which the basis of the asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation.


           "Business Day" means any day, other than a Saturday or Sunday, on which the banking institutions in the City of New York are open for business.


           "CBM1" means Courtyard by Marriott Limited Partnership, a Delaware limited partnership.


           "CBM2" means Courtyard by Marriott II Limited Partnership, a Delaware limited partnership.


           "CBM2 Certificates" means the indebtedness of CBM2 consisting of $390.1 million of multi-class commercial pass-through certificates, relating to a mortgage loan under which the borrower is a subsidiary of CBM2. The mortgage loan is divided into several components with interest rates varying from 6.88% to 8.645% (weighted average rate of 8.5% at September 12, 1997) and require monthly payments of principal and interest based on a 17-year amortization schedule.


           "CBM2 Senior Notes" means the debt of CBM2 consisting of $127.4 million of senior secured notes. The CBM2 Senior Notes bear interest at 10.75% and mature on February 1, 2008.

           "Chain Services" means services generally furnished on a central or regional basis to the Hotels. Such services include the following: (i) the development and operation of computer systems and reservation services, (ii) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation costs of regional personnel and (iii) such additional central or regional services as may from time to time be more efficiently performed on a regional or group level.


           "Closing" means the consummation of the Consolidation.


           "Closing Date" means the date of the Closing of the Consolidation.


           "Code" means the Internal Revenue Code of 1986, as amended.


           "Commission" means the Securities and Exchange Commission.


           "Common Share" means a common share of beneficial interest, $.01 par value per share, of CRFLT.


           "Company" means CRF Lodging Company, L.P., a Delaware limited partnership.


           "Consent Form" means the consent form and power of attorney, collectively.


           "Consent Solicitation" means the Prospectus/Consent Solicitation Statement of the Company dated __________ __, 1998.


           "Consolidation" means the merger of the Merger Partnerships into the Hotel Partnerships, the purchase of the Acquisition Hotels by the Company from Host, the Offering and the related transactions described in this Consent Solicitation.

           "Consolidation Expenses" means the expenses incurred in connection with the Consolidation, including, without limitation, solicitation and communication costs, legal fees, appraisal fees, environmental and engineering fees, fairness opinion fees, registration, listing and filing fees, accounting fees and other fees and expenses.

           "Continuation Value" means the amount that would be distributed to Limited Partners if each Hotel Partnership were continued for ten years and then sold for its estimated value, determined using a discounted cash flow analysis applied to the anticipated cash flows from the operation and sale of each Hotel and taking into account the terms of existing debt obligations.


           "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exemptions.


           "Control Shares" means voting shares which, if the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one third or more but less than a majority or (iii) a majority or more of all voting power.


           "Courtyard Hotels" means all of the Hotels currently owned by CBM1 and CBM2.


           "Courtyard Units" means the Units received in the Consolidation by Host and its subsidiaries in exchange for its Hotel Partnership Interests in CBM1 and CBM2.


           "CPI" means the Consumer Price Index.


           "Credit Facility" means a revolving credit facility of the Company from institutional lenders that will provide for borrowings up to $400 million.

           "CRFLT" means CRF Lodging Trust, a Maryland real estate investment trust, which will be the sole general partner of the Company.

           "Declaration of Trust" means the Declaration of Trust of CRFLT, dated December __, 1997.


           "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act.


           "Disguised Sale Regulations" means Section 707 of the Code and the Treasury Regulations thereunder.


           "Dissenters' Rights" means a Dissenting Partner's right to tender the Units received in the Consolidation in exchange for Notes.


           "Dissenting Partner" means a Limited Partner who votes against the Consolidation and who complies with certain specified procedures.

           "EBITDA" means Earnings Before Interest Expense, Taxes, Depreciation and Amortization and certain other noncash items. EBITDA consists of the sum of consolidated net income, interest expense, depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Company's ability to meet debt service requirements. The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by GAAP.

Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.


           "Effective Time" means the time at which the Certificates of Merger with respect to the Merger of the Merger Partnerships with and into the Participating Hotel Partnerships are filed with the Secretary of State of the State of Delaware.


           "Employee Plan" means the 1998 Employee Share Option and Restricted Share Plan.


           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


           "ERISA Plan" means any employee benefit plan as defined in section 3(3) of ERISA that is regulated by Title I of ERISA.


           "Excess Losses" means losses that would have the effect of creating a deficit balance in a Limited Partner's capital account.


           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Exchange Value" means the amount calculated by (i) obtaining an independent appraisal of the value of each Hotel owned by such Hotel Partnership, as of ________ __, 1998 (the "Appraised Value"), as described; (ii) adding the amount of other assets (such as cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves), net of liabilities (excluding mortgage and other debt and deferred management fees) ("Net Other Assets") as of _________ __, 1998 (the "Initial Valuation Date"); (iii) subtracting the estimated balance of the mortgage debt owed by such Hotel Partnership as of June 30, 1998, which is the estimated closing date for the Consolidation; (iv) subtracting the estimated balance of other debt of such Hotel Partnership as of June 30, 1998; (v) adjusting for the estimated prepayment and defeasance costs; (vi) subtracting the amount of deferred management fees payable to the applicable Manager under the Management Agreement for such Hotels; (vii) subtracting an amount equal to the estimated cost to complete any deferred maintenance items identified in the engineer's report relating to the applicable Hotels; (viii) subtracting an amount equal to the estimated cost (if any) of bringing the condition of FF&E at the applicable Hotels to normal levels, (ix) subtracting such Hotel Partnership's pro rata share (based upon relative Exchange Values) of estimated Consolidation Expenses and (x) making certain other adjustments.


           "FF&E" means furniture, fixtures and equipment.


           "FF&E Replacements" means FF&E to be acquired and certain routine repairs that are normally capitalized to be performed in the next year.


           "FF&E Reserve Account" means the account where funds for FF&E Replacements is deposited.


           "FIBM" means Fairfield Inn by Marriott Limited Partnership, a Delaware limited partnership.

           "Final Valuation Date" means the date that is the end of the most recent accounting period that has ended at least __ days prior to the date on which the Last Preliminary Prospectus is distributed to potential investors.


           "FIRPTA" means the Foreign Investment in Real Property Tax Act of
1980.


           "First Three Quarters 1996" means the thirty-six weeks ended September 6, 1996.


           "First Three Quarters 1997" means the thirty-six weeks ended September 12, 1997.


           "Full Consolidation Scenario" means that the Consolidation occurs with an Offering yielding gross proceeds of $800 million, all Hotel Partnerships participate, no Notes are issued and $539 million of outstanding indebtedness is repaid.


           "Funds From Operations" or "FFO" means net income (loss) computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, in accordance with the NAREIT White Paper.


           "GAAP" means generally accepted accounting principles.


           "Gross Revenues" means all income derived from the operation of the Hotels except sales, use and excise taxes, gratuities, extraordinary revenues or interest earned on bank accounts.


           "Holders" means persons in whose names the Notes are registered in the security register for the Notes.


           "Host" means Host Marriott Corporation, a Delaware corporation.


           "Hotel" means a hotel currently owned by CBM1, CBM2, RIBM1, RIBM2, Res USA or FIBM.


           "Hotel Partnership GP" means the general partner of a Hotel Partnership, each of which is a wholly owned direct or indirect subsidiary of Host.


           "Hotel Partnership Interest" means an interest in a Hotel Partnership owned by a Partner.


           "Hotel Partnerships" means, collectively, CBM1, CBM2, RIBM1, RIBM2, Res USA and FIBM, each a "Hotel Partnership."


           "Impermissible Tenant Service Income" means any amount charged to a tenant for services rendered by the Company or its affiliates which is greater than 150% of the cost of providing such services.


           "Incentive Management Fee" means an amount paid to the Manager equal to a percentage of the Operating Profit attributable to the Hotels on a combined basis.

           "Indenture" means the indenture entered into between the Company and ________ (the "Indenture Trustee") pursuant to which the Notes will be issued.


           " Indenture Trustee" means ___________________________, the trustee under the Indenture.

           "Information Agent" means ___________________.


           "Initial Basis" means a Limited Partner's initial tax basis in his Units.


           "Initial Holding Period" means the one-year period beginning after the Closing Date during which Limited Partners will be prohibited from redeeming Units acquired in the Consolidation.


           "Initial Valuation Date" means _________ __, 1998.


           "Interest Payment Date" means each ___________ __ and ____________ __ commencing __________ __, 1998.


           "Interested Shareholder" means a person who owns 10% or more of the voting power of a trust's then outstanding shares of beneficial interests or his affiliate.


           "Investment Income" means the interest, dividend, Unit distribution income and capital gains of the Lessees.


           "IRS" means the Internal Revenue Service.

           "Last Preliminary Prospectus" means the last preliminary prospectus distributed to potential investors in the Offering.

           "Leases" means the lease agreements under which the Lessees will lease the Hotels from the Hotel Partnerships.


           "Lessees" means the wholly owned direct or indirect subsidiaries of Host which will lease the Hotels from the Hotel Partnerships.


           "LIBOR" means the London Interbank Offered Rate.


           "Limited Partner" means a holder of limited partnership interests in a Hotel Partnership.


           "Liquidation Value" means the net proceeds from a sale of a Hotel Partnership's Hotels at their Appraised Values as of _____ __, 1998 together with its net other assets (after payment of debts and other obligations, including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Value of the Hotels.

           "Lock-out Period" means a period of __ years beginning from the Closing Date of the Consolidation during which time the Lock-out Provisions are applicable.

           "Lock-out Provisions" means prohibitions against the sale or other disposal of any of the Courtyard Hotels, during the Lock-Out Period, during such time that Host or its affiliates hold the Courtyard Units (except
(i) pursuant to a sale or other disposition of all or substantially all of the Company's assets, (ii) an involuntary sale pursuant to foreclosure of a mortgage secured by one of the Courtyard Hotels or a bankruptcy proceeding or (iii) certain other transactions, including a "Section 1031 like-kind exchange," that would not result in the recognition of any gain for tax purposes by the holders of Courtyard Units) without the consent of the holders of the Courtyard Units issued in the Consolidation, unless such holders of Courtyard Units are compensated for certain adverse tax consequences which would result to them and Host from such sale or other disposition during the Lock-out Period.


           "Management Agreements" mean the management agreements between the Lessees and subsidiaries of Marriott International pursuant to which Marriott International manages the Hotels leased by the Lessees.


           "Managers" mean the subsidiaries of Marriott International that currently manage the Hotels.


           "Market Value" means the most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specific date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are typically motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.


           "Marriott International" means Marriott International, Inc., a Delaware corporation.


           "Maryland REIT Law" means Title 8 of the Maryland General Corporation Law.


           "Maturity Date" means _______ __, 2005, the maturity date of the Notes.


           "Maximum Debt Limitation" means the debt-to-total market capitalization ratio of the Company, including the Notes to be issued to the Dissenting Partners does not exceed 50% at the Closing Date.


           "Maximum Note Limitation" means Limited Partners who elect to tender their Units in exchange for Notes not requesting Notes with an aggregate principal amount in excess of 15% of the aggregate Exchange Values of the Participating Hotel Partnerships or more than 20% of the Exchange Value of any individual Hotel Partnership.


           "Merger" means the merger of a Merger Partnership into a Hotel Partnership with the Hotel Partnership being the surviving entity.


           "Merger Partnership" means a newly formed direct or indirect wholly owned subsidiary of the Company which will merge with and into a Hotel Partnership.


           "MGCL" means the Maryland General Corporation Law.


           "Minimum Net Worth" means the requirement that each Lessee maintain a net worth equal to the greater of (i) a specified dollar amount ranging from $______ million to $______ million or (ii) _____% of the initial projected annual lease payments for all Hotels leased by the Company to such Lessee.


           "Minimum Participation Condition" means that at least four Hotel Partnerships, including CBM1, CBM2 and RIBM1, must participate in the Consolidation.


           "Minimum Value Condition" means the requirement that the value of the Units received by each Partner in the Consolidation (based on each Unit being considered to have a value equal to the price per Common Share sold in the Offering) must be at least equal to the Exchange Value attributable to the Partner's Hotel Partnership Interest.

           "NAREIT" means the National Association of Real Estate Investment Trusts, Inc.


           "Net Cash Proceeds" means net cash proceeds from the (i) sale or other disposition of a Hotel for an amount in excess of (a) the amount required to repay mortgage indebtedness secured by such Hotel or otherwise required to be applied to the reduction of indebtedness of such Hotel Partnership and (b) the costs incurred by the Hotel Partnership in connection with such sale or other disposition or (ii) refinancing (whether at maturity or otherwise) of any indebtedness secured by any Hotel in an amount in excess of (a) the amount of indebtedness secured by such Hotel at the time of the Consolidation, calculated prior to any repayment or other reduction in the amount of such indebtedness in the Consolidation (including from the proceeds of the Offering) and (b) the costs incurred by the Company or such Hotel Partnership in connection with such refinancing.


           "Net Other Assets" means amount of other assets (such as cash, due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves) net of liabilities (excluding mortgage and other debt (including an adjustment for prepayment and defeasance costs) and deferred management fees).


           "Non-U.S. Shareholders" means nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.


           "Nonparticipating Hotel Partnership" means a Hotel Partnership that does not participate in the Consolidation.


           "Nonrecourse liabilities" means liabilities of the Company for which no Partner bears the economic risk of loss.


           "Notes" means the unsecured seven-year notes due ____ __, 2005 with an interest rate of 120% of the applicable federal rate as of the Closing, payable semi-annually, which will be received by Dissenting Partners.

           "NYSE" means the New York Stock Exchange, Inc.

           "Offering" means the initial public offering by CRFLT of its Common Shares.


           "Other Plans" means the term "plan" as defined in section 4975(e)(1) of the Code.

           "Ownership Limit" means the prohibition against ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 9.9% of the issued and outstanding Common Shares and generally the prohibition against ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 9.9% of the issued and outstanding shares of any class or series of CRFLT's Common Shares.


           "Participating Hotel Partnership" means a Hotel Partnership whose Limited Partners vote in favor of the Consolidation and which participates in the Consolidation.


           "Percentage Rent" means an amount of rent based on specified percentages of aggregate sales (including room sales, food and beverage sales and telephone and other sales) at each Hotel which is subject to a Lease.


           "Partners" means partners in the Hotel Partnerships, including the Hotel Partnership GPs.

           "Partnership Agreement" means the partnership agreement of CRF Lodging Company, L.P., dated as of ___________ __, 1998, and attached hereto as Appendix A.


           "Partnership Unit" means a unit of limited partnership interest in a Hotel Partnership.


           "Person" means an individual, corporation, partnership, limited liability company, trust or other entity.


           "Plan Assets" means the underlying assets of the Company which are deemed to be assets of an investing ERISA Plan.


           "Preferred Share" means a preferred share of beneficial interest of CRFLT.


           "Prohibited Owner" means a Person holding record title to any shares in excess of the Ownership Limit.


           "Prohibited Transferee" means a Person who would violate the Ownership Limit or any other restriction in the Declaration of Trust because of a transfer of shares of beneficial interest of CRFLT to such Person or any other event.


           "Public Offering Price" means the offering price to the public per Common Share in the Offering.


           "Recognition Period" means the ten-year period beginning on the date on which a Built-In Gain Asset is acquired.


           "Redemption Amount" means an amount of cash equal to the deemed fair market value of Units at the time of redemption.


           "Redemption Price" means an amount of cash equal to the sum of the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date.


           "Regular Record Date" means a date 15 days prior to an Interest Payment Date, on which the Holders of the Notes are determined, regardless of whether such day is a Business Day.


           "REIT" means a real estate investment trust.


           "Related Party Tenant" means a tenant in which the Company, or an actual or constructive owner of 10% or more of the Company, actually or constructively owns 10% or more.


           "Rent" means Base or Percentage Rent, as the context may require.


           "Rents" means Base Rent and Percentage Rent.


           "Res USA" means Marriott Residence Inn USA Limited Partnership, a Delaware limited partnership.


           "REVPAR" means revenue per available room. REVPAR measures daily room revenues generated on a per room basis by combining the average daily room rate charged and the average daily occupancy achieved. REVPAR excludes food and beverage and other ancillary revenues generated by the hotel.


           "RIBM1" means Marriott Residence Inn Limited Partnership, a Delaware limited partnership.


           "RIBM2" means Marriott Residence Inn II Limited Partnership, a Delaware limited partnership.


           "RIC" means a "Regulated Investment Company."

           "Second Mortgage" means the $28 million second mortgage secured by 15 of RIBM1's Hotels which bears interest at 15.25% and which matures on September 30, 2002.


           "Section 704(c) Minimum Gain" means the amount of any taxable gain that would be allocated to the Partner under Section 704(c) of the Code (or in the same manner as Section 704(c) of the Code in connection with a revaluation of partnership property) if the partnership disposed of all partnership property (in a taxable transaction) subject to one or more nonrecourse liabilities of the partnership in full satisfaction of such liabilities and for no other consideration.


           "Section 751 Assets" means "unitized receivables" (including depreciation recapture) and/or "substantially appreciated inventory items" as defined in Section 751 of the Code.


           "Securities Act" means the Securities Act of 1933, as amended.


           "Senior Mortgage" means the $93.4 million first mortgage secured by 15 of RIBM1's Hotels which bears interest at 8.6% and which matures on September 30, 2002.


           "SFAS" means Statement of Financial Accounting Standards.


           "Significant Subsidiary" means each significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act) of CRFLT.


           "Solicitation Materials" means the Consent Solicitation and the Consent Form.


           "Solicitation Period" means the period of time commencing at the time the Consent Solicitation and other Solicitation Materials are first distributed to the Partners and ending at the later of (i) ________ __, 199_, or (ii) such later date as CRFLT may elect, in its sole and absolute discretion.


           "Tax Matters Partner" means the Person designated at the partnership level to represent the partnership in a unified partnership proceeding to determine income, gain, loss, deduction and credit for each Partner.


           "TEFRA" means the Tax Equity and Fiscal Responsibility Act of 1982.


           "TMT" means tentative minimum tax.


           "Total Sales" means room sales, food and beverage sales and telephone and other sales derived from the operation of the Hotels.

           "Treasury Regulations" means the regulations promulgated by the IRS under the Code.


           "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.


           "U.S. Shareholder" means a holder of Common Shares who for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof,
(iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have authority to control all substantial decisions of the trust.


           "UBTI" means unrelated business taxable income.


           "Unit" means a unit of limited partnership interest in the Company.


           "Unit Redemption Right" means the right of Limited Partners to redeem, after the Initial Holding Period, their Units and receive, at CRFLT's election, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares.


           "UPREIT" means an umbrella partnership real estate investment trust.

                            INDEX TO DEFINED TERMS

                                                                                Page
                                                                                ----
1993 Act.........................................................................232
Acquisition Hotels.................................................................6
ADA...............................................................................43
Additional Charges................................................................92
Anti-Abuse Rule..................................................................201
Appraisal.........................................................................71
Appraised Value...................................................................70
Associates.......................................................................107
Base Rent..........................................................................2
Beneficiary......................................................................151
Built-In Gain Asset..............................................................221
Business Day.....................................................................155
CBM1...............................................................................6
CBM2...............................................................................6
CBM2 Certificates................................................................107
CBM2 Senior Notes................................................................107
Chain Services....................................................................97
Code............................................................................2, 7
Commission.......................................................................240
Common Shares.................................................................2, 148
Company.........................................................................2, 6
Consent Form.................................................................22, 237
Consent Solicitation............................................................2, 6
Consolidation......................................................................6
Consolidation Expenses........................................................15, 67
Corporation......................................................................157
Courtyard Hotels.................................................................142
Credit Facility...................................................................15
CRFLT..............................................................................2
Debt.............................................................................156
Declaration of Trust..............................................................32
Delaware Act.....................................................................138
Disguised Sale Regulations.......................................................196
Dissenting Partners.........................................................3, 8, 12
Employee Plan....................................................................132
Exchange Act................................................................132, 240
Fairfield Ground Leases..........................................................111
FF&E Replacements.................................................................97
FIBM...............................................................................6
FIRPTA...........................................................................202
First Three Quarters 1997.........................................................55
Glossary...........................................................................6
Gross Revenues....................................................................99
Historical........................................................................55
Holders..........................................................................155
Host............................................................................2, 6
Hotel Partnership..................................................................6
Hotel Partnership GP...............................................................6
Hotel Partnership Interests........................................................2
Hotel Partnerships..............................................................2, 6

Hotels.............................................................................2
Indenture........................................................................154
Information Agent................................................................237
Initial Holding Period..........................................................2, 7
Initial Valuation Date............................................................70
Interest Payment Date............................................................155
Leases..........................................................................2, 7
Lessees.........................................................................2, 7
Limited Service REIT...............................................................6
Lock-out Period..................................................................142
Management Agreements..............................................................7
Managers........................................................................2, 7
Market Value......................................................................71
Maturity Date....................................................................154
Maximum Debt Limitation...........................................................16
Maximum Note Limitation........................................................3, 16
Merger........................................................................15, 60
Merger Partnership............................................................15, 60
Minimum Participation Condition............................................3, 15, 65
Minimum Value Condition........................................................3, 16
Named Executive Officers.........................................................131
Net Cash Proceeds................................................................155
Net Other Assets..................................................................70
Nonparticipating Hotel Partnership................................................67
Non-U.S. Shareholders............................................................232
Notes..........................................................................3, 12
NYSE............................................................................2, 7
Offering...........................................................................6
Outstanding......................................................................159
Ownership Limit...................................................................33
Participating Hotel Partnership...............................................15, 60
Partners........................................................................2, 6
Partnership Provisions...........................................................201
Percentage Rent....................................................................2
Pro Forma.........................................................................55
Prohibited Owner.................................................................151
Prohibited Transferee............................................................151
Proposed Trustees................................................................130
Public............................................................................69
Redemption Amount................................................................200
Redemption Price.................................................................155
Regular Record Date..............................................................155
REIT...............................................................................2
Res USA............................................................................6
REVPAR.........................................................................6, 60
RIBM1..............................................................................6
RIBM2..............................................................................6
Second Mortgage..................................................................108
Securities Act...................................................................240
Section 704(c) Minimum Gain......................................................194
Senior Mortgage..................................................................108
Significant Subsidiary...........................................................158
Site Purchase Options............................................................112

Solicitation Materials............................................................22
Subordinated Courtyard Management Fee.............................................99
Subsidiary.......................................................................157
Subsidiary Partnerships..........................................................189
Total Market Capitalization......................................................157
Trustee..........................................................................154
UBTI.............................................................................231
Unit Redemption Right...........................................................2, 7
Units...........................................................................2, 6
UPREIT..........................................................................2, 7

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                            Page
The following financial information is included on the pages indicated:                                                     ----
Pro Forma Financial Statements of the CRF Group (unaudited)
-----------------------------------------------
Introduction to Pro Forma Financial Statements............................................................................  F-2
Pro Forma Balance Sheet as of September 12, 1997  - 100% Participation With
    No Notes Issued.......................................................................................................  F-4
Pro Forma Statement of Operations for the Thirty-six Weeks
    Ended September 12, 1997 - 100% Participation With No Notes Issued....................................................  F-6
Pro Forma Statement of Operations for the Fiscal Year Ended January 3, 1997  -
    100% Participation With No Notes Issued ..............................................................................  F-7
Pro Forma Statement of Cash Flows for the Thirty-six Weeks Ended September 12, 1997 -
    100% Participation With No Notes Issued...............................................................................  F-9
Pro Forma Statement of Cash Flows for the Fiscal Year Ended January 3, 1997 -
    100% Participation With No Notes Issued...............................................................................  F-10
Pro Forma Balance Sheet as of September 12, 1997 -
    Minimum Consolidation Scenario With No Notes Issued ..................................................................  F-12
Pro Forma Statement of Operations for the Thirty-six Weeks
    Ended September 12, 1997 - Minimum Consolidation Scenario with No Notes Issued........................................  F-14
Pro Forma Statement of Operations for the Fiscal Year Ended January 3, 1997 -
    Minimum Consolidation Scenario With No Notes Issued ..................................................................  F-15
Pro Forma Statement of Cash Flows for the Thirty-six Weeks Ended September 12, 1997 -
    100% Participation with No Notes Issued...............................................................................  F-17
Pro Forma Statement of Cash Flows for the Fiscal Year Ended January 3, 1997 -
    100% Participation With No Notes Issued...............................................................................  F-18

Historical Financial Statements of the CRF Group
------------------------------------------------
Report of Independent Public Accountants..................................................................................  F-20
Combined Consolidated Balance Sheets as of January 3, 1997 and December 29, 1995..........................................  F-21
Combined Consolidated Statements of Operations for the Fiscal Years Ended January 3, 1997,
    December 29, 1995 and December 30, 1994...............................................................................  F-22
Combined Consolidated Statements of Changes in Partner's Capital (Deficit) for the
    Fiscal Years Ended January 3, 1997, December 29, 1995 and December 30, 1994...........................................  F-23
Combined Consolidated Statements of Cash Flows for the Fiscal Years Ended January 3, 1997,
    December 29, 1995 and December 30, 1994...............................................................................  F-24
Notes to Combined Consolidated Financial Statements.......................................................................  F-25
Condensed Combined Consolidated Balance Sheet as of September 12, 1997 (unaudited)........................................  F-35
Condensed Combined Consolidated Statements of Operations for the Thirty-six Weeks Ended
    September 12, 1997 and September 6, 1996 (unaudited)..................................................................  F-36
Condensed Combined Consolidated Statements of Cash Flows for the Thirty-six Weeks Ended
    September 12, 1997 and September 6, 1996 (unaudited)..................................................................  F-37
Notes to Condensed Combined Consolidated Financial Statements (unaudited).................................................  F-38

Historical Financial Statements of CRF Lodging I, Inc.
-----------------------------------------------------
Report of Independent Public Accountants..................................................................................  F-40
Balance Sheet as of December 5, 1997......................................................................................  F-41
Notes to Balance Sheet....................................................................................................  F-42

                        PRO FORMA FINANCIAL STATEMENTS



Given the structure of the Company's consent solicitation, the Consolidation may take a variety of different forms. The variations are dependent on the number and identity of the Hotel Partnerships that elect to participate in the Consolidation and whether participating Limited Partners elect to tender their Partnership Units for Units or Notes in connection with the Consolidation.

In light of the possible variations, the Hotel Partnership GPs are not able to describe all possible combinations of Hotel Partnerships that could compose the Company. However, to assist Partners in analyzing the Consolidation, the General Partners have prepared four separate sets of pro forma financial statements to show the impact of the Consolidation assuming the following four scenarios:

    .     100% of the Hotel Partnerships participate with no Notes issued;
    . 100% of the Hotel Partnerships participate with Notes issued with respect to 15% of the Units allocable to each Hotel Partnership;/(1)/
    .     Minimum condition participation with no Notes issued; and
    . Minimum condition participation with Notes issued with respect to 15% of the Units allocable to each Participating Hotel Partnership./(1)/

The first two scenarios assume that all six Hotel Partnerships participate and that the Consolidation includes an Offering at $20.00 per Common Share with gross proceeds of $800 million. The third and fourth scenarios assume that only four Hotel Partnerships participate - CBM1, CBM2, RIBM1 and the remaining Hotel Partnership (Res USA) that produces the lowest estimated net operating income (the "Minimum Consolidation Scenarios"). These Minimum Consolidation Scenarios also assume that the Offering at $20.00 per Common Share yields gross proceeds of $540 million. This presentation does not purport to represent which Hotel Partnerships may or may not participate, but is designed to illustrate to the Limited Partners what the pro forma financial statements may reflect if the Minimum Consolidation Scenario were to occur.

The pro forma combined consolidated balance sheets at September 12, 1997 have been prepared assuming the Consolidation was consummated on such date. The pro forma condensed combined consolidated statements of operations for the fiscal year ended January 3, 1997 and the First Three Quarters 1997 have been prepared assuming the Consolidation was consummated immediately prior to the beginning of such period.

The pro forma financial statements do not purport to represent what combination will result from the Consolidation, but instead are designed to illustrate what the composition of the Company would have been like under the above scenarios. Furthermore, the pro forma financial statements do not purport to represent what the Company's financial position, results of operations or cash flows would actually have been if the Consolidation had in fact occurred on such date or at the beginning of such period or to project the Company's financial position, results of operations or cash flows for any future date or period.

The pro forma financial statements are based upon available information and upon certain assumptions, as set forth in the notes to the pro forma financial statements, that the Company believes are reasonable under the circumstances.

Limited Partners should bear in mind, however, that the assumptions regarding the number and identity of participating Hotel Partnerships, the number of shares to be issued, price per share and proceeds from the Offering are not necessarily CRFLT's expectation regarding the outcomes of the Consolidation but instead have been made for illustrative purposes. The pro forma financial statements and accompanying notes should be read in conjunction with the historical combined consolidated financial statements of the Company, which is comprised of the Hotel Partnerships (assuming participation by all of the Hotel Partnerships), including the notes thereto and other financial information pertaining thereto included elsewhere in this Prospectus. See "Index to Financial Information."

---------
/(1)/ As the Exchange Values for the Hotel Partnerships are not known at this time, pro forma financial statements reflecting this scenario have not been included in this Registration Statement.

Accounting Treatment

The Partners are expected to have, upon completion of the Consolidation, significant economic interests in the operation and activities of CRFLT. Accordingly, the Consolidation will be accounted for as a reorganization of affiliated entities under common control, similar to the pooling of interests method. Under this method, the assets of the entities are carried over at historical cost.

                            PRO FORMA BALANCE SHEET
                              September 12, 1997
                           (Unaudited, in millions)
               Assuming 100% Participation With No Notes Issued


                                                               Stock         Acquisition         Debt
                                             Historical      Offering(A)      Hotels(B)        Paydown(C)         Pro Forma
                                            -----------     -----------      ----------       -----------        -----------
Assets
------
Property & Equipment ..................    $      1,284     $        --      $       --      $         --        $     1,284
Property Improvement Fund..............              46              --              --                --                 46
Due From Affiliates of Marriott
       International, Inc..............              26              --              --                --                 26
Deferred Financing Costs, Net..........              34              --              --               (14)                20
Other Assets...........................              32              --              --                --                 32
Cash and Cash Equivalents..............              45             748              --              (572)               221
                                            -----------     -----------      ----------       -----------        -----------
                                            $     1,467     $       748      $       --       $      (586)       $     1,629
                                            ===========     ===========      ==========       ===========        ===========

Liabilities and Equity
----------------------
Debt...................................     $     1,319     $        --      $       --       $      (539)       $       780
Management Fees Due to Affiliates
       of Marriott International, Inc..              93              --              --                --                 93
Deferred Ground rent ..................              30              --               --               --                 30
Due to Host Marriott Corporation.......              13              --              --                --                 13
Other Liabilities......................              23              --               --               --                 23
                                            -----------     -----------      -----------      -----------        -----------
       Total Liabilities...............           1,478              --              --              (539)               939

Equity.................................             (11)            748              --               (47)               690
                                            -----------     -----------      ----------       -----------        -----------
                                            $     1,467     $       748      $       --       $      (586)       $     1,629
                                            ===========     ===========      ==========       ===========        ===========


                    See Notes to the Pro Forma Balance Sheet.

                       Notes to Pro Forma Balance Sheet
                              September 12, 1997
               Assuming 100% Participation With No Notes Issued


A. Represents adjustments to record the consummation of the Offering as follows:

        - Record the issuance of 40 million shares at an assumed market value of $20.00 per share;
        - Record the net cash proceeds of $748 million, net of the issuance costs of $52 million; and
        - Record consolidation expenses of $__ million related to the Consolidation./(2)/

B. Reflects the adjustments to record the consummation of the acquisition of the Acquisition Hotels from proceeds of the Offering as follows/(1)/:

        -   Record property and equipment of $__ million;
        -   Record other assets of $ __ million; and
        - Record the use of cash from the proceeds of the Offering of $___ million.

C. Represents the adjustment to record repayment of certain outstanding debt as follows:

        -   Record the repayment of CBM2 Certificates of $390 million;
        -   Record the repayment of RIBM1 Senior Mortgage of $93 million;
        -   Record the repayment of Res USA mortgage of $56 million;
        -   Record the payment of prepayment penalties of $33 million;
        - Record the write-off of the related deferred financing fees of $14 million; and
        -   Record the use of cash of $572 million.

-------------------
/(1)/ The purchase price of the Acquisition Hotels is subject to negotiation and therefore is not included.
/(2)/ The amount of consolidation expenses to be incurred is not known at this time and will be filed by amendment.

                       PRO FORMA STATEMENT OF OPERATIONS
                   THIRTY-SIX WEEKS ENDED SEPTEMBER 12, 1997
                           (Unaudited, in millions)
               Assuming 100% Participation With No Notes Issued

                                                                           Acquisition                                  Debt
                                                       Historical          Hotels (A)            Lease (B)         Refinanced (C)
                                                       ----------          ----------            ---------         --------------
Hotel revenues.................................       $        269         $       11           $      (280)       $          --
Rental revenues................................                 --                 --                   211                   --
                                                      ------------         ----------           -----------        -------------
    Total revenues.............................                269                 11                   (69)                  --
                                                      ------------         ----------           -----------        -------------
Operating costs and expenses
    Depreciation and amortization..............                 53                  2                    --                   --
    Base, system and incentive
       management fees.........................                 56                  2                   (58)                  --
    Property taxes.............................                 17                  1                    --                   --
    Ground rent................................                 16                 --                    --                   --
    Insurance and other........................                  6                 --                    --                   --
                                                      ------------         ----------           -----------        -------------
      Total operating costs and expenses.......                148                  5                   (58)                  --
                                                      ------------         ----------           -----------        -------------
Operating profit ..............................                121                  6                   (11)                  --
Corporate expenses.............................                 --                 --                    --                   --
Interest expense...............................                (83)                --                    --                   (1)
Interest income................................                  4                 --                    --                   --
                                                      ------------         ----------           -----------        -------------
Income before extraordinary item...............
    and consolidation expenses.................       $         42         $        6           $       (11)       $          (1)
                                                      ============         ==========           ===========        =============
Income before extraordinary item...............       $                    $                    $                  $
                                                       ===========          =========            ==========         ============
Ratio of earnings to fixed charges.............              1.47x
                                                                   Debt                Corporate
                                                                Paydown (D)          Expenses (E)              Pro Forma
                                                                -----------          ------------            --------------
Hotel revenues.................................                $         --         $          --            $           --
Rental revenues................................                          --                    --                       211
                                                               ------------         -------------            --------------
    Total revenues.............................                          --                    --                       211
                                                               ------------         -------------            --------------
Operating costs and expenses
    Depreciation and amortization..............                          --                    --                        55
    Base, system and incentive
       management fees.........................                          --                    --                        --
    Property taxes.............................                          --                    --                        18
    Ground rent................................                          --                    --                        16
    Insurance and other........................                          --                    --                         6
                                                               ------------         -------------            --------------
      Total operating costs and expenses.......                          --                    --                        95
                                                               ------------         -------------            --------------
Operating profit ..............................                          --                    --                       116
Corporate expenses.............................                          --
Interest expense...............................                          33                    --                       (51)
Interest income................................                          --                    --                         4
                                                               ------------         -------------            --------------
Income before extraordinary item...............
    and consolidation expenses.................                $         33         $                        $           69
                                                               ============         =============            ==============
Income before extraordinary item...............                $                    $                        $
                                                                ===========          ============             =============
Ratio of earnings to fixed charges.............                                                                       2.21x

               See Notes to the Pro Forma Statement of Operations.

                       PRO FORMA STATEMENT OF OPERATIONS
                               FISCAL YEAR 1996
                           (Unaudited, in millions)
               Assuming 100% Participation With No Notes Issued

                                                                           Acquisition                                  Debt
                                                       Historical          Hotels (A)          Lease (B)           Refinanced (C)
                                                       ----------          ----------          ---------           --------------
Hotel revenues.................................       $        358         $       11         $      (369)         $          --
Rental revenues................................                 --                 --                 285                     --
                                                      ------------         ----------         -----------          -------------
    Total revenues.............................                358                 11                 (84)                    --
                                                      ------------         ----------         -----------          -------------
Operating costs and expenses
    Depreciation and amortization..............                 77                  2                  --                     --
    Base, system and incentive
       management fees.........................                 75                  2                 (77)                    --
    Property taxes.............................                 25                  2                  --                     --
    Ground rent................................                 22                 --                  --                     --
    Insurance and other........................                  7                 --                  --                     --
                                                      ------------         ----------         -----------          -------------
      Total operating costs and expenses.......                206                  6                 (77)                    --
                                                      ------------         ----------         -----------          -------------
Operating profit ..............................                152                  5                  (7)                    --
Corporate expenses.............................                 --                 --                  --                     --
Interest expense...............................               (120)                --                  --                     (1)
Interest income................................                  6                 --                  --                     --
                                                      ------------         ----------         -----------          -------------
Income before extraordinary item
    and consolidated expenses..................       $         38         $        5         $        (7)         $          (1)
                                                      ============         ==========         ===========          =============
Net income.....................................       $                    $                  $                    $
                                                      ============         ==========         ===========          =============
Ratio of earnings to fixed charges.............               1.30x
                                                                 Debt                Corporate
                                                              Paydown (D)          Expenses (E)              Pro Forma
                                                              -----------          ------------            --------------
Hotel revenues.................................              $         --         $          --            $           --
Rental revenues................................                        --                    --                       285
                                                             ------------         -------------            --------------
    Total revenues.............................                        --                    --                       285
                                                             ------------         -------------            --------------
Operating costs and expenses
    Depreciation and amortization..............                        --                    --                        79
    Base, system and incentive
       management fees.........................                        --                    --                        --
    Property taxes.............................                        --                    --                        27
    Ground rent................................                        --                    --                        22
    Insurance and other........................                        --                    --                         7
                                                             ------------         -------------            --------------
      Total operating costs and expenses.......                       --                     --                       135
                                                             ------------         -------------            --------------
Operating profit ..............................                        --                    --                       150
Corporate expenses.............................                        --                    --                        --
Interest expense...............................                        48                    --                       (73)
Interest income................................                        --                    --                         6
                                                             ------------         -------------            --------------
Income before extraordinary item
    and consolidated expenses..................              $         48         $          --            $           83
                                                             ============         =============            ==============
Net income.....................................              $                    $                        $
                                                              ===========          ============             =============
Ratio of earnings to fixed charges.............                                                                      2.02x

               See Notes to the Pro Forma Statement of Operations.

                  Notes to Pro Forma Statement of Operations
               Assuming 100% Participation With No Notes Issued

A. Represents the adjustment to record the revenue and operating costs for the Acquisition Hotels.

B. Represents the adjustment to eliminate hotel revenues and operating costs and to record rental revenue associated with the leasing of hotel properties to subsidiaries of Host Marriott Corporation./(1)/

C. Represents the adjustment to interest expense and related amortization of deferred financing fees as a result of the refinancing of certain debt.

D. Represents the adjustment to eliminate interest expense and related amortization of deferred financing fees as a result from the paydown of certain debt using the proceeds from the Offering. The extraordinary loss of $47 million related to the early extinguishment of debt has been excluded because it is a non-recurring item.

E. Represents the adjustment to record the incremental general and administrative costs as a result of the formation of the Company and CRFLT. /(2)/

-----------------
/(1)/ Lease amounts reflect estimates as the leases are currently subject to negotiation. The lease amounts included may not reflect the final terms of the leases.

/(2)/ The amount of general and administrative costs and consolidation expenses to be incurred is not known at this time and will be filed by amendment.

                       PRO FORMA STATEMENT OF CASH FLOWS
                   THIRTY-SIX WEEKS ENDED SEPTEMBER 12, 1997
                           (Unaudited, in millions)
               Assuming 100% Participation With No Notes Issued

                                                                                      Stock         Acquisition          Debt
                                                                   Historical       Offering (A)     Hotels (B)        Paydown (C)
                                                                  -----------       -----------     -----------       -----------
OPERATING ACTIVITIES
Income before extraordinary items and
      consolidation expenses...................................   $        42       $         -     $         6       $         -
Adjustments to reconcile to cash provided by operations:
   Depreciation and amortization...............................            53                 -               2                 -
   Deferred management fees....................................             1                 -               -                 -
   Amortization of deferred financing fees.....................             5                 -               -                 -
   Other.......................................................             1                 -               -                 -
Changes in operating accounts:
   Due from affiliates of Marriott International Inc. .........             4                 -               -                 -
   Other liabilities...........................................            (8)                -               1                 -
                                                                  -----------       -----------     -----------       -----------
   Cash provided by operations.................................            98                 -               9                 -
                                                                  -----------       -----------     -----------       -----------

INVESTING ACTIVITIES
Acquisitions...................................................             -                 -               -                -
Additions to property and equipment............................           (50)                -               -                 -
Changes in property improvement fund...........................            10                 -               -                 -
Change in restricted cash......................................            (5)                -               -                 -
Other .........................................................             -                 -               -                 -
                                                                  -----------       -----------     -----------       -----------
   Cash used in investing activities...........................           (45)                -               -                 -
                                                                  -----------       -----------     -----------       -----------

FINANCING ACTIVITIES
Capital distributions..........................................           (59)                -               -                 -
Proceeds from issuance of stock, net...........................             -               748               -                 -
Proceeds from borrowings, net..................................           494                 -               -                 -
Repayments of debt.............................................          (451)                -               -              (572)
Scheduled principal payments...................................           (25)                -               -                 -
Payment of financing costs.....................................           (11)                -               -                 -
Other .........................................................            (7)                -               -                 -
                                                                  -----------       -----------     -----------       -----------
   Cash provided by (used in) financing activities.............           (59)              748               -              (572)
                                                                  -----------       -----------     -----------       -----------

INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS.................................................            (6)              748               9              (572)

CASH AND CASH EQUIVALENTS,  beginning of year..................            51                 -              (9)                -
                                                                  -----------       -----------     -----------       -----------

CASH AND CASH EQUIVALENTS, end of year.........................   $        45       $       748     $         -       $      (572)
                                                                  ===========       ===========     ===========       ===========


                                                                                          Income
                                                                       Lease (D)      Adjustments (E)      Pro Forma
                                                                      -----------     --------------      -----------
OPERATING ACTIVITIES
Income before extraordinary items and
      consolidation expenses...................................       $       (11)      $        32       $        69
Adjustments to reconcile to cash provided by operations:
   Depreciation and amortization...............................                 -                 -                55
   Deferred management fees....................................                (1)                -                 -
   Amortization of deferred financing fees.....................                 -                (1)                4
   Other.......................................................                 -                 -                 1
Changes in operating accounts:
   Due from affiliates of Marriott International Inc...........                (4)                -                 -
   Other liabilities...........................................                (1)                -                (8)
                                                                      -----------     --------------      -----------
   Cash provided by operations.................................               (17)               31               121
                                                                      -----------     --------------      -----------

INVESTING ACTIVITIES
Acquisitions...................................................                 -                 -                 -
Additions to property and equipment............................                 -                 -               (50)
Changes in property improvement fund...........................                 -                 -                10
Change in restricted cash......................................                 -                 -                (5)
Other .........................................................                 -                 -                 -
                                                                      -----------     --------------      -----------
   Cash used in investing activities...........................                 -                 -               (45)
                                                                      -----------     --------------      -----------

FINANCING ACTIVITIES
Capital distributions..........................................                 -                 -               (59)
Proceeds from issuance of stock, net...........................                 -                 -               748
Proceeds from borrowings, net..................................                 -                 -               494
Repayments of debt.............................................                 -                 -            (1,023)
Scheduled principal payments...................................                 -                 -               (25)
Payment of financing costs.....................................                 -                 -               (11)
Other .........................................................                 -                 -                (7)
                                                                      -----------     --------------      -----------
   Cash provided by (used in) financing activities.............                 -                 -               117
                                                                      -----------     --------------      -----------

INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS.................................................               (17)               31               193

CASH AND CASH EQUIVALENTS,  beginning of year..................                17               (31)               28
                                                                      -----------     --------------      -----------

CASH AND CASH EQUIVALENTS, end of year.........................       $         -       $         -       $       221
                                                                      ===========     ==============      ===========


                       PRO FORMA STATEMENT OF CASH FLOWS
                               FISCAL YEAR 1996
                           (Unaudited, in millions)
               Assuming 100% Participation With No Notes Issued

                                                                        Stock         Acquisition        Debt
                                                                     Historical      Offering (A)     Hotels (B)      Paydown (C)
                                                                     ----------      ------------     -----------     -----------
OPERATING ACTIVITIES
Income before extraordinary items and
      consolidation expenses.....................................   $        38       $         -     $         5     $         -
Adjustments to reconcile to cash provided by operations:
   Depreciation and amortization.................................            77                 -               2               -
   Deferred management fees......................................            18                 -               -               -
   Amortization of deferred financing fees.......................             4                 -               -               -
   Other.........................................................             1                 -               -               -
Changes in operating accounts:
   Due from affiliates of Marriott International Inc.............            (7)                -               -               -
   Other liabilities.............................................            (8)                -               2               -
                                                                     ----------      ------------     -----------     -----------
   Cash provided by operators....................................           123                 -               9               -
                                                                     ----------      ------------     -----------     -----------

INVESTING ACTIVITIES
Acquisitions.....................................................             -                 -               -               -
Additions to property and equipment..............................           (45)                -               -               -
Changes in property improvement fund.............................             5                 -               -               -
Change in restricted cash........................................             -                 -               -               -
Other ...........................................................            (5)                -               -               -
                                                                     ----------      ------------     -----------     -----------
   Cash used in investing activities.............................           (45)                -               -               -
                                                                     ----------      ------------     -----------     -----------

FINANCING ACTIVITIES:
Capital distributions............................................           (30)                -               -               -
Proceeds from issuance of stock, net.............................             -               748               -               -
Proceeds from borrowings, net....................................           683                 -               -               -
Repayments of debt...............................................          (674)                -               -            (572)
Scheduled principal payments.....................................           (47)                -               -               -
Payment of financing costs.......................................           (20)                -               -               -
Deposit into debt service funds..................................            (9)                -               -               -
Repayment of advances to Host Marriott Corporation...............            (7)                -               -               -
Other ...........................................................             7                 -               -               -
                                                                     ----------      ------------     -----------     -----------
   Cash provided by (used in) financing activities...............           (97)              748               -            (572)
                                                                     ----------      ------------     -----------     -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................           (19)              748               9            (572)

CASH AND CASH EQUIVALENTS, beginning of year.....................            70                 -              (9)              -
                                                                     ----------      ------------     -----------     -----------

CASH AND CASH EQUIVALENTS, end of year...........................   $        51       $       748     $        --     $      (572)
                                                                     ==========      ============     ===========     ===========



                                                                                         Income
                                                                       Lease (D)      Adjustments (E)      Pro Forma
                                                                      -----------       -----------       -----------
OPERATING ACTIVITIES
Income before extraordinary items and
      consolidation expenses.....................................     $        (7)      $        47       $        83
Adjustments to reconcile to cash provided by operations:
   Depreciation and amortization.................................               -                 -                79
   Deferred management fees......................................             (18)                -                 -
   Amortization of deferred financing fees.......................               -                (2)                2
   Other.........................................................               -                 -                 1
Changes in operating accounts:
   Due from affiliates of Marriott International Inc.............               1                 -                (6)
   Other liabilities.............................................              (1)                -                (7)
                                                                      -----------       -----------       -----------
   Cash provided by operators....................................             (25)               45               152
                                                                      -----------       -----------       -----------

INVESTING ACTIVITIES
Acquisitions.....................................................               -                 -                 -
Additions to property and equipment..............................               -                 -               (45)
Changes in property improvement fund.............................               -                 -                 5
Change in restricted cash........................................               -                 -                 -
Other ...........................................................               -                 -                (5)
                                                                      -----------       -----------       -----------
   Cash used in investing activities.............................               -                 -               (45)
                                                                      -----------       -----------       -----------

FINANCING ACTIVITIES:
Capital distributions............................................               -                 -               (30)
Proceeds from issuance of stock, net.............................               -                 -               748
Proceeds from borrowings, net....................................               -                 -               683
Repayments of debt...............................................               -                 -            (1,246)
Scheduled principal payments.....................................               -                 -               (47)
Payment of financing costs.......................................               -                 -               (20)
Deposit into debt service funds..................................               -                 -                (9)
Repayment of advances to Host Marriott Corporation...............               -                 -                (7)
Other ...........................................................               -                 -                 7
                                                                      -----------       -----------       -----------
   Cash provided by (used in) financing activities...............               -                 -                79
                                                                      -----------       -----------       -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................             (25)               45               186

CASH AND CASH EQUIVALENTS, beginning of year.....................              25               (45)               41
                                                                      -----------       -----------       -----------

CASH AND CASH EQUIVALENTS, end of year...........................     $        --       $        --       $       227
                                                                      ===========       ===========       ===========

                  Notes to Pro Forma Statement of Cash Flows
                           (Unaudited, in millions)
               Assuming 100% Participation With No Notes Issued


A. Represents the adjustment to record the net cash proceeds of $748 million from the consummation of the Offering.

B. Represents the adjustments to record the consummation of the acquisition of the Acquisition Hotels from the proceeds of the Offering./(1)/

C. Represents the adjustment to record the repayment of certain debt as follows:

        - Record the repayment of CBM2 Certificates of $390 million;
        - Record the repayment of RIBM1 Senior Mortgage of $93 million;
        - Record the repayment of Res USA mortgage of $56 million; and
        - Record the payment of prepayment penalties for said debt of $33 million.

D. Reflects the adjustments to record rental revenue associated with the leasing of hotel properties to subsidiaries of Host Marriott Corporation.

E. Reflects the adjustment to interest expense as a result of the paydown and refinancing of certain debt.

---------------

/(1)/ The purchase price of the Acquisition Hotels is subject to negotiation and is therefore not included.

                            PRO FORMA BALANCE SHEET
                              September 12, 1997
                           (Unaudited, in millions)
              Assuming Minimum Participation With No Notes Issued

                                                                          Stock         Acquisition      Debt
                                                       Historical      Offering(A)       Hotels(B)    Paydown(C)     Pro Forma
                                                       ----------      -----------       ---------    ----------     ---------
Assets
------
Property & Equipment................................  $       980      $        -       $        -    $        -    $      980
Property Improvement Fund...........................           39               -                -             -            39
Due From Affiliates of Marriott International, Inc..           26               -                -             -            26
Deferred Financing Costs, Net.......................           25               -                -           (11)           14
Other Assets........................................           12               -                -             -            12
Cash and Cash Equivalents...........................           29             505                -          (416)          118
                                                      -----------      ----------       ----------    ----------    ----------
                                                      $     1,111      $      505       $        -    $     (427)   $    1,189
                                                      ===========      ==========       ==========    ==========    ==========
Liabilities and Equity
----------------------
Debt................................................  $     1,017      $        -       $        -    $     (390)   $      627
Management Fees Due to Affiliates of Marriott
International, Inc..................................           61               -                -             -            61
Deferred Ground Rent................................           30               -                -             -            30
Due to Host Marriott Corporation....................           13               -                -             -            13
Other Liabilities...................................           13               -                -             -            13
                                                      -----------      ----------       ----------    ----------    ----------
   Total Liabilities................................        1,134                                           (390)          744

Equity..............................................          (23)            505                -           (37)          445
                                                      -----------      ----------       ----------    ----------    ----------
                                                      $     1,111      $      505       $        -    $     (427)   $    1,189
                                                      ===========      ==========       ==========    ==========    ==========

                     See Notes to Pro Forma Balance Sheet.

                       Notes to Pro Forma Balance Sheet
                              September 12, 1997
              Assuming Minimum Participation With No Notes Issued


A. Represents adjustments to record the consummation of the Offering as follows:

        - Record the issuance of 27 million shares at an assumed market value of $20.00 per share;
        -       Record the net cash proceeds of $505 million;
        -       Record the issuance costs of $35 million; and
        - Record consolidation expenses of $___ million to the Consolidation./(2)/

B. Reflects the adjustments to record the consummation of the acquisition of the Acquisition Hotels from proceeds of the Offering as follows:/(1)/

        -       Record property and equipment of $__ million;
        -       Record other assets of $_ million; and
        - Record the use of cash from the proceeds of the Offering of $__ million.

C. Represents the adjustment to record repayment of certain outstanding mortgage loans and notes payable as follows:

        -       Record the repayment of CBM2 Certificates of $390 million;
        -       Record the payment of prepayment penalties of $26 million;
        - Record the write-off of the related deferred financing fees of $11 million; and
        -       Record the use of cash of $416 million.

-----------------

/(1)/ The purchase price of the Acquisition Hotels is subject to negotiation and therefore is not included.
/(2)/ The amount of consolidation expenses to be incurred is not known at this time and will be filed by amendment.

                       PRO FORMA STATEMENT OF OPERATIONS
                   THIRTY-SIX WEEKS ENDED SEPTEMBER 12, 1997
                           (Unaudited, in millions)
              Assuming Minimum Participation With No Notes Issued

                                                                                      Acquisition                        Debt
                                                                       Historical      Hotels (A)      Lease (B)    Refinanced (C)
                                                                      -----------     -----------     -----------   -------------
Hotel revenues...................................................     $       211     $        11     $      (222)    $         -
Rental revenues..................................................               -               -             167               -
                                                                      -----------     -----------     -----------   -------------
      Total revenues.............................................             211              11             (55)              -
                                                                      -----------     -----------     -----------   -------------
Operating costs and expenses
   Depreciation and amortization.................................              39               2               -               -
   Base, system and incentive management fees....................              43               2             (45)              -
   Property taxes................................................              14               1               -               -
   Ground rent...................................................              14               -               -               -
   Insurance and other...........................................               4               -               -               -
                                                                      -----------     -----------     -----------   -------------
      Total operating costs and expenses.........................             114               5             (45)              -
                                                                      -----------     -----------     -----------   -------------

Operating profit.................................................              97               6             (10)              -
Corporate expenses...............................................               -               -               -               -
Interest expense.................................................             (64)              -               -              (1)
Interest income..................................................               3               -               -               -
                                                                      -----------     -----------     -----------   -------------
Income before extraordinary item and consolidation
   expenses......................................................     $        36     $         6     $       (10)    $        (1)
                                                                      ===========     ===========     ===========   =============

Income before extraordinary item.................................     $               $               $               $
                                                                      ===========     ===========     ===========   =============

Ratio of earnings to fixed charges...............................            1.53x

                                                                         Debt            Corporate
                                                                        Paydown (D)      Expenses (E)        Pro Forma
                                                                        -----------       -----------       -----------
Hotel revenues...................................................       $         -       $         -       $         -
Rental revenues..................................................                 -                 -               167
                                                                        -----------       -----------       -----------
      Total revenues.............................................                 -                 -               167
                                                                        -----------       -----------       -----------

Operating costs and expenses
   Depreciation and amortization.................................                 -                 -                41
   Base, system and incentive management fees....................                 -                 -                 -
   Property taxes................................................                 -                 -                15
   Ground rent...................................................                 -                 -                14
   Insurance and other...........................................                 -                 -                 4
                                                                        -----------       -----------       -----------
      Total operating costs and expenses.........................                 -                 -                74
                                                                        -----------       -----------       -----------

Operating profit.................................................                 -                 -                93
Corporate expenses...............................................                 -
Interest expense.................................................                23                 -               (42)
Interest income..................................................                 -                 -                 3
                                                                        -----------       -----------       -----------
Income before extraordinary item and consolidation
   expenses......................................................       $        23       $         -       $        54
                                                                        ===========       ===========       ===========

Income before extraordinary item.................................       $                 $                 $
                                                                         ==========       ===========       ===========

Ratio of earnings to fixed charges...............................                                                  2.15x

               See Notes to the Pro Forma Statement of Operations.

                       PRO FORMA STATEMENT OF OPERATIONS
                               FISCAL YEAR 1996
                           (Unaudited, in millions)
              Assuming Minimum Participation With No Notes Issued

                                                                                      Acquisition                         Debt
                                                                    Historical        Hotels (A)       Lease (B)     Refinanced (C)
                                                                    -----------       -----------     -----------    -------------
Hotel revenues....................................................  $       277       $        11     $      (288)     $         -
Rental revenues...................................................            -                 -             223                -
                                                                    -----------       -----------     -----------    -------------
      Total revenues..............................................          277                11             (65)               -
                                                                    -----------       -----------     -----------    -------------
Operating costs and expenses
   Depreciation and amortization..................................           56                 2               -                -
   Base, system and incentive management fees.....................           58                 2             (60)               -
   Property taxes.................................................           19                 2               -                -
   Ground rent....................................................           19                 -               -                -
   Insurance and other............................................            6                 -               -                -
                                                                    -----------       -----------     -----------    -------------
      Total operating costs and expenses..........................          158                 6             (60)               -
                                                                    -----------       -----------     -----------    -------------
Operating profit .................................................          119                 5              (5)               -
Corporate expenses................................................            -                 -               -                -
Interest expense..................................................          (90)                -               -               (4)
Interest income...................................................            5                 -               -                -
                                                                    -----------       -----------     -----------    -------------
Income before extraordinary item and consolidation expenses.......  $        34       $         5     $        (5)     $        (4)
                                                                    ===========       ===========     ===========    =============
Net income........................................................  $                 $               $                $
                                                                    ===========       ===========     ===========    =============
Ratio of earnings to fixed charges................................         1.35x
                                                                            Debt            Corporate
                                                                         Paydown (D)      Expenses (E)        Pro Forma
                                                                         -----------      ------------       -----------
Hotel revenues....................................................       $         -       $         -       $         -
Rental revenues...................................................                 -                 -               223
                                                                         -----------      ------------       -----------
      Total revenues..............................................                 -                 -               223
                                                                         -----------      ------------       -----------
Operating costs and expenses
   Depreciation and amortization..................................                 -                 -                58
   Base, system and incentive management fees.....................                 -                 -                 -
   Property taxes.................................................                 -                 -                21
   Ground rent....................................................                 -                 -                19
   Insurance and other............................................                 -                 -                 6
                                                                         -----------      ------------       -----------
      Total operating costs and expenses..........................                 -                 -               104
                                                                         -----------      ------------       -----------
Operating profit .................................................                 -                 -               119
Corporate expenses................................................                 -
Interest expense..................................................                33                 -               (61)
Interest income...................................................                 -                 -                 5
                                                                         -----------      ------------       -----------
Income before extraordinary item and consolidation expenses.......       $        33       $         -       $        63
                                                                         ===========      ============       ===========
Net income........................................................       $                 $                 $
                                                                         ===========      ============       ===========
Ratio of earnings to fixed charges................................                                                  1.92x

               See Notes to the Pro Forma Statement of Operations.

                  Notes to Pro Forma Statement of Operations
              Assuming Minimum Participation With No Notes Issued


A. Represents the adjustment to record the revenue and operating costs for the Acquisition Hotels.

B. Represents the adjustment to eliminate hotel revenues and operating costs and to record rental revenue associated with the leasing of the hotels to subsidiaries of Host Marriott Corporation./(1)/

C. Represents the adjustment to interest expense and related amortization of deferred financing fees as a result of the refinancing of certain debt.

D. Represents the adjustment to eliminate interest expense and related amortization of deferred financing fees as a result from the paydown of certain debt using the proceeds from the Offering. The extraordinary loss of $37 million related to the early extinguishment of debt has been excluded because it is a non-recurring item.

E. Represents the adjustment to record the incremental general and administrative costs as a result of the formation of the Company and CRFLT./(2)/

-------------

/(1)/ Lease amounts reflect estimates as the leases are currently subject to negotiation. The lease amounts included may not reflect the final terms of the leases.
/(2)/ The amount of general and administrative cost and consolidation expenses to be incurred is not known at this time and will be filed by amendment.

                        PRO FORMA STATEMENT OF CASH FLOWS
                    THIRTY-SIX WEEKS ENDED SEPTEMBER 12, 1997
                            (Unaudited, in millions)
               Assuming Minimum Participation With No Notes Issued

                                                                                       Stock          Acquisition        Debt
                                                                    Historical       Offering (A)      Hotels (B)     Paydown (C)
                                                                   -----------       -----------      -----------     -----------
OPERATING ACTIVITIES
Income before extraordinary items...............................   $        36       $         -      $         6     $         -
Adjustments to reconcile to cash provided by operations:
   Depreciation and amortization................................            39                 -                2               -
   Deferred management fees.....................................            (4)                -                -               -
   Amortization of deferred financing fees......................             5                 -                -               -
   Other........................................................             1                 -                -               -
Changes in operating accounts:
   Due from affiliates of Marriott International Inc............             2                 -                -               -
   Other liabilities............................................            (6)                -                1               -
                                                                   -----------       -----------      -----------     -----------
   Cash provided by operations..................................            73                 -                9               -
                                                                   -----------       -----------      -----------     -----------

INVESTING ACTIVITIES
Acquisitions....................................................             -                 -                -               -
Additions to property and equipment.............................           (41)                -                -               -
Changes in property improvement fund............................            12                 -                -               -
Change in restricted cash.......................................             3                 -                -               -
Other ..........................................................             -                 -                -               -
                                                                   -----------       -----------      -----------     -----------
   Cash used in investing activities............................           (26)                -                -               -
                                                                   -----------       -----------      -----------     -----------

FINANCING ACTIVITIES
Capital distributions...........................................           (54)                -                -               -
Proceeds from issuance of stock, net............................             -               505                -               -
Proceeds from borrowings, net...................................           325                 -                -               -
Repayments of debt..............................................          (286)                -                -            (416)
Scheduled principal payments....................................           (23)                -                -               -
Payment of financing costs......................................            (6)                -                -               -
Other ..........................................................            (7)                -                -               -
                                                                   -----------       -----------      -----------     -----------
   Cash provided by (used in) financing activities..............           (51)              505                -            (416)
                                                                   -----------       -----------      -----------     -----------

INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS.............................................            (4)              505                9            (416)


CASH AND CASH EQUIVALENTS, beginning of year....................            33                 -               (9)              -
                                                                   -----------       -----------      -----------     -----------

CASH AND CASH EQUIVALENTS, end of year..........................   $        29       $       505      $         -     $      (416)
                                                                   ===========       ===========      ===========     ===========


                                                                                           Income
                                                                        Lease (D)      Adjustments (E)     Pro Forma
                                                                       -----------     --------------      -----------
OPERATING ACTIVITIES
Income before extraordinary items...............................       $       (10)      $        22       $        54
Adjustments to reconcile to cash provided by operations:
   Depreciation and amortization................................                 -                 -                41
   Deferred management fees.....................................                 4                 -                 -
   Amortization of deferred financing fees......................                 -                (1)                4
   Other........................................................                 -                 -                 1
Changes in operating accounts:
   Due from affiliates of Marriott International Inc............                (2)                -                --
   Other liabilities............................................                (1)                -                (6)
                                                                       -----------     --------------      -----------
   Cash provided by operations..................................                (9)               21                94
                                                                       -----------     --------------      -----------

INVESTING ACTIVITIES
Acquisitions....................................................                 -                 -                 -
Additions to property and equipment.............................                 -                 -               (41)
Changes in property improvement fund............................                 -                 -                12
Change in restricted cash.......................................                 -                 -                 3
Other ..........................................................                 -                 -                 -
                                                                       -----------     --------------      -----------
   Cash used in investing activities............................                 -                 -               (26)
                                                                       -----------     --------------      -----------

FINANCING ACTIVITIES
Capital distributions...........................................                 -                 -               (54)
Proceeds from issuance of stock, net............................                 -                 -               505
Proceeds from borrowings, net...................................                 -                 -               325
Repayments of debt..............................................                 -                 -              (702)
Scheduled principal payments....................................                 -                 -               (23)
Payment of financing costs......................................                 -                 -                (6)
Other ..........................................................                 -                 -                (7)
                                                                       -----------     --------------      -----------
   Cash provided by (used in) financing activities..............                 -                 -                38
                                                                       -----------     --------------      -----------

INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS.............................................                (9)               21               106


CASH AND CASH EQUIVALENTS, beginning of year....................                 9               (21)               12
                                                                       -----------       -----------       -----------

CASH AND CASH EQUIVALENTS, end of year..........................       $        --       $        --       $       118
                                                                       ===========       ===========       ===========


                        PRO FORMA STATEMENT OF CASH FLOWS
                                FISCAL YEAR 1996
                            (Unaudited, in millions)
               Assuming Minimum Participation With No Notes Issued


                                                                                      Stock           Acquisition        Debt
                                                                    Historical     Offering (A)       Hotels (B)      Paydown (C)
                                                                    ----------     ------------       -----------     -----------
OPERATING ACTIVITIES
Income before extraordinary items................................   $        34     $         -       $         5     $         -
Adjustments to reconcile to cash provided by operations:
   Depreciation and amortization.................................            56               -                 2               -
   Deferred management fees......................................            13               -                 -               -
   Amortization of deferred financing fees.......................             4               -                 -               -
   Other.........................................................             1               -                 -               -
Changes in operating accounts:
   Due from affiliates of Marriott International Inc.............            (6)              -                 -               -
   Other liabilities.............................................             -               -                 2               -
                                                                    -----------     -----------       -----------     -----------
   Cash provided by operators....................................           102               -                 9               -
                                                                    -----------     -----------       -----------     -----------

INVESTING ACTIVITIES
Acquisitions.....................................................             -               -                 -               -
Additions to property and equipment..............................           (36)              -                 -               -
Changes in property improvement fund.............................             6               -                 -               -
Change in restricted cash........................................             -               -                 -               -
Other............................................................            (2)              -                 -               -
                                                                    -----------     -----------       -----------     -----------
   Cash used in investing activities.............................           (32)              -                 -               -
                                                                    -----------     -----------       -----------     -----------

FINANCING ACTIVITIES:
Capital distributions............................................           (22)              -                 -               -
Proceeds from issuance of stock, net.............................             -             505                 -               -
Proceeds from borrowings, net....................................           543               -                 -               -
Repayments of debt...............................................          (537)              -                 -            (416)
Scheduled principal payments.....................................           (47)              -                 -               -
Payment of financing costs.......................................           (16)              -                 -               -
Deposit into debt service funds..................................            (7)              -                 -               -
Repayment of advances to Host Marriott Corporation...............            (7)              -                 -               -
Other............................................................             7               -                 -               -
                                                                    -----------     -----------       -----------     -----------
   Cash provided by (used in) financing activities...............           (86)            505                 -            (416)
                                                                    -----------     -----------       -----------     -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................           (16)            505                 9            (416)

CASH AND CASH EQUIVALENTS, beginning of year.....................            49               -                (9)              -
                                                                    -----------     -----------       -----------     -----------

CASH AND CASH EQUIVALENTS, end of year...........................   $        33     $       505       $         -     $      (416)
                                                                    ===========     ===========       ===========     ===========



                                                                                         Income
                                                                      Lease (D)      Adjustments (E)      Pro Forma
                                                                      ---------      ---------------      ---------
OPERATING ACTIVITIES
Income before extraordinary items................................    $        (5)      $        29       $        63
Adjustments to reconcile to cash provided by operations:
   Depreciation and amortization.................................              -                 -                58
   Deferred management fees......................................            (13)                -                 -
   Amortization of deferred financing fees.......................              -                (2)                2
   Other.........................................................              -                 -                 1
Changes in operating accounts:
   Due from affiliates of Marriott International Inc.............              6                 -                 -
   Other liabilities.............................................              1                 -                 3
                                                                     -----------       -----------       -----------
   Cash provided by operators....................................            (11)               27               127
                                                                     -----------       -----------       -----------

INVESTING ACTIVITIES
Acquisitions.....................................................              -                 -                 -
Additions to property and equipment..............................              -                 -               (36)
Changes in property improvement fund.............................              -                 -                 6
Change in restricted cash........................................              -                 -                 -
Other............................................................              -                 -                (2)
                                                                     -----------       -----------       -----------
   Cash used in investing activities.............................              -                 -               (32)
                                                                     -----------       -----------       -----------

FINANCING ACTIVITIES:
Capital distributions............................................              -                 -               (22)
Proceeds from issuance of stock, net.............................              -                 -               505
Proceeds from borrowings, net....................................              -                 -               543
Repayments of debt...............................................              -                 -              (953)
Scheduled principal payments.....................................              -                 -               (47)
Payment of financing costs.......................................              -                 -               (16)
Deposit into debt service funds..................................              -                 -                (7)
Repayment of advances to Host Marriott Corporation...............              -                 -                (7)
Other............................................................              -                 -                 7
                                                                     -----------       -----------       -----------
   Cash provided by (used in) financing activities...............              -                 -                 3
                                                                     -----------       -----------       -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................            (11)               27                98

CASH AND CASH EQUIVALENTS, beginning of year.....................             11               (27)               24
                                                                     -----------       -----------       -----------

CASH AND CASH EQUIVALENTS, end of year...........................    $         -       $         -       $       122
                                                                     ===========       ===========       ===========

                  Notes to Pro Forma Statement of Cash Flows
                           (Unaudited, in millions)
              Assuming Minimum Participation With No Notes Issued


A. Represents the adjustment to record the net cash proceeds of $505 million from the consummation of the Offering.

B. Represents the adjustments to record the consummation of the acquisition of the Acquisition Hotels from the proceeds of the Offering./(1)/

C. Represents the adjustment to record the repayment of certain debt as follows:

        -     Record the repayment of CBM2 Certificates of $390 million; and
        - Record the payment of prepayment penalties for said debt of $26 million.

D. Reflects the adjustments to record rental revenue associated with the leasing of hotel properties to subsidiaries of Host Marriott Corporation.

E. Reflects the adjustment to interest expense as a result of the paydown and refinancing of certain debt.

------------

/(1)/ The purchase price of the Acquisition Hotels is currently subject to negotiation and therefore is not included.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of CRF Group:

     We have audited the accompanying combined consolidated balance sheets of CRF Group (the "Company") as of January 3, 1997 and December 29, 1995, and the related combined consolidated statements of operations, changes in partners' capital (deficit) and cash flows for the three fiscal years in the period ended January 3, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 3, 1997 and December 29, 1995 and the results of its operations and its cash flows for each of the three fiscal years in the period ended January 3, 1997 in conformity with generally accepted accounting principles.

                                            Arthur Andersen LLP
Washington, D.C.
December 16, 1997


                                   CRF GROUP
                     COMBINED CONSOLIDATED BALANCE SHEETS
                     JANUARY 3, 1997 and DECEMBER 29, 1995
                                 (in millions)

                         ASSETS
                                                            1996         1995
                                                            ----         ----
Property and equipment, net...........................  $  1,287      $  1,318
Property improvement fund.............................        56            61
Due from affiliates of Marriott
 International, Inc...................................        28            18
Deferred financing costs, net.........................        32            28
Other assets..........................................        16            12
Cash and cash equivalents.............................        51            70
                                                        --------      --------
                                                        $  1,470      $  1,507
                                                        ========      ========


                  LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Debt..................................................  $  1,305      $  1,343
Management fees payable to affiliates of
 Marriott International, Inc..........................       110            93
Deferred ground rent..................................        30            30
Due to Host Marriott Corporation......................        13            20
Other liabilities.....................................        18            35
                                                        --------      --------
    Total liabilities.................................     1,476         1,521
                                                        --------      --------

Partners' capital (deficit)
  General partners....................................        11             9
  Limited partners....................................       (17)          (23)
                                                        --------      --------
    Partners' deficit.................................        (6)          (14)
                                                        --------      --------
                                                        $  1,470      $  1,507
                                                        ========      ========

           See Notes to Combined Consolidated Financial Statements.

                                    CRF GROUP
                 COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE FISCAL YEARS ENDED JANUARY 3, 1997,
                     DECEMBER 29, 1995 AND DECEMBER 30, 1994
                                  (in millions)

                                                                    1996           1995           1994
                                                                    ----           ----           ----
REVENUES.....................................................      $    358        $   333        $    305
                                                                   --------        -------        --------

OPERATING COSTS AND EXPENSES
   Depreciation and amortization.............................            77             78              81
   Base, system and incentive management fees paid to
      affiliates of Marriott International, Inc..............            75             69              62
   Property taxes............................................            25             24              25
   Ground rent...............................................            22             21              20
   Insurance and other.......................................             7              7               7
                                                                   --------        -------        --------
      Total operating costs and expenses.....................           206            199             195
                                                                   --------        -------        --------

OPERATING PROFIT.............................................           152            134             110
Interest expense.............................................          (120)          (116)           (116)
Interest income..............................................             6              6               3
                                                                   --------        -------        --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM......................            38             24              (3)
Extraordinary item - gain on forgiveness of deferred
   management fees...........................................             -              -              52
                                                                   --------        -------        --------

NET INCOME...................................................      $     38        $    24        $     49
                                                                   ========        =======        ========







            See Notes to Combined Consolidated Financial Statements.

                                   CRF GROUP
      COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                                   (DEFICIT)
                  FOR THE FISCAL YEARS ENDED JANUARY 3, 1997,
                    DECEMBER 29, 1995 AND DECEMBER 30, 1994
                                 (in millions)

                                                                General        Limited
                                                               Partners       Partners         Total
                                                             -----------     ----------     -----------
Balance, December 31, 1993..............................     $         6     $      (37)    $       (31)
Net income..............................................               2             47              49
Capital distributions...................................               -            (32)            (32)
                                                             -----------     ----------     -----------
   Balance, December 30, 1994...........................               8            (22)            (14)
Net income..............................................               1             23              24
Capital distributions...................................               -            (24)            (24)
                                                             -----------     ----------     -----------
   Balance, December 29, 1995...........................               9            (23)            (14)
Net income..............................................               2             36              38
Capital distributions...................................               -            (30)            (30)
                                                             -----------     ----------     -----------
   Balance, January 3, 1997.............................     $        11     $      (17)    $        (6)
                                                             ===========     ==========     ===========


            See Notes to Combined Consolidated Financial Statements.

                                   CRF GROUP
                COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE FISCAL YEARS ENDED JANUARY 3, 1997,
                    DECEMBER 29, 1995 AND DECEMBER 30, 1994
                                 (in millions)

                                                                            1996           1995           1994
                                                                            ----           ----           ----
OPERATING ACTIVITIES
Net income..........................................................    $        38     $       24     $        49
Extraordinary gain on forgiveness of deferred management fees.......              -              -             (52)
Adjustments to reconcile to cash provided by operations:
   Depreciation and amortization....................................             77             78              81
   Deferred management fees.........................................             18             18              23
   Amortization of deferred financing fees..........................              4              3               3
   Other............................................................              1              3               3
Changes in operating accounts:
   Due from affiliates of Marriott International, Inc...............             (7)             3              (4)
   Other liabilities................................................             (8)            (2)             (3)
                                                                        -----------     ----------     -----------
   Cash provided by operations......................................            123            127             100
                                                                        -----------     ----------     -----------

INVESTING ACTIVITIES
Additions to property and equipment, net............................            (45)           (29)            (28)
Changes in property improvement fund................................              5             (9)             (5)
Other ..............................................................             (5)             -               1
                                                                        -----------     ----------     -----------
   Cash used in investing activities................................            (45)           (38)            (32)
                                                                        -----------     ----------     -----------

FINANCING ACTIVITIES
Capital distributions...............................................            (30)           (24)            (32)
Proceeds from borrowings............................................            683            130               -
Repayments of debt..................................................           (674)          (129)              -
Scheduled principal payments........................................            (47)           (26)            (28)
Payment of financing costs..........................................            (20)            (7)             (4)
Deposits into debt service fund.....................................             (9)             -               -
Repayment of advances from Host Marriott Corporation................             (7)            (1)             (4)
Other ..............................................................              7             (2)              5
                                                                        -----------     ----------     -----------
   Cash used in financing activities................................            (97)           (59)            (63)
                                                                        -----------     ----------     -----------

INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS......................................................            (19)            30               5
CASH AND CASH EQUIVALENTS, beginning of year........................             70             40              35
                                                                        -----------     ----------     -----------

CASH AND CASH EQUIVALENTS, end of year..............................    $        51     $       70     $        40
                                                                        ===========     ==========     ===========


            See Notes to Combined Consolidated Financial Statements.

                                   CRF GROUP
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

     The accompanying combined consolidated financial statements include the accounts of the following limited partnerships:

 .    Courtyard by Marriott Limited Partnership ("CBM1")
 .    Courtyard by Marriott II Limited Partnership ("CBM2")
 .    Marriott Residence Inn Limited Partnership ("RIBM1")
 .    Marriott Residence Inn II Limited Partnership ("RIBM2")
 .    Marriott Residence Inn USA Limited Partnership ("Res USA")
 .    Fairfield Inn by Marriott Limited Partnership ("FIBM")

     The limited partnerships listed above (referred to collectively as the "Hotel Partnerships"), own 219 hotel properties (120 Courtyard by Marriott hotels, 49 Residence Inn by Marriott hotels and 50 Fairfield Inn by Marriott hotels) containing 30,149 rooms throughout the United States.

     The Hotel Partnerships were formed between 1986 and 1991 to acquire, own and operate limited service and extended-stay hotels operated under the Courtyard by Marriott, Residence Inn by Marriott and Fairfield Inn by Marriott brand names. The sole general partner of each of the Hotel Partnerships is a direct or indirect wholly owned subsidiary of Host Marriott Corporation ("Host Marriott"). Each Hotel Partnership is managed by a direct or indirect wholly owned subsidiary of Marriott International, Inc. ("Marriott International" or the "Manager"). In October 1993, Marriott Corporation's operations were divided into two separate companies: Host Marriott and Marriott International.

     The accompanying combined consolidated financial statements of CRF Group (the "Company") have been presented on a combined basis because the Hotel Partnerships have common general partners and because the Hotel Partnerships are expected to be the subject of a consolidation (the "Consolidation") with and into a partnership, CRF Lodging Company, L.P. Following the Consolidation, the partners of the Hotel Partnerships will become limited partners of the Company. CRF Lodging Trust ("CRFLT"), a newly formed real estate investment trust, expects to qualify as a real estate investment trust (a "REIT") and will be the sole general partner of the Company. Concurrently with the Consolidation, CRFLT will make an initial public offering of its common shares and contribute the net proceeds to the Company in exchange for the sole general partner interest in the Company. The Consolidation will be treated as a combination of interests at historical book value for financial reporting purposes. In management's opinion, these combined consolidated financial statements include the assets, liabilities, revenues and expenses associated with the operations, which are intended to be contributed to the Company. All significant intercompany balances and transactions have been eliminated in the combined consolidated financial statements.

   Fiscal Year

     The Company's fiscal year ends on the Friday nearest to December 31. Fiscal year results for 1996 include 53 weeks versus 52 weeks for fiscal years 1995 and 1994.

   Revenues and Expenses

     Revenues represent house profit from the Company's hotels because the Hotel Partnerships have delegated substantially all of the operating decisions related to the generation of house profit from the hotels to Marriott International. House profit reflects the net revenues flowing to the Hotel Partnerships as property owner and represents hotel operating results less property-level expenses,

                                   CRF GROUP
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

excluding depreciation and amortization, base, system and incentive management fees, property taxes, ground rent and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses in the accompanying combined consolidated statements of operations.

   Interest Rate Swap Agreements

     Res USA has entered into an interest rate swap agreement to fix certain of its debt from a variable rate to a fixed rate basis. The interest rate differential to be paid or received on the interest rate swap agreement is accrued as interest rates change and is recognized as an adjustment to interest expense.

   Allocation of Income (Losses)

     For each Hotel Partnership, income or loss is allocated between partners based on the partners' stated interest in cash available for distribution.

   Working Capital and Supplies

     Pursuant to the terms of the Hotel Partnership's management agreements discussed in Note 5, the Hotel Partnerships are required to provide the Manager with working capital and supplies to meet the operating needs of the hotels. The Manager converts cash advanced by the Hotel Partnerships into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon the termination of the management agreements with an affiliate of Marriott International, the Manager is required to convert working capital and supplies into cash and return it to the Hotel Partnerships. As a result of these conditions, the individual components of working capital and supplies controlled by the Manager are not reflected in the accompanying combined consolidated balance sheet. As of January 3, 1997 and December 29, 1995, $14 million and $11 million, respectively, were included in Due from affiliates of Marriott International.

   Property and Equipment

     Property and equipment is recorded at cost. Replacements and improvements are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 30 to 40 years for buildings and 4 to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related improvements.

     In cases where the Hotel Partnerships are holding for sale particular lodging properties, the Hotel Partnerships assess impairment based on whether the net realizable value (estimated sales price less costs of disposal) of each individual property to be sold is less than its net book value. A lodging property is considered to be held for sale when the Hotel Partnerships have made the decision to dispose of the property. Otherwise, the Hotel Partnerships assess impairment of their real estate properties based on whether it is probable that undiscounted future cash flows from each individual property will be less than its net book value. If a property is impaired, its basis is adjusted to its fair market value.

   Deferred Financing Costs

     Deferred financing costs related to mortgage and other debt are deferred and amortized over the term of the loan.

                                   CRF GROUP
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

   Cash and Cash Equivalents

     The Hotel Partnerships consider all highly-liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

   Ground Rent

     The ground leases with affiliates of Marriott International (see Note 4) include scheduled increases in minimum rents per property. These scheduled rent increases, which are included in minimum lease payments, are being recognized by the Hotel Partnerships on a straight line basis over the term of the respective leases.

   Income Taxes

     Provision for Federal taxes has not been made in the accompanying combined consolidated financial statements since the Hotel Partnerships do not pay income taxes, but rather, allocate profits and losses to the individual partners. Significant differences exist between the net income/loss for financial reporting purposes and the net income/loss reported in each Hotel Partnership's tax return. These differences are due primarily to the use for income tax purposes of accelerated depreciation methods, shorter depreciable lives for the assets, timing of recognition of certain fees and straight-line rent adjustments. As a result of these differences, the excess of net assets of the Hotel Partnerships reported in the accompanying combined consolidated financial statements over the tax basis in the net assets was $59 million and $73 million as of January 3, 1997 and December 29, 1995, respectively.

   Consolidation

     Certain of the Hotel Partnerships have consolidated subsidiaries which were formed to facilitate financing transactions. All intercompany transactions have been eliminated in consolidation.

   Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Statement of Financial Accounting Standards

     The Hotel Partnerships adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during the first quarter of 1996. The adoption of SFAS No. 121 did not have an effect on the Company's combined consolidated financial statements.

                                   CRF GROUP
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at January 3, 1997 and December 29, 1995:

                                                                                                      1996                1995
                                                                                                      ----                ----
                                                                                                              (in millions)
       Land...................................................................................  $          207     $          207
       Leasehold improvements.................................................................             728                720
       Building and improvements..............................................................             555                544
       Furniture and equipment................................................................             454                427
                                                                                                --------------     --------------
                                                                                                         1,944              1,898
       Less accumulated depreciation and amortization.........................................            (657)              (580)
                                                                                                --------------     --------------
                                                                                                $        1,287     $        1,318
                                                                                                ==============     ==============

Note 3.  DEBT

     Debt consists of the following:

                                                                                                      1996               1995
                                                                                                      ----               ----
                                                                                                              (in millions)
      Mortgage debt secured by $828 million of real estate, with an average rate of 8.63% at January 3, 1997, maturing
          through 2017........................................................................  $          774     $        1,312
      Commercial mortgage pass-through certificates secured by
          $452 million of real estate, with an average rate of 7.6% at
      January 3, 1997, maturing through January 2008..........................................             399                  -
      CBM2 Senior Notes, with a rate of 10.75% due February 2008..............................             127                  -
      Note payable to Host Marriott Corporation, with a rate of 9.25%,
          due April 1997......................................................................               5                  -
      Industrial Development Revenue Bonds....................................................               -                 26
      Other...................................................................................               -                  5
                                                                                                --------------     --------------
                                                                                                $        1,305     $        1,343
                                                                                                ==============     ==============

     A summary of each of the Hotel Partnerships' debt follows:

   CBM1

     At January 3, 1997, CBM1 had outstanding debt of $289 million, including a $283 million mortgage loan. This loan bore interest at the London Interbank Offered Rate ("LIBOR") plus 1.5% through June 15, 1996 and LIBOR plus 1.75% through the refinancing on March 21, 1997 discussed below. The weighted average interest rate for 1996, 1995 and 1994 was 7.1%, 7.6% and 5.9%, respectively. In addition, CBM1 had $6 million of non-recourse debt, which was also refinanced on March 21, 1997. While the loan balance exceeded $300 million, the loan required 100% of available cash flow of the partnership to pay additional principal on the loan and 80% of available cash flow while the loan exceeded $250 million. Prior to the refinancing of this mortgage, Host Marriott provided a debt service guarantee of up to $40 million of principal and interest. Host Marriott's performance was backed up by a guarantee by Marriott International. Host Marriott also provided a guarantee on the Hotel Partnership's original mortgage loan of up to $37 million under which it made advances of approximately $7 million. Advances bore interest at a weighted average rate of 8.3%, 8.8% and 7.15% for 1996, 1995 and 1994, respectively. The balance of the advances and accrued interest at January 3, 1997 was $13 million. In addition to its backup guarantee, Marriott International also provided an additional debt service guarantee of up to $15 million in the event of non-performance. No amounts

                                   CRF GROUP
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

were ever advanced under this guarantee. These guarantees were extinguished when the debt was refinanced on March 21, 1997.

     On March 21, 1997, CBM1's debt was refinanced with the total amount of the debt increasing to $325 million. The new loan bears interest at 7.865% through April 9, 2012. Subsequent to April 9, 2012 and through the loan's maturity on April 10, 2017, the loan bears interest at a fixed rate equal to the greater of 9.865% or the comparable U.S. Treasury rate plus 2%. The loan can be repaid without penalty on or after April 10, 2012. In connection with the CBM1 refinancing in 1997, Marriott International agreed to forgive approximately $15 million of deferred management fees, which has been reflected as an extraordinary gain in the Company's financial statements for the thirty-six weeks ended September 12, 1997.

     In 1994, in connection with CBM1's refinancing of its then existing mortgage debt, the Manager forgave $52 million of deferred management fees. The forgiveness of these fees has been recorded as an extraordinary item in the combined consolidated statements of operations.

   CBM2

     At January 3, 1997, CBM2 had $526 million of mortgage debt outstanding. On January 24, 1996, CBM2 refinanced its debt with $127 million of non-recourse senior secured notes (the "CBM2 Senior Notes") and $410 million of commercial mortgage pass-through certificates (the "Certificates"). The net proceeds were used to repay approximately $505 million of mortgage debt, Industrial Development Revenue Bonds of approximately $26 million and approximately $7 million of advances from Host Marriott. In connection with the refinancing, the limited partners approved certain amendments to the CBM2 partnership agreement, which allowed the formation of certain subsidiaries of CBM2, including Courtyard II Associates, L.P. ("Associates"), CBM Funding Corporation ("Funding") and Courtyard II Finance Company ("Finance"), who along with CBM2 is the co-issuer of the CBM2 Senior Notes. The CBM2 Certificates were issued in several classes with interest rates varying from 6.88% to 8.645% (weighted average rate of 7.6% at January 3, 1997) and require monthly payments of principal and interest based on a 17-year amortization schedule.

     The CBM2 Senior Notes bear interest at 10.75% and mature on February 1, 2008. The Senior Notes are secured by a first priority pledge by CBM2 of its 99% partnership interest in Associates and its 100% equity interest in the managing general partner. Finance has nominal assets, does not conduct any operations and does not provide any additional security for the CBM2 Senior Notes. The terms of the CBM2 Senior Notes include requirements of CBM2 to maintain a debt service reserve of approximately $7 million and to maintain certain levels of excess cash flow. If the required level of cash flow is not met, CBM2 will be required to (i) suspend distributions to its partners (ii) fund additional debt service reserves and (iii) if such failure were to continue, offer to repurchase a portion of the CBM2 Senior Notes at par. The CBM2 Senior Notes are not redeemable prior to February 1, 2001. Afterward, they may be redeemed at a premium declining to par in 2004.

     As part of the refinancing, 69 hotels and their related assets owned by CBM2 were contributed to Associates in return for a direct and indirect 2% general partner interest and a 98% limited partner interest. Funding was formed to make a mortgage loan to Associates from the proceeds of the sale of the CBM2 Certificates. As a result of these transactions, CBM2's primary asset is its interest in Associates.

     Substantially all of Associates net equity is restricted to making dividends, loans or advances to CBM2. Operating profit from the hotels in excess of debt service is available to be distributed to CBM2 and used (i) to pay debt service on the CBM2 Senior Notes, (ii) to fund additional debt service reserves if required, (iii) to offer to repurchase the portion of the CBM2 Senior Notes,
(iv) for additional working

                                   CRF GROUP
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

capital, or (v) for distributions to the partners. At January 3, 1997, the restricted net assets of Associates were approximately $81 million.

     The mortgage loan from Funding matures on January 28, 2008. However, the maturity date of the CBM2 Certificates may be extended until January 28, 2013 with the consent of 66.7% of the holders of the outstanding CBM2 Certificates affected thereby. Prepayments of the mortgage loan are permitted with the payment of a premium equal to the greater of one percent of the mortgage loan being prepaid or yield maintenance amounts based on a spread of .25% or .55% over the U.S. Treasury rate, as defined.

     Prior to January 24, 1996, CBM2 had non-recourse mortgage debt of $505 million which bore interest at LIBOR or an adjusted CD rate plus .75 points. The mortgage debt required no principal amortization and had an average interest rate during 1995 and 1994 of 7% and 8.1%, respectively. Host Marriott had a $60 million debt service guarantee on the $505 million of mortgage debt from which Host Marriott was released upon refinancing of the mortgage in 1996.

   RIBM1

     At January 3, 1997, RIBM1 had outstanding mortgage debt of approximately $124 million which matures on September 30, 2002. RIBM1's mortgage debt is comprised of a $95 million first mortgage which bears interest at 8.6% and a $28 million second mortgage which bears interest at 15.25% for a blended interest rate of 10.13%. In addition to monthly principal amortization, from 1996 through 1997, RIBM1 is required to use available cash to repay $2 million of the first mortgage annually. Additional amounts can be paid at RIBM1's option.

   RIBM2

     At January 3, 1997, RIBM2 had outstanding non-recourse mortgage debt of approximately $140 million which bears interest at a fixed rate of 8.85% through March 10, 2006. Subsequent to March 11, 2006, the loan bears interest at an adjustable rate per annum equal to the greater of 10.85% or the comparable U.S. Treasury rate plus 4.47%. Principal amortization is based on a 25-year schedule and the loan can be repaid without penalty on or after March 11, 2006. The mortgage debt required the Hotel Partnership to establish certain cash reserves totaling $7 million for three months of debt service, capital expenditures, working capital and environmental liabilities. In March 1996, RIBM2 used the proceeds from the $140 million of mortgage debt to repay the $137 million balance due on the Hotel Partnership's 10.17% fixed rate mortgage loan and variable rate revolving loan which had matured on December 30, 1995.

   Res USA

     At January 3, 1997, Res USA had outstanding mortgage debt of approximately $56 million which matures on December 31, 1998. Res USA's mortgage is comprised of $30 million of fixed rate debt at 9.66% and $26 million of adjustable rate debt which bears interest at 1.85% over three-month LIBOR. Host Marriott provided a $12 million debt service guarantee on the mortgage until December 1995 at which time Host Marriott was released from the guarantee as a result of the Hotel Partnership meeting certain performance criteria. At the time the adjustable rate loan was entered into, Res USA entered into an interest rate swap agreement with a third party which fixed the interest rate on the adjustable rate loan at 9.66%. The third party's obligations under the swap agreement are guaranteed by the parent company of the third party, a national investment banking institution. Res USA does not anticipate non-performance by the third party. At January 3, 1997, Res USA also had $5.4 million of unsecured non-recourse notes payable to Host Marriott which matured on April 30, 1997 and bore

                                   CRF GROUP
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

interest at prime plus one percent. The loan was repaid on April 30, 1997. During 1996, $209,000 of interest was paid to Host Marriott.

   FIBM

     At January 3, 1997, FIBM had outstanding non-recourse mortgage debt of approximately $165 million, which bore interest at 9.67% and required no principal amortization. On January 13, 1997, FIBM refinanced its debt with a $165 million mortgage bearing interest at 8.4% through January 11, 2007. Subsequent to January 11, 2007 and through the loan's maturity on January 11, 2017, the loan bears interest at a fixed rate equal to the greater of 10.4% or the comparable U.S. Treasury rate plus 2%. The loan requires monthly principal amortization based on a 20-year schedule and can be repaid without penalty on or after January 11, 2007. As part of the refinancing, FIBM was required to establish cash reserves for capital expenditures, additional working capital, debt service and insurance needs totaling approximately $9 million.

     At January 3, 1997, debt maturities of the Company are as follows (in millions):

                                                                                          Historical         Pro Forma/(1)/
                                                                                          ----------         --------------
          1997..........................................................................   $    203        $      33
          1998..........................................................................         84               88
          1999..........................................................................         30               35
          2000..........................................................................         31               37
          2001..........................................................................         33               40
          Thereafter....................................................................        924            1,109
                                                                                           --------        ---------
              Total.....................................................................   $  1,305        $   1,342
                                                                                           ========        =========

-----------------------
/(1)/Reflects debt maturities of the Company on a pro forma basis, after taking into consideration the 1997 refinancing of the CBM1 and FIBM debt.

     In connection with certain debt of the Company, lenders have required that certain reserves be established for debt service, capital expenditures and working capital. As of January 3, 1997 and December 29, 1995, these restricted cash escrows totaled $15 million and $10 million, respectively, and have been included in other assets.

     Cash paid for interest was $119 million, $112 million and $117 million in 1996, 1995 and 1994, respectively. Accumulated amortization of the deferred financing costs was $11 million and $10 million at January 3, 1997 and December 29, 1995, respectively.

Note 4.  LEASES

     The land on which 116 of the hotels are located is leased from Marriott International or affiliates of Marriott International. In addition, eleven of the hotels are located on land leased from third parties. The land leases have remaining terms (including all renewal options) expiring between the years 2024 and 2088. The Marriott International land leases and the third party land leases provide for rent based on specific percentages (from 2% to 15%) of certain sales categories subject to minimum amounts. The minimum rentals are adjusted generally based on changes in the Consumer Price Index at various anniversary dates throughout the lease terms, as defined in the agreements.

                                   CRF GROUP
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

     The Hotel Partnerships also rent certain equipment for use in the hotels. Future minimum annual rental commitments for all non-cancelable operating leases at January 3, 1997 are as follows (in millions):

            1997.................................................................................................  $     19
            1998.................................................................................................        19
            1999.................................................................................................        19
            2000.................................................................................................        19
            2001.................................................................................................        19
            Thereafter...........................................................................................     1,320
                                                                                                                   --------
                Total minimum lease payments.....................................................................  $  1,415
                                                                                                                   ========

     Rental expense consists of the following (in millions):

                                                                                              1996      1995       1994
                                                                                              ----      ----       ----
        Minimum rentals on operating leases...............................................   $  19     $  19      $  18
        Additional rentals based on sales.................................................       3         3          3
                                                                                             -----     -----      -----
                                                                                             $  22     $  22      $  21
                                                                                             =====     =====      =====

                                   CRF GROUP
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 5. MANAGEMENT AGREEMENTS

      The Hotel Partnerships are party to management agreements (the "Management Agreements") which provide for Marriott International to manage the hotels, generally for a term of 20 years with renewal terms of up to an additional 50 years. The Management Agreements generally provide for payment of base management fees equal to two to three percent of gross revenues and incentive management fees generally equal to 15% of hotel operating profits (as defined in the Management Agreements). Incentive management fees and certain other base and system fees are only paid after certain priorities have been met and as cash is then available. Accordingly, other liabilities include $110 million of deferred fees payable to Marriott International at January 3, 1997. The Hotel Partnerships may terminate the Management Agreements if specified performance thresholds are not met, subject to the right of Marriott International to cure. In the event of early termination of the Management Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. The Management Agreements also provide for a system fee equal to 2.5% to 4% of revenues.

      Pursuant to the terms of the Management Agreements, the Manager is required to furnish the hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all managed, owned or leased hotels in the Courtyard by Marriott, Residence Inn by Marriott and Fairfield Inn by Marriott systems. As franchisor of the Residence Inn and Fairfield systems Marriott International maintains a marketing fund to pay the costs associated with certain system-wide advertising, promotional and public relations materials and programs and the operation of a toll-free reservation system. Each Residence Inn and Fairfield property contributes 2.5% of revenues to the marketing fund.

      Pursuant to the terms of the Management Agreements, the Hotel Partnerships are required to provide the Manager with working capital to meet the operating needs of the hotels. Upon termination of the Management Agreements, the working capital will be returned to the Hotel Partnerships. Working capital advances to the Manager as of January 3, 1997 and December 29, 1995 totaled $28 million and $18 million, respectively.

      The management agreements also provide for the establishment of a property improvement fund for the hotels to cover the cost of certain non-routine repairs and maintenance to the hotels which are normally capitalized, and the cost of replacements and renewals to the hotels' property and improvements. Contributions to the property improvement fund were generally equal to 5% of gross hotel sales. Aggregate contributions to the property improvement fund for all the hotels were $37 million, $34 million and $32 million for 1996, 1995 and 1994, respectively.

                                   CRF GROUP
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 6. REVENUES

      As discussed in Note 1, revenues reflect house profit from the Company's hotels. House profit reflects the net revenues flowing to the Hotel Partnerships as property owner and represents all gross hotel operating revenues, less all gross property-level expenses, excluding depreciation and amortization, base, system and incentive management fees, property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses. The following table presents the details of the Company's house profit (in millions):

                                                                                1996           1995           1994
                                                                                ----           ----           ----
Sales
   Rooms .................................................................  $     656      $     614       $     574
   Food and beverage......................................................         31             30              32
   Other .................................................................         25             24              24
                                                                            ----------     ----------      ----------
      Total Hotel Sales...................................................        712            668             630
                                                                            ----------     ----------      ----------
Department Costs
   Rooms .................................................................        169            158             150
   Food and beverage......................................................         27             26              26
   Other .................................................................          3              3               3
                                                                            ----------     ----------      ----------
      Total Department Costs..............................................        199            187             179
                                                                            ----------     ----------      ----------
   Department profit......................................................        513            481             451
   Other hotel operating expenses.........................................       (155)          (148)           (146)
                                                                            ----------     -----------     ----------
House Profit..............................................................  $     358      $     333       $     305
                                                                            ==========     ===========     ==========

Note 7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

      The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

                                                                       As of January 3, 1997             As of December 29, 1995
                                                                    ---------------------------         --------------------------
                                                                    Carrying           Fair             Carrying           Fair
                                                                     Amount            Value             Amount            Value
                                                                    --------         ----------         --------         ---------
                                                                                            (in millions)
Financial Liabilities
Debt..........................................................     $    1,305        $   1,320          $  1,343          $  1,346
Management fees payable to Marriott
   International..............................................            110               34                93                29
Due to Host Marriott Corporation..............................             13               15                20                 7

     The estimated fair value of debt obligations for 1996 and 1995 were based on expected future cash flows discounted at risk-adjusted rates. The 1996 amounts due to Host Marriott Corporation and management fees due to Marriott International are valued based on the expected future payments from operating cash flow discounted at risk-adjusted rates.

                                   CRF GROUP
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 8. RELATED PARTY

     Subsidiaries of Host Marriott serve as the sole general partner for each of the Hotel Partnerships in the Company. The general partner has a one percent ownership in RIBM1, RIBM2 and FIBM, and a five percent ownership in CBM1, CBM2 and Res USA. Host Marriott owns an additional limited partnership interest of 1.25%, 1.39% and 9.95% in CBM1, CBM2 and FIBM, respectively.

     Host Marriott, as parent of the general partner of the Hotel Partnerships, has guaranteed mortgage loans for several of the Hotel Partnerships. As of January 3, 1997 and December 29, 1995, $12,975,000 (including $5,634,000 of accrued interest) and $19,834,000 (including $6,004,000 of accrued interest), respectively, had been advanced by Host Marriott to the Hotel Partnerships under two of the mortgage loan guarantees. The advance outstanding at January 3, 1997 bore interest at 8.25%. Host Marriott is no longer committed to advance amounts to the Hotel Partnerships to cover any future debt service requirements of the Hotel Partnerships.

     In July 1996, Host Marriott provided an unsecured nonrecourse loan to Residence USA in the amount of $5,393,000 to repay a maturing mortgage loan. The loan bore interest at prime plus one percent (9.25% at January 3, 1997) and was repaid in full in April 1997.

     As parent of the general partner of the Hotel Partnerships, Host Marriott provides certain administrative services to the Hotel Partnerships. The cost of these services are reimbursed by the Hotel Partnerships. Total costs reimbursed were approximately $1 million for 1996, 1995 and 1994, respectively.

Note 9. LITIGATION

      The Hotel Partnerships are from time to time the subject of, or involved in, judicial proceedings. Management believes that any liability or loss resulting from such matters would not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Hotel Partnerships.

                                   CRF GROUP
                 CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 12, 1997
                           (unaudited, in millions)


                                    ASSETS
Property and equipment, net.............................................................     $   1,284
Property improvement fund...............................................................            46
Due from affiliates of Marriott International, Inc......................................            26
Deferred financing costs, net...........................................................            34
Other assets............................................................................            32
Cash and cash equivalents...............................................................            45
                                                                                             ---------
                                                                                             $   1,467
                                                                                             =========

                 LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

Debt....................................................................................     $   1,319
Management fees payable to affiliates of Marriott International, Inc....................            93
Deferred ground rent....................................................................            30
Due to Host Marriott Corporation........................................................            13
Other liabilities.......................................................................            23
                                                                                             ---------
     Total liabilities..................................................................         1,478

Partners' capital (deficit)
   General partners.....................................................................            10
   Limited partners.....................................................................           (21)
                                                                                             ---------
     Partners' deficit..................................................................           (11)
                                                                                             ---------
                                                                                             $   1,467
                                                                                             =========

      See Notes to Condensed Combined Consolidated Financial Statements.

                                   CRF GROUP
           CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
        THIRTY-SIX WEEKS ENDED SEPTEMBER 12, 1997 AND SEPTEMBER 6, 1996
                           (unaudited, in millions)

                                                                                                     1997          1996
                                                                                                     ----          ----
REVENUES....................................................................................     $      269     $       254
                                                                                                 ----------     -----------

OPERATING COSTS AND EXPENSES
   Depreciation and amortization............................................................             53              54
   Base, system and incentive management fees paid to affiliates of
      Marriott International, Inc...........................................................             56              52
   Property taxes...........................................................................             17              18
   Ground rent..............................................................................             16              16
   Insurance and other......................................................................              6               5
                                                                                                 ----------     -----------
      Total operating costs and expenses....................................................            148             145
                                                                                                 ----------     -----------

OPERATING PROFIT............................................................................            121             109
Interest expense............................................................................            (83)            (83)
Interest income.............................................................................              4               4
                                                                                                 ----------     -----------

INCOME BEFORE EXTRAORDINARY ITEMS...........................................................             42              30
Extraordinary item - gain on forgiveness of deferred management fees........................             15               -
Extraordinary item - loss on early extinguishment of debt...................................             (3)              -
                                                                                                 ----------     -----------

NET INCOME..................................................................................     $       54     $        30
                                                                                                 ==========     ===========


      See Notes to Condensed Combined Consolidated Financial Statements.

                                   CRF GROUP
           CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
        THIRTY-SIX WEEKS ENDED SEPTEMBER 12, 1997 AND SEPTEMBER 6, 1996
                           (unaudited, in millions)


                                                                                           1997           1996
                                                                                           ----           ----
OPERATING ACTIVITIES
Net income.........................................................................     $       54     $        30
Extraordinary items................................................................            (12)              -
Adjustments to reconcile to cash provided by operations:
   Depreciation and amortization...................................................             53              54
   Deferred management fees........................................................              1              11
   Amortization of deferred financing fees.........................................              5               3
   Other...........................................................................              1               1
Changes in operating accounts:
   Due from affiliates of Marriott International, Inc..............................              4             (12)
   Other liabilities...............................................................             (8)             (8)
                                                                                        ----------     -----------
   Cash provided by operations.....................................................             98              79
                                                                                        ----------     -----------

INVESTING ACTIVITIES
Additions to property and equipment, net...........................................            (50)            (28)
Changes in property improvement fund...............................................             10               1
Change in restricted cash..........................................................             (5)              -
Other .............................................................................              -              (4)
                                                                                        ----------     -----------
   Cash used in investing activities...............................................            (45)            (31)
                                                                                        ----------     -----------

FINANCING ACTIVITIES
Capital distributions..............................................................            (59)            (19)
Proceeds from borrowings...........................................................            494             683
Scheduled principal payments.......................................................            (25)            (36)
Repayments of debt.................................................................           (451)           (668)
Payment of financing costs.........................................................            (11)            (19)
Other .............................................................................             (7)             (7)
                                                                                        ----------     -----------
   Cash used in financing activities...............................................            (59)            (66)
                                                                                        ----------     -----------

DECREASE IN CASH AND CASH EQUIVALENTS..............................................     $       (6)    $       (18)
                                                                                        ==========     ===========

      See Notes to Condensed Combined Consolidated Financial Statements.

                                   CRF GROUP
         NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. The accompanying condensed combined consolidated financial statements include the accounts of the following limited partnerships:

     .     Courtyard by Marriott Limited Partnership ("CBM1")
     .     Courtyard by Marriott II Limited Partnership ("CBM2")
     .     Marriott Residence Inn Limited Partnership ("RIBM1")
     .     Marriott Residence Inn II Limited Partnership ("RIBM2")
     .     Marriott Residence Inn USA Limited Partnership ("Res USA")
     .     Fairfield Inn by Marriott Limited Partnership ("FIBM")

           The limited partnerships listed above (referred to collectively as the "Hotel Partnerships") own 219 hotel properties containing 30,149 rooms throughout the United States.

           The accompanying combined consolidated financial statements of the CRF Group (the "Company") have been presented on a combined basis because the Hotel Partnerships have common general partners and because the Hotel Partnerships are expected to be the subject of a consolidation (the "Consolidation") with and into a partnership, CRF Lodging Company, L.P. Following the Consolidation, the partners of the Hotel Partnerships will become limited partners of the Company. CRF Lodging Trust ("CRFLT"), a newly formed Maryland real estate investment trust, expects to qualify as a real estate investment trust (a "REIT") and will be the sole general partner of the Company. Concurrently with the Consolidation, CRFLT will make an initial public offering of its common shares and contribute the net proceeds to the Company in exchange for the sole general partner interest in the Company. The Consolidation will be treated as a combination of interests at book value for financial reporting purposes. In management's opinion, these combined consolidated financial statements include the assets, liabilities, revenues and expenses associated with the operations, which are intended to be contributed to the Company. All significant intercompany balances and transactions have been eliminated in the combined consolidated financial statements.

           Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The management of the Hotel Partnerships believe the disclosures made are adequate to make the information presented not misleading. However, the condensed combined consolidated financial statements should be read in conjunction with the audited combined consolidated financial statements included in this Registration Statement.

           In the opinion of the management of the Hotel Partnerships, the accompanying unaudited condensed combined consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 12, 1997 and the results of operations and cash flows for the thirty-six weeks ended September 12, 1997 and September 6, 1996. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

2.         Revenues represent house profit from the Company's hotel properties.
House profit reflects the net revenues flowing to the Hotel Partnerships as property owner and represents hotel operating results less property-level expenses excluding depreciation and amortization, base, system and incentive management fees, property taxes, ground rent, insurance, and certain other costs which are classified as operating costs and expenses.

                                   CRF GROUP
         NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

House profit generated by the Company's hotels consists of:

                                                               Thirty-six Weeks Ended
                                                ---------------------------------------------
                                                September 12,                    September 6,
                                                    1997                             1996
                                                -------------                    ------------
                                                                 (in millions)
Sales
 Rooms........................................    $     485                       $      461
    Food and beverage.........................           21                               22
    Other.....................................           18                               18
                                                  ---------                       ----------
        Total Hotel Sales.....................          524                              501
                                                  ---------                       ----------
 Department Costs
    Rooms.....................................          123                              117
    Food and beverage.........................           18                               19
    Other.....................................            2                                2
                                                  ---------                       ----------
        Total Department Costs................          143                              138
                                                  ---------                       ----------
    Department profit.........................          381                              363
    Other hotel operating expenses............          112                              109
                                                  ---------                       ----------
        House Profit..........................    $     269                       $      254
                                                  =========                       ==========

3. During the thirty-six weeks ended September 12, 1997, the Hotel Partnerships distributed approximately $56 million in cash to its limited partners.

4. On January 13, 1997, FIBM refinanced mortgage debt with a third party lender. The principal amount of FIBM's refinanced debt was $165 million. The refinanced debt is non-recourse, bears interest at a fixed rate of 8.4% per year and requires monthly payments of principal and interest based on a 20 year amortization schedule.

5. On March 21, 1997, CBM1 successfully refinanced two outstanding mortgage loans. The total amount financed was $325 million and bears interest at a fixed rate of 7.865% per year. In connection with this refinancing, CBM1 recognized an extraordinary gain of approximately $12 million related to the forgiveness of $15 million in deferred fees from the Manager, partially offset by the write-off of approximately $3 million of financing costs related to the original debt.

6. During the thirty-six weeks ended September 12, 1997, Res USA repaid the $5.4 million note payable due to Host Marriott Corporation.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of CRF Lodging I, Inc.:

           We have audited the accompanying balance sheet of CRF Lodging I, Inc. ("CRF"), a Delaware corporation, as of December 5, 1997. This balance sheet is the responsibility of CRF's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

           We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

           In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of CRF, as of December 5, 1997, in conformity with generally accepted accounting principles.

                                                        Arthur Andersen LLP

Washington, D.C.
December 16, 1997

                              CRF Lodging I, Inc.
                                 Balance Sheet
                               December 5, 1997
                                 (in dollars)

                                 ASSETS

Cash...................................................................        $  1,000
                                                                               ========

                                 STOCKHOLDER'S EQUITY

Common Stock, no par value, 100 shares authorized, issued and
   outstanding.........................................................        $     --
Additional paid-in capital.............................................           1,000
                                                                               --------
                                                                               $  1,000
                                                                               ========

       The accompanying notes are an integral part of this balance sheet

                              CRF Lodging I, Inc.
                            Notes to Balance Sheet
                               December 5, 1997

Note 1.  Organization

      CRF Lodging I, Inc. ("CRF") was incorporated in Delaware on December 4, 1997 as a wholly owned indirect subsidiary of Host Marriott Corporation ("Host Marriott"). On December 4, 1997, CRF issued 100 shares of no par common stock to its parent and sole shareholder, a wholly owned subsidiary of Host Marriott.

Note 2.  Formation and Operations

      CRF was formed for the purpose of serving as the general partner of CRF Lodging Company, L.P. (the "Company"), a newly formed Delaware limited partnership, prior to the consolidation (the "Consolidation") of the following six limited partnerships into an umbrella partnership real estate investment trust:

      .    Courtyard by Marriott Limited Partnership
      .    Courtyard by Marriott II Limited Partnership
      .    Marriott Residence Inn Limited Partnership
      .    Marriott Residence Inn II Limited Partnership
      .    Marriott Residence Inn USA Limited Partnership
      .    Fairfield Inn by Marriott Limited Partnership

      In conjunction with the Consolidation, CRF will be merged into CRFLT.

                           CRF LODGING COMPANY, L.P.

                   Supplement Dated __________ __, 1998 for
    Prospectus/Consent Solicitation Statement Dated _________ __, 1998 for
                   Courtyard by Marriott Limited Partnership

         On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation") dated ________ __, 1998, of which this Supplement (the "Supplement") is a part, CRF Lodging Company, L.P. (the "Company"), a newly formed Delaware limited partnership, whose sole general partner will be CRF Lodging Trust ("CRFLT"), a Maryland real estate investment trust, is proposing the consolidation (the "Consolidation") of Courtyard by Marriott Limited Partnership ("CBM1"), a Delaware limited partnership, and up to five other limited partnerships (the "Hotel Partnerships") into an umbrella partnership real estate investment trust (an "UPREIT") in order to consolidate and expand the limited service and extended-stay hotel businesses currently conducted separately by the Hotel Partnerships and Host Marriott Corporation ("Host"). Limited Partners of CBM1 are being asked to approve the Consolidation as described in the Consent Solicitation. Upon approval of the Consolidation, a newly formed direct or indirect wholly owned subsidiary of the Company (the "Merger Partnership") will be merged with and into CBM1 with CBM1 being the surviving entity. In the merger, partners of CBM1 will receive units of limited partnership interest in the Company ("Units") in exchange for their interests in CBM1.

         Following the Consolidation, the Company will own a portfolio of up to 221 limited service and extended-stay hotels operating under three Marriott brand names (Courtyard by Marriott(R), Residence Inn by Marriott(R) and Fairfield Inn by Marriott(R)) (the "Hotels"). Concurrently with the Consolidation, CRFLT will consummate an initial public offering (the "Offering") of its common shares of beneficial interest (the "Common Shares") and contribute the proceeds thereof to the Company in exchange for Units. Following the Offering, CRFLT anticipates that the Common Shares will be listed on the New York Stock Exchange ("NYSE"). Beginning one year after the Consolidation (the "Initial Holding Period"), Limited Partners will have the right to redeem their Units and receive, at the election of CRFLT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right"). CRFLT expects to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

         CBM One Corporation (the "Hotel Partnership GP"), the general partner of CBM1, believes that the terms of the Consolidation provide substantial benefits and are fair to the Limited Partners of CBM1 and recommend that all Limited Partners of CBM1 vote FOR the Consolidation.

         Limited Partners of CBM1 should consider the risks and other considerations described more fully in the Consent Solicitation under "Risk Factors," including the following:

       . There is uncertainty at the time of voting as to the Hotel
         Partnerships that will participate in the Consolidation and thus, uncertainty as to the size and leverage of the Company until after the end of the Solicitation Period.
       . The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in a fixed portfolio, limited life partnership where a Limited Partner could receive a distribution upon liquidation of the partnership into an investment in a public real estate company which expects to acquire additional hotels and where a Limited Partner likely may realize value from his investment only through a sale of Common Shares received pursuant to the Unit Redemption Right.
       . As a result of the Consolidation, a Limited Partner of CBM1, which owns 50 Courtyard Hotels, will own an interest in a much larger portfolio of Hotels, including up to an additional 71 Courtyard Hotels, 50 Residence Inns and 50 Fairfield Inns, and a material adverse change affecting any of the


                                  CBM1 Supp-1

         Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously held an interest in such asset.
       . No independent representative was retained to negotiate on behalf of the Limited Partners of CBM1 or the other Hotel Partnerships. If one had been, the terms of the Consolidation may have been more favorable to the Limited Partners of CBM1 or the other Hotel Partnerships.
       . Conflicts of interest exist in connection with the structuring of the Consolidation, including the fact that subsidiaries of Host serve as the general partners of all of the Hotel Partnerships and other subsidiaries of Host will serve as the Lessees of the Hotels. Such conflicts of interest may result in decisions that do not fully reflect the interests of all Partners in the Hotel Partnerships.
       . Host and its subsidiaries will realize substantial benefits from the Consolidation, including receipt of Units having an estimated value of at least $____ million in exchange for their Hotel Partnership Interests in CBM1 (representing a 5% general partner interest and a 1.25% limited partner interest) ($____ million in the aggregate for their Hotel Partnership Interests in all of the Hotel Partnerships)(based upon the estimated Exchange Values), $____ million in cash from the sale of two limited service and extended-stay hotels owned by Host (the "Acquisition Hotels") based upon their aggregate Appraised Value, as adjusted, economic benefits under the Leases and, because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the ability to defer significant potential tax liabilities attributable to taxable gain in excess of sale proceeds of approximately $____ million.
       . The allocation of Units among the Hotel Partnerships is based upon their respective Exchange Values, the calculation of which involves numerous assumptions and estimates. There is no assurance that the value of the Units to be received in the Consolidation equals the fair market value of the Hotels and other assets contributed by CBM1 and the other Hotel Partnerships.
       . Current federal income tax law prohibits the Company from operating the Hotels directly. Therefore, the Company will be substantially dependent upon the Lessees and Managers for its revenue and the Company will have limited control over the operations of the Hotels.
       . Approval of the Consolidation by Limited Partners holding a majority of the outstanding Partnership Units of CBM1 will bind all Limited Partners of CBM1.
       . Limited Partners of Hotel Partnerships who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their Hotel Partnership Interests but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value (as defined herein) of their Hotel Partnership Interests. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario (as defined herein), the Company would have had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million.
       . There are limitations on actual or constructive ownership of more than
         9.9% of the number or value of CRFLT's outstanding Common Shares.
       . Taxation of CRFLT as a regular corporation if it fails to qualify as a REIT, and taxation of the Company as a corporation if it fails to qualify as a partnership for federal income tax purposes, either of which would, among other things, result in a decrease in cash available for distribution and a material reduction in the value of the Common Shares and Units.

         The effects of the Consolidation may be different for Limited Partners of the various Hotel Partnerships. This Supplement has been prepared to highlight for the Limited Partners of CBM1 (the "CBM1 Limited Partners") the risks, benefits, effects and fairness of the Consolidation and to provide additional information specific to CBM1. Supplements have also been prepared for each of the other Hotel Partnerships. This Supplement, together with the supplements of the other Hotel Partnerships (collectively, the "Supplements"), are a part of the Consent Solicitation Statement. Upon receipt of a written request by a Limited Partner or his or her representative so designated in writing, the Hotel Partnership GP will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to:

----------------------------------------------.

         The Consolidation is subject to various conditions, one of which is that at least four Hotel Partnerships, including CBM1, CBM2 and RIBM1, must approve the Consolidation (the "Minimum Participation Condition"). See "The Consolidation -- Conditions to the Consolidation" in the Consent Solicitation.


                                  CBM1 SUPP-2

         All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the Consolidation occurs with an Offering yielding gross proceeds of $800 million, all Hotel Partnerships participate, no Notes are issued and $539 million of outstanding indebtedness is repaid (the "Full Consolidation Scenario").

Risk Factors

         In deciding whether to approve the Consolidation, CBM1 Limited Partners should consider certain risks and other factors. The Hotel Partnership GP believes that CBM1 Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations:"

         Uncertainties at the Time of Voting. There are several uncertainties at the time the Limited Partners must vote on the Consolidation, including (i) the identity of the Hotel Partnerships that will participate in the Consolidation and, thus, the Hotels that will be acquired by the Company (which will affect such matters as the size, scope and leverage of the Company), (ii) the Exchange Value for each Hotel Partnership (which will be adjusted for changes in working capital, indebtedness and various other items prior to the Closing Date) and
(iii) the costs of prepaying certain indebtedness of the Hotel Partnerships (which costs will be determined based upon the interest rates on applicable U.S. Treasuries at the time of the prepayment). See "Determination of Exchange Values and Allocation of Units."

         Fundamental Change in Nature of Investment; Potential Underperformance. The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in which a Limited Partner participates in the profits from the operation of the Hotels and is entitled to receive distributions from any net proceeds of a sale or refinancing of CBM1's assets, to an investment in an entity which will receive rents from the lessees who will bear the risks and receive the benefits from the hotels' operation and Limited Partners likely may realize the value from their investment only through the exercise of the Unit Redemption Right and sale of the Common Shares received as a result thereof and not from liquidation proceeds. Continuing CBM1 would allow CBM1 Limited Partners an opportunity to eventually receive liquidation proceeds from the sale of CBM1's Hotel's, and a CBM1 Limited Partner's share of these sale proceeds could be higher than the amount a limited partner might realize from the sale of Units or exercise of the Unit Redemption Right (or payments on Notes received by any Dissenting Partner). In addition, the Company has the ability to acquire additional hotels, can reinvest proceeds from sales or refinancings of existing hotels in additional hotels and has a general partner that is a publicly traded entity. An investment in the Company may not outperform an investment in CBM1. See "Comparison of Hotel Partnership Interests, Units and Common Shares."

         Exposure to Risks from Other Hotels and Brands. As a result of the Consolidation, Limited Partners in CBM1, which owns 50 Courtyard Hotels, will own interests in a much larger partnership with a broader range of assets, including up to an additional 71 Courtyard Hotels, 50 Residence Inns and 50 Fairfield Inns. A material adverse change affecting one of the Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected asset. In addition, each of the three Marriott brands which initially will comprise the Company operates in a different market segment and targets different consumers and, as a result, may be affected differently by different economic and market conditions.

                                  CBM1 Supp-3

         Limitations on Sales or Refinancings of the Courtyard Hotels. Because of substantial taxable gains that would be recognized by the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, none of the assets of CBM1 and CBM2 (the "Courtyard Hotels") can be sold for a period of __ years from the Closing Date of the Consolidation (other than pursuant to a tax-deferred exchange) without the consent of Host (the "Lock-out Provisions"). Such Lock-out Provisions are only applicable so long as Host holds the Units received in the Consolidation relating to its Hotel Partnership Interests in CBM1 and CBM2 and has not transferred, sold or otherwise disposed of such Units in a taxable transaction. In addition, the Partnership Agreement contains certain restrictions regarding the ability of the Company to repay or refinance indebtedness secured by the Courtyard Hotels. These restrictions will limit the ability of the Company to change its portfolio in response to market conditions and, to the extent the Courtyard Hotels do not perform as well as the Residence Inns or Fairfield Inns in its portfolio, the Company will have limited flexibility to dispose of any such underperforming assets even if such disposal would be in the best interests of the Company.

         Conflicts of Interest in the Consolidation. Conflicts of interest exist in connection with the Consolidation which include conflicts arising from the fact that subsidiaries of Host serve as the Hotel Partnership GP of CBM1 (which holds a 5% general partner interest and a 1.25% limited partner interest in
CBM1) and as Hotel Partnership GPs of the other Hotel Partnerships (with varying interests) and other subsidiaries of Host will serve as Lessees of the Hotels at the same time as the Hotel Partnership GP is recommending the Consolidation and is involved in establishing the terms and structure of the Consolidation, including the structuring of the Leases. In addition, Host and its subsidiaries will receive substantial benefits from the Consolidation. These conflicts of interest may result in decisions that do not fully reflect the interests of all Limited Partners of CBM1 or the other Hotel Partnerships.

         Substantial Benefits to Related Parties. The Consolidation will permit Host to continue to be involved in the ownership and operation of the Hotels and realize substantial benefits therefrom. Host and its subsidiaries will receive Units with an estimated value of at least $____ million in exchange for their

                                  CBM1 Supp-4

Hotel Partnership Interests in CBM1 ($____ million in the aggregate for their Hotel Partnership Interests in all of the Hotel Partnerships) (based upon the estimated Exchange Values) and $___ million in cash from the sale of the Acquisition Hotels to the Company (based upon their aggregate Appraised Value, as adjusted). Subsidiaries of Host will be the Lessees of the Hotels and may receive significant economic benefits in connection with the Leases, including the receipt of income to the extent sales from the Hotels exceed operating costs and expenses payable by the Lessees, management fees and rental payments to the Company. Because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the Consolidation will also permit the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, to defer significant tax liabilities attributable to taxable gain in excess of sale proceeds (estimated at approximately $____ million, of which $_____ million is attributable to CBM1) that otherwise would be incurred upon any sale of the Courtyard Hotels (other than in a tax-deferred exchange such as the Consolidation) or upon substantial reductions in the amount of debt now secured by the Courtyard Hotels. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of such Hotels and the refinancing, prepayment or reduction of the debt secured by those Hotels for __ years from the Closing Date of the Consolidation without the consent of Host, in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The Company also will repay, either in cash or Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1.

         Method of Allocation of Units. The allocation of Units among the Hotel Partnerships will be based upon their respective Exchange Values, which in turn are based upon the Appraised Value of each Hotel Partnership's Hotels as adjusted for such things, among others, as net non-real estate assets (including cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves)("Net Other Assets") existing indebtedness (including an adjustment for prepayment and defeasance costs), deferred maintenance and FF&E shortfalls, deferred management fees and Consolidation Expenses. There is, however, no assurance that the value of the Units to be received by participants in the Consolidation will equal the fair market value of the Hotels and other assets contributed by such participants.

         Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Limited Partners of CBM1 or any of the other Hotel Partnerships. The Hotel Partnership GP has obtained an opinion from American Appraisal Associates, an independent, nationally recognized hotel valuation and financial advisory firm ("AAA"), as to (i) the fairness, from a financial point of view, to the Limited Partners of each Hotel Partnership, of the methodologies used to determine the Exchange Value of CBM1 and each other Hotel Partnership and the allocation of Units among each of the Hotel Partnerships in the Consolidation, (ii) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels), (iii) the fairness and reasonableness to the Limited Partners of each Hotel Partnership of the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners, (iv) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) and (v) the fairness and reasonableness, from the Company's standpoint, of the economic terms of the Leases. However, AAA has not negotiated with the Hotel Partnership GP and has not participated in establishing the terms of the Consolidation. Consequently, the terms and conditions of the Consolidation may have been more favorable to CBM1 Limited Partners or the Limited Partners of the other Hotel Partnerships if such terms and conditions were the result of arm's length negotiations.

         Lack of Control over Hotel Operations. Due to current federal income tax law prohibitions on a REIT's ability to derive revenues directly from the operation of a hotel, the Company will lease its Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. Neither CRFLT nor the Company will operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Company will have certain rights as lessor under the Leases (including control over certain owner-funded capital expenditures), neither CRFLT nor the Company will have the authority to require the Lessees or the Managers to operate the Hotels in any particular manner or to govern any particular aspect of their operation.

         Expiration of Leases. The Leases expire at the end of __ years and there can be no assurance that such Leases will be renewed. If such Leases are terminated at the end of their terms, the Company will be required to find other lessees (which lessees must be satisfactory to the Managers). There can be no assurance as to whether satisfactory lessees could be found or as to the terms or conditions on which the Company would be able to enter into new leases with such lessees.

         The Company's Dependence on the Lessees and Managers for Revenue. The Company will be dependent upon the Lessees for its revenue, and the Lessees' ability to pay rent to the Company will be substantially dependent upon the Managers' ability to operate the Hotels profitably.

         No Limitation on Debt. There are no limitations in CRFLT's or the Company's organizational documents which limit the amount of indebtedness either may incur.

         Risks of Leverage. The Company has substantial indebtedness. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company had outstanding indebtedness totaling $780 million. The Company's business is capital intensive and the Company will have significant capital requirements in the future. The Company's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Company, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

         Relinquishment of Potential Refinancing Proceeds. A CBM1 Limited Partner's share of potential refinancing proceeds, if any should occur during the term of CBM1, could be higher than what a limited partner might realize, following the Initial Holding Period, from a sale of Common Shares received pursuant to the Unit Redemption Right.

         Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the loan agreements with respect to outstanding indebtedness of CBM1 and the other Hotel Partnerships, the rental

                                  CBM1 Supp-5
revenues received by the Company under the Leases will first be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy all other obligations of the Company (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners (including CRFLT).

         Ownership Limitations. No person may own in excess of 9.9% of the number or value of outstanding Common Shares of CRFLT, without the consent of the Board of Trustees of CRFLT, in its sole and absolute discretion. During the period of time subsidiaries of Host are acting as Lessees, Host and its affiliates are prohibited from owning in excess of 4.9% (by value) of the Company.

         Majority Vote of CBM1 Limited Partners Binds All CBM1 Limited Partners. Approval of the Consolidation by CBM1 Limited Partners holding a majority of the outstanding Partnership Units of CBM1 will cause CBM1 to participate in the Consolidation, and such approval will bind all CBM1 Limited Partners, including CBM1 Limited Partners who voted against or abstained from voting with respect to the Consolidation.

         Assumptions Used in Determining Tax Consequences of the Consolidation. In preparing the estimates set forth below in the section entitled "Federal Income Tax Considerations," the Company and the Hotel Partnership GP made several key assumptions described in such section. If any of these assumptions are not accurate with respect to a particular CBM1 Limited Partner, the tax consequences of the Consolidation with respect to such CBM1 Limited Partner could be materially affected (e.g., the Consolidation could result in the recognition of income or gain with respect to such CBM1 Limited Partner). See "Federal Income Tax Considerations -- Assumptions Used in Determining the Tax Consequences of the Consolidation."

         Disguised Sale Considerations. The Company has assumed that liabilities of CBM1 will not result in disguised sale treatment for federal income tax purposes so long as the liabilities are "qualified liabilities." The Hotel Partnership GP believes that all of the liabilities of CBM1 will qualify as "qualified liabilities," but that approximately $31,750,000 (the amount of the existing first mortgage loan that was incurred to finance the distribution made to CBM1 Limited Partners on March 21, 1997) qualifies only because the facts clearly establish that it was not incurred in anticipation of the Consolidation. There can be no assurance that the IRS will not disagree with this position. For a discussion of the consequences of disguised sale treatment, see "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Disguised Sale Regulations -- Effect of Disguised Sale Characterization," in the Consent Solicitation.

         Application of the "At Risk" Rules. CBM1 Limited Partners who acquired their CBM1 Partnership Units prior to January 1, 1987 currently are not subject to the "at risk" provisions of the Code with respect to the Hotels owned by CBM1 that were acquired before January 1, 1987. As a result of the Consolidation, all CBM1 Limited Partners will be subject to the "at risk" rules with respect to their entire investment in the Company. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Application of the "At Risk" Rules."

         Effect of Subsequent Events upon Recognition of Gain. Even though the CBM1 Limited Partners who do not receive Notes as a result of exercising Dissenters' Rights generally are not expected to recognize significant taxable gain at the time of the Consolidation, there are a variety of events and transactions (including the sale of one or more of the Hotels or the reduction of indebtedness securing one or more of the Hotels) that could cause a CBM1 Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Effect of Subsequent Events." The Partnership Agreement does not impose any restrictions on the Company's ability to dispose of the Hotels or to refinance debt secured by the Hotels, other than with respect to the Courtyard Hotels (which restriction can be waived with the consent of Host). In addition, the Partnership Agreement expressly provides that CRFLT, as general partner of the Company, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Company to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of Units -- Sales of Assets and Lock-out Provisions."

         Failure of the Company to Qualify as a Partnership for Tax Purposes. Taxation of the Company as a corporation if it fails to qualify as a partnership, and the Company's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to holders of Units, would cause CRFLT to fail to qualify as a REIT for tax purposes, and could cause the holders of Units to recognize taxable gain at the time the Company ceases to qualify as a partnership.

                                  CBM1 Supp-6

         Failure of CRFLT to Qualify as a REIT for Tax Purposes. Taxation of CRFLT as a corporation if it fails to qualify as a REIT, and CRFLT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to CRFLT's shareholders and reducing materially the value of the Common Shares and Units.

         State and Local Taxes. CBM1 Limited Partners holding Units may be subject to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Consolidation, the Company will own properties in 35 states across the United States. Currently, CBM1 owns properties in 16 states.

         Dissenting Partners Have No Cash Appraisal Rights and May Elect to Receive Only Notes. CBM1 Limited Partners who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their interests in CBM1 or otherwise, but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured seven-year notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value of their Hotel Partnership Interests. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full face amount of the Notes only if they hold the Notes to maturity, which is approximately seven years after the Consolidation, or if the Company repays or refinances the Notes at or prior to maturity or realizes net sales or excess refinancing proceeds from Hotels owned by a Noteholder's former Hotel Partnership. Because the Notes are unsecured obligations of the Company, they will be effectively subordinate to all secured debt of the Company and all obligations of the Hotel Partnerships which will be the owners of the Hotels. As of September 12, 1997, on a pro forma basis assuming the Full Consideration Scenario, the Company would have had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million. See "Rights of Dissenting Partners" and "Description of the Notes."

Expected Benefits of the Consolidation

         The Hotel Partnership GP believes that participating in the Consolidation would likely be beneficial to the CBM1 Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Consolidation -- Expected Benefits of the Consolidation." These benefits, which should be viewed as alternatives to continuing the business and operations of CBM1, are expected to include:

         . Enhanced Liquidity of Investment. The Consolidation will offer CBM1 Limited Partners significantly enhanced liquidity with respect to their investments in CBM1 because, after expiration of the Initial Holding Period, CBM1 Limited Partners would be able to exercise their Unit Redemption Right (subject to certain limited exceptions) and receive, at CRFLT's election, either freely tradeable Common Shares of CRFLT or the cash equivalent thereof. The exercise of the Unit Redemption Right, however, would result in recognition of taxable income or gain at that time.

         . Public Market Valuation of Assets. The Hotel Partnership GP believes that the public market valuations of the equity securities of many publicly traded real estate companies, including REITs that focus on the lodging industry, are in part based upon the growth potential of such companies and currently exceed the private market values of their real estate assets. There can be no assurance, however, that the Common Shares of CRFLT will


                                  CBM1 Supp-7
               trade at a premium to the private market values of the Hotels or that the relative pricing differential will not change or be eliminated in the future.

         . Regular Quarterly Cash Distributions. The Hotel Partnership GP expects that the Company will make regular quarterly cash distributions to holders of Units in proportion to their percentage interests in the Company. While these distributions may not be higher than CBM1's current distributions, the ability to receive distributions quarterly and in regular amounts would be enhanced.

         . Substantial Tax Deferral. The Hotel Partnership GP expects that CBM1 Limited Partners who do not exercise Dissenters' Rights generally should be able to obtain the benefits of the Consolidation while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their interests in CBM1 that otherwise would be recognized in the event of a liquidation of CBM1 or a sale or other disposition of its Hotels in a taxable transaction. Thereafter, such CBM1 Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until (i) they elect to exercise their Unit Redemption Right, (ii) the Hotels currently owned by CBM1 are sold or otherwise disposed of in a taxable transaction by the Company or (iii) the debt now secured by the Hotels owned by CBM1 is repaid, prepaid or substantially reduced. In the case of the Hotels owned by CBM1, the Partnership Agreement imposes certain restrictions on the sale or refinancing of those Hotels and the prepayment or reduction of the debt secured by those Hotels for the ____ year period beginning with the consummation of the Consolidation without the consent of Host in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GP because of prior allocations to it of tax losses. The federal income tax consequences of the Consolidation are highly complex and, with respect to each CBM1 Limited Partner, are dependent upon many variables, including the particular circumstances of such CBM1 Limited Partner. See "Federal Income Tax Considerations -Tax Consequences of the Formation of the Company." Each CBM1 Limited Partner is urged to consult with his own tax advisors as to the consequences of the Consolidation in light of his particular circumstances.

         . Risk Diversification. The consolidation of the Hotels, as well as future hotel acquisitions by the Company, will diversify the investment risks to CBM1 Limited Partners over a broader group of hotels, geographic locations, range of product types and market segments and will reduce the dependence of an investment upon the performance of, and the exposure to the risks associated with, the 50 Courtyard Hotels currently owned by CBM1 and the single market segment (moderate-priced limited service) in which CBM1 currently operates.

         . Reduction in Leverage and Interest Costs. Upon consummation of the Consolidation and the Offering, it is expected that the aggregate amount of consolidated indebtedness of the Company will be reduced, by application of a portion of the net proceeds from the Offering, by between approximately $390 million and $539 million (excluding prepayment and defeasance costs which also will be required to be paid), depending upon the Hotel Partnerships which participate in the Consolidation and the proceeds raised in the Offering, resulting in significant interest and debt service savings and reduced overall leverage levels for Limited Partners of the Hotel Partnerships. The current outstanding indebtedness of CBM1 will remain outstanding following the Consolidation. The Company will be less leveraged than CBM1 is currently.

         . Growth Potential. The Hotel Partnership GP believes that substantial opportunities exist to acquire or develop limited service and extended-stay hotel properties at attractive prices and that CBM1 is not in a position to take advantage of such opportunities because of its lack of access to additional sources of capital on favorable terms and restrictions on additional acquisitions and development imposed by its partnership agreement. In addition, the

                                  CBM1 Supp-8

               Company's structure and capitalization as part of an UPREIT should provide it with substantial flexibility to structure acquisitions of additional hotels utilizing debt, cash, Units or Common Shares (or any combination thereof), which may permit the Company to structure acquisitions of hotel properties on an income tax-deferred basis to sellers.

         . Greater Access to Capital. With publicly traded securities, a larger base of assets and a greater equity value than CBM1 individually, CRFLT expects to have greater access to the capital necessary for funding the operations of the Company and consummating acquisitions on more attractive terms than would be available to CBM1 individually. This greater access to capital should provide greater financial stability to the Company and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to CBM1 individually.

Determination of Exchange Values and Allocation of Units

         The Company and the Hotel Partnership GP established the Exchange Value for the equity interests in CBM1 by (i) obtaining an independent appraisal of the value of the Hotels owned by CBM1, as of ________ __, 1998 (the "Appraised Value"), as disclosed below; (ii) adding the amount of other assets (such as cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves), net of liabilities (excluding mortgage and other debt and deferred management fees) ("Net Other Assets") as of __________ __, 1998 (the "Initial Valuation Date"); (iii) subtracting the estimated balance of the mortgage debt owed by CBM1 as of June 30, 1998, which is the estimated closing date for the Consolidation; (iv) subtracting the estimated balance of other debt of CBM1 as of June 30, 1998; (v) adjusting for the estimated prepayment and defeasance costs; (vi) subtracting the amount of deferred management fees payable to the Manager under the CBM1 Management Agreement for CBM1's Hotels; (vii) subtracting an amount equal to the estimated cost to complete any deferred maintenance items identified in the engineer's report relating to CBM1's Hotels; (viii) subtracting an amount equal to the estimated cost (if any) of bringing the condition of FF&E at CBM1's Hotels to normal levels; (ix) subtracting CBM1's pro rata share (based upon relative Exchange Values) of estimated Consolidation Expenses and (x) making certain other adjustments.

         Prior to the distribution of the Last Preliminary Prospectus in the Offering, a final determination of the Exchange Values will be made, as of the date that is the end of the most recent accounting period that has ended at least ___ days prior to the date on which the Last Preliminary Prospectus is distributed to investors (the "Final Valuation Date") to reflect (i) the amount of Net Other Assets, the actual principal balances of mortgage and other debt (including an adjustment for prepayment and defeasance costs) and the amount of deferred management fees payable, (ii) any amounts actually expended by CBM1 after the Initial Valuation Date to perform deferred maintenance or make up FF&E shortfalls previously subtracted in determining the estimated Exchange Value of CBM1 and (iii) any revised estimate and allocation of Consolidation Expenses. The actual value of Units issued to Partners in each Participating Hotel Partnership will be based on these Exchange Values.

         The Hotels were appraised as of ______ __, 1998, by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as the Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The Appraisals are not guarantees of present or future values, and no assurance can be given as to the actual value of the Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of CBM1.


                                  CBM1 Supp-9

                     Appraised Value of Hotels Owned by CBM1
                             (Dollars in thousands)

Appraised Value .................................................    $__________




                     Calculation of Estimated Exchange Value
                          as of Initial Valuation Date
                             (Dollars in thousands)


Appraised Value                           $
Net Other Assets
Mortgage debt
Other debt
Prepayment penalties
  and/or defeasance costs
Deferred management fees
Deferred maintenance costs
FF&E shortfall
Consolidation Expenses
Other adjustments/(1)/

     Exchange Value                     $________

---------------------
(1) Includes environmental remediation and certain other costs.

            Distribution of Units Among General and Limited Partners
                       Based on Estimated Exchange Values
                             (Dollars in thousands)


                                                              Limited Partners                     General Partner
                                                      -------------------------------  ---------------------------------
                                                                          Estimated
                                                                           Value of
                                                                          Units per
                                                                            $1,000
                                                                            Limited
                         Estimated     Estimated %     Estimated % of       Partner     Estimated % of      Estimated
                        Total Value        of          Units Received      Original     Units Received       Value of
Hotel Partnership      of Units/(1)/    Total/(2)/        by CBM1      Investment/(2)/     by CBM1          Units/(1)/
----------------       -------------  -------------   ---------------  --------------  ---------------   ---------------
CBM1                  $                           %                 %  $                             %   $
                       ==========     =============   ===============  ==============  ===============   ===============

----------------
/(1)/ Assumes the value of the Units is equal to the initial public offering price of the Company's Common Shares in the Offering and that the aggregate value of the Units received by CBM1 is just equal to (but does not exceed) the estimated Exchange Value.


/(2)/ Represents the estimated percentage of the total value of Units allocated to the Hotel Partnerships as a group and does not reflect the issuance of Units to CRFLT in exchange for the proceeds of the Offering (which will reduce the percentage of each Hotel Partnership in proportion to their respective Exchange Values). Thus, for example, if CRFLT purchases 50% of the Company using the proceeds received from public investors in the Offering, then each of the percentages set forth above would be reduced by 50%. The estimated values of Units would be not affected.


                                 CBM1 Supp-10

                             Exchange Value of CBM1
                         for Allocation of Units to CBM1
                          as of Initial Valuation Date

                                                                                      Per $1,000 Limited
                                                                                       Partner Original
                                                                                           Investment
                                                                                  ----------------------------
                                                                 Percent of                         Percent of
                                                Estimated         Aggregate        Estimated         Aggregate
                                                 Exchange         Exchange          Exchange         Exchange
                Description                        Value             Value           Value              Value
                -----------                  --------------      ----------        ---------       -----------
                                             (in thousands)                       (in dollars)
100% Participation,
     No Notes Issued......................   $                            %       $                          %
100% Participation,
     Maximum Notes Issued.................
Minimum Participation,
     No Notes Issued......................
Minimum Participation,
     Maximum Notes Issued.................

Cash Distributions

         Historical Cash Distributions Paid by CBM1. The following table sets forth the distributions paid to CBM1 Limited Partners (per $1,000 limited partner original investment) for the periods indicated below. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                  Historical Cash Distributions Paid by CBM1
               (Per $1,000 Limited Partner Original Investment)


                                              Thirty-six Weeks                        Fiscal Year
                                                    Ended           -------------------------------------------------
                                             September 12, 1997       1996       1995      1994     1993      1992
                                             ------------------       ----       ----      ----     ----      ----
From net income..............................   $     60            $     20   $    --   $    --   $    --   $   58
Representing return of capital/(1)/..........        250                  --        --        --        --       --
                                                --------             -------   -------   -------   -------  -------
         Total...............................   $    310            $     20   $    --   $    --   $    --  $    58
                                                 =======             =======    ======    ======    ======   ======

-----------
/(1)/ Computed as all distributions in excess of distributions from operating cash flow.

         Compensation and Distributions to the Hotel Partnership GP. Under the partnership agreement of CBM1, the Hotel Partnership GP does not receive fees or compensation in connection with managing the affairs of the Hotel Partnership but the Hotel Partnership GP and its affiliates are reimbursed for certain costs and expenses incurred on behalf of CBM1. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by CBM1 to the Hotel Partnership GP and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the Consolidation had been in effect for the years presented.

         Following the Consolidation, CRFLT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the Hotel Partnership GP other than

                                 CBM1 Supp-11
distributions on Units received in exchange for its Hotel Partnership Interests received in the Consolidation.

         During the thirty-six weeks ended September 12, 1997 and the fiscal years 1996, 1995 and 1994, amounts actually paid by CBM1 to the Hotel Partnership GP are shown below under "Historical" and the estimated amounts that would have been paid had the Consolidation been in effect for the years presented (assuming the Full Consolidation Scenario) are shown under "Pro Forma."

            Historical and Pro Forma Reimbursements and Distributions
                                 (in thousands)


                                                         Thirty-six Weeks                  Fiscal Year
                                                              Ended              ---------------------------------
                                                        September 12, 1997         1996        1995         1994
                                                        ------------------         ----        ----         ----
Historical
     Reimbursements                                            $     161         $   154   $     129     $     163
     Distributions                                                 1,997              --          --            --
                                                               ---------         -------   ---------     ---------
              Total Historical                                 $   2,158         $   154   $     129     $     163
                                                               =========         =======   =========     =========

Pro Forma
     Reimbursements                                            $                 $         $             $
     Distributions attributable to Units
                                                               ---------         -------   ---------     ---------
              Total Pro Forma                                  $                 $         $             $
                                                               =========         =======   =========     =========

Certain Information Regarding Hotels Owned by CBM1

         Courtyard Hotels are moderate-priced, limited service hotels aimed at individual business and pleasure travelers, as well as families. Courtyard Hotels typically have approximately 150 rooms with locations in suburban areas or near airports throughout the United States. The Courtyard Hotels include well-landscaped grounds, a courtyard with a pool and socializing areas. Each Courtyard Hotel features meeting rooms and a restaurant and lounge with approximately 80 seats. CBM1's Courtyard Hotels have substantially matured and are operating at high occupancy rates.


     Location of Hotel                          Number of Rooms    Date Opened
     ------------------                         ---------------    -----------
     Montgomery, AL                                   146              1987
     Phoenix Airport, AZ                              145              1987
     Buena Park, CA                                   145              1986
     Fremont, CA                                      146              1987
     Pleasanton, CA                                   145              1986
     Sacramento-Rancho Cordova, CA                    144              1987
     San Francisco Airport, CA                        147              1986
     Santa Ana, CA                                    145              1987
     Windsor, CT                                      149              1987
     Melbourne, FL                                    146              1987
     Miami Airport-West, FL                           145              1987
     Tallahassee, FL                                  154              1987
     Atlanta-Delk Road, GA                            146              1986
     Atlanta-Executive Park, GA                       145              1987
     Atlanta-Northlake, GA                            128              1984
     Atlanta-Peachtree Corners, GA                    131              1985
     Atlanta-Peachtree Dunwoody, GA                   128              1983
     Atlanta-Windy Hill, GA                           127              1983

                                 CBM1 Supp-12


     Location of Hotel                          Number of Rooms    Date Opened
     ------------------                         ---------------    -----------
     Augusta, GA                                      130              1985
     Columbus, GA                                     139              1985
     Savannah, GA                                     144              1986
     Naperville, IL                                   147              1986
     Hunt Valley, MD                                  146              1986
     Landover, MD                                     152              1986
     Rockville, MD                                    147              1987
     Dearborn, MI                                     147              1987
     Southfield, MI                                   147              1986
     Troy, MI                                         147              1986
     Warren, MI                                       147              1986
     Tarrytown, NY                                    139              1987
     Charlotte-Arrowood Road, NC                      146              1987
     Raleigh-Wake Forest Road, NC                     153              1986
     Cincinnati-Blue Ash, OH                          149              1986
     Columbus-Dublin, OH                              147              1986
     Columbus-Worthington, OH                         145              1987
     Valley Forge, PA                                 150              1987
     Brentwood, TN                                    145              1986
     Memphis-Park Avenue East, TN                     146              1986
     Arlington, TX                                    147              1986
     Bedford, TX                                      145              1987
     Dallas-Addison, TX                               145              1987
     Dallas-Las Colinas, TX                           147              1986
     Dallas-LBJ Northwest, TX                         146              1987
     San Antonio Airport, TX                          145              1987
     San Antonio-Medical Center, TX                   146              1987
     Fair Oaks, VA                                    144              1986
     Herndon, VA                                      146              1987
     Hampton, VA                                      146              1987
     Richmond, VA                                     145              1986
     Virginia Beach, VA                               146              1987
                                                    -----

                             TOTAL                  7,223
                                                    =====

              The chart below sets forth certain performance information for CBM1's Courtyard Hotels for the indicated periods.


                                                  First Three Quarters                        Fiscal Year
                                                  --------------------           ------------------------------------
                                                   1997          1996             1996          1995          1994
                                                   ----          ----             ----          ----          ----
              Number of properties...........         50            50               50             50            50
              Number of rooms................      7,223         7,223            7,223          7,223         7,223
              Average daily rate.............     $81.25        $76.89           $76.39         $71.23        $66.32
              Occupancy......................       82.2%         81.2%            79.2%          81.0%         81.4%
              REVPAR.........................     $66.81        $62.41           $60.52         $57.67        $53.98
              % REVPAR change................        7.1%          --               4.9%           6.8%          --

                                 CBM1 Supp-13

Amendments to the Partnership Agreement of CBM1

         Transfer of Interests in the Hotel Partnerships to the Company
         --------------------------------------------------------------
Immediately Prior to the Consummation of the Consolidation. For federal income
----------------------------------------------------------
tax purposes, immediately prior to the consummation of the Consolidation, each Hotel Partnership GP will contribute a one percent partnership interest in the Hotel Partnership to the Company in exchange for Units reflecting the estimated Exchange Value attributable to such one percent interest. The Hotel Partnership GP of CBM1 owns both limited partner and general partner interests. In order to contribute a one percent partnership interest in CBM1 to the Company, an amendment to change the requirements for assignments of limited partner interests is required. Section 7.01 of the partnership agreement for CBM1 will be amended to delete paragraph A restricting assignment of limited partnership interests to the first day of an Accounting Period (as defined in the partnership agreement of CBM1).

         The consent of a majority of the outstanding limited partner interests in CBM1 is required to amend Section 7.01 of the respective partnership agreements. The Hotel Partnership GP is prohibited from voting its 1.25% limited partner interests.

         Permit CBM1 to Enter into the Lease with the Lessee. The Lease for
         ---------------------------------------------------
CBM1's Hotels must be entered into not later than the close of business on the business day immediately preceding the Closing Date. Therefore, the partnership agreement of CBM1 must be amended to allow CBM1 to enter into the Lease with the Lessee. Currently, there is no provision in the partnership agreement for CBM1 to allow CBM1 to enter into a lease of its Hotels. In order to allow CBM1 to enter into the Lease, the partnership agreement of CBM1 must be amended to allow for such a transaction. Therefore, Section 5.02B of the partnership agreement of CBM1 must be amended to add a new paragraph (ix) to read as follows:

                  (ix) sell, lease or otherwise dispose (or consent to the sale, lease or other disposition), directly or indirectly, in one transaction or a series of related transactions of any or all of the Hotels.

         The vote required for such amendment is the consent of a majority of the outstanding limited partnership interests of CBM1. The Hotel Partnership GP is prohibited from voting any of its 1.25% limited partner interests for such amendment.

         Other Amendments. Amendments to certain terms and sections of the
         ----------------
partnership agreement of CBM1 would be made in order to (a) delete certain obsolete references to entities and agreements that are no longer in existence,
(b) update the partnership agreement to reflect the passage of time since the formation of CBM1 and (c) make any other amendments to the partnership agreement necessary or advisable to consummate the Consolidation. The Hotel Partnership GP does not believe that these amendments would affect the rights of the Limited Partners in any material respect nor the duties and obligations of the Hotel Partnership GP. These changes are included, along with the other proposed amendments, in the copy of the partnership agreement, as proposed to be amended, which is attached hereto. The amended partnership agreement is marked to indicate the revisions made to the existing partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

         The Hotel Partnership GP recommends that the CBM1 Limited Partners vote to approve the requested amendments to the partnership agreement of CBM1.


Fairness

         General. There are no material differences with respect to the fairness of the Consolidation to the Hotel Partnerships, individually or in the aggregate. Therefore, the discussion of the fairness of the Consolidation set forth below is intended to summarize the Hotel Partnership GP's belief as to fairness and
                                 CBM1 Supp-14
the material factors on which such belief is based. For a more detailed discussion of the fairness of the Consolidation, see the section entitled "Fairness Analysis and Opinion" in the Consent Solicitation.

         Hotel Partnership GP's Belief as to Fairness. The Hotel Partnership GP believes that the terms of the Consolidation provide substantial benefits and are fair to the CBM1 Limited Partners and recommends that all CBM1 Limited Partners vote FOR the Consolidation. In arriving at this conclusion, the Hotel Partnership GP has relied primarily on the following factors, as well as others described under "Fairness Analysis and Opinion -- Fairness Analysis" in the Consent Solicitation: (i) its view that the expected benefits of the Consolidation for the CBM1 Limited Partners outweigh the risks and potential detriments to the CBM1 Limited Partners (see "Background and Reasons for the Consolidation -- Reasons for the Consolidation" in the Consent Solicitation),
(ii) its view that the estimated Exchange Value established for CBM1 and the resulting value allocable to the CBM1 Limited Partners represent fair consideration for the interests held by the CBM1 Limited Partners and is fair to such CBM1 Limited Partners from a financial point of view and (iii) the Fairness Opinion of AAA as described below.


         Basis for Hotel Partnership GP's Belief as to Fairness.

         Comparison of Alternatives. To assist CBM1 Limited Partners in evaluating the Consolidation, the Hotel Partnership GP has attempted to compare the estimated value of Units to be received in the Consolidation with: (i) the face amount of Notes that will be issued to Dissenting Partners who elect to exchange the Units they receive in the Consolidation for Notes; (ii) estimates of the value of the CBM1 Interests assuming that CBM1 continues as an operating business and its assets are sold in ten years (the "Continuation Value"); and
(iii) estimates of the value of the Hotel Partnership Interests in CBM1 on a liquidation basis, assuming that CBM1's Hotels are sold at their Appraised Values and the net proceeds (together with its net other assets), after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Values of the Hotels (the "Liquidation Value"), are distributed to the CBM1 Partners in accordance with the CBM1 partnership agreements. The Hotel Partnership GP has not attempted to estimate the value of Hotel Partnership Interests in CBM1 following a standalone UPREIT reorganization because the Hotel Partnership GP does not believe such a reorganization is feasible and such valuation estimates would be subject to substantial uncertainties. Since the estimated value of the Units and the estimated values under the alternatives to the Consolidation are dependent upon a number of estimates, variables and assumptions, as well as varying market conditions, no assurance can be given that the estimated values indicated could be realized. However, the Hotel Partnership GP believes that analyzing the alternatives in terms of estimated values, based upon currently available market data and reasonable estimates and assumptions, establishes a reasonable basis for comparing the Units to the alternatives. The results of this comparative analysis (including the methodology and assumptions used to derive estimated values) are summarized under "Background and Reasons for the Consolidation -- Comparison of Alternative Consideration" and "Fairness Analysis and Opinion -- Comparison of Alternatives" in the Consent Solicitation.

         The original offering document of CBM1 stated that while the Hotel Partnership GP is obligated to investigate the possibility of increasing the transferability of Partnership Units (including listing such Units on a national or regional securities exchange or quoting the Units on an automated quotations system), it was not under any obligation to effect a method of increasing transferability or submitting such method to a vote. Changes in the Code subsequent to the original offering and the inability of the CBM1 Partnership Units to qualify under the listing requirements of the NYSE or American Stock Exchange made such a listing impracticable.

         The following table summarizes the results of the comparative analysis described above. There can be no assurance, however, that the actual value of Units received in the Consolidation, the actual face amount of Notes offered to Dissenting Partners, the actual value of continuing CBM1 or the actual net liquidation proceeds would not differ substantially from those estimated for purposes of this analysis.
                                 CBM1 Supp-15

              Summary of Comparative Valuation Alternatives/(1)/
               (Per $1,000 Limited Partner Original Investment)

                                               Face Amount of
                                                   Notes
                           Estimated            Offered to          Estimated            Estimated Liquidation
                             Value              Dissenting         Continuation          Value if Assets Sold
Hotel Partnership        of Units/(2)/         Partners/(3)/        Value/(4)/          at Appraised Value/(5)/
-----------------        -------------         -------------      -------------         -----------------------
CBM1...............    $                    $                      $                     $

-----------------
/(1)/ A limited partner original investment of $1,000 equates to 1/100th of a Partnership Unit in CBM1.

/(2)/ Assumes that CBM1 is allocated Units with a value equal only to its estimated Exchange Value. The amounts in this column represent the portion of the estimated Exchange Value of CBM1 that would be allocable to Limited Partners per $1,000 limited partner original investment.

/(3)/ The amounts in this column are equivalent to the portion of the Liquidation Value of CBM1 that would be reflected in the Notes to be issued to CBM1 Dissenting Partners per $1,000 limited partner original investment. See footnote (5) below.

/(4)/ The amounts in this column represent the estimated amount that would be distributed to CBM1 Limited Partners per $1,000 limited partner original investment if CBM1 was continued for ten years and then sold for its estimated value, determined using a discounted cash flow analysis applied to the anticipated cash flows from the operation and sale of each Hotel and taking into account the terms of existing debt obligations (the "Continuation Value").

/(5)/ The amounts in this column represent the amount that would be distributed to CBM1 Limited Partners per $1,000 limited partner original investment if CBM1 sold its Hotels at their Appraised Values as of _____ __, 1998, and distributed the net proceeds (after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Value of the Hotels) (the "Liquidation Value"), in accordance with its partnership agreement.

         Fairness Opinion. AAA, an independent, nationally recognized hotel valuation and financial advisory firm, has rendered the Fairness Opinion, attached as Appendix B to the Consent Solicitation, which concluded that: (i) the methodologies used to determine the Exchange Value of each Hotel Partnership and to allocate the Units among each of the Hotel Partnerships are fair, from a financial point of view, to the Limited Partners of each Hotel Partnership; (ii) the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership; (iii) the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners is fair and reasonable to the Limited Partners; (iv) the methodology and the underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership and (v) the economic terms of the Leases are fair and reasonable from the standpoint of the Company. See "Fairness Analysis and Opinion -- Fairness Opinion" in the Consent Solicitation.


Federal Income Tax Considerations

         In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," CBM1 Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the CBM1 Limited Partners. The numerical data and estimates included in this

                                 CBM1 Supp-16
discussion are based on various factual assumptions and information which are believed by the Company and the Hotel Partnership GP to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the numerical data and estimates included herein and actual results, and the variations may be material and adverse.

         Applicability of Tax Opinions

         Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to CRFLT and the Company, has provided to CRFLT and the Company an opinion letter (substantially in the form of Appendix E to the Consent Solicitation) as to certain federal income tax consequences of the Consolidation. The opinion letter is based upon certain assumptions and certain representations provided by the CRFLT, the Company and the Hotel Partnership GPs. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Hotel Partnerships prior to the Consolidation and of CRFLT, the Company and the Hotel Partnerships following the Consolidation. In addition, on the Closing Date Hogan & Hartson expects to provide to CRFLT and the Company an opinion letter (substantially in the form of Exhibit __ to the Prospectus) as to certain federal income tax consequences relating to the Offering. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix E to the Consent Solicitation is applicable to the CBM1 Limited Partners.

         The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date will be based on the same authorities as of the date of the Closing. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will not be sustained by a court if so challenged. Neither CRFLT , the Company nor the Hotel Partnership GPs have requested or plan to request any rulings from the IRS concerning the tax consequences of the Consolidation or the treatment of either the Company or CRFLT subsequent to the Consolidation.

         Tax Consequences of Formation of the Company

         Overview. Hogan & Hartson has provided an opinion to the effect that
         --------
the formation of the Company will not result in the recognition of taxable gain or loss at the time of the Consolidation to a CBM1 Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Consolidation; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of certain Hotel Partnership liabilities with proceeds from the Offering) in connection with the Consolidation in excess of his aggregate adjusted basis in his CBM1 Partnership Unit at the time of the Consolidation; (iii) who does not receive Notes upon exercise of Dissenters' Rights; (iv) who is not required to recognize gain by reason of the exercise by another CBM1 Limited Partner of Dissenters' Rights and the option to receive Notes; and (v) who does not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. With respect to the foregoing exceptions to nonrecognition treatment, the Company and the Hotel Partnership GP believe that a CBM1 Limited Partner who acquired his CBM1 Partnership Units in

                                 CBM1 Supp-17
the original offering of such Units for cash and who has held such Units at all times since (i) should not be considered to receive, as a result of the Consolidation, a distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of certain Hotel Partnership liabilities with proceeds from the Offering) that exceeds his aggregate adjusted basis in his CBM1 Partnership Unit at the time of the Consolidation, and (ii) should not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Overview" in the Consent Solicitation.

         With respect to the exercise of Dissenters' Rights, Hogan & Hartson is of the opinion that although the matter is not free from doubt, a CBM1 Limited Partner who does not exercise Dissenters' Rights and elects to receive Notes in connection with the Consolidation should not be required to recognize gain by reason of another CBM1 Limited Partner's exercise of such rights. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that a CBM1 Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Consolidation but less than two years after such date will not cause the Consolidation itself to be a taxable transaction for the CBM1 Limited Partner (or the other CBM1 Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

         Amount of Deemed Cash Distribution. With respect to his CBM1
         ----------------------------------
Partnership Units, a CBM1 Limited Partner will receive no actual cash distribution in connection with the Consolidation but will be deemed to receive a cash distribution in connection with the Consolidation to the extent that his share of Company liabilities immediately after the Consolidation is less than his share of CBM1 liabilities immediately prior to the Consolidation (for example, because of the use of proceeds from the Offering to prepay the CBM1 Certificates). See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. As a consequence of the Consolidation (including the use of proceeds from the Offering to prepay certain debt of other Hotel Partnerships), the Company and the Hotel Partnership GP believe, based upon and subject to the assumptions and other limitations described below, that (i) the CBM1 Limited Partners' aggregate share of indebtedness should decrease by $______ (from $________ (on December 31, 1997) to $_________); and (ii) the
share of indebtedness of an individual CBM1 Limited Partner who acquired his CBM1 Partnership Unit in the original offering of such Units for cash and has held such Units at all times since should decrease by $_____ per CBM1 Partnership Unit (from $_____ (on December 31, 1997) to $_______). For a CBM1 Limited Partner who did not acquire his CBM1 Partnership Units in the original offering of such Units for cash or who has not held his CBM1 Partnership Units at all times since such offering, the above information could vary materially.

         Estimated Amount of Taxable Gain. A CBM1 Limited Partner will recognize
         --------------------------------
taxable gain as a result of the deemed cash distribution discussed in the previous paragraph, however, only to the extent that the deemed cash distribution exceeds his adjusted tax basis in his CBM1 Partnership Units immediately prior to the Consolidation. As described below, the Company and the CBM1 General Partner estimate that as of December 31, 1997, the adjusted tax basis of a CBM1 Limited Partner who acquired his CBM1 Partnership Units in the original offering of such Units for cash and has held such Units at all times since was ______ per CBM1 Partnership Unit (which is greater than the deemed cash distribution of _____ per CBM1 Partnership Unit discussed in the previous paragraph). Accordingly, the Company and the CBM1 General Partner believe, based upon and subject to the assumptions and other limitations described below, that a CBM1 Limited Partner who acquired his CBM1 Partnership Units in the original offering of such Units for cash and has held the Units at all times since should not recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

         The adjusted tax basis of a CBM1 Limited Partner who did not acquire his CBM1 Partnership Units in the original offering of such Units for cash or who has not held his CBM1 Partnership Units at all times since such offering could vary materially from that of a Limited Partner who did so. If a CBM1 Limited


                                 CBM1 Supp-18

Partner has an adjusted tax basis in his CBM1 Partnership Units (per CBM1 Partnership Unit) that is less than the adjusted tax basis of a CBM1 Limited Partner who acquired his CBM1 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, he could recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

         Disguised Sale Considerations. As described in the Consent Solicitation
         -----------------------------
(see "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company -- Disguised Sale Regulations -- Impact of Assumption of Liabilities by the Company"), an assumption of liabilities in connection with a contribution of property to a partnership will not result in disguised sale treatment so long as the liabilities are "qualified liabilities." The CBM1 General Partner believes that all of the liabilities of CBM1 will qualify as "qualified liabilities," but approximately $31,750,000 (the amount of the existing first mortgage loan that was incurred to finance the distribution made to CBM1 Limited Partners on March 21, 1997) qualifies only because the facts clearly establish it was not incurred in anticipation of the Consolidation. As described in "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company -- Disguised Sale Regulations -- Impact of Assumption of Liabilities by the Company," CBM1 and each CBM1 Limited Partner will be required to make disclosure in its tax return for the year in which the Consolidation occurs as to that portion of CBM1's liabilities. There can be no assurance that the IRS will not disagree with the CBM1 General Partner's position that the facts clearly establish that the approximately $31,750,000 portion of the mortgage debt was not incurred in anticipation of the Consolidation. For a discussion of the consequences of disguised sale treatment, see "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company -- Disguised Sale Regulations -- Effect of Disguised Sale Characterization" in the Consent Solicitation.

         Tax Treatment of CBM1 Limited Partners Who Hold Units Following the Consolidation

         Initial Basis in Units. In general, a CBM1 Limited Partner will have an
         ----------------------
initial tax basis in his Units ("Initial Basis") received in the Consolidation with respect to his CBM1 Partnership Units equal to the basis in his CBM1 Partnership Units at the time of the Consolidation, reduced to reflect any deemed cash distributions resulting from a reduction in his share of CBM1 liabilities and increased to reflect any gain required to be recognized in connection with the Consolidation. As of December 31, 1997, a CBM1 Limited Partner who acquired his CBM1 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, had an adjusted tax basis in his CBM1 Partnership Units of $____ per CBM1 Partnership Unit (after giving effect to the Consolidation, including the prepayment of indebtedness contemplated in connection therewith). Based upon and subject to the assumptions and other limitations described below, the Company and the CBM1 General Partner believe that the tax basis of such a CBM1 Limited Partner in his Units received in the Consolidation with respect to his CBM1 Partnership Units would be $____ per CBM1 Partnership Unit. For a CBM1 Limited Partner who did not acquire his CBM1 Partnership Units in the original offering of such Units for cash or who has not held his CBM1 Partnership Units at all times since such offering, the above information could vary materially. For a discussion of the federal income tax considerations for a Limited Partner from a reduction in basis that may result from the Consolidation, see "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company -- Initial Tax Basis of Units" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels upon a Sale of CBM1
         ----------------------------------------------------------------------
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction
------
attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as "Book-Tax Difference"). The Company and the Hotel Partnership GP, based upon and subject to the assumptions and other limitations described below, estimate that the Book-Tax Difference of the CBM1 Hotels will be $________ upon the consummation of the Consolidation.



                                 CBM1 Supp-19

         In the event that the Company were to sell all of the CBM1 Hotels, the Partners of CBM1 would be specially allocated by the Company an amount of taxable gain equal to the Book-Tax Difference with respect to the CBM1 Hotels ($ ____ in the aggregate if the CBM1 Hotels were sold immediately after the consummation of the Consolidation, according to the estimate in the previous paragraph). The share of such gain allocable to a CBM1 Limited Partner who acquired his CBM1 Partnership Units in the original offering of such Units for cash and held such Units at all times since would be $___ per CBM1 Partnership Unit. The share of such gain of a CBM1 Limited Partner who did not acquire his CBM1 Partnership Units in the original offering of such Units for cash or who has not held his CBM1 Partnership Units at all times since such offering could vary materially from this amount. If the Company were to sell one or more, but not all, of the CBM1 Hotels, the former Partners of CBM1 would be specially allocated by the Company an amount of taxable gain equal to that portion of the Book-Tax Difference for the CBM1 Hotels that is attributable to the CBM1 Hotel or Hotels sold. It should be noted that the Partnership Agreement precludes the Company from selling any of the CBM1 Hotels during the __-year period commencing immediately after the Consolidation (other than pursuant to a tax-free exchange), unless either (i) the CBM1 General Partner disposes of the Units received in the Consolidation in a taxable transaction or (ii) the Company receives the consent of Host to sell CBM1 Hotels. Host may provide such consent in its sole discretion. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Sale of Individual Hotels" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels Generally. The tax
         ------------------------------------------------------------
allocations of depreciation to the CBM1 Limited Partners will change significantly as a result of the Consolidation for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the CBM1 Hotels will be required to be allocated for federal income tax purposes in a manner such that the CBM1 Partners are charged with the Book-Tax Difference associated with the CBM1 Hotels at the time of the consummation of the Consolidation. Consequently, a CBM1 Limited Partner will be allocated less depreciation with respect to the CBM1 Hotels than would be the case if the Consolidation had not occurred and the CBM1 Limited Partner had continued to hold his CBM1 Partnership Units. Second, the Consolidation will cause the technical termination of CBM1 and each of the other Hotel Partnerships under Section 708(b)(1)(B) of the Code. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the CBM1 Hotels and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current life of such Hotels (which ranges from 8 years to 25 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Effect of Consolidation on Depreciation" in the Consent Solicitation.

         To illustrate the consequences of these changes for a CBM1 Limited Partner, the Company and the Hotel Partnership GP estimate, based upon and subject to the assumptions and other limitations described below, that if the Consolidation were consummated on January 1, 1998, the amount of income for 1998 that would be allocated to a CBM1 Limited Partner who acquired his CBM1 Partnership Units in the original offering of such Units for cash and held such Units at all times since would increase by $____ per CBM1 Partnership Unit (from $_____ to $_____) over the estimated amount of income that would have been allocated to such CBM1 Limited Partner for 1998 if CBM1 did not participate in the Consolidation. No attempt is made here to estimate the effect of the Consolidation on tax allocations in years subsequent to the 1998 taxable year, but the Consolidation is expected to effect such allocations as well. The amount of income allocable to a CBM1 Limited Partner who did not acquire his CBM1 Partnership Units in the original offering of such Units for cash or who has not held his CBM1 Partnership Units at all times since such offering could vary materially from this amount. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels" in the Consent Solicitation.

         Application of the "At Risk" Rules. The "at risk" provisions of the
         ----------------------------------
Code generally do not apply to losses attributable to real property placed in service prior to January 1, 1987, by the taxpayer or by or to


                                 CBM1 Supp-20
losses attributable to a partnership in which the taxpayer acquired its interests before that date. (For a discussion of the "at risk" rules, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Limitations on Deductibility of Losses; Treatment of Passive Activities and Portfolio Income.") Certain of the Hotels held by CBM1 were placed in service before January 1, 1987; CBM1 Limited Partners who acquired their CBM1 Partnership Units prior to January 1, 1987 are not subject to the "at risk" rules with respect to these Hotels. The Consolidation will cause the CBM1 Limited Partners to become subject to the "at risk" rules with respect to their entire investment.

         State and Local Taxes. CBM1 Limited Partners holding Units may be
         ---------------------
subject to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Consolidation, the Company will own properties in 35 states across the United States. Currently, CBM1 owns properties in 16 states. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- State and Local Taxes" in the Consent Solicitation.

         Assumptions Used in Determining Tax Consequences of the Consolidation

         In preparing the estimates set forth above, the Company and the Hotel Partnership GP made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular CBM1 Limited Partner, the tax consequences of the Consolidation to such Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH CBM1 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH CBM1 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.

         First, with respect to a CBM1 Limited Partner's basis in his CBM1 Partnership Units prior to the Consolidation, the Company and the Hotel Partnership GP assumed that a CBM1 Limited Partner acquired his CBM1 Partnership Units in the original offering of such Units for cash and has held such Units at all times since. The adjusted tax basis of a CBM1 Limited Partner who did not acquire his CBM1 Partnership Units in the original offering of such Units for cash could vary materially from that of a CBM1 Limited Partner who did so. In this regard, it should be noted that the adjusted tax basis of a CBM1 Limited Partner who acquired his CBM1 Partnership Units in the original offering of such interests for cash still could vary substantially from the estimates set forth above for several reasons, including but not limited to (i) if the CBM1 Limited Partner has received special allocations of items of CBM1 income, gain, deduction, loss, or credit, or non-pro rata distributions, or made non-pro rata contributions; or (ii) if a CBM1 Limited Partner's share of CBM1 nonrecourse liabilities differs from his pro rata percentage of such liabilities immediately prior to consummation of the Consolidation. If a CBM1 Limited Partner has an adjusted tax basis in his CBM1 Partnership Units that is less than the tax basis of a CBM1 Limited Partner who acquired his CBM1 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, the Consolidation might result in the receipt by the CBM1 Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his CBM1 Partnership Units, which could result in the recognition of income or gain.

         Second, the Company and the Hotel Partnership GP assumed that the method expected to be used by the Company to allocate liabilities among the Partners will be respected for federal income tax purposes. The Company will allocate liabilities among the Partners as described in "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Company were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to a CBM1 Limited Partner are less than the amount assumed above, the Consolidation might result in the receipt by such CBM1 Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such CBM1 Limited Partner as described above in "Tax Consequences of Formation of the

                                 CBM1 Supp-21

Company -- Amount of Deemed Cash Distribution." For a CBM1 Limited Partner, this deemed distribution of cash could exceed his adjusted tax basis in his CBM1 Partnership Units, which could result in the recognition of income or gain.

         Third, the Company and the Hotel Partnership GP assumed that all of the Hotel Partnerships will elect to participate in the Consolidation and that no Notes will be issued. If less than all of the Hotel Partnerships elect to participate in the Consolidation, however, the Consolidation still may be consummated so long as the Minimum Participation Condition and all other conditions to consummation of the Consolidation are satisfied or waived. See "The Consolidation -- Conditions to Consummation of the Consolidation." Moreover, the Company has reserved the right to exclude any Hotel Partnership from participation in the Consolidation (even if the requisite number of Limited Partners in a Hotel Partnership have voted to approve of and participate in the Consolidation and each of the other conditions to the Consolidation has been satisfied or waived) if the Company determines that such exclusion is in its best interests. See "The Consolidation -- Right to Exclude Hotel Partnerships." If less than all of the Hotel Partnerships participate in the Consolidation, the Consolidation might result in the receipt by CBM1 Limited Partners of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by CBM1 Limited Partners as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For a CBM1 Limited Partner, this deemed distribution of cash could exceed his adjusted tax basis in his CBM1 Partnership Units, which could result in the recognition of income or gain.

         Fourth, the Company and the Hotel Partnership GP assumed that Partners in each Hotel Partnership would receive Units in the Consolidation with a value exactly equal to the Exchange Value, that CRFLT would raise gross proceeds in the Offering of $700 million, and that CRFLT would own a ____% interest in the Company as a result of the contribution of the proceeds of the Offering to the Company. With respect to the proceeds of the Offering, the Company and the Hotel Partnership GP assumed that approximately $539 million would be used to prepay certain indebtedness of the Hotel Partnerships (specifically the CBM2 Certificates, the RIBM1 Senior Mortgage, and all of the outstanding indebtedness of Res USA) and that approximately $36 million would be used to pay prepayment penalties associated with these prepayments. To the extent that the value of the Units received by the Partners of CBM1 in the Consolidation exceeds the Exchange Value, the aggregate Book-Tax Difference of the CBM1 Hotels discussed above would increase accordingly. However, in the event the nonrecourse liabilities actually allocable to a CBM1 Limited Partner are less than the amount assumed above (including, for example, if the proceeds of the Offering exceed $800 million), the Consolidation might result in the receipt by such CBM1 Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such CBM1 Limited Partner as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For a CBM1 Limited Partner, this deemed distribution of cash could exceed his adjusted tax basis in his CBM1 Partnership Units, which could result in the recognition of income or gain.

         Finally, the Company and the Hotel Partnership GP assumed that the Mergers will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Hotel Partnerships to the Company in exchange for Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Hotel Partnership followed by the distribution by the Hotel Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Company in exchange for Units, or (ii) the transfer by a Hotel Partnership of its assets to the Company in exchange for Units and the subsequent distribution of such Units to its Partners. If the Mergers are recharacterized in such a manner, the tax consequences of the Consolidation to the CBM1 Limited Partners likely would be materially affected.



                                 CBM1 Supp-22

         EACH CBM1 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION. THE TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION TO A PARTICULAR LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE ESTIMATES DESCRIBED ABOVE.

         Tax Treatment of CBM1 Limited Partners Who Exercise Dissenters' Rights and Elect to Receive Notes

         A CBM1 Limited Partner who exercises his Dissenters' Rights and elects to receive Notes in connection with the Consolidation will be treated as having made a taxable disposition of his CBM1 Partnership Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Notes) (currently estimated as $_____ per CBM1 Partnership Unit) plus the portion of the CBM1 liabilities allocable to the CBM1 Limited Partner for federal income tax purposes (estimated as $_______ per CBM1 Partnership Unit as of December 31, 1997). To the extent the amount realized exceeds the CBM1 Limited Partner's adjusted basis in his CBM1 Partnership Units, the CBM1 Limited Partner will recognize gain. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Disposition of Units by Limited Partners" in the Consent Solicitation. In this regard, the Hotel Partnership GP estimates that, as of December 31, 1997, if CBM1 sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of CBM1, the "unrecognized Section 1250 gain" per CBM1 Partnership Unit would be $______ and the gain subject to tax as ordinary income under Section 1245 per CBM1 Partnership Unit would be $______.

         A CBM1 Limited Partner who exercises Dissenters' Rights and elects to receive Notes may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, may not permit the CBM1 Limited Partner to defer all of the gain (and, to the extent that the face amount of the Notes (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Consolidation occurs exceeds $5,000,000, will require that the CBM1 Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred). The CBM1 Limited Partner, for instance, will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Section 1245 of the Code. In addition, to the extent that the CBM1 Limited Partner's share of CBM1 liabilities exceeds his adjusted tax basis in his CBM1 Units immediately prior to the Consolidation, the CBM1 Limited Partner will not be eligible to defer gain recognized upon the receipt of Notes. Lastly, if a CBM1 Limited Partner disposes of Notes, any gain that had been deferred would be recognized in the year of disposition.

         THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR DISSENTING CBM1 LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE CONSOLIDATION, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT SUCH CBM1 LIMITED PARTNERS CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH CBM1 LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

         Tax Consequences if CBM1 Does Not Participate in the Consolidation

         If CBM1 does not participate in the Consolidation, the CBM1 Limited Partners would not have any tax consequences resulting from the Consolidation. The consequences of continued ownership of CBM1 Partnership Units will be the same as would have resulted if the Consolidation had not been proposed.

                               *       *       *



                                 CBM1 Supp-23

         The above description is not exhaustive of all possible tax considerations associated with the Consolidation. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to CBM1 Limited Partners in light of their particular circumstances. EACH CBM1 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH CBM1 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.



                                 CBM1 Supp-24

                            SELECTED FINANCIAL DATA

     The following table presents selected historical financial data derived from the CBM1 financial statements for the First Three Quarters 1997 and First Three Quarters 1996 and for the five most recent fiscal years in the period ended January 3, 1997. The following data should be read in conjunction with CBM1's financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                    First Three Quarters                                  Fiscal Year
                                    --------------------           -----------------------------------------------------------
                                    1997          1996             1996           1995         1994           1993      1992
                                    ----          ----             ----           ----         ----           ----      ----
                                        (unaudited)   (amounts in thousands, except per limited partner original investment amounts)
Revenues......................      $68,961     $64,190            $90,300      $83,043       $76,087      $68,780    $61,738
Operating profit .............       30,762      26,036             35,985       30,752        23,578       19,161     13,021
Income (loss) before
  extraordinary item(1).......       13,419      10,521             13,454        4,988         1,916        1,863     (6,925)
Net income (loss).............       25,893      10,521             13,454        4,988        53,409        1,863     (6,925)
Distributions:
  General Partner.............        1,997          --                 --           --            --           --        349
  Limited Partner.............       35,650          --              2,300           --            --           --      6,624
                                   --------    --------           --------     --------      --------     --------  ---------
                                     37,647          --              2,300           --            --           --      6,973
Per $1,000 limited partner
  original investment:
  Net income (loss)...........          113          59                111           41           441           15        (57)
  Distributions...............          310          --                 20           --            --           --         58
EBITDA(2).....................       44,566      40,410             56,241       51,742        45,452       40,720     33,750
Cash provided by
  operating activities........       20,430      27,457             42,688       34,701        33,125       25,998     25,361
Cash used in investing activities    13,818       6,601              9,589        9,409         6,903        8,637      8,947
Cash used in financing activities    10,443      21,564             31,403       25,135        22,264       21,394     10,947
Increase (decrease) in cash
  and cash equivalents........       (3,831)       (708)             1,696          157         3,958       (4,033)     5,467
Ratio of earnings to fixed
  charges(3)..................         1.68x       1.59x              1.51x        1.17x         1.08x        1.09x        --
Deficiency of earnings to
  fixed charges (3)...........           --          --                 --           --            --           --      6,925
Total assets at book value.....     332,283     332,828            330,509      338,740       349,641      365,337    370,154
Total assets at value assigned
  for consolidation............                      --                 --           --            --           --         --
Cash and cash equivalents......       8,878      10,305             12,709       11,013        10,856        6,898     10,931
Total debt.....................     322,158     296,205            288,975      317,763       342,844      370,740    381,092
Partner's capital(deficit):
  Limited partners.............     (30,855)    (20,290)           (19,804)     (30,285)      (35,023)     (85,761)   (87,531)
  General partner..............        (229)        327                474         (199)         (449)      (3,120)    (3,213)
Book value per $1,000 limited
  partner original investment..        (271)       (178)              (174)        (266)         (308)        (754)      (769)
Exchange Value per $1,000 limited
  partner original investment..                      --                 --           --            --           --         --

(1) In 1997, CBM1 recognized an extraordinary gain of nearly $15 million on the forgiveness of deferred management fees which was partially offset by an extraordinary loss on the early extinguishment of debt of approximately $3 million. In 1994, CBM1 recognized a $51.5 million extraordinary gain on the forgiveness of deferred management fees.

                                  CBM1 Supp-25

(2) EBITDA consists of the sum of consolidated net income, interest expense, depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the partnership's ability to meet debt service requirements. The partnership considers EBITDA to be an indicative measure of the partnerships' operating performance due to the significance of the partnership's long-lived assets and because EBITDA can be used to measure the partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(3) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges for 1992 is largely the result of depreciation and amortization of $20,729,000.


Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

First Three Quarters 1997 Compared to First Three Quarters 1996

     Revenues. Revenues for the First Three Quarters 1997 increased $4.8 million, or 7%, to $69 million. CBM1's revenues and operating profit were impacted primarily by improved lodging results. The increase was driven primarily by growth in revenue per available room ("REVPAR"). REVPAR is a commonly used indicator of market performance for hotels which represents the combination of daily room rate charged and the average daily occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. Hotel sales increased $7.7 million, or 6%, to $135.1 million in the First Three Quarters 1997 reflecting the improvements in REVPAR for the period.

     REVPAR increased 7% for the First Three Quarters 1997 due primarily to an increase in average room rates of 6%, while average occupancy increased one percentage point over the same period in 1996. Results were further enhanced by a one percentage point increase in the house profit margin. Due to the continued high occupancy of these properties, CBM1 expects future increases in REVPAR to be driven by room rate increases, rather than changes in occupancy. However, there can be no assurance that REVPAR will continue to increase in the future.

     Operating Costs and Expenses. CBM1's operating costs and expenses remained unchanged at $38.2 million for the First Three Quarters 1997 and the First Three Quarters 1996. As a percentage of revenues, hotel operating costs and expenses were 55% and 60% of revenues for the First Three Quarters 1997 and the First Three Quarters 1996, respectively.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased by $4.8 million to $30.8 million, or 45% of revenues, for the First Three Quarters 1997 from $26 million, or 40% of revenues, for the First Three Quarters 1996.

     Interest Expense. Interest expense increased $1.6 million to $17.8 million for the First Three Quarters 1997 over the First Three Quarters 1996 due to the refinancing of mortgage debt from a short term loan at variable rates to a long term loan at a higher fixed rate and an increase in the balance of the loan to $325 million.

     Income Before Extraordinary Items. Income before extraordinary item increased $2.9 million to $13.4 million, or 19% of revenues, for the First Three Quarters 1997 compared to $10.5 million, or 16% of revenues, for the First Three Quarters 1996.

     Extraordinary Items. CBM1 recognized an extraordinary gain in 1997 of $12.5 million representing the forgiveness of deferred management fees by Marriott International partially offset by an extraordinary loss on the early extinguishment of debt.

     Net Income. Net income for the First Three Quarters 1997 increased $15.4 million to $25.9 million, or 38% of revenues, compared to net income of $10.5 million, or 16% of revenues, for the First Three Quarters 1996 as a result of the items discussed above.

                                  CBM1 Supp-26

1996 Compared to 1995

     Revenues. Revenues increased $7.3 million, or 9%, to $90.3 million in 1996 from $83 million in 1995 as a result of strong growth in REVPAR of 5%. Hotel sales increased $10.8 million, or 6%, to $181.6 million in 1996 also reflecting improvements in REVPAR for the year. The increase in REVPAR was primarily a result of a 7% increase in average room rates partially offset by a two percentage point decrease in average occupancy. Results were further enhanced by a one percentage point increase in the house profit margin.

     Operating Costs and Expenses. Operating costs and expenses increased $2 million, or 4%, to $54.3 million in 1996 from $52.3 million in 1995, primarily reflecting an increase in management fees associated with rising revenues and operating profit. As a percentage of hotel revenues, operating costs and expenses represented 60% of revenues for 1996 and 63% in 1995.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $5.2 million to $36 million, or 40% of total revenues, in 1996 from $30.8 million, or 37% of revenues, in 1995.

     Interest Expense. Interest expense decreased $3.5 million to $23.5 million due to the impact of lower average interest rates and a decreased level of debt as a result of principal amortization.

     Net Income. Net income increased $8.5 million to $13.5 million, or 15% of total revenues, in 1996 from $5 million, or 6% of total revenues, in 1995 due to improved lodging results and the impact of the decrease in interest expense discussed above.

1995 Compared to 1994

     Revenues. Revenues increased $6.9 million, or 9%, to $83 million in 1995 from $76.1 million in 1994 as a result of strong growth in REVPAR of nearly 7%. The increase in REVPAR was primarily a result of a 7% increase in average room rates and a decrease in average occupancy of less than one percentage point.

     Operating Costs and Expenses. Operating costs and expenses decreased $.3 million to $52.3 million, or 63% of revenues, in 1995 from $52.6 million, or 69% of hotel revenues, in 1994.

     Operating Profit. Operating profit increased $7.3 million, or 31%, to $30.8 million, or 37% of revenues, in 1995 from $23.5 million, or 31% of revenues, in 1994 due to the changes in revenues and operating costs discussed above.

     Interest Expense. Interest expense increased $4.5 million to $27 million for 1995 primarily due to a higher variable interest rate of 7.62% on the mortgage debt during 1995 as compared to a rate of 5.92% in 1994, which was partially offset by the declining loan balance resulting from required principal authorization.

     Income Before Extraordinary Item. Income before extraordinary item increased $3.1 million to $5 million, or 6% of revenues, in 1995, from $1.9 million, or 2% of revenues, in 1994.

     Extraordinary Item. The partnership recognized an extraordinary gain in 1994 of $51.5 million representing the forgiveness of deferred management fees by Marriott International.

     Net Income. Net income decreased to $5 million, or 6% of revenues, in 1995, from $53.4 million in 1994 primarily due to the $51.5 million extraordinary gain in 1994, partially offset by improved operating results.

Liquidity and Capital Resources

     Cash provided by operations was $20.4 million and $27.5 million for the First Three Quarters 1997 and the First Three Quarters 1996, respectively, and $42.7 million in 1996, $34.7 million in 1995 and $33.1 million in 1994.

     Cash used in investing activities was $13.8 million and $6.6 million for the First Three Quarters 1997 and the First Three Quarters 1996, respectively, and $9.6 million, $9.4 million and $6.9 million in fiscal years 1996, 1995 and 1994, respectively. CBM1's cash investing activities consists primarily of contributions to the property improvement fund and capital expenditures

                                  CBM1 Supp-27
for improvements to existing hotels. As part of the debt refinancing, contributions to the property improvement fund will remain at 5% of gross hotel sales through 1998 and may be increased to 6% in 1999 and 7% in 2000 and thereafter, at the option of the Manager.

     Cash used in financing activities was $10.4 million and $21.6 million for the First Three Quarters 1997 and the First Three Quarters 1996, respectively, and $31.4 million, $25.1 million and $22.3 million in fiscal years 1996, 1995 and 1994, respectively. CBM1's cash financing activities primarily consisted of capital distributions to partners, repayments of debt and payment of financing costs, as well as the refinancing of certain debts of the partnership.

     In March 1997, CBM1 refinanced all of its outstanding mortgage debt. The total amount of debt increased from $280.8 million to $325 million. The $44.2 million of excess refinancing proceeds were used to make a $7 million contribution to the property improvement fund, a $30.2 million partial return of capital distribution to the partners and to pay $7 million of refinancing costs. The new non-recourse loan matures in April 2012, requires principal amortization on a 20-year term and carries a fixed interest rate of 7.865%.

                                  CBM1 Supp-28

                              FINANCIAL STATEMENTS

                                  CBM1 Supp-29

                    Report of Independent Public Accountants

TO THE LIMITED PARTNERS OF COURTYARD BY MARRIOTT LIMITED PARTNERSHIP:

We have audited the accompanying balance sheet of Courtyard by Marriott Limited Partnership (a Delaware limited partnership) as of January 3, 1997 and December 29, 1995, and the related statements of operations, changes in partners' capital (deficit) and cash flows for each of the three fiscal years in the period ended January 3, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Courtyard by Marriott Limited Partnership as of January 3, 1997 and December 29, 1995, and the results of its operations and its cash flows for each of the three fiscal years in the period ended January 3, 1997 in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Washington, D.C.
April 11, 1997

                                  CBM1 Supp-30

                   Courtyard by Marriott Limited Partnership
                                Balance Sheets
                     January 3, 1997 and December 29, 1995
                                (in thousands)

                                                                                                   1996             1995
                                                                                                -----------     -----------
ASSETS
  Property and equipment, net...................................................................$   300,939     $   301,117
  Property improvement fund.....................................................................      8,449          17,940
  Due from Courtyard Management Corporation.....................................................      5,325           4,772
  Deferred financing costs, net of accumulated amortization.....................................      3,087           3,898
  Cash and cash equivalents.....................................................................     12,709          11,013
                                                                                                -----------     -----------

                                                                                                $   330,509     $   338,740
                                                                                                ===========     ===========
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

LIABILITIES
  Mortgage debt.................................................................................$   288,975     $   317,763
  Management fees due to Courtyard Management Corporation.......................................     25,596          16,231
  Straight-line and deferred ground rent due to affiliates of Marriott International, Inc.......     19,848          20,116
  Debt service guaranty and accrued interest payable to Host Marriott Corporation...............     12,975          12,366
  Accounts payable and accrued liabilities......................................................      2,445           2,748
                                                                                                -----------     -----------

     Total Liabilities..........................................................................    349,839         369,224
                                                                                                -----------     -----------

PARTNERS' CAPITAL (DEFICIT)
  General Partner
     Capital contributions......................................................................     28,218          28,218
     Capital distributions......................................................................     (1,464)         (1,464)
     Cumulative net losses......................................................................    (26,280)        (26,953)
                                                                                                -----------     -----------

                                                                                                        474            (199)
                                                                                                -----------     -----------
  Limited Partners
     Capital contributions, net of offering costs of $12,912....................................    100,845         100,845
     Investor notes receivable..................................................................        (98)            (98)
     Capital distributions......................................................................    (30,108)        (27,808)
     Cumulative net losses......................................................................    (90,443)       (103,224)
                                                                                                -----------     -----------

                                                                                                    (19,804)        (30,285)
                                                                                                -----------     -----------

     Total Partners' Deficit....................................................................    (19,330)        (30,484)
                                                                                                -----------     -----------

                                                                                                $   330,509     $   338,740
                                                                                                ===========     ===========

  The accompanying notes are an integral part of these financial statements.

                                  CBM1 Supp-31

                   Courtyard by Marriott Limited Partnership
                           Statements of Operations
                  For the Fiscal Years Ended January 3, 1997,
                    December 29, 1995 and December 30, 1994
                    (in thousands, except per Unit amounts)

                                                                                      1996         1995            1994
                                                                                  -----------   -----------   ---------
REVENUES
     Hotel (Note 3)...............................................................$    90,300   $    83,043   $    76,087
                                                                                  -----------   -----------   -----------

OPERATING COSTS AND EXPENSES
     Depreciation ................................................................     19,258        19,753        21,075
     Base and Courtyard management fees...........................................     10,898        10,248         9,710
     Incentive management fee.....................................................      9,365         8,615         7,616
     Ground rent..................................................................      7,246         7,066         6,948
     Property taxes...............................................................      5,977         5,381         5,868
     Insurance and other..........................................................      1,571         1,228         1,292
                                                                                  -----------   -----------   -----------

                                                                                       54,315        52,291        52,509
                                                                                  -----------   -----------   -----------

OPERATING PROFIT..................................................................     35,985        30,752        23,578
Interest expense..................................................................    (23,529)      (27,001)      (22,461)
Interest income...................................................................        998         1,237           799
                                                                                  -----------   -----------   -----------

NET INCOME BEFORE EXTRAORDINARY ITEM..............................................     13,454         4,988         1,916

EXTRAORDINARY ITEM
     Gain on forgiveness of deferred management fees..............................         --            --        51,493
                                                                                  -----------   -----------   -----------

NET INCOME........................................................................$    13,454   $     4,988   $    53,409
                                                                                  ===========   ===========   ===========

ALLOCATION OF NET INCOME
     General Partner..............................................................$       673   $       250   $     2,671
     Limited Partners.............................................................     12,781         4,738        50,738
                                                                                  -----------   -----------   -----------

                                                                                  $    13,454   $     4,988   $    53,409
                                                                                  ===========   ===========   ===========

NET INCOME PER LIMITED PARTNER UNIT (1,150 Units).................................$    11,114   $     4,120   $    44,120
                                                                                  ===========   ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                                  CBM1 Supp-32

                   Courtyard by Marriott Limited Partnership
             Statements of Changes in Partners' Capital (Deficit)
                  For the Fiscal Years Ended January 3, 1997,
                    December 29, 1995 and December 30, 1994
                                (in thousands)

                                                                                   General       Limited
                                                                                   Partner       Partners         Total
                                                                                ------------   ------------   ------------
Balance, December 31, 1993......................................................$    (3,120)   $   (85,761)   $   (88,881)

     Net income.................................................................      2,671         50,738         53,409
                                                                                -----------    -----------    -----------

Balance, December 30, 1994......................................................       (449)       (35,023)       (35,472)

     Net income.................................................................        250          4,738          4,988
                                                                                -----------    -----------    -----------

Balance, December 29, 1995......................................................       (199)       (30,285)       (30,484)

     Capital distributions......................................................         --         (2,300)        (2,300)

     Net income.................................................................        673         12,781         13,454
                                                                                -----------    -----------    -----------

Balance, January 3, 1997........................................................$       474    $   (19,804)   $   (19,330)
                                                                                ===========    ============   ============

  The accompanying notes are an integral part of these financial statements.

                                  CBM1 Supp-33

                   Courtyard by Marriott Limited Partnership
                           Statements of Cash Flows
                  For the Fiscal Years Ended January 3, 1997,
                    December 29, 1995 and December 30, 1994
                                (in thousands)

                                                                                      1996           1995         1994
                                                                                  -----------   -----------   -----------
OPERATING ACTIVITIES
     Net income...................................................................$    13,454   $     4,988   $    53,409
     Extraordinary item...........................................................         --            --        51,493
                                                                                  -----------   -----------   -----------
     Income before extraordinary item.............................................     13,454         4,988         1,916
     Noncash items:
        Depreciation..............................................................     19,258        19,753        21,075
        Deferred incentive management fees........................................      9,365         8,615         7,616
        Amortization of deferred financing costs as interest expense..............      1,126         1,123           773
        Deferred interest on guaranty advances....................................        609           648           533
        Straight-line and deferred ground rent....................................         --           192           765
     Changes in operating accounts:
        Due from Courtyard Management Corporation.................................       (553)         (355)         (923)
        Straight-line and deferred ground rent due to affiliates of
          Marriott International, Inc.............................................       (268)           --            --
        Accounts payable and accrued liabilities..................................       (303)         (263)        1,370
                                                                                  -----------   -----------   -----------

          Cash provided by operations.............................................     42,688        34,701        33,125
                                                                                  -----------   -----------   -----------

INVESTING ACTIVITIES
     Additions to property and equipment, net.....................................    (19,080)       (7,942)       (4,186)
     Change in property improvement fund..........................................      9,491        (1,467)       (4,360)
     Change in contingency reserve fund...........................................         --            --         1,643
                                                                                  -----------   -----------   -----------

          Cash used in investing activities.......................................     (9,589)       (9,409)       (6,903)
                                                                                  -----------   -----------   -----------

FINANCING ACTIVITIES
     Payment of mortgage debt.....................................................    (28,788)      (25,081)      (27,896)
     Capital distributions........................................................     (2,300)           --            --
     Payment of financing costs...................................................       (315)          (54)       (4,381)
     Change in refinancing escrow account.........................................         --            --        10,013
                                                                                  -----------   -----------   -----------

          Cash used in financing activities.......................................    (31,403)      (25,135)      (22,264)
                                                                                  -----------   -----------   -----------

INCREASE IN CASH AND CASH EQUIVALENTS.............................................      1,696           157         3,958

CASH AND CASH EQUIVALENTS at beginning of year....................................     11,013        10,856         6,898
                                                                                  -----------   -----------   -----------

CASH AND CASH EQUIVALENTS at end of year..........................................$    12,709   $    11,013   $    10,856
                                                                                  ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for mortgage interest..............................................$    22,122   $    25,493   $    19,735
                                                                                  ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                  CBM1 Supp-34

                   Courtyard by Marriott Limited Partnership
                         Notes to Financial Statements

NOTE 1.        THE PARTNERSHIP

Description of the Partnership

Courtyard by Marriott Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed to acquire and own 50 Courtyard by Marriott hotels (the "Hotels") and the land on which certain of the Hotels are located. The Partnership's 50 Hotels are located in 16 states in the United States: nine in Georgia; seven in Texas; six in California; five in Virginia; four in Michigan and three or less in each of the other 11 states. On December 29, 1995, Host Marriott Corporation's operations were divided into two separate companies:
Host Marriott Corporation ("Host Marriott") and Host Marriott Services Corporation. The sole general partner of the Partnership, with a 5% interest, is CBM One Corporation (the "General Partner"), a wholly owned subsidiary of Host Marriott. The Hotels are operated as part of the Courtyard by Marriott hotel system by Courtyard Management Corporation (the "Operator" or "Manager"), a wholly-owned subsidiary of Marriott International, Inc. ("MII").

On August 20, 1986 (the "Closing Date"), 1,150 limited partnership interests (the "Units"), representing a 95% interest in the Partnership, had been sold pursuant to a private placement offering at $100,000 per Unit. The General Partner made capital contributions consisting of $1,211,000 in cash and land on which certain of the Hotels are located valued at $4,842,000 for its 5% general partner interest.

On the Closing Date, the Partnership executed a purchase agreement (the "Purchase Agreement") with Host Marriott to acquire the Hotels and the land on which certain of the Hotels are located for a total fixed price of $448,184,000. Of the total purchase price, $374,656,000 was paid in cash from the proceeds of the mortgage financing and the initial installment on the sale of the Units with the remaining $73,528,000 evidenced by a note payable to Host Marriott. Twenty-eight of the Hotels were conveyed to the Partnership in 1986, twenty-one Hotels in 1987 and the final Hotel in January 1988.

Partnership Allocations and Distributions

Partnership allocations and distributions are generally made as follows:

a. Cash available for distribution will be distributed (i) first, 5% to the General Partner and 95% to the limited partners until the General Partner and limited partners (collectively, the "Partners") have received cumulative distributions of sale or refinancing proceeds ("Capital Receipts") equal to $60,526,500; (ii) next, 15% to the General Partner and 85% to the limited partners until the Partners have received cumulative distributions of Capital Receipts equal to $121,053,000; and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

b. Capital Receipts, other than from the sale or other disposition of substantially all of the assets of the Partnership, not retained by the Partnership will be distributed (i) first, 5% to the General Partner and 95% to the limited partners until the Partners have received cumulative distributions of Capital Receipts equal to $121,053,000 and (ii) thereafter, 30% to the General Partner and 70% to the limited partners.

c. Proceeds from the sale of substantially all of the assets of the Partnership or from a related series of Hotel sales leading to the sale of substantially all of the assets of the Partnership will be distributed to the Partners pro-rata in accordance with their capital account balances.

d. Net profits are generally allocated in the same ratio in which cash available for distribution is distributed. Net losses are generally allocated to the General Partner. To the extent the General Partner makes debt service advances to the Partnership and other loans as outlined in the partnership agreement, the General Partner will be allocated net losses equal to the amounts advanced.

e. In general, gain recognized by the Partnership will be allocated, with respect to any year, in the following order of priority: (i) to all Partners whose capital accounts have negative balances until such negative balances are brought to zero; (ii) to all Partners up to the amount necessary to bring their respective capital account balances to an amount equal to their invested capital, as defined; and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

                                 CBM1 Supp-35

                   Courtyard by Marriott Limited Partnership
                         Notes to Financial Statements

      Gain arising from the sale or other disposition (or from a related series of sales or dispositions) of substantially all of the assets of the Partnership will be allocated (i) to the limited partners in an amount equal to the excess, if any, of (1) the sum of 15% times the weighted average of the limited partners' invested capital each year, over (2) the sum of distributions to the limited partners of Capital Receipts and cash available for distribution each year; and (ii) next, to the General Partner until it has been allocated an amount equal to 30/70 times the amount allocated to the limited partners under clause (i); and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

f. For financial reporting purposes, profits and losses are allocated among the Partners based on their stated interests in cash available for distribution.

NOTE 2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership records are maintained on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

The Partnership's fiscal year ends on the Friday nearest to December 31. Fiscal year 1996 included 53 weeks compared to 52 weeks for fiscal years 1995 and 1994.

Revenues and Expenses

Hotel revenues represent house profit of the Partnership's Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to the Operator. House profit reflects Hotel operating results which flow to the Partnership as property owner and represents Hotel sales less property-level expenses, excluding depreciation, Courtyard, base and incentive management fees, property taxes, ground and equipment rent, insurance and certain other costs, which are disclosed separately in the statement of operations.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                  Building and improvements               40 years
                  Leasehold improvements                  40 years
                  Furniture and equipment               4-10 years

All property and equipment is pledged to secure the mortgage debt described in
Note 6 and Note 9.

The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

                                 CBM1 Supp-36

                   Courtyard by Marriott Limited Partnership
                         Notes to Financial Statements

Deferred Financing Costs

Deferred financing costs represent the costs incurred in connection with obtaining the mortgage debt (see Note 6 and Note 9) and are amortized, using the straight-line method, over the term of the loan including available extensions. During 1996, the Partnership paid $315,000 in financing costs related to refinancing the Partnership's mortgage debt as discussed in Note 9. Refinancing costs for 1996 and 1995 were $6,107,000 and $5,792,000, respectively. Accumulated amortization of financing costs as of January 3, 1997 and December 29, 1995 totaled $3,019,000 and $1,893,000, respectively.

Ground Rent

The land leases with affiliates of MII (see Note 7) include scheduled increases in minimum rents per property. These scheduled rent increases, which are included in minimum lease payments, are being recognized by the Partnership on a straight-line basis over the 95 year term of the leases. The adjustment included in ground rent expense to reflect minimum lease payments on a straight-line basis was ($232,000) for 1996, $166,000 for 1995 and $765,000 for 1994.

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather, allocates its profits and losses to the individual Partners. Significant differences exist between the net income for financial reporting purposes and the net income as reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives for the assets, differences in the timing of recognition of certain fees and straight-line rent adjustments. As a result of these differences, the excess of the tax basis in net Partnership liabilities over the net Partnership liabilities reported in the accompanying financial statements is $20,483,000 and $29,190,000 as of January 3, 1997 and December 29, 1995, respectively.

New Statement of Financial Accounting Standards

In the first quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

Reclassifications

Certain reclassifications were made to prior year financial statements to conform to the 1996 presentation.

                                 CBM1 Supp-37

                   Courtyard by Marriott Limited Partnership
                         Notes to Financial Statements

NOTE 3.        REVENUES

Hotel revenues consist of the following (in thousands):

                                                                                      1996         1995            1996
                                                                                  -----------   -----------   -----------
HOTEL SALES
    Rooms.........................................................................$   162,126   $   151,571   $   141,894
    Food and beverage.............................................................     12,975        12,787        13,313
    Other.........................................................................      6,538         6,441         6,633
                                                                                  -----------   -----------   -----------
                                                                                      181,639       170,799       161,840
                                                                                  -----------   -----------   -----------
HOTEL EXPENSES
    Departmental direct costs
        Rooms.....................................................................     36,059        34,244        31,975
        Food and beverage.........................................................     11,165        10,726        10,785
    Other hotel operating expenses................................................     44,115        42,786        42,993
                                                                                  -----------   -----------   -----------
                                                                                       91,339        87,756        85,753
                                                                                  -----------   -----------   -----------

HOTEL REVENUES  .................................................................  $  90,300    $   83,043    $   76,087
                                                                                   ==========    ==========    ==========

NOTE 4.        PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

                                                                                                January 3,    December 29,
                                                                                                   1997           1995
                                                                                                -----------   -----------
Land and improvements...........................................................................$    30,797   $    30,797
Leasehold improvements..........................................................................    199,595       195,320
Building and improvements.......................................................................    133,728       130,481
Furniture and equipment.........................................................................    144,869       133,311
                                                                                                -----------   -----------
                                                                                                    508,989       489,909
Less accumulated depreciation...................................................................   (208,050)     (188,792)
                                                                                                -----------   -----------
                                                                                                $   300,939   $   301,117
                                                                                                ===========   ===========

NOTE 5.        ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts:

                                                               As of January 3, 1997          As of December 29, 1995
                                                           ----------------------------    ---------------------------
                                                                            Estimated                        Estimated
                                                             Carrying          Fair           Carrying         Fair
                                                              Amount          Value            Amount          Value
                                                           ------------    ------------    --------------   ----------
                                                                                 (in thousands)
Mortgage debt..............................................$    288,975    $    288,975    $     317,763   $    317,763





Management fees due to Courtyard
    Management Corporation.................................$     25,596    $      7,777    $      16,231   $      7,497
Debt service guaranty and accrued interest payable
    to Host Marriott Corporation...........................$     12,975    $      9,918    $      12,366   $         --

The estimated fair value of mortgage debt obligations is based on the expected future debt service payments discounted at estimated market rates, adjusted for the presence of the debt service guaranties. Management fees due to Courtyard Management

                                 CBM1 Supp-38

                   Courtyard by Marriott Limited Partnership
                         Notes to Financial Statements


Corporation and debt service guaranty payable to Host Marriott Corporation including accrued interest are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.

NOTE 6. DEBT

The 49 Hotels Loan and the Windsor Loan as discussed below were refinanced on March 21, 1997 and the lenders were repaid in full (see Note 9).

49 Hotels Loan

On June 15, 1988, the Partnership restructured the 49 hotels loan (the "Original 49 Hotels Loan") of $373,149,000 with a group of banks (the "Lenders"). The Original 49 Hotels Loan matured on June 15, 1993 with the entire $373,149,000 balance due. The Partnership did not have sufficient cash to repay the Original 49 Hotels Loan at maturity and defaulted on the loan. On December 15, 1993, the Partnership entered into a forbearance agreement whereby the Lenders agreed not to exercise their rights and remedies for nonpayment of the Original 49 Hotels Loan. In exchange, the Partnership and the Lenders agreed that the Original 49 Hotels Loan would bear interest at LIBOR plus 1.5 percentage points from June 15, 1993 through April 17, 1994. In connection with the restructuring of the loan, the Partnership repaid $20 million of principal leaving a balance of $353,149,000.

On April 18, 1994, the Partnership entered into a restated loan agreement (the "49 Hotels Loan") with the Lenders for the 49 Hotels. The 49 Hotels Loan bore interest at floating rates at the Partnership's option equal to the following:

                  Time Period                                                     Interest Rate
      -------------------------------------               ------------------------------------------------------------------
      Closing through June 15, 1996                       (1) LIBOR  plus 1.5  percentage  points  or the  higher of (2) .5 percentage  points plus (a) prime,  or (b) .5  percentage  points plus  (i) the  three  week  average  3-month  CD rate or (ii) the federal funds rate
      June 15, 1996 through June 15, 1997                 (1) LIBOR  plus 1.75  percentage  points or the higher of (2) .75 percentage  points plus (a) prime,  or (b) .5  percentage  points plus  (i) the  three  week  average  3-month  CD rate or (ii) the federal funds rate

The 49 Hotels Loan required minimum annual principal payments of $7,000,000. Additionally, while the loan balance was above $300,000,000, 100% of Available Cash Flow (equal to operating profit, as defined, less the sum of (1) interest expense, (2) the $7,000,000 annual principal payment, (3) partnership administrative expenses of up to $250,000, as adjusted annually for the consumer price index, and (4) ground rent payments to MII) was used to pay additional principal on the 49 Hotels Loan. While the loan balance was between $250,000,000 and $299,999,999, 80% of Available Cash Flow was used to pay additional principal on the 49 Hotels Loan and once the loan balance was less than $250,000,000, 75% of Available Cash Flow would have been used to pay additional principal on the loan.

For 1996 and 1995, the Partnership paid $28,416,000 and $24,584,000, respectively, in principal payments on the 49 Hotels Loan leaving a balance of $282,686,000 at December 31, 1996. The weighted average interest rate on the 49 Hotels Loan was 7.08% in 1996, 7.62% in 1995 and 5.92% in 1994. The interest rate on the 49 Hotels Loan was 7.25% at December 31, 1996. The 49 Hotels Loan would have matured on June 15, 1997; however, the term could have been extended for two one-year periods if certain operating profit levels, as defined, were met.

As security for the 49 Hotels Loan, the Lenders had a mortgage on the Partnership's fee or leasehold interest in each of the Hotels, except the Windsor, Connecticut Hotel. In addition, all of the Lenders had a security interest in certain personal property associated with each Hotel and granted a security interest in the Partnership's rights under the operating agreement (see
Note 8) and Purchase Agreement. Thirty of the 49 hotels covered by the 49 Hotels Loan lease land (see Note 7) from affiliates of MII. These affiliates agreed to subject their ownership interests as well as subordinate their receipt of ground rent to the payment of debt service on the 49 Hotels Loan. Deferred ground rent payable to affiliates of MII bore interest at two percentage points under the base rate announced by Citibank, N.A. Deferred ground rent and related accrued interest could not be repaid until the 49 Hotels Loan balance was less than $300,000,000. There was no deferred ground rent related to the 49 Hotels Loan during 1996 and 1995.

                                 CBM1 Supp-39

                   Courtyard by Marriott Limited Partnership
                         Notes to Financial Statements

Windsor Hotel Loan

On February 9, 1988, the Partnership entered into a loan agreement to provide non-recourse mortgage debt of $8,274,000 (the "Windsor Loan") to pay approximately 80% of the purchase price of the Windsor, Connecticut Hotel (the "Windsor Hotel"). The Windsor Loan bore interest at a floating rate equal to the adjusted CD rate or LIBOR plus 2.0 percentage points. The Windsor Loan matured on August 15, 1996 with the remaining principal balance of $6,289,000 plus accrued interest due at that time. In exchange for Host Marriott providing a guaranty of repayment of the loan at maturity, the lender agreed to extend the Windsor Loan maturity to March 31, 1997. The Partnership agreed to continue to pay interest on the Windsor Loan at LIBOR plus 200 basis points until the earlier of repayment or March 31, 1997. No principal amortization on the Windsor Loan was required until maturity. The weighted average interest rate on the Windsor Loan was 7.46%, 8.23% and 6.44% for 1996, 1995 and 1994, respectively. The interest rate on the Windsor Loan was 7.50% on January 3, 1997 and 7.94% on December 29, 1995.

As security for the Windsor Loan, the bank had a mortgage on the Partnership's leasehold interest in the Windsor Hotel. Additionally, the bank had a security interest in the Partnership's interest in the personal property associated with the Windsor Hotel and a security interest in the Partnership's rights under the operating agreement and Purchase Agreement.

The Windsor Hotel land is also leased from an affiliate of MII, which agreed to subject their ownership interest as well as their receipt of ground rent to the payment of debt service on the Windsor Loan. Deferred ground rent payable to the affiliate of MII bore interest at two percentage points under the base rate announced by Citibank, N.A. Deferred ground rent and accrued interest related to the Windsor Loan was repaid with available funds from the Windsor Hotel after payment of debt service. The deferred ground rent as of December 29, 1995 in the amount of $36,000 was paid in 1996. As of January 3, 1997, there was no deferred ground rent related to the Windsor Hotel.

49 Hotels Loan Guaranties

Host Marriott provided additional security to the Lenders in the form of a debt guaranty (the "Debt Service Guaranty") of aggregate interest and principal of up to $40 million. Host Marriott's performance under the Debt Service Guaranty was backed by a $40 million guaranty of aggregate principal and interest from MII (the "Backup Guaranty"). Payments by Host Marriott under the Debt Service Guaranty or MII under the Backup Guaranty would have been treated as advances to the Partnership and bore interest at the base rate announced by The First National Bank of Chicago. The Debt Service Guaranty replaced the original guarantee of $37.3 million under the Original 49 Hotels Loan. No amounts have been advanced under the Debt Service Guaranty or the Backup Guaranty covering the 49 Hotels Loan. As of December 31, 1996 and 1995, $7,341,000 had been advanced by the General Partner under the Original 49 Hotels Loan guaranty. The weighted average interest rate on the Original 49 Hotel Loan guaranty advances was 8.3%, 8.8% and 7.15% for 1996, 1995 and 1994, respectively. The interest rate at January 3, 1997 was 8.25% and 8.5% at December 29, 1995. Accrued interest on the guaranty advance as of January 3, 1997 and December 29, 1995, was $5,634,000 and $5,025,000, respectively.

MII provided two additional guaranties to the Lenders: the debt and tenant change guaranty (the "Debt and Tenant Change Guaranty") and the Marriott International Guaranty (the "MII Guaranty").

The Debt and Tenant Change Guaranty provided that in the event of nonpayment of principal and interest when due or upon loan maturity, MII would have advanced amounts, in addition to amounts advanced under the Backup Guaranty for principal and interest not to exceed the following:

         From closing through June 15, 1997                                             $10.0 million
         From June 16, 1997 through June 15, 1998                                       $12.5 million
         Thereafter                                                                     $15.0 million

Additionally, the Debt and Tenant Change Guaranty provided that if the Operator ceases to be a wholly-owned subsidiary of MII, then MII would have advanced $15 million (the "Tenant Change Payment") for principal and interest on the 49 Hotels Loan. However, if MII would have paid $15 million to the Lenders prior to the occurrence of a tenant change, then MII would have no further obligation to fund the Tenant Change Payment.

                                 CBM1 Supp-40

                   Courtyard by Marriott Limited Partnership
                         Notes to Financial Statements

The MII Guaranty provided that in the event of nonpayment of principal and interest when due or upon loan maturity, MII had the option of (1) remaining the Operator of the 49 Hotels by advancing amounts to the Lenders for principal and interest equal to the lesser of (i) $40 million minus amounts advanced under the Debt and Tenant Change Guaranty or (ii) the amount necessary to reduce the outstanding principal balance on the 49 Hotels Loan to $180 million or (2) conveying its rights, title and interest in the 49 Hotels operating agreement to the Lenders.

In the event of nonpayment of principal and interest when due or upon maturity, for Courtyard Management Corporation to remain as the Operator of the 49 Hotels, MII could have been required to advance as much as $80 million ($40 million pursuant to the Backup Guaranty if Host Marriott failed to perform under the Debt Service Guaranty and, at its option, $40 million, collectively, under the MII Guaranty and the Debt and Tenant Change Guaranty). However, in the event that MII conveyed its rights, title and interest in the 49 Hotels operating agreement to the Lenders, the maximum amount that MII would have been required to advance to the Lenders would have been $55 million ($40 million under the Backup Guaranty if Host Marriott failed to perform under the Debt Service Guaranty and $15 million under the Debt and Tenant Change Guaranty). Payments by MII under the Debt and Tenant Change Guaranty and the MII Guaranty, respectively, would have been treated as advances to the Partnership and bore interest at the base rate announced by The First National Bank of Chicago. No amounts were advanced pursuant to the Debt and Tenant Change Guaranty and the MII Guaranty.

Windsor Loan Guaranty

Host Marriott directly or through the General Partner provided additional security to the Windsor Loan lenders in the form of a debt service guaranty of aggregate interest and principal on the Windsor Loan of up to $706,000. Payments by Host Marriott or the General Partner under the debt service guaranty were treated as advances to the Partnership and bore interest at the base rate announced by The First National Bank of Chicago. No amounts were advanced under the Windsor Loan guaranty. However, in exchange for Host Marriott providing a guaranty of repayment of the loan at maturity, the lender agreed to extend the Windsor Loan maturity to March 31, 1997.

Upon the refinancing of the Partnership's debt, Host Marriott and MII were released from these guaranties as discussed in Note 9.

NOTE 7.        LAND LEASES

The land on which 31 of the Hotels are located is leased from affiliates of MII. In addition, two of the Hotels are located on land leased from third parties. The ground leases have remaining terms (including all renewal options) expiring between the years 2058 and 2081. The MII ground leases and one of the third party ground leases provide for rent based on specific percentages (from 2% to 9.75%) of certain sales categories, subject to minimum amounts. The minimum rentals are adjusted at various anniversary dates throughout the lease terms, as defined in the agreements.

Minimum future rental payments during the term of the ground leases are as follows (in thousands):

                                   Lease                       Ground
                                   Year                        Leases
                                ----------                  -----------
                                   1997                     $     7,068
                                   1998                           7,068
                                   1999                           7,068
                                   2000                           7,140
                                   2001                           7,140
                                Thereafter                      546,703
                                                            -----------
                                                            $   582,187
                                                            ===========

Total ground rent expense was $7,478,000 in 1996, $7,569,000 in 1995, and $7,675,000 in 1994.

                                 CBM1 Supp-41

                   Courtyard by Marriott Limited Partnership
                         Notes to Financial Statements

NOTE 8.        MANAGEMENT AGREEMENT/OPERATING AGREEMENT

In connection with the debt refinancing, the Operating Agreements, as defined below, were terminated as of January 3, 1997. A new management agreement (the "Management Agreement") was executed as of January 4, 1997 for the management of the 50 Partnership Hotels.

On the Closing Date, the Partnership entered into a long-term management agreement (the "Original Management Agreement") with Courtyard Management Corporation to operate the Hotels as part of the Courtyard by Marriott hotel system. Effective January 1, 1994, in connection with the 49 Hotels Loan agreement, the Original Management Agreement was converted into two long-term operating agreements (the "Operating Agreement(s)") with the Operator, one for the 49 Hotels and one for the Windsor Hotel. The Operating Agreements had initial terms expiring on December 31, 2007 for a majority of the Hotels. The Operator could renew the term, for one or more of the Hotels, at its option, for up to five successive terms of 10 years each.

Effective July 1, 1989, the Original Management Agreement was amended to defer the Courtyard management fee and base management fee to the extent that cash flow provided to the Partnership was less than $2,945,000 for 1989 and $6,973,000 per year in 1990 through 1993 (the "Partnership Objective"). The Partnership Objective provided a 3% per annum return on Partners' invested capital, as defined, for 1989 and 6% per annum from 1990 through 1993. In order to meet the Partnership Objective, the Courtyard management fee was first subject to deferral followed by the base management fee. As of December 31, 1993, the balance of deferred incentive, Courtyard and base management fees totaled $51.5 million. During 1994, these fees were extinguished pursuant to the 49 Hotels Loan and the forgiveness of these fees is recorded as an extraordinary item in the statement of operations.

The 49 Hotels Operating Agreement provided for annual payments to the Partnership equal to 85% of operating profit, as defined (75% of operating profit after the Partners have received cumulative distributions of loan proceeds equal to $60,526,500). However, until the 49 Hotels Loan balance was below $300 million, 100% of Available Cash Flow from the 49 Hotels would have been paid by the Operator to the Partnership. The additional payment to the Partnership of 15% or 25% of operating profit accrued as deferred incentive management fees. As of December 31, 1996 and 1995, $25,076,000 and $15,899,000,
respectively, of incentive management fees related to the 49 Hotels were deferred. Once the 49 Hotels Loan balance was between $250,000,000 and $299,999,999, the incentive management fee was payable out of 20% of Available Cash Flow after the payment of the following: (i) deferred MII ground rent; (ii) interest and principal on advances under the Backup Guaranty; (iii) interest and principal on advances under the Debt Service Guaranty; (iv) interest and principal under the Debt and Tenant Change Guaranty and the MII Guaranty; and
(v) a priority return to the Partnership equal to 10% of cumulative capital less sales proceeds and loan proceeds, as defined. Additionally, once the 49 Hotels Loan balance was below $250,000,000, the incentive management fee was payable out of 25% of Available Cash Flow after the payment of items (i) through (v) above.

The Windsor Hotel Operating Agreement also provided for annual payments to the Partnership equal to 85% of operating profit, as defined, for the Windsor Hotel (75% of operating profit after the Partners have received cumulative distributions of loan proceeds equal to $60,526,500). However, if 85% or 75% of operating profit from the Windsor Hotel was insufficient to cover debt service on the Windsor Hotel, then the 15% or 25% of operating profit, as defined, was paid to the Partnership. This additional payment to the Partnership of 15% or 25% of operating profit, as defined, accrued as deferred incentive management fees. As of January 3, 1997 and December 29, 1995, $520,000 and $332,000,
respectively, of incentive management fees related to the Windsor Hotel were deferred.

The Operating Agreements provided for annual payments to the Operator of (i) the base management fee equal to 3% of gross sales from the Hotels, (ii) the Courtyard management fee equal to 3% of gross sales from the Hotels, and (iii) the incentive management fee equal to 15% of operating profit, as defined, (25% of operating profit after the Partners have received distributions of aggregate refinancing proceeds equal to $60,526,500).

The Operator was required to furnish certain services ("Chain Services") which are furnished generally on a central or regional basis to all managed, owned or leased hotels in the Courtyard by Marriott hotel system. Effective January 1, 1994, the Operating Agreements provided that charges for certain Chain Services cannot exceed 5% of gross Hotel sales. The Operator will be responsible for any Chain Services in excess of the 5% of gross Hotel sales limit from its own funds. Chain Services charges for 1996, 1995 and 1994 did not exceed the limitation. The total amount of Chain Services was $6,540,000 in 1996, $6,412,000 in 1995 and $6,265,000 in 1994.

                                  CBM1 Sup-42

                   Courtyard by Marriott Limited Partnership
                         Notes to Financial Statements

The Partnership is required to provide the Operator with working capital and fixed asset supplies to meet the operating needs of the Hotels. Upon termination of the Operating Agreements, the working capital and supplies will be returned to the Partnership. Of the $3,213,000 originally advanced to the Operator for working capital, $2,000,000 of excess working capital was returned to the Partnership in 1988, leaving a balance of $1,213,000 as of January 3, 1997 and December 29, 1995.

The Operating Agreements provided for a property improvement fund to be maintained to ensure that the physical condition and product quality of the Hotels are maintained. Contributions to the property improvement fund were 5% of gross Hotel sales through 1996. Beginning in 1997 contributions to the property improvement fund could have been increased to 6% of gross Hotel sales if certain operating profit levels were met. For 1996, 1995 and 1994, the Partnership contributed $9,082,000, $8,540,000 and $8,092,000, respectively, to the property improvement fund.

NOTE 9.        SUBSEQUENT EVENT

Mortgage Debt

On March 21, 1997 (the "Refinancing Date") both the 49 Hotels Loan and the Windsor Loan were refinanced. The total amount of the debt was increased from $280.8 million to $325.0 million. The $44.2 million of excess refinancing proceeds were used to: (i) make a $7 million contribution to the property improvement fund to cover anticipated shortfalls; (ii) pay approximately $7 million of refinancing costs; and (iii) make a $30.2 million partial return of capital distribution to the Partners. The new loan continues to be non-recourse and requires monthly payments of interest at a fixed rate of 7.865% and principal based on a 20 year amortization schedule. The loan has a scheduled maturity in April 2012; however, the loan maturity can be extended for an additional five years. During the extended loan term, the loan bears interest at an adjusted rate, as defined, and all cash flow from Partnership operations is used to amortize the principal balance of the loan.

Debt maturities under the refinanced loan are as follows (in thousands):

                  1997                        $  4,593
                  1998                           7,356
                  1999                           7,955
                  2000                           8,604
                  2001                           9,306
                  Thereafter                   287,186
                                              --------
                                              $325,000
                                              ========

The refinanced mortgage loan is secured by first mortgages on all of the Hotels, related personal property, and the land on which they are located or an assignment of the Partnership's interest under the land leases. All obligations under the debt guaranties (see Note 6) expired with the repayment of the 49 Hotels Loan and the Windsor Loan. No new guaranties have been provided by Host Marriott or MII.

The lender is currently working on the securitization of the mortgage debt through the issuance and sale of commercial mortgage-backed securities.

Management Agreement

As part of the refinancing, the two Operating Agreements (see Note 8) were converted into a single management agreement (the "Management Agreement") effective January 4, 1997. The initial term of the Management Agreement expires at the end of 2017. The Manager can extend the Management Agreement for up to four successive periods of ten years. Under the Management Agreement, the Manager has agreed to subordinate a portion of the Courtyard system fee equal to 1% of gross Hotel sales to debt service on the mortgage loan. In addition, in exchange for payment of $4.2 million of deferred incentive management fees at closing, the Manager agreed to forgive approximately $15 million of deferred fees leaving a $6.5 million balance of accrued incentive management fees. The $15 million of forgiven fees will be recognized as extraordinary income in the first quarter of 1997. Incentive management fees are equal to 15% of operating profit. Deferred and current year incentive management fees will be payable from 50% of available cash after the payment of: (i) debt service; (ii) deferred Courtyard

                                 CBM1 Supp-43

                   Courtyard by Marriott Limited Partnership
                         Notes to Financial Statements


system fees, if any; (iii) deferred MII ground rent, if any; and (iv) a priority return to the Partnership equal to 10% of cumulative capital less sale and refinancing proceeds. In addition, incentive management fees paid are capped at 15% of operating profit and no longer increase to 25% of operating profit once cumulative distributions of refinancing proceeds equal $60.5 million. Deferred management fees are not payable to the Manager from sale or refinancing proceeds. Future unpaid incentive management fees will not accrue.

In addition, contributions to the property improvement fund will remain at 5% of gross Hotel sales through 1998. However, contributions can be increased to 6% of gross Hotel sales for 1999 and 2000 and 7% thereafter.

Land Leases

Additionally, affiliates of MII, as the land lessors, agreed to continue to subordinate their ownership interest as well as receipt of ground rent to debt service on the mortgage loan.

                                 CBM1 Supp-44

                   Courtyard by Marriott Limited Partnership
                            Condensed Balance Sheet
                              September 12, 1997
                           (Unaudited, in thousands)

  ASSETS
  Property and equipment, net.......................................................................    $   302,585
  Due from Courtyard Management Corporation.........................................................          5,512
  Other assets......................................................................................         13,432
  Restricted cash...................................................................................          1,876
  Cash and cash equivalents.........................................................................          8,878
                                                                                                        -----------

                                                                                                        $   332,283
                                                                                                        ===========
  LIABILITIES AND PARTNERS' DEFICIT

  LIABILITIES
  Mortgage debt.....................................................................................    $   322,158
  Due to Marriott International, Inc. and affiliates................................................         19,687
  Due to Host Marriott Corporation..................................................................         13,406
  Incentive management fees due to Courtyard Management Corporation.................................          5,367
  Accounts payable and accrued liabilities..........................................................          2,749
                                                                                                        -----------

        Total Liabilities...........................................................................        363,367
                                                                                                        -----------
  PARTNERS' DEFICIT
  General Partner...................................................................................           (229)
  Limited Partners..................................................................................        (30,855)

        Total Partners' Deficit.....................................................................        (31,084)
                                                                                                        ------------

                                                                                                        $   332,283
                                                                                                        ===========

   The accompanying notes are on integral part of these condensed financial statements.

                                 CBM1 Supp-45

                    Courtyard by Marriott Limited Partnership
                      Condensed Statements of Operations
    For the Thirty-six Weeks Ended September 12, 1997 and September 6, 1996
                           (Unaudited, in thousands)

                                                                                   1997            1996
                                                                                 --------        ---------
  REVENUES..................................................................     $ 68,961         $ 64,190
                                                                                 --------        ---------

  OPERATING COSTS AND EXPENSES
      Depreciation..........................................................       13,332           13,675
      Base and Courtyard management fees....................................        8,105            7,644
      Incentive management fees.............................................        6,595            6,730
      Ground rent, taxes and other..........................................       10,167           10,105
                                                                                 --------        ---------

                                                                                   38,199           38,154
                                                                                 --------        ---------

  OPERATING PROFIT..........................................................       30,762           26,036
  Interest expense..........................................................      (17,814)         (16,213)
  Interest income...........................................................          472              698
                                                                                 --------        ---------

  INCOME BEFORE EXTRAORDINARY ITEMS.........................................       13,420           10,521

  EXTRAORDINARY ITEMS
      Gain on forgiveness of deferred fees..................................       14,896               --
      Loss on extinguishment of debt........................................       (2,423)              --
                                                                                 ---------       ---------

                                                                                   12,473               --
                                                                                 ---------       ---------

  NET INCOME................................................................     $ 25,893        $  10,521
                                                                                 ========        =========


   The accompanying notes are an integral part of these condensed financial statements.

                                 CBM1 Supp-46

                   Courtyard by Marriott Limited Partnership
                      Condensed Statements of Cash Flows
    For the Thirty-six Weeks Ended September 12, 1997 and September 6, 1996
                           (Unaudited, in thousands)

                                                                                            1997           1996
                                                                                         ---------       ---------
  OPERATING ACTIVITIES
      Net income....................................................................     $  25,893        $  10,521
      Extraordinary items...........................................................       (12,474)              --
                                                                                         ---------        ---------
      Net income before extraordinary items.........................................        13,419           10,521
      Noncash items.................................................................        14,264           21,619
      Changes in operating accounts.................................................        (7,253)          (4,683)
                                                                                         ---------        ---------

          Cash provided by operations...............................................        20,430           27,457
                                                                                         ---------        ---------
  INVESTING ACTIVITIES
      Additions to property and equipment, net......................................       (14,978)         (11,016)
      Change in property improvement fund...........................................         1,160            4,415
                                                                                         ---------        ---------

          Cash used in investing activities.........................................       (13,818)          (6,601)
                                                                                         ---------        ---------
  FINANCING ACTIVITIES
      Proceeds from mortgage debt...................................................       325,000               --
      Repayment of mortgage debt....................................................      (280,769)              --
      Scheduled principal payments on mortgage debt.................................       (11,047)         (21,558)
      Capital distributions.........................................................       (37,647)              --
      Payment of financing costs....................................................        (5,980)              (6)
                                                                                         ---------        ---------

          Cash used in financing activities.........................................       (10,443)         (21,564)
                                                                                         ---------        ---------

  DECREASE IN CASH AND CASH EQUIVALENTS.............................................        (3,831)            (708)

  CASH AND CASH EQUIVALENTS at beginning of period..................................        12,709           11,013
                                                                                         ---------        ---------

  CASH AND CASH EQUIVALENTS at end of period........................................     $   8,878        $  10,305
                                                                                         =========        =========

  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid for mortgage interest...............................................     $  18,450        $  16,818
                                                                                         =========        =========

   The accompanying notes are an integral part of these condensed financial statements.

                                 CBM1 Supp-47

                   Courtyard by Marriott Limited Partnership
                    Notes to Condensed Financial Statements


1. The accompanying condensed financial statements have been prepared by the Courtyard By Marriott Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto included in the Partnership's audited financial statements for the fiscal year ended January 3, 1997 included in this Prospectus Supplement. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

    For financial reporting purposes, the net income of the Partnership is allocated 95% to the Limited Partners and 5% to the General Partner. Significant differences exist between the net income for financial reporting purposes and the net income reported for Federal income tax purposes. These differences are due primarily to the use for income tax purposes of accelerated depreciation methods, shorter depreciable lives for the assets, difference in the timing of recognition of certain fees and straight-line rent adjustments.

2. Revenues represent house profit of the Partnership Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to the Courtyard Management Corporation (the "Manager"), a wholly owned subsidiary of Marriott International, Inc. ("MII"). House profit reflects the net revenues flowing to the Partnership as property owner and represents Hotel operating results less property-level expenses, excluding depreciation and amortization, base, Courtyard and incentive management fees, property taxes, ground rent insurance and certain other costs, which are classified as operating costs and expenses. Revenues consist of the following (in thousands):

                                                                                      Thirty-six Weeks Ended
                                                                                --------------------------------------
                                                                                September 12,             September 6,
                                                                                    1997                      1996
                                                                                -------------             ------------
         HOTEL SALES
              Rooms.........................................................    $   121,572               $   113,561
              Food and beverage.............................................          8,886                     9,053
              Other.........................................................          4,624                     4,790
                                                                                -----------               -----------
                                                                                    135,082                   127,404
                                                                                -----------               -----------
         HOTEL EXPENSES
              Departmental Direct Costs
                  Rooms.....................................................         25,833                    24,782
                  Food and beverage.........................................          7,656                     7,693
              Other hotel operating expenses................................         32,632                    30,739
                                                                                -----------               -----------
                                                                                     66,121                    63,214
                                                                                -----------               -----------
         REVENUES .........................................................     $    68,961               $    64,190
                                                                                ===========               ===========

3. On March 21, 1997, the Partnership completed a refinancing of both the 49 Hotels and Hartford Hotel mortgage loan. The total amount of the debt was increased from $280.8 million to $325 million. In connection with this refinancing, the Partnership recognized a net extraordinary gain of $12.5 million related to the forgiveness of $14.9 million in deferred fees from the Manager and the write-off of $2.4 million of the financing costs related to the original debt.
                                 CBM1 Supp-48

                    Courtyard by Marriott Limited Partnership
                     Notes to Condensed Financial Statements



4. Pursuant to the terms of the refinanced loan, the Partnership is required to establish with the lender a separate escrow account for payments of insurance premiums and real estate taxes for each mortgaged property if the credit rating of MII is downgraded by Standard and Poor's Rating Services. On April 1, 1997, MII's credit rating was downgraded and on July 21, 1997 the Partnership subsequently transferred $1.9 million into the escrow reserve from the Manager's existing tax and insurance reserve account. During the third quarter of 1997, an additional $543,000 was transferred into and $591,000 in real estate taxes were paid out of the reserve account resulting in an ending escrow balance of $1.9 million. The escrow reserve is included in restricted cash and the resulting tax and insurance liability is included in accounts payable and accrued liabilities in the accompanying balance sheet.



                                 CBM1 Supp-49

                           CRF LODGING COMPANY, L.P.

                   Supplement Dated __________ __, 1998 for
    Prospectus/Consent Solicitation Statement Dated _________ __, 1998 for
                 Courtyard by Marriott II Limited Partnership

         On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation") dated ________ __, 1998, of which this Supplement (the "Supplement") is a part, CRF Lodging Company, L.P. (the "Company"), a newly formed Delaware limited partnership, whose sole general partner will be CRF Lodging Trust ("CRFLT"), a Maryland real estate investment trust, is proposing the consolidation (the "Consolidation") of Courtyard by Marriott II Limited Partnership ("CBM2"), a Delaware limited partnership, and up to five other limited partnerships (the "Hotel Partnerships") into an umbrella partnership real estate investment trust (an "UPREIT") in order to consolidate and expand the limited service and extended-stay hotel businesses currently conducted separately by the Hotel Partnerships and Host Marriott Corporation ("Host"). Limited Partners of CBM2 are being asked to approve the Consolidation as described in the Consent Solicitation. Upon approval of the Consolidation, a newly formed direct or indirect wholly owned subsidiary of the Company (the "Merger Partnership") will be merged with and into CBM2 with CBM2 being the surviving entity. In the merger, partners of CBM2 will receive units of limited partnership interest in the Company ("Units") in exchange for their interests in CBM2.

         Following the Consolidation, the Company will own a portfolio of up to 221 limited service and extended-stay hotels operating under three Marriott brand names (Courtyard by Marriott(R), Residence Inn by Marriott(R) and Fairfield Inn by Marriott(R)) (the "Hotels"). Concurrently with the Consolidation, CRFLT will consummate an initial public offering (the "Offering") of its common shares of beneficial interest (the "Common Shares") and contribute the proceeds thereof to the Company in exchange for Units. Following the Offering, CRFLT anticipates that the Common Shares will be listed on the New York Stock Exchange ("NYSE"). Beginning one year after the Consolidation (the "Initial Holding Period"), Limited Partners will have the right to redeem their Units and receive, at the election of CRFLT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right"). CRFLT expects to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

         CBM Two Corporation (the "Hotel Partnership GP"), the general partner of CBM2, believes that the terms of the Consolidation provide substantial benefits and are fair to the Limited Partners of CBM2 and recommend that all Limited Partners of CBM2 vote FOR the Consolidation.

         Limited Partners of CBM2 should consider the risks and other considerations described more fully in the Consent Solicitation under "Risk Factors," including the following:

       . There is uncertainty at the time of voting as to the Hotel Partnerships that will participate in the Consolidation and thus, uncertainty as to the size and leverage of the Company until after the end of the Solicitation Period.
       . The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in a fixed portfolio, limited life partnership where a Limited Partner could receive a distribution upon liquidation of the partnership into an investment in a public real estate company which expects to acquire additional hotels, where a Limited Partner likely may

                                  CBM2 Supp-1
           realize value from his investment only through a sale of Common Shares received pursuant to the Unit Redemption Right.
        . As a result of the Consolidation, a Limited Partner of CBM2, which owns 70 Courtyard Hotels, will own an interest in a much larger portfolio of Hotels, including up to an additional 51 Courtyard Hotels, 50 Residence Inns and 50 Fairfield Inns, and a material adverse change affecting any of the Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously held an interest in such asset.
        . No independent representative was retained to negotiate on behalf of the Limited Partners of CBM2 or the other Hotel Partnerships. If one had been, the terms of the Consolidation may have been more favorable to the Limited Partners of CBM2 or the other Hotel Partnerships.
        .  Conflicts of interest exist in connection with the structuring of the
           Consolidation, including the fact that subsidiaries of Host serve as the general partners of all of the Hotel Partnerships and other subsidiaries of Host will serve as the Lessees of the Hotels. Such conflicts of interest may result in decisions that do not fully reflect the interests of all Partners in the Hotel Partnerships.
        .  Host and its subsidiaries will realize substantial benefits from the
           Consolidation, including receipt of Units having an estimated value of at least $_______ million in exchange for their Hotel Partnership Interests in CBM2 (representing a 5% general partner interest and a 1.39% limited partner interest) ($___ million in the aggregate for their Hotel Partnership Interests in all of the Hotel Partnerships) (based upon the estimated Exchange Values), $______ million in cash from the sale of two limited service and extended-stay hotels owned by Host (the "Acquisition Hotels") based upon their aggregate Appraised Value, as adjusted, economic benefits under the Leases and, because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the ability to defer significant potential tax liabilities attributable to taxable gain in excess of sale proceeds of approximately $______ million.
        . The allocation of Units among the Hotel Partnerships is based upon their respective Exchange Values, the calculation of which involves numerous assumptions and estimates. There is no assurance that the value of the Units to be received in the Consolidation equals the fair market value of the Hotels and other assets contributed by CBM2 and the other Hotel Partnerships.
        . Current federal income tax law prohibits the Company from operating the Hotels directly. Therefore, the Company will be substantially dependent upon the Lessees and Managers for its revenue and the Company will have limited control over the operations of the Hotels.
        . Approval of the Consolidation by Limited Partners holding a majority of the outstanding Partnership Units of CBM2 will bind all Limited Partners of CBM2.
        . Limited Partners of Hotel Partnerships who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their Hotel Partnership Interests but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value (as defined herein) of their Hotel Partnership Interests. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario (as defined herein), the Company would have had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million.
        . There are limitations on actual or constructive ownership of more than 9.9% of the number or value of CRFLT's outstanding Common
           Shares
        . Taxation of CRFLT as a regular corporation if it fails to qualify as a REIT, and taxation of the Company as a corporation if it fails to qualify as a partnership for federal income tax purposes, either of which would, among other things, result in a decrease in cash available for distribution and a material reduction in the value of the Common Shares and Units.

         The effects of the Consolidation may be different for Limited Partners of the various Hotel Partnerships. This Supplement has been prepared to highlight for the Limited Partners of CBM2 (the "CBM2 Limited Partners") the risks, benefits, effects and fairness of the Consolidation and to provide additional information specific to CBM2. Supplements have also been prepared for each of the other Hotel Partnerships. This Supplement, together with the supplements of the other Hotel Partnerships (collectively, the "Supplements"), are a part of the Consent Solicitation Statement. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the Hotel Partnership GP will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to:
______________________________________________.

                                  CBM2 Supp-2

         The Consolidation is subject to various conditions, one of which is that at least four Hotel Partnerships, including CBM1, CBM2 and RIBM1, must approve the Consolidation (the "Minimum Participation Condition"). See "The Consolidation -- Conditions to the Consolidation" in the Consent Solicitation.

         All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the Consolidation occurs with an Offering yielding gross proceeds of $800 million, all Hotel Partnerships participate, no Notes are issued and $539 million of outstanding indebtedness is repaid (the "Full Consolidation Scenario").

Risk Factors

         In deciding whether to approve the Consolidation, CBM2 Limited Partners should consider certain risks and other factors. The Hotel Partnership GP believes that CBM2 Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations:"

         Uncertainties at the Time of Voting. There are several uncertainties at the time the Partners must vote on the Consolidation, including (i) the identity of the Hotel Partnerships that will participate in the Consolidation and, thus, the Hotels that will be acquired by the Company (which will affect such matters as the size, scope and leverage of the Company), (ii) the Exchange Value for each Hotel Partnership (which will be adjusted for changes in working capital, indebtedness and various other items prior to the Closing Date) and (iii) the costs of prepaying certain indebtedness of the Hotel Partnerships (which costs will be determined based upon the interest rates on applicable U.S. Treasuries at the time of the prepayment). See "Determination of Exchange Values and Allocation of Units."

         Fundamental Change in Nature of Investment; Potential Underperformance. The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in which a Limited Partner participates in the profits from the operation of the Hotels and is entitled to receive distributions from any net proceeds of a sale or refinancing of CBM2's assets, to an investment in an entity who will receive rents from the lessees which will bear the risks and receive the benefits from the hotels' operation and Limited Partners likely may realize the value from their investment only through the exercise of the Unit Redemption Right and sale of the Common Shares received as a result thereof and not from liquidation proceeds. Continuing CBM2 would allow CBM2 Limited Partners an opportunity to eventually receive liquidation proceeds from the sale of CBM2's Hotels, and a CBM2 Limited Partner's share of these sale proceeds could be higher than the amount a limited partner might realize from the sale of Units or exercise of the Unit Redemption Right (or payments on Notes received by any Dissenting Partner). In addition, the Company has the ability to acquire additional hotels, can reinvest proceeds from sales or refinancings of existing hotels in additional hotels and has a general partner that is a publicly traded entity. An investment in the Company may not outperform an investment in CBM2. See "Comparison of Hotel Partnership Interests, Units and Common Shares."

         Exposure to Risks from Other Hotels and Brands. As a result of the Consolidation, Limited Partners of CBM2, which owns 70 Courtyard hotels, will own interests in a much larger partnership with a broader range of assets, including up to an additional 51 Courtyard hotels, 50 Residence Inns and 50 Fairfield Inns. A material adverse change affecting one of the Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected asset. In addition, each of the three Marriott brands which initially will comprise the Company operates in a different market segment and targets different consumers and, as a result, may be affected differently by different economic and market conditions.


                                  CBM2 Supp-3

         Limitations on Sales or Refinancings of the Courtyard Hotels. Because of substantial taxable gains that would be recognized by the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, none of the assets of CBM1 and CBM2 (the "Courtyard Hotels") can be sold for a period of __ years from the Closing Date of the Consolidation (other than pursuant to a tax-deferred exchange) without the consent of Host (the "Lock-out Provisions"). Such Lock-out Provisions are only applicable so long as Host holds the Units received in the Consolidation relating to its Hotel Partnership Interests in CBM1 and CBM2 and has not transferred, sold or otherwise disposed of such Units in a taxable transaction. In addition, the Partnership Agreement contains certain restrictions regarding the ability of the Company to repay or refinance indebtedness secured by the Courtyard Hotels. These restrictions will limit the ability of the Company to change its portfolio in response to market conditions and, to the extent the Courtyard Hotels do not perform as well as the Residence Inns or Fairfield Inns in its portfolio, the Company will have limited flexibility to dispose of any such underperforming assets even if such disposal would be in the best interests of the Company.

         Conflicts of Interest in the Consolidation. Conflicts of interest exist in connection with the Consolidation which include conflicts arising from the fact that subsidiaries of Host serve as the Hotel Partnership GP of CBM2 (which holds a 5% general partner interest and a 1.39% limited partner interest in
CBM2) and as Hotel Partnership GPs of the other Hotel Partnerships (with varying interests) and other subsidiaries of Host will serve as Lessees of the Hotels at the same time as the Hotel Partnership GP is recommending the Consolidation and is involved in establishing the terms and structure of the Consolidation, including the structuring of the Leases. In addition, Host and its subsidiaries will receive substantial benefits from the

                                  CBM2 Supp-4

Consolidation. These conflicts of interest may result in decisions that do not fully reflect the interests of all Limited Partners in CBM2 or the other Hotel Partnerships.

         Substantial Benefits to Related Parties. The Consolidation will permit Host to continue to be involved in the ownership and operation of the Hotels and realize substantial benefits therefrom. Host and its subsidiaries will receive Units with an estimated value of at least $____ million in exchange for their Hotel Partnership Interests in CBM2 ($____ million in the aggregate for their Hotel Partnership Interests in all of the Hotel Partnerships) (based upon the estimated Exchange Values) and $___ million in cash from the sale of the Acquisition Hotels to the Company (based upon their aggregate Appraised Value, as adjusted). Subsidiaries of Host will be the Lessees of the Hotels and may receive significant economic benefits in connection with the Leases, including the receipt of income to the extent sales from the Hotels exceed operating costs and expenses payable by the Lessees, management fees and rental payments to the Company. Because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the Consolidation will also permit the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, to defer significant tax liabilities attributable to taxable gain in excess of sale proceeds (estimated at approximately $____ million, of which $_____ million is attributable to CBM2) that otherwise would be incurred upon any sale of the Courtyard Hotels (other than in a tax-deferred exchange such as the Consolidation) or upon substantial reductions in the amount of debt now secured by the Courtyard Hotels. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of such Hotels and the refinancing, prepayment or reduction of the debt secured by those Hotels for __ years from the Closing Date of the Consolidation without the consent of Host, in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The Company also will repay, either in cash or Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1.

         Method of Allocation of Units. The allocation of Units among the Hotel Partnerships will be based upon their respective Exchange Values, which in turn are based upon the Appraised Value of each Hotel Partnership's Hotels as adjusted for such things, among others, as net non-real estate assets (including cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves) ("Net Other Assets"), existing indebtedness (including an adjustment for prepayment and defeasance costs), deferred maintenance and FF&E shortfalls, deferred management fees and Consolidation Expenses. There is, however, no assurance that the value of the Units to be received by participants in the Consolidation will equal the fair market value of the Hotels and other assets contributed by such participants.

         Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Limited Partners of CBM2 or any of the other Hotel Partnerships. The Hotel Partnership GP has obtained an opinion from American Appraisal Associates, an independent, nationally recognized hotel valuation and financial advisory firm ("AAA"), as to (i) the fairness, from a financial point of view, to the Limited Partners of each Hotel Partnership of the methodologies used to determine the Exchange Value of CBM2 and each other Hotel Partnership and the allocation of Units among each of the Hotel Partnerships in the Consolidation, (ii) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels), (iii) the fairness and reasonableness of the Limited Partners of each Hotel Partnership of the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners, (iv) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) and (v) the fairness and reasonableness, from the Company's standpoint, of the economic terms of the Leases. However, AAA has not negotiated with the Hotel Partnership GP and has not participated in establishing the terms of the Consolidation. Consequently, the terms and conditions of the Consolidation may have been more favorable to CBM2 Limited Partners or the Limited Partners of the other Hotel Partnerships if such terms and conditions were the result of arm's length negotiations.

         Lack of Control over Hotel Operations. Due to current federal income tax law prohibitions on a REIT's ability to derive revenues directly from the operation of a hotel, the Company will lease its Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. Neither CRFLT nor the Company will operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Company will have certain rights as lessor under the Leases (including control over certain owner-funded capital expenditures), neither CRFLT nor the Company will have the authority to require the Lessees or the Managers to operate the Hotels in any particular manner or to govern any particular aspect of their operation.

         Expiration of Leases. The Leases expire at the end of __ years and there can be no assurance that such Leases will be renewed. If such Leases are terminated at the end of their terms, the Company will be required to find other lessees (which lessees must be satisfactory to the Managers). There can be no assurance as to whether satisfactory lessees could be found or as to the terms or conditions on which the Company would be able to enter into new leases with such lessees.

         The Company's Dependence on the Lessees and Managers for Revenue. The Company will be dependent upon the Lessees for its revenue, and the Lessees' ability to pay rent to the Company will be substantially dependent upon the Managers' ability to operate the Hotels profitably.

         No Limitation on Debt. There are no limitations in CRFLT's or the Company's organizational documents which limit the amount of indebtedness either may incur.

         Risks of Leverage. The Company has substantial indebtedness. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company had outstanding indebtedness totaling $780 million. The Company's business is capital intensive and the Company will have significant capital requirements in the future. The Company's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Company, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

                                  CBM2 Supp-5

         Relinquishment of Potential Refinancing Proceeds. A CBM2 Limited Partner's share of potential refinancing proceeds, if any should occur during the term of CBM2, could be higher than what a limited partner might realize, following the Initial Holding Period, from a sale of Common Shares received pursuant to the Unit Redemption Right.

         Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the loan agreements with respect to outstanding indebtedness of CBM2 and the other Hotel Partnerships, the rental revenues received by the Company under the Leases will first be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy all other obligations of the Company (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners (including CRFLT).

         Ownership Limitations. No person may own in excess of 9.9% of the number or value of outstanding Common Shares of CRFLT, without the consent of the Board of Trustees of CRFLT, in its sole and absolute discretion. During the period of time subsidiaries of Host are acting as Lessees, Host and its affiliates are prohibited from owning in excess of 4.9% (by value) of the Company.

         Majority Vote of CBM2 Limited Partners Binds All CBM2 Limited Partners. Approval of the Consolidation by CBM2 Limited Partners holding a majority of the outstanding Partnership Units of CBM2 will cause CBM2 to participate in the Consolidation, and such approval will bind all CBM2 Limited Partners, including CBM2 Limited Partners who voted against or abstained from voting with respect to the Consolidation.

         Effect of Subsequent Events upon Recognition of Gain. Even though the CBM2 Limited Partners who do not receive Notes as a result of exercising Dissenters' Rights generally are not expected to recognize significant taxable gain at the time of the Consolidation, there are a variety of events and transactions (including the sale of one or more of the Hotels or the reduction of indebtedness securing one or more of the Hotels) that could cause a CBM2 Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Effect of Subsequent Events." The Partnership Agreement does not impose any restrictions on the Company's ability to dispose of the Hotels or to refinance debt secured by the Hotels, other than with respect to the Courtyard Hotels which restriction can be waived with the consent of Host). In addition, the Partnership Agreement expressly provides that CRFLT, as the general partner of the Company, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Company to undertake specific transactions, and the limited partners have no right to approve or disapprove such transactions. See "Description of Units -- Sales of Assets and Lock-out Provisions."

         Failure of the Company to Qualify as a Partnership for Tax Purposes. Taxation of the Company as a corporation if it fails to qualify as a partnership, and the Company's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to holders of Units, would cause CRFLT to fail to qualify as a REIT for tax purposes, and could cause the holders of Units to recognize taxable gain at the time the Company ceases to qualify as a partnership.

         Failure of CRFLT to Qualify as a REIT for Tax Purposes. Taxation of CRFLT as a corporation if it fails to qualify as a REIT, and CRFLT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to CRFLT's shareholders and reducing materially the value of the Common Shares and Units.

         State and Local Taxes. CBM2 Limited Partners holding Units may be subject to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Consolidation, the Company will own properties in 35 states across the United States. Currently, CBM2 owns properties in 29 states.


         Dissenting Partners Have No Cash Appraisal Rights and May Elect to Receive Only Notes. CBM2 Limited Partners who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their

                                  CBM2 Supp-6
interests in CBM2 or otherwise, but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured seven-year notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value of their Hotel Partnership Interests. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full face amount of the Notes only if they hold the Notes to maturity, which is approximately seven years after the Consolidation, or if the Company repays or refinances the Notes at or prior to maturity or realizes net sales or excess refinancing proceeds from Hotels owned by a Noteholder's former Hotel Partnership. Because the Notes are unsecured obligations of the Company, they will be effectively subordinate to all secured debt of the Company and all obligations of the Hotel Partnerships which will be the owners of the Hotels. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million. See "Rights of Dissenting Partners" and "Description of the Notes."

Expected Benefits of the Consolidation

     The Hotel Partnership GP believes that participating in the Consolidation would likely be beneficial to the CBM2 Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Consolidation -- Expected Benefits of the Consolidation." These benefits, which should be viewed as alternatives to continuing the business and operations of CBM2, are expected to include:

     . Enhanced Liquidity of Investment. The Consolidation will offer CBM2 Limited Partners significantly enhanced liquidity with respect to their investments in CBM2 because, after expiration of the Initial Holding Period, CBM2 Limited Partners would be able to exercise their Unit Redemption Right (subject to certain limited exceptions) and receive, at CRFLT's election, either freely tradable Common Shares of CRFLT or the cash equivalent thereof. The exercise of the Unit Redemption Right, however, would result in recognition of taxable income or gain at that time.

     . Public Market Valuation of Assets. The Hotel Partnership GP believes that the public market valuations of the equity securities of many publicly traded real estate companies, including REITs that focus on the lodging industry, are in part based upon the growth potential of such companies and currently exceed the private market values of their real estate assets. There can be no assurance, however, that the Common Shares of CRFLT will trade at a premium to the private market values of the Hotels or that the relative pricing differential will not change or be eliminated in the future.

     . Regular Quarterly Cash Distributions. The Hotel Partnership GP expects that the Company will make regular quarterly cash distributions to holders of Units in proportion to their percentage interests in the Company. While these distributions may not be higher than CBM2's current distributions, the ability to receive distributions quarterly and in regular amounts would be enhanced.

     . Substantial Tax Deferral. The Hotel Partnership GP expects that CBM2 Limited Partners who do not exercise Dissenters' Rights generally should be able to obtain the benefits of the Consolidation while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their interests in CBM2 that otherwise would be recognized in the event of a liquidation of CBM2 or a sale or other disposition of its Hotels in a taxable transaction. Thereafter, such CBM2 Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotels currently owned by CBM2 are sold or otherwise disposed of in a taxable transaction by the

                                  CBM2 Supp-7

                  Company. In the case of the Hotels owned by CBM2, the Partnership Agreement imposes certain restrictions on the sale or refinancing of those Hotels and the prepayment or reduction of the debt secured by those Hotels for the ___ year period beginning with the consummation of the Consolidation without the consent of Host in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GP because of prior allocations to it of tax losses. The federal income tax consequences of the Consolidation are highly complex and, with respect to each CBM2 Limited Partner, are dependent upon many variables, including the particular circumstances of such CBM2 Limited Partner. See "Federal Income Tax Considerations-- Tax Consequences of the Formation of the Company" in the Consent Solicitation. Each CBM2 Limited Partner is urged to consult with his own tax advisors as to the consequences of the Consolidation in light of his particular circumstances.

          . Risk Diversification. The consolidation of the Hotels, as well as future hotel acquisitions by the Company, will diversify the investment risks to CBM2 Limited Partners over a broader group of hotels, geographic locations, range of product types and market segments and will reduce the dependence of an investment upon the performance of, and the exposure to the risks associated with, the 70 Courtyard Hotels currently owned by CBM2 and the single market segment (moderate-priced limited service) in which CBM2 currently operates.

          . Reduction in Leverage and Interest Costs. Upon consummation of the Consolidation and the Offering, it is expected that the aggregate amount of consolidated indebtedness of the Company will be reduced, by application of a portion of the net proceeds from the Offering, by between approximately $390 million and $539 million (excluding prepayment and defeasance costs which also will be required to be paid), depending upon the Hotel Partnerships which participate in the Consolidation and the proceeds raised in the Offering, resulting in significant interest and debt service savings and reduced overall leverage levels for Limited Partners in the Hotel Partnerships. The CBM2 Senior Notes will remain outstanding following the Consolidation. The Company will be less leveraged than CBM2 is currently.

          . Growth Potential. The Hotel Partnership GP believes that substantial opportunities exist to acquire or develop limited service and extended-stay hotel properties at attractive prices and that CBM2 is not in a position to take advantage of such opportunities because of its lack of access to additional sources of capital on favorable terms and restrictions on additional acquisitions and development imposed by its partnership agreement. In addition, the Company's structure and capitalization as part of an UPREIT should provide it with substantial flexibility to structure acquisitions of additional hotels utilizing debt, cash, Units or Common Shares (or any combination thereof), which may permit the Company to structure acquisitions of hotel properties on an income tax-deferred basis to sellers.

          . Greater Access to Capital. With publicly traded securities, a larger base of assets and a greater equity value than CBM2 individually, CRFLT expects to have greater access to the capital necessary for funding the operations of the Company and consummating acquisitions on more attractive terms than would be available to CBM2 individually. This greater access to capital should provide greater financial stability to the Company and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to CBM2 individually.

                                  CBM2 Supp-8

Determination of Exchange Values and Allocation of Units

         The Company and the Hotel Partnership GP established the Exchange Value for the equity interests in CBM2 by (i) obtaining an independent appraisal of the value of the Hotels owned by CBM2, as of ______ __, 1998 (the "Appraised Value"), as disclosed below; (ii) adding the amount of other assets (such as cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves), net of liabilities (excluding mortgage and other debt and deferred management fees) ("Net Other Assets") as of ________ ___, 1998 (the "Initial Valuation Date"); (iii) subtracting the estimated balance of the mortgage debt owed by CBM2 as of June 30, 1998, which is the estimated closing date for the Consolidation; (iv) subtracting the estimated balance of other debt of CBM2 as of June 30, 1998; (v) adjusting for the estimated prepayment and defeasance costs; (vi) subtracting the amount of deferred management fees payable to the Manager under the CBM2 Management Agreement for CBM2's Hotels; (vii) subtracting an amount equal to the estimated cost to complete any deferred maintenance items identified in the engineer's report relating to CBM2's Hotels; (viii) subtracting an amount equal to the estimated cost (if any) of bringing the condition of FF&E at CBM2's Hotels to normal levels; (ix) subtracting CBM2's pro rata share (based upon relative Exchange Values) of estimated Consolidation Expenses and (x) making certain other adjustments.

         Prior to the distribution of the Last Preliminary Prospectus in the Offering, a final determination of the Exchange Values will be made, as of the date that is the end of the most recent accounting period that has ended at least ___ days prior to the date on which the Last Preliminary Prospectus is distributed to investors (the "Final Valuation Date") to reflect (i) the amount of Net Other Assets, the actual principal balances of mortgage and other debt (including an adjustment for prepayment and defeasance costs) and the amount of deferred management fees payable, (ii) any amounts actually expended by CBM2 after the Initial Valuation Date to perform deferred maintenance or make up FF&E shortfalls previously subtracted in determining the estimated Exchange Value of CBM2 and (iii) any revised estimate and allocation of Consolidation Expenses. The actual value of Units issued to Partners in each Participating Hotel Partnership will be based on these Exchange Values.

         The Hotels were appraised as of ________ __, 1998, by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as the Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The Appraisals are not guarantees of present or future values, and no assurance can be given as to the actual value of the Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of CBM2.

                     Appraised Value of Hotels Owned by CBM2
                             (Dollars in thousands)

Appraised Value   ..............................................    $___________

                                  CBM2 Supp-9

                    Calculation of Estimated Exchange Value
                         as of Initial Valuation Date
                            (Dollars in thousands)


Appraised Value                                            $
Net Other Assets
Mortgage debt
Other debt
Prepayment penalties and/or
  defeasance costs
Deferred management fees
Deferred maintenance costs
FF&E shortfall
Consolidation Expenses
Other adjustments/(1)/
                                                           -----

     Exchange Value                                        $
                                                           =====

----------------
/(1)/ Includes environmental remediation and certain other costs.


           Distribution of Units Among General and Limited Partners
                      Based on Estimated Exchange Values
                            (Dollars in thousands)


                                                                Limited Partners                       General Partner
                                                      ------------------------------------    ---------------------------------
                                                                             Estimated
                                                                           Value of Units
                                                        Estimated %          per $1,000
                        Estimated       Estimated %      of Units         Limited Partner     Estimated % of       Estimated
                       Total Value          of           Received            Original         Units Received       Value of
Hotel Partnership     of Units/(1)/     Total/(2)/       by CBM2          Investment/(2)/        by CBM2          Units/(1)/
-----------------     -------------    ------------   ---------------   ------------------    --------------    ---------------
CBM2                  $                           %                 %   $                                  %    $
                      =============    ============   ===============   ==================    ==============    ===============

----------------
(1) Assumes the value of the Units is equal to the initial public offering price of CRFLT's Common Shares in the Offering and that the aggregate value of the Units received by CBM2 is just equal to (but does not exceed) the estimated Exchange Value.

(2) Represents the estimated percentage of the total value of Units allocated to the Hotel Partnerships as a group and does not reflect the issuance of Units to CRFLT in exchange for the proceeds of the Offering (which will reduce the percentage of each Hotel Partnership in proportion to their respective Exchange Values). Thus, for example, if CRFLT purchases 50% of the Company using the proceeds received from public investors in the Offering, then each of the percentages set forth above would be reduced by 50%. The estimated values of Units would be not affected.

                                 CBM2 Supp-10

                            Exchange Value of CBM2
                        for Allocation of Units to CBM2
                         as of Initial Valuation Date

                                                                                       Per $1,000 Limited
                                                                                        Partner Original
                                                                                           Investment
                                                                                  ----------------------------
                                                                  Percent of                       Percent of
                                                Estimated         Aggregate        Estimated        Aggregate
                                                 Exchange          Exchange         Exchange         Exchange
                Description                       Value             Value            Value            Value
                -----------                   --------------      ----------      ------------      ----------
                                              (in thousands)                      (in dollars)
100% Participation,
     No Notes Issued......................    $                           %       $                          %
100% Participation,
     Maximum Notes Issued.................
Minimum Participation,
     No Notes Issued......................
Minimum Participation,
     Maximum Notes Issued.................

Cash Distributions

         Historical Cash Distributions Paid by CBM2. The following table sets forth the distributions paid to CBM2 Limited Partners (per $1,000 limited partner original investment) for the periods indicated below. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                  Historical Cash Distributions Paid by CBM2
               (Per $1,000 Limited Partner Original Investment)


                                         Thirty-six Weeks                           Fiscal Year
                                               Ended           ----------------------------------------------------
                                        September 12, 1997        1996       1995       1994       1993      1992
                                        ------------------        ----       ----       ----       ----      ----
From net income.......................  $        78            $    47     $     18   $    60    $    60   $    60
Representing return of capital/(1)/...           --                 --           --        --         --        --
                                        -----------            -------     --------   -------    -------   -------
         Total........................  $        78            $    47     $     18   $    60    $    60   $    60
                                         ==========             ======      =======    ======     ======    ======

-----------
/(1)/ Computed as all distributions in excess of distributions from operating cash flow.

         Compensation and Distributions to the Hotel Partnership GP. Under the partnership agreement of CBM2, the Hotel Partnership GP does not receive fees or compensation in connection with managing the affairs of the Hotel Partnership but the Hotel Partnership GP and its affiliates are reimbursed for certain costs and expenses incurred on behalf of CBM2. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by CBM2 to the Hotel Partnership GP and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the Consolidation had been in effect for the years presented.

                                 CBM2 Supp-11

         Following the Consolidation, CRFLT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the Hotel Partnership GP other than distributions on Units received in the Consolidation in exchange for its Hotel Partnership Interests.

         During the thirty-six weeks ended September 12, 1997 and the fiscal years 1996, 1995 and 1994, amounts actually paid by CBM2 to the Hotel Partnership GP are shown below under "Historical," and the amounts that would have been paid had the Consolidation been in effect for the years presented (assuming the Full Consolidation Scenario) are shown under "Pro Forma."

           Historical and Pro Forma Reimbursements and Distributions
                            (Dollars in thousands)

                                                     Thirty-six Weeks                      Fiscal Year
                                                           Ended               -----------------------------------
                                                    September 12, 1997          1996          1995           1994
                                                    ------------------          ----          ----           ----
Historical
     Reimbursements                                 $       196                $   221       $   306       $   219
     Distributions                                           --                     --            --            --
                                                    -----------                -------       -------       -------
              Total Historical                      $       196                $   221       $   306       $   219
                                                    ===========                =======       =======       =======
Pro Forma
     Reimbursements                                 $                          $             $             $
     Distributions attributable to Units
                                                    -----------                -------       -------       -------
         Total Pro Forma                            $                          $             $             $
                                                    ===========                =======       =======       =======

Certain Information Regarding Hotels Owned by CBM2

         Courtyard Hotels are moderate-priced, limited service hotels aimed at individual business and pleasure travelers, as well as families. Courtyard Hotels typically have approximately 150 rooms with locations in suburban areas or near airports throughout the United States. The Courtyard Hotels include well-landscaped grounds, a courtyard with a pool and socializing areas. Each Courtyard Hotel features meeting rooms and a restaurant and lounge with approximately 80 seats. CBM2's Courtyard Hotels have substantially matured and are operating at high occupancy rates.

Location of Hotel                               Number of Rooms                 Date Opened
-----------------                               ---------------                 -----------
Birmingham-Homewood, AL                               140                           1985
Birmingham-Hoover, AL                                 153                           1987
Huntsville, AL                                        149                           1987
Phoenix-Mesa, AZ                                      148                           1988
Phoenix Metrocenter, AZ                               146                           1987
Tucson Airport, AZ                                    149                           1988
Little Rock, AR                                       149                           1988
Bakersfield, CA                                       146                           1988
Cupertino, CA                                         149                           1988
Foster City, CA                                       147                           1987
Fresno, CA                                            146                           1986
Hacienda Heights, CA                                  150                           1990
Marin-Larkspur Landing, CA                            146                           1987
Palm Springs, CA                                      149                           1988
Torrance, CA                                          149                           1988
Boulder, CO                                           149                           1988
Denver, CO                                            146                           1987
Denver-Southwest, CO                                  155                           1987
Norwalk, CT                                           145                           1988

                                 CBM2 Supp-12


Location of Hotel                               Number of Rooms                 Date Opened
-----------------                               ---------------                 -----------
Wallingford, CT                                       149                           1990
Ft. Myers, FL                                         149                           1988
Ft. Lauderdale-Plantation, FL                         149                           1988
St. Petersburg, FL                                    149                           1989
Tampa-Westshore, FL                                   145                           1986
West Palm Beach, FL                                   149                           1989
Atlanta-Airport South, GA                             144                           1986
Atlanta-Gwinnett Mall, GA                             146                           1987
Atlanta-Perimeter Center, GA                          145                           1987
Atlanta-Roswell, GA                                   154                           1988
Arlington Heights South, IL                           146                           1985
Chicago-Deerfield, IL                                 131                           1986
Chicago-Glenview, IL                                  149                           1989
Chicago-Highland Park, IL                             149                           1988
Chicago-Lincolnshire, IL                              146                           1987
Chicago-Oakbrook Terrace, IL                          147                           1986
Chicago-Waukegan, IL                                  149                           1988
Chicago-Wood Dale, IL                                 149                           1988
Rockford, IL                                          147                           1986
Indianapolis-Castleton, IN                            146                           1987
Kansas City-Overland Park, KS                         149                           1989
Lexington North, KY                                   146                           1988
Annapolis, MD                                         149                           1989
Silver Spring, MD                                     146                           1988
Boston-Andover, MA                                    146                           1988
Detroit Airport, MI                                   146                           1987
Detroit-Livonia, MI                                   149                           1988
Minneapolis Airport, MN                               146                           1987
St. Louis-Creve Coeur, MO                             154                           1987
St. Louis-Westport, MO                                149                           1988
Lincroft-Red Bank, NJ                                 146                           1988
Poughkeepsie, NY                                      149                           1988
Rye, NY                                               145                           1988
Charlotte-SouthPark, NC                               149                           1989
Raleigh-Cary, NC                                      149                           1988
Dayton Mall, OH                                       146                           1987
Toledo, OH                                            149                           1988
Oklahoma City Airport, OK                             149                           1988
Portland-Beaverton, OR                                149                           1989
Philadelphia-Devon, PA                                149                           1988
Columbia, SC                                          149                           1989
Greenville, SC                                        146                           1988
Memphis Airport, TN                                   145                           1987
Nashville Airport, TN                                 145                           1988
Dallas-Northeast, TX                                  149                           1988
Dallas-Plano, TX                                      149                           1988
Dallas-Stemmons, TX                                   146                           1987
San Antonio-Downtown, TX                              149                           1990
Charlottesville, VA                                   150                           1989
Manassas, VA                                          149                           1989
Seattle-Southcenter, WA                               149                           1989
                                                   ------
                  TOTAL                            10,335
                                                   ======

                                 CBM2 Supp-13

         The chart below sets forth certain performance information for CBM2's Courtyard Hotels for the indicated periods.

                                             First Three Quarters                       Fiscal Year
                                             --------------------         -------------------------------------
                                              1997          1996             1996          1995          1994
                                              ----          ----             ----          ----          ----
         Number of properties...........         70            70               70             70            70
         Number of rooms................     10,335        10,335           10,335         10,335        10,335
         Average daily rate.............   $  82.44      $  76.87         $  76.48       $  71.49      $  66.95
         Occupancy......................       82.1%         81.8%            80.4%          81.4%         81.1%
         REVPAR.........................   $  67.66      $  62.91         $  61.51       $  58.18      $  54.28
         % REVPAR change................        7.6%        --                 5.7%           7.2%        --

Amendments to the Partnership Agreement of CBM2

         Transfer of Interests in the Hotel Partnerships to the Company
         --------------------------------------------------------------
Immediately Prior to the Consummation of the Consolidation. For federal income
----------------------------------------------------------
tax purposes, immediately prior to the consummation of the Consolidation, each Hotel Partnership GP will contribute a one percent partnership interest in the Hotel Partnership to the Company in exchange for Units reflecting the estimated Exchange Value attributable to such one percent partnership interest.

         The Hotel Partnership GP owns both a 1.39% limited partner and a 5% general partner interest. In order to contribute a one percent interest in CBM2 to the Company, an amendment to change the requirements for assignments of limited partner interests is required. Section 7.01 of the partnership agreement of CBM2 will be amended to delete paragraph A restricting assignment of limited partnership interests to the first day of an Accounting Period (as defined in the partnership agreement of CBM2).

         The consent of a majority of the outstanding limited partner interests in CBM2 is required to amend Section 7.01 of the partnership agreement of CBM2. The Hotel Partnership GP is prohibited from voting its 1.39% limited partner interests.

         Permit CBM2 to Enter into the Lease with the Lessee. The Lease for
         ---------------------------------------------------
CBM2's Hotels must be entered into not later than the close of business on the business day immediately preceding the Closing Date. There is no provision in the partnership agreement of CBM2 to allow CBM2 to enter into a lease of its Hotels. Therefore, in order to allow CBM2 to enter into the Lease, the partnership agreement of CBM2 must be amended. Section 5.02B of the partnership agreement of CBM2 will be amended to add a new paragraph (x) to read as follows:

                  (x) sell, lease or otherwise dispose (or consent to the sale, lease or other disposition), directly or indirectly, in one transaction or a series of related transactions of any or all of the Hotels.

         The consent of a majority of the outstanding limited partnership interests of CBM2 is required for such amendments. The Hotel Partnership GP is prohibited from voting any of its 1.39% limited partner interests.

         Other Amendments. Amendments to certain terms and sections of the
         ----------------
partnership agreement of CBM2 would be made in order to (a) delete certain obsolete references to entities and agreements that are no longer in existence,
(b) update the partnership agreement to reflect the passage of time since the formation of CBM2 and (c) make any other amendments to the partnership agreement necessary or advisable to consummate the Consolidation. The Hotel Partnership GP does not believe that these amendments would affect the rights of the CBM2 Limited Partners in any material respect nor the duties and obligations of the Hotel Partnership GP. These changes are included, along with the other proposed

                                 CBM2 Supp-14
amendments, in the copy of the partnership agreement, as proposed to be amended, which is attached hereto. The amended partnership agreement is marked to indicate the revisions made to the existing partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

         The Hotel Partnership GP recommends that the CBM2 Limited Partners vote to approve the requested amendments to the partnership agreement of CBM2.

Fairness

         General. There are no material differences with respect to the fairness of the Consolidation to the Hotel Partnerships, individually or in the aggregate. Therefore, the discussion of the fairness of the Consolidation set forth below is intended to summarize the Hotel Partnership GP's belief as to fairness and the material factors on which such belief is based. For a more detailed discussion of the fairness of the Consolidation, see the section entitled "Fairness Analysis and Opinion" in the Consent Solicitation.

         Hotel Partnership GP's Belief as to Fairness. The Hotel Partnership GP believes that the terms of the Consolidation provide substantial benefits and are fair to the CBM2 Limited Partners and recommends that all CBM2 Limited Partners vote FOR the Consolidation. In arriving at this conclusion, the Hotel Partnership GP has relied primarily on the following factors, as well as others described under "Fairness Analysis and Opinion -- Fairness Analysis" in the Consent Solicitation: (i) its view that the expected benefits of the Consolidation for the CBM2 Limited Partners outweigh the risks and potential detriments to the CBM2 Limited Partners (see "Background and Reasons for the Consolidation -- Reasons for the Consolidation" in the Consent Solicitation),
(ii) its view that the Exchange Value established for CBM2 and the resulting value allocable to the CBM2 Limited Partners represents fair consideration for the interests held by the CBM2 Limited Partners and is fair to such CBM2 Limited Partners from a financial point of view and (iii) the Fairness Opinion of AAA as described below.

         Basis for Hotel Partnership GP's Belief as to Fairness.

         Comparison of Alternatives. To assist CBM2 Limited Partners in evaluating the Consolidation, the Hotel Partnership GP has attempted to compare the estimated value of Units to be received in the Consolidation with: (i) the face amount of Notes that will be issued to Dissenting Partners who elect to exchange the Units they receive in the Consolidation for Notes; (ii) estimates of the value of the Hotel Partnership Interests in CBM2 assuming that CBM2 continues as an operating business and its assets are sold in ten years (the "Continuation Value"); and (iii) estimates of the value of the Hotel Partnership Interests in CBM2 on a liquidation basis, assuming that CBM2's Hotels are sold at their Appraised Values and the net proceeds (together with its Net Other Assets), after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Value of the Hotels (the "Liquidation Value"), are distributed to the Partners of CBM2 in accordance with the partnership agreement of CBM2. The Hotel Partnership GP has not attempted to estimate the value of Hotel Partnership Interests in CBM2 following a standalone UPREIT reorganization because the Hotel Partnership GP does not believe such a reorganization is feasible and such valuation estimates would be subject to substantial uncertainties. Since the estimated value of the Units and the estimated values under the alternatives to the Consolidation are dependent upon a number of estimates, variables and assumptions, as well as varying market conditions, no assurance can be given that the estimated values indicated could be realized. However, the Hotel Partnership GP believes that analyzing the alternatives in terms of estimated values, based upon currently available market data and reasonable estimates and assumptions, establishes a reasonable basis for comparing the Units to the alternatives. The results of this comparative analysis (including the methodology and assumptions used to derive estimated values) are summarized under "Background and Reasons for the Consolidation -- Comparison of Alternative Consideration" and "Fairness Analysis and Opinion --Comparison of Alternatives" in the Consent Solicitation.

                                 CBM2 Supp-15

         The following table summarizes the results of the comparative analysis described above. There can be no assurance, however, that the actual value of Units received in the Consolidation, the actual face amount of Notes offered to Dissenting Partners, the actual value of continuing CBM2 or the actual net liquidation proceeds would not differ substantially from those estimated for purposes of this analysis.

              Summary of Comparative Valuation Alternatives/(1)/
               (Per $1,000 Limited Partner Original Investment)

                                              Face Amount of
                           Estimated          Notes Offered           Estimated            Estimated Liquidation
                             Value            to Dissenting          Continuation          Value if Assets Sold
Hotel Partnership         of Units/(2)/        Partners/(3)/          Value/(4)/          at Appraised Value/(5)/
-----------------         -------------       --------------         ------------         -----------------------
CBM2..................  $            $       $                     $                      $

--------------------
(1) A limited partner original investment of $1,000 equates to 1/100th of a Partnership Unit in CBM2.

(2) Assumes that CBM2 is allocated Units with a value equal only to its estimated Exchange Value. The amounts in this column represent the portion of the estimated Exchange Value of CBM2 that would be allocable to CBM2 Limited Partners per $1,000 limited partner original investment.

(3) The amounts in this column are equivalent to the portion of the Liquidation Value of CBM2 that would be reflected in the Notes to be issued to CBM2 Dissenting Partners per $1,000 limited partner original investment. See footnote (5) below.

(4) The amounts in this column represent the estimated amount that would be distributed to CBM2 Limited Partners per $1,000 limited partner original investment if CBM2 was continued for ten years and then sold for its estimated value, determined using a discounted cash flow analysis applied to the anticipated cash flows from the operation and sale of each Hotel and taking into account the terms of existing debt obligations (the "Continuation Value").

(5) The amounts in this column represent the amount that would be distributed to CBM2 Limited Partners per $1,000 limited partner original investment if CBM2 sold its Hotels at their Appraised Values as of _____ __, 1998, and distributed the net proceeds (after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Value of the Hotels) (the "Liquidation Value"), in accordance with its partnership agreement.

         Fairness Opinion. AAA, an independent, nationally recognized hotel valuation and financial advisory firm, has rendered the Fairness Opinion, attached as Appendix B to the Consent Solicitation, which concluded that: (i) the methodologies used to determine the Exchange Value of each Hotel Partnership and to allocate the Units among each of the Hotel Partnerships are fair, from a financial point of view, to the Limited Partners of each Hotel Partnership, (ii) the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership; (iii) the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners is fair and reasonable to the Limited Partners; (iv) the methodologies and the underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership and (v) the economic terms of the Leases are fair and reasonable from the standpoint of the Company. See "Fairness Analysis and Opinion -- Fairness Opinion" in the Consent Solicitation.

                                 CBM2 Supp-16

Federal Income Tax Considerations

         In addition to the federal income tax considerations discussed in the sections of the Prospectus entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," CBM2 Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the CBM2 Limited Partners. The numerical data and estimates included in this discussion are based on various factual assumptions and information which are believed by the Company and the Hotel Partnership GP to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the numerical data and estimates included herein and actual results, and the variations may be material and adverse.

         Applicability of Tax Opinions

         Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to CRFLT and the Company, has provided to CRFLT and the Company an opinion letter (substantially in the form of Appendix E to the Consent Solicitation) as to certain federal income tax consequences of the Consolidation. The opinion letter is based upon certain assumptions and certain representations provided by CRFLT, the Company and the Hotel Partnership GPs. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Hotel Partnerships prior to the Consolidation and of CRFLT, the Company and the Hotel Partnerships following the Consolidation. In addition, on the Closing Date, Hogan & Hartson expects to provide to CRFLT and the Company an opinion letter (substantially in the form of Exhibit __ to the Prospectus) as to certain federal income tax consequences relating to the Offering. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix E to the Consent Solicitation is applicable to the CBM2 Limited Partners.

         The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the date of the Closing will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will not be sustained by a court if so challenged. Neither CRFLT, the Company nor the Hotel Partnership GPs have requested or plan to request any rulings from the IRS concerning the tax consequences of the Consolidation or the treatment of either the Company or CRFLT subsequent to the Consolidation.



                                 CBM2 Supp-17

         Tax Consequences of Formation of the Company

         Overview. Hogan & Hartson has provided an opinion to the effect that
         --------
the formation of the Company will not result in the recognition of taxable gain or loss at the time of the Consolidation to a CBM2 Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Consolidation; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of the CBM2 Certificates with proceeds from the Offering) in connection with the Consolidation in excess of his aggregate adjusted basis in his CBM2 Partnership Unit at the time of the Consolidation; (iii) who does not receive Notes upon exercise of Dissenters' Rights; (iv) who is not required to recognize gain by reason of the exercise by another CBM2 Limited Partner of Dissenters' Rights and the option to receive Notes; and (v) who does not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. With respect to the foregoing exceptions to nonrecognition treatment, the Company and the Hotel Partnership GP believe that a CBM2 Limited Partner who acquired his CBM2 Partnership Units in the original offering of such Units for cash and who has held such Units at all times since (i) should not be considered to receive, as a result of the Consolidation, a distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of the CBM2 Certificates with proceeds from the Offering) that exceeds his aggregate adjusted basis in his CBM2 Partnership Unit at the time of the Consolidation, and (ii) should not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Overview" in the Consent Solicitation.

         With respect to the exercise of Dissenters' Rights, Hogan & Hartson is of the opinion that although the matter is not free from doubt, a CBM2 Limited Partner who does not exercise Dissenters' Rights and elects to receive Notes in connection with the Consolidation should not be required to recognize gain by reason of another CBM2 Limited Partner's exercise of such rights. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that a CBM2 Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Consolidation but less than two years after such date will not cause the Consolidation itself to be a taxable transaction for the CBM2 Limited Partner (or the other CBM2 Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

         Amount of Deemed Cash Distribution. With respect to his CBM2
         ----------------------------------
Partnership Units, a CBM2 Limited Partner will receive no actual cash distribution in connection with the Consolidation but will be deemed to receive a cash distribution in connection with the Consolidation to the extent that his share of Company liabilities immediately after the Consolidation is less than his share of CBM2 liabilities immediately prior to the Consolidation (for example, because of the use of proceeds from the Offering to prepay the CBM2 Certificates). See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. As a consequence of the Consolidation (including the use of proceeds from the Offering to prepay the CBM2 Certificates), the Company and the Hotel Partnership GP believe, based upon and subject to the assumptions and other limitations described below, that (i) the CBM2 Limited Partners' aggregate share of indebtedness should decrease by $______ (from $________ (on December 31, 1997) to $_________); and (ii) the share of indebtedness of an individual CBM2 Limited Partner who acquired his CBM2 Partnership Unit in the original offering of such Units for cash and has held such Units at all times since should decrease by $_____ per CBM2 Partnership Unit (from $_____ (on December 31, 1997) to $_______). For a CBM2 Limited Partner who did not acquire his CBM2 Partnership Units in the original offering of such Units for cash or who has not held his CBM2 Partnership Units at all times since such offering, the above information could vary materially.

                                 CBM2 Supp-18

         Estimated Amount of Taxable Gain. A CBM2 Limited Partner will recognize
         --------------------------------
taxable gain as a result of the deemed cash distribution discussed in the previous paragraph, however, only to the extent that the deemed cash distribution exceeds his adjusted tax basis in his CBM2 Partnership Units immediately prior to the Consolidation. As described below, the Company and the Hotel Partnership GP estimate that as of December 31, 1997, the adjusted tax basis of a CBM2 Limited Partner who acquired his CBM2 Partnership Units in the original offering of such Units for cash and has held such Units at all times since was ______ per CBM2 Partnership Unit (which is greater than the deemed cash distribution of _____ per CBM2 Partnership Unit discussed in the previous paragraph). Accordingly, the Company and the Hotel Partnership GP believe, based upon and subject to the assumptions and other limitations described below, that a CBM2 Limited Partner who acquired his CBM2 Partnership Units in the original offering of such Units for cash and has held the Units at all times since should not recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

         The adjusted tax basis of a CBM2 Limited Partner who did not acquire his CBM2 Partnership Units in the original offering of such Units for cash or who has not held his CBM2 Partnership Units at all times since such offering could vary materially from that of a Partner who did so. If a CBM2 Limited Partner has an adjusted tax basis in his CBM2 Partnership Units (per CBM2 Partnership Unit) that is less than the adjusted tax basis of a CBM2 Limited Partner who acquired his CBM2 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, he could recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

         Tax Treatment of CBM2 Limited Partners Who Hold Units Following the Consolidation

         Initial Basis in Units. In general, a CBM2 Limited Partner will have an
         ----------------------
initial tax basis in his Units ("Initial Basis") received in the Consolidation with respect to his CBM2 Partnership Units equal to the basis in his CBM2 Partnership Units at the time of the Consolidation, reduced to reflect any deemed cash distributions resulting from a reduction in his share of CBM2 liabilities and increased to reflect any gain required to be recognized in connection with the Consolidation. As of December 31, 1997, a CBM2 Limited Partner who acquired his CBM2 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, had an adjusted tax basis in his CBM2 Partnership Units of $____ per CBM2 Partnership Unit (after giving effect to the Consolidation, including the prepayment of indebtedness contemplated in connection therewith). Based upon and subject to the assumptions and other limitations described below, the Company and the Hotel Partnership GP believe that the tax basis of such a CBM2 Limited Partner in his Units received in the Consolidation with respect to his CBM2 Partnership Units would be $____ per CBM2 Partnership Unit. For a CBM2 Limited Partner who did not acquire his CBM2 Partnership Units in the original offering of such Units for cash or who has not held his CBM2 Partnership Units at all times since such offering, the above information could vary materially. For a discussion of the federal income tax considerations for a Limited Partner from a reduction in basis that may result from the Consolidation, see "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company -- Initial Tax Basis of Units" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels upon a Sale of CBM2
         ----------------------------------------------------------------------
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction
------
attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as "Book-Tax Difference"). The Company and the Hotel Partnership GP, based upon and subject to the assumptions and other limitations described below, estimate that the Book-Tax Difference of the CBM2 Hotels will be $________ upon the consummation of the Consolidation.



                                 CBM2 Supp-19

         In the event that the Company were to sell all of the CBM2 Hotels, the Partners of CBM2 would be specially allocated by the Company an amount of taxable gain equal to the Book-Tax Difference with respect to the CBM2 Hotels
($ ____ in the aggregate if the CBM2 Hotels were sold immediately after the consummation of the Consolidation, according to the estimate in the previous paragraph). The share of such gain allocable to a CBM2 Limited Partner who acquired his CBM2 Partnership Units in the original offering of such Units for cash and held such Units at all times since would be $___ per CBM2 Partnership Unit. The share of such gain of a CBM2 Limited Partner who did not acquire his CBM2 Partnership Units in the original offering of such Units for cash or who has not held his CBM2 Partnership Units at all times since such offering could vary materially from this amount. If the Company were to sell one or more, but not all, of the CBM2 Hotels, the former Partners of CBM2 would be specially allocated by the Company an amount of taxable gain equal to that portion of the Book-Tax Difference for the CBM2 Hotels that is attributable to the CBM2 Hotel or Hotels sold. It should be noted that the Partnership Agreement precludes the Company from selling any of the CBM2 Hotels during the __-year period commencing immediately after the Consolidation (other than pursuant to a tax-free exchange), unless either (i) the Hotel Partnership GP disposes of the Units received in the Consolidation in a taxable transaction or (ii) the Company receives the consent of Host to sell CBM2 Hotels. Host may provide such consent in its sole discretion. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Sale of Individual Hotels" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels Generally. The tax
         ------------------------------------------------------------
allocations of depreciation to the CBM2 Limited Partners will change significantly as a result of the Consolidation for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the CBM2 Hotels will be required to be allocated for federal income tax purposes in a manner such that the CBM2 Partners are charged with the Book-Tax Difference associated with the CBM2 Hotels at the time of the consummation of the Consolidation. Consequently, a CBM2 Limited Partner will be allocated less depreciation with respect to the CBM2 Hotels than would be the case if the Consolidation had not occurred and the CBM2 Limited Partner had continued to hold his CBM2 Partnership Units. Second, the Consolidation will cause the technical termination of CBM2 and each of the other Hotel Partnerships under Section 708(b)(1)(B) of the Code. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the CBM2 Hotels and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current life of such Hotels (which ranges from 8 years to 25 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Effect of Consolidation on Depreciation" in the Consent Solicitation.

         To illustrate the consequences of these changes for a CBM2 Limited Partner, the Company and the Hotel Partnership GP estimate, based upon and subject to the assumptions and other limitations described below, that if the Consolidation were consummated on January 1, 1998, the amount of income for 1998 that would be allocated to a CBM2 Limited Partner who acquired his CBM2 Partnership Units in the original offering of such Units for cash and held such Units at all times since would increase by $____ per CBM2 Partnership Unit (from $_____ to $_____) over the estimated amount of income that would have been allocated to such CBM2 Limited Partner for 1998 if CBM2 did not participate in the Consolidation. No attempt is made here to estimate the effect of the Consolidation on tax allocations in years subsequent to the 1998 taxable year, but the Consolidation is expected to effect such allocations as well. The amount of income allocable to a CBM2 Limited Partner who did not acquire his CBM2 Partnership Units in the original offering of such Units for cash or who has not held his CBM2 Partnership Units at all times since such offering could vary materially from this amount. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels" in the Consent Solicitation.

         State and Local Taxes. CBM2 Limited Partners holding Units may be
         ---------------------
subject to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following


                                 CBM2 Supp-20
the Consolidation, the Company will own properties in 35 states across the United States. Currently, CBM2 owns properties in 29 states. See "Federal Income Tax Considerations--Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- State and Local Taxes" in the Consent Solicitation.

         Assumptions Used in Determining Tax Consequences of the Consolidation

         In preparing the estimates set forth above, the Company and the Hotel Partnership GP made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular CBM2 Limited Partner, the tax consequences of the Consolidation to such CBM2 Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH CBM2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH CBM2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.

         First, with respect to a CBM2 Limited Partner's basis in his CBM2 Limited Partnership Units prior to the Consolidation, the Company and the Hotel Partnership GP assumed that a CBM2 Limited Partner acquired his CBM2 Partnership Units in the original offering of such Units for cash and has held such Units at all times since. The adjusted tax basis of a CBM2 Limited Partner who did not acquire his CBM2 Partnership Units in the original offering of such Units for cash could vary materially from that of a CBM2 Limited Partner who did so. In this regard, it should be noted that the adjusted tax basis of a CBM2 Limited Partner who acquired his CBM2 Partnership Units in the original offering of such interests for cash still could vary substantially from the estimates set forth above for several reasons, including but not limited to (i) if the CBM2 Limited Partner has received special allocations of items of CBM2 income, gain, deduction, loss, or credit, or non-pro rata distributions, or made non-pro rata contributions; or (ii) if a CBM2 Limited Partner's share of CBM2 nonrecourse liabilities differs from his pro rata percentage of such liabilities immediately prior to consummation of the Consolidation. If a CBM2 Limited Partner has an adjusted tax basis in his CBM2 Partnership Units that is less than the tax basis of a CBM2 Limited Partner who acquired his CBM2 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, the Consolidation might result in the receipt by the CBM2 Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his CBM2 Partnership Units, which could result in the recognition of income or gain.

         Second, the Company and the Hotel Partnership GP assumed that the method expected to be used by the Company to allocate liabilities among the Partners will be respected for federal income tax purposes. The Company will allocate liabilities among the Partners as described in "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Company were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to a CBM2 Limited Partner are less than the amount assumed above, the Consolidation might result in the receipt by such CBM2 Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such CBM2 Limited Partner as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For a CBM2 Limited Partner who did not acquire his CBM2 Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his CBM2 Partnership Units, which could result in the recognition of income or gain.

         Third, the Company and the Hotel Partnership GP assumed that all of the Hotel Partnerships will elect to participate in the Consolidation and that no Notes will be issued. If less than all of the Hotel Partnerships elect to participate in the Consolidation, however, the Consolidation still may be consummated so long as the Minimum Participation Condition and all other conditions to consummation of the Consolidation are satisfied or waived. See "The Consolidation -- Conditions to Consummation of the Consolidation." Moreover, the Company has reserved the right to exclude any Hotel Partnership from participation in the Consolidation (even if the requisite number of Limited Partners in a Hotel Partnership



                                 CBM2 Supp-21
have voted to approve of and participate in the Consolidation and each of the other conditions to the Consolidation has been satisfied or waived) if the Company determines that such exclusion is in its best interests. See "The Consolidation -- Right to Exclude Hotel Partnerships." If less than all of the Hotel Partnerships participate in the Consolidation, the Consolidation might result in the receipt by CBM2 Limited Partners of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by CBM2 Limited Partners as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For a CBM2 Limited Partner who did not acquire his CBM2 Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his CBM2 Partnership Units, which could result in the recognition of income or gain.

         Fourth, the Company and the Hotel Partnership GP assumed that Partners in each Hotel Partnership would receive Units in the Consolidation with a value exactly equal to the Exchange Value, that CRFLT would raise gross proceeds in the Offering of $800 million, and that CRFLT would own a ____% interest in the Company as a result of the contribution of the proceeds from the Offering to the Company. With respect to the proceeds from the Offering, the Company and the Hotel Partnership GP assumed that approximately $539 million would be used to prepay certain indebtedness of the Hotel Partnerships (specifically the CBM2 Certificates, the RIBM1 Senior Mortgage and all of the outstanding indebtedness of Res USA) and that approximately $36 million would be used to pay prepayment penalties associated with these prepayments. To the extent that the value of the Units received by the Partners of CBM2 in the Consolidation exceeds the Exchange Value, the aggregate Book-Tax Difference of the CBM2 Hotels discussed above would increase accordingly. If proceeds from the Offering are not used to prepay the CBM2 Certificates, the Consolidation might result in the receipt by CBM2 Limited Partners of a deemed distribution of cash that is less than the deemed distribution of cash expected to be received by CBM2 Limited Partners as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." However, in the event the nonrecourse liabilities actually allocable to a CBM2 Limited Partner are less than the amount assumed above (including, for example, if the proceeds from the Offering exceed $800 million), the Consolidation might result in the receipt by such CBM2 Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such CBM2 Limited Partner as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For a CBM2 Limited Partner who did not acquire his CBM2 Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his CBM2 Partnership Units, which could result in the recognition of income or gain.

         Finally, the Company and the Hotel Partnership GP assumed that the Mergers will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Hotel Partnerships to the Company in exchange for Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Hotel Partnership followed by the distribution by the Hotel Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Company in exchange for Units, or (ii) the transfer by a Hotel Partnership of its assets to the Company in exchange for Units and the subsequent distribution of such Units to its Partners. If the Mergers are recharacterized in such a manner, the tax consequences of the Consolidation to the CBM2 Limited Partners likely would be materially affected.

         EACH CBM2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH CBM2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION. THE TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION TO A PARTICULAR CBM2 LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE ESTIMATES DESCRIBED ABOVE.

         Tax Treatment of CBM2 Limited Partners Who Exercise Dissenters' Rights and Elect to Receive Notes



                                 CBM2 Supp-22

         A CBM2 Limited Partner who exercises his Dissenters' Rights and elects to receive Notes in connection with the Consolidation will be treated as having made a taxable disposition of his CBM2 Partnership Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Notes) (currently estimated as $_____ per CBM2 Partnership Unit) plus the portion of the CBM2 liabilities allocable to the CBM2 Limited Partner for federal income tax purposes (estimated as $_______ per CBM2 Partnership Unit as of December 31, 1997). To the extent the amount realized exceeds the CBM2 Limited Partner's adjusted basis in his CBM2 Partnership Units, the CBM2 Limited Partner will recognize gain. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Disposition of Units by Limited Partners" in the Consent Solicitation. In this regard, the Hotel Partnership GP estimates that, as of December 31, 1997, if CBM2 sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of CBM2, the "unrecognized Section 1250 gain" per CBM2 Partnership Unit would be $______ and the gain subject to tax as ordinary income under Section 1245 per CBM2 Partnership Unit would be $______.

         A CBM2 Limited Partner who exercises Dissenters' Rights and elects to receive Notes may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, may not permit the CBM2 Limited Partner to defer all of the gain (and, to the extent that the face amount of the Notes (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Consolidation occurs exceeds $5,000,000, will require that the CBM2 Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred). The CBM2 Limited Partner, for instance, will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Section 1245 of the Code. In addition, to the extent that the CBM2 Limited Partner's share of CBM2 liabilities exceeds his adjusted tax basis in his CBM2 Units immediately prior to the Consolidation, the CBM2 Limited Partner will not be eligible to defer gain recognized upon the receipt of Notes. Lastly, if a CBM2 Limited Partner disposes of Notes, any gain that had been deferred would be recognized in the year of disposition.

         THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR DISSENTING CBM2 LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE CONSOLIDATION, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT SUCH CBM2 LIMITED PARTNERS CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH CBM2 LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

         Tax Consequences if CBM2 Does Not Participate in the Consolidation

         If CBM2 does not participate in the Consolidation, the CBM2 Limited Partners would not have any tax consequences resulting from the Consolidation. The consequences of continued ownership of CBM2 Partnership Units will be the same as would have resulted if the Consolidation had not been proposed.

                                *      *      *

         The above description is not exhaustive of all possible tax considerations associated with the Consolidation. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to CBM2 Limited Partners in light of their particular circumstances. EACH CBM2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH


                                 CBM2 Supp-23

CBM2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.



                                 CBM2 Supp-24

                             SELECTED FINANCIAL DATA

     The following table presents selected historical financial data derived from the CBM2 financial statements for the First Three Quarters 1997 and the First Three Quarters 1996 and for the five most recent fiscal years ended January 3, 1997. The following data should be read in conjunction with CBM2's financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                  First Three Quarters                                 Fiscal Years
                                  --------------------           -------------------------------------------------------------
                                  1997          1996             1996        1995          1994           1993      1992
                                  ----          ----             ----        ----          ----           ----      ----
                                     (unaudited)      (amounts in thousands, except per limited partner original investment amounts)
Revenues ........................ $101,428    $92,894           $133,182     $121,737      $112,392     $ 102,916   $93,434
Operating profit.................   43,942     37,539             54,012       46,296        37,984        40,254    29,848
Net income (loss)................   13,625      7,191             10,541       11,215        (3,564)       (6,019)  (16,307)
Distributions
  General Partner................       --         --                 --           --            --            --        --
  Limited Partner................   11,539      3,308              6,982        2,714         8,820         8,820     8,820
                                  --------    -------           --------     --------      --------     ---------   -------
                                    11,539      3,308              6,982        2,714         8,820         8,820     8,820
Per $1,000 limited partner
  original investment:
  Net income(loss)...............       88         46                 68           72           (23)          (34)     (105)
  Distributions..................       78         22                 47           18            60            60        60
EBITDA(1)........................   64,786     58,452             83,969       77,048        67,531        69,356    60,858
Cash provided by
  operating activities...........   36,135     21,521             38,059       35,974        25,720        26,506    23,976
Cash used in investing activities   10,826      8,735             17,253       14,213        12,132        14,194    13,728
Cash used in financing activities   27,613     26,019             34,317        8,213        16,875        13,020     8,830
Increase (decrease) in cash
  and cash equivalents...........   (2,304)   (13,233)           (13,511)      13,548        (3,287)         (708)    1,418
Ratio of earnings to fixed
  charges(2).....................     1.39x      1.21x              1.21x        1.27x           --            --        --
Deficiency of earnings to
  fixed charges(2)...............       --         --                 --           --         3,564         6,019    16,307
Total assets at book value.......  539,917    547,580            547,099      567,530       549,895       564,225   581,975
Total assets at value assigned
    for consolidation............                  --                 --           --            --            --        --
Cash and cash equivalents........   11,893     14,475             14,197       27,708        14,160        17,447    18,155
Total debt.......................  517,499    530,508            526,253      531,100       531,100       531,100   537,700
Partner's capital(deficit):
  Limited partners...............  (36,323)   (37,235)           (37,728)     (40,760)      (48,752)      (36,546)  (22,008)
  General partners...............    6,468      5,619              5,787        5,260         4,700         4,878     5,179
Book value per $1,000
  limited partner original
  investment.....................     (248)      (255)              (258)        (279)         (333)         (250)     (150)
Exchange Value per $1,000
  limited partner original
  investment.....................                  --                 --           --            --            --        --

------------------
(1) EBITDA consists of the sum of consolidated net income, interest expense, depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the partnership's ability to meet debt service requirements. The partnership considers EBITDA to be an indicative measure of the partnership's operating performance due to the significance of the partnership's long-lived assets and because EBITDA can be used to measure the partnership's ability to service debt, fund capital expenditures and

                                  CBM2 Supp-25
      expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(2) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $27,980,000, $27,856,000 and $29,757,000 for 1994, 1993 and 1992, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

First Three Quarters 1997 Compared to First Three Quarters 1996

Revenues. Revenues increased by $8.5 million to $101.4 million for the First Three Quarters 1997. This represents a 9.2% increase for the period when compared to the comparable period in 1996. The increase in revenue was achieved primarily through an increase in revenue per available room ("REVPAR") partially offset by an increase in hotel operating costs and expenses. REVPAR is a commonly used indicator of market performance for hotels which represents the combination of daily room rate charged and the average daily occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property.

For the First Three Quarters 1997, hotel sales increased $12.0 million, or 6.5% over the comparable period in 1996. The increase in sales was achieved primarily through an increase in the combined average room rate. The combined average room rate increased $5.57 to $82.44 over the same period in 1996. The increase in average room rate is primarily due to aggressive weekday pricing.

Combined average occupancy for the First Three Quarters 1997 increased slightly by 0.3 percentage points to 82.1%. For the First Three Quarters 1997, 50 of CBM2's 70 Hotels posted occupancy rates exceeding 80%. REVPAR for the period was $67.66, an increase of 7.6% as compared to the same period in 1996.

Direct hotel operating costs and expenses. Direct hotel operating costs and expenses increased from $90.5 million for the First Three Quarters 1996 to $93.9 million for the comparable period in 1997. As a percentage of total hotel sales, these costs and expenses decreased to 48.1% in the First Three Quarters 1997 as compared to 49.3% for the First Three Quarters 1996. This resulted in higher room and food and beverage profit margins. Room profit and food and beverage profit increased by 8.0% for the First Three Quarters 1997.

Interest Expense. Interest expense increased to $32.3 million for the First Three Quarters 1997 from $32.1 million for the comparable period in 1996. The increase in interest expense is due to the refinancing of the mortgage debt at fixed rates which are higher than the variable interest rates that were in effect through January 24, 1996. The weighted average interest rate for the First Three Quarters 1997 was 8.5% as compared to 8.4% for the comparable period in 1996.

Base and Courtyard Management Fees. The increase in base and Courtyard management fees of 6.5%, from $11.0 million for the First Three Quarters 1996 to $11.7 million for the comparable period in 1997 is due to the improved combined hotel sales for the 70 Hotels.

Ground Rent, Taxes and Other. Ground rent, taxes and other increased by 4.1% for the First Three Quarters 1997. However, as a percentage of total hotel sales, ground rent remained stable at 4.5% while property tax expense decreased slightly from 3.8% to 3.6%.

                                  CBM2 Supp-26

Incentive Management Fees. For the First Three Quarters 1997, $9.4 million of incentive management fees were earned and paid as compared to $8.4 million earned in the comparable period in 1996. The increase in incentive management fees earned was the result of improved combined hotel operating results.

Net Income. Net income increased $6.4 million to $13.6 million, from $7.2 million for the comparable period in 1996. This increase was primarily due to higher revenues as discussed above, partially offset by increases in management fees.

1996 Compared to 1995

Revenues. Revenues increased by $11.4 million or 9.4%, to $133.2 million, over 1995. This increase in revenues was achieved primarily through an increase in REVPAR partially offset by an increase in hotel operating costs and expenses, as discussed below.

Total 1996 hotel sales of $263.7 million represented a $17.9 million, or 7.3%, increase over 1995 results. This increase was achieved primarily through increases in the combined average room rate which rose from $71.49 in 1995 to $76.48 in 1996. As a result, 1996 room sales increased by $16.9 million, or 7.7%, to $235.9 million from $219.0 million in 1995 despite a one percent decrease in occupancy to 80.4% during 1996. Forty of CBM2's 70 Hotels posted occupancy rates exceeding 80% for 1996. REVPAR for the period increased nearly 6% to $61.51.

Direct hotel operating costs and expenses. Direct hotel operating costs and expenses in 1996 increased $6.4 million, or 5.2%. The increase in direct hotel operating costs and expenses is primarily due to an increase in certain variable costs related to the increase in room sales. However, as a percentage of total hotel sales, these costs and expenses decreased to 49.5% in 1996 as compared to 50.5% in 1995.

Indirect hotel operating costs and expenses. Indirect hotel operating costs and expenses increased by $3.9 million, or 5.3%, from $72.4 million in 1995 to $76.3 million in 1996. As a percentage of total hotel sales these costs and expenses decreased to 28.9% of total hotel sales in 1996 from 29.5% in 1995. The components of this category are discussed below:

Depreciation. Depreciation decreased slightly in 1996 as compared to 1995 due to a portion of the Hotels' furniture and equipment becoming fully depreciated in 1995.

Base and Courtyard management fees. Base and Courtyard management fees increased 7.4%, from $14.7 million in 1995 to $15.8 million in 1996 due to improved combined hotel sales for the 70 Hotels for 1996 when compared to 1995.

Ground rent. The 1996 ground rent expense of $11.9 million represents a 3.0% increase over 1995 levels as improved hotel operations resulted in Hotels paying more ground rent as a percentage of sales rather than the minimum rent. As a percentage of total hotel sales, ground rent expense was 4.5% and 4.7% in 1996 and 1995, respectively.

Incentive management fees. In 1996, $12.0 million of incentive management fees were earned as compared to $10.5 million earned in 1995. The increase in incentive management fees earned was the result of improved combined hotel operating results.

Insurance and other. The 1996 insurance and other expenses increased by $1.2 million to $2.8 million when compared to 1995. The increase is primarily due to an increase in equipment rent, insurance expenses and prior year adjustments.

                                  CBM2 Supp-27

Operating income. Operating income (hotel revenues less all costs and expenses other than interest expense) increased by $7.6 million to $56.9 million in 1996, from $49.3 million in 1995, primarily due to higher revenues.

Interest expense. Interest expense increased 21.7% to $46.4 million in 1996 from $38.1 million in 1995. This increase in interest expense was due to the refinancing of CBM2's debt at fixed rates which are higher than the prior year's variable interest rates. The weighted average interest rate in 1996 was 8.4% as compared to 7% in 1995.

Net income. Net income decreased $.7 million to $10.5 million, from $11.2 million in 1995. This decrease was primarily due to higher interest expense.

1995 Compared to 1994:

Revenues. Revenues increased by $9.3 million in 1995, to $121.7 million, a 8.3% increase when compared to 1994. This increase in revenues was achieved primarily through an increase in hotel sales partially offset by an increase in operating costs and expenses, as discussed below.

Total 1995 hotel sales of $245.8 million represented a $13.7 million, or 5.9%, increase over 1994 results. This increase was achieved primarily through increases in the combined average room rate from $66.95 in 1994 to $71.49 in 1995. As a result, 1995 room sales increased by $14.8 million, or 7.2%, to $219.0 million from $204.2 million in 1994 despite stable occupancy of approximately 81% during these periods. Forty-five of CBM2's 70 Hotels posted occupancy rates exceeding 80% for 1995. Food and beverage sales decreased by 4.6% from $18.5 million in 1994 to $17.6 million in 1995 as a result of the Manager's continued efforts to match restaurant service to customer demands by eliminating under-utilized services at low volume restaurants.

Direct hotel operating costs and expenses. Direct hotel operating costs and expenses in 1995 increased $4.4 million, or 3.7%. The increase in direct hotel operating costs and expenses is primarily due to an increase in certain variable costs related to the increase in room sales. However, as a percentage of total hotel sales, these costs and expenses decreased to 50.5% in 1995 as compared to 51.6% in 1994.

Indirect hotel operating costs and expenses. Indirect hotel operating costs and expenses decreased $.4 million, or .5%, from $72.8 million in 1994 to $72.4 million in 1995. As a percentage of total hotel sales these costs and expenses decreased to 29.5% of total hotel sales in 1995 from 31.4% in 1994. The components of this category are discussed below:

Depreciation. Depreciation decreased slightly in 1995 as compared to 1994 due to a portion of the Hotels' furniture and equipment becoming fully depreciated in 1994.

Base and Courtyard management fees. The increase in base and Courtyard management fees of 5.9%, from $13.9 million in 1994 to $14.7 million in 1995 is due to the improved combined hotel sales for the 70 Hotels for 1995 when compared to 1994.

Ground rent. The 1995 ground rent expense of $11.5 million represents a 7.1% increase over 1994 levels as improved hotel operations resulted in Hotels paying more ground rent as a percent of sales rather than the minimum rent. As a percentage of total hotel sales, ground rent expense remained the same at 4.7% in 1994 and 1995.

Incentive management fees. In 1995, $10.5 million of incentive management fees were earned as compared to $9.4 million earned in 1994. The increase in incentive management fees earned was the result of improved combined hotel operating results.

                                  CBM2 Supp-28

Insurance and other. The 1995 insurance and other expenses decreased $1.4 million to $1.6 million when compared to 1994 due to a $1.2 million loss on fixed asset dispositions in 1994.

Operating income. Operating income (hotel expenses less all costs and expenses other than interest expense) increased by $9.7 million to $49.3 million in 1995, from $39.6 million in 1994, primarily due to higher hotel sales.

Interest expense. Interest expense decreased 11.6% to $38.1 million in 1995 from $43.1 million in 1994. This decrease in interest expense was due to the expiration of the interest rate swaps on Mortgage Debt A and Mortgage Debt B on August 4, 1994 and October 18, 1994, respectively. Incremental interest expense, as a result of the interest rate swaps, was $15.0 million for 1994.

Net income (loss). In 1995, CBM2 had net income of $11.2 million, an increase of $14.8 million over 1994's net loss of $3.6 million. This increase was primarily due to higher revenues and lower interest expense.

CAPITAL RESOURCES AND LIQUIDITY

Principal Sources and Uses of Cash

The principal source of cash for CBM2 is cash from operations. Its principal uses of cash are to make debt service payments, fund the property improvement fund, and to make distributions to the limited partners. Cash provided by operations was $36.1 million and $21.5 million for the First Three Quarters 1997 and First Three Quarters 1996, respectively. Cash provided by operations was $38.1 million, $36.0 million and $25.7 million for the fiscal years 1996, 1995 and 1994, respectively. Cash used in investing activities was $10.8 million and $8.7 million for the First Three Quarters 1997 and First Three Quarters 1996, respectively. Cash used in investing activities was $17.3 million, $14.2 million and $12.1 million in fiscal years 1996, 1995 and 1994, respectively. CBM2's cash used in investing activities consists primarily of contributions to the property improvement fund and capital expenditures for improvements to existing hotels. Contributions to the property improvement fund were $13.2 million, $12.3 million and $11.8 million for fiscal years 1996, 1995 and 1994, respectively, and $9.8 million and $9.2 million for the First Three Quarters 1997 and First Three Quarters 1996, respectively.

Cash used in financing activities was $27.6 million and $26 million for the First Three Quarters 1997 and First Three Quarters 1996, respectively, and $34.3 million, $8.2 million and $16.9 million for fiscal years 1996, 1995, and 1994, respectively. During 1996, CBM2 repaid $11.3 million of principal on the Certificates, as defined below, and paid $42.5 million of interest on CBM2's debt. CBM2 paid $42.1 million and $47.4 million in interest in 1995 and 1994, respectively. No principal payments were made on CBM2's Mortgage Debt in 1995 or 1994. Distributions to limited partners were $7.0 million in 1996, $2.7 million during 1995 from 1994 operations, $8.8 million in 1994 and $11.5 million in the First Three Quarters 1997.

Refinancing

Partnership Structure

On January 24, 1996, CBM2 completed a refinancing of the Partnership's existing debt through the private placements of $127.4 million of senior secured notes (the "Senior Notes") and $410.2 million of multi-class commercial mortgage pass-through certificates (the "Certificates").

In connection with the refinancing, the limited partners approved certain amendments to the partnership agreement and the management agreement. The partnership agreement amendment, among other things, allowed the formation of certain subsidiaries, including Courtyard II Finance Limited Service REIT ("Finance"), a wholly owned subsidiary of CBM2, who along with CBM2 is the co-issuer of the Senior Notes.

                                  CBM2 Supp-29

Additionally, CBM2 formed a wholly owned subsidiary, Courtyard II Associates Management Corporation ("Managing General Partner"). Managing General Partner was formed to be the managing general partner with a 1% general partner interest in Courtyard II Associates, L.P. ("Associates"), a Delaware limited partnership. CBM2 owns a 1% general partner interest and a 98% limited partner interest in Associates. On January 24, 1996, CBM2 contributed 69 Hotels and their related assets to Associates. The formation of Associates resulted in CBM2's primary assets being its direct and indirect interest in Associates. Additionally, substantially all of Associates' net equity will be restricted to dividends, loans or advances to CBM2.

Associates holds a 99% membership interest in CBM Associates II LLC ("Associates II") and the Managing General Partner holds the remaining 1% membership interest. On January 24, 1996, CBM2 contributed the Hotel located in Deerfield, IL (the "Deerfield Hotel") and its related assets to Associates and the Managing General Partner who simultaneously contributed the Hotel and its related assets to Associates II.

Each of the Managing General Partner, Associates and Associates II were formed as a single purpose bankruptcy-remote entity to facilitate the refinancing.

CBM Funding Corporation ("CBM Funding"), a wholly-owned subsidiary of Associates, was also formed to make a mortgage loan (the "Mortgage Loan") to Associates from the proceeds of the sale of the Certificates.

Debt Refinancing -- Overview

On January 24, 1996, net proceeds from the placement of the Senior Notes and the Certificates and existing CBM2 cash were used as follows: (i) to repay existing Mortgage Debt A of $275 million and Mortgage Debt B of $230.5 million, (ii) to repay the industrial revenue bond financing on certain Hotels (the "IRB Debt") of $25.6 million, (iii) to repay advances from Host related to certain Hotels of $6.5 million and (iv) to pay certain costs of structuring and issuing the Senior Notes and the Certificates.

Prior to the completion of the refinancing on January 24, 1996, Host or its wholly owned subsidiary, CBM Two Corporation, (the "General Partner") provided additional credit support to CBM2 through the following: (i) debt service guarantees on Mortgage Debt A and B, (ii) foreclosure guarantees on the Mortgage Debt A and B, (iii) obligations to advance funds related to the IRB Debt and
(iv) a facility for CBM2 to borrow funds to pay ground rent (the "Ground Rent Facility"). Upon repayment of Mortgage Debt A, Mortgage Debt B, and the IRB Debt, Host was released from these obligations.

Debt Refinancing - Senior Notes

The Senior Notes of $127.4 million were issued by CBM2 and Finance. The Senior Notes bear interest at 10 3/4%, require semi-annual payments of interest and require no payments of principal until maturity on February 1, 2008. The Senior Notes are secured by a first priority pledge by CBM2 of (i) its 99% partnership interest (consisting of a 98% limited partner interest and a 1% general partner interest) in Associates and (ii) its 100% equity interest in the Managing General Partner. Finance has nominal assets, does not conduct any operations and does not provide any additional security for the Senior Notes.

The terms of the Senior Notes include requirements of CBM2 to establish and fund a debt service reserve account in an amount equal to one six-month interest payment on the Senior Notes ($6,848,000) and to maintain certain levels of excess cash flow, as defined. In the event CBM2 fails to maintain the required level of excess cash flow, CBM2 will be required to (i) suspend distributions to its partners and other restricted payments, as defined, (ii) to fund a separate supplemental debt service reserve account (the "Supplemental Debt Service Reserve") in an amount up to two six-month interest payments on the Senior Notes and (iii) if such failure were to continue, to offer to purchase a portion of the Senior Notes at par.

                                  CBM2 Supp-30

The Senior Notes are not redeemable prior to February 1, 2001. Thereafter, the Senior Notes may be redeemed, at the option of CBM2, at a premium declining to par in 2004. The Senior Notes are non-recourse to CBM2 and its partners.

On June 4, 1996, CBM2 and Finance completed an exchange offer of its unregistered 10 3/4% Series B Senior Secured Notes with an aggregate principal amount of $127.4 million ("Old Notes") due 2008 for an equal amount of registered notes ("New Notes"). The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended and will not have any restrictions for transfer.

Debt Refinancing -- Certificates

The Certificates in an initial principal payment of $410.2 million were issued by CBM Funding. Proceeds from the sale of the Certificates were utilized by CBM Funding to provide a Mortgage Loan to Associates. The Certificates/Mortgage Loan require monthly payments of principal and interest based on a 17-year amortization schedule. The Mortgage Loan matures on January 28, 2008. However, the maturity date of the Certificates/Mortgage Loan may be extended until January 28, 2013 with the consent of 66 2/3% of the holders of the outstanding Certificates affected thereby. The Certificates were issued in the following classes and pass-through rates of interest.

                                        Initial Certificate              Pass-Through
                  Class                        Balance                       Rate
                  -----                 -------------------              ------------
                  Class A-1             $  45,500,000                      7.550%
                  Class A-2             $  50,000,000                      6.880%
                  Class A-3P & I        $ 129,500,000                      7.080%
                  Class A-3IO           Not Applicable                     0.933%
                  Class B               $  75,000,000                      7.480%
                  Class C               $ 100,000,000                      7.860%
                  Class D               $  10,200,000                      8.645%

The Class A-3IO Certificates receive payments of interest only based on a notional balance equal to the Class A-3P & I Certificate balance.

The balance of the Certificates was $390.1 million at September 12, 1997. Principal amortization of $8.8 million of the Class A-1 Certificates was made during the first three quarters of 1997.

The Certificates/Mortgage Loan maturities as of January 3, 1997 are as follows (in thousands):

               1997                         $    13,298
               1998                              14,331
               1999                              15,443
               2000                              16,642
               2001                              17,934
               Thereafter                       321,205
                                            -----------
                                            $   398,853
                                            ===========

The Mortgage Loan is secured primarily by 69 cross-defaulted and cross-collateralized mortgages representing first priority mortgage liens on (i) the fee or leasehold interest in the 69 Hotels, related furniture, fixtures and equipment and the property improvement fund, (ii) the fee interest in the land leased from MII or their affiliates on which 53 Hotels are located, (iii) a pledge of Associates membership interest in and the related right to receive distributions from Associates II which owns the Deerfield Hotel and (iv) an assignment of the Management Agreement, as defined below. The Mortgage Loan is non-recourse to Associates, CBM2 and its partners.

                                  CBM2 Supp-31

Operating profit from the Hotels in excess of debt service on the Mortgage Loan is available to be distributed to CBM2. Amounts distributed to CBM2 are used for the following, in order of priority: (i) for debt service on the Senior Notes,
(ii) to fund the Supplemental Debt Service Reserve, if necessary, (iii) to offer to purchase a portion of the Senior Notes at par, if necessary, (iv) for working capital, see Item 13 "Certain Relationship and Related Transaction," and (v) for distributions to the partners of CBM2.

Prepayments of the Mortgage Loan are permitted with the payment of a premium (the "Prepayment Premium"). The Prepayment Premium is equal to the greater of
(i) one percent of the Mortgage Loan being prepaid or (ii) a yield maintenance amount based on a spread of .25% or .55% over the U.S. treasury rate, as defined.

On June 30, 1996, CBM Funding completed an exchange offer of its Multi-class Mortgage Pass-Through Certificates, Series 1996-1A with a principal balance of $406.2 million at that time, ("Old Certificates") for an equal amount of Multi-class Mortgage Pass-Through Certificates, Series 1996-1B ("New Certificates"). The form and terms of the New Certificates are substantially identical to the form and terms of the Old Certificates, except that the New Certificates are registered under the Securities Act of 1933, as amended and their transfers are not restricted.

Deferred Management Fees and Ground Lease Payments

To facilitate the refinancing, effective December 30, 1995, the original management agreement was restated into two separate management agreements. Associates entered into a management agreement with the Manager for the 69 Hotels which Associates directly owns and Associates II entered into a management agreement for the Deerfield Hotel which Associates II owns, collectively, (the "Management Agreement").

Under the Management Agreement that became effective on December 30, 1995, the Manager agreed to subordinate a portion of the Courtyard management fees and all incentive management fees, and under an amendment to the ground leases with Marriott International, Inc. and its affiliates (the "Marriott Ground Lessors") that became effective on January 24, 1996, the Marriott Ground Lessors agreed to subordinate their ground rent payments, to the payment of interest, principal and premiums on the Mortgage Loan and the Senior Notes and debt incurred to refinance the Mortgage Loan or the Senior Notes that meets specified criteria. In addition, the Manager agreed to subordinate existing deferred base, Courtyard and incentive management fees to the payment of debt service.

Deferred base, Courtyard and incentive management fees do not accrue interest and will be repaid from a portion of operating cash flow but only after payment of (i) debt service, (ii) a priority return to CBM2 and (iii) certain other priorities as defined in the Management Agreement. Deferred ground rent owed to the Marriott Ground Lessors does not accrue interest and will be repaid from a portion of operating cash flow, but only after payment of debt service. Payment of such deferred fees and deferred ground rent are restricted payments under the covenants of the Senior Notes.

Historically, under the management agreement, the Manager subordinated receipt of the Courtyard management fee to the payment of debt service (through the debt refinancing date of January 24, 1996) and a 6% return to the limited partners (through 1993). As of January 3, 1997, cumulative deferred base and Courtyard management fees totaled $30.2 million.

Prior to 1994 no incentive management fees were earned by the Manager. For the year ended December 29, 1995, $10.5 million in incentive management fees were earned and paid to the Manager. For the year ended January 3, 1997, $12.0 million in incentive management fees were earned and $11.4 million were paid. Therefore, $.6 million was deferred in fiscal year 1996. In the future, additional incentive management fees may be earned, but payment will be limited by the terms of the Management Agreement to 80% of the amount by which operating profit less debt service exceeds the priority return to CBM2.



                                 CBM2 Supp-32

The priority return to CBM2, as defined, was reduced from 10% of invested capital to 7% in 1996, 8% in 1997, 9% in 1998 and then returning to 10% for 1999 and thereafter. Operating profit from the Hotels (which reflects the deduction of the base and Courtyard management fees and MII ground rent) will be used to pay the following, in order of priority: (i) debt service on the Senior Notes and Mortgage Loan, (ii) to repay working capital loans to the Manager, (iii) to repay deferred ground rent to MII and their affiliates, (iv) to repay ground lease advances to MII and their affiliates, (v) the priority return to CBM2 which is 7% of invested capital for 1996, (vi) eighty percent of the remaining operating profit is applied to the payment of current incentive management fees,
(vii) to repay advances to CBM2, (viii) to repay foreclosure avoidance advances to the Manager and (ix) fifty percent of the remaining operating profit to repay deferred management fees to the Manager and fifty percent of remaining operating profit is paid to CBM2. In 1996, CBM2 had $2.5 million of remaining operating profit after the payment of i) through viii) above. Fifty percent of this remaining operating profit was used to repay a portion of 1996 deferred incentive management fees to the Manager and the remainder was paid to CBM2.

Property Improvement Fund

The Management Agreement requires annual contributions to a property improvement fund to ensure that the physical condition and product quality of the Hotels are maintained. Contributions to this fund are based on a percentage of annual total hotel sales, currently equal to 5%. The Partnership believes that the 5% contribution requirement is consistent with industry standards and provides a sufficient reserve for the future capital repair and replacement needs of the Hotels. In accordance with the Management Agreement, the annual required contribution percentage may increase to up to 6% after December 31, 2000. The balance in the fund totaled $29 million as of September 12, 1997. During the period from 1992 through 1995, room renovation projects were completed at all of the Hotels at an aggregate cost of approximately $30.7 million. Total capital expenditures during fiscal year 1996, 1995 and 1994 were $11.2 million, $8.8 million and $13.4 million, respectively, and $11.5 million and $3.3 million for the First Three Quarters 1997 and First Three Quarters 1996. All such capital expenditures were funded from the property improvement fund.

General

As previously discussed, CBM2's debt was refinanced on January 24, 1996. The General Partner believes that cash from hotel operations combined with the ability to defer certain management fees to the Manager and ground rent payments to MII and affiliates will provide adequate funds in the short term and long term for the operational and capital needs of CBM2.



                                 CBM2 Supp-33

                             FINANCIAL STATEMENTS


                                 CBM2 Supp-34

                   Report of Independent Public Accountants

TO THE LIMITED PARTNERS OF COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP:

We have audited the accompanying consolidated balance sheet of Courtyard by Marriott II Limited Partnership (a Delaware limited partnership) as of January 3, 1997 and December 29, 1995, and the related consolidated statements of operations, changes in partners' capital (deficit) and cash flows for each of the three fiscal years in the period ended January 3, 1997. These financial statements referred to below are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Courtyard by Marriott II Limited Partnership as of January 3, 1997 and December 29, 1995, and the results of its operations and its cash flows for each of the three fiscal years in the period ended January 3, 1997, in conformity with generally accepted accounting principles.





                                                             ARTHUR ANDERSEN LLP


Washington, D.C.
March 13, 1997




                                 CBM2 Supp-35

                 Courtyard by Marriott II Limited Partnership
                          Consolidated Balance Sheets
                     January 3, 1997 and December 29, 1995
                                (in thousands)

                                                                                               1996           1995
                                                                                            ----------     ----------
ASSETS
    Property and equipment, net.........................................................    $ 458,687      $ 474,480
    Deferred financing costs, net of accumulated amortization...........................       17,442         18,482
    Due from Courtyard Management Corporation...........................................       13,315          7,078
    Prepaid expenses....................................................................           28             --
    Property improvement fund...........................................................       36,582         33,098
    Restricted cash.....................................................................        6,848          6,684
    Cash and cash equivalents...........................................................       14,197         27,708
                                                                                            ---------      ---------
                                                                                            $ 547,099      $ 567,530
                                                                                            =========      =========
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

LIABILITIES
    Debt................................................................................    $ 526,253      $ 531,100
    Management fees due to Courtyard Management Corporation.............................       36,442         35,809
    Due to Marriott International, Inc. and affiliates..................................        9,169          9,402
    Accounts payable and accrued liabilities............................................        7,176         19,250
    Due to Host Marriott Corporation....................................................           --          7,469
                                                                                            ---------      ---------

      Total Liabilities.................................................................      579,040        603,030
                                                                                            ---------      ---------

PARTNERS' CAPITAL (DEFICIT)
    General Partner
      Capital contribution..............................................................       11,306         11,306
      Cumulative net losses.............................................................       (5,241)        (5,768)
      Capital distributions.............................................................         (278)          (278)
                                                                                            ---------      ---------
                                                                                                5,787          5,260
                                                                                            ---------      ---------

    Limited Partners
      Capital contributions, net of offering costs of $17,189...........................      129,064        129,064
      Cumulative net losses.............................................................      (99,582)      (109,596)
      Capital distributions.............................................................      (67,025)       (60,043)
      Investor notes receivable.........................................................         (185)          (185)
                                                                                            ---------      ---------
                                                                                              (37,728)       (40,760)
                                                                                            ---------      ---------
      Total Partners' Deficit...........................................................      (31,941)       (35,500)
                                                                                            ---------      ---------

                                                                                            $ 547,099      $ 567,530
                                                                                            =========      =========



       The accompanying notes are an integral part of these consolidated financial statements.

                                 CBM2 Supp-36

                 Courtyard by Marriott II Limited Partnership
                     Consolidated Statements of Operations
                  For the Fiscal Years Ended January 3, 1997,
                    December 29, 1995 and December 30, 1994
                    (in thousands, except per Unit amounts)

                                                                                 1996            1995            1994
                                                                             ------------    ------------    ------------

REVENUES
    Hotel revenues (Note 3)..................................................$    133,182    $    121,737    $    112,392
                                                                             ------------    ------------    ------------

OPERATING COSTS AND EXPENSES
    Depreciation.............................................................      27,062          27,720          27,980
    Base and Courtyard management fees.......................................      15,822          14,749          13,925
    Incentive management fee.................................................      12,040          10,480           9,403
    Ground rent..............................................................      11,899          11,550          10,787
    Property taxes...........................................................       9,537           9,324           9,453
    Insurance and other......................................................       2,810           1,618           2,860
                                                                             ------------    ------------    ------------
                                                                                   79,170          75,441          74,408
                                                                             ------------    ------------    ------------

OPERATING PROFIT.............................................................      54,012          46,296          37,984
Interest expense.............................................................     (46,366)        (38,113)        (43,115)
Interest income..............................................................       2,895           3,032           1,567
                                                                             ------------    ------------    ------------

NET INCOME (LOSS)............................................................$     10,541    $     11,215    $     (3,564)
                                                                             ============    ============    ============

ALLOCATION OF NET INCOME (LOSS)
    General Partner..........................................................$        527    $        560    $       (178)
    Limited Partners.........................................................      10,014          10,655          (3,386)
                                                                             ------------    ------------    ------------
                                                                             $     10,541    $     11,215    $     (3,564)
                                                                             ============    ============    ============

NET INCOME (LOSS) PER LIMITED PARTNER UNIT (1,470 units).....................$      6,812    $      7,248    $     (2,303)
                                                                             ============    ============    ============



             The accompanying notes are an integral part of these
                      consolidated financial statements.

                                 CBM2 Supp-37

                 Courtyard by Marriott II Limited Partnership
                     Consolidated Statements of Cash Flows
                  For the Fiscal Years Ended January 3, 1997,
                    December 29, 1995 and December 30, 1994
                                (in thousands)

                                                                                      1996          1995          1994
                                                                                  -----------   -----------    ----------
OPERATING ACTIVITIES
    Net income (loss).............................................................$    10,541   $    11,215    $   (3,564)
    Noncash items:
      Depreciation................................................................     27,062        27,720        27,980
      Amortization of deferred financing costs as interest........................      1,679           625           595
      Deferred management fees....................................................        633            --         5,564
      (Gain) loss on sale of equipment............................................         --           (12)        1,185
      Deferred interest on IRB advances from
        Host Marriott Corporation.................................................         --           638           341
    Changes in operating accounts:
      Due from Courtyard Management Corporation...................................     (3,737)        1,311        (2,260)
      Accounts payable and accrued liabilities....................................      2,924        (5,114)       (3,876)
      Due to Host Marriott Corporation............................................     (1,015)         (427)           --
      Prepaid expenses ...........................................................        (28)          180          (181)
      Management fees due to Courtyard Management Corporation.....................         --          (162)           --
      Due to Marriott International, Inc. ........................................         --            --           (64)
                                                                                  -----------   -----------    ----------
    Cash provided by operations...................................................     38,059        35,974        25,720
                                                                                  -----------   -----------    ----------


INVESTING ACTIVITIES
    Additions to property and equipment, net......................................    (11,269)       (8,786)      (13,361)
    Change in property improvement fund...........................................     (3,484)       (5,427)        1,229
    Working capital provided to Courtyard Management Corporation..................     (2,500)           --            --
                                                                                  -----------   -----------    ----------
    Cash used in investing activities.............................................    (17,253)      (14,213)      (12,132)
                                                                                  -----------   -----------    ----------

FINANCING ACTIVITIES
    Proceeds from issuance of debt ...............................................    537,600            --            --
    Repayments of debt............................................................   (531,100)           --            --
    Payment of financing costs....................................................    (15,835)       (2,990)          (20)
    Payment of principal .........................................................    (11,347)           --            --
    Capital distributions.........................................................     (6,982)       (2,714)       (8,820)
    Deposit into the debt service reserve ........................................     (6,848)           --            --
    Use of (Deposit in) refinancing reserve accounts..............................      6,684        (2,560)       (4,124)
    Repayment of advances from Host Marriott Corporation..........................     (6,489)           --        (3,911)
    Collections of investor notes receivable......................................         --            51            --
                                                                                  -----------   -----------    ----------
    Cash used in financing activities.............................................    (34,317)       (8,213)      (16,875)
                                                                                  -----------   -----------    ----------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..................................$   (13,511)  $    13,548    $   (3,287)
CASH AND CASH EQUIVALENTS at beginning of year....................................     27,708        14,160        17,447
                                                                                  -----------   -----------    ----------
CASH AND CASH EQUIVALENTS at end of year..........................................$    14,197   $    27,708    $   14,160
                                                                                  ===========   ===========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for mortgage and other interest.....................................$    42,532   $    42,092    $   47,382
                                                                                  ===========   ===========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.



                                 CBM2 Supp-38

                 Courtyard by Marriott II Limited Partnership
                     Consolidated Statements of Changes in
                          Partners' Capital (Deficit)
                  For the Fiscal Years Ended January 3, 1997,
                    December 29, 1995 and December 30, 1994
                                (in thousands)

                                                                              General         Limited
                                                                              Partner         Partners           Total
                                                                           ------------    --------------    ------------
Balance, December 31, 1993.................................................$      4,878    $      (36,546)   $    (31,668)

    Capital distributions..................................................          --            (8,820)         (8,820)
    Net loss...............................................................        (178)           (3,386)         (3,564)
                                                                           ------------    --------------    ------------

Balance, December 30, 1994.................................................       4,700           (48,752)        (44,052)

    Payments received on investor notes receivable.........................          --                51              51
    Capital distributions..................................................          --            (2,714)         (2,714)
    Net income.............................................................         560            10,655          11,215
                                                                           ------------    --------------    ------------

Balance, December 29, 1995.................................................       5,260           (40,760)        (35,500)

    Capital distributions..................................................          --            (6,982)         (6,982)
    Net income.............................................................         527            10,014          10,541
                                                                           ------------    --------------    ------------

Balance, January 3, 1997...................................................$      5,787    $      (37,728)   $    (31,941)
                                                                           ============    ==============    ============



  The accompanying notes are an integral part of these consolidated financial statements.





                                 CBM2 Supp-39

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements




NOTE 1.  THE PARTNERSHIP

Description of the Partnership

Courtyard by Marriott II Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed August 31, 1987 to acquire and own 70 Courtyard by Marriott hotels (the "Hotels") and the land on which certain of the Hotels are located. The Partnership's 70 hotel properties are located in 29 states in the United States: nine in Illinois; eight in California; five in Florida; four in Georgia; four in Texas and three or less in each of the other 24 states. On December 29, 1995, Host Marriott Corporation's operations were divided into two separate companies: Host Marriott Corporation ("Host Marriott") and Host Marriott Services Corporation. The Hotels are managed as part of the Courtyard by Marriott hotel system by Courtyard Management Corporation (the "Manager"), a wholly-owned subsidiary of Marriott International, Inc. ("MII"). The sole general partner of the Partnership, with a 5% interest, is CBM Two Corporation (the "General Partner"), a wholly owned subsidiary of Host Marriott.

On January 18, 1988 (the "Final Closing Date"), 1,470 limited partnership interests (the "Units"), representing a 95% interest in the Partnership, had been sold in a private placement offering. The offering price per Unit was $100,000, $21,200 payable at subscription with the balance due in four annual installments through February 28, 1991, or, as an alternative, $94,357 in cash at closing as full payment of the subscription price. The limited partners paid $39,938,000 as of the Final Closing Date, representing 1,350 Units purchased on the installment basis and 120 Units paid in full. The limited partners' obligations to make the installment payments were evidenced by promissory notes (the "Investor Notes") payable to the Partnership and secured by the Units. On October 30, 1987 (the "Initial Closing Date"), the General Partner made a capital contribution of equipment valued at $11,306,000 for its 5% general partner interest.

On the Initial Closing Date, the Partnership began operations and executed a purchase agreement (the "Purchase Agreement") with Host Marriott to acquire the Hotels and the land on which certain of the Hotels are located for a total price of $643.1 million. Of the total purchase price, $507.9 million was paid in cash from the proceeds of the mortgage financing and sale of the Units, $40.2 million from assumption of industrial development revenue bond financing (the "IRB Debt") from Host Marriott and $95 million from a note (the "Deferred Purchase Note") payable to Host Marriott. Twenty of the Hotels were conveyed to the Partnership in 1987, thirty-four Hotels in 1988, twelve Hotels in 1989 and the final four Hotels during the first half of 1990.

Under the Purchase Agreement, Host Marriott agreed to reduce the purchase price of the Hotels by up to $9.3 million if the Hotels did not provide cash flow in excess of debt service, as defined, equivalent to $9.3 million in 1989, (the "Price Adjustment"). The required Price Adjustment for 1989 was $8,843,000. The Price Adjustment was allocated as a reduction to the Partnership's property and equipment in the accompanying consolidated financial statements.

In accordance with the partnership agreement, in 1990 and 1991 the General Partner purchased 20.5 Units from defaulting investors. Additionally, on July 15, 1995, a limited partner assigned one Unit to the General Partner. Therefore, as of January 3, 1997, the General Partner owns a total of 21.5 Units representing a 1.39% limited partnership interest in the Partnership.

On January 24, 1996, the Partnership completed a refinancing of the Partnership's existing debt through the private placements of $127.4 million of senior secured notes (the "Senior Notes") and $410.2 million of multi-class commercial mortgage pass-through certificates (the "Certificates").

In connection with the refinancing, the limited partners approved certain amendments to the partnership agreement and the Management Agreement. The partnership agreement amendment, among other things, allowed the formation of certain subsidiaries of the Partnership, including Courtyard II Finance Limited Service REIT ("Finance"), a wholly-owned subsidiary of the Partnership, who along with the Partnership is the co-issuer of the Senior Notes.

Additionally, the Partnership formed a wholly owned subsidiary, Courtyard II Associates Management Corporation ("Managing General Partner"). Managing General Partner was formed to be the managing general partner with a 1% general


                                 CBM2 Supp-40

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements


partner interest in Courtyard II Associates, L.P. ("Associates"), a Delaware limited partnership. The Partnership owns a 1% general partner interest and a 98% limited partner interest in Associates. On January 24, 1996, the Partnership contributed 69 Hotels and their related assets to Associates. Formation of Associates resulted in the Partnership's primary assets being its direct and indirect interest in Associates. Additionally, substantially all of Associates' net equity will be restricted to dividends, loans or advances to the Partnership.

Associates holds a 99% membership interest in CBM Associates II LLC ("Associates II") and Managing General Partner holds the remaining 1% membership interest. On January 24, 1996, the Partnership contributed the Hotel located in Deerfield, IL (the "Deerfield Hotel") and its related assets to Associates and the Managing General Partner who simultaneously contributed the Hotel and its related assets to Associates II.

Each of the Managing General Partner, Associates and Associates II were formed as a single purpose bankruptcy-remote entity to facilitate the refinancing.

CBM Funding Corporation ("CBM Funding"), a wholly owned subsidiary of Associates, was also formed to make a mortgage loan (the "Mortgage Loan") to Associates from the proceeds of the sale of the Certificates.

Partnership Allocations and Distributions

Partnership allocations and distributions are generally made as follows:

a. Cash available for distribution is distributed (i) first, 5% to the General Partner and 95% to the limited partners until the General Partner and the limited partners (collectively, the "Partners") have received cumulative distributions of sale proceeds and/or refinancing proceeds ("Capital Receipts") equal to $77,368,421; (ii) next, 10% to the General Partner and 90% to the limited partners until the Partners have received cumulative distributions of Capital Receipts equal to $158,306,000; and (iii) thereafter, 25% to the General Partner and 75% to the limited partners. Distributions to the General Partner are subordinate to an annual 10% non-cumulative preferred return to the limited partners on their invested capital, as defined.

b.   Refinancing proceeds not retained by the Partnership will be distributed
     (i) first, 5% to the General Partner and 95% to the limited partners until the Partners have received cumulative distributions of refinancing proceeds equal to $158,306,000 minus adjusted sale proceeds, as defined; and (ii) thereafter, 25% to the General Partner and 75% to the limited partners.

c. Proceeds not retained by the Partnership from the sale or other disposition of less than substantially all of the assets of the Partnership will be distributed (i) first, 5% to the General Partner and 95% to the limited partners until the Partners have received cumulative distributions of Capital Receipts equal to $158,306,000; and (ii) thereafter, 25% to the General Partner and 75% to the limited partners.

     Proceeds from the sale of substantially all of the assets of the Partnership or from a related series of Hotel sales leading to the sale of substantially all of the assets of the Partnership will be distributed to the Partners pro-rata in accordance with their capital account balances.

d. Net profits are generally allocated in the same ratio in which cash available for distribution is distributed.

e. All items of gain, deduction or loss attributable to the contributed equipment will be allocated to the General Partner.


f. In general, gain recognized by the Partnership will be allocated, with respect to any year, in the following order of priority: (i) to all Partners whose capital accounts have negative balances until such negative balances are brought to zero; (ii) to all Partners up to the amount necessary to bring their respective capital account balances to an amount equal to their invested capital, as defined; and (iii) thereafter 25% to the General Partner and 75% to the limited partners.


                                 CBM2 Supp-41

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements


     Gain arising from the sale or other disposition (or from a related series of sales or dispositions) of substantially all the assets of the Partnership will be allocated (i) to the limited partners in an amount equal to the excess, if any, of (1) the sum of 15% times the weighted average of the limited partners' invested capital each year, over (2) the sum of distributions to the limited partners of Capital Receipts in excess of the limited partners' cumulative capital and distributions to limited partners of cash available for distribution; and (ii) next, to the General Partner until it has been allocated an amount equal to 33.33% of the amount allocated to the limited partners under clause (i); and (iii) thereafter, 25% to the General Partner and 75% to the limited partners.

g. For financial reporting purposes, profits and losses are generally allocated among the Partners based on their stated interests in cash available for distribution.


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership records are maintained on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Working Capital and Supplies

Pursuant to the terms of the Partnership's management agreement discussed in
Note 8, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Hotels. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon the termination of the management agreement, the Manager is required to convert working capital and supplies into cash and return it to the Partnership. As a result of these conditions, the individual components of working capital and supplies controlled by the Manager are not reflected in the accompanying consolidated balance sheet.

Fiscal Year

The Partnership's fiscal year ends on the Friday nearest to December 31. Fiscal Year 1996 included 53 weeks compared to 52 weeks for fiscal years 1995 and 1994.

Revenues and Expenses

Revenues represent house profit from the Partnership's Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to the Manager. House profit reflects hotel operating results which flow to the Partnership as property owner and represents hotel sales less property-level expenses, excluding depreciation and amortization, base, Courtyard and incentive management fees, property taxes, ground rent and equipment rent, insurance and certain other costs, which are disclosed separately in the consolidated statement of operations.


                                 CBM2 Supp-42

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:


           Buildings and improvements                 40 years
           Leasehold improvements                     40 years
           Furniture and equipment                4 - 10 years

Certain property and equipment was pledged to secure the mortgage debt described in Note 6.

The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

Deferred Financing Costs

Prior to 1996, deferred financing costs consist of costs incurred in connection with obtaining Partnership financing for Mortgage Debt A and B, as defined in
Note 6. During 1996 and 1995, the Partnership paid $15,835,000 and $2,990,000, respectively, in financing costs related to the debt refinancing discussed in
Note 6. Financing costs are amortized using the straight-line method, which approximates the effective interest rate method, over the remaining life of the respective mortgage debt. At January 3, 1997 and December 29, 1995, accumulated amortization of financing costs totaled $1,453,000 and $3,806,000, respectively.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

Ground Rent

The land leases with MII or affiliates of MII (see Note 7) include scheduled increases in minimum rents per property. These scheduled rent increases, which are included in minimum lease payments, are being recognized by the Partnership on a straight-line basis over the lease terms which approximate 80 years. The adjustment included in ground rent expense and Due to Marriott International, Inc. and affiliates to reflect minimum lease payments on a straight-line basis for 1996, 1995 and 1994 totaled $119,000 per year.

Income Taxes

Provision for Federal taxes has not been made in the accompanying consolidated financial statements since the Partnership does not pay income taxes, but rather, allocates its profits and losses to the individual Partners. Significant differences exist between the net income/loss for financial reporting purposes and the net income/loss reported in the Partnership's tax return. These differences are due primarily to the use for income tax purposes of accelerated depreciation methods, shorter depreciable lives for the assets, difference in the timing of recognition of certain fees and straight-line rent adjustments. As a result of these differences, the excess of the net Partnership liabilities reported in the accompanying consolidated financial statements over the tax basis in the net Partnership liabilities was $7,819,000 and $3,381,000, respectively as of January 3, 1997 and December 29, 1995.

Interest Rate Swap Agreements

The Partnership was a party to two interest rate swap agreements (prior to their expiration in 1994) to reduce the Partnership's exposure to floating interest rates. The Partnership accounted for the swap arrangements as a hedge of obligations to pay floating rates of interest and accordingly, recorded interest expense based upon its payment obligations at fixed interest rates.

                                 CBM2 Supp-43

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements


Statement of Financial Accounting Standards

In the first quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its consolidated financial statements.

Reclassifications

Certain reclassifications were made to the prior year financial statements to conform to the 1996 presentation.


NOTE 3.  HOTEL REVENUES

Partnership Hotel revenues consist of the following (in thousands):

                                                                           1996               1995              1994
                                                                      --------------    --------------     -------------
HOTEL SALES
    Rooms.............................................................$      235,861    $      218,955    $      204,203
    Food and beverage.................................................        18,227            17,628            18,483
    Other.............................................................         9,619             9,242             9,396
                                                                      --------------    --------------    --------------

                                                                             263,707           245,825           232,082
                                                                      --------------    --------------    --------------

HOTEL EXPENSES
    Departmental Direct Costs
      Rooms...........................................................        50,653            48,091            45,088
      Food and beverage...............................................        16,073            15,006            15,162
    Other hotel operating expenses....................................        63,799            60,991            59,440
                                                                      --------------    --------------    --------------

                                                                             130,525           124,088           119,690
-                                                                     --------------    --------------    --------------

HOTEL REVENUES........................................................$      133,182    $      121,737    $      112,392
                                                                      ==============    ==============    ==============

                                 CBM2 Supp-44

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements


NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

                                                                                           January 3,       December 29,
                                                                                              1997              1995
                                                                                         --------------    --------------
Land.....................................................................................$       25,392    $       25,392
Leasehold improvements...................................................................       438,921           435,913
Building and improvements................................................................        78,559            77,053
Furniture and equipment..................................................................       142,663           135,908
                                                                                         --------------    --------------
                                                                                                685,535           674,266

Less accumulated depreciation............................................................      (226,848)         (199,786)
                                                                                         --------------    --------------
                                                                                         $      458,687    $      474,480
                                                                                         ==============    ==============

NOTE 5.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

                                                                As of January 3, 1997         As of December 29, 1995
                                                           ------------------------------   ------------------------------
                                                                              Estimated                        Estimated
                                                              Carrying          Fair           Carrying          Fair
                                                               Amount           Value           Amount           Value
                                                           --------------   -------------   --------------  --------------
                                                                                   (in thousands)
Financial liabilities
Debt.......................................................$      526,253   $     540,420   $      531,100  $      531,100
Management fees due to Courtyard
   Management Corporation..................................$       36,442   $      16,681   $       35,809  $        9,995
Due to Host Marriott Corporation...........................$           --   $          --   $        7,469  $        7,469

The 1996 estimated fair value of debt obligations was based on the quoted market prices at January 3, 1997.

The 1995 estimated fair values of debt obligations and amounts due to Host Marriott Corporation are based on their carrying amounts as these items were repaid on January 24, 1996. Consistent with the prior year, the 1996 management fees due to the Courtyard Management Corporation are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.

NOTE 6.  MORTGAGE DEBT

Overview

The Partnership's initial financing consisted of up to $500 million of non-recourse mortgage debt (the "MFS Mortgage Debt") from Marriott Financial Services, Inc. ("MFS"), a wholly-owned subsidiary of Host Marriott, to provide financing for the purchase of 65 of the Hotels (the "non-IRB Hotels"). The Partnership assumed the $40.2 million of IRB Debt to provide financing for the purchase of the remaining 5 Hotels (the "IRB Hotels"). In 1988 and 1989, the Partnership borrowed $275 million (the "Mortgage Debt A") and $230.5 million (the "Mortgage Debt B") from two banks (the "Banks") to repay the MFS Mortgage Debt and to pay financing costs.

On January 24, 1996, the Partnership completed a refinancing of the Partnership's existing debt through the private placements of $127.4 million of senior secured notes (the "Senior Notes") and $410.2 million of multi-class commercial mortgage pass-through certificates (the "Certificates").


                                  CBM2 Supp-45

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements

The net proceeds from the placement of the Senior Notes and the Certificates and existing Partnership cash were used as follows: (i) to repay the Partnership's existing Mortgage Debt A of $275 million and Mortgage Debt B of $230.5 million,
(ii) to repay the IRB Debt of $25.6 million, (iii) to repay the advances from Host Marriott related to certain IRB Hotels of $6.5 million and (iv) to pay certain costs of structuring and issuing the Senior Notes and the Certificates.

Upon repayment of Mortgage Debt A and Mortgage Debt B, Host Marriott was released from its obligations under (i) the Mortgage Debt A and Mortgage Debt B debt service guarantees, (ii) the foreclosure guarantee and (iii) the Ground Rent Facility, as defined.

Bank Mortgage Debt

Mortgage Debt A and B were non-recourse and bore interest at a floating rate equal to (i) the adjusted CD Rate or LIBOR, as defined, plus (ii) .75 percentage points. Mortgage Debt A and B required no principal amortization prior to maturity on December 15, 1995 and September 5, 1996, respectively.

During the period from 1989 through 1994, to reduce the Partnership's exposure to floating interest rates, the Partnership entered into two swap agreements effectively fixing the interest rates on Mortgage Note A and a large portion of Mortgage Note B.

The combined effective interest rate for Mortgage Debt A and B was 6.67% from January 1, 1996 through January 23, 1996, 7% for 1995, and 8.08% for 1994. The combined average interest rate at January 23, 1996 for Mortgage Debt A and B was 6.58%.

As security for the Mortgage Debt A (36 Hotels) and Mortgage Debt B (29 Hotels) the Banks held mortgages on the Partnership's fee or leasehold interest on the respective Hotels. The Banks also had security interests under their respective mortgages in the personal property associated with those Hotels and obtained an assignment of the Partnership's rights under the management agreement and the Purchase Agreement.

On December 15, 1995, the Partnership and the Mortgage Debt A lenders amended the loan agreement to extend the maturity date of Mortgage Debt A from December 15, 1995 to February 15, 1996 (the "Extension Period"). This amendment provided for interest during the Extension Period equal to the following:

    December 16, 1995 through January 15, 1996....................Adjusted CD Rate or LIBOR plus 1 percentage point
    January 16, 1996 through February 15, 1996....................Adjusted CD Rate or LIBOR plus 1.25 percentage points

In connection with the Mortgage Debt A extension, the Partnership paid an extension fee to the Banks of $1,085,000 of which the 1995 portion is included in interest expense on the consolidated statement of operations.

Bank Mortgage Debt Guarantees

Prior to the initial refinancing, in 1987 Host Marriott had guaranteed payment of up to $60 million of debt service on the MFS Mortgage Debt. As a result of the initial refinancing, this guarantee was allocated $32.6 million to Mortgage Debt A and $27.4 million to Mortgage Debt B. Any payments by Host Marriott under the Mortgage Debt guarantees were treated as loans to the Partnership and bore interest at one percentage point in excess of the prime rate of interest announced by Bankers Trust Limited Service REIT of New York (the "Prime Rate").

During 1995, Host Marriott was released from its original Mortgage Debt A guarantee obligation of $32.6 million as certain debt service coverage requirements were met. As a result, as of December 30, 1995, $5.4 million and $27.4 million, respectively, was available under Mortgage Debt A and B guarantees. Host Marriott was released from the original guarantees on January 24, 1996, the date when Mortgage Debt A and Mortgage Debt B were repaid in full.

                                  CBM2 Supp-46

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements

During 1994, the Partnership, Manager and Mortgage Debt A and B lenders agreed that the Partnership would establish reserve accounts for Mortgage Debt A and B and contribute 1% of Hotel sales on the respective Mortgage Debt A and B properties to these reserves from 1993 through the respective loan maturities. The initial contribution, made in 1994, included the required contribution for 1993. On January 24, 1996, these reserves were used to pay costs associated with the refinancing of these loans and to repay a portion of these loans upon maturity.

In addition, the General Partner had provided a guarantee to MFS that, in the event of a foreclosure, proceeds under the MFS Mortgage Debt would be at least $75 million. This foreclosure guarantee was allocated $40.8 million to Mortgage Debt A and $34.2 million to Mortgage Debt B. Upon completion of the debt refinancing on January 24, 1996, Host Marriott was released from its obligations pursuant to the foreclosure guarantee.

IRB Debt

The IRB Debt was refinanced on January 24, 1996 and the IRB Debt was repaid in full. The $25.6 million of IRB Debt outstanding at December 29, 1995 was backed by direct-pay letters of credit from commercial banks that would have expired in 1996. These issues were subject to mandatory prepayment upon expiration of the letters of credit unless replacement letters of credit were secured. The IRB Debt bore interest at daily, weekly or fixed rates at the option of the Partnership, and was limited to a maximum interest rate of 15%. From December 30, 1995 through January 23, 1996, the interest rates on the IRB Debt ranged from 2.65% to 6.1%. In 1995 and 1994, the interest rates on the IRB Debt ranged from 1.9% to 6.1% and 1.15% to 6.05%, respectively. The interest rate on the IRB Debt was 3.2% at January 23, 1996.

The bondholders had the right to demand purchase of any of the bonds at the expiration of specified interest rate periods. Had the Partnership failed to make the required payments of principal and interest on the IRB Debt, Host Marriott would have been required to make such payments ("Host Marriott's IRB Liability"). Through January 24, 1996, the Partnership purchased a total of $15.4 million of bonds/IRB Debt with proceeds advanced by Host Marriott (see below) when presented by certain bondholders. These loans bore interest at one percentage point in excess of the Prime Rate (8.5% at January 23, 1996). The weighted average interest rate was 9.5% for the period from January 1, 1996 through January 23, 1996, 9.83% for 1995 and 8.14% for 1994. In 1993 and 1994,
the Partnership was able to repay the General Partner $8.9 million. As of December 29, 1995, $6.5 million of Host Marriott IRB Liability loans were outstanding. As discussed above, the $6.5 million of Host Marriott IRB Liability loans were repaid on January 24, 1996 from proceeds of the debt refinancing.

Ground Rent Facility

Fifty-three of the Hotels are situated on land leased from MII or affiliates of MII, eight of the Hotels are situated on land leased from third parties. MFS had agreed to lend the Partnership up to $25 million (the "Ground Rent Facility") to the extent that the Partnership has insufficient funds to pay ground rent under any ground lease, including third party ground leases, after payment of (i) hotel operating expenses (except for ground rent) and (ii) debt service. No amounts were ever advanced under the Ground Rent Facility. Upon refinancing of the Partnership debt on January 24, 1996, MFS was released from the Ground Rent Facility.

Debt Refinancing - Senior Notes

The Senior Notes of $127.4 million were issued by the Partnership and Finance. The Senior Notes bear interest at 10 3/4%, require semi-annual payments of interest and require no payments of principal until maturity on February 1, 2008. The Senior Notes are secured by a first priority pledge by the Partnership of (i) its 99% partnership interest (consisting of a 98% limited partner interest and a 1% general partner interest) in Associates and (ii) its 100% equity interest in the Managing General Partner. Finance has nominal assets, does not conduct any operations and does not provide any additional security for the Senior Notes.

The terms of the Senior Notes include requirements of the Partnership to establish and fund a debt service reserve account in an amount equal to one six-month interest payment on the Senior Notes ($6,848,000 which is included as restricted cash on the accompanying consolidated balance sheet at January 3,
1997) and to maintain certain levels of excess cash flow, as defined. In the event the Partnership fails to maintain the required level of excess cash flow, the Partnership will be required

                                  CBM2 Supp-47

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements

to (i) suspend distributions to its partners and other restricted payments, as defined, (ii) to fund a separate supplemental debt service reserve account (the "Supplemental Debt Service Reserve") in an amount up to two six-month interest payments on the Senior Notes and (iii) if such failure were to continue, to offer to purchase a portion of the Senior Notes at par.

The Senior Notes are not redeemable prior to February 1, 2001. Thereafter, the Senior Notes may be redeemed, at the option of the Partnership, at a premium declining to par in 2004. The Senior Notes are non-recourse to the Partnership and its partners.

On June 4, 1996, the Partnership and Finance completed an exchange offer of its unregistered 10 3/4% Series B Senior Secured Notes with an aggregate principal amount of $127.4 million ("Old Notes") due 2008 for an equal amount of registered notes ("New Notes"). The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended and will not have any restrictions for transfer.

Debt Refinancing -- Certificates

The Certificates in an initial principal payment of $410.2 million were issued by CBM Funding. Proceeds from the sale of the Certificates were utilized by CBM Funding to provide a Mortgage Loan to Associates. The Certificates/Mortgage Loan require monthly payments of principal and interest based on a 17-year amortization schedule. The Mortgage Loan matures on January 28, 2008. However, the maturity date of the Certificates/Mortgage Loan may be extended until January 28, 2013 with the consent of 66 2/3% of the holders of the outstanding Certificates affected thereby. The Certificates were issued in the following classes and pass-through rates of interest.

                                     Initial Certificate       Pass-Through
                    Class                  Balance                 Rate
                ----------------    --------------------       -------------
                  Class A-1         $         45,500,000           7.550%
                  Class A-2         $         50,000,000           6.880%
                  Class A-3P & I    $        129,500,000           7.080%
                  Class A-3IO             Not Applicable           0.933%
                  Class B           $         75,000,000           7.480%
                  Class C           $        100,000,000           7.860%
                  Class D           $         10,200,000           8.645%

The Class A-3IO Certificates receive payments of interest only based on a notional balance equal to the Class A-3P & I Certificate balance.

The balance of the Certificates was $398.9 million at January 3, 1997. Principal amortization of $11.3 million of the Class A-1 Certificates was made during 1996. The weighted average interest rate on the Certificates was 7.7% from January 24, 1996 through January 3, 1997, and the average interest rate was 7.6% at January 3, 1997.

The Certificates/Mortgage Loan maturities are as follows (in thousands):

                  1997         $     13,298
                  1998               14,331
                  1999               15,443
                  2000               16,642
                  2001               17,934
                  Thereafter        321,205
                               ------------
                               $    398,853
                               ============

The Mortgage Loan is secured primarily by 69 cross-defaulted and cross-collateralized mortgages representing first priority mortgage liens on (i) the fee or leasehold interest in the 69 Hotels, related furniture, fixtures and equipment and the property

                                  CBM2 Supp-48

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements


improvement fund, (ii) the fee interest in the land leased from MII or their affiliates on which 53 Hotels are located, (iii) a pledge of Associates membership interest in and the related right to receive distributions from Associates II which owns the Deerfield Hotel and (iv) an assignment of the Restated Management Agreement, as defined below. The Mortgage Loan is non-recourse to Associates, the Partnership and its partners.

Operating profit from the Hotels in excess of debt service on the Mortgage Loan is available to be distributed to the Partnership. Amounts distributed to the Partnership are used for the following, in order of priority: (i) for debt service on the Senior Notes, (ii) to fund the Supplemental Debt Service Reserve, if necessary, (iii) to offer to purchase a portion of the Senior Notes at par, if necessary, (iv) for working capital as discussed in Note 8 and (v) for distributions to the partners of the Partnership. The restricted net assets of Associates is $81.1 million as of January 3, 1997.

Prepayments of the Mortgage Loan are permitted with the payment of a premium (the "Prepayment Premium"). The Prepayment Premium is equal to the greater of
(i) one percent of the Mortgage Loan being prepaid or (ii) a yield maintenance amount based on a spread of .25% or .55% over the U.S. treasury rate, as defined.

On June 30, 1996, CBM Funding completed an exchange offer of its Multi-class Mortgage Pass-Through Certificates, Series 1996-1A with a principal balance of $406.2 million at that time, ("Old Certificates") for an equal amount of Multi-class Mortgage Pass-Through Certificates, Series 1996-1B ("New Certificates"). The form and terms of the New Certificates are substantially identical to the form and terms of the Old Certificates, except that the New Certificates are registered under the Securities Act of 1933, as amended and their transfers are not restricted.

NOTE 7.  LEASES

The land on which 53 of the Hotels are located is leased from MII or affiliates of MII. In addition, eight of the Hotels are located on land leased from third parties. The land leases have remaining terms (including all renewal options) expiring between the years 2024 and 2068. The MII land leases and the third party land leases provide for rent based on specific percentages (from 2% to 15%) of certain sales categories subject to minimum amounts. The minimum rentals are adjusted at various anniversary dates throughout the lease terms, as defined in the agreements. The Partnership also rents certain equipment for use in the Hotels.

In connection with the refinancing, the Partnership, as lessee, transferred its rights and obligations pursuant to the 53 ground leases with MII and affiliates to Associates. Additionally, MII and affiliates agreed to defer receipt of their ground lease payments to the extent that the Partnership or Associates has insufficient funds for debt service payments on the Senior Notes and the Mortgage Loan.

Minimum future rental payments during the term of these operating leases are as follows (in thousands):

                                                     Telephone
               Lease               Land              Equipment      Other
               Year                Leases            Leases         Leases
             ---------         --------------      ------------  ------------
               1997               $     9,230         $   1,125    $      966
               1998                     9,230             1,106           561
               1999                     9,230               787           101
               2000                     9,230               589            --
               2001                     9,230                --            --
               Thereafter             542,213                --            --
                                  -----------         ---------    ----------
                                  $   588,363         $   3,607    $    1,628
                                  ===========         =========    ==========

Total rent expense on land leases was $11,899,000 for 1996, $11,550,000 for 1995 and $10,787,000 for 1994.

                                  CBM2 Supp-49

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements



NOTE 8.  MANAGEMENT AGREEMENT

To facilitate the refinancing, effective December 30, 1995, the original management agreement was restated into two separate management agreements. Associates entered into a management agreement with the Manager for the 69 Hotels which Associates directly owns and Associates II entered into a management agreement for the Deerfield Hotel which Associates II owns, collectively, the "Management Agreement".

Term

The Management Agreement has an initial term expiring in 2013. The Manager may renew the term, as to one or more of the Hotels, at its option, for up to three successive terms of 10-years each and one final term of five years. The Partnership may terminate the Management Agreement if, during any three consecutive years after 1992, specified minimum operating results are not achieved. However, the Manager may prevent termination by paying to the Partnership the amount by which the minimum operating results were not achieved.

Management Fees

The Management Agreement provides for annual payments of (i) the base management fee equal to 3 1/2% of gross sales from the Hotels, (ii) the Courtyard management fee equal to 2 1/2% of gross sales from the Hotels, and (iii) the incentive management fee equal to 15% of operating profit, as defined (20% of operating profit after the Partners have received refinancing proceeds equal to 50% of the excess of (a) $154,736,842 over (b) cumulative distributions of adjusted sale proceeds (the "First Equity Refinancing")).

Deferral Provisions

Due to the refinancing, beginning in 1996, one percent of the Courtyard management fee is deferred through maturity of the Senior Notes and the Mortgage Loan to the extent that the Partnership or Associates has insufficient funds for debt service payments on the Senior Notes and the Mortgage Loan. This change eliminated the previous deferral of the total Courtyard management fee to debt service through December 31, 1997.

To the extent any Courtyard management fee, base management fee or incentive management fee is deferred, it will be added to deferred management fees. Deferred management fees accrue without interest, and will be payable out of 50% of available cash flow after payment of certain priorities as discussed below.

The priority return to the Partnership, as defined, was reduced from 10% of invested capital to 7% in 1996, 8% in 1997, 9% in 1998 and then returning to 10% for 1999 and thereafter. Operating profit from the Hotels (which reflects the deduction of the base and Courtyard management fees and MII ground rent) will be used to pay the following, in order of priority: (i) debt service on the Senior Notes and Mortgage Loan, (ii) to repay working capital loans to the Manager,
(iii) to repay deferred ground rent to MII and their affiliates, (iv) to repay ground lease advances to MII and their affiliates, (v) the priority return to the Partnership which is 7% of invested capital for 1996, (vi) eighty percent of the remaining operating profit is applied to the payment of current incentive management fees, (vii) to repay advances to the Partnership, (viii) to repay foreclosure avoidance advances to the Manager and (ix) fifty percent of the remaining operating profit to repay deferred management fees to the Manager and fifty percent of remaining operating profit is paid to the Partnership. In 1996, the Partnership had $2.5 million of remaining operating profit after the payment of (i) through (viii) above. Fifty percent of this remaining operating profit was used to repay a portion of 1996 deferred incentive management fees to the Manager and the remainder was paid to the Partnership.

During 1996, $633,000 of incentive management fees were deferred while during 1995, $162,000 were repaid. Deferred incentive management fees were $6,197,000 and $5,564,000 as of January 3, 1997 and December 29, 1995, respectively. Deferred Courtyard management fees totaled $22,341,000 as of January 3, 1997 and December 29, 1995. Deferred base management fees as of January 3, 1997 and December 29, 1995 were $7,904,000 and $8,066,000, respectively.

                                  CBM2 Supp-50

                 Courtyard by Marriott II Limited Partnership
                  Notes to Consolidated Financial Statements


Chain Services

The Manager is required to furnish certain services ("Chain Services") which are furnished generally on a central or regional basis to all hotels managed, owned or leased in the Courtyard by Marriott hotel system. The total amount of Chain Services allocated to the Partnership was $9,474,000 in 1996, $9,224,000 in 1995 and $8,981,000 in 1994.

Working Capital

The Partnership is required to provide the Manager with working capital and fixed asset supplies to meet the operating needs of the Hotels. The refinancing required certain enhancements to the cash management system of the Manager such that additional working capital may be required for the operation of the Hotels. Therefore, on January 24, 1996, the Partnership, Associates and the Manager entered into a working capital maintenance agreement (the "Working Capital Agreement") and deposited $2.5 million as additional working capital for the operation of the Hotels. Upon termination of the Management Agreement, the working capital and supplies will be returned to the Partnership. As of January 3, 1997, the working capital balance was $8,761,000. This includes the $8,846,000 originally advanced less the $2,585,000 of excess working capital returned to the Partnership in 1991 and the $2,500,000 advanced on January 24, 1996. At January 3, 1997 and December 29, 1995, accumulated depreciation related to the supplies totaled $2,060,000.

In addition, the Working Capital Agreement provides that the Partnership and Associates, collectively, reserve $2 million by February 1, 1997 and additional amounts such that the total balance is $5 million by February 1, 1998 (the "Working Capital Reserve"). The $2 million was reserved on January 31, 1997. The Working Capital Reserve will be available for payment of hotel operating expenses in the event that there is a downgrade in the long-term senior unsecured debt of MII to below a certain level, as described in the Mortgage Loan.

The obligation to fund the amounts required by the Working Capital Agreement is subordinate to debt service on the Senior Notes and the Mortgage Loan.


Property Improvement Funds

The Management Agreement provides for the establishment of a repairs and equipment reserve (property improvement fund) for the Hotels. The funding of this reserve is based on a percentage of gross Hotel sales. During 1994, the Partnership, Manager and the Mortgage Debt A and B lenders agreed that the Partnership would establish refinancing reserve accounts and contribute 1% of Hotel sales on the respective Mortgage Debt A and B properties to these reserves. Correspondingly, the Management Agreement was amended in order to reduce the contribution to the property improvement fund from 6% to 5% of gross Hotel sales for the Mortgage Debt A and B properties for 1993 through the respective loan maturities. The contribution for the five IRB Hotels remained at 6%. Upon completion of the refinancing on January 24, 1996, the contribution to the property improvement fund was established initially at 5% for all Hotels and may be increased, at the option of the Manager, to 6% of gross Hotel sales in 2001. Additionally, the Partnership is no longer required to contribute 1% of gross Hotel sales from the Mortgage Debt A and Mortgage Debt B Hotels to the refinancing reserves.


NOTE 9.  ENVIRONMENTAL CONTINGENCY

Based upon a study completed in December 1995, the Partnership has become aware of environmental contamination at one of its fee-owned properties, the Deerfield Hotel, caused by the previous use of the site as a landfill and not caused by the Partnership. The property represents less than 5% of the Partnership's total assets and revenues as of January 3, 1997. The Partnership is unable to determine the need for remediation, its potential responsibility, if any, for remediation and the extent of the Partnership's possible liability for any remediation costs. There can be no assurance that the Partnership will not have liability with respect to remediation of contamination at that site. The Partnership does not believe that any of the environmental matters are likely to have a material adverse effect on the business and operations of the Partnership.

                                  CBM2 Supp-51

                  Courtyard by Marriott II Limited Partnership
                      Condensed Consolidated Balance Sheet
                               September 12, 1997
                            (Unaudited, in thousands)

ASSETS

Property and equipment, net........................................................................       $ 458,154
Due from Courtyard Management Corporation..........................................................          10,308
Other assets.......................................................................................          45,394
Restricted cash....................................................................................          14,168
Cash and cash equivalents..........................................................................          11,893
                                                                                                          ---------
                                                                                                          $ 539,917
                                                                                                          =========

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

LIABILITIES
      Debt.........................................................................................       $ 517,499
      Management fees due to Courtyard Management Corporation......................................          33,782
      Due to Marriott International, Inc. and affiliates...........................................           9,140
      Accounts payable and accrued liabilities.....................................................           9,351
                                                                                                          ---------
         Total Liabilities.........................................................................         569,772
                                                                                                          ---------

PARTNERS' CAPITAL (DEFICIT)
      General Partner..............................................................................           6,468
      Limited Partners.............................................................................         (36,323)
                                                                                                          ---------
         Total Partners' Deficit...................................................................         (29,855)
                                                                                                          ---------
                                                                                                          $ 539,917
                                                                                                          =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                  CBM2 Supp-52

                 Courtyard by Marriott II Limited Partnership
               Condensed Consolidated Statements of Operations
                        For the Thirty-six Weeks Ended
                   September 12, 1997 and September 6, 1996
                           (Unaudited, in thousands)

                                                                                          1997               1996
                                                                                       ----------         ---------
REVENUES
      Hotel revenues............................................................       $  101,428         $  92,894
                                                                                       ----------         ---------
OPERATING COSTS AND EXPENSES
      Depreciation..............................................................           18,901            19,191
      Ground rent, taxes and other..............................................           17,464            16,771
      Base and Courtyard management fees........................................           11,721            11,002
      Incentive management fees.................................................            9,400             8,391
                                                                                       ----------         ---------
                                                                                           57,486            55,355
                                                                                       ----------         ---------

OPERATING PROFIT................................................................           43,942            37,539
Interest expense................................................................          (32,259)          (32,070)
Interest income.................................................................            1,942             1,722
                                                                                       ----------         ---------

NET INCOME......................................................................       $   13,625         $   7,191
                                                                                       ==========         =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                  CBM2 Supp-53

                  Courtyard by Marriott II Limited Partnership
                 Condensed Consolidated Statements of Cash Flows
                         For the Thirty-six Weeks Ended
                    September 12, 1997 and September 6, 1996
                            (Unaudited, in thousands)

                                                                                          1997              1996
                                                                                       ----------         ---------
OPERATING ACTIVITIES
      Net income................................................................       $   13,625         $   7,191
      Noncash items.............................................................           17,329            20,425
      Changes in operating accounts.............................................            5,181            (6,095)
                                                                                       ----------         ---------

      Cash provided by operations...............................................           36,135            21,521
                                                                                       ----------         ---------

INVESTING ACTIVITIES
      Additions to property and equipment.......................................          (18,368)           (6,984)
      Change in property improvement funds......................................            7,542            (1,751)
                                                                                       ----------         ---------

      Cash used in investing activities.........................................          (10,826)           (8,735)
                                                                                       ----------         ---------

FINANCING ACTIVITIES
      Capital distributions.....................................................          (11,539)           (3,308)
      Repayments of debt........................................................           (8,754)         (538,192)
      Change in reserve accounts................................................           (7,320)             (164)
      Proceeds from debt........................................................               --           537,600
      Payment of financing costs................................................               --           (15,466)
      Repayment of advances from Host Marriott Corporation......................               --            (6,489)
                                                                                       ----------         ---------

      Cash used in financing activities.........................................          (27,613)          (26,019)
                                                                                       ----------         ---------

DECREASE IN CASH AND CASH EQUIVALENTS...........................................           (2,304)          (13,233)

CASH AND CASH EQUIVALENTS at beginning of period................................           14,197            27,708
                                                                                       ----------         ---------

CASH AND CASH EQUIVALENTS at end of period......................................       $   11,893         $  14,475
                                                                                       ==========         =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid for mortgage and other interest.................................       $   34,158         $  32,203
                                                                                       ==========         =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                                  CBM2 Supp-54

                  Courtyard by Marriott II Limited Partnership
              Notes to Condensed Consolidated Financial Statements

1. The accompanying condensed consolidated financial statements have been prepared by the Courtyard By Marriott II Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the Partnership's audited financial statements for the fiscal year ended January 3, 1997 included in this Prospectus Supplement.

         In the opinion of the Partnership, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of September 12, 1997 and the results of operations for the twelve and thirty-six weeks ended September 12, 1997 and September 6, 1996. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

         For financial reporting purposes, the net income of the Partnership is allocated 95% to the Limited Partners and 5% to CBM Two Corporation (the "General Partner"). Significant differences exist between the net income for financial reporting purposes and the net income reported for Federal income tax purposes. These differences are due primarily to the use for income tax purposes of accelerated depreciation methods, shorter depreciable lives for the assets, differences in the timing of the recognition of certain fees and straight-line rent adjustments.

         Certain reclassifications were made to the prior year financial statements to conform to the 1997 presentation.

2. Revenues represent house profit of the Partnership's hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit to the Courtyard Management Corporation (the "Manager"), a wholly owned subsidiary of Marriott International, Inc. ("MII"). House Profit reflects the net revenues flowing to the Partnership as property owner and represents hotel operating results less property-level expenses, excluding depreciation, base, Courtyard and incentive management fees, property taxes, ground rent, insurance and certain other costs, which are classified as operating costs and expenses. Revenues consist of the following (in thousands):

                                                                                        Thirty-six Weeks Ended
                                                                               September 12,             September 6,
                                                                                    1997                     1996
                                                                               -------------             ------------
         HOTEL SALES
              Rooms...................................................         $    176,228              $    163,859
              Food and beverage.......................................               12,325                    12,613
              Other...................................................                6,789                     6,893
                                                                               ------------              ------------
                                                                                    195,342                   183,365
                                                                               ------------              ------------
         HOTEL EXPENSES
              Departmental direct costs
                  Rooms...............................................               36,786                    34,782
                  Food and beverage...................................               10,597                    11,082
              Other hotel operating expenses..........................               46,531                    44,607
                                                                               ------------              ------------
                                                                                     93,914                    90,471
                                                                               ------------              ------------
              REVENUES................................................         $    101,428              $     92,894
                                                                               ============              ============

3. Pursuant to the terms of certain of the Partnership's debt, the Partnership is required to establish with the lender a separate escrow account for payments of insurance premiums and real estate taxes for each mortgaged property if the credit rating of MII is downgraded by Standard and Poor's Rating Services. On April 1, 1997, MII's credit rating was downgraded and the Partnership subsequently transferred $4.2 million into the escrow reserve from the Manager's existing tax and insurance reserve account. Through September 12, 1997, an additional $3.1 million was transferred into the reserve account and real estate taxes are being paid out of the reserve. The escrow reserve is included in restricted cash and the resulting tax and insurance liability is included in accounts payable and accrued liabilities in the accompanying balance sheet.

                                  CBM2 Supp-55

                            CRF LODGING COMPANY, L.P.

                    Supplement Dated __________ __, 1998 for
     Prospectus/Consent Solicitation Statement Dated _________ __, 1998 for
                   Marriott Residence Inn Limited Partnership

         On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation") dated ________ __, 1998, of which this Supplement (the "Supplement") is a part, CRF Lodging Company, L.P. (the "Company"), a newly formed Delaware limited partnership, whose sole general partner will be CRF Lodging Trust ("CRFLT"), a Maryland real estate investment trust, is proposing the consolidation (the "Consolidation") of Marriott Residence Inn Limited Partnership ("RIBM1"), a Delaware limited partnership, and up to five other limited partnerships (the "Hotel Partnerships") into an umbrella partnership real estate investment trust (an "UPREIT") in order to consolidate and expand the limited service and extended-stay hotel businesses currently conducted separately by the Hotel Partnerships and Host Marriott Corporation ("Host"). Limited partners of RIBM1 are being asked to approve the Consolidation as described in the Consent Solicitation. Upon approval of the Consolidation, a newly formed direct or indirect wholly owned subsidiary of the Company (the "Merger Partnership") will be merged with and into RIBM1 being the surviving entity. In the merger, partners of RIBM1 will receive units of limited partnership interest in the Company ("Units") in exchange for their interests in RIBM1.

         Following the Consolidation, the Company will own a portfolio of up to 221 limited service and extended-stay hotels operating under three Marriott brand names (Courtyard by Marriott(R), Residence Inn by Marriott(R) and Fairfield Inn by Marriott(R)) (the "Hotels"). Concurrently with the Consolidation, CRFLT will consummate an initial public offering (the "Offering") of its common shares of beneficial interest (the "Common Shares") and contribute the proceeds thereof to the Company in exchange for Units. Following the Offering, the Limited Service REIT anticipates that its Common Shares will be listed on the New York Stock Exchange ("NYSE"). Beginning one year after the Consolidation (the "Initial Holding Period"), Limited Partners will have the right to redeem their Units and receive, at the election of CRFLT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right"). CRFLT expects to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

         RIBM One Corporation (the "Hotel Partnership GP"), the general partner of RIBM1, believes that the terms of the Consolidation provide substantial benefits and are fair to the Limited Partners of RIBM1 and recommend that all Limited Partners of RIBM1 vote FOR the Consolidation.

         Limited Partners of RIBM1 should consider the risks and other considerations described more fully in the Consent Solicitation under "Risk Factors," including the following:

       . There is uncertainty at the time of voting as to the Hotel Partnerships that will participate in the Consolidation and thus, uncertainty as to the size and leverage of the Company until after the end of the Solicitation Period.
       . The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in a fixed portfolio, limited life partnership where a Limited Partner could receive a distribution upon liquidation of the partnership into an investment in a public real estate company which expects to acquire additional hotels and where a Limited Partner likely may realize value from his investment only through a sale of Common Shares received pursuant to the Unit Redemption Right.
       . As a result of the Consolidation, a Limited Partner of RIBM1, which owns 15 Residence Inns, will own an interest in a much larger portfolio of Hotels, including up to 121 Courtyard Hotels, 35 additional Residence Inns and 50 Fairfield Inns, and a material adverse change affecting any of the Company's assets will affect all Limited Partners

                                 RIBM1 Supp-1
           regardless of whether a particular Limited Partner previously held an interest in such asset.
       . No independent representative was retained to negotiate on behalf of the Limited Partners of RIBM1 or the other Hotel Partnerships. If one had been, the terms of the Consolidation may have been more favorable to the Limited Partners of RIBM1 or the other Hotel Partnerships.
       . Conflicts of interest exist in connection with the structuring of the Consolidation, including the fact that subsidiaries of Host serve as the general partners of all of the Hotel Partnerships and other subsidiaries of Host will serve as the Lessees of the Hotels. Such conflicts of interest may result in decisions that do not fully reflect the interests of all Partners in the Hotel Partnerships.
       . Host and its subsidiaries will realize substantial benefits from the Consolidation, including receipt of Units having an estimated value of at least $_____ million in exchange for their Hotel Partnership Interests in RIBM1 (representing a 1% general partner interest) ($___ million in the aggregate for their Hotel Partnership Interests in all of the Hotel Partnerships)(based upon the estimated Exchange Values), $_____ million in cash from the sale of two limited service and extended-stay hotels owned by Host (the "Acquisition Hotels") based upon their aggregate Appraised Value, as adjusted, economic benefits under the Leases and, because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the ability to defer significant potential tax liabilities attributable to taxable gain in excess of sale proceeds of approximately $______ million.
       . The allocation of Units among the Hotel Partnerships is based upon their respective Exchange Values, the calculation of which involves numerous assumptions and estimates. There is no assurance that the value of the Units to be received in the Consolidation equals the fair market value of the Hotels and other assets contributed by RIBM1 and the other Hotel Partnerships.
       . Current federal income tax law prohibits the Company from operating the Hotels directly. Therefore, the Company will be substantially dependent upon the Lessees and Managers for its revenue and the Company will have limited control over the operations of the Hotels.
       . Approval of the Consolidation by Limited Partners holding a majority of the outstanding Partnership Units of RIBM1 will bind all Limited Partners in RIBM1.
       . Limited Partners of Hotel Partnerships who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their Hotel Partnership Interests but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value (as defined herein) of their Hotel Partnership Interests. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario (as defined herein), the Company would have had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million.
       . There are limitations on actual or constructive ownership of more than 9.9% of the number or value of CRFLT's outstanding Common Shares.
       . Taxation of CRFLT as a regular corporation if it fails to qualify as a REIT and taxation of the Company as a corporation if it fails to qualify as a partnership for federal income tax purposes either of which would, among other things, result in a decrease in cash available for distribution and a material reduction in the value of the Common Shares and Units.

         The effects of the Consolidation may be different for Limited Partners of the various Hotel Partnerships. This Supplement has been prepared to highlight for the Limited Partners of RIBM1 (the "RIBM1 Limited Partners") the risks, benefits, effects and fairness of the Consolidation and to provide additional information specific to RIBM1. Supplements have also been prepared for each of the other Hotel Partnerships. This Supplement, together with the supplements of the other Hotel Partnerships (collectively, the "Supplements"), are a part of the Consent Solicitation Statement. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the Hotel Partnership GP will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to: _________________
_____________________.

         The Consolidation is subject to various conditions, one of which is that at least four Hotel Partnerships, including CBM1, CBM2 and RIBM1, must approve the Consolidation (the "Minimum

                                 RIBM1 Supp-2

Participation Condition"). See "The Consolidation - Conditions to the Consolidation" in the Consent Solicitation.

         All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the Consolidation occurs with an Offering yielding gross proceeds of $800 million, all Hotel Partnerships participate, no Notes are issued and $539 million of outstanding indebtedness is repaid (the "Full Consolidation Scenario").

Risk Factors

         In deciding whether to approve the Consolidation, RIBM1 Limited Partners should consider certain risks and other factors. The Hotel Partnership GP believes that RIBM1 Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax
Considerations:"

         Uncertainties at the Time of Voting. There are several uncertainties at the time the Limited Partners must vote on the Consolidation, including (i) the identity of the Hotel Partnerships that will participate in the Consolidation and, thus, the Hotels that will be acquired by the Company (which will affect such matters as the size, scope and leverage of the Company), (ii) the Exchange Value for each Hotel Partnership (which will be adjusted for changes in working capital, indebtedness and various other items prior to the Closing Date) and
(iii) the costs of prepaying certain indebtedness of the Hotel Partnerships (which costs will be determined based upon the interest rates on applicable U.S. Treasuries at the time of the prepayment). See "Determination of Exchange Values and Allocation of Units."

         Fundamental Change in Nature of Investment; Potential Underperformance. The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in which a Limited Partner participates in the profits from the operation of the Hotels and is entitled to receive distributions from any net proceeds of a sale or refinancing of RIBM1's assets, to an investment in an entity who will receive rents from the lessees which will bear the risks and receive the benefits from the hotels' operation and Limited Partners likely may realize the value from their investment only through the exercise of the Unit Redemption Right and sale of the Common Shares received as a result thereof and not from liquidation proceeds. Continuing RIBM1 would allow RIBM1 Limited Partners an opportunity to eventually receive liquidation proceeds from the sale of RIBM1's Hotels, and an RIBM1 Limited Partner's share of these sale proceeds could be higher than the amount a limited partner might realize from the sale of Units or exercise of the Unit Redemption Right (or payments on Notes received by any Dissenting Partner). In addition, the Company has the ability to acquire additional hotels, can reinvest proceeds from sales or refinancings of existing hotels in additional hotels and has a general partner that is a publicly traded entity. An investment in the Company may not outperform an investment in RIBM1. See "Comparison of Hotel Partnership Interests, Units and Common Shares."

         Exposure to Risks from Other Hotels and Brands. As a result of the Consolidation, Limited Partners in RIBM1, which owns 15 Residence Inns, will own interests in a much larger partnership with a broader range of assets, including up to 121 Courtyard Hotels, 35 additional Residence Inns and 50 Fairfield Inns. A material adverse change affecting one of the Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected asset. In addition, each of the three Marriott brands which initially will comprise the Company operates in a different market segment and targets different consumers and, as a result, may be affected differently in different economic and market conditions.

                                 RIBM1 Supp-3

         Limitations on Sales or Refinancings of the Courtyard Hotels. Because of substantial taxable gains that would be recognized by the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, none of the assets of CBM1 and CBM2 (the "Courtyard Hotels") can be sold for a period of __ years from the Closing Date of the Consolidation (other than pursuant to a tax-deferred exchange) without the consent of Host (the "Lock-out Provisions"). Such Lock-out Provisions are only applicable so long as Host holds the Units received in the Consolidation relating to its Hotel Partnership Interests in CBM1 and CBM2 and has not transferred, sold or otherwise disposed of such Units in a taxable transaction. In addition, the Partnership Agreement contains certain restrictions regarding the ability of the Company to repay or refinance indebtedness secured by the Courtyard Hotels. These restrictions will limit the ability of the Company to change its portfolio in response to market conditions and to the extent the Courtyard Hotels do not perform as well as the Residence Inns or Fairfield Inns in its portfolio, the Company will have limited flexibility to dispose of any such underperforming assets even if such disposal would be in the best interests of the Company.

         Conflicts of Interest in the Consolidation. Conflicts of interest in connection with the Consolidation which include conflicts arising from the fact that subsidiaries of Host serve as the Hotel Partnership GP of RIBM1 (which holds a 1% general partner interest in RIBM1) and as Hotel Partnership GPs of the other Hotel Partnerships (with varying interests) and other subsidiaries of Host will serve as Lessees of the Hotels at the same time as the Hotel Partnership GP is recommending the Consolidation and is

                                 RIBM1 Supp-4
involved in establishing the terms and structure of the Consolidation, including the structuring of the Leases. In addition, Host and its subsidiaries will receive substantial benefits from the Consolidation. These conflicts of interest may result in decisions that do not fully reflect the interests of all Limited Partners of RIBM1 or the other Hotel Partnerships.

         Substantial Benefits to Related Parties. The Consolidation will permit Host to continue to be involved in the ownership and operation of the Hotels and realize substantial benefits therefrom. Host and its subsidiaries will receive Units with an estimated value of at least $____ million in exchange for their Hotel Partnership Interests in RIBM1 ($____ million in the aggregate for their Hotel Partnerships Interests in all of the Hotel Partnerships) (based upon the estimated Exchange Values) and $___ million in cash from the sale of the Acquisition Hotels to the Company (based upon their aggregate Appraised Value, as adjusted). Subsidiaries of Host will be the Lessees of the Hotels and may receive significant economic benefits in connection with the Leases, including the receipt of income to the extent sales from the Hotels exceed operating costs and expenses payable by the Lessees, management fees and rental payments to the Company. Because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the Consolidation will also permit the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, to defer significant tax liabilities attributable to taxable gain in excess of sale proceeds (estimated at approximately $____ million) that otherwise would be incurred upon any sale of the Courtyard Hotels(other than in a tax-deferred exchange such as the Consolidation) or upon substantial reductions in the amount of debt now secured by the Courtyard Hotels. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of those Hotels and the refinancing, prepayment or reduction of the debt secured by those such Hotels for ___ years from the Closing Date of the Consolidation without the consent of Host, in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The Company also will repay, either in cash or Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1.

         Method of Allocation of Units. The allocation of Units among the Hotel Partnerships will be based upon their respective Exchange Values, which in turn are based upon the Appraised Value of each Hotel Partnership's Hotels as adjusted for such things, among others, as net non-real estate assets (including cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves) ("Net Other Assets"), existing indebtedness (including an adjustment for prepayment and defeasance costs), deferred maintenance and FF&E shortfalls, deferred management fees and Consolidation Expenses. There is, however, no assurance that the value of the Units to be received by participants in the Consolidation will equal the fair market value of the Hotels and other assets contributed by such participants.

         Absence of Arm's Length Negotiations No independent representative was retained to negotiate on behalf of the Limited Partners of RIBM1 or any of the other Hotel Partnerships. The Hotel Partnership GP has obtained an opinion from American Appraisal Associates, an independent, nationally recognized hotel valuation and financial advisory firm ("AAA"), as to (i) the fairness, from a financial point of view, to the Limited Partners of each Hotel Partnership of the methodologies used to determine the Exchange Value of RIBM1 and each other Hotel Partnership and the allocation of Units among each of the Hotel Partnerships in the Consolidation, (ii) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels), (iii) the fairness and reasonableness to the Limited Partners of each Hotel Partnership of the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners, (iv) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) and (v) the fairness and reasonableness, from the Company's standpoint, of the economic terms of the Leases. However, AAA has not negotiated with the Hotel Partnership GP and has not participated in establishing the terms of the Consolidation. Consequently, the terms and conditions of the Consolidation may have been more favorable to RIBM1 Limited Partners or the Limited Partners of the other Hotel Partnerships if such terms and conditions were the result of arm's length negotiations.

         Lack of Control over Hotel Operations. Due to current federal income tax law prohibitions on a REIT's ability to derive revenues directly from the operation of a hotel, the Company will lease its Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. Neither CRFLT nor the Company will operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Company will have certain rights as lessor under the Leases (including control over certain owner-funded capital expenditures), neither CRFLT nor the Company will have the authority to require the Lessees or the Managers to operate the Hotels in any particular manner or to govern any particular aspect of their operation.

         Expiration of Leases. The Leases expire at the end of __ years and there can be no assurance that such Leases will be renewed. If such Leases are terminated at the end of their terms, the Company will be required to find other lessees (which lessees must be satisfactory to the Managers). There can be no assurance as to whether satisfactory lessees could be found or as to the terms or conditions on which the Company would be able to enter into new leases with such lessees.

         The Company's Dependence on the Lessees and Managers for Revenue. The Company will be dependent upon the Lessees for its revenue, and the Lessees' ability to pay rent to the Company will be substantially dependent upon the Managers' ability to operate the Hotels profitably.

         No Limitation on Debt. There are no limitations in CRFLT's or the Company's organizational documents which limit the amount of indebtedness either may incur.

         Risks of Leverage. The Company has substantial indebtedness. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company had outstanding indebtedness totaling $780 million. The Company's business is capital intensive and the Company

                                 RIBM1 Supp-5
will have significant capital requirements in the future. The Company's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Company, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

         Original Anticipated Holding Period About to Expire. In the original offering document of RIBM1, the Hotel Partnership GP stated that it expected to sell all of RIBM1's Hotels before the end of 1998, but if all of the Hotels were not sold by the end of 2001, then the Hotel Partnership GP would use its reasonable best efforts to sell such Hotels thereafter. An RIBM1 Limited Partner's share of the proceeds from a liquidation, if any, of RIBM1 could be higher than what a limited partner might realize, following the Initial Holding Period, from a sale of Common Shares received pursuant to the Unit Redemption Right.

         Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the loan agreements with respect to outstanding indebtedness of RIBM1 and the other Hotel Partnerships, the rental revenues received by the Company under the Leases will first be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy all other obligations of the Company (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners (including CRFLT).

         Ownership Limitations. No person may own in excess of 9.9% of the number or value of outstanding Common Shares of CRFLT, without the consent of the Board of Trustees of CRFLT, in its sole and absolute discretion. During the period of time subsidiaries of Host are acting as Lessees, Host and its affiliates are prohibited from owning in excess of 4.9% (by value) of the Company.
         Majority Vote of RIBM1 Limited Partners Binds All RIBM1 Limited Partners. Approval of the Consolidation by RIBM1 Limited Partners holding a majority of the outstanding Partnership Units of RIBM1 will cause RIBM1 to participate in the Consolidation, and such approval will bind all RIBM1 Limited Partners, including RIBM1 Limited Partners who voted against or abstained from voting with respect to the Consolidation.

         Effect of Subsequent Events upon Recognition of Gain. Even though the RIBM1 Limited Partners who do not receive Notes as a result of exercising Dissenters' Rights generally are not expected to recognize significant taxable gain at the time of the Consolidation, there are a variety of events and transactions (including the sale of one or more of the Hotels or the reduction of indebtedness securing one or more of the Hotels) that could cause an RIBM1 Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Effect of Subsequent Events." The Partnership Agreement does not impose any restrictions on the Company's ability to dispose of the Hotels or to refinance debt secured by the Hotels, other than with respect to the Courtyard Hotels (which restriction can be waived with the consent of Host). In addition, CRFLT expressly is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Company to undertake specific transactions, and the limited partners have no right to approve or disapprove such transactions. See "Description of Units -- Sales of Assets and Lock-out Provisions."

         Failure of the Company to Qualify as a Partnership for Tax Purposes. Taxation of the Company as a corporation if it fails to qualify as a partnership, and the Company's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to holders of Units, would cause CRFLT to fail to qualify as a REIT for tax purposes, and could cause the holders of Units to recognize taxable gain at the time the Company ceases to qualify as a partnership.

         Failure of CRFLT to Qualify as a REIT for Tax Purposes. Taxation of CRFLT as a corporation if it fails to qualify as a REIT, and CRFLT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to CRFLT's shareholders and reducing materially the value of the Common Shares and Units.

         State and Local Taxes. RIBM1 Limited Partners holding Units may be subject to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Consolidation, the Company will own properties in 35 states across the United States. Currently, RIBM1 own properties in seven states.



                                 RIBM1 Supp-6

         Dissenting Partners Have No Cash Appraisal Rights and May Elect to Receive Only Notes. RIBM1 Limited Partners who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their interests in RIBM1 or otherwise, but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured seven-year notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value of their Hotel Partnership Interests. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full face amount of the Notes only if they hold the Notes to maturity, which is approximately seven years after the Consolidation, or if the Company repays or refinances the Notes at or prior to maturity or realizes net sales or excess refinancing proceeds from Hotels owned by a Noteholder's former Hotel Partnership. Because the Notes are unsecured obligations of the Company, they will be effectively subordinate to all secured debt of the Company and all obligations of the Hotel Partnerships which will be the owners of the Hotels. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company would have had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million. See "Rights of Dissenting Partners" and "Description of the Notes."

Expected Benefits of the Consolidation

         The Hotel Partnership GP believes that participating in the Consolidation would likely be beneficial to the RIBM1 Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Consolidation -- Expected Benefits of the Consolidation." These benefits, which should be viewed as alternatives to continuing the business and operations of RIBM1, are expected to include:

       . Enhanced Liquidity of Investment. The Consolidation will offer RIBM1 Limited Partners significantly enhanced liquidity with respect to their investments in RIBM1 because, after expiration of the Initial Holding Period, RIBM1 Limited Partners would be able to exercise their Unit Redemption Right (subject to certain limited exceptions) and receive, at CRFLT's election, either freely tradable Common Shares of CRFLT or the cash equivalent thereof. The exercise of the Unit Redemption Right, however, would result in recognition of taxable income or gain at that time.

       . Public Market Valuation of Assets. The Hotel Partnership GP believes that the public market valuations of the equity securities of many publicly traded real estate companies, including REITs that focus on the lodging industry, are in part based upon the growth potential of such companies and currently exceed the private market values of their real estate assets. There can be no assurance, however, that the Common Shares of CRFLT will trade at a premium to the private market values of the Hotels or that the relative pricing differential will not change or be eliminated in the future.

       . Regular Quarterly Cash Distributions. The Hotel Partnership GP expects that the Company will make regular quarterly cash distributions to holders of Units in proportion to their percentage interests in the Company. While these distributions may not be higher than RIBM1's current distributions, the ability to receive distributions quarterly and in regular amounts would be enhanced.

                                 RIBM1 Supp-7

       . Substantial Tax Deferral. The Hotel Partnership GP expects that RIBM1 Limited Partners who do not exercise Dissenters' Rights generally should be able to obtain the benefits of the Consolidation while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their interests in RIBM1 that otherwise would be recognized in the event of a liquidation of RIBM1 or a sale or other disposition of its Hotels in a taxable transaction. Thereafter, such RIBM1 Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotels currently owned by RIBM1 are sold or otherwise disposed of in a taxable transaction by the Company. The federal income tax consequences of the Consolidation are highly complex and, with respect to each RIBM1 Limited Partner, are dependent upon many variables, including the particular circumstances of such Partner. See "Federal Income Tax Considerations - Tax Consequences of the Formation of the Company" in the Consent Solicitation. Each RIBM1 Limited Partner is urged to consult with his own tax advisors as to the consequences of the Consolidation in light of his particular circumstances.

       . Risk Diversification. The consolidation of the Hotels, as well as future hotel acquisitions by the Company, will diversify the investment risks to RIBM1 Limited Partners over a broader group of hotels, geographic locations, range of product types and market segments and will reduce the dependence of an investment upon the performance of, and the exposure to the risks associated with, the 15 Residence Inns currently owned by RIBM1 and the single market segment (extended-stay) in which RIBM1 currently operates.

       . Reduction in Leverage and Interest Costs. Upon consummation of the Consolidation and the Offering, it is expected that the aggregate amount of consolidated indebtedness of the Company will be reduced, by application of a portion of the net proceeds from the Offering, by between approximately $390 million and $539 million (excluding prepayment and defeasance costs which also will be required to be paid), depending upon the Hotel Partnerships which participate in the Consolidation and the proceeds raised in the Offering, resulting in significant interest and debt service savings and reduced overall leverage levels for Limited Partners of the Hotel Partnerships. The Second Mortgage of RIBM1 will remain outstanding following the Consolidation. The Company will be less leveraged than RIBM1 is currently.

       . Growth Potential. The Hotel Partnership GP believes that substantial opportunities exist to acquire or develop limited service and extended-stay hotel properties at attractive prices and that RIBM1 is not in a position to take advantage of such opportunities because of its lack of access to additional sources of capital on favorable terms and restrictions on additional acquisitions and development imposed by its partnership agreement. In addition, the Company's structure and capitalization as part of an UPREIT should provide it with substantial flexibility to structure acquisitions of additional hotels utilizing debt, cash, Units or Common Shares (or any combination thereof), which may permit the Company to structure acquisitions of hotel properties on an income tax-deferred basis to sellers.

       . Greater Access to Capital. With publicly traded securities, a larger base of assets and a greater equity value than RIBM1 individually, CRFLT expects to have greater access to the capital necessary for funding the operations of the Company and consummating acquisitions on more attractive terms than would be available to RIBM1 individually. This greater access to capital should provide greater financial stability to the Company and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to RIBM1 individually.

                                 RIBM1 Supp-8

Determination of Exchange Values and Allocation of Units

         The Company and the Hotel Partnership GP established the Exchange Value for the equity interests in RIBM1 by (i) obtaining an independent appraisal of the value of the Hotels owned by RIBM1, as of ______ __, 1998 (the "Appraised Value"), as disclosed below; (ii) adding the amount of other assets (such as cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves), net of liabilities (excluding mortgage and other debt and deferred management fees) ("Net Other Assets") as of ________ __, 1998 (the "Initial Valuation Date"); (iii) subtracting the estimated balance of the mortgage debt owed by RIBM1 as of June 30, 1998, which is the estimated closing date for the Consolidation; (iv) subtracting the estimated balance of other debt of RIBM1 as of June 30, 1998; (v) adjusting for the estimated prepayment and defeasance costs; (vi) subtracting the amount of deferred management fees payable to the Manager under the RIBM1 Management Agreement for RIBM1's Hotels; (vii) subtracting an amount equal to the estimated cost to complete any deferred maintenance items identified in the engineer's report relating to RIBM1's Hotels; (viii) subtracting an amount equal to the estimated cost (if any) of bringing the condition of FF&E at RIBM1's Hotels to normal levels; (ix) subtracting RIBM1's pro rata share (based upon relative Exchange Values) of estimated Consolidation Expenses and (x) making certain other adjustments.

         Prior to the distribution of the Last Preliminary Prospectus in the Offering, a final determination of the Exchange Values will be made, as of the date that is the end of the most recent accounting period that has ended at least ___ days prior to the date on which the Last Preliminary Prospectus is distributed to investors (the "Final Valuation Date") to reflect (i) the amount of Net Other Assets, the actual principal balances of mortgage and other debt (including an adjustment for prepayment and defeasance costs) and the amount of deferred management fees payable, (ii) any amounts actually expended by RIBM1 after the Initial Valuation Date to perform deferred maintenance or make up FF&E shortfalls previously subtracted in determining the estimated Exchange Value of RIBM1 and (iii) any revised estimate and allocation of Consolidation Expenses. The actual value of Units issued to Partners in each Participating Hotel Partnership will be based on these Exchange Values.

         The Hotels were appraised as of _______ __, 1998, by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as the Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The Appraisals are not guarantees of present or future values, and no assurance can be given as to the actual value of the Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of RIBM1.

                   Appraised Value of Hotels Owned by RIBM1
                            (Dollars in thousands)


Appraised Value........................................................$
                                                                        --------


                    Calculation of Estimated Exchange Value
                         as of Initial Valuation Date
                            (Dollars in thousands)


Appraised Value                              $
Net Other Assets
Mortgage debt
Other debt

                                 RIBM1 Supp-9

Prepayment penalties and/or
  defeasance costs
Deferred management fees
Deferred maintenance costs
FF&E shortfall
Consolidation Expenses
Other adjustments(1)
                                              -----

     Exchange Value                          $
                                              =====

----------------
(1) Includes environmental remediation and certain other costs.

           Distribution of Units Among General and Limited Partners
                      Based on Estimated Exchange Values
                            (Dollars in thousands)

                                                            Limited Partners                  General Partner
                                                      -------------------------------   ----------------------------
                                                                         Estimated
                                                                       Value of Units
                                                                         per $1,000
                                                                          Limited
                       Estimated      Estimated %     Estimated % of      Partner       Estimated % of     Estimated
                      Total Value         of          Units Received      Original      Units Received     Value of
Hotel Partnership     of Units/(1)/   Total/(2)/        by RIBM1        Investment(2)      by RIBM1       Units/(1)/
-----------------     ------------    ----------      --------------   --------------   --------------    ----------
RIBM1                 $                          %                  %  $                            %    $
                       ===========    ===========     ==============    ============    ============      ===========

----------------
/(1)/ Assumes the value of the Units is equal to the initial public offering price of CRFLT's Common Shares in the Offering and that the aggregate value of the Units received by RIBM1 is just equal to (but does not exceed) the estimated Exchange Value.

/(2)/ Represents the estimated percentage of the total value of Units allocated to the Hotel Partnerships as a group and does not reflect the issuance of Units to CRFLT in exchange for the proceeds of the Offering (which will reduce the percentage of each Hotel Partnership in proportion to their respective Exchange Values). Thus, for example, if CRFLT purchases 50% of the Company using the proceeds received from public investors in the Offering, then each of the percentages set forth above would be reduced by 50%. The estimated values of Units would be not affected.


                                 RIBM1 Supp-10

                            Exchange Value of RIBM1
                       for Allocation of Units to RIBM1
                         as of Initial Valuation Date

                                                                              Per $1,000 Limited
                                                                               Partner Original
                                                                                  Investment
                                                                       --------------------------------
                                                        Percent of                         Percent of
                                       Estimated        Aggregate        Estimated         Aggregate
                                        Exchange         Exchange         Exchange          Exchange
           Description                   Value            Value            Value             Value
           -----------                -----------      ------------     -----------       ------------
                                     (in thousands)                     (in dollars)
100% Participation,
   No Notes Issued.............       $                          %     $                             %
100% Participation,
   Maximum Notes Issued........
Minimum Participation,
   No Notes Issued.............
Minimum Participation,
   Maximum Notes Issued........

Cash Distributions

     Historical Cash Distributions Paid by RIBM1. The following table sets forth the distributions paid to RIBM1 Limited Partners (per $1,000 limited partner original investment) for the periods indicated below. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                  Historical Cash Distributions Paid by RIBM1
               (Per $1,000 Limited Partner Original Investment)

                                            Thirty-six Weeks                    Fiscal Year
                                                 Ended         ------------------------------------------------
                                           September 12, 1997    1996      1995      1994      1993      1992
                                           ------------------    ----      ----      ----      ----      ----
From net income..........................  $         24        $    75   $    13   $    50   $    49   $    68
Representing return of capital/(1)/......            --             --        --        --        --        --
                                           ------------        -------   -------   -------   -------   -------
       Total.............................  $         24        $    75   $    13   $    50   $    49   $    68
                                           ============        =======   =======   =======   =======   =======

-----------
/(1)/ Computed as all distributions in excess of distributions from operating cash flow.

     Compensation and Distributions to the Hotel Partnership GP. Under the partnership agreement of RIBM1, the Hotel Partnership GP does not receive fees or compensation in connection with managing the affairs of the Hotel Partnership but the Hotel Partnership GP and its affiliates are reimbursed for certain costs and expenses incurred on behalf of RIBM1. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by RIBM1 to the Hotel Partnership GP and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the Consolidation had been in effect for the years presented.

     Following the Consolidation, CRFLT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the Hotel Partnership GP other than distributions on Units received in the Consolidation in exchange for its Hotel Partnership Interests.

                                 RIBM1 Supp-11

     During the thirty-six weeks ended September 12, 1997 and the fiscal years 1996, 1995 and 1994, amounts actually paid by RIBM1 to the Hotel Partnership GP are shown below under "Historical" and the estimated amounts that would have been paid had the Consolidation been in effect for the years presented (assuming the Full Consolidation Scenario) are shown under "Pro Forma."

           Historical and Pro Forma Reimbursements and Distributions
                                (in thousands)

                                                Thirty-six Weeks                   Fiscal Year
                                                     Ended           --------------------------------------
                                               September 12, 1997        1996          1995          1994
                                               ------------------        ----          ----          ----
Historical
    Reimbursements                             $           115       $    218      $    151      $    118
    Distributions                                           16             50             8            33
                                               ---------------       --------      --------      --------
           Total Historical                    $           131       $    268      $    159      $    151
                                               ===============       ========      ========      ========
Pro Forma
    Reimbursements                             $                     $             $             $
    Distributions attributable to Units
                                               ---------------       --------      --------      --------
           Total Pro Forma                     $                     $             $             $
                                               ===============       ========      ========      ========

Certain Information Regarding Hotels Owned by RIBM1

     Residence Inns are extended-stay, limited service hotels which cater primarily to business and family travelers who stay more than five consecutive nights. Residence Inns typically have 88 to 144 studio and two-story penthouse suites. Residence Inns generally are located in suburban settings throughout the United States and feature a series of residential style buildings with landscaped walkways, courtyards and recreational areas. Residence Inns do not have restaurants, but offer a complimentary continental breakfast. In addition, most Residence Inns provide a complimentary evening hospitality hour. Each suite contains a fully equipped kitchen and many suites have woodburning fireplaces.

Location of Hotel                            Number of Rooms     Date Opened
-----------------                            ---------------     -----------
Costa Mesa, CA                                    144               1986
La Jolla, CA                                      287               1986
Long Beach, CA                                    216               1987
Boulder, CO                                       128               1986
Atlanta Buckhead, GA                              136               1987
Atlanta Cumberland, GA                            130               1987
Atlanta Dunwoody, GA                              144               1984
Chicago Lombard, IL                               144               1987
Southfield, MI                                    144               1986
St. Louis Chesterfield, MO                        104               1986
St. Louis Galleria, MO                            152               1986
Cincinnati North, OH                              144               1985
Columbus North, OH                                 96               1985
Dayton North, OH                                   64               1987
Dayton South, OH                                   96               1985
                                                -----

          TOTAL                                 2,129
                                                =====

                                 RIBM1 Supp-12

     The table below sets forth certain performance information for RIBM1's Residence Inns for the indicated periods.

                                      First Three Quarters              Fiscal Year
                                      --------------------   ---------------------------------
                                        1997        1996        1996        1995        1994
                                        ----        ----        ----        ----        ----
Number of properties..............        15          15          15          15          15
Number of rooms                        2,129       2,129       2,129       2,129       2,129
Average daily rate................  $  92.17    $  88.59    $  88.02    $  81.14    $  75.53
Occupancy.........................      84.4%       85.7%       83.5%       85.8%       86.8%
REVPAR............................  $  77.80    $  75.91    $  73.45    $  69.64    $  65.56
% REVPAR change                         2.5%        --          5.5%        6.2%        --

Amendments to the Partnership Agreement of RIBM1

     Transfer of Interests in the Hotel Partnerships to the Company
     --------------------------------------------------------------
Immediately Prior to the Consummation of the Consolidation. For federal income
----------------------------------------------------------
tax purposes, immediately prior to the consummation of the Consolidation, each Hotel Partnership GP will contribute a one percent partnership interest in such Hotel Partnership to the Company in exchange for Units reflecting the estimated Exchange Value attributable to such one percent partnership interest. In RIBM1, the Hotel Partnership GP owns only a one percent general partner interest and therefore such a contribution would require the transfer of its entire general partner interest which, under Section 6.01 of the partnership agreement, is prohibited. Thus, in order to consummate the Consolidation, Section 6.01 of the partnership agreement of RIBM1 requires an amendment to allow for the transfer of the entire one percent general partner interest of the Hotel Partnership GP to the Company and for the substitution of the Company as general partner of RIBM1. Section 6.01 of the partnership agreement of RIBM1 will be amended to read as follows:

          Section 6.01. Limitation on Voluntary Withdrawal. Except as provided by Section 5.02B, the General Partner shall not have the right (but shall have the power) to retire or withdraw voluntarily from the Partnership. The General Partner may, with the Consent of the Limited Partners, sell, transfer or assign its entire general partner Interest or any portion thereof. Upon such sale, transfer or assignment of its entire general partner Interest, such purchaser, transferee or assignee shall become the substitute General Partner of the Partnership immediately prior to the withdrawal of the General Partner and shall continue the business of the Partnership without dissolution.

     The consent of a majority of the outstanding limited partner interests of RIBM1 is required to amend Section 6.01 of the partnership agreement.

     Permit RIBM1 to Enter into the Lease with the Lessee. The Lease for RIBM1's
     ----------------------------------------------------
Hotels must be entered into not later than the close of business on the business day immediately preceding the Closing Date. The partnership agreement of RIBM1 already allows for the sale, lease or other disposition of its Hotels upon the consent in writing of Limited Partners holding at least one-half of the outstanding limited partnership interests.

     Other Amendments. Amendments to certain terms and sections of the
     ----------------
partnership agreement of RIBM1 would be made in order to (a) delete certain obsolete references to entities and agreements that are no longer in existence,
(b) update the partnership agreement to reflect the passage of time since the formation of RIBM1 and (c) make any other amendments to the partnership agreement necessary or advisable to consummate the Consolidation. The Hotel Partnership GP does not believe that these amendments would affect the rights of the RIBM1 Limited Partners in any material respect nor the duties and obligations of the Hotel Partnership GP.

                                 RIBM1 Supp-13

These changes are included, along with the other proposed amendments, in the copy of the partnership agreement, as proposed to be amended, which is attached hereto. The amended partnership agreement is marked to indicate the revisions made to the existing partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

     The Hotel Partnership GP recommends that the RIBM1 Limited Partners vote to approve the requested amendments to the partnership agreement of RIBM1.

Fairness

     General. There are no material differences with respect to the fairness of the Consolidation to the Hotel Partnerships, individually or in the aggregate. Therefore, the discussion of the fairness of the Consolidation set forth below is intended to summarize the Hotel Partnership GP's belief as to fairness and the material factors on which such belief is based. For a more detailed discussion of the fairness of the Consolidation, see the section entitled "Fairness Analysis and Opinion" in the Consent Solicitation.

     Hotel Partnership GP's Belief as to Fairness. The Hotel Partnership GP believes that the terms of the Consolidation provide substantial benefits and are fair to the RIBM1 Limited Partners and recommends that all RIBM1 Limited Partners vote FOR the Consolidation. In arriving at this conclusion, the Hotel Partnership GP has relied primarily on the following factors, as well as others described under "Fairness Analysis and Opinion -- Fairness Analysis" in the Consent Solicitation: (i) its view that the expected benefits of the Consolidation for the RIBM1 Limited Partners outweigh the risks and potential detriments to the RIBM1 Limited Partners (see "Background and Reasons for the Consolidation -- Reasons for the Consolidation" in the Consent Solicitation),
(ii) its view that the Exchange Value established for RIBM1 and the resulting value allocable to the RIBM1 Limited Partners represents fair consideration for the interests held by the RIBM1 Limited Partners and is fair to such RIBM1 Limited Partners from a financial point of view and (iii) the Fairness Opinion of AAA as described below.

     Basis for Hotel Partnership GP's Belief as to Fairness.

     Comparison of Alternatives. To assist RIBM1 Limited Partners in evaluating the Consolidation, the Hotel Partnership GP has attempted to compare the estimated value of Units to be received in the Consolidation with: (i) the face amount of Notes that will be issued to Dissenting Partners who elect to exchange the Units they receive in the Consolidation for Notes; (ii) estimates of the value of the Hotel Partnership Interests in RIBM1 assuming that RIBM1 continues as an operating business and its assets are sold in ten years (the "Continuation Value"); and (iii) estimates of the value of the Hotel Partnership Interests in RIBM1 on a liquidation basis, assuming that RIBM1's Hotels are sold at their Appraised Values and the net proceeds (together with its Net Other Assets), after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Values of the Hotels (the "Liquidation Value"), are distributed to the Partners of RIBM1 in accordance with the partnership agreement of RIBM1. The Hotel Partnership GP has not attempted to estimate the value of Hotel Partnership Interests in RIBM1 following a standalone UPREIT reorganization because the Hotel Partnership GP does not believe such a reorganization is feasible and such valuation estimates would be subject to substantial uncertainties. Since the estimated value of the Units and the estimated value under the alternatives to the Consolidation are dependent upon a number of estimates, variables and assumptions, as well as varying market conditions, no assurance can be given that the estimated values indicated could be realized. However, the Hotel Partnership GP believes that analyzing the alternatives in terms of estimated values, based upon currently available market data and reasonable estimates and assumptions, establishes a reasonable basis for comparing the Units to the alternatives. The results of this comparative analysis (including the methodology and assumptions used to derive estimated

                                 RIBM1 Supp-14
values) are summarized under "Background and Reasons for the Consolidation -- Comparison of Alternative Consideration" and "Fairness Analysis and Opinion -- Comparison of Alternatives" in the Consent Solicitation.

     The following table summarizes the results of the comparative analysis described above. There can be no assurance, however, that the actual value of Units received in the Consolidation, the actual face amount of Notes offered to Dissenting Partners, the actual value of continuing RIBM1 or the actual net liquidation proceeds would not differ substantially from those estimated for purposes of this analysis.

              Summary of Comparative Valuation Alternatives/(1)/
               (Per $1,000 Limited Partner Original Investment)

                                              Face Amount of
                           Estimated          Notes Offered           Estimated            Estimated Liquidation
                             Value            to Dissenting          Continuation          Value if Assets Sold
 Hotel Partnership       of Units/(2)/        Partners/(3)/           Value/(4)/          at Appraised Value/(5)/
 -----------------       -------------        -------------          ------------         -----------------------
RIBM1................  $                   $                      $                     $

--------------------

(1) A limited partner original investment of $1,000 equates to one Partnership Unit in RIBM1.

(2) Assumes that RIBM1 is allocated Units with a value equal only to its estimated Exchange Value. The amounts in this column represent the portion of the estimated Exchange Value of RIBM1 that would be allocable to RIBM1 Limited Partners per $1,000 limited partner original investment.

(3) The amounts in this column are equivalent to the portion of the Liquidation Value of RIBM1 that would be reflected in the Notes to be issued to RIBM1 Dissenting Partners per $1,000 limited partner original investment. See footnote (5) below.

(4) The amounts in this column represent the estimated amount that would be distributed to RIBM1 Limited Partners per $1,000 limited partner original investment if RIBM1 were continued for ten years and then sold for its estimated value, determined using a discounted cash flow analysis applied to the anticipated cash flows from the operation and sale of each Hotel and taking into account the terms of existing debt obligations (the "Continuation Value").

(5) The amounts in this column represent the amount that would be distributed to RIBM1 Limited Partners per $1,000 limited partner original investment if RIBM1 sold its Hotels at their Appraised Values as of _____ __, 1998, and distributed the net proceeds (after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Value of the Hotels) (the "Liquidation Value"), in accordance with its partnership agreement.

                                 RIBM1 Supp-15

     Fairness Opinion. AAA, an independent, nationally recognized hotel valuation and financial advisory firm, has rendered the Fairness Opinion, attached as Appendix B to the Consent Solicitation, which concluded that: (i) the methodologies used to determine the Exchange Value of each Hotel Partnership and to allocate the Units among each of the Hotel Partnerships are fair, from a financial point of view, to the Limited Partners of each Hotel Partnership: (ii) the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership; (iii) the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners is fair and reasonable to the Limited Partners; (iv) the methodologies and the underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership and (v) the economic terms of the Leases are fair and reasonable from the standpoint of the Company. See "Fairness Analysis and Opinion -- Fairness Opinion" in the Consent Solicitation.

                                 RIBM1 Supp-16

Federal Income Tax Considerations

         In addition to the federal income tax considerations discussed in the sections of the Prospectus entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," RIBM1 Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the RIBM1 Limited Partners. The numerical data and estimates included in this discussion are based on various factual assumptions and information which are believed by the Company and the Hotel Partnership GP to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the numerical data and estimates included herein and actual results, and the variations may be material and adverse.

         Applicability of Tax Opinions

         Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to CRFLT and the Company, has provided to CRFLT and the Company an opinion letter (substantially in the form of Appendix E to the Consent Solicitation) as to certain federal income tax consequences of the Consolidation. The opinion letter is based upon certain assumptions and certain representations provided by CRFLT, the Company and the Hotel Partnership GPs. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Hotel Partnerships prior to the Consolidation and of CRFLT, the Company and the Hotel Partnerships following the Consolidation. In addition, on the Closing Date, Hogan & Hartson expects to provide to CRFLT and the Company an opinion letter (substantially in the form of Exhibit __ to the Prospectus) as to certain federal income tax consequences relating to the Offering. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix E to the Consent Solicitation is applicable to the RIBM1 Limited Partners.

         The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date will be based on the same authorities as of the date of the Closing. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will not be sustained by a court if so challenged. Neither CRFLT, the Company nor the Hotel Partnership GPs have requested or plan to request any rulings from the IRS concerning the tax consequences of the Consolidation or the treatment of either the Company or CRFLT subsequent to the Consolidation.



                                 RIBM1 Supp-17

         Tax Consequences of Formation of the Company

         Overview. Hogan & Hartson has provided an opinion to the effect that
         --------
the formation of the Company will not result in the recognition of taxable gain or loss at the time of the Consolidation to an RIBM1 Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Consolidation; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of the RIBM1 Senior Mortgage with proceeds from the Offering) in connection with the Consolidation in excess of his aggregate adjusted basis in his RIBM1 Partnership Unit at the time of the Consolidation; (iii) who does not receive Notes upon exercise of Dissenters' Rights; (iv) who is not required to recognize gain by reason of the exercise by another RIBM1 Limited Partner of Dissenters' Rights and the option to receive Notes; and (v) who does not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. With respect to the foregoing exceptions to nonrecognition treatment, the Company and the Hotel Partnership GP believe that an RIBM1 Limited Partner who acquired his RIBM1 Partnership Units in the original offering of such Units for cash and who has held such Units at all times since (i) should not be considered to receive, as a result of the Consolidation, a distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of the RIBM1 Senior Mortgage with proceeds from the Offering) that exceeds his aggregate adjusted basis in his RIBM1 Partnership Unit at the time of the Consolidation, and (ii) should not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Overview" in the Consent Solicitation.

         With respect to the exercise of Dissenters' Rights, Hogan & Hartson is of the opinion that although the matter is not free from doubt, an RIBM1 Limited Partner who does not exercise Dissenters' Rights and elects to receive Notes in connection with the Consolidation should not be required to recognize gain by reason of another RIBM1 Limited Partner's exercise of such rights. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that an RIBM1 Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Consolidation but less than two years after such date will not cause the Consolidation itself to be a taxable transaction for the RIBM1 Limited Partner (or the other RIBM1 Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

         Amount of Deemed Cash Distribution. With respect to his RIBM1
         ----------------------------------
Partnership Units, an RIBM1 Limited Partner will receive no actual cash distribution in connection with the Consolidation but will be deemed to receive a cash distribution in connection with the Consolidation to the extent that his share of Company liabilities immediately after the Consolidation is less than his share of RIBM1 liabilities immediately prior to the Consolidation (for example, because of the use of proceeds from the Offering to prepay the RIBM1 Senior Mortgage). See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. As a consequence of the Consolidation (including the use of proceeds from the Offering to prepay the RIBM1 Senior Mortgage), the Company and the Hotel Partnership GP believe, based upon and subject to the assumptions and other limitations described below, that (i) the RIBM1 Limited Partners' aggregate share of indebtedness should decrease by $______ (from $________ (on December 31, 1997) to $_________); and (ii) the
share of indebtedness of an individual RIBM1 Limited Partner who acquired his RIBM1 Partnership Unit in the original offering of such Units for cash and has held such Units at all times since should decrease by $_____ per RIBM1 Partnership Unit (from $_____ (on December 31, 1997) to $_______). For an RIBM1 Limited Partner who did not acquire his RIBM1 Partnership Units in the original offering of such

                                 RIBM1 Supp-18

Units for cash or who has not held his RIBM1 Partnership Units at all times since such offering, the above information could vary materially.

         Estimated Amount of Taxable Gain. An RIBM1 Limited Partner will recognize taxable gain as a result of the deemed cash distribution discussed in the previous paragraph, however, only to the extent that the deemed cash distribution exceeds his adjusted tax basis in his RIBM1 Partnership Units immediately prior to the Consolidation. As described below, the Company and the Hotel Partnership GP estimate that as of December 31, 1997, the adjusted tax basis of an RIBM1 Limited Partner who acquired his RIBM1 Partnership Units in the original offering of such Units for cash and has held such Units at all times since was ______ per RIBM1 Partnership Unit (which is greater than the deemed cash distribution of _____ per RIBM1 Partnership Unit discussed in the previous paragraph). Accordingly, the Company and the Hotel Partnership GP believe, based upon and subject to the assumptions and other limitations described below, that an RIBM1 Limited Partner who acquired his RIBM1 Partnership Units in the original offering of such Units for cash and has held the Units at all times since should not recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

         The adjusted tax basis of an RIBM1 Partner who did not acquire his RIBM1 Partnership Units in the original offering of such Units for cash or who has not held his RIBM1 Partnership Units at all times since such offering could vary materially from that of an RIBM1 Limited Partner who did so. If an RIBM1 Limited Partner has an adjusted tax basis in his RIBM1 Partnership Units (per RIBM1 Partnership Unit) that is less than the adjusted tax basis of an RIBM1 Limited Partner who acquired his RIBM1 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, he could recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

         Tax Treatment of RIBM1 Limited Partners Who Hold Units Following the Consolidation

         Initial Basis in Units. In general, an RIBM1 Limited Partner will have
         ----------------------
an initial tax basis in his Units ("Initial Basis") received in the Consolidation with respect to his RIBM1 Partnership Units equal to the basis in his RIBM1 Partnership Units at the time of the Consolidation, reduced to reflect any deemed cash distributions resulting from a reduction in his share of RIBM1 liabilities and increased to reflect any gain required to be recognized in connection with the Consolidation. As of December 31, 1997, an RIBM1 Limited Partner who acquired his RIBM1 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, had an adjusted tax basis in his RIBM1 Partnership Units of $____ per RIBM1 Partnership Unit (after giving effect to the Consolidation, including the prepayment of indebtedness contemplated in connection therewith). Based upon and subject to the assumptions and other limitations described below, the Company and the Hotel Partnership GP believe that the tax basis of such an RIBM1 Limited Partner in his Units received in the Consolidation with respect to his RIBM1 Partnership Units would be $____ per RIBM1 Partnership Unit. For an RIBM1 Limited Partner who did not acquire his RIBM1 Partnership Units in the original offering of such Units for cash or who has not held his RIBM1 Partnership Units at all times since such offering, the above information could vary materially. For a discussion of the federal income tax considerations for an RIBM1 Limited Partner from a reduction in basis that may result from the Consolidation, see "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company -- Initial Tax Basis of Units" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels upon a Sale of RIBM1
         -----------------------------------------------------------------------
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction
------
attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at

                                 RIBM1 Supp-19
the time of contribution (referred to as "Book-Tax Difference"). The Company and the Hotel Partnership GP, based upon and subject to the assumptions and other limitations described below, estimate that the Book-Tax Difference of the RIBM1 Hotels will be $________ upon the consummation of the Consolidation.

         In the event that the Company were to sell all of the RIBM1 Hotels, the Partners of RIBM1 would be specially allocated by the Company an amount of taxable gain equal to the Book-Tax Difference with respect to the RIBM1 Hotels ($ ____ in the aggregate if the RIBM1 Hotels were sold immediately after the consummation of the Consolidation, according to the estimate in the previous paragraph). The share of such gain allocable to an RIBM1 Limited Partner who acquired his RIBM1 Partnership Units in the original offering of such Units for cash and held such Units at all times since would be $___ per RIBM1 Partnership Unit. The share of such gain of an RIBM1 Limited Partner who did not acquire his RIBM1 Partnership Units in the original offering of such Units for cash or who has not held his RIBM1 Partnership Units at all times since such offering could vary materially from this amount. If the Company were to sell one or more, but not all, of the RIBM1 Hotels, the former Partners of RIBM1 would be specially allocated by the Company an amount of taxable gain equal to that portion of the Book-Tax Difference for the RIBM1 Hotels that is attributable to the RIBM1 Hotel or Hotels sold. The Partnership Agreement does not impose any restrictions upon the Company from causing the sale of any or all of the RIBM1 Hotels. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Sale of Individual Hotels" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels Generally. The tax
         ------------------------------------------------------------
allocations of depreciation to the RIBM1 Limited Partners will change significantly as a result of the Consolidation for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the RIBM1 Hotels will be required to be allocated for federal income tax purposes in a manner such that the RIBM1 Partners are charged with the Book-Tax Difference associated with the RIBM1 Hotels at the time of the consummation of the Consolidation. Consequently, an RIBM1 Limited Partner will be allocated less depreciation with respect to the RIBM1 Hotels than would be the case if the Consolidation had not occurred and the RIBM1 Limited Partner had continued to hold his RIBM1 Partnership Units. Second, the Consolidation will cause the technical termination of RIBM1 and each of the other Hotel Partnerships under Section 708(b)(1)(B) of the Code. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the RIBM1 Hotels and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current life of such Hotels (which ranges from 8 years to 25 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Effect of Consolidation on Depreciation" in the Consent Solicitation.

         To illustrate the consequences of these changes for an RIBM1 Limited Partner, the Company and the Hotel Partnership GP estimate, based upon and subject to the assumptions and other limitations described below, that if the Consolidation were consummated on January 1, 1998, the amount of income for 1998 that would be allocated to an RIBM1 Limited Partner who acquired his RIBM1 Partnership Units in the original offering of such Units for cash and held such Units at all times since would increase by $____ per RIBM1 Partnership Unit (from $_____ to $_____) over the estimated amount of income that would have been allocated to such RIBM1 Limited Partner for 1998 if RIBM1 did not participate in the Consolidation. No attempt is made here to estimate the effect of the Consolidation on tax allocations in years subsequent to the 1998 taxable year, but the Consolidation is expected to effect such allocations as well. The amount of income allocable to an RIBM1 Limited Partner who did not acquire his RIBM1 Partnership Units in the original offering of such Units for cash or who has not held his RIBM1 Partnership Units at all times since such offering could vary materially from this amount. See "Federal Income Tax Considerations -- Tax Treatment


                                 RIBM1 Supp-20
of Limited Partners Who Hold Units Following the Consolidation -- Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels" in the Consent Solicitation.

         State and Local Taxes. RIBM1 Limited Partners holding Units may be
         ---------------------
subject to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Consolidation, the Company will own properties in 35 states across the United States. Currently, RIBM1 owns properties in seven states. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- State and Local Taxes" in the Consent Solicitation.

         Assumptions Used in Determining Tax Consequences of the Consolidation

         In preparing the estimates set forth above, the Company and the Hotel Partnership GP made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular RIBM1 Limited Partner, the tax consequences of the Consolidation to such Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH RIBM1 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH RIBM1 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.

         First, with respect to an RIBM1 Limited Partner's basis in his RIBM1 Partnership Units prior to the Consolidation, the Company and the Hotel Partnership GP assumed that an RIBM1 Limited Partner acquired his RIBM1 Partnership Units in the original offering of such Units for cash and has held such Units at all times since. The adjusted tax basis of an RIBM1 Limited Partner who did not acquire his RIBM1 Partnership Units in the original offering of such Units for cash could vary materially from that of an RIBM1 Limited Partner who did so. In this regard, it should be noted that the adjusted tax basis of an RIBM1 Partner who acquired his RIBM1 Partnership Units in the original offering of such interests for cash still could vary substantially from the estimates set forth above for several reasons, including but not limited to
(i) if the RIBM1 Limited Partner has received special allocations of items of RIBM1 income, gain, deduction, loss, or credit, or non-pro rata distributions, or made non-pro rata contributions; or (ii) if an RIBM1 Limited Partner's share of RIBM1 nonrecourse liabilities differs from his pro rata percentage of such liabilities immediately prior to consummation of the Consolidation. If an RIBM1 Limited Partner has an adjusted tax basis in his RIBM1 Partnership Units that is less than the tax basis of an RIBM1 Limited Partner who acquired his RIBM1 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, the Consolidation might result in the receipt by the RIBM1 Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his RIBM1 Partnership Units, which could result in the recognition of income or gain.

         Second, the Company and the Hotel Partnership GP assumed that the method expected to be used by the Company to allocate liabilities among the Partners will be respected for federal income tax purposes. The Company will allocate liabilities among the Partners as described in "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Company were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to an RIBM1 Limited Partner are less than the amount assumed above, the Consolidation might result in the receipt by such RIBM1 Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such RIBM1 Limited Partner as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For an RIBM1 Limited Partner who did not acquire his RIBM1 Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this


                                 RIBM1 Supp-21
deemed distribution of cash could exceed his adjusted tax basis in his RIBM1 Partnership Units, which could result in the recognition of income or gain.

         Third, the Company and the Hotel Partnership GP assumed that all of the Hotel Partnerships will elect to participate in the Consolidation and that no Notes will be issued. If less than all of the Hotel Partnerships elect to participate in the Consolidation, however, the Consolidation still may be consummated so long as the Minimum Participation Condition and all other conditions to consummation of the Consolidation are satisfied or waived. See "The Consolidation -- Conditions to Consummation of the Consolidation." Moreover, the Company has reserved the right to exclude any Hotel Partnership from participation in the Consolidation (even if the requisite number of Limited Partners in a Hotel Partnership have voted to approve of and participate in the Consolidation and each of the other conditions to the Consolidation has been satisfied or waived) if the Company determines that such exclusion is in its best interests. See "The Consolidation -- Right to Exclude Hotel Partnerships." If less than all of the Hotel Partnerships participate in the Consolidation, the Consolidation might result in the receipt by RIBM1 Limited Partners of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by RIBM1 Limited Partners as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For an RIBM1 Limited Partner who did not acquire his RIBM1 Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his RIBM1 Partnership Units, which could result in the recognition of income or gain.

         Fourth, the Company and the Hotel Partnership GP assumed that Partners in each Hotel Partnership would receive Units in the Consolidation with a value exactly equal to the Exchange Value, that CRFLT would raise gross proceeds in the Offering of $800 million, and that CRFLT would own a ____% interest in the Company as a result of the contribution of the proceeds from the Offering to the Company. With respect to the proceeds of the Offering, the Company and the Hotel Partnership GP assumed that approximately $539 million would be used to prepay certain indebtedness of the Hotel Partnerships (specifically the CBM2 Certificates, the RIBM1 Senior Mortgage and all of the outstanding indebtedness of Res USA) and that approximately $36 million would be used to pay prepayment penalties associated with these prepayments. To the extent that the value of the Units received by the Partners of RIBM1 in the Consolidation exceeds the Exchange Value, the aggregate Book-Tax Difference of the RIBM1 Hotels discussed above would increase accordingly. If proceeds from the Offering are not used to prepay the RIBM1 Senior Mortgage, the Consolidation might result in the receipt by such RIBM1 Limited Partner of a deemed distribution of cash that is less than the deemed distribution of cash expected to be received by RIBM1 Limited Partners as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." However, in the event the nonrecourse liabilities actually allocable to an RIBM1 Limited Partner are less than the amount assumed above (including, for example, if the proceeds of the Offering exceed $800 million), the Consolidation might result in the receipt by such RIBM1 Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such RIBM1 Limited Partner as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For an RIBM1 Limited Partner who did not acquire his RIBM1 Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his RIBM1 Partnership Units, which could result in the recognition of income or gain.

         Finally, the Company and the Hotel Partnership GP assumed that the Mergers will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Hotel Partnerships to the Company in exchange for Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Hotel Partnership followed by the distribution by the Hotel Partnership of its assets to its Partners and the subsequent


                                 RIBM1 Supp-22
transfers by such Partners of such assets to the Company in exchange for Units, or (ii) the transfer by a Hotel Partnership of its assets to the Company in exchange for Units and the subsequent distribution of such Units to its Partners. If the Mergers are recharacterized in such a manner, the tax consequences of the Consolidation to the RIBM1 Limited Partners likely would be materially affected.

         EACH RIBM1 PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH RIBM1 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION. THE TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION TO A PARTICULAR RIBM1 LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE ESTIMATES DESCRIBED ABOVE.

         Tax Treatment of RIBM1 Limited Partners Who Exercise Dissenters' Rights and Elect to Receive Notes

         An RIBM1 Limited Partner who exercises his Dissenters' Rights and elects to receive Notes in connection with the Consolidation will be treated as having made a taxable disposition of his RIBM1 Partnership Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Notes) (currently estimated as $_____ per RIBM1 Partnership Unit) plus the portion of the RIBM1 liabilities allocable to the RIBM1 Limited Partner for federal income tax purposes (estimated as $_______ per RIBM1 Partnership Unit as of December 31, 1997). To the extent the amount realized exceeds the RIBM1 Limited Partner's adjusted basis in his RIBM1 Partnership Units, the RIBM1 Limited Partner will recognize gain. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Disposition of Units by Limited Partners" in the Consent Solicitation. In this regard, the Hotel Partnership GP estimates that, as of December 31, 1997, if RIBM1 sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of RIBM1, the "unrecognized Section 1250 gain" per RIBM1 Partnership Unit would be $______ and the gain subject to tax as ordinary income under Section 1245 per RIBM1 Partnership Unit would be $______.

         A RIBM1 Limited Partner who exercises Dissenters' Rights and elects to receive Notes may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, may not permit the RIBM1 Limited Partner to defer all of the gain (and, to the extent that the face amount of the Notes (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Consolidation occurs exceeds $5,000,000, will require that the RIBM1 Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred). The RIBM1 Limited Partner, for instance, will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under
Section 1245 of the Code. In addition, to the extent that the RIBM1 Limited Partner's share of RIBM1 liabilities exceeds his adjusted tax basis in his RIBM1 Units immediately prior to the Consolidation, the RIBM1 Limited Partner will not be eligible to defer gain recognized upon the receipt of Notes. Lastly, if an RIBM1 Limited Partner disposes of Notes, any gain that had been deferred would be recognized in the year of disposition.

         THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR DISSENTING RIBM1 LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE CONSOLIDATION, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT SUCH RIBM1 LIMITED PARTNERS CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH RIBM1 LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.



                                 RIBM1 Supp-23

         Tax Consequences if RIBM1 Does Not Participate in the Consolidation

         If RIBM1 does not participate in the Consolidation, the RIBM1 Limited Partners would not have any tax consequences resulting from the Consolidation. The consequences of continued ownership of RIBM1 Partnership Units will be the same as would have resulted if the Consolidation had not been proposed.

                                *      *      *

         The above description is not exhaustive of all possible tax considerations associated with the Consolidation. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to RIBM1 Limited Partners in light of their particular circumstances. EACH RIBM1 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH RIBM1 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.


                                 RIBM1 Supp-24

                            SELECTED FINANCIAL DATA

     The following table presents selected historical financial data derived from the RIBM1 financial statements for the First Three Quarters 1997 and the First Three Quarters 1996 and for the five most recent fiscal years in the period ended January 3, 1997. The following data should be read in conjunction with RIBM1's financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                         First Three Quarters                             Fiscal Year
                                         --------------------       -------------------------------------------------------
                                           1997        1996         1996         1995        1994         1993         1992
                                           ----        ----         ----         ----        ----         ----         ----
                                        (unaudited)  (amounts in thousands, except per, limited partner original investment amounts)
Revenues.............................   $  23,225   $  22,825    $  32,084    $  30,069   $  27,305    $  25,193    $  23,961
Operating profit ....................      12,091      11,360       16,151       14,400      11,663       10,432        9,481
Net income (loss)....................       3,300       2,360        3,087        1,517      (1,588)      (2,891)      (3,856)
Distributions:
  General Partner....................          16          34           50            8          33           33           45
  Limited Partner....................       1,595       3,279        4,919          854       3,280        3,214        4,461
                                            -----       -----        -----          ---       -----        -----        -----
                                            1,611       3,313        4,969          862       3,313        3,247        4,506
Per $1,000 limited partner
  original investment:
  Net income (loss)..................          56          38           47           23         (24)         (44)         (58)
  Distributions......................          24          50           75           13          50           49           68
EBITDA(1)............................      15,989      15,738       22,118       20,898      18,457       16,837       15,822
Cash provided by
  operating activities...............       8,464       6,389       10,820        9,388       7,955        6,494        6,942
Cash used in investing activities....       2,646       2,246        3,182        2,993       2,767        2,548        2,495
Cash used in financing activities....       3,765       5,037       11,480        4,497       3,313        3,247        4,506
Increase (decrease) in cash
  and cash equivalents...............       2,053        (894)      (3,842)       1,898       1,875          699          (59)
Ratio of earnings to fixed
  charges(2).........................        1.36x       1.25x        1.23x        1.11x         --           --           --
Deficiency of earnings to
  fixed charges (2)..................          --          --           --           --       1,588        2,891        3,856
Total assets at book value...........     151,924     155,176      151,658      157,061     155,640      157,602      160,870
Total assets at value assigned
  for consolidation..................          --          --           --           --          --           --
Cash and cash equivalents............       5,482       6,377        3,429        7,271       5,373        3,498        2,799
Total debt...........................     121,360     128,168      123,519      129,823     130,362      130,362      130,343
Partner's capital:
  Limited partners...................       6,863       6,112        5,192        7,055       6,407       11,259       17,335
  General partners...................         146         138          129          148         141          190          252
Book value per $1,000 limited
  partner original investment........         105          93           79          108          98          172          264
Exchange Value per $1,000
  limited partner original investment                      --           --           --          --           --           --

(1) EBITDA consists of the sum of consolidated net income, interest expense, depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the partnership's ability to meet debt service requirements. The partnership considers EBITDA to be an indicative measure of the partnership's operating performance due to the significance of the partnership's long-lived assets and because EBITDA can be used to measure the partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(2) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The

                                 RIBM1 Supp-25
    deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $6,518,000, $6,265,000 and $6,187,000 in 1994, 1993 and 1992, respectively.


Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

First Three Quarters 1997 Compared to First Three Quarters 1996

     Revenues. Revenues for the First Three Quarters 1997 increased $.4 million, or 2%, to $23.2 million. Revenues and operating profit were impacted primarily by growth in revenue per available room ("REVPAR") of nearly 3%. Hotel sales increased $1.2 million, or 3%, to $43.9 million in the First Three Quarters 1997 also reflecting the improvement in REVPAR. REVPAR is a commonly used indicator of market performance for hotels which represents the combination of daily room rate charged and the average daily occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. REVPAR increased for the First Three Quarters 1997 due primarily to an increase in average room rates of 4%, while average occupancy decreased just over one percentage point. Due to the high occupancy of these properties, the partnership expects future increases in REVPAR to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

     Operating Costs and Expenses. Operating costs and expenses decreased $.3 million to $11.1 million for the First Three Quarters 1997. As a percentage of revenues, hotel operating costs and expenses were 48% and 50% of revenues for the First Three Quarters 1997 and the First Three Quarters 1996, respectively.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased by $.7 million to $12.1 million, or 52% of revenues, in the First Three Quarters 1997 from $11.4 million, or 50% of revenues, for the First Three Quarters 1996.

     Interest Expense. Interest expense decreased $.3 million to $9 million for the First Three Quarters 1997 as a result of principal amortization on RIBM1's debt.

     Net Income. Net income for the First Three Quarters 1997 increased $.9 million to $3.3 million, or 14% of revenues, compared to net income of $2.4 million, or 11% of revenues, for the First Three Quarters 1996.

1996 Compared to 1995

     Revenues. Revenues increased $2.0 million, or 7%, to $32.1 million in 1996 from $30.1 million in 1995 as a result of strong growth in REVPAR of nearly 6%. Hotel sales increased $4.1 million, or 7%, to $60.8 million in 1996. The increase in REVPAR was the result of an increase in average room rates of 9% partially offset by a decrease in average occupancy of two percentage points.

     Operating Costs and Expenses. Operating costs and expenses increased to $15.9 million in 1996 from $15.7 million in 1995. As a percentage of hotel revenues, operating costs and expenses represented 50% of revenues for 1996 and 52% in 1995.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $1.8 million to $16.2 million, or 50% of total revenues, in 1996 from $14.4 million, or 48% of revenues, in 1995.

     Interest Expense.  Interest expense remained unchanged at $13.4 million.

     Net Income. Net income increased $1.6 million to $3.1 million, or 10% of total revenues, in 1996 from $1.5 million, or 5% of total revenues, in 1995 due primarily to improved lodging results.

                                 RIBM1 Supp-26

1995 Compared to 1994

     Revenues. Revenues increased $2.8 million, or 10%, to $30.1 million in 1995 from $27.3 million in 1994 as a result of strong growth in REVPAR of 6%. The increase in REVPAR was primarily the result of a 7% increase in average room rates partially offset by a decrease of one percentage point in average occupancy.

     Operating Costs and Expenses. Operating costs and expenses increased to $15.7 million, or 52% of revenues, in 1995 from $15.6 million, or 57% of revenues, in 1994.

     Operating Profit. Operating profit increased $2.8 million to $14.4 million, or 48% of revenues, in 1995 from $11.7 million, or 43% of revenues, in 1994 due to the changes in revenues and operating costs discussed above.

     Interest Expense. Interest expense decreased to $13.4 million for 1995 from $13.5 million in 1994.

     Net Income. Net income increased $3.1 million to $1.5 million, or 5% of revenues, in 1995, from a net loss of $1.6 million in 1994 due to the items discussed above.

Liquidity and Capital Resources

     Cash provided by operations was $8.5 million and $6.4 million for the First Three Quarters 1997 and the First Three Quarters 1996, respectively. Cash provided by operations was $10.8 million in 1996, $9.4 million in 1995 and $8 million in 1994. The improved cash from operations was a result of improved hotel lodging results.

     Cash used in investing activities was $2.6 million and $2.2 million for the First Three Quarters 1997 and the First Three Quarters 1996, respectively, and $3.2 million, $3 million and $2.8 million in fiscal years 1996, 1995 and 1994, respectively. RIBM1's cash used in investing activities consists primarily of contributions to the property improvement funds and capital expenditures for improvements to existing hotels.

     RIBM1's cash used in financing activities was $3.8 million and $5 million for the First Three Quarters 1997 and the First Three Quarters 1996, respectively. Cash used in financing activities was $11.5 million, $4.5 million and $3.3 million in 1996, 1995 and 1994, respectively. RIBM1's cash financing activities primarily consisted of capital distributions to partners, repayment of debt and payment of financing costs, as well as the refinancing of certain debts of RIBM1. RIBM1 refinanced mortgage debt of $129 million and a $1.4 million loan from Host Marriott with proceeds from $130 million non-recourse mortgage loans in 1995. The new mortgage debt is comprised of a $100 million note bearing interest at 8.6% and a $30 million second mortgage bearing interest at 15.25% for a blended interest rate of 10.13%. Principal amortization is required through maturity in September 2002. In addition, on a cash available basis, $2 million of additional amortization is required on the first mortgage.

                                 RIBM1 Supp-27

                             FINANCIAL STATEMENTS

                                 RIBM1 Supp-28

                   Report of Independent Public Accountants


TO THE LIMITED PARTNERS OF MARRIOTT RESIDENCE INN LIMITED PARTNERSHIP:

We have audited the accompanying balance sheet of Marriott Residence Inn Limited Partnership (a Delaware limited partnership) as of January 3, 1997 and December 29, 1995, and the related statements of operations, changes in partners' capital and cash flows for each of the three fiscal years in the period ended January 3, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marriott Residence Inn Limited Partnership as of January 3, 1997 and December 29, 1995, and the results of its operations and its cash flows for each of the three fiscal years in the period ended January 3, 1997, in conformity with generally accepted accounting principles.


                                                            ARTHUR ANDERSEN LLP

Washington, D.C.
March 21, 1997

                                 RIBM1 Supp-29

                  Marriott Residence Inn Limited Partnership
                                Balance Sheets
                     January 3, 1997 and December 29, 1995
                                (in thousands)

                                                                                            1996             1995
                                                                                        ------------     ------------
ASSETS
 Property and equipment, net............................................................$    140,272     $    142,331
 Due from Residence Inn by Marriott, Inc. ..............................................       2,462            1,329
 Property improvement fund..............................................................       2,767            3,136
 Deferred financing and organization costs, net of accumulated amortization.............       2,728            2,994
 Cash and cash equivalents..............................................................       3,429            7,271
                                                                                        ------------     ------------

                                                                                        $    151,658     $    157,061
                                                                                        ============     ============

LIABILITIES AND PARTNERS' CAPITAL
 LIABILITIES
     Mortgage debt......................................................................$    123,519     $    129,823
     Incentive management fee due to Residence Inn by Marriott, Inc. ...................      19,326           15,960
     Base management fee due to Residence Inn by Marriott, Inc. ........................       1,499            2,014
     Accounts payable and accrued expenses..............................................       1,993            2,061
                                                                                        ------------     ------------

         Total Liabilities..............................................................     146,337          149,858
                                                                                        ------------     ------------

 PARTNERS' CAPITAL
     General Partner
         Capital contribution...........................................................         663              663
         Capital distributions..........................................................        (387)            (337)
         Cumulative net losses..........................................................        (147)            (178)
                                                                                        ------------     ------------

                                                                                                 129              148
                                                                                        ------------     ------------
     Limited Partners
         Capital contribution, net of offering costs of $7,550..........................      58,050           58,050
         Capital distributions..........................................................     (38,313)         (33,394)
         Cumulative net losses..........................................................     (14,545)         (17,601)
                                                                                        ------------     ------------

                                                                                               5,192            7,055
                                                                                        ------------     ------------

         Total Partners' Capital........................................................       5,321            7,203
                                                                                        ------------     ------------

                                                                                        $    151,658     $    157,061
                                                                                        ============     ============


  The accompanying notes are an integral part of these financial statements.

                                 RIBM1 Supp-30

                  Marriott Residence Inn Limited Partnership
                           Statements of Operations
                  For the Fiscal Years Ended January 3, 1997,
                    December 29, 1995 and December 30, 1994
                    (in thousands, except per Unit amounts)

                                                                            1996             1995             1994
                                                                        ------------     ------------     ------------
REVENUES (Note 3) ......................................................$     32,084     $     30,069     $     27,305
                                                                        ------------     ------------     ------------

OPERATING COSTS AND EXPENSES
  Depreciation and amortization.........................................       5,620            5,976            6,518
  Incentive management fee..............................................       3,366            3,130            2,838
  Residence Inn system fee..............................................       2,321            2,158            2,032
  Property taxes........................................................       2,229            2,235            2,270
  Base management fee...................................................       1,216            1,135            1,069
  Equipment rent and other..............................................       1,181            1,035              915
                                                                        ------------     ------------     ------------

                                                                              15,933           15,669           15,642
                                                                        ------------     ------------     ------------

OPERATING PROFIT........................................................      16,151           14,400           11,663
Interest expense........................................................     (13,411)         (13,405)         (13,527)
Interest income.........................................................         347              522              276
                                                                        ------------     ------------     ------------

NET INCOME (LOSS).......................................................$      3,087     $      1,517     $     (1,588)
                                                                        ============     ============     ============

ALLOCATION OF NET INCOME (LOSS)
  General Partner.......................................................$         31     $         15     $        (16)
  Limited Partners......................................................       3,056            1,502           (1,572)
                                                                        ------------     ------------     ------------

                                                                        $      3,087     $      1,517     $     (1,588)
                                                                        ============     ============     ============

NET INCOME (LOSS) PER LIMITED PARTNER UNIT
  (65,600 Units)........................................................$         47     $         23     $        (24)
                                                                        ============     ============     ============




  The accompanying notes are an integral part of these financial statements.

                                 RIBM1 Supp-31

                  Marriott Residence Inn Limited Partnership
                  Statements of Changes in Partners' Capital
                  For the Fiscal Years Ended January 3, 1997,
                    December 29, 1995 and December 30, 1994
                                (in thousands)

                                                                           General         Limited
                                                                           Partner         Partners         Total
                                                                        ------------     -----------     -----------
Balance, December 31, 1993..............................................$        190     $    11,259     $    11,449

   Capital distributions................................................         (33)         (3,280)         (3,313)

   Net loss.............................................................         (16)         (1,572)         (1,588)
                                                                        ------------     -----------     -----------

Balance, December 30, 1994..............................................         141           6,407           6,548

   Capital distributions................................................          (8)           (854)           (862)

   Net income...........................................................          15           1,502           1,517
                                                                        ------------     -----------     -----------

Balance, December 29, 1995..............................................         148           7,055           7,203

   Capital distributions................................................         (50)         (4,919)         (4,969)

   Net income...........................................................          31           3,056           3,087
                                                                        ------------     -----------     -----------

Balance, January 3, 1997................................................$        129     $     5,192     $     5,321
                                                                        ============     ===========     ===========




  The accompanying notes are an integral part of these financial statements.

                                 RIBM1 Supp-32

                  Marriott Residence Inn Limited Partnership
                           Statements of Cash Flows
                  For the Fiscal Years Ended January 3, 1997,
                    December 29, 1995 and December 30, 1994
                                (in thousands)

                                                                                 1996           1995           1994
                                                                              ----------     ----------     ----------
OPERATING ACTIVITIES
     Net income (loss)........................................................$    3,087     $    1,517     $   (1,588)
     Noncash items:
         Depreciation and amortization........................................     5,620          5,976          6,518
         Deferred incentive management fee....................................     3,366          3,130          2,838
         Amortization of deferred financing costs as interest.................       473            191            288
         (Gain) loss on dispositions of property and equipment................       (10)           (18)           119
     Changes in operating accounts:
         Due from Residence Inn by Marriott, Inc. ............................    (1,133)           417           (321)
         Accounts payable and accrued expenses................................       (68)        (1,334)           101
         Base management fee due to Residence Inn by Marriott, Inc. ..........      (515)          (491)            --
                                                                              ----------     ----------     ----------

         Cash provided by operations..........................................    10,820          9,388          7,955
                                                                              ----------     ----------     ----------

INVESTING ACTIVITIES
     Additions to property and equipment, net.................................    (3,561)        (3,095)        (1,360)
     Change in property improvement fund, net.................................       379            102         (1,407)
                                                                              ----------     ----------     ----------

         Cash used in investing activities....................................    (3,182)        (2,993)        (2,767)
                                                                              ----------     ----------     ----------

FINANCING ACTIVITIES
     Proceeds from mortgage loan..............................................        --        130,000             --
     Repayment of mortgage debt...............................................        --       (128,967)            --
     Payment of note payable to Host Marriott Corporation.....................        --         (1,395)            --
     Principal payments on mortgage debt......................................    (6,304)          (177)            --
     Capital distributions to partners........................................    (4,969)          (862)        (3,313)
     Refinancing costs........................................................      (207)        (3,096)            --
                                                                              ----------     ----------     ----------

         Cash used in financing activities....................................   (11,480)        (4,497)        (3,313)
                                                                              ----------     ----------     ----------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..............................    (3,842)         1,898          1,875

CASH AND CASH EQUIVALENTS at beginning of year................................     7,271          5,373          3,498
                                                                              ----------     ----------     ----------

CASH AND CASH EQUIVALENTS at end of year......................................$    3,429     $    7,271     $    5,373
                                                                              ==========     ==========     ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Cash paid for mortgage interest..........................................$   12,992     $   14,547     $   13,333
                                                                              ==========     ==========     ==========



  The accompanying notes are an integral part of these financial statements.

                                 RIBM1 Supp-33

                  Marriott Residence Inn Limited Partnership
                         Notes to Financial Statements

NOTE 1.   THE PARTNERSHIP

Description of the Partnership

Marriott Residence Inn Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed March 29, 1988 to acquire, own and operate 15 Residence Inn by Marriott hotels (the "Inns") and the land on which the Inns are located. The Inns are located in seven states in the United States: four in Ohio, three in California, three in Georgia, two in Missouri and one in Illinois, Colorado and Michigan, and as of January 3, 1997, have a total of 2,129 suites.

On December 29, 1995, Host Marriott Corporation's operations were divided into two separate companies: Host Marriott Corporation ("Host Marriott") and Host Marriott Services Corporation. The sole general partner of the Partnership, with a 1% interest, is RIBM One Corporation (the "General Partner"), a Delaware corporation and wholly-owned subsidiary of Host Marriott.

Between March 29, 1988 and April 22, 1988 (the "Closing Date"), 65,600 limited partnership interests (the "Units") were sold in a public offering. The offering price per Unit was $1,000. The General Partner contributed $662,627 for its 1% general partnership interest. The Inns are managed by Residence Inn by Marriott, Inc. (the "Manager"), a wholly-owned subsidiary of Marriott International, Inc. ("MII"), as part of the Residence Inn by Marriott hotel system.

Partnership Allocations and Distributions

Net profits for Federal income tax purposes are generally allocated to the partners in proportion to the distributions of cash available for distribution. The Partnership generally distributes cash available for distribution as follows: (i) first, 99% to the limited partners and 1% to the General Partner, until the partners have received, with respect to such year, an amount equal to 10% of their Net Capital Investment, defined as the excess of original capital contributions over cumulative distributions of net refinancing and sales proceeds ("Capital Receipts"); (ii) second, remaining cash available for distribution will be distributed as follows, depending on the amount of Capital Receipts previously distributed:

(a) 99% to the limited partners and 1% to the General Partner, if the partners have received aggregate cumulative distributions of Capital Receipts of less than 50% of their original capital contributions; or

(b) 85% to the limited partners and 15% to the General Partner, if the partners have received aggregate cumulative distributions of Capital Receipts equal to or greater than 50% but less than 100% of their original capital contributions; or

(c) 70% to the limited partners and 30% to the General Partner, if the partners have received aggregate cumulative distributions of Capital Receipts equal to 100% or more of their original capital contributions.

Losses and net losses are allocated 99% to the limited partners and 1% to the General Partner.

Capital Receipts not retained by the Partnership will generally be distributed
(i) first, 99% to the limited partners and 1% to the General Partner until the partners have received cumulative distributions from all sources equal to a cumulative simple return of 12% per annum on their Net Capital Investment and an amount equal to their contributed capital, payable only from Capital Receipts;
(ii) next, if the Capital Receipts are from a sale, 100% to the General Partner until it has received 2% of the gross proceeds from the sale; and (iii) thereafter, 70% to the limited partners and 30% to the General Partner.

Gains will generally be allocated (i) first, to those partners whose capital accounts have negative balances until such negative balances are brought to zero; (ii) second, to all partners in amounts necessary to bring each of their respective

                                 RIBM1 Supp-34

                  Marriott Residence Inn Limited Partnership
                         Notes to Financial Statements

capital account balances equal to their invested capital, as defined, plus a 12% return on such invested capital; (iii) next, to the General Partner in an amount necessary to bring the General Partner's capital account balance to an amount which is equal to 2% of the gross proceeds from the sale; and (iv) thereafter, 70% to the limited partners and 30% to the General Partner.

Proceeds from the sale of substantially all of the assets of the Partnership will be distributed to the partners in accordance with their capital account balances as adjusted to take into account the gain or loss resulting from such sale.

For financial reporting purposes, profits and losses are allocated among the partners based upon their stated interests in cash available for distribution.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership's records are maintained on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

The Partnership's fiscal year ends on the Friday nearest to December 31. Fiscal year 1996 included 53 weeks compared to 52 weeks for fiscal years 1995 and 1994.

Revenues and Expenses

Revenues represent house profit of the Inns because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Inns to the Manager. House profit reflects Inn operating results which flow to the Partnership as property owner and represents gross Inn sales less property-level expenses, excluding depreciation and amortization, base, Residence Inn system and incentive management fees, property taxes, equipment rent and other costs, which are disclosed separately in the statement of operations.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                  Land improvements                            40 years
                  Buildings and improvements                   40 years
                  Furniture and equipment                 3 to 10 years


All property and equipment is pledged as security for the mortgage debt described in Note 6.

The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties on an individual hotel basis will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

                                 RIBM1 Supp-35

                  Marriott Residence Inn Limited Partnership
                         Notes to Financial Statements

Income Taxes

Provision for Federal and state income taxes has not been made in the financial statements since the Partnership does not pay income taxes but rather allocates its profits and losses to the partners. Significant differences exist between the net income or loss for financial reporting purposes and the net income or loss reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives and differences in the timing of the recognition of base and incentive management fee expenses. As a result of these differences, the net excess between the Partnership's net assets reported in the accompanying financial statements and the tax basis of such net assets at January 3, 1997 and December 29, 1995 was $15,689,000 and $12,611,000,
respectively.

Deferred Financing Costs

Deferred financing costs represent the costs incurred in connection with obtaining the debt financing and are amortized over the term thereof. The original mortgage debt described in Note 6 matured on April 24, 1995. Deferred financing costs associated with the original mortgage debt totaling $2,017,000 were fully amortized at maturity and removed from the Partnership's books. Costs incurred in connection with the mortgage debt refinancing totaled $3,303,000 and will be amortized using the straight-line method, which approximates the effective interest method, over the seven year term of the loan. At January 3, 1997 and December 29, 1995, accumulated amortization of deferred financing costs totaled $575,000 and $102,000, respectively.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

Statements of Financial Accounting Standards

In the first quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

Reclassifications

Certain reclassifications were made to prior year financial statements to conform to the 1996 presentation.


                                 RIBM1 Supp-36

                  Marriott Residence Inn Limited Partnership
                         Notes to Financial Statements

NOTE 3.   REVENUES

Partnership revenues consist of the following (in thousands):


                                                                             1996             1995             1994
                                                                         ------------     ------------    -------------
INN SALES
   Suites............................................................... $     58,019     $     53,945    $      50,805
   Other operating departments..........................................        2,805            2,780            2,635
                                                                         ------------     ------------    -------------
                                                                               60,824           56,725           53,440
                                                                         ------------     ------------    -------------
INN EXPENSES
   Departmental direct costs
      Suites............................................................       11,756           10,839           10,060
      Other operating departments.......................................        1,024            1,013              974
   Other Inn operating expenses.........................................       15,960           14,804           15,101
                                                                         ------------     ------------    -------------
                                                                               28,740           26,656           26,135
                                                                         ------------     ------------    -------------

REVENUES................................................................ $     32,084     $     30,069    $      27,305
                                                                         ============     ============    =============

NOTE 4.   PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

                                                                          January 3,      December 29,
                                                                             1997             1995
                                                                         ------------     ------------
Land and improvements................................................... $     46,441     $     46,441
Buildings and improvements..............................................      112,592          111,840
Furniture and equipment.................................................       35,902           33,093
                                                                         ------------     ------------
                                                                              194,935          191,374

Less accumulated depreciation...........................................      (54,663)         (49,043)
                                                                         ------------     ------------

                                                                         $    140,272     $    142,331
                                                                         ============     ============

                                 RIBM1 Supp-37

                  Marriott Residence Inn Limited Partnership
                         Notes to Financial Statements

NOTE 5.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments are shown below. The fair value of financial instruments not included in this table are estimated to be equal to their carrying amounts.

                                                         As of January 3, 1997            As of December 29, 1995
                                                     -----------------------------    ------------------------------
                                                                       Estimated                          Estimated
                                                       Carrying          Fair           Carrying            Fair
                                                        Amount           Value           Amount             Value
                                                     ------------    -------------    -------------     ------------
                                                                               (in thousands)
Mortgage debt......................................  $    123,519    $     126,949    $     129,823     $    129,823
Incentive management fee due to Residence
  Inn by Marriott, Inc. ...........................  $     19,326    $       4,100    $      15,960     $      1,800
Base management fee due to Residence
  Inn by Marriott, Inc. ...........................  $      1,499    $       1,499    $       2,014     $      1,600

The estimated fair value of debt obligations is based on the expected future debt service payments discounted at risk adjusted rates. Base and incentive management fees payable are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.


NOTE 6.   MORTGAGE DEBT

As of December 30, 1994, the Partnership's debt consisted of a $123,000,000 nonrecourse mortgage loan (the "Term Loan"), $5,967,000 borrowed under a $10 million revolving credit facility (the "Revolving Loan") and a $1,395,000 note payable to Host Marriott for an expansion at the St. Louis Galleria Inn. Both the Term Loan and the note payable to Host Marriott carried interest at a fixed rate of 10.4% and required no principal amortization prior to maturity. The Revolving Loan was available to provide interest payments on up to $19 million of the principal amount of the Term Loan. Borrowings carried interest at a floating rate equal to .5% over the one, two, three or six-month London Interbank Offered Rate ("LIBOR") as elected by the Partnership and required no principal amortization prior to maturity. The Partnership did not borrow under the Revolving Loan in 1995.

The Term Loan, Revolving Loan and note payable matured on April 24, 1995. The Term Loan and Revolving Loan went into default on the maturity date as the Partnership was unable to secure replacement financing. Effective April 25, 1995 through August 31, 1995, the lender granted a forbearance on the Term loan and the Revolving Loan in which both loans began to accrue interest at 10.4%. However, effective September 1, 1995, pursuant to the loan documents, both the Term Loan and Revolving Loan began to accrue interest at the Default Rate, as defined, of prime plus 2.5 percentage points through October 11, 1995. Host Marriott granted the Partnership a six-month forbearance of the note payable upon maturity on April 24, 1995 at the original interest rate. During the forbearance period, the Partnership was required to make monthly debt service payments of interest only on the Term Loan and Revolving Loan and quarterly payments of interest only on the note payable.

The Partnership's debt was refinanced on October 12, 1995 at which time the Term Loan, Revolving Loan and note payable to Host Marriott were fully repaid with the proceeds from a $130 million nonrecourse mortgage loan (the "Mortgage Debt"). The Mortgage Debt is comprised of a $100 million note (the "Senior Mortgage") which bears interest at 8.6% and a $30 million note (the "Second Mortgage") which bears interest at 15.25% for a blended interest rate of 10.13%. Both the Senior Mortgage and Second Mortgage require monthly amortization of principal and mature on September 30, 2002. In addition to the required monthly amortization, during each of the four years from 1996 through 1999, the Partnership is required to pay, on a cash available basis, an additional $2 million annually toward principal amortization on the Senior Mortgage. Additionally, during the entire seven year term, the Partnership has the option to pay up to an additional $1 million principal payment annually on the Second Mortgage and up to another $1

                                 RIBM1 Supp-38

                  Marriott Residence Inn Limited Partnership
                         Notes to Financial Statements

million optional principal payment which would be applied in a 2:1 ratio to the Senior and Second Mortgage, respectively. The weighted-average interest rate for 1996 and 1995 was 10.13% and 10.14%, respectively. In 1994, the weighted-average interest rate on the Revolving Loan was 4.8%. During 1996, the Partnership made payments of $4,719,000 and $1,585,000 on the Senior Mortgage and Second Mortgage, respectively. At January 3, 1997, the outstanding principal balance of the Senior Mortgage and the Second Mortgage was $95,124,000 and $28,395,000, respectively.

Host Marriott was released from their $15 million debt service guarantee obligation on the date of the original debt maturity of April 24, 1995. No amounts were advanced under this obligation.

Both the Senior Mortgage and the Second Mortgage are secured by the Inns, the land on which they are located, a security interest in all personal property associated with the Inns including furniture and equipment, inventory, contracts and other general intangibles and an assignment of the Partnership's rights under the management agreement.

Principal amortization of the Senior and Second Mortgages at January 3, 1997 is as follows (in thousands):

               1997....................................................$    4,943
               1998....................................................     5,503
               1999....................................................     6,319
               2000....................................................     5,231
               2001....................................................     6,252
               Thereafter..............................................    95,271
                                                                        ---------
                                                                       $  123,519
                                                                        =========

NOTE 7.   MANAGEMENT AGREEMENT

The Manager operates the Inns pursuant to a long-term management agreement with an initial term expiring December 28, 2007. The Manager has the option to extend the agreement on one or more of the Inns for up to five 10-year terms. The Manager earns a base management fee equal to 2% of gross revenues. Through 1990, payment of the base management fee was subordinated to qualifying debt service payments and retention by the Partnership of annual cash flow from operations of $6,626,263. Deferred base management fees are payable from operating cash flow, as defined. Beginning in 1991 and thereafter, base management fees are paid currently. Pursuant to the terms of the management agreement, the Partnership paid deferred base management fees of $515,000 and $491,000 for 1996 and 1995, respectively.

In addition, the Manager is entitled to an incentive management fee equal to 15% of operating profit, as defined (20% in any year in which operating profit is equal to or greater than $23.5 million). The incentive management fee is payable out of 50% of cash flow from operations remaining after payments of qualifying debt service, retention by the Partnership of annual cash flow from operations of $6,626,263 and the deferred base management fee. After the Partnership has retained an additional 5% return, the incentive management fee is payable out of 75% of the remaining cash flow from operations. Through 1989, the Manager was not entitled to accrue any unpaid incentive management fees. Incentive management fees earned after 1989 are payable in the future from operating cash flow, as defined. Unpaid incentive management fees are paid from cash flow available for incentive management fees following payment of the then current incentive management fees. Through January 3, 1997, no incentive management fees have been paid to the Manager, however, approximately $300,000 is expected to be paid during 1997.

The management agreement also provides for a Residence Inn system fee equal to 4% of suite revenues. In addition, the Manager is reimbursed for each Inn's pro rata share of the actual costs and expenses incurred by the Manager in providing certain services ("Chain Services") on a central or regional basis to all hotels operated by the Manager. As franchisor of the Residence Inn by Marriott system, the Manager maintains a marketing fund to pay the costs associated with certain system-wide advertising, promotional, and public relations materials and programs, and operating a toll-free reservation system. Each Inn contributes 2.5% of suite revenues to the marketing fund. During 1996, 1995

                                 RIBM1 Supp-39

                  Marriott Residence Inn Limited Partnership
                         Notes to Financial Statements

and 1994, the Partnership paid a Residence Inn system fee of $2,321,000, $2,158,000 and $2,032,000, reimbursed the Manager for $1,031,000, $988,000 and
$982,000 of Chain Services and contributed $1,450,000, $1,349,000 and $1,270,000 to the marketing fund, respectively. Chain Services and contributions to the marketing fund are included in other Inn operating expenses in Note 3.

The Partnership is required to provide the Manager with working capital to meet the operating needs of the Inns. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon termination of the management agreement, the working capital will be returned to the Partnership. The individual components of working capital controlled by the Manager are not reflected in the Partnership's balance sheet. As of January 3, 1997 and December 29, 1995, $775,000 has been advanced to the Manager for working capital.

The management agreement provides for the establishment of a property improvement fund for the Inns which provides for the replacement of furniture, fixtures and equipment. Contributions to the property improvement fund are equal to 5% of gross revenues of each Inn. Contributions to the property improvement fund for 1996, 1995 and 1994 were $3,041,000, $2,836,000 and $2,672,000, respectively.

                                 RIBM1 Supp-40

                   Marriott Residence Inn Limited Partnership
                             Condensed Balance Sheet
                               September 12, 1997
                            (Unaudited, in thousands)



ASSETS

  Property and equipment, net...............................................$   139,781
  Due from Residence Inn by Marriott, Inc. .................................      2,041
  Deferred financing costs, net.............................................      2,396
  Property improvement fund.................................................      2,224
  Cash and cash equivalents.................................................      5,482
                                                                            -----------
                                                                            $   151,924
                                                                            ===========


LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
  Mortgage debt.............................................................$   121,360
  Management fees due to Residence Inn by Marriott, Inc. ...................     22,252
  Accounts payable and accrued expenses.....................................      1,303
                                                                            -----------
      Total Liabilities.....................................................    144,915
                                                                            -----------

PARTNERS' CAPITAL
  General Partner ..........................................................        146
  Limited Partners..........................................................      6,863
                                                                            -----------
      Total Partners' Capital...............................................      7,009
                                                                            -----------
                                                                            $   151,924
                                                                            ===========

        The accompanying notes are an integral part of these condensed financial statements.

                                 RIBM1 Supp-41

                  Marriott Residence Inn Limited Partnership
                      Condensed Statements of Operations
    For the Thirty-six Weeks Ended September 12, 1997 and September 6, 1996
                           (Unaudited, in thousands)


                                                                         1997            1996
                                                                     -----------     -----------
REVENUES............................................................ $    23,225     $    22,825
                                                                     -----------     -----------

OPERATING COSTS AND EXPENSES
  Depreciation and amortization.....................................       3,681           4,127
  Incentive management fee..........................................       2,427           2,382
  Residence Inn system fee..........................................       1,669           1,629
  Property taxes....................................................       1,634           1,633
  Base management fee...............................................         877             854
  Equipment rent and other..........................................         846             840
                                                                     -----------     -----------
                                                                          11,134          11,465
                                                                     -----------     -----------
OPERATING PROFIT....................................................      12,091          11,360
Interest expense....................................................      (9,008)         (9,251)
Interest income.....................................................         217             251
                                                                     -----------     -----------
NET INCOME.......................................................... $     3,300     $     2,360
                                                                     ===========     ===========



        The accompanying notes are an integral part of these condensed financial statements.

                                 RIBM1 Supp-42

                  Marriott Residence Inn Limited Partnership
                      Condensed Statements of Cash Flows
    For the Thirty-six Weeks Ended September 12,1997 and September 6, 1996
                           (Unaudited, in thousands)


                                                                   1997           1996
                                                                 -------        -------
OPERATING ACTIVITIES
  Net income.....................................................$ 3,300        $ 2,360
  Noncash items..................................................  5,433          6,120
  Change in operating accounts...................................   (269)        (2,091)
                                                                 -------        -------
    Cash provided by operations..................................  8,464          6,389
                                                                 -------        -------

INVESTING ACTIVITIES
  Additions to property and equipment............................ (3,189)        (2,767)
  Change in property improvement fund............................    543            521
                                                                 -------        -------
    Cash used in investing activities............................ (2,646)        (2,246)
                                                                 -------        -------

FINANCING ACTIVITIES
  Capital distributions.......................................... (1,611)        (3,313)
  Principal repayment on mortgage debt........................... (2,159)        (1,655)
  Financing costs................................................      5            (69)
                                                                 -------        -------
    Cash used in financing activities............................ (3,765)        (5,037)
                                                                 -------        -------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................  2,053           (894)

CASH AND CASH EQUIVALENTS at beginning of period.................  3,429          7,271
                                                                 -------        -------

CASH AND CASH EQUIVALENTS at end of period.......................$ 5,482        $ 6,377
                                                                 =======        =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.........................................$ 9,314        $ 9,818
                                                                 =======        =======



        The accompanying notes are an integral part of these condensed financial statements.

                                 RIBM1 Supp-43

                  Marriott Residence Inn Limited Partnership
                    Notes to Condensed Financial Statements
                                  (Unaudited)

1. The accompanying condensed financial statements have been prepared by Marriott Residence Inn Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's audited financial statements for the fiscal year ended January 3, 1997 included in this Prospectus Supplement. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

     The net income of the Partnership is allocated 99% to the limited partners and 1% to Marriott RIBM One Corporation (the "General Partner"). Significant differences exist between the net income for financial reporting purposes and the net income for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets, and differences in the timing of the recognition of incentive management fee expense.

2. Revenues represent house profit of the Partnership Inns since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Inns to Residence Inn by Marriott, Inc. (the "Manager"), a wholly owned subsidiary of Marriott International, Inc. House Profit reflects the net revenues flowing to the Partnership as property owner and represents Inn operating results less property-level expenses, excluding depreciation, base, system and incentive management fees, property taxes, insurance and certain other costs, which are classified as operating costs and expenses. Revenues consist of the following (in thousands):

                                                              Thirty-six Weeks Ended
                                                       -------------------------------------
                                                       September 12,            September 6,
                                                           1997                     1996
                                                       -------------            ------------
     INN SALES
       Suites.......................................    $    41,738              $    40,725
       Other operating departments..................          2,118                    1,954
                                                        -----------              -----------
                                                             43,856                   42,679
                                                        -----------              -----------
     INN EXPENSES
       Departmental direct costs
         Suites.....................................          8,569                    8,110
         Other operating departments................            810                      744
       Other Inn operating expenses.................         11,252                   11,000
                                                        -----------              -----------
                                                             20,631                   19,854
                                                        -----------              -----------

     REVENUES.......................................    $    23,225              $    22,825
                                                        ===========              ===========

3. Pursuant to the management agreement, the Manager has not been paid any incentive management fees year-to-date since the Partnership's Inns did not meet the performance criteria specified in the management agreement. However, because these fees have been earned and may be paid in the future, they have been accrued in the financial statements.

                                 RIBM1 Supp-44

                            CRF LODGING COMPANY, L.P.

                     Supplement Dated ________ __, 1998 for
      Prospectus/Consent Solicitation Statement Dated ______ __ , 1998 for
                  Marriott Residence Inn II Limited Partnership

         On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation") dated _________ __, 1998, of which this Supplement (the "Supplement") is a part, CRF Lodging Company, L.P. (the "Company"), a newly formed Delaware limited partnership, whose sole general partner will be CRF Lodging Trust ("CRFLT"), a Maryland real estate investment trust, is proposing the consolidation (the "Consolidation") of Marriott Residence Inn II Limited Partnership ("RIBM2"), a Delaware limited partnership, and up to five other limited partnerships (the "Hotel Partnerships") into an umbrella partnership real estate investment trust (an "UPREIT") in order to consolidate and expand the limited service and extended-stay hotel businesses currently conducted separately by the Hotel Partnerships and Host Marriott Corporation ("Host"). Limited Partners of RIBM2 are being asked to approve the Consolidation as described in the Consent Solicitation. Upon approval of the Consolidation, a newly formed direct or indirect wholly owned subsidiary of the Company (the "Merger Partnership") will be merged with and into RIBM2 with RIBM2 being the surviving entity. In the merger, partners of RIBM2 will receive units of limited partnership interest in the Company ("Units") in exchange for their interests in RIBM2.

         Following the Consolidation, the Company will own a portfolio of up to 221 limited service and extended-stay hotels operating under three Marriott brand names (Courtyard by Marriott(R), Residence Inn by Marriott(R) and Fairfield Inn by Marriott(R)) (the "Hotels"). Concurrently with the Consolidation, CRFLT will consummate an initial public offering (the "Offering") of its common shares of beneficial interest (the "Common Shares") and contribute the proceeds thereof to the Company in exchange for Units. Following the Offering, CRFLT anticipates that its Common Shares will be listed on the New York Stock Exchange ("NYSE"). Beginning one year after the Consolidation (the "Initial Holding Period"), Limited Partners will have the right to redeem their Units and receive, at the election of CRFLT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right"). CRFLT expects to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

         Marriott RIBM Two Corporation (the "Hotel Partnership GP"), the general partner of RIBM2, believes that the terms of the Consolidation provide substantial benefits and are fair to the Limited Partners of RIBM2 and recommend that all Limited Partners of RIBM2 vote FOR the Consolidation.

         Limited Partners of RIBM2 should consider the risks and other considerations described more fully in the Consent Solicitation under "Risk Factors," including the following:

       . There is uncertainty at the time of voting as to the Hotel
         Partnerships that will participate in the Consolidation and thus, uncertainty as to the size and leverage of the Company until after the end of the Solicitation Period.
       . The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in a fixed portfolio, limited life partnership where a Limited Partner could receive a distribution upon liquidation of the partnership into an investment in a public real estate company which expects to acquire additional hotels and where a Limited Partner likely may realize value for his investment only through a sale of Common Shares received pursuant to the Unit Redemption Right.
       . As a result of the Consolidation, a Limited Partner of RIBM2, which owns 23 Residence Inns, will own an interest in a much larger portfolio of Hotels, including up to 121 Courtyard

                                 RIBM2 Supp-1

         Hotels, 27 additional Residence Inns and 50 Fairfield Inns, and a material adverse change affecting any of the Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously held an interest in such asset.
       . No independent representative was retained to negotiate on behalf of the Limited Partners of RIBM2 or the other Hotel Partnerships. If one had been, the terms of the Consolidation may have been more favorable to the Limited Partners of RIBM2 or the other Hotel Partnerships.
       . Conflicts of interest exist in connection with the structuring of the
         Consolidation, including the fact that subsidiaries of Host serve as the general partners of all of the Hotel Partnerships and other subsidiaries of Host will serve as the Lessees of the Hotels. Such conflicts of interest may result in decisions that do not fully reflect the interests of all Partners in the Hotel Partnerships.
       . Host and its subsidiaries will realize substantial benefits from the Consolidation, including receipt of Units having an estimated value of at least $____ million in exchange for their Hotel Partnership Interests in RIBM2 (representing a 1% general partnership interest) ($____ million in the aggregate for their Hotel Partnership Interests in all of the Hotel Partnerships) (based upon the estimated Exchange Values), $____ million in cash from the sale of two limited service and extended-stay hotels owned by Host (the "Acquisition Hotels") based upon their aggregate Appraised Value, as adjusted, economic benefits under the Leases and, because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the ability to defer significant potential tax liabilities attributable to taxable gain in excess of sale proceeds of approximately $___ million.
       . The allocation of Units among the Hotel Partnerships is based upon their respective Exchange Values, the calculation of which involves numerous assumptions and estimates. There is no assurance that the value of the Units to be received in the Consolidation equals the fair market value of the Hotels and other assets contributed by the Hotel Partnerships.
       . Current federal income tax law prohibits the Company from operating the Hotels directly. Therefore, the Company will be substantially dependent upon the Lessees and Managers for its revenue and the Company will have limited control over the operations of the Hotels.
       . Approval of the Consolidation by Limited Partners holding a majority of the outstanding Partnership Units of RIBM2 will bind all Limited Partners of RIBM2.
       . Limited Partners of Hotel Partnerships who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their Hotel Partnership Interests but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value (as defined herein) of their Hotel Partnership Interests. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario (as defined herein), the Company would have had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million.
       . There are limitations on actual or constructive ownership of more than
         9.9% of the number or value of CRFLT's outstanding Common Shares.
       . Taxation of CRFLT as a regular corporation if it fails to qualify as a REIT, and taxation of the Company as a corporation if it fails to qualify as a partnership for federal income tax purposes, either of which would, among other things, result in a decrease in cash available for distribution and a material reduction in the value of Common Shares and Units.

         The effects of the Consolidation may be different for Limited Partners of the various Hotel Partnerships. This Supplement has been prepared to highlight for the Limited Partners of RIBM2 (the "RIBM2 Limited Partners") the risks, benefits, effects and fairness of the Consolidation and to provide additional information specific to RIBM2. Supplements have also been prepared for each of the other Hotel Partnerships. This Supplement, together with the supplements of the other Hotel Partnerships (collectively, the "Supplements"), are a part of the Consent Solicitation Statement. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the Hotel Partnership GP will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to:_____________________.

                                 RIBM2 Supp-2

         The Consolidation is subject to various conditions, one of which is that at least four Hotel Partnerships, including CBM1, CBM2 and RIBM1, must approve the Consolidation (the "Minimum Participation Condition"). See "The Consolidation -- Conditions to the Consolidation" in the Consent Solicitation. For purposes of this Supplement, the term Minimum Participation shall refer to the participation in the Consolidation by each of those Hotel Partnerships and RIBM2.

         All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the Consolidation occurs with an Offering yielding gross proceeds of $800 million, all Hotel Partnerships participate, no Notes are issued and $539 million of outstanding indebtedness is repaid (the "Full Consolidation Scenario").


Risk Factors

         In deciding whether to approve the Consolidation, RIBM2 Limited Partners should consider certain risks and other factors. The Hotel Partnership GP believes that RIBM2 Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax
Considerations."

         Uncertainties at the Time of Voting. There are several uncertainties at the time the Limited Partners must vote on the Consolidation, including (i) the identity of the Hotel Partnerships that will participate in the Consolidation and, thus, the Hotels that will be acquired by the Company (which will affect such matters as the size, scope and leverage of the Company), (ii) the Exchange Value for each Hotel Partnership (which will be adjusted for changes in working capital, indebtedness and various other items prior to the Closing Date) and
(iii) the costs of prepaying certain indebtedness of the Hotel Partnerships (which costs will be determined based upon the interest rates on applicable U.S. Treasuries at the time of the prepayment). See "Determination of Exchange Values and Allocation of Units."

         Fundamental Change in Nature of Investment; Potential Underperformance. The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in which a Limited Partner participates in the profits from the operation of the Hotels and is entitled to receive distributions from any net proceeds of a sale or refinancing of RIBM2's assets, to an investment in an entity who will receive rents from lessees which will bear the risks and receive the benefits from the hotels' operation and Limited Partners likely may realize the value from their investment only through the exercise of the Unit Redemption Right and sale of the Common Shares received as a result thereof and not from liquidation proceeds. Continuing RIBM2 would allow RIBM2 Limited Partners an opportunity to eventually receive liquidation proceeds from the sale of RIBM2's Hotels, and an RIBM2 Limited Partner's share of these sale proceeds could be higher than the amount a limited partner might realize from the sale of Units or exercise of the Unit Redemption Right (or payments on Notes received by any Dissenting Partner). In addition, the Company has the ability to acquire additional hotels, can reinvest proceeds from sales or refinancings of existing hotels in additional hotels and has a general partner that is a publicly traded entity. An investment in the Company may not outperform an investment in RIBM2. See "Comparison of Hotel Partnership Interests, Units and Common Shares."

         Exposure to Risks from Other Hotels and Brands. As a result of the Consolidation, Partners of RIBM2, which owns 23 Residence Inns, will own interests in a much larger partnership with a broader range of assets, including up to 121 Courtyard Hotels, 27 additional Residence Inns and 50 Fairfield Inns. A material adverse change affecting one of the Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected asset. In addition, each of the three Marriott brands which initially will comprise the Company operates in a different market segment and targets

                                 RIBM2 Supp-3
different consumers and, as a result, may be affected differently in different economic and market conditions.

         Limitations on Sales or Refinancings of the Courtyard Hotels. Because of substantial taxable gains that would be recognized by the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, none of the assets of CBM1 and CBM2 (the "Courtyard Hotels") can be sold for a period of __ years from the Closing Date of the Consolidation (other than pursuant to a tax-deferred exchange) without the consent of Host (the "Lock-out Provisions"). Such Lock-out Provisions are only applicable so long as Host holds the Units received in the Consolidation relating to its Hotel Partnership Interests in CBM1 and CBM2 and has not transferred, sold or otherwise disposed of such Units in a taxable transaction. In addition, the Partnership Agreement contains certain restrictions regarding the ability of the Company to repay or refinance indebtedness secured by the Courtyard Hotels. These restrictions will limit the ability of the Company to change its portfolio in response to market conditions and to the extent the Courtyard Hotels do not perform as well as the Residence Inns or Fairfield Inns in its portfolio, the Company will have limited flexibility to dispose of any such underperforming assets even if such disposal would be in the best interests of the Company.


                                 RIBM2 Supp-4

         Conflicts of Interest in the Consolidation. Conflicts of interest exist in connection with the Consolidation which include conflicts arising from the fact that subsidiaries of Host serve as the Hotel Partnership GP of RIBM2 (which holds a 1% general partner interest in RIBM2) and as Hotel Partnership GPs of the other Hotel Partnerships (with varying interests) and other subsidiaries of Host will serve as Lessees of the Hotels at the same time as the Hotel Partnership GP is recommending the Consolidation is involved in establishing the terms and structure of the Consolidation, including the structuring of the Leases. In addition, Host and its subsidiaries will receive substantial benefits from the Consolidation. These conflicts of interest may result in decisions that do not fully reflect the interests of all Limited Partners of RIBM2 or the other Hotel Partnerships.

         Substantial Benefits to Related Parties. The Consolidation will permit Host to continue to be involved in the ownership and operation of the Hotels and realize substantial benefits therefrom. Host and its subsidiaries will receive Units with an estimated value of at least $____ million in exchange for their Hotel Partnership Interests in RIBM2 ($____ million in the aggregate for their Hotel Partnership Interests in all of the Hotel Partnerships) (based upon the estimated Exchange Values) and $___ million in cash from the sale of the Acquisition Hotels to the Company (based upon their aggregate Appraised Value, as adjusted). Subsidiaries of Host will be the Lessees of the Hotels and may receive significant economic benefits in connection with the Leases, including the receipt of income to the extent sales from the Hotels exceed operating costs and expenses payable by the Lessees, management fees and rental payments to the Company. Because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the Consolidation will permit the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, to defer significant tax liabilities (estimated at approximately $____ million) that otherwise would be incurred upon any sale of the Courtyard Hotels (other than in a tax-deferred exchange such as the Consolidation) or upon substantial reductions in the amount of debt now secured by the Courtyard Hotels. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of such Hotels and the refinancing, prepayment or reduction of the debt secured by those Hotels for __ years from the Closing Date of the Consolidation without the consent of Host, in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The Company also will repay, either in cash or Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1.

         Method of Allocation of Units. The allocation of Units among the Hotel Partnerships will be based upon their respective Exchange Values, which in turn are based upon the Appraised Value of each Hotel Partnership's Hotels as adjusted for such things, among others, as net non-real estate assets (including cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves) ("Net other Assets"), existing indebtedness (including an adjustment for prepayment and defeasance costs), deferred maintenance and FF&E shortfalls, deferred management fees and Consolidation Expenses. There is, however, no assurance that the value of the Units to be received by participants in the Consolidation will equal the fair market value of the Hotels and other assets contributed by such participants.

         Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Limited Partners of RIBM2 or any of the other Hotel Partnerships. The Hotel Partnership GP has obtained an opinion from American Appraisal Associates, an independent, nationally recognized hotel valuation and financial advisory firm ("AAA"), as to (i) the fairness, from a financial point of view, to the Limited Partners of the methodologies used to determine the Exchange Value of RIBM2 and each other Hotel Partnership and allocation of Units among each of the Hotel Partnerships in the Consolidation,
(ii) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels), (iii) the fairness and reasonableness to the Limited Partners of each Hotel Partnership of the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners, (iv) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) and
(v) the fairness and reasonableness, from the Company's standpoint, of the economic terms of the Leases. However, AAA has not negotiated with the Hotel Partnership GP and has not participated in establishing the terms of the Consolidation. Consequently, the terms and conditions of the Consolidation may have been more favorable to RIBM2 Limited Partners or the Limited Partners of the other Hotel Partnerships if such terms and conditions were the result of arm's length negotiations.

         Lack of Control over Hotel Operations. Due to current federal income tax law prohibitions on a REIT's ability to derive revenues directly from the operation of a hotel, the Company will lease its Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. Neither CRFLT nor the Company will operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Company will have certain rights as lessor under the Leases (including control over certain owner-funded capital expenditures), neither CRFLT nor the Company will have the authority to require the Lessees or the Managers to operate the Hotels in any particular manner or to govern any particular aspect of their operation.

         Expiration of Leases. The Leases expire at the end of __ years and there can be no assurance that such Leases will be renewed. If such Leases are terminated at the end of their terms, the Company will be required to find other lessees (which lessees must be satisfactory to the Managers). There can be no assurance as to whether satisfactory lessees could be found or as to the terms or conditions on which the Company would be able to enter into new leases with such lessees.

         The Company's Dependence on the Lessees and Managers for Revenue. The Company will be dependent upon the Lessees for its revenue, and the Lessees' ability to pay rent to the Company will be substantially dependent upon the Managers' ability to operate the Hotels profitably.

         No Limitation on Debt. There are no limitations in CRFLT's or the Company's organizational documents which limit the amount of indebtedness either may incur.

                                 RIBM2 Supp-5

         Risks of Leverage. The Company has substantial indebtedness. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company had outstanding indebtedness totaling $780 million. The Company's business is capital intensive and the Company will have significant capital requirements in the future. The Company's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Company, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

         Original Anticipated Holding Period About to Expire. In the original offering document of RIBM2, the Hotel Partnership GP stated that it expected to sell all of RIBM2's Hotels before the end of 1998. An RIBM2 Limited Partner's share of the proceeds from a liquidation of RIBM2 could be higher than what a limited partner might realize, following the Initial Holding Period, from a sale of Common Shares received pursuant to the Unit Redemption Right.

         Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the loan agreements with respect to outstanding indebtedness of RIBM2 and the other Hotel Partnerships, the rental revenues received by the Company under the Leases will first be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy all other obligations of the Company (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements and to make distributions to partners (including CRFLT).

         Ownership Limitations. No person may own in excess of 9.9% of the number or value of outstanding Common Shares of CRFLT, without the consent of the Board of Trustees of CRFLT, in its sole and absolute discretion. During the period of time subsidiaries of Host are acting as Lessees, Host and its affiliates are prohibited from owning in excess of 4.9% (by value) of the Company.

         Majority Vote of RIBM2 Limited Partners Binds All RIBM2 Limited Partners. Approval of the Consolidation by RIBM2 Limited Partners holding a majority of the outstanding Partnership Units of RIBM2 will cause RIBM2 to participate in the Consolidation, and such approval will bind all RIBM2 Limited Partners, including RIBM2 Limited Partners who voted against or abstained from voting with respect to the Consolidation.

         Effect of Subsequent Events upon Recognition of Gain. Even though the RIBM2 Limited Partners who do not receive Notes as a result of exercising Dissenters' Rights generally are not expected to recognize significant taxable gain at the time of the Consolidation, there are a variety of events and transactions (including the sale of one or more of the Hotels or the reduction of indebtedness securing one or more of the Hotels) that could cause an RIBM2 Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Effect of Subsequent Events." The Partnership Agreement does not impose any restrictions on the Company's ability to dispose of the Hotels or to refinance debt secured by the Hotels, other than with respect to the Courtyard Hotels (which restriction can be waived with the consent of Host). In addition, the Partnership Agreement expressly provides that CRFLT, as general partner of the Company, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Company to undertake specific transactions, and the limited partners have no right to approve or disapprove such transactions. See "Description of Units -- Sales of Assets and Lock-out Provisions."

         Failure of the Company to Qualify as a Partnership for Tax Purposes. Taxation of the Company as a corporation if it fails to qualify as a partnership, and the Company's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to holders of Units, would cause CRFLT to fail to qualify as a REIT for tax purposes, and could cause the holders of Units to recognize taxable gain at the time the Company ceases to qualify as a partnership.

         Failure of CRFLT to Qualify as a REIT for Tax Purposes. Taxation of CRFLT as a corporation if it fails to qualify as a REIT, and CRFLT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to CRFLT's shareholders and reducing materially the value of the Common Shares and Units.

         State and Local Taxes. RIBM2 Limited Partners holding Units may be subject to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Consolidation, the Company will own properties in 35 states across the United States. Currently, RIBM2 owns properties in 16 states.

                                 RIBM2 Supp-6

         Dissenting Partners Have No Cash Appraisal Rights and May Elect to Receive Only Notes. RIBM2 Limited Partners who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their interests in RIBM2 or otherwise, but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured seven-year notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value of their Hotel Partnership Interests. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full face amount of the Notes only if they hold the Notes to maturity, which is approximately seven years after the Consolidation, or if the Company repays or refinances the Notes at or prior to maturity or realizes net sales or excess refinancing proceeds from Hotels owned by a Noteholder's former Hotel Partnership. Because the Notes are unsecured obligations of the Company, they will be effectively subordinate to all secured debt of the Company and all obligations of the Hotel Partnerships which will be the owners of the Hotels. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million. See "Rights of Dissenting Partners" and "Description of the Notes."

Expected Benefits of the Consolidation

         The Hotel Partnership GP believes that participating in the Consolidation would likely be beneficial to the RIBM2 Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Consolidation -- Expected Benefits of the Consolidation." These benefits, which should be viewed as alternatives to continuing the business and operations of RIBM2, are expected to include:

         . Enhanced Liquidity of Investment. The Consolidation will offer RIBM2 Limited Partners significantly enhanced liquidity with respect to their investments in RIBM2 because, after expiration of the Initial Holding Period, RIBM2 Limited Partners would be able to exercise their Unit Redemption Right (subject to certain limited exceptions) and receive, at CRFLT's election, either freely tradable Common Shares of CRFLT or the cash equivalent thereof. The exercise of the Unit Redemption Right, however, would result in recognition of taxable income or gain at that time.

         . Public Market Valuation of Assets. The Hotel Partnership GP believes that the public market valuations of the equity securities of many publicly traded real estate companies, including REITs that focus on the lodging industry, are in part based upon the growth potential of such companies and currently exceed the private market values of their real estate assets. There can be no assurance, however, that the Common Shares of CRFLT will trade at a premium to the private market values of the Hotels or that the relative pricing differential will not change or be eliminated in the future.

                                 RIBM2 Supp-7

             .    Regular Quarterly Cash Distributions. The Hotel Partnership
                  GP expects that the Company will make regular quarterly cash distributions to holders of Units in proportion to their percentage interests in the Company. While these distributions may not be higher than RIBM2's current distributions, the ability to receive distributions quarterly and in regular amounts would be enhanced.

             . Substantial Tax Deferral. The Hotel Partnership GP expects that RIBM2 Limited Partners who do not exercise Dissenters' Rights generally should be able to obtain the benefits of the Consolidation while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their interests in RIBM2 that otherwise would be recognized in the event of a liquidation of RIBM2 or a sale or other disposition of its Hotels in a taxable transaction. Thereafter, such RIBM2 Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotels currently owned by RIBM2 are sold or otherwise disposed of in a taxable transaction by the Company. The federal income tax consequences of the Consolidation are highly complex and, with respect to each RIBM2 Limited Partner, are dependent upon many variables, including the particular circumstances of such RIBM2 Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company" in the Consent Solicitation. Each RIBM2 Limited Partner is urged to consult with his own tax advisors as to the consequences of the Consolidation in light of his particular circumstances.

             . Risk Diversification. The consolidation of the Hotels, as well as future hotel acquisitions by the Company, will diversify the investment risks to RIBM2 Limited Partners over a broader group of hotels, geographic locations, range of product types and market segments and will reduce the dependence of an investment upon the performance of, and the exposure to the risks associated with, the 23 Residence Inns currently owned by RIBM2 and the single market segment (extended-stay) in which RIBM2 currently operates.

             . Reduction in Leverage and Interest Costs. Upon consummation of the Consolidation and the Offering, it is expected that the aggregate amount of consolidated indebtedness of the Company will be reduced, by application of a portion of the net proceeds from the Offering, by between approximately $390 million and $539 million (excluding prepayment and defeasance costs which also will be required to be paid), depending upon the Hotel Partnerships which participate in the Consolidation and the proceeds raised in the Offering, resulting in significant interest and debt service savings and reduced overall leverage levels for Limited Partners of the Hotel Partnerships. The current outstanding indebtedness of RIBM2 will remain outstanding following the Consolidation. The Company will be less leveraged than RIBM2 is currently.

             . Growth Potential. The Hotel Partnership GP believes that substantial opportunities exist to acquire or develop limited service and extended-stay hotel properties at attractive prices and that RIBM2 is not in a position to take advantage of such opportunities because of its lack of access to additional sources of capital on favorable terms and restrictions on additional acquisitions and development imposed by its partnership agreement. In addition, the Company's structure and capitalization as part of an UPREIT should provide it with substantial flexibility to structure acquisitions of additional hotels utilizing debt, cash, Units or Common Shares (or any combination thereof), which may permit the Company to structure acquisitions of hotel properties on an income tax-deferred basis to sellers.

                                 RIBM2 Supp-8

         . Greater Access to Capital. With publicly traded securities, a larger base of assets and a greater equity value than RIBM2 individually, CRFLT expects to have greater access to the capital necessary for funding the operations of the Company and consummating acquisitions on more attractive terms than would be available to RIBM2 individually. This greater access to capital should provide greater financial stability to the Company and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to RIBM2 individually.

Determination of Exchange Values and Allocation of Units

         The Company and the Hotel Partnership GP established the Exchange Value for the equity interests in RIBM2 by (i) obtaining an independent appraisal of the value of the Hotels owned by RIBM2, as of ______ __, 1998 (the "Appraised Value"), as disclosed below; (ii) adding the amount of other assets (such as cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves), net of liabilities (excluding mortgage and other debt and deferred management fees) ("Net Other Assets") as of __________, 199_ (the "Initial Valuation Date"); (iii) subtracting the estimated balance of the mortgage debt owed by RIBM2 as of June 30, 1998, which is the estimated closing date for the Consolidation; (iv) subtracting the estimated balance of other debt of RIBM2 as of June 30, 1998; (v) adjusting for the estimated prepayment and defeasance costs; (vi) subtracting the amount of deferred management fees payable to the Manager under the RIBM2 Management Agreement for RIBM2's Hotels; (vii) subtracting an amount equal to the estimated cost to complete any deferred maintenance items identified in the engineer's report relating to RIBM2's Hotels; (viii) subtracting an amount equal to the estimated cost (if any) of bringing the condition of FF&E at RIBM2's Hotels to normal levels; (ix) subtracting RIBM2's pro rata share (based upon relative Exchange Values) of estimated Consolidation Expenses and (x) making certain other adjustments.

         Prior to the distribution of the Last Preliminary Prospectus in the Offering, a final determination of the Exchange Values will be made, as of the date that is the end of the most recent accounting period that has ended at least ___ days prior to the date on which the Last Preliminary Prospectus is distributed to investors (the "Final Valuation Date") to reflect (i) the amount of Net Other Assets, the actual principal balances of mortgage and other debt (including an adjustment for prepayment and defeasance costs) and the amount of deferred management fees payable, (ii) any amounts actually expended by RIBM2 after the Initial Valuation Date to perform deferred maintenance or make up FF&E shortfalls previously subtracted in determining the estimated Exchange Value of RIBM2 and (iii) any revised estimate and allocation of Consolidation Expenses. The actual value of Units issued to Partners in each Participating Hotel Partnership will be based on these Exchange Values.

         The Hotels were appraised as of _____ __, 1998, by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as the Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The Appraisals are not guarantees of present or future values, and no assurance can be given as to the actual value of the Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of RIBM2.

                                 RIBM2 Supp-9

                   Appraised Value of Hotels Owned by RIBM2
                            (Dollars in thousands)

Appraised Value...................................................    $
                                                                       ---------

                    Calculation of Estimated Exchange Value
                         as of Initial Valuation Date
                            (Dollars in thousands)

Appraised Value                                            $
Net Other Assets
Mortgage debt
Other debt
Prepayment penalties and/or
  defeasance costs
Deferred management fees
Deferred maintenance costs
FF&E shortfall
Consolidation Expenses
Other adjustments/(1)/
                                                           ------

     Exchange Value                                        $
                                                           ======

--------------
/(1)/ Includes environmental remediation and certain other costs.


           Distribution of Units Among General and Limited Partners
                      Based on Estimated Exchange Values
                            (Dollars in thousands)

                                                               Limited Partners                   General Partner
                                                       ---------------------------------   ----------------------------
                                                                           Estimated
                                                                         Value of Units
                                                                           per $1,000
                                                                            Limited
                         Estimated      Estimated %    Estimated % of       Partner        Estimated % of    Estimated
                        Total Value         of         Units Received       Original       Units Received     Value of
Hotel Partnership      of Units/(1)/    Total/(2)/        by RIBM2       Investment/(2)/      by RIBM2       Units/(1)/
-----------------      -------------   -------------   ---------------   ---------------   ---------------   ----------
RIBM2                  $                           %                 %   $                               %   $
                       =============   =============   ===============   ===============   ===============   ==========

----------------
/(1)/ Assumes the value of the Units is equal to the initial public offering price of CRFLT's Common Shares in the Offering and that the aggregate value of the Units received by RIBM2 is just equal to (but does not exceed) the estimated Exchange Value.

/(2)/ Represents the estimated percentage of the total value of Units allocated to the Hotel Partnerships as a group and does not reflect the issuance of Units to CRFLT in exchange for the proceeds of the Offering (which will reduce the percentage of each Hotel Partnership in proportion to their respective Exchange Values). Thus, for example, if CRFLT purchases 50% of the Company using the proceeds received from public investors in the Offering, then each of the percentages set forth above would be reduced by 50%. The estimated values of Units would be not affected.

                                 RIBM2 Supp-10

                            Exchange Value of RIBM2
                       for Allocation of Units to RIBM2
                         as of Initial Valuation Date

                                                                                   Per $1,000 Limited Partner
                                                                                            Original
                                                                                           Investment
                                                                                --------------------------------
                                                               Percent of                           Percent of
                                             Estimated         Aggregate          Estimated         Aggregate
                                             Exchange           Exchange          Exchange           Exchange
              Description                      Value              Value             Value              Value
              -----------                 --------------     -------------      ------------      --------------
                                          (in thousands)                        (in dollars)
100% Participation,
     No Notes Issued...................   $                              %      $                             %
100% Participation,
     Maximum Notes Issued..............
Minimum Participation,
     No Notes Issued...................
Minimum Participation,
     Maximum Notes Issued..............


Cash Distributions

         Historical Cash Distributions Paid by RIBM2. The following table sets forth the distributions paid to RIBM2 Limited Partners (per $1,000 limited partner original investment) for the periods indicated below. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                  Historical Cash Distributions Paid by RIBM2
               (Per $1,000 Limited Partner Original Investment)



                                        Thirty-six Weeks                           Fiscal Year
                                              Ended         -------------------------------------------------------
                                       September 12, 1997      1996       1995       1994       1993       1992
                                       ------------------   -------------------------------------------------------
From net income......................   $         50         $  ----    $    70    $    72    $    66    $    79
Representing return of capital/(1)/..           ----            ----       ----       ----       ----       ----
                                        ------------         -------    -------    -------    -------    -------
         Total.......................   $         50         $  ----    $    70    $    72    $    66    $    79
                                        ============         =======    =======    =======    =======    =======


-----------
/(1)/ Computed as all distributions in excess of distributions from operating cash flow.

                                 RIBM2 Supp-11

         Compensation and Distributions to the Hotel Partnership GP. Under the partnership agreement of RIBM2, the Hotel Partnership GP does not receive fees or compensation in connection with managing the affairs of the Hotel Partnership but the Hotel Partnership GP and its affiliates are reimbursed for certain costs and expenses incurred on behalf of RIBM2. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by RIBM2 to the Hotel Partnership GP and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the Consolidation had been in effect for the years presented.

         Following the Consolidation, CRFLT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the Hotel Partnership GP other than distributions on Units received in the Consolidation in exchange for its Hotel Partnership Interests.

         During the thirty-six weeks ended September 12, 1997 and the fiscal years 1996, 1995 and 1994, amounts actually paid by RIBM2 to the Hotel Partnership GP are shown below under "Historical" and the estimated amounts that would have been paid had the Consolidation been in effect for the years presented (assuming the Full Consolidation Scenario) are shown under "Pro Forma."

           Historical and Pro Forma Reimbursements and Distributions
                                (in thousands)

                                                           Thirty-six Weeks                  Fiscal Year
                                                                Ended                ----------------------------
                                                          September 12, 1997         1996        1995        1994
                                                         --------------------        ----        ----        ----
Historical
     Reimbursements                                              $    36          $   131     $    89     $   126
     Distributions                                                    35             ----          49          51
                                                                 -------          -------     -------     -------
              Total Historical                                   $    71          $   131     $   138     $   177
                                                                 =======          =======     =======     =======
Pro Forma
     Reimbursements                                              $                $           $           $
     Distributions attributable to Units
                                                                 -------          -------     -------     -------
              Total Pro Forma                                    $                $           $           $
                                                                 =======          =======     =======     =======


Certain Information Regarding Hotels Owned by RIBM2

         Residence Inns are extended-stay hotels which cater primarily to business and family travelers who stay more than five consecutive nights. Residence Inns typically have 88 to 144 studio and two-story penthouse suites. Residence Inns generally are located in suburban settings throughout the United States and feature a series of residential style buildings with landscaped walkways, courtyards and recreational areas. Residence Inns do not have restaurants, but offer a complimentary continental breakfast. In addition, most Residence Inns provide a complimentary evening hospitality hour. Each suite contains a fully-equipped kitchen and many suites have woodburning fireplaces.

                                 RIBM2 Supp-12


Location of Hotel                                   Number of Rooms                            Date Opened
-----------------                                   ---------------                            -----------
Birmingham, AL                                             128                                    1986
Arcadia, CA                                                120                                    1989
Irvine, CA                                                 112                                    1989
Placentia, CA                                              112                                    1988
Boca Raton, FL                                             120                                    1988
Jacksonville, FL                                           112                                    1986
Pensacola, FL                                               64                                    1985
St. Petersburg, FL                                          88                                    1986
Chicago-Deerfield, IL                                      128                                    1989
Shreveport-Bossier City, LA                                 72                                    1983
Boston-Danvers, MA                                          96                                    1989
Kalamazoo, MI                                               83                                    1989
Jackson, MS                                                120                                    1986
Las Vegas, NV                                              192                                    1989
Santa Fe, NM                                               120                                    1986
Charlotte North, NC                                         91                                    1988
Greensboro, NC                                             128                                    1987
Akron, OH                                                  112                                    1987
Valley Forge, PA                                            88                                    1988
Columbia, SC                                               128                                    1988
Spartanburg, SC                                             88                                    1985
Memphis, TN                                                105                                    1986
Lubbock, TX                                                 80                                    1986
                                                     ---------

                  TOTAL                                  2,487
                                                     =========

         The table below sets forth certain performance information for RIBM2's Residence Inns for the indicated periods.

                                           First Three Quarters                           Fiscal Year
                                           --------------------         ------------------------------------------
                                            1997           1996              1996           1995         1994
                                       -----------------------------    ------------------------------------------
  Number of properties.............            23             23                 23            23           23
  Number of rooms..................         2,487          2,487              2,487         2,487        2,487
  Average daily rate...............    $    88.90      $   84.68         $    84.65     $   80.92     $  75.25
  Occupancy........................          85.7%          86.3%              84.5%         86.5%        87.5%
  REVPAR...........................    $    76.20      $   73.12         $    71.50     $   70.01     $  65.84
  % REVPAR change..................           4.2%          --                  2.1%          6.3%        --

Amendments to the Partnership Agreement of RIBM2

         Transfer of Interests in the Hotel Partnerships to the Company
         --------------------------------------------------------------
Immediately Prior to the Consummation of the Consolidation. For federal income
----------------------------------------------------------
tax purposes, immediately prior to the consummation of the Consolidation, each Hotel Partnership GP will contribute a one percent partnership interest in the Hotel Partnership to the Company in exchange for Units reflecting the estimated Exchange Value attributable to such one percent partnership interest. In RIBM2, the Hotel Partnership GP owns only a one percent general partner interest and therefore such a contribution would require the transfer of its entire general partner interest, which is prohibited

                                 RIBM2 Supp-13
under Section 6.01 of the partnership agreement of RIBM2. Thus, in order to consummate the Consolidation, Section 6.01 of the partnership agreement of RIBM2 requires an amendment to allow for the transfer of the entire one percent general partner interest of the Hotel Partnership GP to the Company and for the substitution of the Company as general partner of RIBM2. Accordingly, Section
6.01 of the partnership agreement of RIBM2 will be amended to read as follows:

                  Section 6.01. Limitation on Voluntary Withdrawal. Except as provided by Section 5.02B, the General Partner shall not have the right (but shall have the power) to retire or withdraw voluntarily from the Partnership. The General Partner may, with the Consent of the Limited Partners, sell, transfer or assign its entire general partner Interest or any portion thereof. Upon such sale, transfer or assignment of its entire general partner Interest, such purchaser, transferee or assignee shall become the substitute General Partner of the Partnership immediately prior to the withdrawal of the General Partner and shall continue the business of the Partnership without dissolution.

         The consent of a majority of the outstanding limited partner interests in RIBM2 is required to amend Section 6.01 of the partnership agreement of RIBM2.

         Permit RIBM2 to Enter into the Lease with the Lessee. The Lease for
         ----------------------------------------------------
RIBM2's Hotels must be entered into not later than the close of business on the business day immediately preceding the Closing Date. The partnership agreement for RIBM2 allows for the sale, lease or other disposition of the partnership's hotels upon the consent of a majority of the outstanding limited partner interests. Therefore, RIBM2 Limited Partners are being asked to consent to RIBM2 entering into the Lease with the Lessee.

         Other Amendments. Amendments to certain terms and sections of the
         ----------------
partnership agreement of RIBM2 will be made in order to (a) delete certain obsolete references to entities and agreements that are no longer in existence,
(b) update the partnership agreement to reflect the passage of time since the formation of RIBM2 and (c) make any other amendments to the partnership agreement necessary or advisable to consummate the Consolidation. The Hotel Partnership GP does not believe that these amendments would affect the rights of the RIBM2 Limited Partners in any material respect nor the duties and obligations of the Hotel Partnership GP. These changes are included, along with the other proposed amendments, in the copy of the partnership agreement, as proposed to be amended, which is attached hereto. The amended partnership agreement is marked to indicate the revisions made to the existing partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

         The Hotel Partnership GP recommends that the RIBM2 Limited Partners vote to approve the requested amendment to the partnership agreement of RIBM2.

Fairness

         General. There are no material differences with respect to the fairness of the Consolidation to the Hotel Partnerships, individually or in the aggregate. Therefore, the discussion of the fairness of the Consolidation set forth below is intended to summarize the Hotel Partnership GP's belief as to fairness and the material factors on which such belief is based. For a more detailed discussion of the fairness of the Consolidation, see the section entitled "Fairness Analysis and Opinion" in the Consent Solicitation.

         Hotel Partnership GP's Belief as to Fairness. The Hotel Partnership GP believes that the terms of the Consolidation provide substantial benefits and are fair to the RIBM2 Limited

                                 RIBM2 Supp-14

Partners and recommends that all RIBM2 Limited Partners vote FOR the Consolidation. In arriving at this conclusion, the Hotel Partnership GP has relied primarily on the following factors, as well as others described under "Fairness Analysis and Opinion -- Fairness Analysis" in the Consent
Solicitation: (i) its view that the expected benefits of the Consolidation for the RIBM2 Limited Partners outweigh the risks and potential detriments to the RIBM2 Limited Partners (see "Background and Reasons for the Consolidation -- Reasons for the Consolidation" in the Consent Solicitation), (ii) its view that the Exchange Value established for RIBM2 and the resulting value allocable to the RIBM2 Limited Partners represents fair consideration for the interests held by the RIBM2 Limited Partners and is fair to such RIBM2 Limited Partners from a financial point of view and (iii) the Fairness Opinion of AAA as described below.

         Basis for Hotel Partnership GP's Belief as to Fairness.

         Comparison of Alternatives. To assist RIBM2 Limited Partners in evaluating the Consolidation, the Hotel Partnership GP has attempted to compare the estimated value of Units to be received in the Consolidation with: (i) the face amount of Notes that will be issued to Dissenting Partners who elect to exchange the Units they receive in the Consolidation for Notes; (ii) estimates of the value of the Hotel Partnership Interests in RIBM2 assuming that RIBM2 continues as an operating business and its assets are sold in ten years (the "Continuation Value"); and (iii) estimates of the value of the Hotel Partnership Interests in RIBM2 on a liquidation basis, assuming that RIBM2's Hotels are sold at their Appraised Values and the net proceeds (together with its Net Other Assets), after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Values of the Hotels (the "Liquidation Value"), are distributed to the Partners of RIBM2 in accordance with the partnership agreement of RIBM2. The Hotel Partnership GPs has not attempted to estimate the value of Hotel Partnership Interests in RIBM2 following a standalone UPREIT reorganization because the Hotel Partnership GP does not believe such a reorganization is feasible and such valuation estimates would be subject to substantial uncertainties. Since the estimated value of the Units and the estimated value under the alternatives to the Consolidation are dependent upon a number of estimates, variables and assumptions, as well as varying market conditions, no assurance can be given that the estimated values indicated could be realized. However, the Hotel Partnership GP believes that analyzing the alternatives in terms of estimated values, based upon currently available market data and reasonable estimates and assumptions, establishes a reasonable basis for comparing the Units to the alternatives. The results of this comparative analysis (including the methodology and assumptions used to derive estimated values) are summarized under "Background and Reasons for the Consolidation -- Comparison of Alternative Consideration" and "Fairness Analysis and Opinion -- Comparison of Alternatives" in the Consent Solicitation.

                                 RIBM2 Supp-15

       The following table summarizes the results of the comparative analysis described above. There can be no assurance, however, that the actual value of Units received in the Consolidation, the actual face amount of Notes offered to Dissenting Partners, the actual value of continuing RIBM2 or the actual net liquidation proceeds would not differ substantially from those estimated for purposes of this analysis.

               Summary of Comparative Valuation Alternatives/(1)/
               (Per $1,000 Limited Partner Original Investment)

                                                  Face Amount of
                               Estimated          Notes Offered           Estimated            Estimated Liquidation
                                 Value            to Dissenting          Continuation          Value if Assets Sold
 Hotel Partnership           of Units/(2)/        Partners/(3)/           Value/(4)/          at Appraised Value/(5)/
 -----------------           -------------        -------------          ------------         -----------------------
RIBM2....................  $                   $                     $                     $

--------------------

(1) A limited partner original investment of $1,000 equates to one Partnership Unit in RIBM2.

(2) Assumes that RIBM2 is allocated Units with a value equal only to its estimated Exchange Value. The amounts in this column represent the portion of the estimated Exchange Value of RIBM2 that would be allocable to RIBM2 Limited Partners per $1,000 limited partner original investment.

(3) The amounts in this column are equivalent to the portion of the Liquidation Value of RIBM2 that would be reflected in the Notes to be issued to RIBM2 Dissenting Partners per $1,000 limited partner original investment. See footnote (5) below.

(4) The amounts in this column represent the estimated amount that would be distributed to RIBM2 Limited Partners per $1,000 limited partner original investment if RIBM2 were continued for ten years and then sold for its estimated value, determined using a discounted cash flow analysis applied to the anticipated cash flows from the operation and sale of each Hotel and taking into account the terms of existing debt obligations (the "Continuation Value").

(5) The amounts in this column represent the amount that would be distributed to RIBM2 Limited Partners per $1,000 limited partner original investment if RIBM2 sold its Hotels at their Appraised Values as of _____ __, 1998, and distributed the net proceeds (after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Value of the Hotels) (the "Liquidation Value"), in accordance with its partnership agreement.

       Fairness Opinion. AAA, an independent, nationally recognized hotel valuation and financial advisory firm, has rendered the Fairness Opinion, attached as Appendix B to the Consent Solicitation, which concluded that: (i) the methodologies used to determine the Exchange Value of each Hotel Partnership and to allocate the Units among each of the Hotel Partnerships are fair, from a financial point of view, to the Limited Partners of each Hotel Partnership, (ii) the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership; (iii) the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners is fair and reasonable to the Limited Partners; (iv) the methodologies and the underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership and (v) the economic terms of the

                                 RIBM2 Supp-16

Leases are fair and reasonable from the standpoint of the Company. See "Fairness Analysis and Opinion -- Fairness Opinion" in the Consent Solicitation.

Federal Income Tax Considerations

     In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," RIBM2 Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the RIBM2 Limited Partners. The numerical data and estimates included in this discussion are based on various factual assumptions and information which are believed by the Company and the Hotel Partnership GP to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the numerical data and estimates included herein and actual results, and the variations may be material and adverse.

     Applicability of Tax Opinions

     Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to CRFLT and the Company, has provided to CRFLT and the Company an opinion letter (substantially in the form of Appendix E to the Consent Solicitation) as to certain federal income tax consequences of the Consolidation. The opinion letter is based upon certain assumptions and certain representations provided by CRFLT, the Company and the Hotel Partnership GPs. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Hotel Partnerships prior to the Consolidation and of CRFLT, the Company and the Hotel Partnerships following the Consolidation. In addition, on the Closing Date, Hogan & Hartson expects to provide to CRFLT and the Company an opinion letter (substantially in the form of Exhibit __ to the Prospectus) as to certain federal income tax consequences relating to the Offering. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

     Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix E to the Consent Solicitation is applicable to the RIBM2 Limited Partners.

     The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date, will be based on the same authorities as of the date of the Closing. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will not be sustained by a court if so challenged. Neither CRFLT, the Company nor the Hotel Partnership GPs have requested or plan to request any rulings from the IRS concerning the tax consequences of the Consolidation or the treatment of either the Company or CRFLT subsequent to the Consolidation.

                                 RIBM2 Supp-17

     Tax Consequences of Formation of the Company

     Overview. Hogan & Hartson has provided an opinion to the effect that the
     --------
formation of the Company will not result in the recognition of taxable gain or loss at the time of the Consolidation to an RIBM2 Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Consolidation; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of certain Hotel Partnership liabilities with proceeds from the Offering) in connection with the Consolidation in excess of his aggregate adjusted basis in his RIBM2 Partnership Unit at the time of the Consolidation; (iii) who does not receive Notes upon exercise of Dissenters' Rights; (iv) who is not required to recognize gain by reason of the exercise by another RIBM2 Limited Partner of Dissenters' Rights and the option to receive Notes; and (v) who does not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. With respect to the foregoing exceptions to nonrecognition treatment, the Company and the Hotel Partnership GP believe that an RIBM2 Limited Partner who acquired his RIBM2 Partnership Units in the original offering of such Units for cash and who has held such Units at all times since (i) should not be considered to receive, as a result of the Consolidation, a distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of certain Hotel Partnership liabilities with proceeds from the Offering) that exceeds his aggregate adjusted basis in his RIBM2 Partnership Unit at the time of the Consolidation, and (ii) should not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Overview" in the Consent Solicitation.

     With respect to the exercise of Dissenters' Rights, Hogan & Hartson is of the opinion that although the matter is not free from doubt, an RIBM2 Limited Partner who does not exercise Dissenters' Rights and elects to receive Notes in connection with the Consolidation should not be required to recognize gain by reason of another RIBM2 Limited Partner's exercise of such rights. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that an RIBM2 Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Consolidation but less than two years after such date will not cause the Consolidation itself to be a taxable transaction for the RIBM2 Limited Partner (or the other RIBM2 Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

     Amount of Deemed Cash Distribution. With respect to his RIBM2 Partnership
     ----------------------------------
Units, an RIBM2 Limited Partner will receive no actual cash distribution in connection with the Consolidation but will be deemed to receive a cash distribution in connection with the Consolidation to the extent that his share of Company liabilities immediately after the Consolidation is less than his share of RIBM2 liabilities immediately prior to the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. As a consequence of the Consolidation, the Company and the Hotel Partnership GP believe, based upon and subject to the assumptions and other limitations described below, that (i) the RIBM2 Limited Partners' aggregate share of indebtedness should decrease by $______ (from $________ (on December 31, 1997) to $_________); and (ii) the share of indebtedness of an individual RIBM2 Limited Partner who acquired his RIBM2 Partnership Unit in the original offering of such Units for cash and has held such Units at all times since should decrease by $_____ per RIBM2 Partnership Unit (from $_____ (on December 31,
1997) to $_______). For an RIBM2 Limited Partner who did not acquire his RIBM2 Partnership Units in the original offering of such Units for cash or who has not held his RIBM2 Partnership Units at all times since such offering, the above information could vary materially.

                                 RIBM2 Supp-18

     Estimated Amount of Taxable Gain. An RIBM2 Limited Partner will recognize
     --------------------------------
taxable gain as a result of the deemed cash distribution discussed in the previous paragraph, however, only to the extent that the deemed cash distribution exceeds his adjusted tax basis in his RIBM2 Partnership Units immediately prior to the Consolidation. As described below, the Company and the Hotel Partnership GP estimate that as of December 31, 1997, the adjusted tax basis of an RIBM2 Limited Partner who acquired his RIBM2 Partnership Units in the original offering of such Units for cash and has held such Units at all times since was ______ per RIBM2 Partnership Unit (which is greater than the deemed cash distribution of _____ per RIBM2 Partnership Unit discussed in the previous paragraph). Accordingly, the Company and the Hotel Partnership GP believe, based upon and subject to the assumptions and other limitations described below, that an RIBM2 Limited Partner who acquired his RIBM2 Partnership Units in the original offering of such Units for cash and has held the Units at all times since should not recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

     The adjusted tax basis of an RIBM2 Limited Partner who did not acquire his RIBM2 Partnership Units in the original offering of such Units for cash or who has not held his RIBM2 Partnership Units at all times since such offering could vary materially from that of a Limited Partner who did so. If an RIBM2 Limited Partner has an adjusted tax basis in his RIBM2 Partnership Units (per RIBM2 Partnership Unit) that is less than the adjusted tax basis of an RIBM2 Limited Partner who acquired his RIBM2 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, he could recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

     Tax Treatment of RIBM2 Limited Partners Who Hold Units Following the Consolidation

     Initial Basis in Units. In general, an RIBM2 Limited Partner will have an
     ----------------------
initial tax basis in his Units ("Initial Basis") received in the Consolidation with respect to his RIBM2 Partnership Units equal to the basis in his RIBM2 Partnership Units at the time of the Consolidation, reduced to reflect any deemed cash distributions resulting from a reduction in his share of RIBM2 liabilities and increased to reflect any gain required to be recognized in connection with the Consolidation. As of December 31, 1997, an RIBM2 Limited Partner who acquired his RIBM2 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, had an adjusted tax basis in his RIBM2 Partnership Units of $____ per RIBM2 Partnership Unit (after giving effect to the Consolidation, including the prepayment of indebtedness contemplated in connection therewith). Based upon and subject to the assumptions and other limitations described below, the Company and the Hotel Partnership GP believe that the tax basis of such an RIBM2 Limited Partner in his Units received in the Consolidation with respect to his RIBM2 Partnership Units would be $____ per RIBM2 Partnership Unit. For an RIBM2 Limited Partner who did not acquire his RIBM2 Partnership Units in the original offering of such Units for cash or who has not held his RIBM2 Partnership Units at all times since such offering, the above information could vary materially. For a discussion of the federal income tax considerations for a Limited Partner from a reduction in basis that may result from the Consolidation, see "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company -- Initial Tax Basis of Units" in the Consent Solicitation.

     Tax Allocations with Respect to Contributed Hotels upon a Sale of RIBM2
     -----------------------------------------------------------------------
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction
------
attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as "Book-Tax Difference"). The Company and the Hotel Partnership GP, based upon and subject to the assumptions and other limitations described below,
                                 RIBM2 Supp-19
estimate that the Book-Tax Difference of the RIBM2 Hotels will be $_________ upon the consummation of the Consolidation.

     In the event that the Company were to sell all of the RIBM2 Hotels, the Partners of RIBM2 would be specially allocated by the Company an amount of taxable gain equal to the Book-Tax Difference with respect to the RIBM2 Hotels ($ ____ in the aggregate if the RIBM2 Hotels were sold immediately after the consummation of the Consolidation, according to the estimate in the previous paragraph). The share of such gain allocable to an RIBM2 Limited Partner who acquired his RIBM2 Partnership Units in the original offering of such Units for cash and held such Units at all times since would be $___ per RIBM2 Partnership Unit. The share of such gain of an RIBM2 Limited Partner who did not acquire his RIBM2 Partnership Units in the original offering of such Units for cash or who has not held his RIBM2 Partnership Units at all times since such offering could vary materially from this amount. If the Company were to sell one or more, but not all, of the RIBM2 Hotels, the former Partners of RIBM2 would be specially allocated by the Company an amount of taxable gain equal to that portion of the Book-Tax Difference for the RIBM2 Hotels that is attributable to the RIBM2 Hotel or Hotels sold. The Partnership Agreement does not impose any restrictions upon the Company from causing the sale of any or all of the RIBM2 Hotels. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Sale of Individual Hotels" in the Consent Solicitation.

     Tax Allocations with Respect to Contributed Hotels Generally. The tax
     ------------------------------------------------------------
allocations of depreciation to the RIBM2 Limited Partners will change significantly as a result of the Consolidation for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the RIBM2 Hotels will be required to be allocated for federal income tax purposes in a manner such that the RIBM2 Limited Partners are charged with the Book-Tax Difference associated with the RIBM2 Hotels at the time of the consummation of the Consolidation. Consequently, an RIBM2 Limited Partner will be allocated less depreciation with respect to the RIBM2 Hotels than would be the case if the Consolidation had not occurred and the RIBM2 Limited Partner had continued to hold his RIBM2 Partnership Units. Second, the Consolidation will cause the technical termination of RIBM2 and each of the other Hotel Partnerships under Section 708(b)(1)(B) of the Code. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the RIBM2 Hotels and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current life of such Hotels (which ranges from 8 years to 25 years). See "Federal Income Tax Considerations--Tax Treatment of Limited Partners Who Hold Units Following the Consolidation--Effect of Consolidation on Depreciation" in the Consent Solicitation.

     To illustrate the consequences of these changes for an RIBM2 Limited Partner, the Company and the Hotel Partnership GP estimate, based upon and subject to the assumptions and other limitations described below, that if the Consolidation were consummated on January 1, 1998, the amount of income for 1998 that would be allocated to an RIBM2 Limited Partner who acquired his RIBM2 Partnership Units in the original offering of such Units for cash and held such Units at all times since would increase by $____ per RIBM2 Partnership Unit (from $_____ to $_____) over the estimated amount of income that would have been allocated to such RIBM2 Limited Partner for 1998 if RIBM2 did not participate in the Consolidation. No attempt is made here to estimate the effect of the Consolidation on tax allocations in years subsequent to the 1998 taxable year, but the Consolidation is expected to effect such allocations as well. The amount of income allocable to an RIBM2 Limited Partner who did not acquire his RIBM2 Partnership Units in the original offering of such Units for cash or who has not held his RIBM2 Partnership Units at all times since such offering could vary materially from this amount. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels" in the Consent Solicitation.

                                 RIBM2 Supp-20

     State and Local Taxes. RIBM2 Limited Partners holding Units may be subject
     ---------------------
to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Consolidation, the Company will own properties in 35 states across the United States. Currently, RIBM2 owns properties in 16 states. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- State and Local Taxes" in the Consent Solicitation.

     Assumptions Used in Determining Tax Consequences of the Consolidation

     In preparing the estimates set forth above, the Company and the Hotel Partnership GP made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular RIBM2 Limited Partner, the tax consequences of the Consolidation to such RIBM2 Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH RIBM2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH RIBM2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.

     First, with respect to an RIBM2 Limited Partner's basis in his RIBM2 Partnership Units prior to the Consolidation, the Company and the Hotel Partnership GP assumed that an RIBM2 Limited Partner acquired his RIBM2 Partnership Units in the original offering of such Units for cash and has held such Units at all times since. The adjusted tax basis of an RIBM2 Limited Partner who did not acquire his RIBM2 Partnership Units in the original offering of such Units for cash could vary materially from that of an RIBM2 Limited Partner who did so. In this regard, it should be noted that the adjusted tax basis of an RIBM2 Limited Partner who acquired his RIBM2 Partnership Units in the original offering of such interests for cash still could vary substantially from the estimates set forth above for several reasons, including but not limited to (i) if the RIBM2 Limited Partner has received special allocations of items of RIBM2 income, gain, deduction, loss, or credit, or non-pro rata distributions, or made non-pro rata contributions; or (ii) if an RIBM2 Limited Partner's share of RIBM2 nonrecourse liabilities differs from his pro rata percentage of such liabilities immediately prior to consummation of the Consolidation. If an RIBM2 Limited Partner has an adjusted tax basis in his RIBM2 Partnership Units that is less than the tax basis of an RIBM2 Limited Partner who acquired his RIBM2 Partnership Units in the original offering of such Units for cash and has held such Units at all times since, the Consolidation might result in the receipt by the RIBM2 Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his RIBM2 Partnership Units, which could result in the recognition of income or gain.

     Second, the Company and the Hotel Partnership GP assumed that the method expected to be used by the Company to allocate liabilities among the Partners will be respected for federal income tax purposes. The Company will allocate liabilities among the Partners as described in "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Company were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to an RIBM2 Limited Partner are less than the amount assumed above, the Consolidation might result in the receipt by such RIBM2 Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such RIBM2 Limited Partner as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For an RIBM2 Limited Partner who did not acquire his RIBM2 Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his RIBM2 Partnership Units, which could result in the recognition of income or gain.

                                 RIBM2 Supp-21

     Third, the Company and the Hotel Partnership GP assumed that all of the Hotel Partnerships will elect to participate in the Consolidation and that no Notes will be issued. If less than all of the Hotel Partnerships elect to participate in the Consolidation, however, the Consolidation still may be consummated so long as the Minimum Participation Condition and all other conditions to consummation of the Consolidation are satisfied or waived. See "The Consolidation -- Conditions to Consummation of the Consolidation." Moreover, the Company has reserved the right to exclude any Hotel Partnership from participation in the Consolidation (even if the requisite number of Limited Partners in a Hotel Partnership have voted to approve of and participate in the Consolidation and each of the other conditions to the Consolidation has been satisfied or waived) if the Company determines that such exclusion is in its best interests. See "The Consolidation -- Right to Exclude Hotel Partnerships." If less than all of the Hotel Partnerships participate in the Consolidation, the Consolidation might result in the receipt by RIBM2 Limited Partners of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by RIBM2 Limited Partners as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For an RIBM2 Limited Partner who did not acquire his RIBM2 Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his RIBM2 Partnership Units, which could result in the recognition of income or gain.

     Fourth, the Company and the Hotel Partnership GP assumed that Partners in each Hotel Partnership would receive Units in the Consolidation with a value exactly equal to the Exchange Value, that CRFLT would raise gross proceeds in the Offering of $800 million, and that CRFLT would own a ____% interest in the Company as a result of the contribution of the proceeds from the Offering to the Company. With respect to the proceeds from the Offering, the Company and the Hotel Partnership GP assumed that approximately $539 million would be used to prepay certain indebtedness of the Hotel Partnerships (specifically the CBM2 Certificates, the RIBM1 Senior Mortgage and all of the outstanding indebtedness of Res USA) and that approximately $36 million would be used to pay prepayment penalties associated with these prepayments. To the extent that the value of the Units received by the Partners of RIBM2 in the Consolidation exceeds the Exchange Value, the aggregate Book-Tax Difference of the RIBM2 Hotels discussed above would increase accordingly. In the event the nonrecourse liabilities actually allocable to an RIBM2 Limited Partner are less than the amount assumed above (including, for example, if the proceeds from the Offering exceed $800 million), the Consolidation might result in the receipt by such RIBM2 Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such RIBM2 Limited Partner as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For an RIBM2 Limited Partner who did not acquire his RIBM2 Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his RIBM2 Partnership Units, which could result in the recognition of income or gain.

     Finally, the Company and the Hotel Partnership GP assumed that the Mergers will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Hotel Partnerships to the Company in exchange for Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Hotel Partnership followed by the distribution by the Hotel Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Company in exchange for Units, or (ii) the transfer by a Hotel Partnership of its assets to the Company in exchange for Units and the subsequent distribution of such Units to its Partners. If the Mergers are recharacterized in such a manner, the tax consequences of the Consolidation to the RIBM2 Limited Partners likely would be materially affected.

                                 RIBM2 Supp-22

     EACH RIBM2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH RIBM2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION. THE TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION TO A PARTICULAR RIBM2 LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE ESTIMATES DESCRIBED ABOVE.

     Tax Treatment of RIBM2 Limited Partners Who Exercise Dissenters' Rights and Elect to Receive Notes

     An RIBM2 Limited Partner who exercises his Dissenters' Rights and elects to receive Notes in connection with the Consolidation will be treated as having made a taxable disposition of his RIBM2 Partnership Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Notes) (currently estimated as $_____ per RIBM2 Partnership Unit) plus the portion of the RIBM2 liabilities allocable to the RIBM2 Limited Partner for federal income tax purposes (estimated as $_______ per RIBM2 Partnership Unit as of December 31, 1997). To the extent the amount realized exceeds the RIBM2 Limited Partner's adjusted basis in his RIBM2 Partnership Units, the RIBM2 Limited Partner will recognize gain. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Disposition of Units by Limited Partners" in the Consent Solicitation. In this regard, the Hotel Partnership GP estimates that, as of December 31, 1997, if RIBM2 sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of RIBM2, the "unrecognized Section 1250 gain" per RIBM2 Partnership Unit would be $______ and the gain subject to tax as ordinary income under Section 1245 per RIBM2 Partnership Unit would be $______.

     An RIBM2 Limited Partner who exercises Dissenters' Rights and elects to receive Notes may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, may not permit the RIBM2 Limited Partner to defer all of the gain (and, to the extent that the face amount of the Notes (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Consolidation occurs exceeds $5,000,000, will require that the RIBM2 Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred). The RIBM2 Limited Partner, for instance, will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under
Section 1245 of the Code. In addition, to the extent that the RIBM2 Limited Partner's share of RIBM2 liabilities exceeds his adjusted tax basis in his RIBM2 Units immediately prior to the Consolidation, the RIBM2 Limited Partner will not be eligible to defer gain recognized upon the receipt of Notes. Lastly, if an RIBM2 Limited Partner disposes of Notes, any gain that had been deferred would be recognized in the year of disposition.

     THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR DISSENTING RIBM2 LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE CONSOLIDATION, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT SUCH RIBM2 LIMITED PARTNERS CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH RIBM2 LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

     Tax Consequences if RIBM2 Does Not Participate in the Consolidation

     If RIBM2 does not participate in the Consolidation, the RIBM2 Limited Partners would not have any tax consequences resulting from the Consolidation. The consequences of continued

                                 RIBM2 Supp-23
ownership of RIBM2 Partnership Units will be the same as would have resulted if the Consolidation had not been proposed.

                                  *    *    *

     The above description is not exhaustive of all possible tax considerations associated with the Consolidation. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to RIBM2 Limited Partners in light of their particular circumstances. EACH RIBM2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH RIBM2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.

                                 RIBM2 Supp-24

                            SELECTED FINANCIAL DATA

     The following table presents selected historical financial data derived from the RIBM2 financial statements for the First Three Quarters 1997 and the First Three Quarters 1996 and for the five most recent fiscal years in the period ended January 3, 1997. The following data should be read in conjunction with RIBM2's consolidated financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                          First Three Quarters                         Fiscal Year
                                          --------------------    ----------------------------------------------------
                                          1997        1996        1996        1995        1994        1993        1992
                                          ----        ----        ----        ----        ----        ----        ----
                                      (unaudited) (amounts in thousands, except per limited partner original investment amounts)
Revenues ..........................      $25,160     $24,255     $34,035     $33,300     $30,441     $28,290     $27,025
Operating profit...................       12,301      11,321      15,419      15,141      13,192      11,340       8,108
Net income (loss)..................        3,697       2,511       2,663       1,603        (528)     (2,452)     (5,686)
Distributions:
  General Partner .................           36          --          --          49          51          46          56
  Limited Partner..................        3,500          --          --       4,900       5,040       4,620       5,530
                                         -------     -------     -------     -------     -------     -------     -------
                                           3,536          --          --       4,949       5,091       4,666       5,586

Per $1,000 limited partner
  original investment:
  Net income (loss)................           52          36          38          23          (7)        (35)        (80)
  Distributions....................           50          --          --          70          72          66          79
EBITDA(1)..........................       17,569      16,888      23,631      23,437      20,720      18,964      17,871
Cash provided by
  operating activities.............        9,256       1,026       3,932      19,808       9,877       8,616       8,102
Cash used in investing activities..        5,699       7,831       7,240       3,425       3,172       3,021       2,906
Cash used in financing activities..        4,082         527       2,576       5,515       5,091       4,666       5,586
Increase (decrease) in cash
  and cash equivalents.............         (525)     (7,332)     (5,884)     10,868       1,614         929        (390)
Ratio of earnings to fixed
  charges(2).......................          1.4x       1.27x       1.20x       1.11x         --          --          --
Deficiency of earnings to
  fixed charges(2).................           --          --          --          --         528       2,452       5,686
Total assets at book value.........      166,271     165,118     165,510     165,362     159,801     162,216     166,301
Total assets at value assigned
    for consolidation..............           --          --          --          --          --          --          --
Cash and cash equivalents..........        7,483       6,560       8,008      13,892       3,024       1,410         481
Total debt.........................      139,455     140,000     140,000     137,089     137,089     137,089     137,089
Partner's capital:
  Limited partners.................        9,195       8,884       9,034       6,398       9,711      15,274      22,321
  General partners.................          172         169         171         144         177         233         304
Book value per $1,000 limited
  partner original investment......          131         127         129          91         139         218         319
Exchange Value per $1,000
  limited partner original
  investment.......................                       --          --          --          --          --          --

---------------
(1) EBITDA consists of the sum of consolidated net income, interest expense, depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the partnership's ability to meet debt service requirements. The partnership considers EBITDA to be an indicative measure of the partnership's operating performance due to the significance of the partnership's long-lived assets and because EBITDA can be used to measure the partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure

                                 RIBM2 Supp-25
     prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.

(2) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $7,279,000, $7,492,000 and $9,606,000 for 1994, 1993 and 1992, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

First Three Quarters 1997 Compared to First Three Quarters 1996

     Revenues. Revenues for the First Three Quarters 1997 increased $.9 million, or 4%, to $25.2 million. Revenues and operating profit were impacted primarily by growth in revenue per available room ("REVPAR"). REVPAR is a commonly used indicator of market performance for hotels which represents the combination of daily room rate charged and the average daily occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. Hotel sales increased $1.9 million, or 4%, to $50.3 million in the First Three Quarters 1997 reflecting the improvements in REVPAR for the period. REVPAR increased 4% for the First Three Quarters 1997 due primarily to an increase in average room rates of 5%, while average occupancy decreased less than one percentage point. Due to the high occupancy of these properties, the partnership expects future increases in REVPAR to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

     Operating Costs and Expenses. Operating costs and expenses decreased to $12.9 million for the First Three Quarters 1997 from $13 million for the First Three Quarters 1996. As a percentage of hotel revenues, hotel operating costs and expenses were 51% and 53% of revenues for the First Three Quarters 1997 and the First Three Quarters 1996, respectively.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased by $1 million to $12.3 million, or 49% of revenues, for the First Three Quarters 1997 from $11.3 million, or 47% of revenues, for the First Three Quarters 1996.

     Interest Expense. Interest expense remained unchanged at $9.1 million for the First Three Quarters 1997.

     Net Income. Net income for the First Three Quarters 1997 increased $1.2 million to $3.7 million, or 15% of revenues, compared to net income of $2.5 million, or 10% of revenues, for the First Three Quarters 1996.

1996 Compared to 1995

     Revenues. Revenues increased $.7 million, or 2%, to $34 million in 1996 from $33.3 million in 1995 as a result of growth in REVPAR of 2%. Hotel sales increased $2.7 million, or 4%, to $69.6 million in 1996 reflecting the improvements in REVPAR for the year. The increase in REVPAR was the result of an increase in average room rates of 5% with a decrease in average occupancy of two percentage points. Results were further impacted by a one percentage point decrease in the house profit margin.

     Operating Costs and Expenses. Operating costs and expenses increased $.4 million to $18.6 million in 1996 from $18.2 million in 1995. As a percentage of hotel revenues, operating costs and expenses represented 55% of revenues for 1996 and 55% in 1995.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $.3 million to $15.4 million, or 45% of revenues, in 1996 from $15.1 million, or 45% of revenues, in 1995.
                                 RIBM2 Supp-26

     Interest Expense. Interest expense decreased $.7 million to $13.3 million because the refinanced debt carried a lower average interest rate of 8.85% versus 10% under the old loan.

     Net Income. Net income increased $1.1 million to $2.7 million, or 8% of revenues, in 1996 from $1.6 million, or 5% of total revenues, in 1995 due primarily to improved operating results.

1995 Compared to 1994

     Revenues. Revenues increased $2.9 million, or 10%, to $33.3 million in 1995 from $30.4 million in 1994 as a result of strong growth in REVPAR of over 6%. The increase in REVPAR was primarily the result of an 8% increase in average room rates and a decrease of one percentage point in average occupancy.

     Operating Costs and Expenses. Operating costs and expenses increased $1 million to $18.2 million, or 55% of revenues, in 1995, from $17.2 million, or 57% of revenues, in 1994.

     Operating Profit. Operating profit increased $1.9 million to $15.1 million, or 45% of revenues, in 1995 from $13.2 million, or 43% of revenues, in 1994 due to the changes in revenues and operating costs discussed above.

     Interest Expense. Interest expense remained unchanged at $14 million for 1995 and 1994.

     Net Income. Net income increased $2.1 million to $1.6 million, or 5% of revenues, in 1995, from a net loss of $.5 million in 1994 due to the items discussed above.

Liquidity and Capital Resources

     Cash provided by operations was $9.3 million and $1 million for the First Three Quarters 1997 and the First Three Quarters 1996, respectively, and $3.9 million in 1996, $19.8 million in 1995 and $9.9 million in 1994.

     Cash used in investing activities for the First Three Quarters 1997 and the First Three Quarters 1996 was $5.7 million and $7.8 million, respectively. Cash used in investing activities was $7.2 million, $3.4 million and $3.2 million in 1996, 1995 and 1994, respectively. RIBM2's cash investing activities consists primarily of contributions to the property improvement fund and capital expenditures for improvements to existing hotels and contributions to restricted cash reserves required under the new terms of the mortgage debt.

     Cash used in financing activities for the First Three Quarters 1997 and the First Three Quarters 1996 was $4.1 million and $.5 million, respectively. Cash used in financing activities was $2.6 million, $5.5 million and $5.1 million in 1996, 1995 and 1994, respectively. RIBM2's cash financing activities primarily consist of capital distributions to partners, repayment of debt and payment of financing costs, as well as the refinancing of certain debts of the partnership. In March 1996, RIBM2 refinanced mortgage debt of $137 million with proceeds from a $140 million non-recourse mortgage loan. The excess proceeds from the loan were primarily used to establish a reserve for certain capital expenditures. The refinanced debt is nonrecourse to RIBM2, bears interest at a fixed rate of 8.85% and matures in 2006. Principal amortization is required on the loan over the ten year term based on a 25-year amortization. In connection with the refinancing, RIBM2 contributed the Bossier City Residence Inn to a newly formed wholly owned subsidiary.


                                 RIBM2 Supp-27

                             FINANCIAL STATEMENTS






                                 RIBM2 Supp-28

                   Report of Independent Public Accountants


TO THE LIMITED PARTNERS OF MARRIOTT RESIDENCE INN II LIMITED PARTNERSHIP:

We have audited the accompanying consolidated balance sheet of Marriott Residence Inn II Limited Partnership (a Delaware limited partnership) and Bossier RIBM TWO LLC, its wholly owned subsidiary limited liability company, as of January 3, 1997 and December 29, 1995, and the related consolidated statements of operations, changes in partners' capital and cash flows for each of the three fiscal years in the period ended January 3, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marriott Residence Inn II Limited Partnership and subsidiary as of January 3, 1997 and December 29, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 3, 1997 in conformity with generally accepted accounting principles.


                                                             ARTHUR ANDERSEN LLP


Washington, D.C.
March 21, 1997



                                 RIBM2 Supp-29

          Marriott Residence Inn II Limited Partnership and Subsidiary
                           Consolidated Balance Sheets
                      January 3, 1997 and December 29, 1995
                                 (in thousands)

                                                                                            1996              1995
                                                                                        -------------     -----------
ASSETS
    Property and equipment, net.........................................................$   144,792       $   148,116
    Deferred financing costs, net of accumulated amortization...........................      3,797               566
    Due from Residence Inn by Marriott, Inc.............................................      2,472             1,150
    Property improvement fund...........................................................      2,150             1,638
    Restricted cash reserves............................................................      4,291                --
    Cash and cash equivalents...........................................................      8,008            13,892
                                                                                        -----------       -----------

                                                                                        $   165,510       $   165,362
                                                                                        ===========       ===========

LIABILITIES AND PARTNERS' CAPITAL
    LIABILITIES
        Mortgage debt...................................................................  $ 140,000       $   137,089
        Incentive management fee due to Residence Inn by Marriott, Inc..................     14,610            12,258
        Base management fee due to Residence Inn by Marriott, Inc.......................         --               743
        Accounts payable and accrued expenses...........................................      1,695             8,730
                                                                                        -----------       -----------

           Total Liabilities............................................................    156,305           158,820
                                                                                        -----------       -----------

    PARTNERS' CAPITAL
        General Partner
           Capital contribution.........................................................        707               707
           Capital distributions........................................................       (390)             (390)
           Cumulative net losses........................................................       (146)             (173)
                                                                                        ------------      ------------

                                                                                                171               144
                                                                                        -----------       -----------
        Limited Partners
           Capital contributions, net of offering costs of $7,845.......................     62,155            62,155
           Capital distributions........................................................    (38,640)          (38,640)
           Cumulative net losses........................................................    (14,481)          (17,117)
                                                                                        -----------       -----------

                                                                                              9,034             6,398
                                                                                        -----------       -----------

           Total Partners' Capital......................................................      9,205             6,542
                                                                                        -----------       -----------

                                                                                        $   165,510       $   165,362
                                                                                        ===========       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 RIBM2 Supp-30

          Marriott Residence Inn II Limited Partnership and Subsidiary
                      Consolidated Statements of Operations
                   For the Fiscal Years Ended January 3, 1997,
                     December 29, 1995 and December 30, 1994
                     (in thousands, except per Unit amounts)


                                                                                    1996           1995          1994
                                                                                  ---------     ---------     ---------
REVENUES (Note 3).................................................................$  34,035     $  33,300     $  30,441
                                                                                  ---------     ---------     ---------

OPERATING COSTS AND EXPENSES
    Depreciation and amortization.................................................    7,700         7,796         7,279
    Incentive management fee......................................................    3,542         3,502         3,133
    Residence Inn system fee......................................................    2,639         2,535         2,384
    Property taxes................................................................    2,141         2,092         2,174
    Base management fee...........................................................    1,393         1,337         1,261
    Equipment rent and other......................................................    1,201           897         1,018
                                                                                  ---------     ---------     ---------

                                                                                     18,616        18,159        17,249
                                                                                  ---------     ---------     ---------

OPERATING PROFIT..................................................................   15,419        15,141        13,192
Interest expense..................................................................  (13,268)      (14,038)      (13,969)
Interest income...................................................................      512           500           249
                                                                                  ---------     ---------     ---------
NET INCOME (LOSS).................................................................$   2,663     $   1,603     $    (528)
                                                                                  =========     =========     =========

ALLOCATION OF NET INCOME (LOSS)
    General Partner...............................................................$      27     $      16     $      (5)
    Limited Partners..............................................................    2,636         1,587          (523)
                                                                                  ---------     ---------     ---------

                                                                                  $   2,663     $   1,603     $    (528)
                                                                                  =========     =========     =========

NET INCOME (LOSS) PER LIMITED PARTNER UNIT (70,000 Units).........................$      38     $      23     $      (7)
                                                                                  =========     =========     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 RIBM2 Supp-31

          Marriott Residence Inn II Limited Partnership and Subsidiary
             Consolidated Statements of Changes in Partners' Capital
                   For the Fiscal Years Ended January 3, 1997,
                     December 29, 1995 and December 30, 1994
                                 (in thousands)


                                                                             General          Limited
                                                                             Partner         Partners            Total
                                                                            ---------     -------------      ----------
Balance, December 31, 1993................................................  $     233     $      15,274      $   15,507

    Capital distributions.................................................        (51)           (5,040)         (5,091)

    Net loss..............................................................         (5)             (523)           (528)
                                                                            ----------    --------------     ----------

Balance, December 30, 1994................................................        177             9,711           9,888

    Capital distributions.................................................        (49)           (4,900)         (4,949)

    Net income............................................................         16             1,587           1,603
                                                                            ---------     -------------      ----------

Balance, December 29, 1995................................................        144             6,398           6,542

    Net income............................................................         27             2,636           2,663
                                                                            ---------     -------------      ----------

Balance, January 3, 1997..................................................  $     171     $       9,034      $    9,205
                                                                            =========     =============      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 RIBM2 Supp-32

          Marriott Residence Inn II Limited Partnership and Subsidiary
                      Consolidated Statements of Cash Flows
                   For the Fiscal Years Ended January 3, 1997,
                     December 29, 1995 and December 30, 1994
                                 (in thousands)


                                                                                    1996         1995           1994
                                                                                -----------   -----------    ----------
OPERATING ACTIVITIES
  Net income (loss).............................................................$     2,663   $     1,603    $     (528)
  Noncash items:
     Depreciation and amortization..............................................      7,700         7,796         7,279
     Deferred incentive management fee..........................................      2,352         3,502         3,133
     Amortization of deferred financing costs as interest.......................        322           299           302
     (Gain) loss on dispositions of property and equipment......................         (5)           --           110
  Changes in operating accounts:
     Accounts payable and accrued expenses......................................     (7,035)        7,701            71
     Due from Residence Inn by Marriott, Inc....................................     (1,322)        1,203          (490)
     Base management fee due to Residence Inn by Marriott, Inc..................       (743)       (2,296)           --
                                                                                -----------   -----------    ----------

        Cash provided by operations.............................................      3,932        19,808         9,877
                                                                                -----------   -----------    ----------

INVESTING ACTIVITIES
  Additions to property and equipment, net......................................     (4,376)       (3,009)       (3,309)
  Additions to restricted capital expenditure reserve...........................     (2,357)           --            --
  Change in property improvement fund...........................................       (507)         (416)          137
                                                                                -----------   -----------    ----------

        Cash used in investing activities.......................................     (7,240)       (3,425)       (3,172)
                                                                                -----------   -----------    ----------

FINANCING ACTIVITIES
  Proceeds from mortgage loan...................................................    140,000            --            --
  Repayment of mortgage debt....................................................   (137,089)           --            --
  Payment of financing costs....................................................     (3,553)         (566)           --
  Additions to debt service reserve.............................................     (1,934)           --            --
  Capital distributions to partners.............................................         --        (4,949)       (5,091)
                                                                                -----------   -----------    ----------

        Cash used in investing activities.......................................     (2,576)       (5,515)       (5,091)
                                                                                -----------   -----------    ----------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS................................     (5,884)       10,868         1,614

CASH AND CASH EQUIVALENTS at beginning of year..................................     13,892         3,024         1,410
                                                                                -----------   -----------    ----------

CASH AND CASH EQUIVALENTS at end of year........................................$     8,008   $    13,892    $    3,024
                                                                                ===========   ===========    ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest........................................................$    18,985   $     7,053    $   13,666
                                                                                ===========   ===========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 RIBM2 Supp-33

          Marriott Residence Inn II Limited Partnership and Subsidiary
                   Notes to Consolidated Financial Statements


NOTE 1. THE PARTNERSHIP

Description of the Partnership

Marriott Residence Inn II Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed on November 23, 1988, to acquire, own and operate 23 Residence Inn by Marriott hotels (the "Inns") and the land on which the Inns are located. The Inns are located in 16 states in the United States: four in Florida, three in California, two in North Carolina and South Carolina, respectively, and one in Alabama, Illinois, Louisiana, Massachusetts, Michigan, Mississippi, Nevada, New Mexico, Ohio, Pennsylvania, Tennessee and Texas. As of January 3, 1997, the Inns have a total of 2,487 suites.

On December 29, 1995, Host Marriott Corporation's operations were divided into two separate companies: Host Marriott Corporation ("Host Marriott") and Host Marriott Services Corporation. The sole general partner of the Partnership, with a 1% interest, is Marriott RIBM Two Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott.

To facilitate the refinancing of the Partnership's mortgage debt, on March 22, 1996, as permitted by the Partnership Agreement, the Partnership transferred ownership of the Bossier City Residence Inn to a newly formed subsidiary, Bossier RIBM TWO LLC (the "LLC"), a Delaware limited liability company. The general partner of the LLC with a 1% interest is Bossier RIBM TWO, Inc., a wholly owned subsidiary of the Partnership. The remaining 99% interest in the LLC is owned by the Partnership. The Inns are managed by Residence Inn by Marriott, Inc. (the "Manager"), a wholly-owned subsidiary of Marriott International, Inc. ("MII"), as part of the Residence Inn by Marriott hotel system.

Between November 23, 1988 and December 29, 1988, 70,000 limited partnership interests (the "Units") were sold in a public offering. The offering price per unit was $1,000. The General Partner contributed $707,100 for its 1% general partnership interest. The Partnership acquired 17 of the Inns on the closing date. The remaining six Inns were acquired during 1989.

Partnership Allocations and Distributions

Net profits for Federal income tax purposes are generally allocated to the partners in proportion to the distributions of cash available for distribution. The Partnership generally distributes cash available for distribution as follows: (i) first, 99% to the limited partners and 1% to the General Partner, until the partners have received, with respect to such year, an amount equal to 10% of their Net Capital Investment, defined as the excess of original capital contributions over cumulative distributions of net refinancing and sales proceeds ("Capital Receipts"); (ii) second, remaining cash available for distribution will be distributed as follows, depending on the amount of Capital Receipts previously distributed:

(a) 99% to the limited partners and 1% to the General Partner, if the partners have received aggregate cumulative distributions of Capital Receipts of less than 50% of their original capital contributions; or

(b) 90% to the limited partners and 10% to the General Partner, if the partners have received aggregate cumulative distributions of Capital Receipts equal to or greater than 50% but less than 100% of their original capital contributions; or

(c) 75% to the limited partners and 25% to the General Partner, if the partners have received aggregate cumulative distributions of Capital Receipts equal to 100% or more of their original capital contributions.

For Federal income tax purposes, losses and net losses are allocated 99% to the limited partners and 1% to the General Partner.

Capital Receipts not retained by the Partnership will generally be distributed
(i) first, 99% to the limited partners and 1% to the General Partner until the partners have received cumulative distributions from all sources equal to a cumulative simple return of 12% per annum on their Net Capital Investment and an amount equal to their contributed capital, payable only from Capital Receipts;
(ii) next, if the Capital Receipts are from a sale, 100% to the General Partner until it has received 2% of the gross proceeds from the sale; and (iii) thereafter, 75% to the limited partners and 25% to the General Partner.

                                 RIBM2 Supp-34

          Marriott Residence Inn II Limited Partnership and Subsidiary
                   Notes to Consolidated Financial Statements


Gains will generally be allocated (i) first, to those partners whose capital accounts have negative balances until such negative balances are brought to zero; (ii) second, to all partners in amounts necessary to bring their respective capital account balances equal to their invested capital, as defined, plus a 12% return on such invested capital; (iii) next, to the General Partner in an amount necessary to bring the General Partner's capital account balance to an amount which is equal to 2% of the gross proceeds from the sale, and (iv) thereafter, 75% to the limited partners and 25% to the General Partner.

Proceeds from the sale of substantially all of the assets of the Partnership will be distributed to the partners in accordance with their capital account balances as adjusted to take into account gain or loss resulting from such sale.

For financial reporting purposes, profits and losses are allocated among the partners based upon their stated interests in cash available for distribution.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership's records are maintained on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

The Partnership's fiscal year ends on the Friday nearest to December 31. Fiscal year 1996 included 53 weeks compared to 52 weeks for fiscal years 1995 and 1994.

Revenues and Expenses

Revenues represent house profit from the Partnership's Inns because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit from the Inns to the Manager. House profit reflects the net revenues flowing to the Partnership as property owner and represents Inn operating results less property-level expenses, excluding depreciation and amortization, base, Residence Inn system and incentive management fees, property taxes, equipment rent and other costs, which are disclosed separately in the consolidated statement of operations.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

             Land improvements                            40 years
             Building and improvements                    40 years
             Furniture and equipment                 3 to 10 years

All property and equipment is pledged as security for the mortgage debt described in Note 6.

The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties on an individual hotel basis will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

                                 RIBM2 Supp-35

          Marriott Residence Inn II Limited Partnership and Subsidiary
                   Notes to Consolidated Financial Statements



Income Taxes

Provision for Federal and state income taxes has not been made in the financial statements since the Partnership does not pay income taxes but rather allocates profits and losses to the individual partners. Significant differences exist between the net income (loss) for financial reporting purposes and the net income (loss) as reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets and the timing of the recognition of base and incentive management fee expense. As a result of these differences, the excess between the Partnership's net assets reported in the accompanying consolidated financial statements and the tax basis of such net assets was $411,000 and $3,275,000 as of January 3, 1997 and December 29, 1995, respectively.

Deferred Financing Costs

Deferred financing costs represent the costs incurred in connection with obtaining the debt financing and are amortized over the term thereof. Deferred financing costs associated with the original mortgage debt totaling $2,114,000 were fully amortized at December 29, 1995 and have been removed from the Partnership's accounts. As of January 3, 1997, the Partnership incurred $4,119,000 of additional financing costs in connection with the refinanced mortgage debt described in Note 6 and are being amortized using the straight line method, which approximates the effective interest method, over the ten year term of the mortgage debt. As of January 3, 1997 and December 29, 1995, accumulated amortization of deferred financing costs totaled $322,000 and $0, respectively.

Restricted Cash Reserves

On March 22,1996, the Partnership was required to establish certain reserves in conjunction with the refinancing of the Mortgage Debt as described in Note 6. The balances in those reserves at January 3, 1997 are as follows (in thousands):

               Capital Expenditure Reserve................$  2,357
               Debt Service Reserve.......................   1,934
                                                          --------
                                                          $  4,291
                                                          ========

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.


Statements of Financial Accounting Standards

In 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS 121 did not have an effect on the Partnership's financial statements.


Reclassifications

Certain reclassifications were made to the prior year financial statements to conform to the 1996 presentation.


                                 RIBM2 Supp-36

          Marriott Residence Inn II Limited Partnership and Subsidiary
                   Notes to Consolidated Financial Statements


NOTE 3. REVENUES

Partnership revenues consist of the following (in thousands):

                                                            1996          1995         1994
                                                          ---------     ---------    ---------
INN SALES
    Suites................................................$  65,969     $  63,374    $  59,606
    Other operating departments...........................    3,675         3,491        3,428
                                                          ---------     ---------    ---------
                                                             69,644        66,865       63,034
                                                          ---------     ---------    ---------
INN EXPENSES
  Departmental direct costs
    Suites................................................   14,313        13,279       12,742
    Other operating expenses..............................   21,296        20,286       19,851
                                                          ---------     ---------    ---------
                                                             35,609        33,565       32,593
                                                          ---------     ---------    ---------

REVENUES..................................................$  34,035     $  33,300    $  30,441
                                                          =========     =========    =========


NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

                                                                  January 3,   December 29,
                                                                     1997          1995
                                                                  ----------   ------------
              Land and improvements...............................$  57,362      $  57,362
              Building and improvements...........................  102,054        101,077
              Furniture and equipment.............................   48,761         45,362
                                                                  ---------      ---------
                                                                    208,177        203,801
              Accumulated depreciation............................  (63,385)       (55,685)
                                                                  ---------      ---------

                                                                  $ 144,792      $ 148,116
                                                                  =========      =========

                                 RIBM2 Supp-37

          Marriott Residence Inn II Limited Partnership and Subsidiary
                   Notes to Consolidated Financial Statements


NOTE 5.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

                                                       As of January 3, 1997          As of December 29, 1995
                                                    ----------------------------    ----------------------------
                                                                     Estimated                       Estimated
                                                      Carrying          Fair          Carrying          Fair
                                                       Amount          Value           Amount          Value
                                                    ------------    ------------    ------------    ------------
                                                                           (in thousands)
Mortgage debt                                       $    140,000    $    140,000    $    137,089    $    137,089
Incentive management fee due to Residence
  Inn by Marriott, Inc.                             $     14,610    $      2,800    $     12,258    $      6,800
Base management fee due to Residence
  Inn by Marriott, Inc.                             $         --    $         --    $        743    $        743

The estimated fair value of the mortgage debt obligation is based on expected future debt service payments discounted at estimated risk adjusted rates. Base and incentive management fees payable are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.

NOTE 6.  MORTGAGE DEBT

As of December 29, 1995, the Partnership's mortgage debt consisted of a $131,500,000 nonrecourse mortgage loan (the "Term Loan") and $5,589,000 borrowed under a $10 million revolving credit facility (the "Revolving Loan"). Both the Term Loan and the Revolving Loan matured on December 30, 1995. However, the third party lender granted the Partnership an initial and subsequent forbearance which effectively extended the maturity of the loans through March 22, 1996. During the forbearance period, the Partnership was required to make interest only payments on the total outstanding debt balance of $137,089,000 at a fixed rate of 10.174%. During 1995, the Term Loan carried interest at a fixed rate of 10.17% per annum and required no amortization of principal. The Revolving Loan was available to provide interest payments on up to $20 million of the principal amount of the Term Loan. Borrowings under the Revolving Loan carried interest per annum at a floating rate equal to .625% plus the one, two, three or six month London Interbank Offered Rate ("LIBOR"), as elected by the Partnership and required no amortization of principal. Interest on the borrowings could also have been funded under the Revolving Loan. There were no borrowings under the Revolving Loan in 1995. The weighted average interest rate on the Revolving Loan was 6.9% and 5.0% in 1995 and 1994, respectively.

On March 22, 1996 (the "Closing Date") the General Partner was successful in refinancing the Term Loan and the Revolving Loan with a new third party lender. In conjunction with the refinancing, the principal amount of the Partnership's mortgage debt was increased from $137.1 million to $140 million. The refinanced mortgage debt (the "Mortgage Debt") continues to be nonrecourse to the Partnership, bears interest at a fixed rate of 8.85% based upon actual number of days over a 360 day year for a 10-year term expiring March 10, 2006 and requires payments of interest only during the first loan year (April 1996 through March
1997) and principal amortization based upon a 25-year amortization schedule beginning with the second loan year.

                                 RIBM2 Supp-38

          Marriott Residence Inn II Limited Partnership and Subsidiary
                   Notes to Consolidated Financial Statements


Principal amortization of the Mortgage Debt at January 3, 1997 is as follows (in thousands):

          1997   ......................   $       910
          1998   ......................         1,508
          1999   ......................         1,649
          2000   ......................         1,767
          2001   ......................         1,968
          Thereafter...................       132,198
                                          -----------
                                          $   140,000
                                          ===========

The Mortgage Debt is secured by first mortgages on 22 of the Partnership's 23 Inns, the land on which they are located, a security interest in all personal property associated with those Inns including furniture and equipment, inventory, contracts, and other intangibles and the Partnership's rights under the management agreement. Although the Partnership continues to own 23 Residence Inns, during the course of performing environmental studies at the properties, the lender determined that the Bossier City Inn did not pass certain required thresholds to enable the property to collateralize the Mortgage Debt. Additionally, as part of the refinancing, the Partnership is required to deposit $500,000 into a reserve account and fund $250,000 annually into the account to provide for any claim, investigation, or litigation that may arise from any environmental condition at the Bossier City Inn. The initial $500,000 deposit will be funded and maintained by the lender. The Partnership is required to repay the initial reserve as promptly as possible if the Partnership draws on the deposit or by the end of the 10-year term in March 2006. Any draws upon the account will accrue interest at the 30-day London Interbank Offered Rate ("LIBOR") plus 4.5%. If the Partnership does not need to draw on the reserve account, the lender will hold the reserve until such time as the Mortgage Debt is either repaid, or a governmental authority determines that the statute of limitations on filing any claims has expired or that no further remedial activities are required at the property. Based upon the results of the environmental studies performed, the Partnership believes that it is remote that it will be necessary to draw on the reserve.

Pursuant to the terms of the Mortgage Debt, the Partnership must establish and maintain certain reserves including:

 .    $3,482,000 Debt Service Reserve - This reserve is to be fully funded by mid-1997 and is to equal three months of debt service.

 .    $2,357,000 Capital Expenditure Reserve - This reserve was fully funded on the Closing Date. The funds will be expended for various renewals and replacements, site improvements, Americans with Disabilities Act of 1990 modifications and environmental remediation projects identified during the course of the appraisals and environmental studies undertaken in conjunction with the refinancing.

 .    $900,000 Working Capital Reserve - This reserve is to be funded from 1996 cash from operations. This reserve will provide additional funds to the Partnership Inns in the future if needed.

 .    $500,000 Bossier City Inn Environmental Reserve - As discussed above, this reserve will be funded by the lender.


NOTE 7.   MANAGEMENT AGREEMENT

As of December 29, 1995, the Manager operated the Inns pursuant to a long-term management agreement (the "Original Management Agreement") with an initial term expiring on December 28, 2007. The Manager had the option to extend the Original Management Agreement on one or more of the Inns for up to five 10-year terms. To facilitate the refinancing, effective March 22, 1996, the Original Management Agreement was restated into two separate management agreements. The Partnership entered into a management agreement with the Manager for the 22 Inns the Mortgage Debt is secured by and the LLC also entered into a management agreement with the Manager for the Bossier City Inn (collectively, the "Restated Management Agreements"). The terms of the Restated Management Agreements do not differ from the Original Management Agreement with the exception of the term. Pursuant to the Restated Management Agreements, the initial term expires December 31, 2012, with the Manager having the option to extend the agreement on one or more of the Inns for up to four 10-year terms.

                                 RIBM2 Supp-39

          Marriott Residence Inn II Limited Partnership and Subsidiary
                   Notes to Consolidated Financial Statements



The Manager earns a base management fee equal to 2% of the Inns' gross revenues. Through 1991, payment of the base management fee was subordinate to qualifying debt service payments, a provision for Partnership administrative expenses and retention by the Partnership of annual cash flow from operations of $7,070,707. Deferred base management fees are payable in the future from operating cash flow, as defined. Beginning in 1992 and thereafter, base management fees are paid currently. Pursuant to the terms of the Restated Management Agreements, the Partnership paid the remaining $743,000 of deferred base management fees in 1996.

In addition, the Manager is entitled to an incentive management fee equal to 15% of operating profit, as defined (23.5% in any year in which operating profit is equal to or greater than $25.3 million; however, cumulative incentive management fees cannot exceed 20% of cumulative operating profit). The incentive management fee is payable out of 50% of cash flow from operations remaining after payment of debt service, provision for Partnership administrative expenses, payment of the base management fee, payment of deferred base management fees and retention by the Partnership of annual cash flow from operations of $7,070,707. After the Partnership has retained an additional 5% return, the incentive management fee is payable out of 75% of the remaining cash flow from operations. Through 1991, the Manager was not entitled to accrue any unpaid incentive management fees. Incentive management fees earned after 1991 will be payable in the future from operating cash flow, as defined. As of January 3, 1997, $1,190,000 of incentive management fees were paid. There were no incentive management fees paid to the Manager in 1995. Deferred incentive management fees were $14,610,000 and $12,258,000 as of January 3, 1997 and December 29, 1995, respectively.

The Restated Management Agreements provide for a Residence Inn system fee equal to 4% of suite revenues. In addition, the Manager is reimbursed for each Inn's pro rata share of the actual costs and expenses incurred in providing certain services ("Chain Services") on a central or regional basis to all hotels operated by the Manager. Such reimbursements were limited through 1991 to 2% of gross revenues from Inn operations. As franchisor of the Residence Inn by Marriott system, the Manager maintains a marketing fund to pay the costs associated with certain system-wide advertising, promotional, and public relations materials and programs and the operation of a toll-free reservation system. Each Inn contributes 2.5% of suite revenues to the marketing fund. For 1996, 1995 and 1994, the Partnership paid a Residence Inn system fee of $2,639,000, $2,535,000 and $2,384,000, reimbursed the Manager for $1,558,000,
$1,498,000 and $1,486,000 of Chain Services and contributed $1,649,000, $1,584,000 and $1,490,000 to the marketing fund, respectively. Chain Services and contributions to the marketing fund are included in other operating expenses in Note 3.

The Partnership is required to provide the Manager with working capital to meet the operating needs of the Inns. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon termination of the Restated Management Agreements, the working capital will be returned to the Partnership. The individual components of working capital controlled by the Manager are not reflected in the Partnership's balance sheet. As of January 3, 1997 and December 29, 1995, $1,150,000 has been advanced to the Manager for working capital which is included in Due from Residence Inn by Marriott, Inc. in the accompanying consolidated balance sheet.

The Restated Management Agreements provide for the establishment of a property improvement fund for the Inns. Contributions to the property improvement fund are 5% of gross Inn revenues. Total contributions to the property improvement fund for 1996, 1995 and 1994 were $3,482,000, $3,343,000 and $3,152,000, respectively.

                                 RIBM2 Supp-40

                  Marriott Residence Inn II Limited Partnership
                      Condensed Consolidated Balance Sheet
                               September 12, 1997
                            (Unaudited, in thousands)

ASSETS

  Property and equipment, net......................................................................................$   144,211
  Due from Residence Inn by Marriott, Inc..........................................................................      3,163
  Deferred financing costs, net....................................................................................      3,512
  Property improvement fund........................................................................................      1,354
  Restricted reserves..............................................................................................      6,548
  Cash and cash equivalents........................................................................................      7,483
                                                                                                                   -----------
                                                                                                                   $   166,271
                                                                                                                   ===========

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
  Mortgage debt....................................................................................................$   139,455
  Incentive management fee due to Residence Inn by Marriott, Inc...................................................     15,648
  Accounts payable and accrued expenses............................................................................      1,801
                                                                                                                   -----------
       Total Liabilities...........................................................................................    156,904
                                                                                                                   -----------

PARTNERS' CAPITAL
  General Partner .................................................................................................        172
  Limited Partners.................................................................................................      9,195
                                                                                                                   -----------
       Total Partners' Capital.....................................................................................      9,367
                                                                                                                   -----------
                                                                                                                   $   166,271
                                                                                                                   ===========


   The accompanying notes are an integral part of these condensed financial statements.

                                 RIMB2 Supp-41

                  Marriott Residence Inn II Limited Partnership
                 Condensed Consolidated Statements of Operations
                         For the Thirty-six Weeks Ended
                    September 12, 1997 and September 6, 1996
                            (Unaudited, in thousands)


                                                                                                     1997            1996
                                                                                                 ----------        --------
REVENUES.........................................................................................$  25,160         $ 24,255
                                                                                                 ---------         --------

OPERATING COSTS AND EXPENSES
  Depreciation...................................................................................    4,820            5,272
  Incentive management fee.......................................................................    2,645            2,541
  Residence Inn system fee.......................................................................    1,910            1,833
  Property taxes.................................................................................    1,544            1,531
  Base management fee............................................................................    1,005              968
  Equipment rent and other.......................................................................      935              789
                                                                                                 ---------         --------
                                                                                                    12,859           12,934
                                                                                                 ---------         --------

OPERATING PROFIT.................................................................................   12,301           11,321
Interest expense.................................................................................   (9,052)          (9,105)
Interest income..................................................................................      448              295
                                                                                                 ---------         --------
NET INCOME.......................................................................................$   3,697         $  2,511
                                                                                                 =========         ========


   The accompanying notes are an integral part of these condensed financial statements.

                                 RIMB2 Supp-42

                  Marriott Residence Inn II Limited Partnership
                 Condensed Consolidated Statements of Cash Flows
                         For the Thirty-six Weeks Ended
                    September 12, 1997 and September 6, 1996
                            (Unaudited, in thousands)


                                                                                                     1997            1996
                                                                                                 ----------        --------
OPERATING ACTIVITIES
  Net income...................................................................................  $   3,697         $  2,511
  Noncash items................................................................................      6,143            6,993
  Change in operating accounts.................................................................       (584)          (8,478)
                                                                                                 ---------         --------
       Cash provided by operations.............................................................      9,256            1,026
                                                                                                 ---------         --------

INVESTING ACTIVITIES
  Additions to property and equipment..........................................................     (4,239)          (2,780)
  Additions to restricted reserves.............................................................     (2,257)          (1,908)
  Change in property improvement fund..........................................................        797           (3,143)
                                                                                                 ---------         --------
       Cash used in investing activities.......................................................     (5,699)          (7,831)
                                                                                                 ---------         --------

FINANCING ACTIVITIES
  Capital distributions........................................................................     (3,536)              --
  Repayment of mortgage debt...................................................................       (546)        (137,089)
  Proceeds from mortgage loan..................................................................         --          140,000
  Payment of financing costs...................................................................         --           (3,438)
                                                                                                 ---------         --------
       Cash used in financing activities.......................................................     (4,082)            (527)
                                                                                                 ---------         --------

DECREASE IN CASH AND CASH EQUIVALENTS..........................................................       (525)          (7,332)
CASH AND CASH EQUIVALENTS at beginning of period...............................................      8,008           13,892
                                                                                                 ---------         --------
CASH AND CASH EQUIVALENTS at end of period.....................................................  $   7,483         $  6,560
                                                                                                 =========         ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.......................................................................  $   9,421         $ 14,786
                                                                                                 =========         ========

   The accompanying notes are an integral part of these condensed financial statements.

                                 RIMB2 Supp-43

                  Marriott Residence Inn II Limited Partnership
              Notes to Condensed Consolidated Financial Statements


1. The accompanying condensed consolidated financial statements have been prepared by Marriott Residence Inn II Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the Partnership's audited financial statements for the fiscal year ended January 3, 1997 included in this Prospectus Supplement. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

2. Pursuant to the terms of the mortgage debt, the Partnership is required to establish with the lender a separate escrow account for payments of insurance premiums and real estate taxes (the "Tax and Insurance Escrow Reserves") for each mortgaged property if the credit rating of Marriott International, Inc. ("MII") is downgraded by Standard and Poor's Rating Services. The manager of the Partnership's Inns, Residence Inn by Marriott, Inc. (the "Manager") is a wholly owned subsidiary of MII. On April 1, 1997, MII's credit rating was downgraded and the Partnership subsequently transferred $834,000 into the Tax and Insurance Escrow Reserves from the Manager's existing tax and insurance reserve account. In addition, the mortgage debt requires the Partnership to fund an additional month's debt service into the debt service reserve account over a six month period as a result of this downgrade. During the thirty-six weeks ended September 12, 1997, $774,000 was funded out of Partnership cash from operations into this reserve. The additional month's debt service was fully funded by November 1997. The tax and insurance escrow reserves and the debt service reserve are shown as restricted cash and the resulting tax and insurance liability is included with accounts payable and accrued expenses in the accompanying balance sheet.

3. Revenues represent house profit of the Partnership Inns since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Inns to the Manager. House profit reflects the net revenues flowing to the Partnership as property owner and represents Inn operating results less property-level expenses, excluding depreciation, Residence Inn system, base and incentive management fees, real and personal property taxes, equipment rent, insurance and certain other costs, which are classified as operating costs and expenses.

                                 RIMB2 Supp-44

          Marriott Residence Inn II Limited Partnership and Subsidiary
              Notes to Condensed Consolidated Financial Statements

Revenues consist of the following (in thousands):

                                                                                         Thirty-six Weeks Ended
                                                                                  --------------------------------------
                                                                                    September 12,           September 6,
                                                                                        1997                    1996
                                                                                    -------------           ------------
INN SALES
   Suites.................................................................            $ 47,755                $ 45,823
   Other operating departments............................................               2,594                   2,564
                                                                                      --------                --------
                                                                                        50,349                  48,387
                                                                                      --------                --------
INN EXPENSES
   Departmental Direct Costs
     Suites...............................................................              10,365                   9,676
     Other operating departments..........................................               1,062                     973
   Other Inn operating expenses...........................................              13,762                  13,483
                                                                                      --------                --------
                                                                                        25,189                  24,132
                                                                                      --------                --------

REVENUES..................................................................            $ 25,160                $ 24,255
                                                                                      ========                ========

                                 RIMB2 Supp-45

                           CRF LODGING COMPANY, L.P.

                   Supplement Dated __________ __, 1998 for
    Prospectus/Consent Solicitation Statement Dated _________ __, 1998 for
                Marriott Residence Inn USA Limited Partnership

         On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation") dated ________ __, 1998, of which this Supplement (the "Supplement") is a part, CRF Lodging Company, L.P. (the "Company"), a newly formed Delaware limited partnership, whose sole general partner will be CRF Lodging Trust ("CRFLT"), a Maryland real estate investment trust, is proposing the consolidation (the "Consolidation") of Marriott Residence Inn USA Limited Partnership ("Res USA"), a Delaware limited partnership, and up to five other limited partnerships (the "Hotel Partnerships") into an umbrella partnership real estate investment trust (an "UPREIT") in order to consolidate and expand the limited service and extended-stay hotel businesses currently conducted separately by the Hotel Partnerships and Host Marriott Corporation ("Host"). Limited Partners of Res USA are being asked to approve the Consolidation as described in the Consent Solicitation. Upon approval of the Consolidation, a newly formed direct or indirect wholly owned subsidiary of the Company (the "Merger Partnership") will be merged with and into Res USA with Res USA being the surviving entity. In the merger, partners of Res USA will receive units of limited partnership interest in the Company ("Units") in exchange for their interests in Res USA.

         Following the Consolidation, the Company will own a portfolio of up to 221 limited service and extended-stay hotels operating under three Marriott brand names (Courtyard by Marriott(R), Residence Inn by Marriott(R) and Fairfield Inn by Marriott(R)) (the "Hotels"). Concurrently with the Consolidation, CRFLT will consummate an initial public offering (the "Offering") of its common shares of beneficial interest (the "Common Shares") and contribute the proceeds thereof to the Company in exchange for Units. Following the Offering, CRFLT anticipates that its Common Shares (the "Common Shares") will be listed on the New York Stock Exchange ("NYSE"). Beginning one year after the Consolidation (the "Initial Holding Period"), Limited Partners will have the right to redeem their Units and receive, at the election of CRFLT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right"). CRFLT expects to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

         Marriott RIBM Three Corporation (the "Hotel Partnership GP"), the general partner of Res USA, believes that the terms of the Consolidation provide substantial benefits and are fair to the Limited Partners of Res USA and recommend that all Limited Partners of Res USA vote FOR the Consolidation.

         Limited Partners of Res USA should consider the risks and other considerations described more fully in the Consent Solicitation under "Risk Factors," including the following:

     .   There is uncertainty at the time of voting as to the Hotel
         Partnerships that will participate in the Consolidation and thus, uncertainty as to the size and leverage of the Company until after the end of the Solicitation Period.
     . The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in a fixed portfolio, limited life partnership where a Limited Partner could receive a distribution upon liquidation of the partnership into an investment in a public real estate company which expects to acquire additional hotels and where a Limited Partner likely may realize value for his investment only through a sale of Common Shares received pursuant to the Unit Redemption Right.
     . As a result of the Consolidation, a Limited Partner of Res USA, which owns 11 Residence Inns, will own an interest in a much larger portfolio of Hotels, including up to 121 Courtyard Hotels, 39 additional Residence Inns and 50 Fairfield Inns, and a material


                                Res USA Supp-1
         adverse change affecting any of the Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously held an interest in such asset.
      . No independent representative was retained to negotiate on behalf of the Limited Partners of Res USA or the other Hotel Partnerships. If one had been, the terms of the Consolidation may have been more favorable to the Limited Partners of Res USA or the other Hotel Partnerships.
      .  Conflicts of interest exist in connection with the structuring of the
         Consolidation, including the fact that subsidiaries of Host serve as the general partners of all of the Hotel Partnerships and other subsidiaries of Host will serve as the Lessees of the Hotels. Such conflicts of interest may result in decisions that do not fully reflect the interests of all Partners in the Hotel Partnerships.
      . Host and its subsidiaries will realize substantial benefits from the Consolidation, including receipt of Units having an estimated value of at least $____ million in exchange for their Hotel Partnership Interests in Res USA (representing a 5% general partner interest) ($___ million in the aggregate for their Hotel Partnership Interests in all of the Hotel Partnerships) (based upon the estimated Exchange Values), $___ million in cash from the sale of two limited service and extended-stay hotels owned by Host (the "Acquisition Hotels") based upon their aggregate Appraised Value, as adjusted, economic benefits under the Leases and, because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the ability to defer significant potential tax liabilities attributable to taxable gain in excess of sale proceeds of approximately $___ million.
     . The allocation of Units among the Hotel Partnerships is based upon their respective Exchange Values, the calculation of which involves numerous assumptions and estimates. There is no assurance that the value of the Units to be received in the Consolidation equals the fair market value of the Hotels and other assets contributed by Res USA and the other Hotel Partnerships.
     . Current federal income tax law prohibits the Company from operating the Hotels directly. Therefore, the Company will be substantially dependent upon the Lessees and Managers for its revenue and the Company will have limited control over the operations of the Hotels.
     . Approval of the Consolidation by Limited Partners holding a majority of the outstanding Partnership Units of Res USA will bind all Limited Partners of Res USA. One Limited Partner of Res USA owns in excess of 70% of the outstanding Partnership Units. Therefore, such Limited Partner can control the participation of Res USA in the Consolidation.
     . Limited Partners of Hotel Partnerships who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their Hotel Partnership Interests but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value (as defined herein) of their Hotel Partnership Interests. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario (as defined herein), the Company would have had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million.
     . There are limitations on actual or constructive ownership of more than 9.9% of the number or value of CRFLT's outstanding Common Shares.
     . Taxation of CRFLT as a regular corporation if it fails to qualify as a REIT, and taxation of the Company as a corporation if it fails to qualify as a partnership for federal income tax purposes, either of which would, among other things, result in a decrease in cash available for distribution and a material reduction in the value of the Common Shares and Units.

         The effects of the Consolidation may be different for Limited Partners of the various Hotel Partnerships. This Supplement has been prepared to highlight for the Limited Partners of Res USA (the "Res USA Limited Partners") the risks, benefits, effects and fairness of the Consolidation and to provide additional information specific to Res USA. Supplements have also been prepared for each of the other Hotel Partnerships. This Supplement, together with the supplements of the other Hotel Partnerships (collectively, the "Supplements"), are a part of the Consent Solicitation Statement. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the Hotel Partnership GP will send a copy of any Supplement without


                                Res USA Supp-2
charge. All requests for a copy of a Supplement should be directed to:
__________________________________.

         The Consolidation is subject to various conditions, one of which is that at least four Hotel Partnerships, including CBM1, CBM2 and RIBM1, must approve the Consolidation (the "Minimum Participation Condition"). See "The Consolidation -- Conditions to the Consolidation" in the Consent Solicitation. For purposes of this Supplement, the term Minimum Participation shall refer to the participation in the Consolidation by each of those Hotel Partnerships and Res USA.

         All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the Consolidation occurs with an Offering yielding gross proceeds of $800 million, all Hotel Partnerships participate, no Notes are issued and $539 million of outstanding indebtedness is repaid (the "Full Consolidation Scenario").

Risk Factors

         In deciding whether to approve the Consolidation, Limited Partners should consider certain risks and other factors. The Hotel Partnership GP believes that Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations."

         Uncertainties at the Time of Voting. There are several uncertainties at the time the Limited Partners must vote on the Consolidation, including (i) the identity of the Hotel Partnerships that will participate in the Consolidation and, thus, the Hotels that will be acquired by the Company (which will affect such matters as the size, scope and leverage of the Company), (ii) the Exchange Value for each Hotel Partnership (which will be adjusted for changes in working capital, indebtedness and various other items prior to the Closing Date) and
(iii) the costs of prepaying certain indebtedness of the Hotel Partnerships (which costs will be determined based upon the interest rates on applicable U.S. Treasuries at the time of the prepayment). See "Determination of Exchange Values and Allocation of Units."

         Fundamental Change in Nature of Investment; Potential Underperformance. The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in which a Limited Partner participates in the profits from the operation of the Hotels and is entitled to receive distributions from any net proceeds of a sale or refinancing of Res USA's assets, to an investment in an entity who will receive rents from the Lessees which will bear the risks and receive the benefits from the hotels' operation and Limited Partners likely may realize the value from their investment only through the exercise of the Unit Redemption Right and sale of the Common Shares received as a result thereof and not from liquidation proceeds. Continuing Res USA would allow Res USA Limited Partners an opportunity to eventually receive liquidation proceeds from the sale of Res USA's Hotels, and a Res USA Limited Partner's share of these sale proceeds could be higher than the amount a limited partner might realize from the sale of Units or exercise of the Unit Redemption Right (or payments on Notes received by any Dissenting Partner). In addition, the Company has the ability to acquire additional hotels, can reinvest proceeds from sales or refinancings of existing hotels in additional hotels and has a general partner that is a publicly traded entity. An investment in the Company may not outperform an investment in Res USA. See "Comparison of Hotel Partnership Interests, Units and Common Shares."

         Exposure to Risks from Other Hotels and Brands. As a result of the Consolidation, Limited Partners in Res USA, which owns 11 Residence Inns, will own interests in a much larger partnership with a broader range of assets, including up to 121 Courtyard Hotels, 39 additional Residence Inns and 50 Fairfield Inns. A material adverse change affecting one of the Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor


                                Res USA Supp-3
in such affected asset. In addition, each of the three Marriott brands which initially will comprise the Company operates in a different market segment and targets different consumers and, as a result, may be affected differently in different economic and market conditions.

         Limitations on Sales or Refinancings of the Courtyard Hotels. Because of substantial taxable gains that would be recognized by the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, none of the assets of CBM1 and CBM2 (the "Courtyard Hotels") can be sold for a period of ___ years from the Closing Date of the Consolidation (other than pursuant to a tax-deferred exchange) without the consent of Host (the "Lock-out Provisions"). Such Lock-out Provisions are only applicable so long as Host holds the Units received in the Consolidation relating to its Hotel Partnership Interests in CBM1 and CBM2 and has not transferred, sold or otherwise disposed of such Units in a taxable transaction. In addition, the Partnership Agreement contains certain restrictions regarding the ability of the Company to repay or refinance indebtedness secured by the Courtyard Hotels. These restrictions will limit the ability of the Company to change its portfolio in response to market conditions and, to the extent the Courtyard Hotels do not perform as well as the Residence Inns or Fairfield Inns in its portfolio, the Company will have limited flexibility to dispose of any such underperforming assets even if such disposal would be in the best interests of the Company.

                                Res USA Supp-4
of the Consolidation may have been more favorable to Res USA Limited Partners or the Limited Partners of the other Hotel Partnerships if such terms and conditions were the result of arm's length negotiations.

         Conflicts of Interest in the Consolidation. Conflicts of interest exist in connection with the Consolidation which include conflicts arising from the fact that subsidiaries of Host serve as the Hotel Partnership GP of Res USA (which holds a 5% general partner interest in Res USA) and as Hotel Partnership GPs of the other Hotel Partnerships (with varying interests) and other subsidiaries of Host will serve as Lessees of the Hotels at the same time as the Hotel Partnership GP is recommending the Consolidation and is involved in establishing the terms and structure of the Consolidation, including the structuring of the Leases. In addition, Host and its subsidiaries will receive substantial benefits from the Consolidation. These conflicts of interest may result in decisions that do not fully reflect the interests of all Limited Partners of Res USA of the other Hotel Partnerships.

         Substantial Benefits to Related Parties. The Consolidation will permit Host to continue to be involved in the ownership and operation of the Hotels and realize substantial benefits therefrom. Host and its subsidiaries will receive Units with an estimated value of at least $____ million in exchange for their Hotel Partnership Interests in Res USA ($____ million in the aggregate for their Hotel Partnership Interests in all of the Hotel Partnerships) (based upon the estimated Exchange Values) and $____ million in cash from the sale of the Acquisition Hotels to the Company (based upon their aggregate Appraised Value, as adjusted). Subsidiaries of Host will be the Lessees of the Hotels and may receive significant economic benefits in connection with the Leases, including the receipt of income to the extent sales from the Hotels exceed operating costs and expenses payable by the Lessees, management fees and rental payments to the Company. Because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the Consolidation will also permit the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, to defer significant tax liabilities attributable to taxable gain in excess of sale proceeds (estimated at approximately $____ million) that otherwise would be incurred upon any sale of the Courtyard Hotels (other than in a tax-deferred exchange such as the Consolidation) or upon substantial reductions in the amount of debt now secured by the Courtyard Hotels. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of such Hotels and the refinancing, prepayment or reduction of the debt secured by the Courtyard Hotels for ___ years from the Closing Date of the Consolidation without the consent of Host, in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The Company also will repay, either in cash or Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1.

         Method of Allocation of Units. The allocation of Units among the Hotel Partnerships will be based upon their respective Exchange Values, which in turn are based upon the Appraised Value of each Hotel Partnership's Hotels as adjusted for such things, among others, as net non-real estate assets (including cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves) ("Net Other Assets"), existing indebtedness (including an adjustment for prepayment and defeasance costs), deferred maintenance and FF&E shortfalls, deferred management fees and Consolidations Expenses. There is, however, no assurance that the value of the Units to be received by participants in the Consolidation will equal the fair market value of the Hotels and other assets contributed by such participants.

         Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Limited Partners of Res USA or any of the other Hotel Partnerships. The Hotel Partnership GP has obtained an opinion from American Appraisal Associates, an independent, nationally recognized hotel valuation and financial advisory firm ("AAA"), as to (i) the fairness, from a financial point of view, to the Limited Partners of each Hotel Partnership, of the methodologies used to determine the Exchange Value of Res USA and each other Hotel Partnership and the allocation of Units among each of the Hotel Partnerships in the Consolidation, (ii) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels), (iii) the fairness and reasonableness to the Limited Partners of each Hotel Partnership of the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners, (iv) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) and (v) the fairness and reasonableness, from the Company's standpoint, of the economic terms of the Leases. However, AAA has not negotiated with the Hotel Partnership GP and has not participated in establishing the terms of the Consolidation. Consequently, the terms and conditions of the Consolidation may have been more favorable to Res USA Limited Partners or the Limited Partners of the other Hotel Partnerships if such terms and conditions were the result of arm's length negotiations.

         Lack of Control over Hotel Operations. Due to current federal income tax law prohibitions on a REIT's ability to derive revenues directly from the operation of a hotel, the Company will lease its Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. Neither CRFLT nor the Company will operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Company will have certain rights as lessor under the Leases (including control over certain owner-funded capital expenditures), neither CRFLT nor the Company will have the authority to require the Lessees or the Managers to operate the Hotels in any particular manner or to govern any particular aspect of their operation.

                                Res USA Supp-5

         Expiration of Leases. The Leases expire at the end of ___ years and there can be no assurance that such Leases will be renewed. If such Leases are terminated at the end of their terms, the Company will be required to find other lessees (which lessees must be satisfactory to the Managers). There can be no assurance as to whether satisfactory lessees could be found or as to the terms or conditions on which the Company would be able to enter into new leases with such lessees.

         The Company's Dependence on the Lessees and Managers for Revenue. The Company will be dependent upon the Lessees for its revenue, and the Lessees' ability to pay rent to the Company will be substantially dependent upon the Managers' ability to operate the Hotels profitably.

         No Limitation on Debt. There are no limitations in CRFLT's or the Company's organizational documents which limit the amount of indebtedness either may incur.

         Risks of Leverage. The $58 million Term Loan of Res USA is payable in full at maturity on December 31, 1998. There can be no assurance that such Term Loan could be repaid or refinanced by December 31, 1998. The need to refinance such debt by the end of 1998 will have the effect of reducing or eliminating distributions to Res USA Limited Partners because Res USA will require cash reserves in anticipation of the refinancing. In addition, the Company has substantial indebtedness. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company had outstanding indebtedness totaling $780 million. The Company's business is capital intensive and the Company will have significant capital requirements in the future. The Company's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Company, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

         Original Anticipated Holding Period About to Expire. In the original offering document of Res USA, the Hotel Partnership GP stated that it would sell its Hotels, subject to certain agreements and the majority consent of the Res USA Limited Partners, by December 31, 1998, for the best price it could reasonably obtain under the circumstances. A Res USA Limited Partner's share of the proceeds from a liquidation of Res USA could be higher than what a limited partner might realize, following the Initial Holding Period, from a sale of Common Shares received pursuant to the Unit Redemption Right.

         Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the loan agreements with respect to outstanding indebtedness of Res USA and the other Hotel Partnerships, the rental revenues received by the Company under the Leases will first be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy all other obligations of the Company (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners (including CRFLT).

         Ownership Limitations. No person may own in excess of 9.9% of the number or value of outstanding Common Shares of CRFLT, without the consent of the Board of Trustees of CRFLT, in its sole and absolute discretion. During the period of time subsidiaries of Host are acting as Lessees, Host and its affiliates are prohibited from owning in excess of 4.9% (by value) of the Company.

         Majority Vote of Res USA Limited Partners Binds All Res USA Limited Partners. Approval of the Consolidation by Res USA Limited Partners holding a majority of the outstanding Partnership Units of Res USA will cause Res USA to participate in the Consolidation, and such approval will bind all Res USA Limited Partners, including Res USA Limited Partners who voted against or abstained from voting with respect to the Consolidation. One Res USA Limited Partner holds in excess of 70% of the outstanding Partnership Units in Res USA and thus can control the participation of Res USA in the Consolidation.

         Effect of Subsequent Events upon Recognition of Gain. Even though the Res USA Limited Partners who do not receive Notes as a result of exercising Dissenters' Rights generally are not expected to recognize significant taxable gain at the time of the Consolidation, there are a variety of events and transactions (including the sale of one or more of the Hotels or the reduction of indebtedness securing one or more of the Hotels) that could cause a Res USA Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Effect of Subsequent Events." The Partnership Agreement does not impose any restrictions on the Company's ability to dispose of the Hotels or to refinance debt secured by the Hotels, other than with respect to the Courtyard Hotels (which restriction can be waived with the consent of Host). In addition, the Partnership Agreement expressly provides that CRFLT, as general partner of the Company, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Company to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of Units -- Sales of Assets and Lock-out Provisions."

                                Res USA Supp-6

         Failure of the Company to Qualify as a Partnership for Tax Purposes. Taxation of the Company as a corporation if it fails to qualify as a partnership, and the Company's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to holders of Units, would cause CRFLT to fail to qualify as a REIT for tax purposes, and could cause the holders of Units to recognize taxable gain at the time the Company ceases to qualify as a partnership.

         Failure of CRFLT to Qualify as a REIT for Tax Purposes. Taxation of CRFLT as a corporation if it fails to qualify as a REIT, and CRFLT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to CRFLT's shareholders and reducing materially the value of the Common Shares and Units.

         Tax Consequences for Res USA Limited Partners Who Are Not U.S. Persons. A Res USA Limited Partner who is not a U.S. Person may be subject to special tax considerations with respect to the Consolidation and/or the subsequent ownership and disposition of Units in one or more countries other than the United States, including, for example, the country in which such Res USA Limited Partner resides, any countries in which he conducts business, and, if the Res USA Limited Partner is an entity, the country in which it is organized and/or has its commercial domicile. In addition, the Company may have to withhold and pay tax to the IRS in connection with the Consolidation with respect to any Res USA Limited Partner that is not a U.S. Person (even though no taxable gain for U.S. federal income tax purposes would be recognized in connection with the Consolidation) unless the Res USA Limited Partner receives from the IRS a "withholding tax certificate" showing no tax is due in connection with the Consolidation.

         State and Local Taxes. Res USA Limited Partners holding Units may be subject to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Consolidation, the Company will own properties in 35 states across the United States. Currently, Res USA owns properties in eight states.

         Dissenting Partners Have No Cash Appraisal Rights and May Elect to Receive Only Notes. Res USA Limited Partners who vote against the
Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their interests in Res USA or otherwise, but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured seven-year notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value of their Hotel Partnership Interests. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full face amount of the Notes only if they hold the Notes to maturity, which is approximately seven years after the Consolidation, or if the Company repays or refinances the Notes at or prior to maturity or realizes net sales or excess refinancing proceeds from Hotels owned by a Noteholder's former Hotel Partnership. Because the Notes are unsecured obligations of the Company, they will be effectively subordinate to all secured debt of the Company and all obligations of the Hotel Partnerships which will be the owners of the Hotels. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company had aggregate consolidated liabilities

                                Res USA Supp-7
to which the Notes were effectively subordinated of approximately $939 million. See "Rights of Dissenting Partners" and "Description of the Notes."

Expected Benefits of the Consolidation

         The Hotel Partnership GP believes that participating in the Consolidation would likely be beneficial to the Res USA Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Consolidation -- Expected Benefits of the Consolidation." These benefits, which should be viewed as alternatives to continuing the business and operations of Res USA, are expected to include:

         . Enhanced Liquidity of Investment. Currently, there is no market for the Hotel Partnership Interests in Res USA. The Consolidation will offer Res USA Limited Partners significantly enhanced liquidity with respect to their investments in Res USA because, after expiration of the Initial Holding Period, Res USA Limited Partners would be able to exercise their Unit Redemption Right (subject to certain limited exceptions) and receive, at CRFLT's election, either freely tradable Common Shares of CRFLT or the cash equivalent thereof. The exercise of the Unit Redemption Right, however, would result in recognition of taxable income or gain at that time.

         . Public Market Valuation of Assets. The Hotel Partnership GP believes that the public market valuations of the equity securities of many publicly traded real estate companies, including REITs that focus on the lodging industry, are in part based upon the growth potential of such companies and currently exceed the private market values of their real estate assets. There can be no assurance, however, that the Common Shares of CRFLT will trade at a premium to the private market values of the Hotels or that the relative pricing differential will not change or be eliminated in the future.

         . Regular Quarterly Cash Distributions. The Hotel Partnership GP expects that the Company will make regular quarterly cash distributions to holders of Units in proportion to their percentage interests in the Company. While these distributions may not be higher than Res USA's current distributions, the ability to receive distributions quarterly and in regular amounts would be enhanced.

         . Substantial Tax Deferral. The Hotel Partnership GP expects that Res USA Limited Partners who do not exercise Dissenters' Rights generally should be able to obtain the benefits of the Consolidation while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their interests in Res USA that otherwise would be recognized in the event of a liquidation of Res USA or a sale or other disposition of its Hotels in a taxable transaction. Thereafter, such Res USA Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotels currently owned by Res USA are sold or otherwise disposed of in a taxable transaction by the Company. The federal income tax consequences of the Consolidation are highly complex and, with respect to each Res USA Limited Partner, are dependent upon many variables, including the particular circumstances of such Res USA Limited Partner. See "Federal Income Tax Considerations - Tax Consequences of the Formation of the Company" in the Consent Solicitation. Each Res USA Limited Partner is urged to consult with his own tax advisors as to the consequences of the Consolidation in light of his particular circumstances.

                                Res USA Supp-8

         . Risk Diversification. The consolidation of the Hotels, as well as future hotel acquisitions by the Company, will diversify the investment risks to Res USA Limited Partners over a broader group of hotels, geographic locations, range of product types and market segments and will reduce the dependence of an investment upon the performance of, and the exposure to the risks associated with, the 11 Residence Inns currently owned by Res USA and the single market segment (extended-stay) in which Res USA currently operates.

         . Reduction in Leverage and Interest Costs. Upon consummation of the Consolidation and the Offering, it is expected that the aggregate amount of consolidated indebtedness of the Company will be reduced, by application of a portion of the net proceeds from the Offering, by between approximately $390 million and $539 million (excluding prepayment and defeasance costs which also will be required to be repaid), depending upon the Hotel Partnerships which participate in the Consolidation and the proceeds raised in the Offering, resulting in significant interest and debt service savings and reduced overall leverage levels for Limited Partners in the Hotel Partnerships. All of Res USA's outstanding indebtedness will be repaid in the Consolidation. The Company will be less leveraged than Res USA is currently.

         . Growth Potential. The Hotel Partnership GP believes that substantial opportunities exist to acquire or develop limited service and extended-stay hotel properties at attractive prices and that Res USA is not in a position to take advantage of such opportunities because of its lack of access to additional sources of capital on favorable terms and restrictions on additional acquisitions and development imposed by its partnership agreement. In addition, the Company's structure and capitalization as part of an UPREIT should provide it with substantial flexibility to structure acquisitions of additional hotels utilizing debt, cash, Units or Common Shares (or any combination thereof), which may permit the Company to structure acquisitions of hotel properties on an income tax-deferred basis to sellers.

         . Greater Access to Capital. With publicly traded securities, a larger base of assets and a greater equity value than Res USA individually, CRFLT expects to have greater access to the capital necessary for funding the operations of the Company and consummating acquisitions on more attractive terms than would be available to Res USA individually. This greater access to capital should provide greater financial stability to the Company and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to Res USA individually.

Determination of Exchange Values and Allocation of Units

         The Company and the Hotel Partnership GP established the Exchange Value for the equity interests in Res USA by (i) obtaining an independent appraisal of the value of the Hotels owned by Res USA, as of ______ __, 1998 (the "Appraised Value"), as disclosed below; (ii) adding the amount of other assets (such as cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves), net of liabilities (excluding mortgage and other debt and deferred management fees) ("Net Other Assets") as of ________ __, 1998 (the "Initial Valuation Date"); (iii) subtracting the estimated balance of the mortgage debt owed by Res USA as of June 30, 1998, which is the estimated closing date for the Consolidation; (iv) subtracting the estimated balance of other debt of Res USA as of June 30, 1998; (v) adjusting for the estimated prepayment and defeasance costs; (vi) subtracting the amount of deferred management fees payable to the Manager under the Res USA Management Agreement for Res USA's Hotels; (vii) subtracting an amount equal to the estimated cost to

                                Res USA Supp-9
complete any deferred maintenance items identified in the engineer's report relating to Res USA's Hotels; (viii) subtracting an amount equal to the estimated cost (if any) of bringing the condition of FF&E at Res USA's Hotels to normal levels; (ix) subtracting Res USA's pro rata share (based upon relative Exchange Values) of estimated Consolidation Expenses and (x) making certain other adjustments.

         Prior to the distribution of the Last Preliminary Prospectus in the Offering, a final determination of the Exchange Values will be made, as of the date that is the end of the most recent accounting period that has ended at least ___ days prior to the date on which the Last Preliminary Prospectus is distributed to investors (the "Final Valuation Date") to reflect (i) the amount of Net Other Assets, the actual principal balances of mortgage and other debt (including an adjustment for prepayment and defeasance costs) and the amount of deferred management fees payable, (ii) any amounts actually expended by Res USA after the Initial Valuation Date to perform deferred maintenance or make up FF&E shortfalls previously subtracted in determining the estimated Exchange Value of Res USA and (iii) any revised estimate and allocation of Consolidation Expenses. The actual value of Units issued to Partners in each Participating Hotel Partnership will be based on these Exchange Values.

         The Hotels were appraised as of _________ ___, 1998, by AAA, an independent, nationally recognized hotel valuation, and financial advisory firm experienced in the appraisals of lodging properties such as the Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The Appraisals are not guarantees of present or future values, and no assurance can be given as to the actual value of the Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of Res USA.

                  Appraised Value of Hotels owned by Res USA
                            (Dollars in thousands)


Appraised Value....................................       $
                                                            --------


                    Calculation of Estimated Exchange Value
                         as of Initial Valuation Date
                            (Dollars in thousands)


Appraised Value                             $
Net Other Assets
Mortgage debt
Other debt
Prepayment penalties
 and/or defeasance costs
Deferred management fees
Deferred maintenance costs
FF&E shortfall
Consolidation Expenses
Other adjustments/(1)/
                                             ------

       Exchange Value                       $  --
                                             ======

-------------------------
/(1)/  Includes environmental remediation and certain other costs.


                                Res USA Supp-10

           Distribution of Units Among General and Limited Partners
                      Based on Estimated Exchange Values
                            (Dollars in thousands)


                                                              Limited Partners                 General Partner
                                                       -------------------------------   -----------------------------
                                                                          Estimated
                                                                        Value of Units
                                                                          per $1,000
                                                                           Limited
                         Estimated                     Estimated % of      Partner       Estimated % of    Estimated
                        Total Value    Estimated % of  Units Received      Original      Units Received     Value of
Hotel Partnership       of Units/(1)/    Total/(2)/      by Res USA     Investment/(2)/    by Res USA      Units/(1)/
-----------------       -------------  --------------  --------------   --------------   --------------   ------------
Res USA                 $                           %               %   $                             %   $
                         ==========     ============    ============     ============    ==============    ===========

----------------
/(1)/ Assumes the value of the Units is equal to the initial public offering price of CRFLT's Common Shares in the Offering and that the aggregate value of the Units received by Res USA is just equal to (but does not exceed) the estimated Exchange Value.

/(2)/ Represents the estimated percentage of the total value of Units allocated to the Hotel Partnerships as a group and does not reflect the issuance of Units to CRFLT in exchange for the proceeds of the Offering (which will reduce the percentage of each Hotel Partnership in proportion to their respective Exchange Values). Thus, for example, if CRFLT purchases 50% of the Company using the proceeds received from public investors in the Offering, then each of the percentages set forth above would be reduced by 50%. The estimated values of Units would be not affected.


                           Exchange Value of Res USA
                      for Allocation of Units to Res USA
                         as of Initial Valuation Date

                                                                                       Per $1,000 Limited
                                                                                        Partner Original
                                                                                            Investment
                                                                                  ----------------------------
                                                                Percent of                          Percent of
                                              Estimated         Aggregate         Estimated         Aggregate
                                               Exchange          Exchange          Exchange          Exchange
               Description                      Value             Value             Value              Value
               -----------                    ---------         ----------        ---------         ----------
                                            (in thousands)                       (in dollars)
100% Participation,
     No Notes Issued...................... $                              %    $                              %
100% Participation,
     Maximum Notes Issued................
Minimum Participation,
     No Notes Issued.....................
Minimum Participation,
     Maximum Notes Issued.................

Cash Distributions

         Historical Cash Distributions Paid by Res USA. The following table sets forth the distributions paid to Res USA Limited Partners (per $1,000 limited partner original investment) for the periods indicated below. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                                Res USA Supp-11

                 Historical Cash Distributions Paid by Res USA
               (Per $1,000 Limited Partner Original Investment)

                                             Thirty-six Weeks                        Fiscal Year
                                                  Ended            --------------------------------------------------
                                            September 12, 1997       1996      1995      1994      1993       1992
                                            ------------------       ----      ----      ----      ----       ----
From net income......................         $     52              $   116   $  112   $  105    $  102     $  122
Representing return of capital/(1)/..               --                   --       --       --        --         --
                                              --------              -------   ------   ------    ------     ------
   Total.............................         $     52              $   116   $  112   $  105    $  102     $  122
                                              ========              =======   ======   ======    ======     ======

-----------

/(1)/ Computed as all distributions in excess of distributions from operating cash flow.

         Compensation and Distributions to the Hotel Partnership GP. Under the partnership agreement of Res USA, the Hotel Partnership GP does not receive fees or compensation in connection with managing the affairs of the Hotel Partnership but the Hotel Partnership GP and its affiliates are reimbursed for certain costs and expenses incurred on behalf of Res USA. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by Res USA to the Hotel Partnership GP and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the Consolidation had been in effect for the years presented.

         Following the Consolidation, CRFLT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the Hotel Partnership GP other than distributions on Units received in the Consolidation in exchange for its Hotel Partnership Interests.

         During the thirty-six weeks ended September 12, 1997 and the fiscal years 1996, 1995 and 1994, amounts actually paid by Res USA to the Hotel Partnership GP are shown below under "Historical" and the estimated amounts that would have been paid had the Consolidation been in effect for the years presented (assuming the Full Consolidation Scenario) are shown under "Pro Forma."

           Historical and Pro Forma Reimbursements and Distributions
                                (in thousands)

                                           Thirty-six Weeks                         Fiscal Year
                                               Ended               -------------------------------------------
                                          September 12, 1997          1996              1995              1994
                                          ------------------          ----              ----              ----
Historical
     Reimbursements                             $   46              $   97            $    71           $   37
     Distributions                                 352                 364                 95               --
                                                ------              ------            -------           ------
             Total Historical                   $  398              $  461            $   166           $   37
                                                ======              ======            =======           ======
Pro Forma
     Reimbursements                             $                   $                 $                 $
     Distributions attributable to Units        ------              ======            =======           =======
              Total Pro Forma                   $                   $                 $                 $
                                                ======              ======            =======           =======

                                Res USA Supp-12

Certain Information Regarding Hotels Owned by Res USA

         Residence Inns are extended-stay hotels which cater primarily to business and family travelers who stay more than five consecutive nights. Residence Inns typically have 88 to 144 studio and two-story penthouse suites. Residence Inns generally are located in suburban settings throughout the United States and feature a series of residential style buildings with landscaped walkways, courtyards and recreational areas. Residence Inns do not have restaurants, but offer a complimentary continental breakfast. In addition, most Residence Inns provide a complimentary evening hospitality hour. Each suite contains a fully equipped kitchen and many suites have woodburning fireplaces.

Location of Hotel                                  Number of Rooms                 Date Opened
-----------------                                  ---------------                 -----------
Montgomery, AL                                          94                             1986
Bakersfield, CA                                        114                             1990
Pleasant Hill, CA                                      126                             1990
San Ramon, CA                                          106                             1990
Meriden, CT                                            106                             1990
Atlanta-Airport, GA                                    126                             1990
Boston-Tewksbury, MA                                   130                             1990
Raleigh, NC                                            144                             1986
Cincinnati-Blue Ash, OH                                118                             1990
Dallas-Los Colinas, TX                                 120                             1989
Houston-Clear Lake, TX                                 110                             1990
                                                     -----

         TOTAL                                       1,294
                                                     =====

         The table below sets forth certain performance information for Res USA's Residence Inns for the indicated periods.

                                            First Three Quarters                    Fiscal Year
                                            ---------------------        -----------------------------------
                                              1997         1996            1996         1995         1994
                                              ----         ----            ----         ----         ----
         Number of properties.........           11            11             11           11            11
         Number of rooms..............        1,294         1,294          1,294        1,294         1,294
         Average daily rate...........      $ 93.07       $ 87.67        $ 88.29      $ 82.73       $ 78.32
         Occupancy....................         88.6%         88.6%          86.8%        88.7%         88.1%
         REVPAR.......................      $ 82.44       $ 77.69        $ 76.63      $ 73.41       $ 69.00
         % REVPAR change..............          6.1%         --              4.4%         6.4%         --

Amendments to the Partnership Agreement of Res USA

         Transfer of Interests in the Hotel Partnerships to the Company
         --------------------------------------------------------------
Immediately Prior to the Consummation of the Consolidation. For federal income
------------------------------------------------------------
tax purposes, immediately prior to the consummation of the Consolidation, each Hotel Partnership GP will contribute a one percent partnership interest in all of the Hotel Partnerships to the Company in exchange for Units reflecting the estimated Exchange Value attributable to such one percent partnership interest. In Res USA, the Hotel Partnership GP owns only a five percent general partner interest; therefore, the transfer to the Company of a one percent general partner interest does not require the admittance of a new general partner but does require an amendment to Section 6.01 of the partnership agreement to allow a general partner to transfer, sell or assign its general partner interest or any portion thereof in the partnership. Section 6.01 of the partnership agreement of Res USA will be amended as follows:

                                Res USA Supp-13

                  Section 6.01. Limitation on Voluntary Withdrawal. Except as provided by Section 5.02B, the General Partner shall not have the right (but shall have the power) to retire or withdraw voluntarily from the Partnership. The General Partner may, with the Consent of the Limited Partners, sell, transfer or assign its entire general partner Interest or any portion thereof. Upon such sale, transfer or assignment of its entire general partner Interest, such purchaser, transferee or assignee shall become the substitute General Partner of the Partnership immediately prior to the withdrawal of the General Partner and shall continue the business of the Partnership without dissolution.

         The consent of a majority of the outstanding limited partner interests in Res USA is required to amend Section 6.01 of the partnership agreement.

         Permit Res USA to Enter into the Lease with the Lessee. The Lease for
         ------------------------------------------------------
Res USA's Hotels must be entered into not later than the close of business on the business day immediately preceding the Closing Date. The partnership agreement of Res USA allows for the sale, lease or other disposition of its Hotels with the consent of a majority of the outstanding limited partnership interests of Res USA. However, such sale, lease or other disposition must be done in accordance with certain procedures specified in the partnership agreement including, among other things, the requirement to obtain three appraisals and to purchase the hotels for cash. Therefore, the partnership agreement of Res USA must be amended to eliminate those certain procedures. The new Section 5.02B(x) of the partnership agreement of Res USA shall read as follows:

                  (x) cause the Partnership to sell, lease or otherwise dispose (or consent to the sale, lease or other disposition), directly or indirectly, in one transaction or a series of related transactions of any or all of the Hotels.

         The consent of a majority of the outstanding limited partner interests in Res USA is required to amend Section 5.02 of the partnership agreement.

         Other Amendments. Amendments to certain terms and sections of the
         ----------------
partnership agreement of Res USA will be made in order to (a) delete certain obsolete references to entities and agreements that are no longer in existence,
(b) update the partnership agreement to reflect the passage of time since the formation of Res USA and (c) make any other amendments to the partnership agreement to consummate the Consolidation. The Hotel Partnership GP does not believe that these amendments would affect the rights of the Res USA Limited Partners in any material respect nor the duties and obligations of the Hotel Partnership GP. These changes are included, along with the other proposed amendments, in the copy of the partnership agreement, as proposed to be amended, which is attached hereto. The amended partnership agreement is marked to indicate the revisions made to the existing partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

         The Hotel Partnership GP recommends that the Res USA Limited Partners vote to approve the requested amendments to the partnership agreement of Res USA.

Fairness

         General. There are no material differences with respect to the fairness of the Consolidation to the Hotel Partnerships, individually or in the aggregate. Therefore, the discussion of the fairness of the Consolidation set forth below is intended to summarize the Hotel Partnership GP's belief as to

                                Res USA Supp-14
fairness and the material factors on which such belief is based. For a more detailed discussion of the fairness of the Consolidation, see the section entitled "Fairness Analysis and Opinion" in the Consent Solicitation.

         Hotel Partnership GP's Belief as to Fairness. The Hotel Partnership GP believes that the terms of the Consolidation provide substantial benefits and are fair to the Res USA Limited Partners and recommends that all Res USA Limited Partners vote FOR the Consolidation. In arriving at this conclusion, the Hotel Partnership GP has relied primarily on the following factors, as well as others described under "Fairness Analysis and Opinion -- Fairness Analysis" in the Consent Solicitation: (i) its view that the expected benefits of the Consolidation for the Res USA Limited Partners outweigh the risks and potential detriments to the Res USA Limited Partners (see "Background and Reasons for the Consolidation -- Reasons for the Consolidation" in the Consent Solicitation),
(ii) its view that the Exchange Value established for Res USA and the resulting value allocable to the Res USA Limited Partners represents fair consideration for the interests held by the Res USA Limited Partners and is fair to such Res USA Limited Partners from a financial point of view and (iii) the Fairness Opinion of AAA as described below.

         Basis for Hotel Partnership GP's Belief as to Fairness.

         Comparison of Alternatives. To assist Res USA Limited Partners in evaluating the consolidation, the Hotel Partnership GP has attempted to compare the estimated value of Units to be received in the Consolidation with: (i) the face amount of Notes that will be issued to Dissenting Partners who elect to exchange the Units they receive in the Consolidation for Notes; (ii) estimates of the value of the Hotel Partnership Interests in Res USA assuming that Res USA continues as an operating business and its assets are sold in ten years (the "Continuation Value"); and (iii) estimates of the value of the Hotel Partnership Interests in Res USA on a liquidation basis, assuming that Res USA Hotels are sold at their Appraised Values and the net other proceeds (together with its Net Other Assets), after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Values of the Hotels (the "Liquidation Value") are distributed to the Partners of Res USA in accordance with the partnership agreement of Res USA. The Hotel Partnership GP has not attempted to estimate the value of Hotel Partnership Interests of Res USA following a standalone UPREIT reorganization because the Hotel Partnership GP does not believe such a reorganization is feasible and such valuation estimates would be subject to substantial uncertainties. Since the estimated value of the Units and the estimated value under the alternatives to the Consolidation are dependent upon a number of estimates, variables and assumptions, as well as varying market conditions, no assurance can be given that the estimated values indicated could be realized. However, the Hotel Partnership GP believes that analyzing the alternatives in terms of estimated values, based upon currently available market data and reasonable estimates and assumptions, establishes a reasonable basis for comparing the Units to the alternatives. The results of this comparative analysis (including the methodology and assumptions used to derive estimated values) are summarized under "Background and Reasons for the Consolidation -- Comparison of Alternative Considerations" and "Fairness Analysis and Opinion -- Comparison of Alternatives" in the Consent Solicitation.

         The following table summarizes the results of the comparative analysis described above. There can be no assurance, however, that the actual value of Units received in the Consolidation, the actual face amount of Notes offered to Dissenting Partners, the actual value of continuing Res USA or the actual net liquidation proceeds would not differ substantially from those estimated for purposes of this analysis.

                                Res USA Supp-15

              Summary of Comparative Valuation Alternatives/(1)/
               (Per $1,000 Limited Partner Original Investment)


                                                Face Amount of
                             Estimated          Notes Offered           Estimated            Estimated Liquidation
                               Value            to Dissenting          Continuation          Value if Assets Sold
Hotel Partnership          of Units/(2)/        Partners/(3)/           Value/(4)/          at Appraised Value/(5)/
-----------------          -------------        -------------          ------------         -----------------------
Res USA.............      $                   $                     $                       $

-------------------
/(1)/ A limited partner original investment of $1,000 equates to 1/100th of a Partnership Unit in Res USA.

/(2)/ Assumes that each Res USA Limited Partner is allocated Units with a value equal only to its estimated Exchange Value. The amounts in this column represent the portion of the estimated Exchange Value of Res USA that would be allocable to Res USA Limited Partners per $1,000 limited partner original investment.

/(3)/ The amounts in this column are equivalent to the portion of the Liquidation Value of Res USA that would be reflected in the Notes to be issued to Res USA Dissenting Partners per $1,000 limited partner original investment. See footnote (5) below.

/(4)/ The amounts in this column represent the estimated amount that would be distributed to Res USA Limited Partners per $1,000 limited partner original investment if Res USA was continued for ten years and then sold for its estimated value, determined using a discounted cash flow analysis applied to the anticipated cash flows from the operation and sale of each Hotel and taking into account the terms of existing debt obligations (the "Continuation Value").

/(5)/ The amounts in this column represent the amount that would be distributed to Res USA Limited Partners per $1,000 limited partner original investment if Res USA sold its Hotels at their Appraised Values as of _____ __, 1998, and distributed the net proceeds (after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Value of the Hotels) (the "Liquidation Value"), in accordance with its partnership agreement.

         Fairness Opinion. AAA, an independent, nationally recognized hotel valuation and financial advisory firm, has rendered the Fairness Opinion, attached as Appendix B to the Consent Solicitation, which concluded that: (i) the methodologies used to determine the Exchange Value of each Hotel Partnership and to allocate the Units among each of the Hotel Partnerships are fair, from a financial point of view, to the Limited Partners of each Hotel Partnership, (ii) the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership; (iii) the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners is fair and reasonable to the Limited Partners; (iv) the methodologies and the underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership and (v) the economic terms of the Leases are fair and reasonable from the standpoint of the Company. See "Fairness Analysis and Opinion -- Fairness Opinion" in the Consent Solicitation.

Federal Income Tax Considerations

         In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax
Considerations" and "Risk Factors -- Federal Income Tax Risks," Res USA Limited Partners should read carefully the following discussion of federal income


                                Res USA Supp-16
tax considerations applicable specifically to the Res USA Limited Partners. The numerical data and estimates included in this discussion are based on various factual assumptions and information which are believed by the Company and the Hotel Partnership GP to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the numerical data and estimates included herein and actual results, and the variations may be material and adverse.

         Applicability of Tax Opinions

         Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to CRFLT and the Company, has provided to CRFLT and the Company an opinion letter (substantially in the form of Appendix E to the Consent Solicitation) as to certain federal income tax consequences of the Consolidation. The opinion letter is based upon certain assumptions and certain representations provided by CRFLT, the Company and the Hotel Partnership GPs. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Hotel Partnerships prior to the Consolidation and of CRFLT, the Company and the Hotel Partnerships following the Consolidation. In addition, on the Closing Date, Hogan & Hartson expects to provide to CRFLT and the Company an opinion letter (substantially in the form of Exhibit __ to the Prospectus) as to certain federal income tax consequences relating to the Offering. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix E to the Consent Solicitation is applicable to the Res USA Limited Partners.

         The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date will be based on the same authorities as of the date of the Closing. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will not be sustained by a court if so challenged. Neither CRFLT, the Company nor the Hotel Partnership GPs have requested or plan to request any rulings from the IRS concerning the tax consequences of the Consolidation or the treatment of either the Company or CRFLT subsequent to the Consolidation.

         Tax Consequences of Formation of the Company

         Overview. Hogan & Hartson has provided an opinion to the effect that
         --------
the formation of the Company will not result in the recognition of taxable gain or loss at the time of the Consolidation to a Res USA Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Consolidation; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of the indebtedness of Res USA with proceeds from the Offering) in connection with the Consolidation in excess of his aggregate adjusted basis in his Res USA Partnership Unit at the time of the Consolidation; (iii) who does not receive Notes upon


                                Res USA Supp-17
exercise of Dissenters' Rights; (iv) who is not required to recognize gain by reason of the exercise by another Res USA Limited Partner of Dissenters' Rights and the option to receive Notes; and (v) who does not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. With respect to the foregoing exceptions to nonrecognition treatment, the Company and the Hotel Partnership GP believe that a Res USA Limited Partner who acquired his Res USA Partnership Units in the original offering of such Units for cash and who has held such Units at all times since (i) should not be considered to receive, as a result of the Consolidation, a distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of the indebtedness of Res USA with Offering proceeds) that exceeds his aggregate adjusted basis in his Res USA Partnership Unit at the time of the Consolidation, and (ii) should not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Overview" in the Consent Solicitation.

         With respect to the exercise of Dissenters' Rights, Hogan & Hartson is of the opinion that although the matter is not free from doubt, a Res USA Limited Partner who does not exercise Dissenters' Rights and elects to receive Notes in connection with the Consolidation should not be required to recognize gain by reason of another Res USA Limited Partner's exercise of such rights. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that a Res USA Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Consolidation but less than two years after such date will not cause the Consolidation itself to be a taxable transaction for the Res USA Limited Partner (or the other Res USA Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

         Amount of Deemed Cash Distribution. With respect to his Res USA
         ----------------------------------
Partnership Units, a Res USA Limited Partner will receive no actual cash distribution in connection with the Consolidation but will be deemed to receive a cash distribution in connection with the Consolidation to the extent that his share of Company liabilities immediately after the Consolidation is less than his share of Res USA liabilities immediately prior to the Consolidation (for example, because of the use of proceeds from the Offering to prepay the indebtedness of Res USA). See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. As a consequence of the Consolidation (including the use of proceeds from the Offering to prepay the indebtedness of Res USA), the Company and the Hotel Partnership GP believe, based upon and subject to the assumptions and other limitations described below, that (i) the Res USA Limited Partners' aggregate share of indebtedness should decrease by $______ (from $________ (on December 31, 1997) to $_________); and
(ii) the share of indebtedness of an individual Res USA Limited Partner who acquired his Res USA Partnership Unit in the original offering of such Units for cash and has held such Units at all times since should decrease by $_____ per Res USA Partnership Unit (from $_____ (on December 31, 1997) to $_______). For a Res USA Limited Partner who did not acquire his Res USA Partnership Units in the original offering of such Units for cash or who has not held his Res USA Partnership Units at all times since such offering, the above information could vary materially.

         Estimated Amount of Taxable Gain. A Res USA Limited Partner will
         --------------------------------
recognize taxable gain as a result of the deemed cash distribution discussed in the previous paragraph, however, only to the extent that the deemed cash distribution exceeds his adjusted tax basis in his Res USA Partnership Units immediately prior to the Consolidation. As described below, the Company and the Hotel Partnership GP estimate that as of December 31, 1997, the adjusted tax basis of a Res USA Limited Partner who acquired his Res USA Partnership Units in the original offering of such

                                Res USA Supp-18

Units for cash and has held such Units at all times since was ______ per Res USA Partnership Unit (which is greater than the deemed cash distribution of _____ per Res USA Partnership Unit discussed in the previous paragraph). Accordingly, the Company and the Hotel Partnership GP believe, based upon and subject to the assumptions and other limitations described below, that a Res USA Limited Partner who acquired his Res USA Partnership Units in the original offering of such Units for cash and has held the Units at all times since should not recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

         The adjusted tax basis of a Res USA Limited Partner who did not acquire his Res USA Partnership Units in the original offering of such Units for cash or who has not held his Res USA Partnership Units at all times since such offering could vary materially from that of a Limited Partner who did so. If a Res USA Limited Partner has an adjusted tax basis in his Res USA Partnership Units (per Res USA Partnership Unit) that is less than the adjusted tax basis of a Res USA Limited Partner who acquired his Res USA Partnership Units in the original offering of such Units for cash and has held such Units at all times since, he could recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

         Tax Treatment of Res USA Limited Partners Who Hold Units Following the Consolidation

         Initial Basis in Units. In general, a Res USA Limited Partner will have
         ----------------------
an initial tax basis in his Units ("Initial Basis") received in the Consolidation with respect to his Res USA Partnership Units equal to the basis in his Res USA Partnership Units at the time of the Consolidation, reduced to reflect any deemed cash distributions resulting from a reduction in his share of Res USA liabilities and increased to reflect any gain required to be recognized in connection with the Consolidation. As of December 31, 1997, a Res USA Limited Partner who acquired his Res USA Partnership Units in the original offering of such Units for cash and has held such Units at all times since, had an adjusted tax basis in his Res USA Partnership Units of $____ per Res USA Partnership Unit (after giving effect to the Consolidation, including the prepayment of indebtedness contemplated in connection therewith). Based upon and subject to the assumptions and other limitations described below, the Company and the Hotel Partnership GP believe that the tax basis of such a Res USA Limited Partner in his Units received in the Consolidation with respect to his Res USA Partnership Units would be $____ per Res USA Partnership Unit. For a Res USA Limited Partner who did not acquire his Res USA Partnership Units in the original offering of such Units for cash or who has not held his Res USA Partnership Units at all times since such offering, the above information could vary materially. For a discussion of the federal income tax considerations for a Limited Partner from a reduction in basis that may result from the Consolidation, see "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company -- Initial Tax Basis of Units" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels upon a Sale of Res
         ---------------------------------------------------------------------
USA Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and
----------
deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as "Book-Tax Difference"). The Company and the Hotel Partnership GP, based upon and subject to the assumptions and other limitations described below, estimate that the Book-Tax Difference of the Res USA Hotels will be $________ upon the consummation of the Consolidation.



                                Res USA Supp-19

         In the event that the Company were to sell all of the Res USA Hotels, the Partners of Res USA would be specially allocated by the Company an amount of taxable gain equal to the Book-Tax Difference with respect to the Res USA Hotels ($ ____ in the aggregate if the Res USA Hotels were sold immediately after the consummation of the Consolidation, according to the estimate in the previous paragraph). The share of such gain allocable to a Res USA Limited Partner who acquired his Res USA Partnership Units in the original offering of such Units for cash and held such Units at all times since would be $___ per Res USA Partnership Unit. The share of such gain of a Res USA Limited Partner who did not acquire his Res USA Partnership Units in the original offering of such Units for cash or who has not held his Res USA Partnership Units at all times since such offering could vary materially from this amount. If the Company were to sell one or more, but not all, of the Res USA Hotels, the former Partners of Res USA would be specially allocated by the Company an amount of taxable gain equal to that portion of the Book-Tax Difference for the Res USA Hotels that is attributable to the Res USA Hotel or Hotels sold. The Partnership Agreement does not impose any restrictions upon the Company from causing the sale of any or all of the Res USA Hotels. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Sale of Individual Hotels" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels Generally. The tax
         ------------------------------------------------------------
allocations of depreciation to the Res USA Limited Partners will change significantly as a result of the Consolidation for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the Res USA Hotels will be required to be allocated for federal income tax purposes in a manner such that the Res USA Partners are charged with the Book-Tax Difference associated with the Res USA Hotels at the time of the consummation of the Consolidation. Consequently, a Res USA Limited Partner will be allocated less depreciation with respect to the Res USA Hotels than would be the case if the Consolidation had not occurred and the Res USA Limited Partner had continued to hold his Res USA Partnership Units. Second, the Consolidation will cause the technical termination of Res USA and each of the other Hotel Partnerships under Section 708(b)(1)(B) of the Code. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the Res USA Hotels and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current life of such Hotels (which ranges from 8 years to 25 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Effect of Consolidation on Depreciation" in the Consent Solicitation.

         To illustrate the consequences of these changes for a Res USA Limited Partner, the Company and the Hotel Partnership GP estimate, based upon and subject to the assumptions and other limitations described below, that if the Consolidation were consummated on January 1, 1998, the amount of income for 1998 that would be allocated to a Res USA Limited Partner who acquired his Res USA Partnership Units in the original offering of such Units for cash and held such Units at all times since would increase by $____ per Res USA Partnership Unit (from $_____ to $_____) over the estimated amount of income that would have been allocated to such Res USA Limited Partner for 1998 if Res USA did not participate in the Consolidation. No attempt is made here to estimate the effect of the Consolidation on tax allocations in years subsequent to the 1998 taxable year, but the Consolidation is expected to effect such allocations as well. The amount of income allocable to a Res USA Limited Partner who did not acquire his Res USA Partnership Units in the original offering of such Units for cash or who has not held his Res USA Partnership Units at all times since such offering could vary materially from this amount. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels" in the Consent Solicitation.

         State and Local Taxes. Res USA Limited Partners holding Units may be
         ---------------------
subject to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this

                                Res USA Supp-20
regard, immediately following the Consolidation, the Company will own properties in 35 states across the United States. Currently, Res USA owns properties in eight states. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- State and Local Taxes" in the Consent Solicitation.

         Assumptions Used in Determining Tax Consequences of the Consolidation

         In preparing the estimates set forth above, the Company and the Hotel Partnership GP made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular Res USA Limited Partner, the tax consequences of the Consolidation to such Res USA Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH RES USA LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH RES USA LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.

         First, with respect to a Res USA Limited Partner's basis in his Res USA Partnership Units prior to the Consolidation, the Company and the Hotel Partnership GP assumed that a Res USA Limited Partner acquired his Res USA Partnership Units in the original offering of such Units for cash and has held such Units at all times since. The adjusted tax basis of a Res USA Limited Partner who did not acquire his Res USA Partnership Units in the original offering of such Units for cash could vary materially from that of a Res USA Limited Partner who did so. In this regard, it should be noted that the adjusted tax basis of a Res USA Limited Partner who acquired his Res USA Partnership Units in the original offering of such interests for cash still could vary substantially from the estimates set forth above for several reasons, including but not limited to (i) if the Res USA Limited Partner has received special allocations of items of Res USA income, gain, deduction, loss, or credit, or non-pro rata distributions, or made non-pro rata contributions; or (ii) if a Res USA Limited Partner's share of Res USA nonrecourse liabilities differs from his pro rata percentage of such liabilities immediately prior to consummation of the Consolidation. If a Res USA Limited Partner has an adjusted tax basis in his Res USA Partnership Units that is less than the tax basis of a Res USA Limited Partner who acquired his Res USA Partnership Units in the original offering of such Units for cash and has held such Units at all times since, the Consolidation might result in the receipt by the Res USA Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his Res USA Partnership Units, which could result in the recognition of income or gain.

         Second, the Company and the Hotel Partnership GP assumed that the method expected to be used by the Company to allocate liabilities among the Partners will be respected for federal income tax purposes. The Company will allocate liabilities among the Partners as described in "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Company were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to a Res USA Limited Partner are less than the amount assumed above, the Consolidation might result in the receipt by such Res USA Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such Res USA Limited Partner as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For a Res USA Limited Partner who did not acquire his Res USA Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his Res USA Partnership Units, which could result in the recognition of income or gain.

         Third, the Company and the Hotel Partnership GP assumed that all of the Hotel Partnerships will elect to participate in the Consolidation and that no Notes will be issued. If less


                                Res USA Supp-21
than all of the Hotel Partnerships elect to participate in the Consolidation, however, the Consolidation still may be consummated so long as the Minimum Participation Condition and all other conditions to consummation of the Consolidation are satisfied or waived. See "The Consolidation -- Conditions to Consummation of the Consolidation." Moreover, the Company has reserved the right to exclude any Hotel Partnership from participation in the Consolidation (even if the requisite number of Limited Partners in a Hotel Partnership have voted to approve of and participate in the Consolidation and each of the other conditions to the Consolidation has been satisfied or waived) if the Company determines that such exclusion is in its best interests. See "The Consolidation -- Right to Exclude Hotel Partnerships." If less than all of the Hotel Partnerships participate in the Consolidation, the Consolidation might result in the receipt by Res USA Limited Partners of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by Res USA Limited Partners as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For a Res USA Limited Partner who did not acquire his Res USA Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his Res USA Partnership Units, which could result in the recognition of income or gain.

         Fourth, the Company and the Hotel Partnership GP assumed that Partners in each Hotel Partnership would receive Units in the Consolidation with a value exactly equal to the Exchange Value, that CRFLT would raise gross proceeds in the Offering of $800 million, and that CRFLT would own a ____% interest in the Company as a result of the contribution of the proceeds from the Offering to the Company. With respect to the proceeds from the Offering, the Company and the Hotel Partnership GP assumed that approximately $539 million would be used to prepay certain indebtedness of the Hotel Partnerships (specifically the CBM2 Certificates, the RIBM1 Senior Mortgage and all of the outstanding indebtedness of Res USA) and that approximately $36 million would be used to pay prepayment penalties associated with these prepayments. To the extent that the value of the Units received by the Partners of Res USA in the Consolidation exceeds the Exchange Value, the aggregate Book-Tax Difference of the Res USA Hotels discussed above would increase accordingly. If proceeds from the Offering are not used to prepay the indebtedness of Res USA, the Consolidation might result in the receipt by Res USA Limited Partners of a deemed distribution of cash that is less than the deemed distribution of cash expected to be received by Res USA Limited Partners as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." However, in the event the nonrecourse liabilities actually allocable to a Res USA Limited Partner are less than the amount assumed above (including, for example, if the proceeds from the Offering exceed $800 million), the Consolidation might result in the receipt by such Res USA Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such Res USA Limited Partner as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For a Res USA Partner who did not acquire his Res USA Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his Res USA Partnership Units, which could result in the recognition of income or gain.

         Finally, the Company and the Hotel Partnership GP assumed that the Mergers will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Hotel Partnerships to the Company in exchange for Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Hotel Partnership followed by the distribution by the Hotel Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Company in exchange for Units, or (ii) the transfer by a Hotel Partnership of its assets to the Company in exchange for Units and the subsequent distribution of such Units to its Partners. If the Mergers are recharacterized in such a manner, the tax consequences of the Consolidation to the Res USA Partners likely would be materially affected.



                                Res USA Supp-22

         EACH RES USA LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH RES USA LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION. THE TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION TO A PARTICULAR RES USA LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE ESTIMATES DESCRIBED ABOVE.

         Tax Treatment of Res USA Limited Partners Who Exercise Dissenters' Rights and Elect to Receive Notes

         A Res USA Limited Partner who exercises his Dissenters' Rights and elects to receive Notes in connection with the Consolidation will be treated as having made a taxable disposition of his Res USA Partnership Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Notes) (currently estimated as $_____ per Res USA Partnership Unit) plus the portion of the Res USA liabilities allocable to the Res USA Limited Partner for federal income tax purposes (estimated as $_______ per Res USA Partnership Unit as of December 31, 1997). To the extent the amount realized exceeds the Res USA Limited Partner's adjusted basis in his Res USA Partnership Units, the Res USA Limited Partner will recognize gain. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Disposition of Units by Limited Partners" in the Consent Solicitation. In this regard, the Hotel Partnership GP estimates that, as of December 31, 1997, if Res USA sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of Res USA, the "unrecognized Section 1250 gain" per Res USA Partnership Unit would be $______ and the gain subject to tax as ordinary income under Section 1245 per Res USA Partnership Unit would be $______.

         A Res USA Limited Partner who exercises Dissenters' Rights and elects to receive Notes may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, may not permit the Res USA Limited Partner to defer all of the gain (and, to the extent that the face amount of the Notes (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Consolidation occurs exceeds $5,000,000, will require that the Res USA Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred). The Res USA Limited Partner, for instance, will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Section 1245 of the Code. In addition, to the extent that the Res USA Limited Partner's share of Res USA liabilities exceeds his adjusted tax basis in his Res USA Units immediately prior to the Consolidation, the Res USA Limited Partner will not be eligible to defer gain recognized upon the receipt of Notes. Lastly, if a Res USA Limited Partner disposes of Notes, any gain that had been deferred would be recognized in the year of disposition.

         THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR DISSENTING RES USA LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE CONSOLIDATION, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT SUCH RES USA LIMITED PARTNERS CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH RES USA LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

         Special Considerations for Res USA Limited Partners Who Are Not U.S. Persons



                                Res USA Supp-23

         The Consolidation involves special tax considerations for Res USA Limited Partners who are not U.S. Persons (for example, a citizen or resident of the United States, a partnership, corporation of other entity organized under the laws of the United States or any political subdivision thereof, or an estate or trust subject to United States income tax).

         First, a Res USA Limited Partner who is not a U.S. Person may be subject to special tax considerations with respect to the Consolidation and/or the subsequent ownership and disposition of Units in one or more countries other than the United States, including, for example, the country in which such Res USA Limited Partner resides, any countries in which he conducts business, and, if the Res USA Limited Partner is an entity, the country in which it is organized and/or has its commercial domicile. The tax laws of other countries differ significantly from those of the United States, and thus there can be no assurance that a Res USA Limited Partner who is not a U.S. Person will not incur significant adverse tax consequences as a result of the Consolidation under laws of one or more countries other than the United States. IT IS ESSENTIAL THAT A RES USA LIMITED PARTNER WHO IS NOT A U.S. PERSON CONSULT WITH HIS OWN TAX ADVISORS WITH REGARD TO ANY TAX CONSEQUENCES OF THE CONSOLIDATION AND/OR THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF OP UNITS ARISING UNDER THE LAWS OF ANY FOREIGN TAXING JURISDICTION.

         Second, under the Foreign Investment in Real Property Tax Act ("FIRPTA"), the Company may have to withhold and pay tax to the IRS in connection with the Consolidation with respect to any Res USA Limited Partner who is not a U.S. Person (even though no taxable gain for U.S. federal income tax purposes would be recognized in connection with the Consolidation) unless the Res USA Limited Partner receives from the IRS a "withholding tax certificate" showing no tax is due in connection with the Consolidation. The amount required to be withheld would be 10% of the Res USA Limited Partner's share of the liabilities of Res USA at the time of the Consolidation. To the extent that the amount withheld by the Company and paid to the IRS exceeded the Res USA Limited Partner's actual federal income tax liability attributable to the Consolidation, the Res USA Limited Partner could seek a refund from the IRS. The Units issued to any Res USA Limited Partner who is not a U.S. Person would be reduced by the amount of tax required to be withhold and paid to the IRS. A RES USA LIMITED PARTNER WHO IS NOT A U.S. PERSON SHOULD CONSULT WITH HIS TAX ADVISORS REGARDING THE PROCESS FOR OBTAINING FROM THE IRS A "WITHHOLDING CERTIFICATE" SHOWING THAT NO TAX IS DUE IN CONNECTION WITH THE CONSOLIDATION. The application for such a certificate is the responsibility of the Res USA Limited Partner and not either Res USA or the Company.

         Tax Consequences if Res USA Does Not Participate in the Consolidation

         If Res USA does not participate in the Consolidation, the Res USA Limited Partners would not have any tax consequences resulting from the Consolidation. The consequences of continued ownership of Res USA Partnership Units will be the same as would have resulted if the Consolidation had not been proposed.

                                *      *      *

         The above description is not exhaustive of all possible tax considerations associated with the Consolidation. This summary does not discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to Res USA Limited Partners in light of their particular circumstances. EACH RES USA LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH RES USA LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.



                                Res USA Supp-24

                            SELECTED FINANCIAL DATA

         The following table presents selected historical financial data derived from the Res USA financial statements for the First Three Quarters 1997 and the First Three Quarters 1996 and for the five most recent fiscal years ended January 3, 1997. The following data should be read in conjunction with Res USA's financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                 First Three Quarters                           Fiscal Years
                                ---------------------    ----------------------------------------------------------------
-----------
                                    1997       1996      1996         1995         1994         1993          1992
                                    ----       ----      ----         ----         ----         ----          ----
                                (unaudited) (amounts in thousands, except per limited partner original investment amounts)
Revenues.......................  $16,973    $16,012    $20,896      $19,788      $18,173      $16,608      $15,657

Operating profit...............    9,804      9,646     12,365       12,102       11,477        9,966        9,166
Net income.....................    5,568      5,145      6,415        6,087        5,210        3,577        2,740
Distributions:
  General Partner..............      352        365        364           95           --           --          143
  Limited Partner..............    3,179      5,359      7,031        6,802        6,359        6,181        7,438
                                 -------    -------    -------      -------      -------      -------      -------
                                   3,531      5,724      7,395        6,897        6,359        6,181        7,581
Per $1,000 limited partner
  original investment:
  Net income...................       92         90        100           95           84           56           43
  Distributions................       52         88        116          112          105          102          122
EBITDA(1)......................   13,045     12,678     16,518       16,083       15,152       13,663       12,584
Cash provided by
  operating activities.........    7,464      7,511     10,286       10,548        8,781        7,683        6,670
Cash provided by (used in)
  investing activities.........    1,759     (1,392)    (2,158)      (2,338)      (1,826)      (1,004)      (4,943)
Cash used in financing
  activities...................    9,487      6,275      8,125        7,591        6,883        6,242          140
Increase (decrease) in cash
  and cash equivalents.........     (264)      (156)         3          619           72          437        1,587
Ratio of earnings to fixed
  charges(2)...................     2.25x      2.07x       2.0x        1.94x        1.80x        1.54x        1.42x
Total assets at book value.....   86,695     91,565     90,667       92,405       93,843       95,519       98,220
Total assets at value assigned
  for consolidation............                  --         --           --           --           --           --
Cash and cash equivalents......    2,454      2,559      2,718        2,715        2,096        2,024        1,587
Total debt.....................   55,662     61,797     61,618       62,348       63,043       63,567       63,627
Partners' capital:
  Limited partners.............   27,172     25,835     25,062       25,998       27,018       28,249       30,844
  General partner..............    3,381      3,407      3,455        3,498        3,288        3,207        3,216
Book value per $1,000
  limited partner original
  investment...................      447        425        412          428          444          465          508
Exchange Value per $1,000
  limited partner original
  investment...................                  --         --           --           --           --           --

------------------

                                Res USA Supp-25

(1) EBITDA consists of the sum of net income, interest expense, depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the partnership's ability to meet debt service requirements. The partnership considers EBITDA to be an indicative measure of the partnership's operating performance due to the significance of the partnership's long-lived assets and because EBITDA can be used to measure the partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(2) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest.


Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

First Three Quarters 1997 Compared to First Three Quarters 1996

     Revenues. Revenues for the First Three Quarters 1997 increased $1 million, or 6%, to $17 million. Hotel sales increased $1 million, or 3%, to $30.4 million in the First Three Quarters 1997 reflecting the improvements in revenue per available room ("REVPAR") for the period. REVPAR is a commonly used indicator of market performance for hotels which represents the combination of the daily room rate charged and the average daily occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. Revenue and operating profit were impacted primarily by growth in REVPAR of 6%. REVPAR increased for the First Three Quarters 1997 due primarily to an increase in average room rates of 6%, while average occupancy remained unchanged. Results were further enhanced by a 1.5 percentage point increase in house profit margin. Due to the high occupancy of these properties, Res USA expects future increases in REVPAR to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

     Operating Costs and Expenses. Operating costs and expenses increased $.8 million to $7.2 million for the First Three Quarters 1997 due primarily to the accrual of incentive management fees associated with 1997 operations. Prior to 1997, base and incentive management fees were earned only to the extent they could be paid through current operating cash flow. Subsequent to 1996, any base and incentive management fees unpaid through current operating cash flow will be earned but deferred. As a percentage of revenues, operating costs and expenses were 42% and 40% of revenues for the First Three Quarters 1997 and the First Three Quarters 1996, respectively.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased by $.2 million to $9.8 million, or 58% of revenues, for the First Three Quarters 1997 from $9.6 million, or 60% of revenues, for the First Three Quarters 1996.

     Interest Expense. Interest expense decreased $.3 million to $4.5 million for the First Three Quarters 1997 due primarily to a decrease in the overall amount of debt resulting from the payoff of the $5.4 million note payable to Host.

     Net Income. Net income for the First Three Quarters 1997 increased $.5 million to $5.6 million, or 33% of revenues, compared to net income of $5.1 million, or 32% of revenues, for the First Three Quarters 1996.

1996 Compared to 1995


                                Res USA Supp-26

     Revenues. Revenues increased $1.1 million, or 6%, to $20.9 million in 1996 from $19.8 million in 1995 as a result of strong growth in REVPAR of over 4%. Hotel sales increased $2.2 million, or 6%, to $38.7 million in 1996 reflecting improvements in REVPAR for the year. The increase in REVPAR was the result of an increase in average room rates of 7% with a decrease in average occupancy of nearly two percentage points.

     Operating Costs and Expenses. Operating costs and expenses increased $.8 million, or 10%, to $8.5 million in 1996 from $7.7 million in 1995, primarily reflecting an increase in base, system and incentive management fees associated with higher levels of revenue and operating cash flow. As a percentage of hotel revenues, operating costs and expenses represented 41% of revenues for 1996 and 39% of revenues in 1995.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $.3 million to $12.4 million, or 59% of revenues, in 1996 from $12.1 million, or 61% of revenues, in 1995.

     Interest Expense. Interest expense decreased $.1 million to $6.4 million as a result of principal amortization.

     Net Income. Net income increased $.3 million to $6.4 million, or 31% of revenues, in 1996 from $6.1 million, or 31% of revenues, in 1995 due primarily to improved lodging results.

1995 Compared to 1994

     Revenues. Revenues increased $1.6 million, or 9%, to $19.8 million in 1995 from $18.2 million in 1994 as a result of strong growth in REVPAR of 6%. The increase in REVPAR was primarily the result of a 6% increase in average room rates and an increase of less than one percentage point in average occupancy.

     Operating Costs and Expenses. Operating costs and expenses increased $1 million to $7.7 million, or 39% of revenues, in 1995, from $6.7 million, or 37% of revenues, in 1994 due primarily to the payment of base and incentive management fees resulting from higher levels of operating cash flow.

     Operating Profit. Operating profit increased $.6 million, or 5%, to $12.1 million, or 61% of revenues, in 1995 from $11.5 million, or 63% of revenues, in 1994 due to the changes in revenues and operating costs discussed above.

     Interest Expense. Interest expense remained unchanged at $6.5 million for 1995 and 1994.

     Net Income. Net income increased $.9 million to $6.1 million, or 31% of revenues, in 1995, from $5.2 million, or 29% of revenues, in 1994 due to the items discussed above.

Liquidity and Capital Resources

     Cash provided by operations was $7.5 million for both First Three Quarters 1997 and the First Three Quarters 1996, respectively, and $10.3 million in 1996, $10.5 million in 1995 and $8.8 million in 1994.

     Cash provided by investing activities for the First Three Quarters 1997 was $1.8 million as a result of the expiration of restrictions on certain cash reserves, while cash used in investing activities for the First Three Quarters 1996 was $1.4 million. Cash used in investing activities was $2.2 million, $2.3 million and $1.8 million in 1996, 1995 and 1994, respectively. Res USA's cash


                                Res USA Supp-27
investing activities consist primarily of contributions to the property improvement fund and capital expenditures for improvements to existing hotels.

     Cash used in financing activities for the First Three Quarters 1997 and the First Three Quarters 1996 was $9.5 million and $6.3 million, respectively. During the First Three Quarters 1997, Res USA repaid the note payable to Host primarily using cash from its previously restricted cash reserve which became available during the period. Cash used in financing activities was $8.1 million, $7.6 million and $6.9 million in 1996, 1995 and 1994, respectively. Res USA's cash financing activities primarily consist of capital distributions to partners and the payment of principal amortization on Res USA's mortgage debt and payment of financing costs, as well as the refinancing of certain debts of the partnership.


                                Res USA Supp-28

                             FINANCIAL STATEMENTS












                                Res USA Supp-29

                   Report of Independent Public Accountants

TO THE LIMITED PARTNERS OF MARRIOTT RESIDENCE INN USA LIMITED PARTNERSHIP:

We have audited the accompanying statement of assets, liabilities and partners' capital of Marriott Residence Inn USA Limited Partnership (a Delaware limited partnership) as of January 3, 1997 and December 29, 1995 and the related statements of operations, changes in partners' capital and cash flows for each of the three fiscal years in the period ended January 3, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marriott Residence Inn USA Limited Partnership as of January 3, 1997 and December 29, 1995, and the results of its operations and its cash flows for each of the three fiscal years in the period ended January 3, 1997 in conformity with generally accepted accounting principles.


                                                             ARTHUR ANDERSEN LLP


Washington, D.C.,
October 23, 1997




                                Res USA Supp-30

                Marriott Residence Inn USA Limited Partnership
                                Balance Sheets
                     January 3, 1997 and December 29, 1995

                                                                                 1996                  1995
                                                                            -------------         --------------
ASSETS

    Property and equipment, net......................................       $  78,422,490         $   80,186,971
    Cash and cash equivalents........................................           2,718,188              2,714,940
    Restricted cash..................................................           3,793,208              3,793,208
    Property improvement fund........................................           3,193,973              2,952,451
    Due from Residence Inn by Marriott, Inc. ........................           1,024,993                809,143
    Other assets.....................................................           1,514,190              1,948,250
                                                                            -------------         --------------

         Total Assets................................................       $  90,667,042         $   92,404,963
                                                                            =============         ==============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
   Mortgage debt.....................................................       $  56,225,275         $   62,348,091
   Note payable due to Host Marriott Corporation.....................           5,392,667                     --
   Accounts payable and accrued expenses.............................             532,673                560,327
                                                                            -------------         --------------

     Total Liabilities...............................................          62,150,615             62,908,418
                                                                            -------------         --------------

PARTNERS' CAPITAL
   General Partner
     Capital contributions...........................................           3,200,000              3,200,000
     Cumulative net income, net of offering costs of $70,681
       as of January 3, 1997 and December 29, 1995...................             856,371                535,614
     Capital distributions...........................................            (601,601)              (237,551)
                                                                            --------------        ---------------

       Total General Partner's Capital...............................           3,454,770              3,498,063
                                                                            -------------         --------------

   Limited Partners
     Capital contributions...........................................          97,671,062             97,671,062
     Cumulative net income, net of offering costs of $3,692,932
       as of January 3, 1997 and December 29, 1995...................          19,201,530             13,107,139
     Capital distributions...........................................         (91,810,935)           (84,779,719)
                                                                            --------------        ---------------

     Total Limited Partners' Capital.................................          25,061,657             25,998,482
                                                                            -------------         --------------

       Total Partners' Capital.......................................          28,516,427             29,496,545
                                                                            -------------         --------------

                                                                            $  90,667,042         $   92,404,963
                                                                            =============         ==============




  The accompanying notes are an integral part of these financial statements.


                                Res USA Supp-31

                Marriott Residence Inn USA Limited Partnership
                           Statements of Operations
      For the Fiscal Years Ended January 3, 1997, December 29, 1995 and
                               December 30, 1994

                                                                  1996              1995              1994
                                                            --------------    ---------------     -------------
REVENUES
     Hotel revenues....................................     $   20,895,608    $    19,787,596     $  18,172,557
                                                            --------------    ---------------     -------------
OPERATING COSTS AND EXPENSES
     Depreciation and amortization.....................          3,726,389          3,523,142         3,404,225
     Residence Inn system fee..........................          1,471,520          1,383,142         1,300,019
     Property taxes....................................          1,426,548          1,322,162         1,384,325
     Base management fee...............................            774,482            730,764                --
     Equipment rent and other..........................            663,614            629,175           606,917
     Incentive management fee..........................            467,633             97,604                --
                                                            --------------    ---------------     -------------

         Total Operating Costs and Expenses............          8,530,186          7,685,989         6,695,486
                                                            --------------    ---------------     -------------

OPERATING PROFIT.......................................         12,365,422         12,101,607        11,477,071
Interest Expense.......................................         (6,377,022)        (6,472,841)       (6,537,778)
Interest Income........................................            426,748            457,802           270,284
                                                            --------------    ---------------     -------------
NET INCOME.............................................     $    6,415,148    $     6,086,568     $   5,209,577
                                                            ==============    ===============     =============
ALLOCATION OF NET INCOME
     General Partner...................................     $      320,757    $       304,328     $      81,790
     Limited Partners..................................          6,094,391          5,782,240         5,127,787
                                                            --------------    ---------------     -------------

                                                            $    6,415,148    $     6,086,568     $   5,209,577
                                                            ==============    ===============     =============

NET INCOME PER LIMITED PARTNER UNIT (608 UNITS)........     $       10,024    $         9,510     $       8,434
                                                            ==============    ===============     =============



  The accompanying notes are an integral part of these financial statements.


                                Res USA Supp-32

                Marriott Residence Inn USA Limited Partnership
             Statements of Changes in Partners' Capital (Deficit)
         For the Fiscal Years Ended January 3, 1997, December 29, 1995
                             and December 30, 1994


                                                        General Partner       Limited Partners              Total
                                                        ---------------       ----------------            ---------
Balance, December 31, 1993...........................     $ 3,206,458           $ 28,249,260            $ 31,455,718

     Capital distributions...........................              --             (6,358,805)             (6,358,805)

     Net income......................................          81,790              5,127,787               5,209,577
                                                          -----------           ------------            ------------

Balance, December 30, 1994...........................       3,288,248             27,018,242              30,306,490

     Capital distributions...........................         (94,513)            (6,802,000)             (6,896,513)

     Net income......................................         304,328              5,782,240               6,086,568
                                                          -----------           ------------            ------------

Balance, December 29, 1995...........................       3,498,063             25,998,482              29,496,545

     Capital distributions...........................        (364,050)            (7,031,216)             (7,395,266)

     Net income......................................         320,757              6,094,391               6,415,148
                                                          -----------           ------------            ------------

Balance, January 3, 1997.............................     $ 3,454,770           $ 25,061,657            $ 28,516,427
                                                          ===========           ============            ============



  The accompanying notes are an integral part of these financial statements.


                                Res USA Supp-33

                Marriott Residence Inn USA Limited Partnership
                           Statements of Cash Flows
      For the Fiscal Years Ended January 3, 1997, December 29, 1995 and
                               December 30, 1994

                                                                         1996             1995                1994
                                                                     -----------       -----------         -----------
OPERATING ACTIVITIES
    Net income................................................       $ 6,415,148       $ 6,086,568         $ 5,209,577
    Noncash items:
       Depreciation and amortization..........................         3,726,389         3,523,142           3,404,225
       Amortization of deferred financing
           costs as interest expense..........................           388,465           388,465             388,465
    Working capital changes:
       Due from Residence Inn By Marriott, Inc. ..............          (215,850)          483,483            (219,308)
       Accounts payable and accrued expenses..................           (27,653)           66,364              (2,334)
                                                                     -----------       -----------         -----------

    Cash provided by operations...............................        10,286,499        10,548,022           8,780,625
                                                                     -----------       -----------         -----------

INVESTING ACTIVITIES
    Additions to property and equipment, net..................        (1,916,314)       (1,926,973)           (549,132)
    Changes in restricted cash................................                --                --            (288,899)
    Changes in property improvement fund, net.................          (241,522)         (411,221)           (987,725)
                                                                     -----------       -----------         -----------

    Cash used in investing activities.........................        (2,157,836)       (2,338,194)         (1,825,756)
                                                                     -----------       -----------         -----------

FINANCING ACTIVITIES
    Capital distributions to partners.........................        (7,395,266)       (6,896,513)         (6,358,805)
    Repayment of mortgage principal...........................        (6,122,816)         (694,800)           (523,991)
    Proceeds from note payable to Host
       Marriott Corporation...................................         5,392,667                --                  --
                                                                     -----------       -----------         -----------

    Cash used in financing activities.........................        (8,125,415)       (7,591,313)         (6,882,796)
                                                                     -----------       -----------         -----------

INCREASE IN CASH AND CASH EQUIVALENTS.........................             3,248           618,515              72,073

CASH AND CASH EQUIVALENTS at beginning of year................         2,714,940         2,096,425           2,024,352
                                                                     -----------       -----------         -----------

CASH AND CASH EQUIVALENTS at end of year......................       $ 2,718,188       $ 2,714,940         $ 2,096,425
                                                                     ===========       ===========         ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
    INFORMATION:
    Cash paid for interest....................................       $ 5,989,000       $ 6,084,000         $ 6,149,000
                                                                     ===========       ===========         ===========



  The accompanying notes are an integral part of these financial statements.


                                Res USA Supp-34

                Marriott Residence Inn USA Limited Partnership
                         Notes to Financial Statements


NOTE 1.    THE PARTNERSHIP

Description of the Partnership

Marriott Residence Inn USA Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed to acquire, own and operate 11 Residence Inn by Marriott hotels (the "Inns"). The Inns are located in eight states and have a total of 1,294 suites. On December 29, 1995, Host Marriott Corporation's operations were divided into two separate companies: Host Marriott Corporation ("Host Marriott") and Host Marriott Services Corporation. The sole general partner of the Partnership is Marriott RIBM Three Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott. The Inns are managed by Residence Inn by Marriott, Inc. (the "Manager"), a wholly-owned subsidiary of Marriott International, Inc. ("MII"), as part of the Residence Inn by Marriott hotel system.

The Partnership was formed on August 21, 1991 and operations commenced on December 30, 1991 (the "Closing Date"). On the Closing Date, the Inns were contributed to the Partnership pursuant to the terms of a contribution agreement between Host Marriott, the Manager, several wholly-owned subsidiaries of Host Marriott (collectively, the "Contributing Limited Partners") and the Partnership. In consideration of their contribution, the Contributing Limited Partners received 608 limited partner interests ("Units"), representing a 95% interest, and the proceeds of a $58,000,000 mortgage loan (see Note 6). The General Partner contributed $3,200,000 for a 5% interest in the Partnership.

On June 30, 1992 (the "Initial Equity Closing Date"), the Contributing Limited Partners transferred 170 Units to non-Host Marriott investors. All remaining Units were transferred between December 31, 1992 and December 2, 1994. For U.S. Federal income tax reporting purposes (IRC Section 708 (b) (1) (B)), a termination of the Partnership occurred on March 15, 1993 (the "Remeasurement Date") as a result of the sale of 50% of the interests in the Partnership's capital and profits in the previous twelve months. As a result of the termination, for tax purposes, the Partnership was treated as distributing its properties to the partners who immediately thereafter contributed the properties to a new partnership. There were no adjustments made to these financial statements as a result of this termination.

Partnership Allocations and Distributions

Pursuant to the terms of the partnership agreement, Partnership allocations, for U.S. Federal income tax purposes, and distributions subsequent to the Initial Equity Closing Date are generally made as follows:

a. Cash available for distribution will generally be distributed (i) first, 100% to the limited partners, until the limited partners have received, with respect to such year, an amount equal to 11% of their average daily outstanding Net Invested Capital, defined as the excess of capital contributions over cumulative distributions of net refinancing and/or sales proceeds ("Capital Receipts"); (ii) second, 100% to the General Partner until the General Partner has received, with respect to such year, an amount equal to 11% of Net Invested Capital; (iii) third, 5% to the General Partner and 95% to the limited partners, until the partners have received cumulative distributions of Capital Receipts equal to the partners' capital contributions; and (iv) thereafter, 15% to the General Partner and 85% to the limited partners.

b. Capital Receipts not retained by the Partnership will be distributed (i) first, 100% to the limited partners until the limited partners have received an amount equal to the unpaid portion of a 14%


                                Res USA Supp-35

                Marriott Residence Inn USA Limited Partnership
                         Notes to Financial Statements


    return on Net Invested Capital; (ii) second, 100% to the limited partners until the partners have received cumulative distributions of Capital Receipts equal to their capital contributions; (iii) third, 100% to the General Partner until the partner has received an amount equal to the unpaid portion of a 14% return on Net Invested Capital; (iv) fourth, 100% to the General Partner until the General Partner has received cumulative distributions of Capital Receipts equal to its capital contribution; and (v) thereafter, 15% to the General Partner and 85% to the limited partners.

c. Proceeds from the sale of substantially all of the assets of the Partnership will be distributed to the partners in accordance with their capital account balances as adjusted to take into account any gain or loss resulting from such sale.

d. Net profits will generally be allocated to the partners in proportion to the distributions of cash available for distribution; however, the General Partner will not be allocated less than 1%.

e. Net losses will generally be allocated 5% to the General Partner and 95% to the limited partners.

f. Gain recognized by the Partnership will generally be allocated (i) first, to all partners whose capital accounts have negative balances until such balances are brought to zero; (ii) next, to all partners in the amount necessary to bring their respective capital account balances to an amount equal to their Net Invested Capital plus a 14% return on Net Invested Capital; and (iii) thereafter, in amounts necessary to bring the ratio of the General Partner and limited partners capital account balances in excess of capital priority amounts, as defined, to 15% and 85%, respectively.

g. Losses recognized by the Partnership will generally be allocated (i) first, 85% to limited partners and 15% to the General Partner until positive capital account balances in excess of capital priority amounts, as defined, have been eliminated; (ii) next, to all partners whose capital accounts have positive balances until such balances have been eliminated; and (iii) thereafter, 100% to the General Partner.

For financial reporting purposes, profits and losses are allocated among partners based upon their stated interests in cash available for distribution.

NOTE 2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership's records are maintained on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

The Partnership's fiscal year ends on the Friday nearest to December 31. Fiscal year 1996 included 53 weeks compared to 52 weeks for fiscal years 1995 and 1994.

                                Res USA Supp-36

                Marriott Residence Inn USA Limited Partnership
                         Notes to Financial Statements


Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost. Property and equipment contributed by Host Marriott and its affiliates has been recorded at its carryover basis. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                  Buildings and improvements               40 years
                  Furniture and equipment              4 - 10 years

All property and equipment is pledged as security for the mortgage debt described in Note 6.

The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties on an individual property basis will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

Restricted Cash Reserve

A restricted cash reserve was available to support distributions to the limited partners if, and to the extent, cash distributions for any year through 1996 otherwise would be insufficient to provide the limited partners an annualized return on the limited partners' capital contributions equal to 10.75% for 1995 and 11% for 1996. The remaining balance in the restricted cash reserve at February 15, 1997 became part of the Partnership's general working capital and was used to repay the note payable due to Host Marriott.

Deferred Financing Costs

Deferred financing costs represent the costs incurred in connection with obtaining the mortgage debt (see Note 6) and are amortized using the straight line method, which approximates the effective interest method, over the term of the loan. Accumulated amortization of the deferred financing costs were $1,945,357 and $1,556,892 as of January 3, 1997 and December 29, 1995,
respectively.

Revenues and Expenses

Revenues represent house profit from the Partnership's Inns since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to the Manager. House profit reflects hotel operating results which flow to the Partnership as property owner and represents hotel sales less property-level expenses, excluding depreciation and amortization, base, system and incentive management fees, property taxes, ground rent and equipment rent, insurance and certain other costs, which are disclosed separately in the consolidated statements of operations.

Interest Rate Swap Agreements

                                Res USA Supp-37

                Marriott Residence Inn USA Limited Partnership
                         Notes to Financial Statements


The Partnership has entered into an interest rate swap agreement to diversify certain of its debt to a fixed rate basis. The interest rate differential to be paid or received on the interest rate swap agreement is accrued as interest rates change and is recognized as an adjustment to interest expense.

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather, allocates its profits and losses to the individual Partners. Significant differences exist between the net income for financial reporting purposes and the net income as reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives for the assets, differences in the timing of recognition of certain fees and straight-line rent adjustments. As a result of these differences, the excess of the tax basis in Partnership net liabilities over the Partnership net liabilities reported in the accompanying financial statements is $12,469,327 and $17,252,102 as of January 3, 1997 and December 29, 1995, respectively.


Statement of Financial Accounting Standards

In the first quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its consolidated financial statements.

Reclassifications

Certain reclassifications were made to prior year financial statements to conform to the 1996 presentation.

NOTE 3.    REVENUES

Partnership revenues consist of the following:

                                                      1996                 1995                1994
                                                 --------------       --------------      ---------------
INN SALES
   Suites......................................  $   36,788,045       $   34,578,543      $    32,500,478
   Other operating departments.................       1,936,057            1,959,573            1,941,741
                                                 --------------       --------------      ---------------
                                                     38,724,102           36,538,116           34,442,219
                                                 --------------       --------------      ---------------

INN EXPENSES
   Departmental direct costs
      Suites...................................       7,297,185            6,747,535            6,312,650
      Other operating departments..............         717,598              718,995              721,524
   Other Inn operating expenses................       9,813,711            9,283,990            9,235,488
                                                 --------------       --------------      ---------------
                                                     17,828,494           16,750,520           16,269,662
                                                 --------------       --------------      ---------------

REVENUES.......................................  $   20,895,608       $   19,787,596      $    18,172,557
                                                 ==============       ==============      ===============

                                Res USA Supp-38

                Marriott Residence Inn USA Limited Partnership
                         Notes to Financial Statements


NOTE 4.    PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                           January 3,          December 29,
                                             1997                 1995
                                         -------------        -------------
         Land and improvements           $   9,658,977        $   9,658,977
         Buildings and improvements         71,038,777           70,833,045
         Furniture and equipment            14,875,637           13,165,055
                                         -------------        -------------
                                            95,573,391           93,657,077

         Less accumulated depreciation     (17,150,901)         (13,470,106)
                                         -------------        -------------

                                         $  78,422,490        $  80,186,971
                                         =============        =============

NOTE 5.    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. Fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts:

                                                             As of January 3, 1997           As of December 29, 1995
                                                          ---------------------------       -------------------------
                                                          Carrying         Estimated        Carrying       Estimated
                                                          Amount           Fair Value       Amount         Fair Value
                                                          -----------------------------------------------------------
Mortgage Debt                                           $56,225,275        $58,488,178      $62,348,091    $65,617,374
Note Payable due to Host Marriott                       $ 5,392,667        $ 5,392,667      $       --     $        --

The estimated fair value of Mortgage Debt and Note Payable due to Host Marriott obligations are based on the expected future debt service payments discounted at risk adjusted rates.

NOTE 6.    DEBT

Term Loan

On the Closing Date, the Partnership entered into a loan agreement with a life insurance company, as lead lender and servicer, to provide $58,000,000 of non-recourse debt (the "Term Loan"). The Term Loan is amortized on the basis of a 25-year amortization schedule commencing March 1994 with a balloon payment due at maturity on December 31, 1998.

The Term Loan is evidenced by (i) promissory notes aggregating $31,000,000 (the "Fixed Rate Notes") which bear interest at a fixed rate of 9.66% per annum and
(ii) promissory notes aggregating $27,000,000 (the "Floating Rate Notes") which bear interest at 1.85 percentage points over the three-month London Interbank Offered Rate ("LIBOR"). On the Closing Date, the Partnership entered into an interest rate swap agreement (the "Swap Agreement") with a third party to effectively fix the interest rate on the Floating Rate Notes at 9.66% per annum until maturity of the Term Loan. The counterparty's obligations under the Swap Agreement are guaranteed by the parent company of the counterparty, a national investment banking institution. The Partnership does not anticipate nonperformance by the counterparty. The Partnership's obligations under the Swap Agreement are secured by a pledge of collateral by the General Partner.

                                Res USA Supp-39

                Marriott Residence Inn USA Limited Partnership
                         Notes to Financial Statements


The Term Loan is secured by first mortgages on the Partnership's fee or leasehold interest in ten of the Inns (the "Term Loan Inns"), a security interest in all personal property associated with the Term Loan Inns including furniture and equipment, inventory, contracts and other general intangibles, and an assignment of the Partnership's rights under the management agreement. As additional security, Host Marriott provided a debt service guarantee of all amounts due under the Term Loan up to $12,000,000. On December 20, 1995, Host Marriott was released from all liability under the debt service guarantee pursuant to performance termination criteria specified in the guarantee agreement.

Raleigh Mortgage Loan

On the Closing Date, the Partnership assumed one of the Contributing Limited Partner's obligations under a nonrecourse mortgage loan in the original principal amount of $5,900,000 with respect to the Raleigh Inn. The loan carried a fixed interest rate of 10.25% and required monthly payments of interest and principal, based on a 30-year amortization schedule, until maturity on July 1, 1996. On July 1, 1996, the Raleigh Mortgage Loan was fully repaid with proceeds advanced under a loan from Host Marriott.

Note Payable to Host Marriott

On July 1, 1996, the Raleigh Mortgage Loan was repaid in full with proceeds of a $5,392,667 unsecured nonrecourse loan from Host Marriott. Interest on the loan accrues at prime plus one percent. The loan matured on April 30, 1997 with the entire $5,392,667 balance due at that time. The Partnership repaid the loan with funds in the restricted cash reserve, which became part of the Partnership's general working capital in February 1997, and cash from Partnership operations. During 1996, $209,095 of interest was paid to Host Marriott. The weighted average interest rate was 9.25% for the fiscal year ended January 3, 1997. As of January 3, 1997, the interest rate was 9.25%.

Scheduled maturities of debt at January 3, 1997 are as follows:

            1997................................$    6,152,900
            1998................................    55,465,042
                                                --------------

                                                $   61,617,942
                                                ==============

NOTE 7.     MANAGEMENT AGREEMENT

The Manager operates the Inns pursuant to a long-term management agreement with an initial term expiring December 30, 2011. The Manager has the option to extend the agreement on one or more Inns for up to five 10-year terms. The Manager earns a base management fee equal to 2% of the Inns' gross revenues, which is subordinate to payment of qualifying debt service payments, a provision for Partnership administrative expenses, payment of any amounts due Host Marriott under the debt service guarantee, and retention by the Partnership of annual cash flow from operations of $7,040,000. The Manager is also entitled to an incentive management fee equal to 20% of operating profit, as defined, in excess of $9,500,000 for each calendar year. The incentive management fee is payable out of 50% of cash flow from operations remaining after payment of debt service, provision for Partnership administrative expenses, payment of any amounts due Host Marriott under the debt service guarantee, retention by the Partnership of annual cash flow from operations of $7,040,000, payment of current base management fees, payment of amounts due pursuant to any loans from Host Marriott and deferred base management fees. Through January 3,



                                Res USA Supp-40

                Marriott Residence Inn USA Limited Partnership
                         Notes to Financial Statements


1997, base and incentive management fees not paid currently were waived by the Manager. Subsequent to January 3, 1997, any base and incentive management fees not paid will be accrued by the Partnership. For the fiscal years ended January 3, 1997 and December 29, 1995, $774,482 and $730,764 of base management fees and $467,633 and $97,604 of incentive management fees, respectively, were paid to the Manager.

The management agreement also provides for a Residence Inn system fee equal to 4% of suite revenues. In addition, the Manager is reimbursed for each Inn's pro rata share of the actual costs and expenses incurred in providing certain services ("Chain Services") on a central or regional basis to all hotels operated by the Manager. As franchisor of the Residence Inn by Marriott system, the Manager maintains a marketing fund to pay the costs associated with certain system-wide advertising, promotional and public relations materials and programs and the operation of a toll-free reservation system. Each Inn contributes 2.5% of suite revenues to the marketing fund. For fiscal years 1996, 1995 and 1994, the Partnership paid Residence Inn system fees of $1,471,520, $1,383,142 and $1,300,019, reimbursed the Manager for $748,229, $718,555 and $713,470 of Chain
Services and contributed $919,701, $864,464 and $812,512 to the marketing fund, respectively. The Partnership is required to provide the Manager with working capital to meet the operating needs of the Inns. As of January 3, 1997 and December 29, 1995, $642,500 has been advanced to the Manager for working capital.

The management agreement also provides for the establishment of a property improvement fund for the Inns. Contributions to the property improvement fund are equal to 5% of gross revenues of each Inn. For fiscal years 1996, 1995 and 1994, the Partnership contributed $1,936,000, $1,827,000 and $1,722,000 respectively, to the property improvement fund.

Pursuant to the terms of the contribution agreement, to the extent that the Partnership's net cash flow, as defined, for the fiscal year is less than $6,536,000 in 1995 and $6,688,000 in 1996, the Contributing Limited Partners are required to refund to the Partnership a portion of prior distributions received as a "post closing adjustment" to the contribution value of the Inns. The maximum post closing adjustment in any fiscal year is $9,600,000 and will occur only if the available restricted cash reserves are exhausted. As of January 3, 1997, there has been no post closing adjustment paid to the Partnership. The post closing adjustment period expired on February 15, 1997.

NOTE 8.    MERIDEN GROUND LEASE

On the Closing Date, the Partnership assumed all of Host Marriott's rights and obligations as tenant under the ground lease with respect to the land on which the Meriden Inn is located. The initial term of the ground lease will expire on August 14, 2013. The Partnership will have the option to extend the term thereof for up to ten consecutive periods of five years each. Rent for the initial term in the amount of $1,200,000 was prepaid by Host Marriott and is amortized on a straight-line basis over the initial term of the lease. Rent after the initial term will be prepaid in varying amounts at the beginning of each applicable extended term. As of January 3, 1997 and December 29, 1995, accumulated amortization of the prepaid ground rent was $228,601 and $183,006, respectively.

                                Res USA Supp-41

                Marriott Residence Inn USA Limited Partnership
                            Condensed Balance Sheet
                              September 12, 1997
                           (Unaudited, in thousands)

ASSETS

   Property and equipment, net.....................................        $    79,975
   Cash and cash equivalents.......................................              2,454
   Property improvement fund.......................................                690
   Due from Residence Inn by Marriott, Inc. .......................                643
   Other assets....................................................              2,933
                                                                           -----------

                                                                           $    86,695
                                                                           ===========

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
   Mortgage debt...................................................        $    55,662
   Accounts payable and accrued expenses...........................                480
                                                                           -----------
     Total Liabilities.............................................             56,142
                                                                           -----------

PARTNERS' CAPITAL
   General Partner.................................................              3,381
   Limited Partners................................................             27,172
                                                                           -----------
     Total Partners' Capital.......................................             30,553
                                                                           -----------

                                                                           $    86,695
                                                                           ===========





        The accompanying notes are an integral part of these condensed financial statements.

                                Res USA Supp-42

                Marriott Residence Inn USA Limited Partnership
                      Condensed Statements of Operations
    For the Thirty-six Weeks Ended September 12, 1997 and September 6, 1996
                           (Unaudited, in thousands)

                                                          1997            1996
                                                       ----------      ----------
REVENUES
   Hotel revenues....................................  $   16,973      $   16,012
                                                       ----------      ----------
OPERATING COSTS AND EXPENSES
   Depreciation and amortization.....................       3,019           2,737
   Residence Inn system fee..........................       1,156           1,115
   Property taxes....................................       1,082           1,113
   Base management fee...............................         565             533
   Equipment rent and other..........................         503             544
   Incentive management fee..........................         844             324
                                                       ----------      ----------
     Total Operating Costs and Expenses..............       7,169           6,366
                                                       ----------      ----------
OPERATING PROFIT.....................................       9,804           9,646
Interest expense.....................................      (4,458)         (4,796)
Interest income......................................         222             295
                                                       ----------      ----------
NET INCOME...........................................  $    5,568      $    5,145
                                                       ==========      ==========






        The accompanying notes are an integral part of these condensed financial statements.


                                Res USA Supp-43

                Marriott Residence Inn USA Limited Partnership
                      Condensed Statements of Cash Flows
    For the Thirty-six Weeks Ended September 12, 1997 and September 6, 1996
                           (Unaudited, in thousands)

                                                                           1997                 1996
                                                                           ----                 ----
OPERATING ACTIVITIES
   Net income.........................................................   $  5,568             $  5,145
   Noncash items:
     Depreciation and amortization....................................      3,019                2,737
     Amortization of deferred financing
     costs as interest expense........................................        291                  291
   Changes in working capital accounts:
     Due from Residence Inn by Marriott, Inc. ........................     (1,361)                (628)
     Accounts payable and accrued expenses............................        (53)                 (34)
                                                                         ---------            ---------

   Cash provided by operations........................................      7,464                7,511
                                                                         ---------            ---------

INVESTING ACTIVITIES
   Additions to property and equipment, net...........................     (4,538)                (835)
   Changes in restricted cash.........................................      3,793                   --
   Changes in property improvement fund, net..........................      2,504                 (557)
                                                                         ---------            ---------

   Cash provided by (used in) investing activities....................      1,759               (1,392)
                                                                         ---------            ---------

FINANCING ACTIVITIES
   Capital distributions to partners..................................     (3,531)              (5,724)
   Repayment of mortgage principal....................................       (563)              (5,944)
   Proceeds from note payable to Host Marriott........................         --                5,393
   Repayment of note payable to Host Marriott.........................     (5,393)                  --
                                                                         ---------            ---------

   Cash used in financing activities..................................     (9,487)              (6,275)
                                                                         ---------            ---------

DECREASE IN CASH  AND CASH EQUIVALENTS................................       (264)                (156)

CASH AND CASH EQUIVALENTS at beginning of year........................      2,718                2,715
                                                                         ---------            ---------

CASH AND CASH EQUIVALENTS at end of year..............................   $  2,454             $  2,559
                                                                         =========            =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
   Cash paid for interest.............................................   $  4,167             $  4,505
                                                                         =========            =========





        The accompanying notes are an integral part of these condensed financial statements.

                                Res USA Supp-44

                Marriott Residence Inn USA Limited Partnership
                    Notes to Condensed Financial Statements


1. The accompanying condensed financial statements have been prepared by Marriott Residence Inn USA Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's audited financial statements for the fiscal year ended January 3, 1997 included in this Prospectus Supplement. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

     The net income of the Partnership is allocated 99% to the limited partners and 1% to the General Partner. Significant differences exist between the net income for financial reporting purposes and the net income for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets, and differences in the timing of the recognition of incentive management fee expense.

2. Revenues represent house profit of the Partnership Inns since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Inns to the Residence Inn by Marriott, Inc. (the "Manager"), a wholly owned subsidiary of Marriott International, Inc. House profit reflects the net revenues flowing to the Partnership as property owner and represents Inn operating results less property-level expenses, excluding depreciation and amortization, base, system and incentive management fees, property taxes, insurance and certain other costs, which are classified as operating costs and expenses. Revenues consist of the following (in thousands):

                                                          Thirty-six Weeks Ended
                                                      ------------------------------
                                                      September 12,      September 6,
                                                          1997              1996
                                                          ----              ----
     INN SALES
     Suites........................................    $  28,887         $  27,874
     Other operating departments...................        1,470             1,483
                                                       ---------         ---------
                                                          30,357            29,357
                                                       ---------         ---------

     INN EXPENSES
     Departmental Direct Costs
          Suites...................................        5,512             5,440
          Other operating departments..............          544               562
     Other Inn operating expenses..................        7,328             7,343
                                                       ---------         ---------
                                                          13,384            13,345
                                                       ---------         ---------

     REVENUES......................................    $  16,973         $  16,012
                                                       =========         =========

3. In February 1997, the remaining balance of $3,793,208 in the restricted cash reserve became part of the Partnership's general working capital. On February 28, 1997, the Partnership utilized these funds to make a partial repayment on the note payable to Host Marriott Corporation. The remainder of $1,599,459 on the note was paid on June 2, 1997 from operating cash.

                                Res USA Supp-45

                Marriott Residence Inn USA Limited Partnership
                    Notes to Condensed Financial Statements

4. Prior to January 1, 1997, pursuant to the management agreement, the Manager waived base and incentive management fees not paid by the Partnership. Beginning in January 1997, base and incentive management fees not paid are considered contingent fees and are payable from cash flow available after the payment of current management fees. Current incentive management fees are payable out of 50% of cash flow from operations remaining after payment of debt service, provision for Partnership administrative expenses, retention by the Partnership of annual cash flow from operations of $7,040,000, payment of current base management fees, payment of amounts due pursuant to any loans from Host Marriott and deferred base management fees.

                                Res USA Supp-46

                            CRF LODGING COMPANY, L.P.

                    Supplement Dated __________ __, 1998 for
     Prospectus/Consent Solicitation Statement Dated _________ __, 1998 for
                  Fairfield Inn by Marriott Limited Partnership

         On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation") dated _______________ __, 1998, of which this Supplement (the "Supplement") is a part, CRF Lodging Company, L.P. (the "Company"), a newly formed Delaware limited partnership, whose sole general partner will be CRF Lodging Trust ("CRFLT"), a Maryland real estate investment trust, is proposing the consolidation (the "Consolidation") of Fairfield Inn by Marriott Limited Partnership ("FIBM"), a Delaware limited partnership, and up to five other limited partnerships (the "Hotel Partnerships") into an umbrella partnership real estate investment trust (an "UPREIT") in order to consolidate and expand the limited service and extended-stay hotel businesses currently conducted separately by the Hotel Partnerships and Host Marriott Corporation ("Host"). Limited Partners of FIBM are being asked to approve the Consolidation as described in the Consent Solicitation. Upon approval of the Consolidation, a newly formed direct or indirect wholly owned subsidiary of the Company (the "Merger Partnership") will be merged with and into FIBM with FIBM being the surviving entity. In the merger, partners of FIBM will receive units of limited partnership interest in the Company ("Units") in exchange for their interests in FIBM.

         Following the Consolidation, the Company will own a portfolio of up to 221 limited service and extended-stay hotels operating under three Marriott brand names (Courtyard by Marriott(R), Residence Inn by Marriott(R) and Fairfield Inn by Marriott(R)) (the "Hotels"). Concurrently with the Consolidation, CRFLT will consummate an initial public offering (the "Offering") of its common shares of beneficial interest (the "Common Shares") and contribute the proceeds thereof to the Company in exchange for Units. Following the Offering, CRFLT anticipates that its Common Shares will be listed on the New York Stock Exchange ("NYSE"). Beginning one year after the Consolidation (the "Initial Holding Period"), Limited Partners will have the right to redeem their Units and receive, at the election of CRFLT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right"). CRFLT expects to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

         Marriott FIBM Corporation (the "Hotel Partnership GP"), the general partner of FIBM, believes that the terms of the Consolidation provide substantial benefits and are fair to the Limited Partners of FIBM and recommend that all Limited Partners of FIBM vote FOR the Consolidation.

         Limited Partners of FIBM should consider the risks and other considerations described more fully in the Consent Solicitation under "Risk Factors," including the following:

        .There is uncertainty at the time of voting as to the Hotel
         Partnerships that will participate in the Consolidation and thus, uncertainty as to the size and leverage of the Company until after the end of the Solicitation Period.
        .The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in a fixed portfolio, limited life partnership where a Limited Partner could receive a distribution upon liquidation of the partnership into an investment in a public real estate company which expects to acquire additional hotels and where a Limited Partner likely may realize value from his investment only through a sale of Common Shares received pursuant to the Unit Redemption Right.
        .As a result of the Consolidation, a Limited Partner of FIBM, which owns 50 Fairfield Inns, will own an interest in a much larger portfolio of Hotels, including up to 121 Courtyard Hotels and 50 Residence Inns, and a material adverse change affecting any of the

                                  FIBM Supp-1

         Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously held an interest in such asset.
        .No independent representative was retained to negotiate on behalf of the Limited Partners of FIBM or the other Hotel Partnerships. If one had been, the terms of the Consolidation may have been more favorable to the Limited Partners of FIBM or the other Hotel Partnerships.
        .Conflicts of interest exist in connection with the structuring of the Consolidation, including the fact that subsidiaries of Host serve as general partners of all of the Hotel Partnerships and other subsidiaries of Host will serve as the Lessees of the Hotels. Such conflicts of interest may result in decisions that do not fully reflect the interests of all Partners in the Hotel Partnerships.
        .Host and its subsidiaries will realize substantial benefits from the Consolidation, including receipt of Units having an estimated value of at least $____ million in exchange for their Hotel Partnership Interests in FIBM (representing a 1% general partner interest and a 9.95% limited partner interest)($___ million in the aggregate for their Hotel Partnership Interests in all of the Hotel Partnerships) (based upon the estimated Exchange Values), $_______ million in cash from the sale of two limited service and extended-stay hotels owned by Host (the "Acquisition Hotels") based upon their aggregate Appraised Value, as adjusted, economic benefits under the Leases and, because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the ability to defer significant potential tax liabilities attributable to taxable gain in excess of sale proceeds of approximately $_____ million.
        .The allocation of Units among the Hotel Partnerships is based upon their respective Exchange Values, the calculation of which involves numerous assumptions and estimates. There is no assurance that the value of the Units to be received in the Consolidation equals the fair market value of the Hotels and other assets contributed by the Hotel Partnerships.
        .Current federal income tax law prohibits the Company from operating the Hotels directly. Therefore, the Company will be substantially dependent upon the Lessees and Managers for its revenue and the Company will have limited control over the operations of the Hotels.
        .Approval of the Consolidation by Limited Partners holding a majority of the outstanding Partnership Units of FIBM will bind all Limited Partners of FIBM. Host and its subsidiaries own approximately 11% of the outstanding Hotel Partnership Interests in FIBM.
        .Limited Partners of Hotel Partnerships who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their Hotel Partnership Interests but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value (as defined herein) of their Hotel Partnership Interests. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario (as defined herein), the Company would have had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million.
        .There are limitations on actual or constructive ownership of more than
         9.9% of the number or value of CRFLT's outstanding Common Shares. .Taxation of CRFLT as a regular corporation if it fails to qualify as a
         REIT and taxation of the Company as a corporation if it fails to qualify as a partnership for federal income tax purposes, either of which would, among other things, result in a decrease in cash available for distribution and a material reduction in the value of the Common Shares and Units.

         The effects of the Consolidation may be different for Limited Partners of the various Hotel Partnerships. This Supplement has been prepared to highlight for the Limited Partners of FIBM (the "FIBM Limited Partners") the risks, benefits, effects and fairness of the Consolidation and to provide additional information specific to FIBM. Supplements have also been prepared for each of the other Hotel Partnerships. This Supplement, together with the supplements of the other Hotel Partnerships (collectively, the "Supplements"), are a part of the Consent Solicitation Statement. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the Hotel Partnership GP will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to:______________________

                                  FIBM Supp-2

         The Consolidation is subject to various conditions, one of which is that at least four Hotel Partnerships, including CBM1, CBM2 and RIBM1, must approve the Consolidation (the "Minimum Participation Condition"). See "The Consolidation -- Conditions to the Consolidation" in the Consent Solicitation. For purposes of this Supplement, the term Minimum Participation shall refer to the participation in the Consolidation by each of those Hotel Partnerships and FIBM.

         All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein assumes the Consolidation occurs with an Offering yielding gross proceeds of $800 million, all Hotel Partnerships participate, no Notes are issued and $539 million of outstanding indebtedness is repaid (the "Full Consolidation Scenario").

Risk Factors

         In deciding whether to approve the Consolidation, FIBM Limited Partners should consider certain risks and other factors. The Hotel Partnership GP believes that FIBM Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations:"

         Uncertainties at the Time of Voting. There are several uncertainties at the time the Limited Partners must vote on the Consolidation, including (i) the identity of the Hotel Partnerships that will participate in the Consolidation and, thus, the Hotels that will be acquired by the Company (which will affect such matters as the size, scope and leverage of the Company), (ii) the Exchange Value for each Hotel Partnership (which will be adjusted for changes in working capital, indebtedness and various other items prior to the Closing Date) and
(iii) the costs of prepaying certain indebtedness of the Hotel Partnerships (which costs will be determined based upon the interest rates on applicable U.S. Treasuries at the time of the prepayment). See "Determination of Exchange Values and Allocation of Units."

         Fundamental Change in Nature of Investment; Potential Underperformance. The Consolidation involves a fundamental change in the nature of a Limited Partner's investment from an investment in which a Limited Partner participates in the profits from the operation of the Hotels and is entitled to receive distributions from any net proceeds of a sale or refinancing of FIBM's assets, to an investment in an entity who will receive rents from the lessees which will bear the risks and receive the benefits from the hotels' operation and Limited Partners likely may realize the value from their investment only through the exercise of the Unit Redemption Right and sale of the Common Shares received as a result thereof and not from liquidation proceeds. Continuing FIBM would allow FIBM Limited Partners an opportunity to eventually receive liquidation proceeds from the sale of FIBM's properties, and an FIBM Limited Partner's share of these sale proceeds could be higher than the amount a limited partner might realize from the sale of Units or exercise of the Unit Redemption Right (or payments on Notes received by any Dissenting Partner). In addition, the Company has the ability to acquire additional hotels, can reinvest proceeds from sales or refinancings of existing hotels in additional hotels and has a general partner that is a publicly traded entity. An investment in the Company may not outperform an investment in FIBM. See "Comparison of Hotel Partnership Interests, Units and Common Shares."

         Exposure to Risks from Other Hotels and Brands. As a result of the Consolidation, Limited Partners of FIBM, which owns 50 Fairfield Inns, will own interests in a much larger partnership with a broader range of assets, including up to 121 Courtyard Hotels and 50 Residence Inns. A material adverse change affecting one of the Company's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected asset. In addition, each of the three Marriott brands which initially will comprise the Company operates in a different market segment and targets different consumers, and, as a result, may be affected differently in different economic and market conditions.

                                  FIBM Supp-3

         Limitations on Sales or Refinancings of the Courtyard Hotels. Because of substantial taxable gains that would be recognized by the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, none of the assets of CBM1 and CBM2 (the "Courtyard Hotels") can be sold for a period of ___ years from the Closing Date of the Consolidation (other than pursuant to a tax-deferred exchange) without the consent of Host (the "Lock-out Provisions"). Such Lock-out Provisions are only applicable so long as Host holds the Units received in the Consolidation relating to its Hotel Partnership Interests in CBM1 and CBM2 and has not transferred, sold or otherwise disposed of such Units in a taxable transaction. In addition, the Partnership Agreement contains certain restrictions regarding the ability of the Company to repay or refinance indebtedness secured by the Courtyard Hotels. These restrictions will limit the ability of the Company to change its portfolio in response to market conditions and to the extent the Courtyard Hotels do not perform as well as the Residence Inns or Fairfield Inns in its portfolio, the Company will have limited flexibility to dispose of any such underperforming assets even if such disposal would be in the best interests of the Company.

         Conflicts of Interest in the Consolidation. Conflicts of interest exist in connection with the Consolidation which include conflicts arising from the fact that subsidiaries of Host serve as the Hotel Partnership GP of FIBM (which holds a 1% general partner interest and a 9.95% limited

                                  FIBM Supp-4
partner interest in FIBM) and as Hotel Partnership GPs of the other Hotel Partnerships (with varying interests) and other subsidiaries of Host will serve as Lessees of the Hotels at the same time as the Hotel Partnership GP is recommending the Consolidation and is involved in establishing the terms and structure of the Consolidation, including the structuring of the Leases. In addition, Host and its subsidiaries will receive substantial benefits from the Consolidation. These conflicts of interest may result in decisions that do not fully reflect the interests of all Limited Partners of FIBM or the other Hotel Partnerships.

         Substantial Benefits to Related Parties. The Consolidation will permit Host to continue to be involved in the ownership and operation of the Hotels and realize substantial benefits therefrom. Host and its subsidiaries will receive Units with an estimated value of at least $____ million in exchange for their Hotel Partnership Interests in FIBM ($____ million in the aggregate for their Hotel Partnership Interests in all of the Hotel Partnerships) (based upon the estimated Exchange Values) and $___ million in cash from the sale of the Acquisition Hotels to the Company (based upon their aggregate Appraised Value, as adjusted). Subsidiaries of Host will be the Lessees of the Hotels and may receive significant economic benefits in connection with the Leases, including the receipt of income to the extent sales from the Hotels exceed operating costs and expenses payable by the Lessees, management fees and rental payments to the Company. Because the Consolidation has been structured to permit all Partners (including the Limited Partners) to defer recognition of gain, the Consolidation will also permit the Hotel Partnership GPs of CBM1 and CBM2, which are subsidiaries of Host, to defer significant tax liabilities attributable to taxable gain in excess of sale proceeds (estimated at approximately $____ million) that otherwise would be incurred upon any sale of the Courtyard Hotels (other than in a tax-deferred exchange such as the Consolidation) or upon substantial reductions in the amount of debt now secured by the Courtyard Hotels. In the case of the Courtyard Hotels, the Partnership Agreement imposes certain restrictions on the sale of such Hotels and the refinancing, prepayment or reduction of the debt secured by those Hotels for ___ years from the Closing Date of the Consolidation without the consent of Host, in order to defer the recognition of gain, which gain would be disproportionately borne by the Hotel Partnership GPs of CBM1 and CBM2 because of prior allocations to them of tax losses. The Company also will repay, either in cash or Common Shares, at the election of a subsidiary of Host, a loan of approximately $13 million owed to such subsidiary of Host by CBM1.

         Method of Allocation of Units. The allocation of Units among the Hotel Partnerships will be based upon their respective Exchange Values, which in turn are based upon the Appraised Value of each Hotel Partnership's Hotels as adjusted for such things, among others, as net non-real estate assets (including cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables) and cash reserves) ("Net Other Assets"), existing indebtedness (including an adjustment for prepayment and defeasance costs), deferred maintenance and FF&E shortfalls, deferred management fees and Consolidation Expenses. There is, however, no assurance that the value of the Units to be received by participants in the Consolidation will equal the fair market value of the Hotels and other assets contributed by such participants.

         Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Limited Partners of FIBM or any of the other Hotel Partnerships. The Hotel Partnership GP has obtained an opinion from American Appraisal Associates, an independent, nationally recognized hotel valuation and financial advisory firm ("AAA"), as to (i) the fairness, from a financial point of view, to the Limited Partners of each Hotel Partnership, of the methodologies used to determine the Exchange Value of FIBM and each other Hotel Partnership and the allocation of Units among each of the Hotel Partnerships in the Consolidation, (ii) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels), (iii) the fairness and reasonableness to the Limited Partners of each Hotel Partnership of the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners, (iv) the fairness and reasonableness, from the standpoint of each Hotel Partnership, of the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) and (v) the fairness and reasonableness, from the Company's standpoint, of the economic terms of the Leases. However, AAA has not negotiated with the Hotel Partnership GP and has not participated in establishing the terms of the Consolidation. Consequently, the terms and conditions of the Consolidation may have been more favorable to FIBM Limited Partners or the Limited Partners of the other Hotel Partnerships if such terms and conditions were the result of arm's length negotiations.

         Lack of Control over Hotel Operations. Due to current federal income tax law prohibitions on a REIT's ability to derive revenues directly from the operation of a hotel, the Company will lease its Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. Neither CRFLT nor the Company will operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Company will have certain rights as lessor under the Leases (including control over certain owner-funded capital expenditures), neither CRFLT nor the Company will have the authority to require the Lessees or the Managers to operate the Hotels in any particular manner or to govern any particular aspect of their operation.

         Expiration of Leases. The Leases expire at the end of ___ years and there can be no assurance that such Leases will be renewed. If such Leases are terminated at the end of their terms, the Company will be required to find other lessees (which lessees must be satisfactory to the Managers). There can be no assurance as to whether satisfactory lessees could be found or as to the terms or conditions on which the Company would be able to enter into new leases with such lessees.

         The Company's Dependence on the Lessees and Managers for Revenue. The Company will be dependent upon the Lessees for its revenue, and the Lessees' ability to pay rent to the Company will be substantially dependent upon the Managers' ability to operate the Hotels profitably.

         No Limitation on Debt. There are no limitations in CRFLT's or the Company's organizational documents which limit the amount of indebtedness either may incur.

                                  FIBM Supp-5

         Risks of Leverage. The Company has substantial indebtedness. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company had outstanding indebtedness totaling $780 million. The Company's business is capital intensive and the Company will have significant capital requirements in the future. The Company's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Company, (iii) make distributions to partners, (iv) pursue its acquisition strategy, or (v) compete effectively or operate successfully under adverse economic conditions.

         Original Anticipated Holding Period Expires in Three Years. In the original offering document of FIBM, the Hotel Partnership GP stated that it expected to sell its Hotels before the end of 2000, at which time FIBM would be liquidated. An FIBM Limited Partner's share of the proceeds from a liquidation of FIBM could be higher than what a limited partner might realize, following the Initial Holding Period, from a sale of Common Shares received pursuant to the Unit Redemption Right.

         Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the loan agreements with respect to outstanding indebtedness of FIBM and the other Hotel Partnerships, the rental revenues received by the Company under the Leases will first be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy all other obligations of the Company (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners (including CRFLT).

         Ownership Limitations. No person may own in excess of 9.9% of the number or value of outstanding Common Shares of CRFLT, without the consent of the Board of Trustees of CRFLT, in its sole and absolute discretion. During the period of time subsidiaries of Host are acting as Lessees, Host and its affiliates are prohibited from owning in excess of 4.9% (by value) of the Company.

         Majority Vote of FIBM Limited Partners Binds All FIBM Limited Partners. Approval of the Consolidation by FIBM Limited Partners holding a majority of the outstanding Partnership Units of FIBM will cause FIBM to participate in the Consolidation, and such approval will bind all FIBM Limited Partners, including FIBM Limited Partners who voted against or abstained from voting with respect to the Consolidation. Host and its subsidiaries own approximately 11% of the outstanding Partnership Units of FIBM.

         Effect of Subsequent Events upon Recognition of Gain. Even though the FIBM Limited Partners who do not receive Notes as a result of exercising Dissenters' Rights generally are not expected to recognize significant taxable gain at the time of the Consolidation, there are a variety of events and transactions (including the sale of one or more of the Hotels or the reduction of indebtedness securing one or more of the Hotels) that could cause an FIBM Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Effect of Subsequent Events." The Partnership Agreement does not impose any restrictions on the Company's ability to dispose of the Hotels or to refinance debt secured by the Hotels, other than with respect to the Courtyard Hotels (which restriction can be waived with the consent of Host). In addition, the Partnership Agreement expressly provides that CRFLT, as general partner of the Company, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Company to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of Units -- Sales of Assets and Lock-out Provisions."

         Failure of the Company to Qualify as a Partnership for Tax Purposes. Taxation of the Company as a corporation if it fails to qualify as a partnership, and the Company's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to holders of Units, would cause CRFLT to fail to qualify as a REIT for tax purposes, and could cause the holders of Units to recognize taxable gain at the time the Company ceases to qualify as a partnership.

         Failure of CRFLT to Qualify as a REIT for Tax Purposes. Taxation of CRFLT as a corporation if it fails to qualify as a REIT, and CRFLT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to CRFLT's shareholders and reducing materially the value of the Common Shares and Units.

         Tax Consequences for FIBM Limited Partners Who Are Not U.S. Persons. An FIBM Limited Partner who is not a U.S. Person may be subject to special tax considerations with respect
                                  FIBM Supp-6
to the Consolidation and/or the subsequent ownership and disposition of Units in one or more countries other than the United States, including, for example, the country in which such FIBM Limited Partner resides, any countries in which he conducts business, and, if the FIBM Limited Partner is an entity, the country in which it is organized and/or has its commercial domicile. In addition, the Company may have to withhold and pay tax to the IRS in connection with the Consolidation with respect to any FIBM Limited Partner that is not a U.S. Person (even though no taxable gain for U.S. federal income tax purposes would be recognized in connection with the Consolidation) unless the FIBM Limited Partner receives from the IRS a "withholding tax certificate" showing no tax is due in connection with the Consolidation.

         State and Local Taxes. FIBM Limited Partners holding Units may be subject to state and local taxation in a number of jurisdictions in which CRFLT directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Consolidation, CRFLT will own properties in 35 states across the United States. Currently, FIBM owns properties in 16 states.

         Dissenting Partners Have No Cash Appraisal Rights and May Elect to Receive Only Notes. FIBM Limited Partners who vote against the Consolidation and comply with certain specified procedures ("Dissenting Partners") will not have a right to receive cash based on an appraisal of their interests in FIBM or otherwise, but instead can elect to tender the Units they receive in the Consolidation in exchange for unsecured seven-year notes (the "Notes"), for which there will be no public market, in an amount equal to the Liquidation Value of their Hotel Partnership Interests. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full face amount of the Notes only if they hold the Notes to maturity, which is approximately seven years after the Consolidation, or if the Company repays or refinances the Notes at or prior to maturity or realizes net sales or excess refinancing proceeds from Hotels owned by a Noteholder's former Hotel Partnership. Because the Notes are unsecured obligations of the Company, they will be effectively subordinate to all secured debt of the Company and all obligations of the Hotel Partnerships which will be the owners of the Hotels. As of September 12, 1997, on a pro forma basis assuming the Full Consolidation Scenario, the Company would have had aggregate consolidated liabilities to which the Notes were effectively subordinated of approximately $939 million. See "Rights of Dissenting Partners" and "Description of the Notes."

Expected Benefits of the Consolidation

         The Hotel Partnership GP believes that participating in the Consolidation would likely be beneficial to the FIBM Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Consolidation -- Expected Benefits of the Consolidation." These benefits, which should be viewed as alternatives to continuing the business and operations of FIBM, are expected to include:

         . Enhanced Liquidity of Investment. The Consolidation will offer FIBM Limited Partners significantly enhanced liquidity with respect to their investments in FIBM because, after expiration of the Initial Holding Period, FIBM Limited Partners would be able to exercise their Unit Redemption Right (subject to certain limited exceptions) and receive, at CRFLT's election, either freely tradable Common Shares

                                  FIBM Supp-7
                  of CRFLT or the cash equivalent thereof. The exercise of the Unit Redemption Right, however, would result in recognition of taxable income or gain at that time.

         . Public Market Valuation of Assets. The Hotel Partnership GP believes that the public market valuations of the equity securities of many publicly traded real estate companies, including REITs that focus on the lodging industry, are in part based upon the growth potential of such companies and currently exceed the private market values of their real estate assets. There can be no assurance, however, that the Common Shares of CRFLT will trade at a premium to the private market values of the Hotels or that the relative pricing differential will not change or be eliminated in the future.

         .        Regular Quarterly Cash Distributions. The Hotel Partnership
                  GP expects that the Company will make regular quarterly cash distributions to holders of Units in proportion to their percentage interests in the Company. While these distributions may not be higher than FIBM's current distributions, the ability to receive distributions quarterly and in regular amounts would be enhanced.

         . Substantial Tax Deferral. The Hotel Partnership GP expects that FIBM Limited Partners who do not exercise Dissenters' Rights generally should be able to obtain the benefits of the Consolidation while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their interests in FIBM that otherwise would be recognized in the event of a liquidation of FIBM or a sale or other disposition of its Hotels in a taxable transaction. Thereafter, such FIBM Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotels currently owned by FIBM are sold or otherwise disposed of in a taxable transaction by the Company. The federal income tax consequences of the Consolidation are highly complex and, with respect to each FIBM Limited Partner, are dependent upon many variables, including the particular circumstances of such FIBM Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company" in the Consent Solicitation. Each FIBM Limited Partner is urged to consult with his own tax advisors as to the consequences of the Consolidation in light of his particular circumstances.

         . Risk Diversification. The consolidation of the Hotels, as well as future hotel acquisitions by the Company, will diversify the investment risks to FIBM Limited Partners over a broader group of hotels, geographic locations, range of product types and market segments and will reduce the dependence of an investment upon the performance of, and the exposure to the risks associated with, the 50 Fairfield Inns currently owned by FIBM and the single market segment (economy limited service) in which FIBM currently operates.

         . Reduction in Leverage and Interest Costs. Upon consummation of the Consolidation and the Offering, it is expected that the aggregate amount of consolidated indebtedness of the Company will be reduced, by application of a portion of the net proceeds from the Offering, by between approximately $390 million and $539 million (excluding prepayment and defeasance costs which also will be required to be paid), depending upon the Hotel Partnerships which participate in the Consolidation and the proceeds raised in the Offering, resulting in significant interest and debt service savings and reduced overall leverage levels for Limited Partners of the Hotel Partnerships. The current

                                  FIBM Supp-8
                  outstanding indebtedness of FIBM will remain outstanding following the Consolidation. The Company will be less leveraged than FIBM is currently.
         . Growth Potential. The Hotel Partnership GP believes that substantial opportunities exist to acquire or develop limited service and extended-stay hotel properties at attractive prices and that FIBM is not in a position to take advantage of such opportunities because of its lack of access to additional sources of capital on favorable terms and restrictions on additional acquisitions and development imposed by its partnership agreement. In addition, the Company's structure and capitalization as part of an UPREIT should provide it with substantial flexibility to structure acquisitions of additional hotels utilizing debt, cash, Units or Common Shares (or any combination thereof), which may permit the Company to structure acquisitions of hotel properties on an income tax-deferred basis to sellers.
         . Greater Access to Capital. With publicly traded securities, a larger base of assets and a greater equity value than FIBM individually, CRFLT expects to have greater access to the capital necessary for funding the operations of the Company and consummating acquisitions on more attractive terms than would be available to FIBM individually. This greater access to capital should provide greater financial stability to the Company and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to FIBM individually.

Determination of Exchange Values and Allocation of Units

         The Company and the Hotel Partnership GP established the Exchange Value for the equity interests in FIBM by (i) obtaining an independent appraisal of the value of the Hotels owned by FIBM, as of ______ __, 1998 (the "Appraised Value"), as disclosed below; (ii) adding the amount of other assets (such as cash, amounts due from Marriott International and affiliates (i.e., working capital and rent receivables, and cash reserves), net of liabilities (excluding mortgage and other debt and deferred management fees) ("Net Other Assets") as of ________ __, 1998 (the "Initial Valuation Date"); (iii) subtracting the estimated balance of the mortgage debt owed by FIBM as of June 30, 1998, which is the estimated closing date for the Consolidation; (iv) subtracting the estimated balance of other debt of FIBM as of June 30, 1998; (v) adjusting for the estimated prepayment and defeasance costs; (vi) subtracting the amount of deferred management fees payable to the Manager under the FIBM Management Agreement for FIBM's Hotels; (vii) subtracting an amount equal to the estimated cost to complete any deferred maintenance items identified in the engineer's report relating to FIBM's Hotels; (viii) subtracting an amount equal to the estimated cost (if any) of bringing the condition of FF&E at FIBM's Hotels to normal levels; (ix) subtracting FIBM's pro rata share (based upon relative Exchange Values) of estimated Consolidation Expenses and (x) making certain other adjustments.

         Prior to the distribution of the Last Preliminary Prospectus in the Offering, a final determination of the Exchange Values will be made, as of the date that is the end of the most recent accounting period that has ended at least ___ days prior to the date on which the Last Preliminary Prospectus is distributed to investors (the "Final Valuation Date") to reflect (i) the amount of Net Other Assets, the actual principal balances of mortgage and other debt (including an adjustment for prepayment and defeasance costs) and the amount of deferred management fees payable, (ii) any amounts actually expended by FIBM after the Initial Valuation Date to perform deferred maintenance or make up FF&E shortfalls previously subtracted in determining the estimated Exchange Value of FIBM and (iii) any revised estimate and allocation of Consolidation Expenses. The actual value of Units issued to Partners in each Participating Hotel Partnership will be based on these Exchange Values.

         The Hotels were appraised as of __________ __, 1998, by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as the Hotels. Each appraisal (an

                                  FIBM Supp-9

"Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The Appraisals are not guarantees of present or future values, and no assurance can be given as to the actual value of the Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of FIBM.

                  Appraised Value of Each Hotel Owned by FIBM
                            (Dollars in thousands)


Appraised Value......................................      $
                                                            -------


                    Calculation of Estimated Exchange Value
                         as of Initial Valuation Date
                            (Dollars in thousands)


Appraised Value                              $
Net Other Assets
Mortgage debt
Other debt
Prepayment penalties
  and/or defeasance costs
Deferred management fees
Deferred maintenance costs
FF&E shortfall
Consolidation Expenses
Other adjustments/(1)/
                                             --------

     Exchange Value                          $
                                             ========

---------------------
/(1)/ Includes environmental remediation and certain other costs.

                                 FIBM Supp-10

            Distribution of Units Among General and Limited Partners
                        Based on Estimated Exchange Value
                             (Dollars in thousands)

                                                              Limited Partners                     General Partner
                                                   -------------------------------------     --------------------------
                                                                          Estimated
                                                                          Value of
                                                                          Units per
                                                                           $1,000
                                                                           Limited
                        Estimated     Estimated %     Estimated % of       Partner       Estimated % of     Estimated
                       Total Value        of          Units Received      Original       Units Received      Value of
Hotel Partnership      of Units/(1)/   Total/(2)/        by FIBM       Investment/(2)/      by FIBM         Units/(1)/
-----------------      ------------   -----------     --------------   ---------------   --------------    -----------
FIBM                   $                         %                  %  $                              %    $
                        ===========   ===========     ==============    ============      ============      ==========

----------------
/(1)/ Assumes the value of the Units is equal to the initial public offering price of CRFLT's Common Shares in the Offering and that the aggregate value of the Units received by FIBM is just equal to (but does not exceed) the estimated Exchange Value.

/(2)/ Represents the estimated percentage of the total value of Units allocated to the Hotel Partnerships as a group and does not reflect the issuance of Units to CRFLT in exchange for the proceeds of the Offering (which will reduce the percentage of each Hotel Partnership in proportion to their respective Exchange Values). Thus, for example, if CRFLT purchases 50% of the Company using the proceeds received from public investors in the Offering, then each of the percentages set forth above would be reduced by 50%. The estimated values of Units would be not affected.

                            Exchange Value of FIBM
                        for Allocation of Units to FIBM
                         as of Initial Valuation Date

                                                                                    Per $1,000 Limited Partner
                                                                                            Original
                                                                                           Investment
                                                                                ----------------------------------
                                                                 Percent of                         Percent of
                                           Estimated             Aggregate        Estimated         Aggregate
                                           Exchange              Exchange          Exchange         Exchange
               Description                  Value                 Value             Value            Value
               -----------                  -----                 -----             -----            -----
                                         (in thousands)                           (in dollars)
100% Participation,
     No Notes Issued...................... $                              %     $                            %
100% Participation,
     Maximum Notes Issued................
Minimum Participation,
     No Notes Issued.....................
Minimum Participation,
     Maximum Notes Issued.................

Cash Distributions

         Historical Cash Distributions Paid by FIBM. The following table sets forth the distributions paid to FIBM Limited Partners (per $1,000 limited partner original investment) for the periods indicated below. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                                 FIBM Supp-11

                  Historical Cash Distributions Paid by FIBM
               (Per $1,000 Limited Partner Original Investment)


                                          Thirty-six Weeks                           Fiscal Year
                                               Ended             --------------------------------------------------
                                         September 12, 1997        1996       1995       1994       1993       1992
                                         ------------------        ----       ----       ----       ----       ----
From net income......................         $     10           $  100     $  100     $  100     $   99     $   95
Representing return of capital/(1)/..               --               --         --         --         --         --
                                              --------           ------     ------     ------     ------     ------

   Total.............................         $     10           $  100     $  100     $  100     $   99     $   95
                                              ========           ======     ======     ======     ======     ======

-----------
/(1)/ Computed as all distributions in excess of distributions from operating cash flow.

         Compensation and Distributions to the Hotel Partnership GP. Under the partnership agreement of FIBM, the Hotel Partnership GP does not receive fees or compensation in connection with managing the affairs of the Hotel Partnership but the Hotel Partnership GP and its affiliates are reimbursed for certain costs and expenses incurred on behalf of FIBM. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by FIBM to the Hotel Partnership GP and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the Consolidation had been in effect for the years presented.

         Following the Consolidation, CRFLT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the Hotel Partnership GP other than distributions on Units received in the Consolidation in exchange for its Hotel Partnership Interests.

         During the thirty-six weeks ended September 12, 1997 and the fiscal years 1996, 1995 and 1994, amounts actually paid by FIBM to the Hotel Partnership GP are shown below under "Historical," and the estimated amounts that would have been paid had the Consolidation been in effect for the years presented (assuming the Full Consolidation Scenario) are shown under "Pro Forma."

           Historical and Pro Forma Reimbursements and Distributions
                                (in thousands)

                                                        Thirty-six Weeks                   Fiscal Year
                                                             Ended               -------------------------------
                                                       September 12, 1997         1996         1995         1994
                                                       ------------------         ----         ----         ----
Historical
     Reimbursements                                           $  97              $ 102        $  92        $  94
     Distributions                                                9                 84           84           84
                                                              -----              -----        -----        -----
              Total Historical                                $ 106              $ 186        $ 176        $ 178
                                                              =====              =====        =====        =====

Pro Forma
     Reimbursements                                           $                  $            $            $
     Distributions attributable to Units
                                                              -----              -----        -----        -----
              Total Pro Forma                                 $                  $            $            $
                                                              =====              =====        =====        =====

                                 FIBM Supp-12

Certain Information Regarding the Hotels Owned by FIBM

         Fairfield Inn properties are economy-priced, limited services hotels aimed at budget conscious individual business and pleasure travelers, as well as families. Fairfield Inns typically have approximately 135 rooms at locations in suburban areas or near airports throughout the United States. Fairfield Inns have limited public space and do not include restaurants; however, they do offer a complimentary continental breakfast.


Location of Hotel                              Number of Rooms             Date Opened
-----------------                              ---------------             -----------
Birmingham - Homewood, AL                            132                       1988
Montgomery, AL                                       133                       1988
Los Angeles, - Buena Park, CA                        135                       1990
Los Angeles - Placentia, CA                          135                       1990
Gainesville, FL                                      135                       1990
Miami-West, FL                                       135                       1989
Orlando - International Drive, FL                    135                       1989
Orlando - South, FL                                  133                       1988
Atlanta - Airport, GA                                132                       1987
Atlanta - Gwinnett Mall, GA                          135                       1988
Atlanta - Northlake, GA                              133                       1988
Atlanta - Northwest, GA                              130                       1987
Atlanta - Peachtree Corners, GA                      135                       1989
Atlanta - Southlake, GA                              134                       1989
Atlanta - Savannah, GA                               135                       1990
Des Moines - West, IA                                135                       1990
Bloomington - Normal, IL                             132                       1988
Chicago - Lansing, IL                                135                       1989
Peoria, IL                                           135                       1989
Rockford, IL                                         135                       1989
Indianapolis - Castleton, IN                         132                       1988
Indianapolis - College Park, IN                      132                       1988
Kansas City - Merriam, KS                            135                       1989
Kansas City - Overland Park, KS                      134                       1989
Detroit - Airport, MI                                133                       1988
Detroit - Auburn Hills, MI                           134                       1989
Detroit - Madison Heights, MI                        134                       1989
Detroit - Warren, MI                                 131                       1988
Detroit - West (Canton), MI                          133                       1988
Kalamazoo, MI                                        133                       1988
St. Louis - Hazelwood, MO                            135                       1989
Charlotte - Airport, NC                              135                       1989
Charlotte - Northeast, NC                            133                       1988
Durham, NC                                           135                       1990
Fayetteville, NC                                     135                       1989
Greensboro, NC                                       135                       1989
Raleigh - Northeast, NC                              132                       1988
Wilmington, NC                                       134                       1989
Cleveland - Airport, OH                              135                       1989
Columbus - North, OH                                 135                       1989
Dayton - North, OH                                   135                       1989
Toledo - Holland, OH                                 135                       1989
Florence, SC                                         135                       1989
Greenville, SC                                       132                       1989
Hilton Head, SC                                      120                       1989
Johnson City, TN                                     132                       1988
Hampton, VA                                          134                       1989
Virginia Beach, VA                                   134                       1990
Madison, WI                                          135                       1988
Milwaukee - Brookfield, WI                           135                       1989
                                                   -----
        TOTAL                                      6,681
                                                   =====

                                 FIBM Supp-13

         The chart below sets forth certain performance information for FIBM's Fairfield Inns for the indicated periods:

                                           First Three Quarters                    Fiscal Year
                                           --------------------        -----------------------------------
                                            1997          1996          1996          1995          1994
                                            ----          ----          ----          ----          ----
         Number of properties....               50           50             50            50            50
         Number of rooms.........            6,681        6,681          6,681         6,681         6,681
         Average daily rate......           $50.89       $50.23         $49.57        $45.26        $41.51
         Occupancy...............             78.4%        79.1%          76.6%         80.6%         81.5%
         REVPAR..................           $39.92       $39.76         $37.98        $36.47        $33.83
         % REVPAR change.........              0.4%        --              4.1%          7.8%         --

Amendments to the Partnership Agreement of FIBM

         Transfer of Interests in the Hotel Partnerships to the Company
         --------------------------------------------------------------
Immediately Prior to the Consummation of the Consolidation. For federal income
------------------------------------------------------------
tax purposes, immediately prior to the consummation of the Consolidation, each Hotel Partnership GP will contribute a one percent partnership interest in the Hotel Partnership to the Company in exchange for Units reflecting the estimated Exchange Value attributable to such one percent partnership interest. The Hotel Partnership GP owns both limited partner and general partner interests. In order to contribute a one percent interest in FIBM to the Company, an amendment to change the requirements for assignments of limited partner interests is required. Section 7.01 of the partnership agreement of FIBM will be amended to delete paragraph A restricting assignment of limited partnership interests to the first day of a Fiscal Quarter (as defined in the partnership agreement of FIBM).

         The consent of a majority of the outstanding limited partner interests in FIBM is required to amend Section 7.01 of the partnership agreement of FIBM. The Hotel Partnership GP, which owns approximately 11% of the outstanding partnership interests, is allowed to vote its limited partnership interests and intends to vote for such amendment.

         Permit FIBM to Enter into the Lease with the Lessee. The Lease for
         ---------------------------------------------------
FIBM's Hotels must be entered into no later than the close of business on the business day immediately preceding the Closing Date. Therefore, the partnership agreement of FIBM must be amended to allow FIBM to enter into the Lease with the Lessee. The partnership agreement of FIBM allows for the sale, lease or other disposition of the partnership's hotels with the consent of a majority of the outstanding limited partnership interests of FIBM. However, such sale, lease or other disposition must be done in accordance with certain procedures specified in the partnership agreement including, among other things, the requirement to obtain three appraisals and to purchase such hotels for cash. Therefore, the partnership agreement of FIBM must be amended to eliminate those certain procedures. The new Section 5.02B(x) of the partnership agreement of FIBM shall read as follows:

                  (x) cause the Partnership to sell, lease or otherwise dispose (or consent to the sale, lease or other disposition), directly or indirectly, in one transaction or a series of related transactions of any or all of the Hotels.

         The consent of a majority of the outstanding limited partner interests in FIBM is required to amend Section 5.02B of the partnership agreement of FIBM. The Hotel Partnership GP, which

                                 FIBM Supp-14
owns approximately 11% of the outstanding partnership interests, is allowed to vote its limited partnership interests and intends to vote for such amendment.

         Other Amendments. Amendments to certain terms and sections of the
         ----------------
partnership agreement of FIBM will be made in order to (a) delete certain obsolete references to entities and agreements that are no longer in existence,
(b) update the partnership agreement to reflect the passage of time since the formation of FIBM and (c) make any other amendments to the partnership agreement necessary or advisable to consummate the Consolidation. The Hotel Partnership GP does not believe that these amendments would affect the rights of the FIBM Limited Partners in any material respect nor the duties and obligations of the Hotel Partnership GP. These changes are included, along with the other proposed amendments, in the copy of the partnership agreement, as proposed to be amended, which is attached hereto. The amended partnership agreement is marked to indicate the revisions made to the existing partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

         The Hotel Partnership GP recommends that the FIBM Limited Partners vote to approve the requested amendments to the partnership agreement of FIBM. The Hotel Partnership GP intends to vote its limited partner interests FOR the requested amendments.

Fairness

         General. There are no material differences with respect to the fairness of the Consolidation to the Hotel Partnerships, individually or in the aggregate. Therefore, the discussion of the fairness of the Consolidation set forth below is intended to summarize the Hotel Partnership GP's belief as to fairness and the material factors on which such belief is based. For a more detailed discussion of the fairness of the Consolidation, see the section entitled "Fairness Analysis and Opinion" in the Consent Solicitation.

         Hotel Partnership GP's Belief as to Fairness. The Hotel Partnership GP believes that the terms of the Consolidation provide substantial benefits and are fair to the FIBM Limited Partners and recommends that all FIBM Limited Partners vote FOR the Consolidation. In arriving at this conclusion, the Hotel Partnership GP has relied primarily on the following factors, as well as others described under "Fairness Analysis and Opinion -- Fairness Analysis" in the Consent Solicitation: (i) its view that the expected benefits of the Consolidation for the FIBM Limited Partners outweigh the risks and potential detriments to the FIBM Limited Partners (see "Background and Reasons for the Consolidation -- Reasons for the Consolidation" in the Consent Solicitation),
(ii) its view that the estimated Exchange Value established for FIBM and the resulting value allocable to the FIBM Limited Partners represent fair consideration for the interests held by the FIBM Limited Partners and is fair to such FIBM Limited Partners from a financial point of view and (iii) the Fairness Opinion of AAA as described below.

         Basis for Hotel Partnership GP's Belief as to Fairness.

         Comparison of Alternatives. To assist FIBM Limited Partners in evaluating the consolidation, the Hotel Partnership GP has attempted to compare the estimated value of Units to be received in the Consolidation with: (i) the face amount of Notes that will be issued to Dissenting Partners who elect to exchange the Units they receive in the Consolidation for Notes; (ii) estimates of the value of the Hotel Partnership Interests in FIBM assuming that FIBM continues as an operating business and its assets are sold in ten years (the "Continuation Value"); and (iii) estimates of the value of the Hotel Partnership Interests in FIBM on a liquidation basis, assuming that FIBM's Hotels are sold at their Appraised Values and the net proceeds (together with its Net Other Assets), after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred management fees) and an allowance for liquidation costs, expenses and

                                 FIBM Supp-15
contingencies equal to 2% of the Appraised Values of the Hotels (the "Liquidation Value") are distributed to the Partners of FIBM in accordance with the partnership agreement of FIBM. The Hotel Partnership GP has not attempted to estimate the value of Hotel Partnership Interests following a standalone UPREIT reorganization because the Hotel Partnership GP does not believe such a reorganization is feasible and such valuation estimates would be subject to substantial uncertainties. Since the value of the Units and the estimated value under the alternatives to the Consolidation are dependent upon a number of estimates, variables and assumptions, as well as varying market conditions, no assurance can be given that the estimated values indicated could be realized. However, the Hotel Partnership GP believes that analyzing the alternatives in terms of estimated values, based upon currently available market data and reasonable estimates and assumptions, establishes a reasonable basis for comparing the Units to the alternatives. The results of this comparative analysis (including the methodology and assumptions used to derive estimated values) are summarized under "Background and Reasons for the Consolidation -- Comparison of Alternative Consideration" and "Fairness Analysis and Opinion -- Comparison of Alternatives" in the Consent Solicitation.

         The following table summarizes the results of the comparative analysis described above. There can be no assurance, however, that the actual value of Units received in the Consolidation, the actual face amount of Notes offered to Dissenting Partners, the actual value of continuing FIBM or the actual net liquidation proceeds would not differ substantially from those estimated for purposes of this analysis.

              Summary of Comparative Valuation Alternatives/(1)/
               (Per $1,000 Limited Partner Original Investment)

                                           Face Amount of Notes
                           Estimated            Offered to            Estimated            Estimated Liquidation
                             Value              Dissenting           Continuation          Value if Assets Sold
 Hotel Partnership        of Units/(2)/        Partners/(3)/          Value/(4)/           at Appraised Value/(5)/
 -----------------        -------------        -------------          ----------           -----------------------
FIBM..................     $                $                      $                        $

--------------------

/(1)/ A limited partner original investment of $1,000 equates to one Partnership Unit in FIBM.

/(2)/ Assumes that FIBM is allocated Units with a value equal only to its estimated Exchange Value. The amounts in this column represent the portion of the estimated Exchange Value of FIBM that would be allocable to FIBM Limited Partners per $1,000 limited partner original investment.

/(3)/ The amounts in this column are equivalent to the portion of the Liquidation Value of FIBM that would be reflected in the Notes to be issued to FIBM Dissenting Partners per $1,000 limited partner original investment. See footnote (5) below.

/(4)/ The amounts in this column represent the estimated amount that would be distributed to FIBM Limited Partners per $1,000 limited partner original investment if FIBM was continued for ten years and then sold for its estimated value, determined using a discounted cash flow analysis applied to the anticipated cash flows from the operation and sale of each Hotel and taking into account the terms of existing debt obligations (the "Continuation Value").

/(5)/ The amounts in this column represent the amount that would be distributed to FIBM Limited Partners per $1,000 limited partner original investment if FIBM sold its Hotels at their Appraised Values as of _____ __, 1998, and distributed the net proceeds (after payment of debts and other obligations (including defeasance costs or prepayment penalties and deferred incentive management fees) and an allowance for liquidation costs, expenses and contingencies equal to 2% of the Appraised Value of the Hotels) (the "Liquidation Value"), in accordance with its partnership agreement.

         Fairness Opinion. AAA, an independent, nationally recognized hotel valuation and financial advisory firm, has rendered the Fairness Opinion, attached as Appendix B to the

                                 FIBM Supp-16

Consent Solicitation, which concluded that: (i) the methodologies used to determine the Exchange Value of each Hotel Partnership and to allocate the Units among each of the Hotel Partnerships are fair, from a financial point of view, to the Limited Partners of each Hotel Partnership, (ii) the underlying assumptions used to determine the Exchange Value of each Hotel Partnership and the purchase price of each Acquisition Hotel (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership; (iii) the methodology used to allocate Units received by each Hotel Partnership among its general and Limited Partners is fair and reasonable to the Limited Partners; (iv) the methodologies and the underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Hotel Partnership (including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels) are fair and reasonable from the standpoint of each Hotel Partnership and (v) the economic terms of the Leases are fair and reasonable from the standpoint of the Company. See "Fairness Analysis and Opinion -- Fairness Opinion" in the Consent Solicitation.

Federal Income Tax Considerations

         In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," FIBM Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the FIBM Limited Partners. The numerical data and estimates included in this discussion are based on various factual assumptions and information which are believed by the Company and the Hotel Partnership GP to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the numerical data and estimates included herein and actual results, and the variations may be material and adverse.

         Applicability of Tax Opinions

         Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to CRFLT and the Company, has provided to CRFLT and the Company an opinion letter (substantially in the form of Appendix E to the Consent Solicitation) as to certain federal income tax consequences of the Consolidation. The opinion letter is based upon certain assumptions and certain representations provided by CRFLT, the Company and the Hotel Partnership GPs. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Hotel Partnerships prior to the Consolidation and of CRFLT, the Company and the Hotel Partnerships following the Consolidation. In addition, on the Closing Date, Hogan & Hartson expects to provide to CRFLT and the Company an opinion letter (substantially in the form of Exhibit __ to the Prospectus) as to certain federal income tax consequences relating to the Offering. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix E to the Consent Solicitation is applicable to the FIBM Limited Partners.

         The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the date of the Closing will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change.
                                 FIBM Supp-17

Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will not be sustained by a court if so challenged. Neither CRFLT, the Company nor the Hotel Partnership GPs have requested or plan to request any rulings from the IRS concerning the tax consequences of the Consolidation or the treatment of either the Company or CRFLT subsequent to the Consolidation.

         Tax Consequences of Formation of the Company

         Overview. Hogan & Hartson has provided an opinion to the effect that
         --------
the formation of the Company will not result in the recognition of taxable gain or loss at the time of the Consolidation to an FIBM Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Consolidation; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of certain Hotel Partnership liabilities with proceeds from the Offering) in connection with the Consolidation in excess of his aggregate adjusted basis in his FIBM Partnership Unit at the time of the Consolidation; (iii) who does not receive Notes upon exercise of Dissenters' Rights; (iv) who is not required to recognize gain by reason of the exercise by another FIBM Limited Partner of Dissenters' Rights and the option to receive Notes; and (v) who does not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. With respect to the foregoing exceptions to nonrecognition treatment, the Company and the Hotel Partnership GP believe that an FIBM Limited Partner who acquired his FIBM Partnership Units in the original offering of such Units for cash and who has held such Units at all times since (i) should not be considered to receive, as a result of the Consolidation, a distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of certain Hotel Partnership liabilities with proceeds from the Offering) that exceeds his aggregate adjusted basis in his FIBM Partnership Unit at the time of the Consolidation, and (ii) should not have his "at risk" amount fall below zero as a result of the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company --Overview" in the Consent Solicitation.

         With respect to the exercise of Dissenters' Rights, Hogan & Hartson is of the opinion that although the matter is not free from doubt, an FIBM Limited Partner who does not exercise Dissenters' Rights and elects to receive Notes in connection with the Consolidation should not be required to recognize gain by reason of another FIBM Limited Partner's exercise of such rights. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that an FIBM Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Consolidation but less than two years after such date will not cause the Consolidation itself to be a taxable transaction for the FIBM Limited Partner (or the other FIBM Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

         Amount of Deemed Cash Distribution. With respect to his FIBM
         ----------------------------------
Partnership Units, an FIBM Limited Partner will receive no actual cash distribution in connection with the Consolidation but will be deemed to receive a cash distribution in connection with the Consolidation to the extent that his share of Company liabilities immediately after the Consolidation is less than his share of FIBM liabilities immediately prior to the Consolidation. See "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. As a consequence of the Consolidation, the Company and the Hotel Partnership GP believe, based upon and subject to the assumptions and other limitations described below, that (i) the FIBM Limited Partners' aggregate share of indebtedness should
                                 FIBM Supp-18
decrease by $______ (from $________ (on December 31, 1997) to $_________); and
(ii) the share of indebtedness of an individual FIBM Limited Partner who acquired his FIBM Partnership Unit in the original offering of such Units for cash and has held such Units at all times since should decrease by $_____ per FIBM Partnership Unit (from $_____ (on December 31, 1997) to $_______). For an FIBM Limited Partner who did not acquire his FIBM Partnership Units in the original offering of such Units for cash or who has not held his FIBM Partnership Units at all times since such offering, the above information could vary materially.

         Estimated Amount of Taxable Gain. An FIBM Limited Partner will
         --------------------------------
recognize taxable gain as a result of the deemed cash distribution discussed in the previous paragraph, however, only to the extent that the deemed cash distribution exceeds his adjusted tax basis in his FIBM Partnership Units immediately prior to the Consolidation. As described below, the Company and the Hotel Partnership GP estimate that as of December 31, 1997, the adjusted tax basis of an FIBM Limited Partner who acquired his FIBM Partnership Units in the original offering of such Units for cash and has held such Units at all times since was ______ per FIBM Partnership Unit (which is greater than the deemed cash distribution of _____ per FIBM Partnership Unit discussed in the previous paragraph). Accordingly, the Company and the Hotel Partnership GP believe, based upon and subject to the assumptions and other limitations described below, that an FIBM Limited Partner who acquired his FIBM Partnership Units in the original offering of such Units for cash and has held the Units at all times since should not recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

         The adjusted tax basis of an FIBM Limited Partner who did not acquire his FIBM Partnership Units in the original offering of such Units for cash or who has not held his FIBM Partnership Units at all times since such offering could vary materially from that of an FIBM Limited Partner who did so. If an FIBM Limited Partner has an adjusted tax basis in his FIBM Partnership Units (per FIBM Partnership Unit) that is less than the adjusted tax basis of an FIBM Limited Partner who acquired his FIBM Partnership Units in the original offering of such Units for cash and has held such Units at all times since, he could recognize gain due to the deemed cash distribution resulting from the relief from liabilities in connection with the Consolidation.

         Tax Treatment of FIBM Limited Partners Who Hold Units Following the Consolidation

         Initial Basis in Units. In general, an FIBM Limited Partner will have
         ----------------------
an initial tax basis in his Units ("Initial Basis") received in the Consolidation with respect to his FIBM Partnership Units equal to the basis in his FIBM Partnership Units at the time of the Consolidation, reduced to reflect any deemed cash distributions resulting from a reduction in his share of FIBM liabilities and increased to reflect any gain required to be recognized in connection with the Consolidation. As of December 31, 1997, an FIBM Limited Partner who acquired his FIBM Partnership Units in the original offering of such Units for cash and has held such Units at all times since, had an adjusted tax basis in his FIBM Partnership Units of $____ per FIBM Partnership Unit (after giving effect to the Consolidation, including the prepayment of indebtedness contemplated in connection therewith). Based upon and subject to the assumptions and other limitations described below, the Company and the Hotel Partnership GP believe that the tax basis of such an FIBM Limited Partner in his Units received in the Consolidation with respect to his FIBM Partnership Units would be $____ per FIBM Partnership Unit. For an FIBM Limited Partner who did not acquire his FIBM Partnership Units in the original offering of such Units for cash or who has not held his FIBM Partnership Units at all times since such offering, the above information could vary materially. For a discussion of the federal income tax considerations for a Limited Partner from a reduction in basis that may result from the Consolidation, see "Federal Income Tax Considerations -- Tax Consequences of Formation of the Company -- Initial Tax Basis of Units" in the Consent Solicitation.


                                 FIBM Supp-19

         Tax Allocations with Respect to Contributed Hotels upon a Sale of FIBM
         ----------------------------------------------------------------------
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction
------
attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as "Book-Tax Difference"). The Company and the Hotel Partnership GP, based upon and subject to the assumptions and other limitations described below, estimate that the Book-Tax Difference of the FIBM Hotels will be $________ upon the consummation of the Consolidation.

         In the event that the Company were to sell all of the FIBM Hotels, the Partners of FIBM would be specially allocated by the Company an amount of taxable gain equal to the Book-Tax Difference with respect to the FIBM Hotels ($ ____ in the aggregate if the FIBM Hotels were sold immediately after the consummation of the Consolidation, according to the estimate in the previous paragraph). The share of such gain allocable to an FIBM Limited Partner who acquired his FIBM Partnership Units in the original offering of such Units for cash and held such Units at all times since would be $___ per FIBM Partnership Unit. The share of such gain of an FIBM Limited Partner who did not acquire his FIBM Partnership Units in the original offering of such Units for cash or who has not held his FIBM Partnership Units at all times since such offering could vary materially from this amount. If the Company were to sell one or more, but not all, of the FIBM Hotels, the former Partners of FIBM would be specially allocated by the Company an amount of taxable gain equal to that portion of the Book-Tax Difference for the FIBM Hotels that is attributable to the FIBM Hotel or Hotels sold. The Partnership Agreement does not impose any restrictions upon the Company from causing the sale of any or all of the FIBM Hotels. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Sale of Individual Hotels" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels Generally. The tax
         ------------------------------------------------------------
allocations of depreciation to the FIBM Limited Partners will change significantly as a result of the Consolidation for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the FIBM Hotels will be required to be allocated for federal income tax purposes in a manner such that the FIBM Partners are charged with the Book-Tax Difference associated with the FIBM Hotels at the time of the consummation of the Consolidation. Consequently, an FIBM Limited Partner will be allocated less depreciation with respect to the FIBM Hotels than would be the case if the Consolidation had not occurred and the FIBM Limited Partner had continued to hold his FIBM Partnership Units. Second, the Consolidation will cause the technical termination of FIBM and each of the other Hotel Partnerships under Section 708(b)(1)(B) of the Code. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the FIBM Hotels and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current life of such Hotels (which ranges from 8 years to 25 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Effect of Consolidation on Depreciation" in the Consent Solicitation.

         To illustrate the consequences of these changes for an FIBM Limited Partner, the Company and the Hotel Partnership GP estimate, based upon and subject to the assumptions and other limitations described below, that if the Consolidation were consummated on January 1, 1998, the amount of income for 1998 that would be allocated to an FIBM Limited Partner who acquired his FIBM Partnership Units in the original offering of such Units for cash and held such Units at all times since would increase by $____ per FIBM Partnership Unit (from $_____ to $_____) over the estimated amount of income that would have been allocated to such FIBM Limited Partner for 1998 if FIBM did not participate in the Consolidation. No attempt is made here to estimate the effect of
                                 FIBM Supp-20
the Consolidation on tax allocations in years subsequent to the 1998 taxable year, but the Consolidation is expected to effect such allocations as well. The amount of income allocable to an FIBM Limited Partner who did not acquire his FIBM Partnership Units in the original offering of such Units for cash or who has not held his FIBM Partnership Units at all times since such offering could vary materially from this amount. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels" in the Consent Solicitation.

         State and Local Taxes. FIBM Limited Partners holding Units may be
         ---------------------
subject to state and local taxation in a number of jurisdictions in which the Company directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Consolidation, the Company will own properties in 35 states across the United States. Currently, FIBM owns properties in 16 states. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- State and Local Taxes" in the Consent Solicitation.

         Assumptions Used in Determining Tax Consequences of the Consolidation

         In preparing the estimates set forth above, the Company and the Hotel Partnership GP made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular FIBM Limited Partner, the tax consequences of the Consolidation to such Partner could be substantially different from those reflected above. ACCORDINGLY, EACH FIBM LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH FIBM LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.

         First, with respect to an FIBM Limited Partner's basis in his FIBM Partnership Units prior to the Consolidation, the Company and the Hotel Partnership GP assumed that an FIBM Limited Partner acquired his FIBM Partnership Units in the original offering of such Units for cash and has held such Units at all times since. The adjusted tax basis of an FIBM Limited Partner who did not acquire his FIBM Partnership Units in the original offering of such Units for cash could vary materially from that of an FIBM Limited Partner who did so. In this regard, it should be noted that the adjusted tax basis of an FIBM Limited Partner who acquired his FIBM Partnership Units in the original offering of such interests for cash still could vary substantially from the estimates set forth above for several reasons, including but not limited to (i) if the FIBM Limited Partner has received special allocations of items of FIBM income, gain, deduction, loss, or credit, or non-pro rata distributions, or made non-pro rata contributions; or (ii) if an FIBM Limited Partner's share of FIBM nonrecourse liabilities differs from his pro rata percentage of such liabilities immediately prior to consummation of the Consolidation. If an FIBM Limited Partner has an adjusted tax basis in his FIBM Partnership Units that is less than the tax basis of an FIBM Limited Partner who acquired his FIBM Partnership Units in the original offering of such Units for cash and has held such Units at all times since, the Consolidation might result in the receipt by the FIBM Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his FIBM Partnership Units, which could result in the recognition of income or gain.

         Second, the Company and the Hotel Partnership GP assumed that the method expected to be used by the Company to allocate liabilities among the Partners will be respected for federal income tax purposes. The Company will allocate liabilities among the Partners as described in "Federal Income Tax Considerations -- Tax Consequences of the Formation of the Company -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Company were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to an FIBM Limited Partner are less than the amount assumed above, the Consolidation might result in the receipt by such FIBM Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such FIBM

                                 FIBM Supp-21

Limited Partner as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For an FIBM Limited Partner who did not acquire his FIBM Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his FIBM Partnership Units, which could result in the recognition of income or gain.

         Third, the Company and the Hotel Partnership GP assumed that all of the Hotel Partnerships will elect to participate in the Consolidation and that no Notes will be issued. If less than all of the Hotel Partnerships elect to participate in the Consolidation, however, the Consolidation still may be consummated so long as the Minimum Participation Condition and all other conditions to consummation of the Consolidation are satisfied or waived. See "The Consolidation -- Conditions to Consummation of the Consolidation." Moreover, the Company has reserved the right to exclude any Hotel Partnership from participation in the Consolidation (even if the requisite number of Limited Partners in a Hotel Partnership have voted to approve of and participate in the Consolidation and each of the other conditions to the Consolidation has been satisfied or waived) if the Company determines that such exclusion is in its best interests. See "The Consolidation -- Right to Exclude Hotel Partnerships." If less than all of the Hotel Partnerships participate in the Consolidation, the Consolidation might result in the receipt by FIBM Limited Partners of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by FIBM Limited Partners as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For an FIBM Limited Partner who did not acquire his FIBM Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his FIBM Partnership Units, which could result in the recognition of income or gain.

         Fourth, the Company and the Hotel Partnership GP assumed that Partners in each Hotel Partnership would receive Units in the Consolidation with a value exactly equal to the Exchange Value, that CRFLT would raise gross proceeds in the Offering of $800 million, and that CRFLT would own a ____% interest in the Company as a result of the contribution of the proceeds from the Offering to the Company. With respect to the proceeds from the Offering, the Company and the Hotel Partnership GP assumed that approximately $539 million would be used to prepay certain indebtedness of the Hotel Partnerships (specifically the CBM2 Certificates, the RIBM1 Senior Mortgage and all of the outstanding indebtedness of Res USA) and that approximately $36 million would be used to pay prepayment penalties associated with these prepayments. To the extent that the value of the Units received by the Partners of FIBM in the Consolidation exceeds the Exchange Value, the aggregate Book-Tax Difference of the FIBM Hotels discussed above would increase accordingly. In the event the nonrecourse liabilities actually allocable to an FIBM Limited Partner are less than the amount assumed above (including, for example, if the proceeds from the Offering exceed $800 million), the Consolidation might result in the receipt by such FIBM Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such FIBM Limited Partner as described above in "Tax Consequences of Formation of the Company -- Amount of Deemed Cash Distribution." For an FIBM Limited Partner who did not acquire his FIBM Partnership Units in the original offering of such Units for cash or who did not hold such Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his FIBM Partnership Units, which could result in the recognition of income or gain.

         Finally, the Company and the Hotel Partnership GP assumed that the Mergers will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Hotel Partnerships to the Company in exchange for Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Hotel Partnership followed by the distribution by the Hotel Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Company in exchange for Units, or (ii) the transfer by a Hotel Partnership of its assets to the Company in exchange for Units and the subsequent distribution of such Units to its Partners. If the Mergers are recharacterized in such a

                                 FIBM Supp-22
manner, the tax consequences of the Consolidation to the FIBM Limited Partners likely would be materially affected.

         EACH FIBM LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION. THE TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION TO A PARTICULAR FIBM PARTNER COULD VARY SUBSTANTIALLY FROM THE ESTIMATES DESCRIBED ABOVE.

         Tax Treatment of FIBM Limited Partners Who Exercise Dissenters' Rights and Elect to Receive Notes

         An FIBM Limited Partner who exercises his Dissenters' Rights and elects to receive Notes in connection with the Consolidation will be treated as having made a taxable disposition of his FIBM Partnership Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Notes) (currently estimated as $_____ per FIBM Partnership Unit) plus the portion of the FIBM liabilities allocable to the FIBM Limited Partner for federal income tax purposes (estimated as $_______ per FIBM Partnership Unit as of December 31, 1997). To the extent the amount realized exceeds the FIBM Limited Partner's adjusted basis in his FIBM Partnership Units, the FIBM Limited Partner will recognize gain. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold Units Following the Consolidation -- Disposition of Units by Limited Partners" in the Consent Solicitation. In this regard, the Hotel Partnership GP estimates that, as of December 31, 1997, if FIBM sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Liquidation Value of FIBM, the "unrecognized Section 1250 gain" per FIBM Partnership Unit would be $______ and the gain subject to tax as ordinary income under Section 1245 per FIBM Partnership Unit would be $______.

         An FIBM Limited Partner who exercises Dissenters' Rights and elects to receive Notes may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, may not permit the FIBM Limited Partner to defer all of the gain (and, to the extent that the face amount of the Notes (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Consolidation occurs exceeds $5,000,000, will require that the FIBM Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred). The FIBM Limited Partner, for instance, will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Section 1245 of the Code. In addition, to the extent that the FIBM Limited Partner's share of FIBM liabilities exceeds his adjusted tax basis in his FIBM Units immediately prior to the Consolidation, the FIBM Limited Partner will not be eligible to defer gain recognized upon the receipt of Notes. Lastly, if an FIBM Limited Partner disposes of Notes, any gain that had been deferred would be recognized in the year of disposition.

         THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR DISSENTING FIBM LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE CONSOLIDATION, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT SUCH FIBM LIMITED PARTNERS CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH FIBM LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

         Special Considerations for FIBM Limited Partners Who Are Not U.S.
Persons


                                 FIBM Supp-23

         The Consolidation involves special tax considerations for FIBM Partners who are not U.S. Persons (for example, a citizen or resident of the United States, a partnership, corporation of other entity organized under the laws of the United States or any political subdivision thereof, or an estate or trust subject to United States income tax).

         First, an FIBM Limited Partner who is not a U.S. Person may be subject to special tax considerations with respect to the Consolidation and/or the subsequent ownership and disposition of Units in one or more countries other than the United States, including, for example, the country in which such FIBM Limited Partner resides, any countries in which he conducts business, and, if the FIBM Limited Partner is an entity, the country in which it is organized and/or has its commercial domicile. The tax laws of other countries differ significantly from those of the United States, and thus there can be no assurance that an FIBM Limited Partner who is not a U.S. Person will not incur significant adverse tax consequences as a result of the Consolidation under laws of one or more countries other than the United States. IT IS ESSENTIAL THAT AN FIBM LIMITED PARTNER WHO IS NOT A U.S. PERSON CONSULT WITH HIS OWN TAX ADVISORS WITH REGARD TO ANY TAX CONSEQUENCES OF THE CONSOLIDATION AND/OR THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF OP UNITS ARISING UNDER THE LAWS OF ANY FOREIGN TAXING JURISDICTION.

         Second, under the Foreign Investment in Real Property Tax Act ("FIRPTA"), the Company may have to withhold and pay tax to the IRS in connection with the Consolidation with respect to any FIBM Limited Partner that is not a U.S. Person (even though no taxable gain for U.S. federal income tax purposes would be recognized in connection with the Consolidation) unless the FIBM Limited Partner receives from the IRS a "withholding tax certificate" showing no tax is due in connection with the Consolidation. The amount required to be withheld would be 10% of the FIBM Limited Partner's share of the liabilities of FIBM at the time of the Consolidation. To the extent that the amount withheld by the Company and paid to the IRS exceeded the FIBM Partner's actual federal income tax liability attributable to the Consolidation, the FIBM Limited Partner could seek a refund from the IRS. The Units issued to any FIBM Limited Partner who is not a U.S. Person would be reduced by the amount of tax required to be withhold and paid to the IRS. AN FIBM LIMITED PARTNER WHO IS NOT A U.S. PERSON SHOULD CONSULT WITH HIS TAX ADVISORS REGARDING THE PROCESS FOR OBTAINING FROM THE IRS A "WITHHOLDING CERTIFICATE" SHOWING THAT NO TAX IS DUE IN CONNECTION WITH THE CONSOLIDATION. The application for such a certificate is the responsibility of the FIBM Limited Partner and not either FIBM or the Company.

         Tax Consequences if FIBM Does Not Participate in the Consolidation

         If FIBM does not participate in the Consolidation, the FIBM Limited Partners would not have any tax consequences resulting from the Consolidation. The consequences of continued ownership of FIBM Partnership Units will be the same as would have resulted if the Consolidation had not been proposed.

                          *            *            *

         The above description is not exhaustive of all possible tax considerations associated with the Consolidation. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to FIBM Limited Partners in light of their particular circumstances. EACH FIBM LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH FIBM LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE CONSOLIDATION.

                                 FIBM Supp-24

                            SELECTED FINANCIAL DATA

         The following table presents selected historical financial statement data derived from the FIBM financial statements for the First Three Quarters 1997 and the First Three Quarters 1996 and for the five most recent fiscal years ended January 3, 1997. The following data should be read in conjunction with FIBM's financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                   First Three Quarters                             Fiscal Year
                                   --------------------       --------------------------------------------------------
                                     1997         1996        1996         1995         1994         1993         1992
                                     ----         ----        ----         ----         ----         ----         ----
                              (unaudited) (amounts in thousands, except per limited partner original investment amounts)
Revenues......................      $ 33,009    $ 34,064    $ 47,065     $ 45,262     $ 40,854     $ 37,641     $ 36,240
Operating profit .............        11,983      13,180      17,316       15,015       11,977        9,834       12,755
Net income (loss).............         2,347       2,284       1,420         (951)      (4,174)      (5,958)      (3,410)
Distributions
  General Partner.............             9          63          84           84           84           83           80
  Limited Partner.............           833       6,251       8,334        8,334        8,334        8,229        7,917
                                    --------    --------    --------     --------     --------     --------     --------
                                         842       6,314       8,418        8,418        8,418        8,312        7,997
Per $1,000 limited partner
 original investment:
  Net income (loss)...........            28          27          17           (11)         (50)        (71)         (41)
  Distributions...............            10          75         100           100          100          99           95
EBITDA(1).....................        22,003      23,004      31,304        28,972       26,929      24,816       27,070
Cash provided by
  operating activities........        16,136      15,021      17,508        16,357       14,670      12,942       11,369
Cash used in investing
  activities..................        13,861       3,960       5,762         5,698        5,163       4,132        2,105
Cash used in financing
  activities..................         3,405       6,319       8,758         8,418        8,418       8,312        7,997
Increase (decrease) in cash
  and cash equivalents........        (1,130)      4,742       2,988         2,241        1,089         498        1,267
Ratio of earnings to fixed
  charges(2)..................          1.21x       1.19x       1.08x           --           --          --           --
Deficiency of earnings to
  fixed charges (2)...........            --          --          --           951        4,174       5,958        3,410
Total assets at book value....       189,771     185,003     184,992       185,481      191,939     200,882      211,112
Total assets at value assigned
  for consolidation...........            --          --          --            --           --          --           --
Cash and cash equivalents.....         8,898      11,782      10,028         7,040        4,799       3,710        3,212
Total debt....................       163,250     164,846     164,847       164,850      164,850     164,850      164,850
Partner's capital:
  Limited partners............         3,189       5,719       1,698         8,626       17,901      30,367       44,829
  General partner.............            83         109          68           138          232         358          503
Book value per $1,000 limited
  partner original investment.            39          69          21           104          216         367          542
Exchange Value per $1,000
  limited partner
  original investment.........                        --          --            --           --          --           --

                                 FIBM Supp-25

--------------------
(1) EBITDA consists of the sum of net income, interest expense, depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the partnership's ability to meet debt service requirements. The partnership considers EBITDA to be an indicative measure of the partnership's operating performance due to the significance of the partnership's long-lived assets and because EBITDA can be used to measure the partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(2) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $13,338,000, $14,639,000, $14,310,000 and $14,022,000 in
    1995, 1994, 1993 and 1992, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

First Three Quarters 1997 Compared to First Three Quarters 1996

     Revenues. Revenues for the First Three Quarters 1997 decreased $1.1 million to $33 million. Hotel sales decreased $.1 million to $69.3 million in the First Three Quarters 1997. Revenue per available room ("REVPAR") is a commonly used indicator of market performance for hotels which represents the combination of daily room rate charged and the average daily occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. REVPAR increased slightly for the First Three Quarters 1997 due primarily to an increase in average room rates of one percent, while average occupancy decreased less than one percentage point. Due to the high occupancy of these properties, FIBM expects future increases in REVPAR to be driven by room rate increases, rather than occupancy increases. However, there can be no assurance that REVPAR will continue to increase in the future.

     Operating Costs and Expenses. Operating costs and expenses increased to $21 million for the First Three Quarters 1997 from $20.9 million for the First Three Quarters 1996. As a percentage of hotel revenues, hotel operating costs and expenses were 64% and 61% of revenues for the First Three Quarters 1997 and the First Three Quarters 1996, respectively.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, FIBM's operating profit decreased by $1.2 million to $12 million, or 36% of revenues, for the First Three Quarters 1997 from $13.2 million, or 39% of revenues, for the First Three Quarters 1996.

     Interest Expense. Interest expense decreased $1.0 million to $10.3 million for the First Three Quarters 1997 due to the impact of FIBM's refinanced debt.

     Net Income. Net income remained unchanged at $2.3 million, or 7% of revenues, for the First Three Quarters 1997.

1996 Compared to 1995

     Revenues. Revenues increased $1.8 million, or 4%, to $47.1 million in 1996 from $45.3 million in 1995 as a result of growth in REVPAR of 4%. Hotel sales increased $5.7 million, or 6%, to $97.4 million in 1996 also reflecting improvements in REVPAR for the year. The increase in REVPAR was the result of an increase in average room rates of nearly 10%, while average occupancy decreased four percentage points. The decrease in occupancy was primarily the result of efforts to maximize the average room rate and ultimately increase REVPAR, but was also impacted by market conditions and increased competition.

                                 FIBM Supp-26

     Operating Costs and Expenses. Operating costs and expenses decreased $.4 million to $29.8 million in 1996 from $30.3 million in 1995. As a percentage of hotel revenues, operating costs and expenses represented 63% of revenues for 1996 and 67% in 1995.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $2.3 million to $17.3 million, or 37% of total revenues, in 1996 from $15 million, or 33% of revenues, in 1995.

     Interest Expense. Interest expense remained at $16.6 million for 1996 and 1995.

     Net Income. Net income increased $2.4 million to $1.4 million, or 3% of total revenues, in 1996 from a net loss of $1 million in 1995 due primarily to improved lodging results.

1995 Compared to 1994

     Revenues. Revenues increased $4.4 million, or 11%, to $45.3 million in 1995 from $40.9 million in 1994 as a result of strong growth in REVPAR of nearly 8%. The increase in REVPAR was primarily the result of a 9% increase in average room rates and a one percentage point decrease in average occupancy.

     Operating Costs and Expenses. Operating costs and expenses increased $1.4 million to $30.3 million, or 67% of hotel revenues, in 1995, from $28.9 million, or 71% of hotel revenues, in 1994.

     Operating Profit. Operating profit increased $3 million to $15 million, or 33% of revenues, in 1995 from $12 million, or 29% of revenues, in 1994 due to the changes in revenues and operating costs discussed above.

     Interest Expense. Interest expense increased $.1 million to $16.6 million in 1995.

     Net Loss. Net loss decreased to $1 million in 1995, from a net loss of $4.2 million in 1994 due to the items discussed above.

Liquidity and Capital Resources

     Cash provided by operations was $16.1 million and $15 million for the First Three Quarters 1997 and First Three Quarters 1996, respectively, and $17.5 million in 1996, $16.4 million in 1995 and $14.7 million in 1994.

     Cash used in investing activities was $13.9 million and $4 million for the First Three Quarters 1997 and the First Three Quarters 1996, respectively, and $5.8 million, $5.7 million and $5.2 million in 1996, 1995 and 1994, respectively. FIBM's cash investing activities consisted primarily of contributions to the property improvement fund and capital expenditures for improvements to existing hotels.

     Cash used in financing activities was $8.8 million, $8.4 million and $8.4 million in 1996, 1995 and 1994, respectively. The partnership's cash used in financing activities was $3.4 million and $6.3 million for the First Three Quarters of 1997 and the First Three Quarters 1996, respectively. FIBM's cash financing activities primarily consisted of capital distributions to partners.

     In January 1997, FIBM refinanced its outstanding mortgage debt. The principal amount of the refinanced non-recourse debt increased from $164.8 to $165.4 million with the proceeds being used to repay existing debt and related financing costs. The refinanced non-recourse debt requires monthly principal and interest payments amortized over 20 years, bears interest at 8.4% and matures in 2007. As part of the refinancing, FIBM is required to establish various reserves for

                                 FIBM Supp-27
capital expenditures, working capital, debt service and insurance needs. During the First Three Quarters 1997, FIBM deposited $6.5 million into reserve accounts for these needs.

                                 FIBM Supp-28

                              FINANCIAL STATEMENTS




                                 FIBM Supp-29

                    Report of Independent Public Accountants


TO THE PARTNERS OF FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP:

We have audited the accompanying balance sheet of Fairfield Inn by Marriott Limited Partnership (a Delaware limited partnership) as of January 3, 1997 and December 29, 1995, and the related statements of operations, changes in partners' capital and cash flows for each of the three fiscal years in the period ended January 3, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fairfield Inn by Marriott Limited Partnership as of January 3, 1997 and December 29, 1995, and the results of its operations and its cash flows for each of the three fiscal years in the period ended January 3, 1997 in conformity with generally accepted accounting principles.




                                                     ARTHUR ANDERSEN LLP





Washington, D.C.
February 28, 1997

                                 FIBM Supp-30

                 Fairfield Inn by Marriott Limited Partnership
                                Balance Sheets
                     January 3, 1997 and December 29, 1995
                                (in thousands)

                                                                                         1996        1995
                                                                                      ---------    ---------
ASSETS

    Property and equipment, net.......................................................$ 164,148    $ 172,099
    Deferred financing and organization costs, net of accumulated amortization........    4,622          644
    Property improvement fund.........................................................    3,115        2,641
    Due from Marriott International, Inc. and affiliates..............................    3,079        3,057
    Cash and cash equivalents.........................................................   10,028        7,040
                                                                                      ---------    ---------

        Total Assets..................................................................$ 184,992    $ 185,481
                                                                                      =========    =========

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
    Mortgage debt ....................................................................$ 164,847    $ 164,850
    Due to Marriott International, Inc. and affiliates................................   13,451       11,199
    Accounts payable and accrued liabilities..........................................    4,928          668
                                                                                      ---------    ---------

        Total Liabilities.............................................................  183,226      176,717
                                                                                      ---------    ---------

PARTNERS' CAPITAL
    General Partner
        Capital contribution, net of offering costs of $1,109.........................      813          813
        Capital distributions.........................................................     (509)        (425)
        Cumulative net losses.........................................................     (236)        (250)
                                                                                      ---------    ---------

                                                                                             68          138
                                                                                      ---------    ---------
    Limited Partners
        Capital contributions, net of offering costs of $7,250........................   75,479       75,479
        Capital distributions.........................................................  (50,436)     (42,102)
        Cumulative net losses.........................................................  (23,345)     (24,751)
                                                                                      ---------    ---------

                                                                                          1,698        8,626
                                                                                      ---------    ---------

        Total Partners' Capital.......................................................    1,766        8,764
                                                                                      ---------    ---------

                                                                                      $ 184,992    $ 185,481
                                                                                      =========    =========

  The accompanying notes are an integral part of these financial statements.
                                 FIBM Supp-31

                 Fairfield Inn by Marriott Limited Partnership
                           Statements of Operations
                  For the Fiscal Years Ended January 3, 1997,
                    December 29, 1995 and December 30, 1994
                    (in thousands, except per Unit amounts)

                                                                     1996        1995        1994
                                                                  ---------   ---------   ---------
REVENUES
    Inn (Note 3)..................................................$  47,065   $  45,262   $  40,854
                                                                  ---------   ---------   ---------
OPERATING COSTS AND EXPENSES
    Depreciation and amortization.................................   13,239      13,338      14,639
    Incentive management fee......................................    4,898       4,666       4,304
    Property taxes................................................    3,270       3,528       3,542
    Fairfield Inn system fee......................................    2,923       2,751       2,555
    Ground rent...................................................    2,627       2,570       2,499
    Base management fee...........................................    1,949       1,834         851
    Insurance and other...........................................      843       1,560         487
                                                                  ---------   ---------   ---------

                                                                     29,749      30,247      28,877
                                                                  ---------   ---------   ---------

OPERATING PROFIT..................................................   17,316      15,015      11,977
Interest expense..................................................  (16,645)    (16,585)    (16,464)
Interest income...................................................      749         619         313
                                                                  ---------   ---------   ---------

NET INCOME/(LOSS).................................................$   1,420   $    (951)  $  (4,174)
                                                                  =========   =========   =========

ALLOCATION OF NET INCOME/(LOSS)
    General Partner...............................................$      14   $     (10)  $     (42)
    Limited Partners..............................................    1,406        (941)     (4,132)
                                                                  ---------   ---------   ---------

                                                                  $   1,420   $    (951)  $  (4,174)
                                                                  =========   =========   =========

NET INCOME/(LOSS) PER LIMITED PARTNER UNIT
    (83,337 UNITS)................................................$      17   $     (11)  $     (50)
                                                                  =========   =========   =========



  The accompanying notes are an integral part of these financial statements.

                                 FIBM Supp-32

                 Fairfield Inn by Marriott Limited Partnership
                  Statements of Changes in Partners' Capital
                  For the Fiscal Years Ended January 3, 1997,
                    December 29, 1995 and December 30, 1994
                                (in thousands)

                                                           General    Limited
                                                           Partner    Partners     Total
                                                          --------    --------    --------
Balance, December 31, 1993................................$    358    $ 30,367    $ 30,725

   Capital distributions..................................     (84)     (8,334)     (8,418)
   Net loss...............................................     (42)     (4,132)     (4,174)
                                                          --------    --------    --------

Balance, December 30, 1994................................     232      17,901      18,133

   Capital distributions..................................     (84)     (8,334)     (8,418)
   Net loss...............................................     (10)       (941)       (951)
                                                          --------    --------    --------

Balance, December 29, 1995................................     138       8,626       8,764

   Capital distributions..................................     (84)     (8,334)     (8,418)
   Net income.............................................      14       1,406       1,420
                                                          --------    --------    --------

Balance, January 3, 1997..................................$     68    $  1,698    $  1,766
                                                          ========    ========    ========






  The accompanying notes are an integral part of these financial statements.

                                 FIBM Supp-33

                  Fairfield Inn by Marriott Limited Partnership
                            Statements of Cash Flows
                   For the Fiscal Years Ended January 3, 1997,
                     December 29, 1995 and December 30, 1994
                                 (in thousands)

                                                                             1996        1995        1994
                                                                          ---------   ---------   ---------
OPERATING ACTIVITIES
   Net income (loss)......................................................$   1,420   $    (951)  $  (4,174)
   Noncash items:
      Depreciation and amortization.......................................   13,239      13,338      14,639
      Deferred management fee.............................................    2,470       2,857       3,429
      Amortization of deferred financing costs as interest expense........      646         644         523
      Loss on disposal of equipment.......................................       --         591         301
      Straight-line ground rent adjustment................................       --          --         246
   Changes in operating accounts:
      Accounts payable and accrued liabilities............................      (27)        279         (16)
      Due to/from Marriott International, Inc. and affiliates.............     (240)       (401)       (278)
                                                                          ---------   ---------   ---------

          Cash provided by operations.....................................   17,508      16,357      14,670
                                                                          ---------   ---------   ---------

INVESTING ACTIVITIES
   Additions to property and equipment, net...............................   (5,288)     (4,495)     (5,552)
   Change in property improvement fund....................................     (474)     (1,203)        389
                                                                          ---------   ---------   ---------

          Cash used in investing activities...............................   (5,762)     (5,698)     (5,163)
                                                                          ---------   ---------   ---------

FINANCING ACTIVITIES
   Capital distributions..................................................   (8,418)     (8,418)     (8,418)
   Payment of financing costs.............................................     (337)         --          --
   Repayment of mortgage debt.............................................       (3)         --          --
                                                                          ---------   ---------   ---------

          Cash used in financing activities...............................   (8,758)     (8,418)     (8,418)
                                                                          ---------   ---------   ---------

INCREASE IN CASH AND CASH EQUIVALENTS.....................................    2,988       2,241       1,089

CASH AND CASH EQUIVALENTS at beginning of year............................    7,040       4,799       3,710
                                                                          ---------   ---------   ---------

CASH AND CASH EQUIVALENTS at end of year..................................$  10,028   $   7,040   $   4,799
                                                                          =========   =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

   Cash paid for mortgage interest........................................$  15,941   $  15,941   $  15,941
                                                                          =========   =========   =========




  The accompanying notes are an integral part of these financial statements.

                                 FIBM Supp-34

                 Fairfield Inn by Marriott Limited Partnership
                         Notes to Financial Statements



NOTE 1.  THE PARTNERSHIP

Description of the Partnership

Fairfield Inn by Marriott Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed to acquire, own and operate 50 Fairfield Inn by Marriott properties (the "Inns") located in sixteen states and the land on which 18 of the Inns are situated. The Partnership leases the land underlying 32 of the Inns from Marriott International, Inc. ("MII") and certain of its affiliates (the "Land Leases"). Of the Partnership's 50 Inns, seven are located in each of Georgia and North Carolina; six in Michigan; four in each of Florida, Illinois, and Ohio; and three or less in each of the other ten states. On December 29, 1995, Host Marriott Corporation's operations were divided into two separate companies: Host Marriott Corporation ("Host Marriott") and Host Marriott Services Corporation. The sole general partner of the Partnership, with a 1% interest, is Marriott FIBM One Corporation (the "General Partner"), a Delaware corporation and a wholly-owned subsidiary of Host Marriott. The Inns are managed by Fairfield FMC Corporation (the "Manager"), a wholly-owned subsidiary of MII, as part of the Fairfield Inn by Marriott hotel system.

The Partnership was formed on August 23, 1989, and operations commenced on July 31, 1990 (the "Closing Date"). Between November 17, 1989, and the Closing Date, 83,337 limited partnership interests (the "Units") were sold in a public offering. The offering price per unit was $1,000. The General Partner contributed $841,788 for its 1% general partnership interest and $1.1 million to establish the initial working capital reserve of the Partnership at $1.5 million (as required in the partnership agreement). In addition, the General Partner has a 10% limited partnership interest through the purchase of Units on the Closing Date.

On November 17, 1989, the Partnership executed a purchase agreement (the "Purchase Agreement") with Host Marriott to acquire the Inns and the land on which 18 Inns are situated for $235.5 million. The total purchase price was paid from proceeds of the mortgage financing and sale of the Units.

Partnership Allocations and Distributions

Partnership allocations and distributions are generally made as follows:

a. Cash available for distribution for each fiscal year will be distributed quarterly as follows: (i) 99% to the limited partners and 1% to the General Partner (collectively, the "Partners") until the Partners have received, with respect to such fiscal year, an amount equal to the Partners' Preferred Distribution (9% of the excess of original cash contributions over cumulative distributions of net refinancing and sales proceeds ("Capital Receipts") on an annualized basis in 1990, 9.5% in 1991 and 1992 and 10% for each year thereafter); (ii) remaining cash available for distribution will be distributed as follows, depending on the amount of Capital Receipts previously distributed:

     1) 99% to the limited partners and 1% to the General Partner, if the Partners have received aggregate cumulative distributions of Capital Receipts of less than 50% of their original capital contributions; or

     2) 90% to the limited partners and 10% to the General Partner, if the Partners have received aggregate cumulative distributions of Capital Receipts equal to or greater than 50% but less than 100% of their original capital contributions; or

                                 FIBM Supp-35

                 Fairfield Inn by Marriott Limited Partnership
                         Notes to Financial Statements


     3) 80% to the limited partners and 20% to the General Partner, if the Partners have received aggregate cumulative distributions of Capital Receipts equal to 100% or more of their original capital contributions.

b. Refinancing proceeds and sale proceeds from the sale or other disposition of less than substantially all of the assets of the Partnership will be distributed (i) 99% to the limited partners and 1% to the General Partner until the Partners have received the then outstanding Partners' 12% Preferred Distribution, as defined, and cumulative distributions of Capital Receipts equal to 100% of their original capital contributions; and (ii) thereafter, 80% to the limited partners and 20% to the General Partner.

c. Sale proceeds from the sale of substantially all of the assets of the Partnership will be distributed to the Partners pro-rata in accordance with their capital account balances as adjusted to take into account gain or loss resulting from such sale.

d. Net profits for each fiscal year generally will be allocated in the same manner in which cash available for distribution is distributed. Net losses for each fiscal year generally will be allocated 99% to the limited partners and 1% to the General Partner.

e. Gains recognized by the Partnership generally will be allocated in the following order of priority: (i) to those Partners whose capital accounts have negative balances until such negative balances are brought to zero;
     (ii) to all Partners up to the amount necessary to bring the Partners' capital account balances to an amount equal to their pro-rata share of the Partners' 12% Preferred Distribution, as defined, plus their Net Invested Capital, as defined; and (iii) thereafter, 80% to the limited partners and 20% to the General Partner.

f. For financial reporting purposes, profits and losses are allocated among the Partners based on their stated interests in cash available for distribution.


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership records are maintained on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Working Capital and Supplies

Pursuant to the terms of the Partnership's management agreement discussed in
Note 8, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Inns. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon the termination of the management agreement, the Manager is required to convert working capital and supplies into cash and return it to the Partnership. As a result of these

                                 FIBM Supp-36

                 Fairfield Inn by Marriott Limited Partnership
                         Notes to Financial Statements


conditions, the individual components of working capital and supplies controlled by the Manager are not reflected in the accompanying balance sheet.

Fiscal Year

The Partnership's fiscal year ends on the Friday nearest to December 31. Fiscal year 1996 included 53 weeks compared to 52 weeks for fiscal years 1995 and 1994.

Revenues and Expenses

Inn revenues represent house profit of the Partnership's Inns since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Inns to the Manager. House profit reflects Inn operating results which flow to the Partnership as property owner and represents gross Inn sales less property-level expenses, excluding depreciation and amortization, Fairfield Inn system, base and incentive management fees, property taxes, ground and equipment rent, insurance and certain other costs, which are disclosed separately in the statement of operations (see Note 3).

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

          Land improvements                              30 years
          Leasehold improvements                         30 years
          Building and improvements                      30 years
          Furniture and equipment                   4 to 10 years

All property and equipment is pledged as security for the mortgage debt described in Note 6.

The Partnership assesses impairment of its real estate properties based on whether estimated future undiscounted cash flows from such properties on an individual property basis will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

Deferred Financing and Organization Costs

Deferred financing costs represent the costs incurred in connection with obtaining the mortgage debt (see Note 6) and are amortized over the term thereof. Organization costs incurred in the formation of the Partnership were amortized using the straight-line method over five years and were fully amortized as of December 29, 1995. As of January 3, 1997, the Partnership incurred approximately $4,622,000 of costs in connection with the proposed refinancing (see Note 6). At January 3, 1997 and December 29, 1995, accumulated amortization of deferred financing costs totaled $3,513,000 and $2,867,000, respectively.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

Ground Rent

The Land Leases with MII or affiliates (see Note 7) include scheduled increases in minimum rents per property. These scheduled rent increases, which are included in minimum lease payments, are being

                                 FIBM Supp-37

                 Fairfield Inn by Marriott Limited Partnership
                         Notes to Financial Statements

recognized by the Partnership on a straight-line basis over the 99 year term of the leases. The adjustment included in ground rent expense and Due to Marriott International, Inc. and affiliates to reflect minimum lease payments on a straight-line basis was a decrease of $218,000 for 1996 and 1995, and was an increase of $246,000 for 1994. Deferred ground rent as of January 3, 1997 and December 29, 1995 was $665,000 and $883,000, respectively.

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather, allocates profits and losses to the individual Partners. Significant differences exist between the net income (loss) for financial reporting purposes and the net income (loss) as reported in the Partnership's tax return. These differences are due primarily to the use for income tax purposes of accelerated depreciation methods, shorter depreciable lives of the assets and differences in the timing of recognition of certain fees and straight-line rent adjustments. As a result of these differences, the excess of the net assets reported in the accompanying financial statements over the Partnership's tax basis in net assets is $2,013,000 and $9,588,000 as of January 3, 1997 and December 29, 1995, respectively.

New Statement of Financial Accounting Standards

In the first quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

Reclassifications

Certain reclassifications were made to prior year financial statements to conform to the 1996 presentation.

NOTE 3.  REVENUES

Partnership revenues consist of the following (in thousands):

                                                                  1996         1995         1994
                                                               ---------    ---------    ---------
SALES..........................................................$  97,441    $  91,693    $  85,153
                                                               ---------    ---------    ---------
EXPENSES
  Departmental Direct Costs
    Rooms......................................................   49,109       45,239       43,295
    Chain Services.............................................    1,267        1,192        1,004
                                                               ---------    ---------    ---------
                                                                  50,376       46,431       44,299
                                                               ---------    ---------    ---------

REVENUES.......................................................$  47,065    $  45,262    $  40,854
                                                               =========    =========    =========

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

                                                                          January 3,   December 29,
                                                                             1997           1995
                                                                          ---------    -----------
Land and improvements.....................................................$  37,134     $  36,958
Leasehold improvements....................................................   89,056        89,056
Building and improvements.................................................   57,247        52,957
Furniture and equipment...................................................   67,007        66,185
                                                                          ---------     ---------

                                 FIBM Supp-38

                 Fairfield Inn by Marriott Limited Partnership
                         Notes to Financial Statements

                                                                            250,444       245,156
Less accumulated depreciation and amortization............................  (86,296)      (73,057)
                                                                          ---------     ---------
                                                                          $ 164,148     $ 172,099
                                                                          =========     =========

NOTE 5.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.

                                                                  As of January 3, 1997     As of December 29, 1995
                                                                 ----------------------     -----------------------
                                                                              Estimated                  Estimated
                                                                  Carrying       Fair        Carrying       Fair
                                                                   Amount       Value         Amount       Value
                                                                 ---------    ---------     ---------    ---------
                                                                                  (in thousands)
Mortgage debt....................................................$ 164,847    $ 164,847     $ 164,850    $ 164,850

Management fees due to Fairfield FMC Corporation.................$  12,786    $     843     $  10,316    $   1,017

The estimated fair value of the mortgage debt is based on the expected future debt service payments discounted at estimated market rates. Management fees due to Fairfield FMC Corporation (included in Due to Marriott International, Inc. and affiliates on the accompanying balance sheet) are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.

NOTE 6.  MORTGAGE DEBT

On July 31, 1990, the Partnership borrowed $164.9 million, bearing a fixed interest rate of 9.67%, pursuant to the terms of a non-recourse mortgage loan agreement (the "Mortgage Debt") to finance a portion of the purchase price of the Inns. The Mortgage Debt required semi-annual interest payments with no principal payments required through maturity. Although the Mortgage Debt matured on December 31, 1996, the Partnership was unable to refinance the debt until January 13, 1997 (see Note 9). During the period of December 31, 1996 through January 13, 1997, the existing Mortgage Debt bore interest at a default rate of 12.67%.

The Mortgage Debt was secured by a first mortgage on the Partnership's fee or leasehold interest in each Inn, a security interest in all personal property associated with the Inns and a security interest in the Partnership's rights under the management agreement, the Purchase Agreement, and the Land Leases.

NOTE 7.  LAND LEASES

The land on which 32 of the Inns are situated is leased by the Partnership from MII or its affiliates. The Land Leases expire on November 30, 2088 and provide that the Partnership will pay annual rents equal to the greater of a specified minimum rent for each property or a percentage rent based on gross sales of the Inn operated thereon. The minimum rentals are adjusted at various anniversary dates through 1999, as defined in the agreements. The minimum rentals are adjusted annually for the remaining life of the leases based on changes in the Consumer Price Index. The percentage rent, which also varies from property to property, is fixed at predetermined percentages of gross sales that increase over time.
                                 FIBM Supp-39

                 Fairfield Inn by Marriott Limited Partnership
                         Notes to Financial Statements



Minimum future rental payments during the term of the Land Leases are as follows (in thousands):

                       Lease Year             Minimum Rental
                       ----------             --------------
                       1997                     $   2,659
                       1998                         2,659
                       1999                         2,659
                       2000                         2,659
                       2001                         2,659
                       Thereafter                 231,333
                                                ---------
                                                $ 244,628
                                                =========

Total rental expense on the Land Leases was $2,627,000 for 1996, $2,570,000 for 1995 and $2,499,000 for 1994.

Under the terms of the Land Leases, during any fiscal year from 1993 through 1996, the payment of rental expense was subordinate to an $8.4 million annual return to the Partnership. Any rent that was not paid currently as a result of such subordination was payable out of Capital Receipts remaining after the Partnership's payment or retention of certain priority returns and other amounts. No rental expense was subordinated for 1993 through 1996.

Subsequent to year-end, the Land Leases were amended (see Note 9).


NOTE 8.  MANAGEMENT AGREEMENT

The Manager operates the Inns pursuant to a long-term management agreement (the "Management Agreement") with an initial term expiring on December 31, 2009. The Manager may renew the Management Agreement, as to one or more of the Inns at its option, for up to five additional 10-year terms plus one five-year term. The Partnership may terminate the Management Agreement after December 1995 if specified minimum operating results are not achieved. However, the Manager may prevent termination by paying the Partnership the amount by which the minimum operating results were not achieved.

The Manager earns a base management fee equal to 1% of gross sales from Inn operations for each fiscal year through 1994 and 2% of gross sales from Inn operations for each fiscal year thereafter. For the years 1993 through 1996, payment of the base management fee was subordinate to an $8.4 million annual return to the Partnership subject to certain aggregate limitations when combined with ground rent deferrals for the same period. The maximum amount of base management fees and ground rent to be subordinated during this four-year period was limited to $8,000,000. Any base management fees that were not paid currently as a result of such subordination were payable out of Capital Receipts subject to the Partnership payment or retention of certain priority returns and other amounts. As of January 3, 1997, no base management fees or ground rent were deferred. The Management Agreement also provides for payment of a Fairfield Inn system fee equal to 3% of gross sales from Inn operations.

In addition, the Manager is entitled to an incentive management fee equal to 15% of Operating Profit, as defined, increasing to 20% after the Inns have achieved total Operating Profit during any 12 month period equal to or greater than $33.9 million. The incentive management fee is payable out of 50% of cash flow from operations remaining after payment of ground rent, debt service, partnership administrative expenses and the owner's priority return, as defined. In accordance with the Management Agreement, incentive management fees through 1992 were waived by the Manager, as cash flow available for incentive
                                 FIBM Supp-40

                 Fairfield Inn by Marriott Limited Partnership
                         Notes to Financial Statements


management fees, as defined, was insufficient to pay the fees. Incentive management fees earned after 1992 accrue and are payable as outlined above or from Capital Receipts. During 1996, 1995 and 1994, the Manager deferred $2,470,000, $2,857,000 and $3,429,000 of incentive management fees, respectively. Cumulative deferred incentive management fees at January 3, 1997 and December 29, 1995 were $12,786,000 and $10,316,000, respectively.

The Manager is required to furnish certain services ("Chain Services") which are furnished generally on a central or regional basis to all managed or owned Inns in the Fairfield Inn by Marriott hotel system. The total amount of Chain Services allocated to the Partnership for 1996, 1995 and 1994 was $1,267,000, $1,192,000 and $1,004,000, respectively. In addition, the Manager maintains a marketing fund to pay the costs associated with certain system-wide advertising, marketing, sales, promotional and public relations materials and programs. Each Inn within the system contributes 2.5% of gross Inn sales to the marketing fund. The Manager has no ownership interest in the marketing fund. For 1996, 1995 and 1994, the Partnership contributed $2,436,000, $2,292,000 and $2,129,000, respectively, to the marketing fund.

The Partnership is required to provide the Manager with working capital to meet the operating needs of the Inns. Upon termination of the Management Agreement, the working capital will be returned to the Partnership. As of January 3, 1997 and December 29, 1995, $1,000,000 had been advanced to the Manager for working capital and is included in Due from Fairfield FMC Corporation on the accompanying balance sheet.

The Management Agreement provides for the establishment of a property improvement fund for the Inns to cover (a) the cost of certain non-routine repairs and maintenance to the Inns which are normally capitalized; and (b) the cost of replacements and renewals to the Inns' property and improvements. Contributions to the property improvement fund are based on a percentage of gross sales of each Inn equal to 6% for 1996, 1995 and 1994. For 1996, 1995 and 1994, the Partnership contributed $5,846,000, $5,502,000 and $5,109,000, respectively, to the property improvement fund.

Subsequent to year-end, the Management Agreement was amended (see Note 9).


NOTE 9.  SUBSEQUENT EVENT

Mortgage Debt

On January 13, 1997 (the "Refinancing Date") the Mortgage Debt was successfully refinanced with a new third party lender. The principal amount of the Partnership's refinanced debt was increased from $164.8 million to $165.4 million. Proceeds from the new loan were used to repay the existing mortgage debt and pay refinancing costs. The refinanced debt continues to be non-recourse, bears interest at a fixed rate of 8.40% and requires monthly payments of principal and interest based upon a 20-year amortization schedule for a 10-year term expiring January 11, 2007. Thereafter, until the final maturity date of January 11, 2017, interest is payable at an adjusted rate, as defined, and all excess cash flow is applied toward principal amortization.

                                 FIBM Supp-41

                 Fairfield Inn by Marriott Limited Partnership
                         Notes to Financial Statements


Debt maturities under the refinanced mortgage are as follows (in thousands):

                  1997        $  3,002
                  1998           3,639
                  1999           3,912
                  2000           4,253
                  2001           4,625
               Thereafter      145,969
                              --------

                              $165,400
                              ========

The refinanced mortgage debt is secured by first mortgages on all of the Inns, the land on which they are located, or an assignment of the Partnership's interest under the Land Leases, including ownership interest in all improvements thereon, fixtures and personal property related thereto.

As part of the refinancing, the Partnership is required to establish various reserves for capital expenditures, working capital, debt service and insurance needs. On the Refinancing Date, the Partnership established reserves totaling $3.9 million for certain capital expenditure items. The funds will be expended during 1997 for various renewals and replacements, site improvements, Americans with Disabilities Act of 1990 modifications and environmental studies undertaken in conjunction with the refinancing. Additionally, the Partnership is required to deposit two months' debt service payments, or $2,850,000, into a debt service reserve payable in 12 equal consecutive monthly installments commencing on March 11, 1997. The Partnership is also required to deposit $161,000 into a ground rent reserve payable in six equal monthly installments commencing on March 11, 1997. The Partnership is also obligated to fund $300,000 into an earthquake restoration reserve account, payable in 3 consecutive monthly installments commencing on January 31, 1997. Transfers from this fund are to be made in conjunction with any damages (not covered by insurance) suffered from earthquakes to the two Inns located in California.

In addition, the Partnership has entered into a Working Capital Maintenance and Supplemental Debt Service Agreement ("Agreement") with the Manager, effective January 13, 1997. As part of this Agreement, the Partnership has agreed to furnish the Manager additional working capital to be deposited into a segregated interest bearing account (the "Working Capital Reserve"). The Working Capital Reserve is to be funded from Operating Profit, as defined, retained by or distributed to the Partnership as such amounts become available, until the Working Capital Reserve reaches $670,000. This Agreement also requires the funding of another segregated account for debt service shortfalls (the "Supplemental Debt Service Reserve"). This reserve is also to be funded out of Operating Profit retained or distributed to the Partnership as such amounts become available, until the Supplemental Debt Service Reserve reaches $1,425,000.

The lender is currently working on the securitization of the mortgage debt through the issuance and sale of commercial mortgage-backed securities. In connection with the securitization, the Partnership may be required to establish additional reserves.

Management Agreement

The Management Agreement (see Note 8) has also been amended in conjunction with the refinancing, effective January 13, 1997. Per the amendment, the initial term of the Management Agreement has been extended ten years from December 31, 2009 to December 31, 2019. However, the renewal period has been shortened. The Manager may renew the Management Agreement, as to one or more of the Inns at its option, for up to four successive periods of ten years and one period of five years. The amendment also
                                 FIBM Supp-42

                 Fairfield Inn by Marriott Limited Partnership
                         Notes to Financial Statements


reduces the owner's priority return, as defined, by the amount of any outstanding advances by the Manager for working capital needs or funding of shortfalls in the debt service reserve account. These loans bear interest at 1% above the prime rate. Additionally, the amendment increases the amount of the contribution to the property improvement fund by 1% of gross sales of each Inn. Commencing in 1997 and for all fiscal years thereafter, the Partnership will contribute 7% of gross sales of each Inn. However, if the Manager determines 7% exceeds the amount needed for making capital expenditures, then the Manager can adjust the incentive management fee calculation to exclude as a deduction in calculating incentive fees up to one percentage point of contributions to the property improvement fund.

Land Leases

Additionally, the Land Leases (see Note 7) have also been amended beginning in 1997. Until the refinanced mortgage debt is repaid, the payment of rental expense exceeding 3% of gross sales from the 32 leased Inns in the aggregate shall be deferred in any fiscal year that cash flow is less than regularly scheduled principal and interest payments on the mortgage debt.

                                 FIBM Supp-43

                 Fairfield Inn by Marriott Limited Partnership
                            Condensed Balance Sheet
                              September 12, 1997
                           (Unaudited, in thousands)


ASSETS
  Property and equipment, net...............................................................................   $  159,392
  Due from Fairfield FMC Corporation........................................................................        2,862
  Other assets..............................................................................................       10,350
  Restricted cash ..........................................................................................        8,269
  Cash and cash equivalents.................................................................................        8,898
                                                                                                               ----------
                                                                                                               $  189,771
                                                                                                               ==========


LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
  Mortgage debt.............................................................................................   $  163,250
  Due to Marriott International, Inc. and affiliates........................................................       17,301
  Note payable..............................................................................................        3,500
  Accounts payable and accrued  liabilities.................................................................        2,449
                                                                                                               ----------
     Total Liabilities......................................................................................      186,500
                                                                                                               ----------

PARTNERS' CAPITAL
  General Partner ..........................................................................................           82
  Limited Partners..........................................................................................        3,189
                                                                                                               ----------
       Total Partners' Capital..............................................................................        3,271
                                                                                                               ----------
                                                                                                               $  189,771
                                                                                                               ==========




The accompanying notes are an integral part of these condensed financial statements.

                                 FIBM Supp-44

                 Fairfield Inn by Marriott Limited Partnership
                      Condensed Statements of Operations
                        For the Thirty-six Weeks Ended
                   September 12, 1997 and September 6, 1996
                           (Unaudited, in thousands)

                                                                                                      1997             1996
                                                                                                  ----------       -----------
REVENUES
  Inn.....................................................................................        $   33,009       $    34,064
                                                                                                  ----------       -----------
OPERATING COSTS AND EXPENSES
  Depreciation and amortization...........................................................             9,395             9,379
  Ground rent, taxes and other............................................................             4,872             4,788
  Incentive management fee................................................................             3,296             3,262
  Fairfield Inn system fee................................................................             2,078             2,081
  Base management fee.....................................................................             1,385             1,374
                                                                                                  ----------       -----------
                                                                                                      21,026            20,884
                                                                                                  ----------       -----------
OPERATING PROFIT..........................................................................            11,983            13,180
Interest expense..........................................................................           (10,261)          (11,341)
Interest income...........................................................................               625               445
                                                                                                  ----------       -----------
NET INCOME................................................................................        $    2,347       $     2,284
                                                                                                  ==========       ===========





   The accompanying notes are an integral part of these condensed financial statements.



                                 FIBM Supp-45

                 Fairfield Inn by Marriott Limited Partnership
                      Condensed Statements of Cash Flows
                        For the Thirty-six Weeks Ended
                   September 12, 1997 and September 6, 1996
                           (Unaudited, in thousands)

                                                                                                    1997             1996
                                                                                                 ---------         --------
OPERATING ACTIVITIES
   Net income....................................................................................$   2,347         $  2,284
   Noncash items  ...............................................................................   13,006           10,771
   Working capital changes.......................................................................      783            1,966
                                                                                                 ---------         --------
     Cash provided by operating activities.......................................................   16,136           15,021
                                                                                                 ---------         --------

INVESTING ACTIVITIES
   Deposits to reserves, net.....................................................................   (6,475)              --
   Additions to property and equipment...........................................................   (4,640)          (3,160)
   Change in property improvement fund...........................................................   (2,746)            (800)
                                                                                                 ---------         --------
     Cash used in investing activities...........................................................  (13,861)          (3,960)
                                                                                                 ---------         --------

FINANCING ACTIVITIES
   Proceeds from mortgage debt...................................................................  165,400               --
   Repayment of mortgage debt.................................................................... (164,847)              --
   Scheduled principal payments on mortgage debt.................................................   (2,150)              (3)
   Payment of financing costs....................................................................   (4,466)              (2)
   Proceeds from note payable....................................................................    3,500               --
   Capital distributions.........................................................................     (842)          (6,314)
                                                                                                 ---------         --------
     Cash used in financing activities...........................................................   (3,405)          (6,319)
                                                                                                 ---------         --------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.................................................   (1,130)           4,742
CASH AND CASH EQUIVALENTS at beginning of period.................................................   10,028            7,040
                                                                                                 ---------         --------
CASH AND CASH EQUIVALENTS at end of period.......................................................$   8,898         $ 11,782
                                                                                                 =========         ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for mortgage interest...............................................................$   9,928         $  7,970
                                                                                                 =========         ========






   The accompanying notes are an integral part of these condensed financial statements.






                                 FIBM Supp-46

                 Fairfield Inn by Marriott Limited Partnership
                    Notes to Condensed Financial Statements

         1. The accompanying condensed financial statements have been prepared by Fairfield Inn By Marriott Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's audited financial statements for the fiscal year ended January 3, 1997 included elsewhere in this Prospectus Supplement. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

         For financial reporting purposes, the net profits of the Partnership are allocated 99% to the Limited Partners and 1% to the general partner. Significant differences exist between the net income for financial reporting purposes and the net income for Federal income tax purposes. These differences are due primarily to the use for income tax purposes of accelerated depreciation methods, shorter depreciable lives for the assets and straight-line rent adjustments.

         2. Pursuant to the terms of the mortgage debt, the Partnership is required to establish with the lender a separate escrow account for payments of insurance premiums and real estate taxes (the "Tax and Insurance Escrow Reserves") for each mortgaged property if the credit rating of Marriott International, Inc. ("MII") is downgraded by Standard and Poors Rating Services. The manager of the Partnership's hotels, Fairfield FMC Corporation (the "Manager") is a wholly owned subsidiary of MII. On April 1, 1997, MII's credit rating was downgraded and the Partnership subsequently transferred $1.7 million into the Tax and Insurance Escrow Reserves from the Manager's existing tax and insurance reserve account. In addition, the mortgage debt requires the Partnership to fund an additional month's debt service into the debt service reserve account over a six-month period as a result of this downgrade. During the thirty-six weeks ended September 12, 1997, $1.4 million was funded out of Partnership cash from operations into this reserve. All reserves are shown as restricted cash and the resulting tax and insurance liability is included with accounts payable and accrued liabilities in the accompanying condensed balance sheet.

         3. Revenues represent house profit of the Partnership's Inns since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the hotels to the Manager. House profit reflects the net revenues flowing to the Partnership as property owner and represents hotel operating results less property-level expenses, excluding depreciation, base, system and incentive management fees, property taxes, insurance and certain other costs, which are classified as operating costs and expenses. Revenues consist of hotel operating results as follows (in thousands):

                                                        Thirty-six Weeks Ended
                                                    --------------------------------
                                                     September 12,       September 6,
                                                         1997               1996
                                                    --------------       -----------
INN SALES........................................      $    69,255       $    69,383
                                                       -----------       -----------
INN EXPENSES
  Departmental Direct Costs
    Rooms........................................           35,415            34,417
    Chain services...............................              831               902
                                                       -----------       -----------
                                                            36,246            35,319
                                                       -----------       -----------

INN REVENUES.....................................      $    33,009       $    34,064
                                                       ============      ============

                                 FIBM Supp-47

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Trustees and Officers.

           The Declaration of Trust of CRFLT authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer or (b) any individual who, while a trustee of CRFLT and at the request of CRFLT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Trustee or officer of CRFLT. The Bylaws of CRFLT obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of CRFLT and at the request of CRFLT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit CRFLT to indemnify and advance expenses to any person who served as a predecessor of CRFLT in any of the capacities described above and to any employee or agent of CRFLT or a predecessor of CRFLT. The Bylaws require CRFLT to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

           The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for trustees and officers of Maryland corporations. CRFLT will indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, CRFLT may not indemnify for an adverse judgment in a suit by or in the right of the corporation. The Bylaws of CRFLT require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by CRFLT as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by CRFLT if it shall ultimately be determined that the standard of conduct was not met.

Item 21.  Exhibits and Financial Statement Schedules.

Financial Statement Schedules
-----------------------------

                                                                                                Page
Schedule I - Condensed Combined Consolidated Financial Information of Registrant.................S-2
Schedule III - Real Estate and Accumulated Depreciation..........................................S-7

Exhibits
--------

      2.1**      --   Form of Agreement and Plan of Merger between the Hotel
                      Partnerships and the Merger Partnerships
      3.1**      --   Amended and Restated Agreement of Limited Partnership
                      dated ___________ __, 1998 of CRF Lodging Company, L.P.
      3.2**      --   Amended and Restated Agreement of Limited Partnership
                      dated ____________ __, 199_ of Courtyard by Marriott
                      Limited Partnership
      3.3**      --   Amended and Restated Agreement of Limited Partnership
                      dated ____________ __, 199_ of Courtyard by Marriott II
                      Limited Partnership
      3.4**      --   Amended and Restated Agreement of Limited Partnership
                      dated as of March 29, 1988 of Marriott Residence Inn
                      Limited Partnership
      3.5**      --   Amended and Restated Agreement of Limited Partnership
                      dated as of November 23, 1988 of Marriott Residence Inn II
                      Limited Partnership
      3.6**      --   Amended and Restated Agreement of Limited Partnership
                      dated as of November 17, 1989 of Fairfield Inn by Marriott
                      Limited Partnership
      3.7**      --   Certificate of Incorporation dated December 4, 1997 of CRF
                      Lodging I, Inc., the general partner
      3.8**      --   Bylaws dated December 4, 1997 of CRF Lodging I, Inc., the
                      general partner
      4.1**      --   Form of Indenture between CRF Lodging Company, L.P. and
                      [Trustee]
      4.2**      --   Form of Note
      5.1**      --   Form of Opinion of Hogan & Hartson L.L.P. regarding
                      legality of the securities being registered
      8.1**      --   Form of Opinion of Hogan & Hartson L.L.P. regarding tax
                      matters
     10.1**      --   Form of Management Agreement
     10.2**      --   Form of Lease
     12.1        --   Computation of Ratios of Earnings to Fixed Charges
     21.1**      --   List of Subsidiaries of CRF Lodging Company, L.P.
     23.1**      --   Consent of Hogan & Hartson L.L.P. (included in Exhibit
                      5.1)
     23.2        --   Consent of Arthur Anderson LLP
     23.3**      --   Consent of American Appraisal Associates
     25.1**      --   Statement of Eligibility and Qualification of [Trustee]
                      [bound separately]
     99.1**      --   Appraisals dated ____________ __, 1998 of American
                      Appraisal Associates
     99.2**      --   Fairness Opinion dated __________ __, 1998 of American
                      Appraisal Associates
---------------
      **   To be filed by amendment.


Item 22.  Undertakings.

           The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

           The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

           The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject to and included in the registration statement when it became effective.

                                  SIGNATURES


           Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on December 18, 1997.


                                CRF LODGING COMPANY, L.P.

                                BY:  CRF LODGING I, Inc., as general
                                     partner of CRF Lodging Company, L.P.


                                          By: /s/ Robert E. Parsons, Jr.
                                             -----------------------------------
                                             Name:  Robert E. Parsons, Jr.
                                             Title: President




           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                      Title                Date
           ---------                      -----                ----
/s/ Robert E. Parsons, Jr.           President                 December 18, 1997
-----------------------------         (Chief Executive
    Robert E. Parsons, Jr.            Officer)

/s/ W. Edward Walter                 Vice President and        December 18, 1997
-----------------------------         Director (Chief
W. Edward Walter                      Financial Officer)

/s/ Larry K. Harvey                  Vice President            December 18, 1997
-----------------------------         (Chief Accounting
Larry K. Harvey                       Officer)

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES


To the Partners of CRF Group:

           We have audited in accordance with generally accepted auditing standards, the combined consolidated financial statements of CRF Group (the "Company") included in this registration statement and have issued our report thereon dated December 16, 1997. Our audits were made for the purpose of forming an opinion on the basic combined consolidated financial statements taken as a whole. The schedules appearing on pages S-2 through S-7 are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic combined consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic combined consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic combined consolidated financial statements taken as a whole.


                                               Arthur Andersen LLP

Washington, D.C.
December 16, 1997

                                                                      SCHEDULE I
                                                                     PAGE 1 OF 5

                                   CRF GROUP
                   CONDENSED COMBINED CONSOLIDATED FINANCIAL
                           INFORMATION OF REGISTRANT
                 CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                January 3, 1997
                                 (in millions)


                                 ASSETS

Investments in restricted subsidiaries................................................     $      81
Property and equipment, net...........................................................           829
Other assets..........................................................................            70
Cash and cash equivalents.............................................................            45
                                                                                           ---------
     Total Assets.....................................................................     $   1,025
                                                                                           =========

                 LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
LIABILITIES
   Debt  ...........................................................................      $      906
   Due to Host Marriott..............................................................             13
   Management fees payable to affiliates of Marriott International, Inc..............             74
   Deferred ground rent..............................................................             21
   Other liabilities.................................................................             17
                                                                                           ---------
     Total liabilities................................................................         1,031

PARTNERS' CAPITAL (DEFICIT)
   General partners..................................................................             11
   Limited partners..................................................................            (17)
                                                                                           ---------
     Partners' deficit................................................................            (6)
                                                                                           ---------
                                                                                           $   1,025
                                                                                           =========


See Accompanying Notes to Condensed Combined Consolidated Financial Statements.

                                                                      SCHEDULE I
                                                                     PAGE 2 OF 5

                                   CRF GROUP
                   CONDENSED COMBINED CONSOLIDATED FINANCIAL
                           INFORMATION OF REGISTRANT
            CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE FISCAL YEAR ENDED JANUARY 3, 1997
                                 (in millions)


Revenues.........................................................................     $     240
Operating costs and expenses.....................................................           141
                                                                                      ---------

Operating profit ................................................................            99
Interest income..................................................................             4
Interest expense.................................................................           (89)
                                                                                      ----------

Income before equity in earnings of restricted subsidiaries......................            14
Equity in earnings of restricted subsidiaries....................................            24
                                                                                      ---------

Net income......................................................................      $      38
                                                                                      =========


See Accompanying Notes to Condensed Combined Consolidated Financial Statements.

                                                                      SCHEDULE I
                                                                     PAGE 3 OF 5

                                   CRF GROUP
                   CONDENSED COMBINED CONSOLIDATED FINANCIAL
                           INFORMATION OF REGISTRANT
            CONDENSED COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS
                   FOR THE FISCAL YEAR ENDED JANUARY 3,1997
                                 (in millions)


Cash provided by operations.....................................................     $      79
                                                                                     ---------

Investing Activities
      Additions to property and equipment.......................................           (34)
      Changes in property improvement fund......................................             9
      Dividends from restricted subsidiaries....................................            17
      Contribution to Associates................................................           (11)
      Other.....................................................................            (2)
                                                                                     ----------

           Cash used in investing activities....................................           (21)
                                                                                     ----------

Financing Activities
      Proceeds from issuance of debt............................................           273
      Repayment of debt.........................................................          (271)
      Scheduled principal payments..............................................           (35)
      Capital distributions.....................................................           (30)
      Deposit into the debt service reserve account.............................            (9)
      Payment of financing costs................................................           (10)
                                                                                     ----------

           Cash used in financing activities....................................           (82)
                                                                                     ----------

Decrease in Cash and Cash Equivalents...........................................     $     (24)
                                                                                     ==========

See Accompanying Notes to Condensed Combined Consolidated Financial Statements.

                                                                      SCHEDULE I
                                                                     PAGE 4 OF 5

                                   CRF GROUP
              NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL
                           INFORMATION OF REGISTRANT

1. The accompanying condensed combined consolidated financial information includes the accounts of the following limited partnerships:

   .  Courtyard by Marriott Limited Partnership ("CBM1")
   .  Courtyard by Marriott II Limited Partnership ("CBM2")
   .  Marriott Residence Inn Limited Partnership ("RIBM1")
   .  Marriott Residence Inn II Limited Partnership ("RIBM2")
   . Marriott Residence Inn USA Limited Partnership ("Res USA") . Fairfield Inn by Marriott Limited Partnership ("FIBM")

   The limited partnerships listed above (referred to collectively as the "Hotel Partnerships") own 219 hotel properties containing 30,149 rooms throughout the United States.

   The accompanying condensed combined consolidated financial information of the Hotel Partnerships present the financial position, results of operations and cash flows of the Hotel Partnerships with the investment in, and operations of, consolidated subsidiaries with restricted net assets on the equity method of accounting.

   The accompanying combined consolidated financial information of the CRF Group (the "Company") have been presented on a combined basis because the Hotel Partnerships have common general partners and because the Hotel Partnerships are expected to be the subject of a consolidation (the "Consolidation") with and into CRF Lodging Company, L.P. Following the Consolidation, the partners of the Hotel Partnerships will become limited partners of the Company. CRF Lodging Trust ("CRFLT"), a newly formed trust, expects to qualify as a real estate investment trust (a "REIT") and will be the sole general partner of the Company. Concurrently with the Consolidation, CRFLT will make an initial public offering of its common shares and contribute the net proceeds to the Company in exchange for the sole general partner interest and a substantial limited partner interest in the Company. The Consolidation will be treated as a combination of interests at book value for financial reporting purposes.

2. On January 24, 1996, CBM2 completed a refinancing of existing debt through the private placements of $127.4 million of senior secured notes (the "Senior Notes") and $410.2 million of multi-class commercial mortgage pass-through certificates (the "Certificates").

   In connection with the refinancing, the limited partners of CBM2 approved certain amendments to the CBM2 partnership agreement and the CBM2 management agreement. The partnership agreement amendment, among other things, allowed the formation of certain subsidiaries of CBM2, including Courtyard II Finance Company ("Finance"), a wholly-owned subsidiary of CBM2, who along with CBM2 is the co-issuer of the Senior Notes.

   Additionally, CBM2 formed a wholly-owned subsidiary, Courtyard II Associates Management Corporation ("Managing General Partner"). Managing General Partner was formed to be the managing general partner with a 1% general partner interest in Courtyard II Associates L.P. ("Associates"), a Delaware limited partnership. CBM2 owns a 1% general partner interest and a 98% limited partner interest in Associates. On January 24, 1996, CBM2 contributed 69 Hotels and their related assets to Associates. Formation of Associates resulted in CBM2's primary assets being its direct and indirect interest in Associates. Substantially all of Associates' net equity is restricted to distributions, loans or advances to CBM2.

                                                                      SCHEDULE I
                                                                     PAGE 5 OF 5



   Associates holds a 99% membership interest in CBM Associates II LLC ("Associates II") and Managing General Partner holds the remaining 1% membership interest. On January 24, 1996, CBM2 contributed the Hotel located in Deerfield, IL (the "Deerfield Hotel") and its related assets to Associates and the Managing General Partner simultaneously contributed the Hotel and its related assets to Associates II.

   CBM Funding Corporation ("CBM Funding"), a wholly-owned subsidiary of Associates, was also formed to make a mortgage loan (the "Mortgage Loan") to Associates from the proceeds of the sale of the Certificates.

   Associates is a restricted subsidiary of CBM2 and is accounted for under the equity method of accounting on the accompanying condensed combined consolidated financial information of the Company.

                                                                    Schedule III
                                   CRF GROUP
                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                                January 3, 1997
                                 (in millions)

                                                                                                        Gross Amount at
                                                  Initial Costs                                        January 3, 1997
                                             -----------------------       Subsequent       -------------------------------------
                                                        Building &            Costs                       Building &
         Description                Debt     Land      Improvements        Capitalized       Land        Improvements       Total
------------------------------    -------    ----     --------------     --------------     -------      ------------       -----
Hotel Properties, each less
   than 5% of total...........    $ 1,173    $ 206        $ 1,212              $ 72          $ 207          $ 1,283         $ 1,490
Notes:

                                                          Date of
                                      Accumulated      Completion of        Date        Depreciation
           Description                Depreciation     Construction       Acquired           Life
------------------------------        ------------     ------------       ----------    ------------
Hotel Properties, each less
   than 5% of total...........          $ 302             Various          Various       30-40 years
Notes:

(A) The change in total cost of properties for the fiscal years ended January 3, 1997, December 29, 1995 and December 30, 1994 is as follows:

      Balance at December 31, 1993........................  $    1,451
           Additions:
                 Capital expenditures.....................          12
                                                            ----------
      Balance at December 30, 1994........................       1,463
           Additions:
                 Capital expenditures.....................           8
                                                            ----------
      Balance at December 29, 1995........................       1,471
           Additions:
                 Capital expenditures.....................          19
                                                            ----------
      Balance at January 3, 1997..........................  $    1,490
                                                            ==========

(B) The change in accumulated depreciation and amortization for the fiscal years ended January 3, 1997, December 29, 1995 and December 30, 1994 is as follows:

Balance at December 31, 1993.............................  $    183

       Depreciation and amortization.....................        38
                                                           --------
Balance at December 30, 1994.............................       221
       Depreciation and amortization.....................        40
                                                           --------
Balance at December 29, 1995.............................       261
       Depreciation and amortization.....................        41
                                                           --------
Balance at January 3, 1997...............................  $    302
                                                           ========

(C) The aggregate cost of properties for federal income tax purposes is approximately $1,430 million at January 3, 1997.

(D)  The total cost of properties excludes construction-in-progress properties.